Exhibit 4.1

No securities regulatory authority in Canada or any other jurisdiction has expressed an opinion about, or passed upon the fairness or merits of, the transaction described in this document, the securities offered pursuant to such transaction or the adequacy of the information contained in this document and it is an offense to claim otherwise.

BROADWAY GOLD MINING LTD.

NOTICE OF MEETING

AND

MANAGEMENT INFORMATION CIRCULAR FOR THE

ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON

February 19, 2020

The members of the Board of Directors of Broadway Gold Mining Ltd.

UNANIMOUSLY recommend that Shareholders vote FOR the Arrangement Resolution and all related matters.

These materials are important and require your immediate attention. They require shareholders of Broadway Gold Mining Ltd. to make an important decision. If you are in doubt as to how to make such decision, please contact your financial, legal or other professional advisor. If you have any questions or require more information with regard to the procedures for voting, please contact Odyssey Trust Company at 1-587-885-0960.

BROADWAY GOLD MINING LTD.

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the annual and special meeting (the “Meeting”) of the holders of common shares (the “Broadway Shareholders”) of Broadway Gold Mining Ltd. (“Broadway” or the “Corporation”) will be held at the offices of Wildeboer Dellelce LLP, Suite 800, Wildeboer Dellelce Place, 365 Bay Street, Toronto, Ontario, M5H 2V1, at 10:00 a.m. (Toronto time), on February 19, 2020 for the following purposes:

1.	TO RECEIVE the audited financial statements of Broadway for the fiscal year ended August 31, 2019, together with the report of the auditors thereon;

2.

TO APPOINT the auditors of Broadway for the ensuing fiscal year (or until completion of the Plan of Arrangement, as defined below) and to authorize the directors of Broadway to fix the auditors’ remuneration;

3.	TO FIX the number of directors of Broadway for the ensuing year (or until completion of the Plan of Arrangement, as defined below) at five (5);

4.	TO ELECT the board of directors of Broadway (the “Board”) to hold office until the earlier of the next annual meeting or until the completion of the Plan of Arrangement;

5.

TO CONSIDER and, if thought advisable, approve with or without variation, an ordinary resolution to re- approve Broadway’s stock option plan in accordance with the policies of the TSX Venture Exchange for the ensuing year (or until completion of the Plan of Arrangement);

6.

TO CONSIDER and, if deemed advisable, to approve, with or without variation, a special resolution of the Broadway Shareholders substantially in the form set out in Appendix “B” of the Circular, approving a statutory plan of arrangement (the “Plan of Arrangement”) pursuant to Section 288 of the Business Corporations Act (British Columbia) (the “BCBCA”) among Broadway, Madison Metals Inc., Broadway Delaware Subco Inc. and Mind Medicine, Inc. (the “Arrangement Resolution”), as more fully described in the Circular;

7.

TO CONSIDER and, if deemed advisable, conditional upon and effective as of the completion of the Plan of Arrangement, to approve, with or without variation, a special resolution of the Broadway Shareholders substantially in the form set out in Appendix “B” of the Circular authorizing the consolidation of the issued and outstanding Broadway common shares (the “Broadway Common Shares”) on the basis of each eight (8) Broadway Common Shares into one (1) Broadway Common Share;

8.

TO CONSIDER and, if deemed advisable, conditional upon and effective as of the completion of the Plan of Arrangement, to approve a special resolution substantially in the form set out in Appendix “B” of the accompanying information circular, authorizing an amendment to the articles of Broadway to create a new class of multiple voting shares that will each carry 100 votes per share and change the name of its common shares to “subordinate voting shares”;

9.

TO CONSIDER and if deemed advisable, an ordinary resolution to be conditional on and effective as of the completion of Plan of Arrangement to set the number of directors of the Board at six (6) directors;

10.

TO ELECT, conditional upon and effective as of the completion of the Plan of Arrangement, a new slate of directors to the Board, with such election to be conditional upon and effective immediately following the completion of the Plan of Arrangement;

11.

TO APPOINT, conditional upon and effective as of the completion of the Plan of Arrangement, RSM Canada as the auditor of the Corporation for the ensuing fiscal year and to authorize the directors of the Corporation to fix the remuneration of the auditor so appointed;

12.

TO CONSIDER and, if deemed advisable, conditional upon and effective as of the completion of the Plan of Arrangement, approve, with or without variation, by ordinary resolution, a new stock option plan of the Corporation, including the approval of all unallocated options, rights and other entitlements thereunder, in accordance with the rules of the Neo Exchange Inc. (the “NEO Exchange”);

13.

TO CONSIDER and, if deemed advisable, conditional upon and effective as of the completion of the Plan of Arrangement, approve, with or without variation, by ordinary resolution, a new performance and restricted share unit plan of the Corporation, including the approval of all unallocated awards, rights and other entitlements thereunder, in accordance with the rules of the NEO Exchange; and

14.

TO CONSIDER and, if deemed advisable, conditional upon and effective as of the completion of the Plan of Arrangement, to authorize the Board of the Corporation, in its discretion, to make an application to the TSX Venture Exchange to de-list the Corporation’s shares from the TSX Venture Exchange; and

15.	TO TRANSACT such further or other business as may properly come before the Meeting and any postponements or adjournments thereof;

AND TAKE NOTICE that registered holders of Broadway Common Shares (“Registered Shareholders”) have a right of dissent in respect of the proposed Plan of Arrangement on the terms and subject to the conditions set out in the Plan of Arrangement and to be paid the fair value of their common shares in accordance with the provisions of the Plan of Arrangement governing the Arrangement and sections 237 to 247 of the BCBCA. The dissent rights are described in the accompanying Circular (and specifically Appendix “F”). Failure to strictly comply with required procedure may result in the loss of any right of dissent.

Only Broadway Shareholders of record at the close of business on January 14, 2020 will be entitled to receive notice of and vote at the Meeting. Any postponement or adjournment of the Meeting will be held at a time and place to be specified at the Meeting. If you are unable to attend the Meeting in person, please complete, sign and date the enclosed form of proxy and return the same in the enclosed return envelope provided for that purpose within the time and to the location set out in the form of proxy accompanying this notice.

It is desirable that as many common shares as possible be represented at the Meeting. Whether or not you expect to attend the Meeting, please exercise your right to vote. Please complete the enclosed instrument of proxy and return it as soon as possible in the envelope provided for that purpose. To be valid, all instruments of proxy must be deposited at the office of the registrar and transfer agent of the Corporation, Odyssey Trust Company, Proxy Department, Victoria Tower, Suite 1717, 25 Adelaide St. East, Toronto, Ontario, M5C 3A1 or online at https://odysseytrust.com/Transfer-Agent/Login, not later than forty-eight (48) hours, excluding Saturdays, Sundays and holidays, prior to the time of the Meeting or any postponement or adjournment thereof. Late instruments of proxy may be accepted or rejected by the Chairman of the Meeting in his discretion and the Chairman is under no obligation to accept or reject any particular late instruments of proxy.

The accompanying Circular provides additional information relating to the matters to be dealt with at the Meeting and is deemed to form part of this notice.

This notice is accompanied by the Circular and either a form of proxy for Registered Shareholders or a voting instruction form for beneficial Broadway Shareholders.

THE SECURITIES DESCRIBED IN THE ACCOMPANYING INFORMATION CIRCULAR HAVE NOT BEEN RECOMMENDED BY THE SECURITIES AND EXCHANGE COMMISION OR BY ANY STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES OR ANY CANADIAN SECURITIES COMMISSION OR REGULATORY AUTHORITY PASSED ON THE ACCURACY OR ADEQUACY OF THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Accordingly, this Circular has been prepared in accordance with applicable Canadian disclosure requirements. Residents of the United States should be aware that such requirements differ from those of the United States applicable to proxy statements under the U.S. Exchange Act. Likewise, information concerning the properties and operations of Broadway, has been prepared in accordance with Canadian standards under applicable Canadian securities laws, and may not be comparable to similar information for United States companies.

Broadway is a “foreign private issuer”, within the meaning of Rule 3b-4 under the U.S. Exchange Act, and this solicitation of proxies is not subject to the requirements of Section 14(a) of the U.S. Exchange Act. Accordingly, such solicitation is made in the United States in accordance with Canadian corporate and securities laws and this Circular has been prepared solely in accordance with disclosure requirements applicable in Canada. Broadway Shareholders in the United States should be aware that such requirements are different from those of the United States applicable to registration statements under the U.S. Securities Act and proxy statements under the U.S. Exchange Act.

Currency Presentation

Unless otherwise indicated, all references to “$” or “C$” in this Circular refer to Canadian dollars and all references to “US$” in this Circular refer to United States dollars.

DATED this 29th day of December, 2019.

BY ORDER OF THE BOARD

(Signed) “Duane Parnham”

Duane Parnham

Chairman & Chief Executive Officer

Registered Shareholders unable to attend the Meeting are requested to date, sign and return their form of proxy in the enclosed envelope. If you are a non-registered Broadway Shareholder and receive these materials through your broker or through another intermediary, please complete and return the materials in accordance with the instructions provided to you by your broker or by the other intermediary. Failure to do so may result in your shares not being eligible to be voted by proxy at the Meeting.

- i -

TABLE OF CONTENTS

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS	1

GENERAL MATTERS	1

Defined Terms	1

Information Contained in this Circular	1

Information Contained in this Circular Regarding MindMed	1

Information Contained in this Circular Regarding the Resulting Issuer	2

Information Contained in this Circular Regarding Spinco	2

Information Contained in this Circular Regarding Delaware Subco	2

Financial Information	2

Currency	2

NOTICE TO SECURITYHOLDERS IN THE UNITED STATES	2

Canadian Circular	2

IFRS Accounting Principles	2

Tax Matters	3

Enforcement of Civil Liabilities	3

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION	3

DOCUMENTS INCORPORATED BY REFERENCE	4

SUMMARY	6

THE MEETING	6

Time, Date and Place of Meeting	6

The Record Date	6

Purpose of the Meeting	6

Number of Directors	6

Election of Directors	6

Appointment of the Auditor	6

- ii -

Plan of Arrangement	7

Amendment to Articles of Broadway	7

Broadway Stock Option Plan	7

THE ARRANGEMENT	8

Purpose and Description of the Arrangement	8

Background to the Arrangement	8

Recommendation of the Broadway Board	8

Reasons for the Arrangement	8

Arrangement Mechanics	9

Required Shareholder Approval for the Arrangement	11

Expenses of the Arrangement	11

Court Approval of the Arrangement and Completion of the Arrangement	11

Stock Exchange Approval	12

The Arrangement Agreement	12

Canadian Securities Laws	12

U.S. Securities Laws	13

Dissenting Shareholders’ Rights	13

Risk Factors Relating to the Arrangement	13

Procedures for Exchange of Broadway Common Shares	13

Income Tax Considerations	14

Consolidation Resolution	14

Authorized Capital Amendment	14

Information Concerning Broadway, MindMed, Spinco and Delaware Subco and the Resulting Issuer	14

GENERAL PROXY INFORMATION	16

Solicitation of Proxies	16

Appointment of Proxies	16

- iii -

Revocation of Proxies	16

Exercise of Discretion by Proxies	17

Signing of Proxy	17

Non-Registered Shareholders	17

Quorum	18

ADDITIONAL INFORMATION CONCERNING BROADWAY	18

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF	19

1. RECEIPT OF FINANCIAL STATEMENTS	19

Request for Financial Statements	19

2. APPOINTMENT OF AUDITOR	19

3. NUMBER OF DIRECTORS	20

4. ELECTION OF DIRECTORS	20

Number of Directors to be Elected at the Meeting	20

Term	20

Nominees	20

Corporate Cease Trade Orders or Bankruptcies	21

5. APPROVAL OF BROADWAY STOCK OPTION PLAN	22

Annual Approval of Stock Option Plan	22

General Description of the Stock Option Plan	22

Outstanding Options	23

Annual Shareholder Approval of the Broadway Stock Option Plan	23

6. APPROVAL OF THE PLAN OF ARRANGEMENT	23

Purpose and Description of the Arrangement	24

Background to the Arrangement	24

Recommendation of the Broadway Board	24

Reasons for the Arrangement	25

Arrangement Mechanics	26

Required Shareholder Approval	28

Interests of Certain Persons in the Arrangement	28

- iv -

Broadway Common Shares	28

Broadway Warrants	28

Broadway Options	28

Ownership of Broadway Securities	29

MI 61-101	29

Expenses of the Arrangement	30

Court Approval of the Arrangement and Completion of the Arrangement	30

Stock Exchange Approval	31

Effects of the Arrangement on Shareholders’ Rights	31

7. APPROVAL OF THE CONSOLIDATION of BROADWAY COMMON SHARES	31

8. AUTHORIZED SHARE CAPITAL AMENDMENT	32

9. SETTING THE NUMBER OF DIRECTORS IF ARRANGEMENT APPROVED	32

10. CONDITIONAL ELECTION OF DIRECTORS	33

11. RESULTING ISSUER AUDITOR RESOLUTION	36

12./13. APPROVAL OF RESULTING ISSUER STOCK OPTION PLAN AND PERFORMANCE AND RESTRICTED SHARE UNIT PLAN	36

14. VOLUNTARY DELISTING FROM TSXV	44

THE ARRANGEMENT AGREEMENT	45

Representations and Warranties	45

Conduct of Business of Broadway	46

Bridge Loan	46

Regulatory and Stock Exchange Matters	47

Regulatory Framework of Pharmaceutical Industry	47

Conditions for Completion of the Arrangement	48

Conditions in Favour of Broadway, Spinco, MindMed and Delaware Subco	48

Conditions in Favour of Broadway, Spinco and Delaware Subco	49

Conditions in Favour of MindMed	49

Additional Covenants Regarding Non-Solicitation	50

Termination of Arrangement Agreement	50

- v -

SECURITIES LAW MATTERS	51

Exemption from U.S. Registration	51

Affiliates – Rule 144	53

Affiliates – Regulation S	53

STOCK EXCHANGE MATTERS	54

DISSENTING SHAREHOLDERS’ RIGHTS	54

Dissent Rights to the Arrangement Resolution for Registered Shareholders	54

Sections 237 to 247 of the BCBCA	55

Addresses for Notice	56

Strict Compliance with Dissent Provisions Required	56

RISK FACTORS RELATING TO THE ARRANGEMENT	57

Risks Related to the Arrangement	57

PROCEDURES FOR THE EXCHANGE OF BROADWAY COMMON SHARES AND ISSUANCE OF SPINCO CONSIDERATION SHARES	59

Letter of Transmittal	59

Delivery of Replacement Broadway Share Certificates	60

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS	61

Assumptions Regarding the Return of Capital under the Spin-Out Transaction	62

Considerations Applicable to Holders Who Vote in Favour of the Arrangement	62

Considerations Relating to the Distribution of the Spinco Distribution Shares	62

Considerations Relating to the Arrangement	63

Taxation on Dividends Received in Respect of Resulting Issuer Shares or Spinco Distribution Shares	63

Taxation on the Disposition of Resulting Issuer Shares or Spinco Distribution Shares	63

Eligibility of Resulting Issuer Shares and Spinco Distribution Shares	64

Considerations applicable to Holders who exercise their Dissent Rights	64

Deemed Dividend	64

EXPERTS	65

15. OTHER BUSINESS	65

AUDIT COMMITTEE DISCLOSURE	65

Composition of the Audit Committee	65

- vi -

Pre-Approval Policies and Procedures	66

Audit Committee Oversight	66

Reliance on Certain Exemptions	67

External Auditor Service Fees	67

CORPORATE GOVERNANCE	67

General	67

Board of Directors	67

Other Board Positions	68

Orientation and Continuing Education	68

Ethical Business Conduct	68

Nomination of Directors	68

Compensation of Directors and Officers	69

Other Board Committees	69

Assessments of Directors, the Board and Board Committees	69

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS	69

Compensation Discussion and Analysis	69

Share Based and Non-Equity Incentive Plan Compensation	69

Benefit, Contribution, Pension, Retirement, Deferred Compensation and Actuarial Plans	69

Named Executive Officers	70

Compensation of Named Executive Officers	70

INCENTIVE PLAN AWARDS	71

Termination and Change of Control Benefits	71

DIRECTOR COMPENSATION	71

MANAGEMENT CONTRACTS	72

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	72

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS	73

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS	73

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS	74

AUDITOR	74

REGISTRAR AND TRANSFER AGENT	74

ADDITIONAL INFORMATION	74

APPROVAL	74

- vii -

APPENDIX A GLOSSARY OF TERMS	A-1

APPENDIX B ARRANGEMENT RESOLUTION	B-1

APPENDIX C PLAN OF ARRANGEMENT	C-1

APPENDIX D INTERIM ORDER	D-1

APPENDIX E NOTICE OF HEARING OF PETITION	E-1

APPENDIX F SECTION 237 to 247 OF THE BCBCA	F-1

APPENDIX G AUTHORIZED CAPITAL AMENDMENT MULTIPLE VOTING SHARE TERMS	G-1

APPENDIX H RESULTING ISSUER STOCK OPTION PLAN AND PERFORMANCE AND RESTRICTED SHARE UNIT PLANS	H-1

STOCK OPTION PLAN	H-1

PERFORMANCE AND RESTRICTED SHARE UNIT PLAN	H-12

APPENDIX I ADDITIONAL INFORMATION CONCERNING MINDMED	I-1

Corporate Structure	I-1

Intercorporate Relationships	I-1

Development and Description of the Business	I-2

History	I-2

Recent Financing	I-2

Significant Acquisitions and Dispositions	I-2

Narrative Description of the Business	I-2

General	I-2

Industry Information & Market Trends	I-3

Intellectual Property	I-8

Product Information and Distribution	I-8

Distribution Methods & Principal Markets	I-8

Future Research and Development	I-8

Operations	I-9

Government Regulation	I-10

Regulatory Strategy	I-11

Selected Financial Information	I-11

- viii -

Management’s Discussion and Analysis of Financial Condition and Results of Operations	I-12

Management’s Responsibility for Financial Statements	I-12

Description of Securities	I-12

Consolidated Capitalization	I-13

Prior Sales	I-14

Executive Compensation	I-15

Compensation Discussion and Analysis	I-15

Elements of Compensation	I-15

Non-Arm’s Length Party Transactions	I-18

Legal Proceedings and Regulatory Actions	I-18

Risk Factors Relating to MindMed and the Resulting Issuer	I-19

Business Risks	I-19

Financial and Accounting Risks	I-26

Risks Related to the Resulting Issuer Shares and Completion of the Arrangement	I-27

Conflicts of Interest	I-28

Material Contracts	I-29

SCHEDULE 1 TO APPENDIX I - FINANCIAL STATEMENTS OF MINDMED AND PREDECESSOR COMPANIES	I-1-1

SCHEDULE 2 TO APPENDIX I – MANAGEMENT DISCUSSION AND ANALYSIS	I-2-1

APPENDIX J INFORMATION CONCERNING THE RESULTING ISSUER	J-1

Corporate Structure	J-1

Narrative Description of the Business	J-1

General	J-1

Description of Securities	J-1

Resulting Issuer Shares	J-1

Pro Forma Consolidated Capitalization	J-2

Fully-Diluted Share Capital	J-2

Estimated Available Funds and Principal Purposes	J-3

Estimated Available Funds and Principal Purposes	J-3

Dividend Record and Policy	J-4

- ix -

Principal Securityholders	J-4

Directors and Executive Officers of the Resulting Issuer	J-4

Summary Information on Proposed Directors and Officers	J-4

Biographical Information	J-8

Corporate Governance of the Resulting Issuer	J-10

Board of Directors	J-11

Orientation and Continuing Education	J-11

Ethical Business Conduct	J-11

Nomination and Compensation of Directors	J-12

Other Committees	J-12

Assessments	J-12

Corporate Cease Trade Orders or Bankruptcies	J-12

Individual Bankruptcies	J-13

Penalties or Sanctions	J-13

Conflicts of Interest	J-13

Other Reporting Issuer Experience	J-13

Proposed Executive Compensation	J-14

Indebtedness of Directors and Officers	J-15

Investor Relations Arrangements	J-15

Options to Purchase Securities	J-15

Escrowed Securities	J-15

Auditors, Transfer Agent and Registrar	J-16

SCHEDULE 1 TO APPENDIX J - PRO-FORMA CONSOLIDATED FINANCIAL STATEMENTS OF THE RESULTING ISSUER	J-1-1

SCHEDULE 2 TO APPENDIX J - AUDIT COMMITTEE CHARTER OF RESULTING ISSUER	J-2-1

SCHEDULE 3 TO APPENDIX J – COMPENSATION, NOMINATION AND GOVERNANCE COMMITTEE CHARTER OF RESULTING ISSUER	J-3-1

APPENDIX K INFORMATION CONCERNING SPINCO	K-1

Corporate Structure	K-1

Intercorporate Relationships	K-1

- x -

Narrative Description of the Business	K-1

Spinco Selected Financial Information	K-2

Significant Acquisitions and Dispositions	K-3

Trends	K-3

Current Technical Report – Madison Project	K-3

2. Property Description, Location and Access	K-4

2.1 Area and Location	K-4

2.2 Mineral Tenure	K-5

2.3 Royalties and Underlying Agreements	K-10

2.4 Environmental	K-11

3. History	K-11

3.1 Previous Mining	K-12

3.2 Previous Work	K-12

4. Geological Setting, Mineralization and Depository Types	K-27

4.1 Regional Geology	K-27

4.2 Property Geology	K-28

4.3 Radar Creek Pluton	K-29

4.4 Alteration and Mineralization	K-30

5. Deposit Types	K-33

6. Exploration	K-36

6.1 Sampling Program	K-36

6.2 Rock Sampling	K-36

6.3 Induced Polarization Surveys	K-44

6.4 Magnetic Survey	K-48

6.5 Mise-a-la-Masse	K-49

6.6 Exploration Drilling	K-49

7. Drilling	K-56

7.1 Drilling Statistics	K-58

8. Sampling, Analyses and Security	K-59

8.1 Sample Preparation and Quality Control	K-59

8.2 Blanks	K-59

8.3 Certified Reference Materials	K-60

- xi -

8.4 Assay Techniques	K-62

8.5 Laboratory Quality Assurance/Quality Control	K-62

9. Data Verification	K-62

10. Mineral Processing and Metallurgical Testing	K-63

10.1 Bottle Roll Cyanide	K-63

10.2 Bond Work Index	K-64

10.3 Bulk Sample Tests	K-64

10.4 Summary	K-67

11.Mineral Resource Estimates	K-67

12.Mining Operations	K-67

13.Processing and Recovery Operations	K-67

14.Infrastructure, Permitting, and Compliance Activities	K-67

15.Capital and Operating Costs	K-67

16.Exploration, Development and Production	K-67

Description of the Spinco Common Shares	K-67

Dividend Policy	K-68

Voting and Other Rights	K-68

Consolidated Capitalization	K-68

Options and Other Rights to Purchase Shares	K-68

Prior Sales	K-68

Escrowed Securities and Securities Subject to Contractual Restriction on Transfer	K-68

Resale Restrictions	K-68

Principal Shareholders	K-68

Directors and Officers	K-69

Corporate Cease Trade Orders, Bankruptcies, Penalties or Sanctions or Individual Bankruptcies, Penalties or Sanctions or Individual Bankruptcies	K-72

Indebtedness of Directors, Executive Officers and Senior Officers	K-73

Statement of Executive Compensation	K-73

- xii -

Compensation Discussion and Analysis	K-73

Summary Compensation	K-73

Option-Based Awards	K-74

Incentive Plan Awards	K-74

Pension Plan Benefits	K-74

Termination of Employment, Change in Responsibilities and Employment Contracts	K-75

Defined Benefit or Actuarial Plan Disclosure	K-75

Director Compensation	K-75

Aggregate Options Exercised and Option Values	K-75

AUDIT COMMITTEE AND CORPORATE GOVERNANCE	K-75

Audit Committee	K-75

Risk Factors	K-76

Nature of the Securities and No Assurance of any Listing	K-76

Possible Non-Completion of Arrangement	K-76

Limited Operating History	K-76

Dependence on Management	K-76

Spinco’s operations are subject to human error	K-76

Financing Risks	K-77

Conflicts of Interest	K-77

No History of Earnings	K-77

Exploration and Development	K-77

Environmental Risks and Other Regulatory Requirements	K-77

Dilution	K-78

Market for securities	K-78

Nature of Mineral Exploration and Development	K-78

No Operating History	K-78

Commodity Prices	K-79

Dividend Policy	K-79

Permitting	K-79

Land Title	K-79

Influence of Third Party Stakeholders	K-79

Insurance	K-80

Significant Competition for Attractive Mineral Properties	K-80

Promoter	K-80

Legal Proceedings	K-80

- xiii -

Interest of Management and Others in Material Transactions	K-81

Auditors	K-81

SCHEDULE 1 TO APPENDIX K - FINANCIAL STATEMENTS OF SPINCO	K-1-1

SCHEDULE 2 TO APPENDIX K – SPINCO MANAGEMENT DISCUSSION AND ANALYSIS	K-2-1

SCHEDULE 3 TO APPENDIX K - STATEMENT OF CORPORATE GOVERNANCE PRACTICES	K-3-1

Board of Directors	K-3-1

Structure and Compensation	K-3-1

Board Responsibilities	K-3-1

Directorships. K-3-2	K-3-2

Orientation and Continuing Education	K-3-2

Ethical Business Conduct	K-3-2

Nomination of Directors	K-3-3

Compensation	K-3-3

Other Board Committees	K-3-3

Assessments	K-3-3

SCHEDULE 4 TO APPENDIX K - SPINCO AUDIT COMMITTEE CHARTER	K-4-1

APPENDIX L INFORMATION CONCERNING DELAWARE SUBCO	L-1

Corporate Structure	L-1

General Description of The Business	L-1

Intercorporate Relationships	L-1

General Development of The Business – Three Year History	L-1

Significant Acquisitions and Dispositions	L-1

Trends	L-1

Delaware Subco Selected Financial Information	L-2

Dividend Policy	L-2

Voting and Other Rights	L-2

Consolidated Capitalization	L-2

Options and Other Rights to Purchase Shares	L-2

- xiv -

Prior Sales	L-2

Escrowed Securities and Securities Subject to Contractual Restriction On Transfer	L-2

Resale Restrictions	L-2

Principal Shareholders	L-2

Directors and Officers	L-3

Corporate Cease Trade Orders, Bankruptcies, Penalties or Sanctions or Individual Bankruptcies, Penalties or Sanctions or Individual Bankruptcies	L-3

Indebtedness of Directors, Executive Officers and Senior Officers	L-3

Statement of Executive Compensation	L-4

Compensation Discussion and Analysis	L-4

Summary Compensation	L-4

Option-Based Awards	L-4

Incentive Plan Awards	L-4

Pension Plan Benefits	L-4

Termination of Employment, Change in Responsibilities and Employment Contracts	L-4

Defined Benefit or Actuarial Plan Disclosure	L-4

Director Compensation	L-4

Aggregate Options Exercised and Option Values	L-4

Audit Committee	L-5

Promoter	L-5

Legal Proceedings	L-5

Interest of Management and Others in Material Transactions	L-5

Auditors	L-5

Registrar and Transfer Agent	L-5

Material Contracts	L-5

SCHEDULE 1 TO APPENDIX L - FINANCIAL STATEMENTS OF DELAWARE SUBCO	L-1-1

SCHEDULE 2 TO APPENDIX L – DELAWARE SUBCO MANAGEMENT DISCUSSION AND ANALYSIS	L-2-1

APPENDIX M BROADWAY AUDIT COMMITTEE CHARTER	M-1

(This page has been left blank intentionally.)

BROADWAY GOLD MINING LTD.

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

This management information circular (the “Circular”) and accompanying form of proxy are furnished in connection with the solicitation of proxies by the management of Broadway Gold Mining Ltd. (“Broadway” or the “Corporation”) for use at the annual and special meeting (the “Meeting”) of Broadway Shareholders to be held at the offices of Wildeboer Dellelce LLP, Suite 800, Wildeboer Dellelce Place, 365 Bay Street, Toronto, Ontario, M5H 2V1, at 10:00 a.m. (Toronto time), on February 19, 2020, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying notice of annual and special meeting (the “Notice of Meeting”).

All summaries of, and references to, the Plan of Arrangement, the Arrangement Resolution and the Arrangement Agreement in this Circular are qualified in their entirety by reference to the complete text of these documents, each of which is either included as an appendix to this Circular or filed under the Corporation’s profile on SEDAR at www.sedar.com.

Broadway Shareholders are urged to carefully read the full text of these documents and the Circular.

GENERAL MATTERS

Defined Terms

In this Circular, unless otherwise indicated or the context otherwise requires, terms defined in Appendix “A” – Glossary of Terms shall have the meanings attributed thereto. Words importing the singular include the plural and vice versa and words importing gender include all genders.

Information Contained in this Circular

The information contained in this Circular, unless otherwise indicated, is given as of December 29, 2019.

No person has been authorized by the Corporation to give any information (including any representations) in connection with the matters to be considered at the Meeting other than the information contained in this Circular. This Circular does not constitute an offer to buy, or a solicitation of an offer to acquire, any securities, or a solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or is unlawful. Information contained in this Circular should not be construed as legal, tax or financial advice, and Shareholders should consult their own professional advisors concerning the consequences of the Arrangement in their own circumstances. For greater certainty, to the extent that any information provided on Broadway website is inconsistent with this Circular, the information provided in this Circular should be relied on.

THIS CIRCULAR AND THE TRANSACTIONS CONTEMPLATED BY THE ARRANGEMENT AGREEMENT AND THE PLAN OF ARRANGEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY SECURITIES REGULATORY AUTHORITY NOR HAS ANY SECURITIES REGULATORY AUTHORITY PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTIONS OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Information Contained in this Circular Regarding MindMed

Certain information included or incorporated by reference in this Circular pertaining to MindMed, including, but not limited to, information pertaining to MindMed in Appendix “I” – Additional Information Concerning MindMed and in Appendix “J” – Information Concerning the Resulting Issuer, has been furnished by MindMed. With respect to this information, the Broadway Board has relied exclusively upon MindMed, without independent verification by the Corporation. Although the Corporation does not have any knowledge that would indicate that such information is untrue or incomplete, neither the Corporation nor any of its directors or officers assumes any responsibility for the accuracy or completeness of such information, or for the failure by MindMed to disclose events or information that may affect the completeness or accuracy of such information.

For further information regarding MindMed, see Appendix “I” – Additional Information Concerning MindMed and Appendix “J” – Information Concerning the Resulting Issuer.

Information Contained in this Circular Regarding the Resulting Issuer

The information contained in this Circular, including Appendix “J” – Information Concerning the Resulting Issuer, concerning the Resulting Issuer on a post-Arrangement basis contains significant amounts of forward-looking information. Readers are cautioned that actual results may vary. See “Cautionary Statement Regarding Forward- Looking Information”.

Information Contained in this Circular Regarding Spinco

The information contained in this Circular, including Appendix “K” – Information Concerning Spinco contains significant amounts of forward-looking information. Readers are cautioned that actual results may vary. See “Cautionary Statement Regarding Forward-Looking Information”.

Information Contained in this Circular Regarding Delaware Subco

The information contained in this Circular, including Appendix “L” – Information Concerning the Delaware Subco, contains significant amounts of forward-looking information. Readers are cautioned that actual results may vary. See “Cautionary Statement Regarding Forward-Looking Information”.

Financial Information

Unless otherwise indicated, all financial information referred to in this Circular was prepared in accordance with IFRS.

Currency

Unless otherwise indicated, all references to “$” or “dollars” set forth in this Circular are to Canadian dollars.

NOTICE TO SECURITYHOLDERS IN THE UNITED STATES

THE ARRANGEMENT AND THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE ARRANGEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR THE SECURITIES REGULATORY AUTHORITIES OF ANY STATE OF THE UNITED STATES, NOR HAS THE SEC OR THE SECURITIES REGULATORY AUTHORITIES OF ANY STATE OF THE UNITED STATES PASSED UPON THE FAIRNESS OR MERITS OF THE ARRANGEMENT OR UPON THE ADEQUACY OR ACCURACY OF THIS CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

Canadian Circular

The solicitation of proxies hereby for the Meeting is not subject to the requirements of Section 14(a) of the U.S. Exchange Act. Accordingly, this Circular has been prepared in accordance with disclosure requirements applicable in Canada, and the solicitations and transactions contemplated in this Circular are made in the United States for securities of a Canadian issuer in accordance with Canadian corporate law and Canadian Securities Laws. Broadway Shareholders in the United States should be aware that such requirements are different from those applicable to registration statements under the U.S. Securities Act and proxy statements under the U.S. Exchange Act. Information included in this Circular or incorporated by reference herein concerning the business of the Corporation, Spinco, Delaware Subco and MindMed has been prepared in accordance with the requirements of Canadian Securities Laws, which differ from the requirements of U.S. Securities Laws.

IFRS Accounting Principles

Financial statements included or incorporated by reference in this Circular have been prepared in accordance with IFRS as issued by the International Accounting Standards Board, which differs from United States generally accepted accounting principles in certain material respects, and thus they may not be comparable to financial statements of U.S. companies.

Tax Matters

This Circular does not address any tax considerations of the Arrangement other than certain Canadian federal income tax considerations to Broadway Shareholders. Broadway Shareholders resident or subject to tax in any jurisdiction outside of Canada (“Foreign Tax Jurisdiction”) should be aware that the Arrangement may have tax consequences to such Broadway Shareholder in one or more Foreign Tax Jurisdictions. No tax advice or opinion whatsoever is provided in this Circular to Broadway Shareholders with respect to tax considerations involving Foreign Tax Jurisdictions. Broadway Shareholders that are resident or subject to tax in any Foreign Tax Jurisdiction are urged to consult their own independent tax advisors with respect to the relevant tax implications of the Arrangement and for advice regarding the specific federal, state, local and foreign tax considerations applicable to them, including, without limitation, any associated filing requirements, in such jurisdictions.

Enforcement of Civil Liabilities

The enforcement by securityholders of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that Broadway is incorporated and organized outside the United States, that some or all of the Corporation’s and Broadway’s directors and officers and the experts named in this Circular are not residents of the United States and that all or a substantial portion of Broadway’s respective assets and the assets of said persons may be located outside the United States. As a result, securityholders in the United States may be unable to effect service of process within the United States upon the Corporation, their respective officers and directors or the experts named herein, or to realize against them upon judgments of courts of the United States predicated upon civil liabilities under the federal securities laws of the United States or any applicable securities laws of any state of the United States. In addition, securityholders in the United States should not assume that the courts of Canada: (i) would enforce judgments of United States courts obtained in actions against such persons predicated upon civil liabilities under the federal securities laws of the United States or any applicable securities laws of any state of the United States; or (ii) would enforce, in original actions, liabilities against such persons predicated upon civil liabilities under the federal securities laws of the United States or any applicable securities laws of any state of the United States.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This Circular and the documents incorporated into this Circular by reference contain “forward-looking statements” and “forward-looking information” within the meaning of Securities Laws (forward-looking statements and forward- looking information being collectively referred to as “forward-looking information”) that are based on expectations, estimates and projections as at the date of this Circular or the dates of the documents incorporated by reference, as applicable. This forward-looking information includes, but is not limited to, statements and information concerning: the Arrangement; the anticipated timing for completion of the Arrangement; the anticipated benefits of the Arrangement; the likelihood of the Arrangement being completed; the principal steps of the Arrangement; statements relating to the business and future activities of the Corporation, MindMed and Spinco after the date of this Circular and prior to the Effective Time and after the Effective Time; Broadway Shareholder and Court approval of the Arrangement and the expected timing thereof; regulatory approval of the Arrangement and the expected timing thereof; and other statements that are not historical facts. To the extent any forward-looking information constitutes future-oriented financial information or financial outlook, as those terms are defined under applicable Canadian Securities Laws, such statements are being provided to describe the current anticipated effect of the Arrangement, and readers are cautioned that these statements may not be appropriate for any other purpose, including investment decisions.

Any statements that involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions, future events or performance (often, but not always, using words or phrases such as “expects” or “does not expect”, “is expected”, “anticipates” or “does not anticipate”, “plans”, “budget”, “scheduled”, “forecasts”, “estimates”, “believes” or “intends” or variations of such words and phrases or stating that certain actions, events or results “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements and are intended to identify forward-looking information. This forward-looking information is based on the beliefs of the Corporation’s management, as well as on assumptions and other factors, which management believes to be reasonable based on information available at the time such information was given. Such assumptions include, among other things, the satisfaction of the terms and conditions of the Arrangement, including the approval of the Arrangement and its fairness by the Court, and the receipt of the required governmental and regulatory approvals and consents.

By its nature, forward-looking information, including future-oriented financial information or financial outlook, is based on assumptions and involves known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements expressed or implied herein to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information, including, without limitation: the Arrangement Agreement may be terminated in certain circumstances; the conditions to the completion of the Arrangement may not be satisfied; Dissent Rights may be exercised with respect to more than 5% of the Broadway Common Shares; general economic conditions; industry conditions; currency fluctuations; competition from other industry participants; and stock market volatility. This list is not exhaustive of the factors that may affect any of the forward-looking information contained herein.

Forward-looking information is information about the future and is inherently uncertain. There can be no assurance that the forward-looking information will prove to be accurate. Actual results could differ materially from those reflected in the forward-looking information as a result of, among other things, the matters set out or incorporated by reference in this Circular generally and economic and business factors, some of which may be beyond the control of the Corporation. Some of the more important risks and uncertainties that could affect forward-looking information are described further under the heading “Risk Factors Relating to the Arrangement”. Additional risks are discussed under the heading “Additional Information Concerning MindMed – Risk Factors Relating to MindMed and the Resulting Issuer” in Appendix “I” to this Circular, Broadway’s management discussion and analysis for the year ended August 31, 2019, and in the documents incorporated by reference herein. The Corporation expressly disclaims any intention or obligation to update or revise any information contained in this Circular (including forward-looking information) except as required by applicable Laws, and Broadway Shareholders should not assume that any lack of update to information contained in this Circular means that there has been no change in that information since the date of this Circular and should not place undue reliance on forward-looking information.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Circular from documents filed by Broadway with the securities commissions or similar authorities in British Columbia and Alberta. Copies of the documents incorporated herein by reference may be obtained on request without charge from Eric Myung, CFO, (416) 361-3557, Marrelli Support Services Inc., 82 Richmond Street East, Toronto, Ontario M5C 1P1. These documents are also available under Broadway’s profile on the SEDAR website at www.SEDAR.com.

The following documents are specifically incorporated by reference into, and form an integral part of, this Circular:

1.	the audited financial statements of Broadway as at, and for the financial years ended August 31, 2019 and 2018, together with the auditors’ report thereon and notes thereto;

2.	management’s discussion and analysis for the financial years ended August 31, 2019 and 2018;

3.	the material change report dated October 18, 2019;

4.	the management information circular dated effective June 11, 2018;

5.

the NI 43-101 technical report with an effective date of March 4, 2019, prepared by Philip S. Mulholland, C.P.G. and co-authored by Robert S. Middleton, MSc, BSc, P.Eng titled “NI 43-101 Technical Report For The Madison Project, Madison Count, Montana USA” (the “Technical Report”); and

6.	the Arrangement Agreement effective as of October 15, 2019, as may be amended from time to time, between Broadway, Spinco, Delaware Subco and MindMed.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Circular to the extent that a statement contained in this Circular or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies, replaces or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Circular. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

SUMMARY

The following is a summary of certain information contained in this Circular. This summary is not intended to be complete and is provided for convenience only. It should be read together with the more detailed information contained elsewhere in the Circular, including the appendices hereto. Capitalized terms have the meanings ascribed to such terms in the Glossary of Terms in Appendix “A”. This summary is qualified in its entirety by the more detailed information appearing or referred to elsewhere herein.

THE MEETING

Time, Date and Place of Meeting

The Meeting will be held at the offices of Wildeboer Dellelce LLP, Suite 800, Wildeboer Dellelce Place, 365 Bay Street, Toronto, Ontario, M5H 2V1, at 10:00 a.m. (Toronto time), on February 19, 2020.

The Record Date

The Broadway Board has fixed the close of business on January 14, 2020 as the record date for the determination of the Broadway Shareholders entitled to receive notice of, and vote at, the Meeting. Only Broadway Shareholders whose names have been entered in the register of shareholders as of the close of business on January 14, 2020 will be entitled to receive notice of, and to vote at, the Meeting.

Purpose of the Meeting

This Circular is furnished in connection with the solicitation of proxies by management of Broadway for use at the Meeting.

Number of Directors

The Broadway Shareholders will be asked to fix the number of directors of Broadway for the ensuing year (or until completion of the Plan of Arrangement) at five (5) until the earlier of the completion of the Arrangement or the next annual meeting. See “Annual Meeting Matters – 3. Number of Directors”. The Broadway Shareholders will be asked to fix the number of directors of Broadway at six (6) in the event of the completion of the Arrangment. See “9. Setting the Number of Directors if Arrangement is Approved”.

Election of Directors

The Broadway Shareholders will be asked to elect the directors of Broadway to serve from immediately following the Meeting until the earlier of the next annual meeting of shareholders, the completion of the Plan of Arrangement or until they are otherwise removed or replaced. See “Annual Meeting Matters – 4. Election of Directors” in this Circular.

Broadway Shareholders will be asked to elect the directors of the Broadway to serve from the completion of the Plan of Arrangement (if completed) until the earlier of the next annual meeting of shareholders or until they are otherwise removed or replaced. See “10. Conditional Election of Directors if Arrangement is Approved” in this Circular.

Appointment of the Auditor

The Broadway Shareholders will be asked to appoint the auditors of Broadway to serve from immediately following the Meeting until the earlier of the next annual meeting of shareholders, the completion of the Plan of Arrangement or until they are otherwise removed or replaced, and to authorize the directors of Broadway to fix the remuneration of the auditors. See “Annual Meeting Matters – 2. Appointment of Auditor” in this Circular.

Broadway Shareholders will be asked to appoint the auditors of Broadway to serve from the completion of the Plan of Arrangement (if completed) until the earlier of the next annual meeting of shareholders or until they are otherwise removed or replaced. See “11. Resulting Issuer Auditor Resolution if Arrangement is Approved” in this Circular.

Plan of Arrangement

The Broadway Shareholders will be asked to approve, by special resolution, a statutory plan of arrangement pursuant to Section 288 of the Business Corporations Act (British Columbia) (the “BCBCA”) among Broadway, Madison Metals Inc., Broadway Delaware Subco Inc. and Mind Medicine, Inc., as more fully described in this Circular. In connection with the Plan of Arrangement, the Board of Directors of Broadway expect to approve a resolution to change the name of the Corporation to “Mind Medicine (MindMed) Inc.” or such other name as is acceptable to the Board of Directors of Broadway and to any regulatory authority having jurisdiction. See “6. Approval of the Plan of Arrangement” in this Circular.

Consolidation

The Broadway Shareholders will be asked to approve, by special resolution, authorization to consolidate the issued and outstanding Broadway common shares on the basis of each eight (8) Broadway Common Shares into one (1) Broadway Common Share. See “7. Approval of the Consolidation of Broadway Common Shares” in this Circular.

Amendment to Articles of Broadway

The Broadway Shareholders will be asked to approve, by special resolution, an amendment to the articles of Broadway to create a new class of multiple voting shares that will each carry 100 votes per share and to change the name of the Common Shares to “subordinate voting shares” (with all terms of the common shares otherwise remaining unchanged). See “8. Authorized Share Capital Amendment” in this Circular.

Broadway Stock Option Plan

The Broadway Shareholders will be asked to approve, by ordinary resolution, the continuing use of the Broadway Stock Option Plan pursuant to applicable TSXV policies. See “Annual Meeting Matters – 5. Approval of Broadway Stock Option Plan” in this Circular. In the event the Plan of Arrangement is completed, the Broadway Stock Option Plan will be null and void and of no further force or effect (but any options granted thereunder that have not expired or been terminated in accordance with their provisions shall continue in force and effect).

Resulting Issuer Stock Option Plan

The Broadway Shareholders will be asked to approve, by ordinary resolution, the use of the Resulting Issuer Option Plan. See “12./13. Approval of Resulting Issuer Option Plan and Performance and Restricted Share Unit Plan” in this Circular. In the event the Plan of Arrangement is completed, assuming approval thereof the Resulting Issuer Option Plan will become effective as of the completion of the Plan of Arrangement.

Resulting Issuer Performance and Restricted Share Unit Plan

The Broadway Shareholders will be asked to approve, by ordinary resolution, the use of the Resulting Issuer Performance and Restricted Share Unit Plan. See “12./13. Approval of Resulting Issuer Option Plan and Resulting Issuer Performance and Restricted Share Unit Plan” in this Circular. In the event the Plan of Arrangement is completed, assuming approval thereof the Resulting Issuer Performance and Restricted Share Unit Plan will become effective as of the completion of the Plan of Arrangement.

De-List Broadway Common Shares from TSX Venture Exchange

The Broadway Shareholders will be asked to approve, by ordinary resolution, to permit the Board of Directors, in its discretion, to make an application to the TSX Venture Exchange to de-list Broadway’s Common Shares from the TSX Venture Exchange. See “14. Voluntary Delisting from TSXV” in this Circular.

THE ARRANGEMENT

Purpose and Description of the Arrangement

The purpose of the Arrangement is for Broadway to indirectly acquire all of the issued and outstanding MindMed Common Shares and certain related matters, including the distribution of Spinco Distribution Shares to the Broadway Shareholders. Pursuant to the Plan of Arrangement, Broadway will transfer the Madison Project to Spinco in exchange for the Spinco Distribution Shares, which will be distributed to the Broadway Shareholders on the basis of one Spinco Distribution Share for each Broadway Common Share held. As a result of the Arrangement, Broadway Shareholders (as determined prior to the completion of the Plan of Arrangement – MindMed shareholders will not receive Spinco Distribution Shares) will continue to hold their Broadway Common Shares (to be renamed “Subordinate Voting Shares”) and will also hold Spinco Distribution Shares. If the Arrangement Resolution is approved by not less than two-thirds of the votes cast by Broadway Shareholders present in person or represented by proxy and entitled to vote at the Meeting, and all of the other conditions to closing of the Arrangement are satisfied or waived (where permitted), the Arrangement will be implemented by way of a court-approved Plan of Arrangement under the BCBCA. Pursuant to the Arrangement and the Plan of Arrangement, holders of the issued and outstanding MindMed Common Shares shall receive either (i) one post-Consolidation Broadway Common Share for each MindMed Common Share held (which shall be re-named “Subordinate Voting Shares”) or (ii) one/hundredth (1/100) of a Multiple Voting Share for each MindMed Common Share held, as determined by Broadway. In connection with the Plan of Arrangement, the Board of Directors of Broadway expect to approve a resolution to change the name of the Corporation to “Mind Medicine (MindMed) Inc.” or such other name as is acceptable to the Board of Directors of Broadway and to any regulatory authority having jurisdiction (the “Name Change”).

See “The Arrangement – Purpose and Description of the Arrangement” and “The Arrangement Agreement”.

Background to the Arrangement

A summary of the material events leading up to the negotiation of the Arrangement Agreement and the material meetings, negotiations and discussions between the Corporation and MindMed that preceded the execution and public announcement of the Arrangement Agreement are included in this Circular under the heading “The Arrangement – Background to the Arrangement”.

Recommendation of the Broadway Board

After consultation with its financial and legal advisors, the Broadway Board has unanimously determined that the Arrangement is in the best interests of the Corporation and that the Arrangement is fair to the Broadway Shareholders, and has authorized the submission of the Arrangement to the Broadway Shareholders for their approval at the Meeting. Accordingly, the Broadway Board has determined UNANIMOUSLY to recommend to the Broadway Shareholders that they vote FOR the Arrangement Resolution. See “The Arrangement – Recommendation of the Broadway Board”.

Reasons for the Arrangement

In the course of their evaluation of the Arrangement, the Broadway Board consulted with Broadway’s management team, legal counsel and financial advisors, reviewed a significant amount of information, and considered a number of factors including, among others, the following:

•

Continued Participation by Broadway Shareholders: The Broadway Shareholders, through their ownership of Resulting Issuer Shares, will have the opportunity to participate in the growth of MindMed and will benefit from the enhanced growth prospects of the Resulting Issuer. The Arrangement will provide substantial infrastructure and operational support to accelerate Broadway’s growth strategy, future product development and innovation, together with the Resulting Issuer and its global partners.

•

Broadway Shareholders will Continue to Have Exposure to the Madison Project: The Broadway Shareholders, through the distribution of the Spinco Distribution Shares to the Broadway Shareholders on a pro-rata basis, will continue to have exposure to the Madison Project. The current Broadway Shareholders (prior to the completion of the Arrangement) will hold shares in two companies with distinct businesses and projects.

•	Acceptance by Directors and Senior Officers: The Broadway Board has unanimously approved the Arrangement and recommends that the Broadway Shareholders vote in favour of the Arrangement.

•	Negotiated Transaction: The Arrangement Agreement is the result of an arm’s length negotiation process and includes terms and conditions that are reasonable in the judgement of the Broadway Board.

•

Shareholder Approval: The Arrangement must be approved by at least two-thirds of the votes cast on the Arrangement Resolution at the Meeting by Shareholders present in person or represented by proxy and entitled to vote at the Meeting.

•

Regulatory Approval: The Arrangement must be approved by the Court, which will consider, among other things, the substantive and procedural fairness and reasonableness of the Arrangement to the Broadway Shareholders. The Arrangement Agreement also contains a condition precedent that all regulatory approvals shall be obtained prior to closing.

•

Dissent Rights: The terms of the Plan of Arrangement provide that any registered Broadway Shareholder who opposes the Arrangement may, upon compliance with certain conditions, exercise Dissent Rights and, if ultimately successful, receive the fair value of the Dissenting Shares in accordance with the Arrangement.

The Broadway Board also considered a number of potential risks and potential negative factors relating to the Arrangement. See “The Arrangement – Reasons for the Arrangement” and “Cautionary Statement Regarding Forward-Looking Information”.

Arrangement Mechanics

The following description is qualified in its entirety by reference to the full text of the Plan of Arrangement, a copy of which is attached hereto as Appendix “C” to this Circular. Each of the events set out below shall occur as part of the Arrangement and shall be deemed to occur in the following sequence or as otherwise provided below or herein, without any further act or formality:

(a)

effective at twenty (20) minutes prior to the Effective Time, each Broadway Common Share in respect of which a Broadway Dissenting Shareholder has exercised Dissent Rights shall be, and shall be deemed to be, transferred to Broadway free and clear of any Encumbrances for cancellation without any further act or formality, and

(i)

such Dissenting Broadway Shareholders shall cease to be the holders of such Broadway Common Shares, and to have any rights as holders of Broadway Common Shares, other than the right to be paid fair value for such Broadway Common Shares;

(ii)	such Dissenting Broadway Shareholders’ names shall be removed as the holders of such Broadway Common Shares from the register of Broadway Common Shares maintained by or on behalf of Broadway; and

(iii)

Broadway shall be deemed to be the transferee and legal and beneficial holder of such Broadway Common Shares (free and clear of all Encumbrances) and shall be entered as the registered holder of such Broadway Common Shares in the register of Broadway Common Shares maintained by or on behalf of Broadway;

(b)

effective at fifteen (15) minutes prior to the Effective Time, Broadway shall, in the following order, complete (i) the Consolidation; (ii) the Name Change, and (iii) the Authorized Capital Amendment, and registered Broadway Shareholders will be entitled to receive Broadway Certificates after giving effect to the Consolidation, Name Change and Authorized Capital Amendment;

(c)

effective at ten (10) minutes prior to the Effective Time, Broadway will transfer the Transferred Assets to Spinco and Spinco will assume the liabilities (the “Assumed Liabilities”) in accordance with the Transfer Agreement in consideration for that number of Spinco Common Shares (the “Spinco Distribution Shares”) as is equal to the number of Broadway Common Shares issued and outstanding immediately prior to the Effective Time (for greater certainty, on a pre-Consolidation basis) on such record date as determined by Broadway less the number of Broadway Common Shares transferred to Broadway pursuant to (a) above (for greater certainty, on a pre-Consolidation basis), and Broadway shall be added to the register of Spinco Common Shares maintained by or on behalf of Spinco, and in connection therewith, in accordance with the BCBCA, Spinco shall add to the stated capital account maintained by Spinco for the Spinco Common Shares an amount that shall equal the fair market value of the Spinco Distribution Shares issued to Broadway;

(d)

effective at five (5) minutes prior to the Effective Time, the Spinco Distribution Shares will be distributed to the holders of Broadway Common Shares (other than a Dissenting Broadway Shareholder) pursuant to (c) above and the names of the Broadway Shareholders shall be added to (and Broadway removed from) the register of Spinco Common Shares maintained by or on behalf of Spinco, and in connection therewith;

(i)	the Spinco Incorporation Share issued to Broadway on incorporation shall be cancelled for no consideration and as a result thereof:

(A)	Broadway shall cease to be, and shall be deemed to have ceased to be, the holder of the Spinco Incorporation Share and to have any rights as a holder of the Spinco Incorporation Share; and

(B)	Broadway shall be removed as the holder of the Spinco Incorporation Share from the register of Spinco Common Shares maintained by or on behalf of Spinco;

(ii)

Broadway will be deemed to have reduced the stated capital of the Broadway Common Shares with the same effect as if reduced pursuant to Section 74 of the BCBCA, by an amount equal to the fair market value of the Spinco Distribution Shares, and Broadway will be deemed to have effected the reduction of capital of the Broadway Common Shares by being deemed to have paid and distributed the Spinco Distribution Shares to the Broadway Shareholders, other than the Dissenting Broadway Shareholders, on the basis of one Spinco Distribution Share for every one Broadway Common Share held immediately prior to the Effective Time (for greater certainty, on a pre-Consolidation basis) as a return of capital distribution in-kind; provided that the aggregate reduction in the stated capital for the Broadway Common Shares shall not exceed the aggregate paid-up capital (as that term is used for the purposes of the Tax Act) of the Broadway Common Shares immediately prior to the Effective Time;

(e)

effective at the Effective Time, Delaware Subco, in accordance with the Delaware General Corporation Law, shall merge with and into MindMed and MindMed shall continue as the surviving corporation under the laws of the State of Delaware in the manner set out in the Plan of Arrangement, and each of the following will occur:

(i)

in accordance with the constating documents of MindMed, each issued and outstanding MindMed Class B Share, MindMed Class C Share and MindMed Class D Share shall automatically convert into one fully paid, non-assessable MindMed Class A Share;

(ii)

each issued and outstanding MindMed Class A Share (including all MindMed Class A Shares issued on automatic conversion of the MindMed Class B Shares, MindMed Class C Shares and MindMed Class D Shares set out in (e)(i) above) shall be exchanged for either (A) one (1) Broadway Common Share or (B) one/hundredth (1/100) of a MindMed Multiple Voting Share (as determined by Broadway and MindMed), and thereafter the MindMed Class A Shares shall be cancelled without any repayment in respect thereof;

(iii)	each issued and outstanding MindMed Warrant shall be exchanged for one Broadway Replacement Warrant;

(iv)

each share of common stock, par value $0.001 per share, of Delaware Subco, issued and outstanding immediately prior to the Effective Time, shall be converted into and become one validly issued, fully paid and non-assessable MindMed Common Share after the Merger; and

(v)

in consideration of the Broadway Common Shares, MindMed Multiple Voting Shares (as the case may be) and Broadway Replacement Warrants issued pursuant to section (e)(ii) and (iii) above, respectively, MindMed (as the surviving corporation in connection with the Merger) will issue 1,000 MindMed Common Shares to Broadway and, other than the MindMed Common Shares issued pursuant to (e)(iv) above, such shares shall constitute the only outstanding shares of capital stock of MindMed after the Merger; and

(f)

all of the foregoing events are intended to be completed, failing any one of which, none of the foregoing will occur and this Plan of Arrangement shall be null and void and of no further force and effect unless otherwise agreed to by the Parties.

No fractional Spinco Distribution Shares will be issued. In the event that a Broadway Shareholder would otherwise be entitled to a fractional Spinco Distribution Share hereunder, the number of Spinco Distribution Shares issued to such Broadway Shareholder shall, without any additional compensation, be rounded down to the next lesser whole number of Spinco Distribution Shares. In calculating such fractional interests, all Broadway Common Shares registered in the name of or beneficially held by such Broadway Shareholder or their nominee shall be aggregated.

As of the date hereof, Spinco does not intend to apply for a listing on any stock exchange of the SpinCo Distribution Shares, therefore there will be reduced liquidity for SpinCo Distribution Shares. There can be no assurances that any securities of SpinCo will ever be listed for trading on any stock exchange, and Spinco Shareholders should be aware that a market for the Spinco Distribution Shares may never develop.

Required Shareholder Approval for the Arrangement

Pursuant to the Interim Order, the Arrangement Resolution must be approved by the affirmative vote of not less than 66⅔% of the votes cast by Shareholders present in person or represented by proxy and entitled to vote at the Meeting. The Arrangement Resolution must receive such Shareholder Approval in order for the Corporation to seek the Final Order and implement the Arrangement on the Effective Date in accordance with the Final Order. See “The Arrangement – Required Shareholder Approval”.

Expenses of the Arrangement

Except as otherwise provided in the Arrangement Agreement, all out-of-pocket third party transaction expenses incurred in connection with the Arrangement Agreement and the Plan of Arrangement and the transactions contemplated thereunder, shall be paid by the party incurring such fees, costs or expenses, whether or not the Arrangement is consummated.

Pursuant to the Arrangement Agreement, MindMed shall pay the legal fees, exclusive of HST and disbursements, of counsel to Broadway to a maximum of $50,000.

See “The Arrangement – Expenses of the Arrangement”.

Court Approval of the Arrangement and Completion of the Arrangement

The Plan of Arrangement requires approval by the Court under Section 288 of the BCBCA. In addition to approval of the Arrangement, the Court will be asked for a declaration following a Court hearing that the Arrangement, including the terms and conditions thereof and the issuance and exchange of securities to be effected thereby, is procedurally and substantively fair and reasonable to all persons entitled to receive securities in the exchange. Prior to the mailing of this Circular, the Corporation obtained the Interim Order, which provides for the calling and holding of the Meeting, the Dissent Rights and other procedural matters. A copy of the Interim Order is attached as Appendix “D” to this Circular.

Subject to the terms of the Arrangement Agreement and receipt of Shareholder Approval, Broadway intends to make an application to the Court for the Final Order on or about February 20, 2020 at 10:00 a.m. (Vancouver time), or as soon thereafter as counsel may be heard at the Courthouse located at 800 Smithe Street, Vancouver, British Columbia, or at any other date and time as the Court may direct.

Any Broadway Shareholder, Broadway Optionholder and Broadway Warrantholder or other interested party who wishes to appear or be represented and/or to present evidence or arguments at that hearing must file and serve a response to petition no later than 4:00 p.m. (Vancouver time) on February 19, 2020 along with any other documents required, all as set out in the Interim Order and Notice of Hearing of Petition (the text of which are set out in Appendices D and E, respectively, to this Circular), and satisfy any other requirements of the Court. Such persons should consult their legal advisors as to the necessary requirements.

The Court may approve the Arrangement either as proposed or as amended in any manner the Court may direct, and subject to compliance with such terms and conditions, if any, as the Court sees fit. If the Arrangement is approved at the Meeting, the Final Order approving the Arrangement is issued by the Court and the applicable conditions to the completion of the Arrangement are satisfied or waived, the Arrangement is expected to take effect at 12:01 a.m. (Vancouver time) on the Effective Date.

The Court will be advised, prior to the hearing, that the Court’s approval of the Arrangement (and declaration of fairness thereof), will constitute the basis for reliance on the exemption from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof, with respect to the issuance and distribution of the MindMed Common Shares to be issued by MindMed to Broadway pursuant to the Arrangement.

See “The Arrangement – Court Approval of the Arrangement and Completion of the Arrangement”.

Stock Exchange Approval

Broadway Common Shares currently trade on the TSXV under the symbol “BRD” and on the Frankfurt exchange under the symbol “BGH”. Broadway will use its reasonable best efforts to have the Arrangement accepted for filing by a recognized Canadian stock exchange. MindMed will use its reasonable commercial efforts to assist Broadway in obtaining the acceptance for filing of the Arrangement by a recognized Canadian stock exchange. It is a condition of closing that Broadway will have obtained approval of the necessary Canadian stock exchange of the Arrangement, subject only to compliance with the usual requirements of such stock exchange.

SpinCo will not be applying for listing of its Spinco Common Shares on an exchange, therefore there will be reduced liquidity for the SpinCo Common Shares. There can be no assurances that any securities of SpinCo will ever be listed for trading on any stock exchange and Spinco shareholders may not be able to sell their Spinco Common Shares.

The Arrangement Agreement

A description of certain provisions of the Arrangement Agreement are included in this Circular under the heading “The Arrangement Agreement”. The description is not comprehensive and is qualified in its entirety by the full text of the Arrangement Agreement which has been filed on SEDAR at www.sedar.com under the Corporation’s profile.

See “The Arrangement Agreement”.

Canadian Securities Laws

A general overview of certain requirements of Canadian Securities Laws that may be applicable to Shareholders is included in this Circular under the heading “Securities Law Matters – Canadian Securities Laws”. Each Shareholder is urged to consult such shareholder’s professional advisors to determine the Canadian conditions and restrictions applicable to trade in the Resulting Issuer Shares issuable pursuant to the Arrangement.

The issuance of Resulting Issuer Shares pursuant to the Arrangement will constitute a distribution of securities that is exempt from the prospectus requirements of applicable Canadian Securities Laws. Resulting Issuer Shares issued pursuant to the Arrangement will not be legended and may be resold in each province and territory of Canada provided that certain conditions are met.

The Resulting Issuer may be subject to certain additional trading restrictions under Securities Laws. All shareholders residing outside Canada and the United States are advised to consult their own legal advisors regarding such resale restrictions.

U.S. Securities Laws

A general overview of certain requirements of U.S. Securities Laws that may be applicable to Shareholders is described in this Circular under the heading “Securities Law Matters – U.S. Securities Laws”. All Shareholders are urged to obtain legal advice to ensure that their resale of Resulting Issuer Shares complies with applicable U.S. Securities Laws. Further information applicable to the holders of such securities resident in the United States is disclosed in this Circular under the heading “Notice to Securityholders in the United States”.

Dissenting Shareholders’ Rights

Section 238 of the BCBCA provides registered shareholders of a corporation with the right to dissent from certain resolutions that effect extraordinary corporate transactions or fundamental corporate changes. The Interim Order expressly provides Registered Shareholders with the right to dissent from the Arrangement Resolution pursuant to Section 238 of the BCBCA in the manner set forth in Sections 237 to 247 of the BCBCA, with modifications or supplements to the provisions of Sections 237 to 247 as provided in the Plan of Arrangement and the Interim Order. Any Registered Shareholder who dissents from the Arrangement Resolution in compliance with Section 238 of the BCBCA, as modified or supplemented by the Plan of Arrangement and the Interim Order, will be entitled, if ultimately successful and in the event the Arrangement becomes effective, to be paid the fair value of Broadway Common Shares held by such Dissenting Shareholder determined as of the close of business on the last Business Day before the day on which the Arrangement is approved by Shareholders at the Meeting.

A brief summary of the Dissent Rights available to Registered Shareholders is set forth under the heading “Dissenting Shareholders’ Rights” in this Circular. However, such summary is qualified in its entirety by the provisions of Sections 237 to 247 of the BCBCA, the full text of which is set forth in Appendix “F” to this Circular, and by the Plan of Arrangement and the Interim Order. Failure to strictly comply with the requirements with respect to the dissent rights set forth in the BCBCA, the Plan of Arrangement and the Interim Order may result in the loss of any right to dissent.

Anyone who is a beneficial owner of Broadway Common Shares registered in the name of an Intermediary and who wishes to dissent should be aware that only Registered Shareholders are entitled to exercise Dissent Rights.

Risk Factors Relating to the Arrangement

In assessing the Arrangement, Shareholders should carefully consider the risk factors relating to the Arrangement (which are not an exhaustive list of potentially relevant risks factors relating to the Arrangement). Some of these risks include, but are not limited to: risk that the Arrangement does not receive the necessary court and/or regulatory approval; risks that the Corporation may fail to complete the Arrangement or that the Arrangement may be completed on different terms; risks that the Corporation will incur substantial transaction-related costs in connection with the Arrangement, even if the Arrangement is not completed; risk that, while the Arrangement is pending, the Corporation is restricted from taking certain actions; risk that the pending Arrangement may divert the attention of the Corporation’s management; risk that directors and senior officers of the Corporation may have interests in the Arrangement that are different from those of the Shareholders; risk that following the completion of the Arrangement, the Resulting Issuer may issue additional equity securities; risk that potential payments to Shareholders who exercise Dissent Rights could have an adverse effect on the Resulting Issuer’s financial condition or prevent the completion of the Arrangement; and the fact that the Arrangement will affect the rights of the Corporation’s Shareholders.

Additional risks and uncertainties, including those currently unknown or considered immaterial by MindMed and the Corporation, may also adversely affect the MindMed Common Shares, the Broadway Common Shares, and the businesses of the Corporation or MindMed following completion of the Arrangement.

See “Cautionary Statement Regarding Forward-Looking Information” and “Risk Factors Relating to the Arrangement”.

Procedures for Exchange of Broadway Common Shares

If the Arrangement Resolution, Consolidation Resolution, Authorized Capital Amendment Resolution and related matters are approved at the Meeting and the Arrangement is implemented, in order to receive the Spinco Distribution Shares as well as certificates evidencing the Consolidation, Name Change and Authorized Capital Amendment, Registered Shareholders must complete and sign the Letter of Transmittal enclosed with this Circular and deliver it (or an originally signed facsimile thereof), together with the certificates representing their Broadway Common Shares and the other relevant documents required by the instructions set out therein, to the Depositary in accordance with the instructions contained in the Letter of Transmittal. The Letter of Transmittal contains procedural information relating to the Arrangement and should be reviewed carefully. The deposit of Broadway Common Shares pursuant to the procedures in the Letter of Transmittal will constitute a binding agreement between the depositing Registered Shareholder and Broadway upon the terms and subject to the conditions of the Arrangement.

Pursuant to the terms of the Arrangement, any certificates formerly representing Broadway Common Shares that are not deposited with the Depositary together with a duly completed Letter of Transmittal and any other documents the Depositary reasonably requires, on or before the sixth anniversary of the Effective Date, shall cease to represent a claim by or interest of any former holder of Broadway Common Shares of any kind or nature against or in Broadway or MindMed, and the right of such former holder of Broadway Common Shares to receive Resulting Issuer Shares in exchange for such Broadway Common Shares shall be deemed to be surrendered together with all dividends or distributions thereon held for such holder (less any applicable withholding tax).

If you are a Non-Registered Shareholder, you should carefully follow the instructions from the Intermediary that holds Broadway Common Shares on your behalf. Non-Registered Shareholders should contact their Intermediary if they have any questions regarding this process and to arrange for their Intermediary to complete the necessary steps in respect of their Broadway Common Shares as soon as possible following completion of the Arrangement.

See “Procedures for the Exchange of Broadway Common Shares”.

Income Tax Considerations

Holders of Broadway securities should consult their own tax advisors about the applicable Canadian or United States federal, provincial, state and local tax consequences of the Arrangement.

A description of certain Canadian federal income tax considerations relating to the Arrangement are included in this Circular under the heading “Certain Canadian Federal Income Tax Considerations”.

Completion of the Arrangement may have tax consequences under the laws of the United States, and any such tax consequences are not described in this Circular. United States security holders of Broadway are urged to consult their own tax advisors to determine any particular tax consequences to them of the transactions contemplated in connection with the Arrangement. See “Notice to Securityholders in the United States”.

Consolidation Resolution

The Broadway Shareholders will be asked to approve, by special resolution, the Consolidation of Broadway Shares. See “Consolidation Ratio” for more information.

Authorized Capital Amendment

The Broadway Shareholders will be asked to approve, by special resolution, the amendment to the articles of Broadway to create a new class of multiple voting shares that will each carry 100 votes per share, and to change the name of its common shares to “subordinate voting shares”. See “Authorized Capital” for more information.

De-Listing from TSXV

The Broadway Shareholders will be asked to approve by ordinary resolution, that the Board of the Corporation be authorized to make an application to the TSXV to de-list the Corporation’s shares from the TSXV.

Information Concerning Broadway, MindMed, Spinco and Delaware Subco and the Resulting Issuer

For information concerning Broadway, see “Additional Information Concerning Broadway”.

For information concerning MindMed, see Appendix “I” – Additional Information Concerning MindMed.

For information concerning the Resulting Issuer, see Appendix “J” – Information Concerning the Resulting Issuer, Schedule 1 to Appendix “J” – Pro Forma Financial Statements, Schedule 2 to Appendix “J” – Audit Committee Charter and Schedule 3 to Appendix “J” – Compensation, Nomination and Governance Committee Charter of Resulting Issuer.

For information concerning Spinco, see Appendix “K” – Information Concerning Spinco and Schedule 1 to Appendix “K” – Financial Statement of Spinco.

For information concerning Delaware Subco, see Appendix “L” – Information Concerning Delaware Subco, Schedule 1 to Appendix “L” - Financial Statements of Delaware Subco and Schedule 2 to Appendix “L” – Delaware Subco Management Discussion and Analysis.

GENERAL PROXY INFORMATION

Solicitation of Proxies

This Circular is furnished in connection with the solicitation of proxies by the management and the directors of the Corporation for use at the Meeting of the Shareholders to be held at the offices of Wildeboer Dellelce LLP, Suite 800, Wildeboer Dellelce Place, 365 Bay Street, Toronto, Ontario, M5H 2V1, at 10:00 a.m. (Toronto time), on February 19, 2020 and at any adjournment or postponement thereof for the purposes set forth in the accompanying Notice of Meeting. The solicitation of proxies will be made primarily by mail and may be supplemented by telephone or other personal contact by the directors, officers and employees of the Corporation. Directors, officers and employees of the Corporation will not receive any extra compensation for such activities. The Corporation will bear all costs of this solicitation. We have arranged for intermediaries to forward the meeting materials to beneficial owners of the Broadway Common Shares held of record by those intermediaries and we may reimburse the intermediaries for their reasonable fees and disbursements in that regard. The Record Date is January 14, 2020.

No person is authorized to give any information or to make any representation other than those contained in this Circular and, if given or made, such information or representation should not be relied upon as having been authorized by the Corporation. The delivery of this Circular shall not, under any circumstances, create an implication that there has not been any change in the information set forth herein since the date hereof.

Appointment of Proxies

A Registered Shareholder of the Corporation may vote in person at the Meeting or may appoint another person to represent such Shareholder as proxy and to vote the Broadway Common Shares of such Shareholder at the Meeting. In order to appoint another person as proxy, such Shareholder must complete, execute and deliver the form of proxy accompanying this Circular, or another proper form of proxy in the manner specified in the Notice of Meeting or deposit the completed and executed form of proxy with the Chairman of the Meeting prior to the commencement of the Meeting or any adjournment or postponement thereof.

The persons named in the form of proxy accompanying this Circular are directors and/or officers of the Corporation. A Shareholder has the right to appoint a person (who need not be a Shareholder), other than the persons whose names appear in such form of proxy, to attend and act for and on behalf of such Shareholder at the Meeting and at any adjournment or postponement thereof. Such right may be exercised by either striking out the names of the persons specified in the form of proxy and inserting the name of the person to be appointed in the blank space provided in the form of proxy, or by completing another proper form of proxy and, in either case, delivering the completed and executed proxy to Odyssey Trust Company in time for use at the Meeting in the manner specified in the Notice of Meeting or depositing the completed and executed form of proxy with the Chairman of the Meeting prior to the commencement of the Meeting or any adjournment or postponement thereof.

Revocation of Proxies

A Registered Shareholder of the Corporation who has given a proxy may revoke the proxy at any time prior to use by: (i) attending the Meeting and voting in person if you were a Registered Shareholder as of the Record Date; (ii) depositing an instrument in writing, including another completed form of proxy bearing a later date, executed by such Registered Shareholder or by his or her attorney authorized in writing or by electronic signature, or, if the Registered Shareholder is a corporation, by an authorized officer or attorney thereof, or by transmitting by telephone or electronic means, a revocation signed, subject to the BCBCA, by electronic signature: (i) to Odyssey Trust Company, Proxy Department, Victoria Tower, Suite 1717, 25 Adelaide St. East, Toronto, Ontario, M5C 3A1, Canada or online at https://odysseytrust.com/Transfer-Agent/Login, or at the address of the registered office of the Corporation at #700- 1199 West Hastings Street, Vancouver, BC, V6E 3T5, at any time prior to 5:00 p.m. (Vancouver time) on the last Business Day preceding the day of the Meeting or any adjournment or postponement thereof; (ii) with the Chairman of the Meeting on the day of the Meeting or any adjournment or postponement thereof; or (iii) in any other manner permitted by law.

A revocation of a proxy does not affect any matter on which a vote has been taken prior to the revocation.

Exercise of Discretion by Proxies

The Broadway Common Shares represented by an appropriate form of proxy will be voted on any ballot or poll that may be conducted at the Meeting, or at any adjournment or postponement thereof, in accordance with the instructions contained on the form of proxy and, if the Shareholder specifies a choice with respect to any matter to be acted on, the Broadway Common Shares will be voted accordingly. In the absence of instructions, such Broadway Common Shares will be voted FOR each of the matters described in the Notice of Meeting by the persons designated in the form of proxy.

The enclosed form of proxy, when properly completed and signed, confers discretionary authority upon the persons named therein to vote on any amendments to or variations of the matters described in the Notice of Meeting and on other matters, if any, which may properly be brought before the Meeting or any adjournment or postponement thereof, whether or not any amendments, variations or other matters are routine or contested. As at the date hereof, management of the Corporation knows of no such amendments or variations or other matters to be brought before the Meeting. However, if any other matter which is not now known to management of the Corporation should properly be brought before the Meeting, or any adjournment or postponement thereof, the Broadway Common Shares represented by such proxy will be voted on such matter in accordance with the judgment of the person named as proxy thereon.

Signing of Proxy

The form of proxy must be signed by the Registered Shareholder or the duly appointed attorney thereof authorized in writing or, if the Registered Shareholder is a corporation, by an authorized officer of such corporation. A form of proxy signed by the person acting as attorney of the Registered Shareholder or in some other representative capacity, including an officer of a corporation which is a Registered Shareholder, should indicate the capacity in which such person is signing. A Registered Shareholder or his or her attorney may sign the form of proxy or a power of attorney authorizing the creation of a proxy by electronic signature provided that the means of electronic signature permits a reliable determination that the document was created or communicated by or on behalf of such Registered Shareholder or by or on behalf of his or her attorney, as the case may be.

Non-Registered Shareholders

Only Registered Shareholders or duly appointed proxy holders are permitted to vote at the Meeting. Some Shareholders of the Corporation are non-Registered Shareholders because the Broadway Common Shares they own are not registered in their names but are instead registered in the names of a brokerage firm, bank or other intermediary (each an “Intermediary”) or in the name of a clearing agency (“Non-Registered Shareholders”).

Non-Registered Shareholders should note that only Registered Shareholders may vote at the Meeting. If Broadway Common Shares are listed in an account statement provided to a Shareholder by an Intermediary, then in almost all cases those Broadway Common Shares will not be registered in such Shareholder’s name on the records of the Corporation. Such Broadway Common Shares will more likely be registered in the name of an Intermediary or an agent or nominee thereof. In Canada, the vast majority of such Broadway Common Shares are registered under the name CDS & Co. (the registration name for The Canadian Depository for Securities Limited, which Corporation acts as nominee for many Intermediaries). Broadway Common Shares held by Intermediaries (or their agents or nominees) on behalf of Non-Registered Shareholders can only be voted (for or against resolutions) at the direction of the applicable Non-Registered Shareholder. Without specific instructions, Intermediaries and their agents or nominees are prohibited from voting Shares on behalf of Non-Registered Shareholders. Therefore, each Non-Registered Shareholder should ensure that voting instructions are communicated to the appropriate person well in advance of the Meeting.

Existing regulatory policy requires Intermediaries to forward all proxy-related materials to and seek voting instructions from Non-Registered Shareholders in advance of shareholder meetings. The various Intermediaries have their own mailing procedures and provide their own return instructions to clients, which should be carefully followed by Non- Registered Shareholders in order to ensure that their Broadway Common Shares are voted at the Meeting. Often the form of proxy supplied to a Non-Registered Shareholder by an Intermediary is identical to the form of proxy provided by the Corporation to registered Shareholders. However, its purpose is limited to instructing the Registered Shareholder (i.e., the Intermediary or agent or nominee thereof) how to vote on behalf of the Non-Registered Shareholder. The majority of Intermediaries now delegate responsibility for obtaining instructions from clients to Broadridge Financial Solutions, Inc. (“Broadridge”). Broadridge typically prepares a machine-readable voting instruction form (a “VIF”), mails those forms to non-registered shareholders and asks non-registered shareholders to return the forms to Broadridge, or otherwise communicate voting instructions to Broadridge (by way of the internet or telephone, for example). Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of shares to be represented at a meeting. For the purposes hereof, a Non-Registered Shareholder who receives a Broadridge voting instruction form cannot use that form to vote Broadway Common Shares directly at the Meeting. The voting instruction form must be returned to Broadridge (or instructions respecting the voting of Broadway Common Shares must be communicated to Broadridge) well in advance of the Meeting in order to have the Broadway Common Shares voted.

There are two kinds of Non-Registered Shareholders, (a) those who object to their identity being known to the issuers of securities which they own (“Objecting Beneficial Owners”, or “OBOs”) and (b) those who do not object to their identity being made known to the issuers of securities which they own (“Non-Objecting Beneficial Owners”, or “NOBOs”). Subject to the provisions of NI 54-101 issuers may deliver proxy-related materials directly to their NOBOs.

The Corporation is not sending proxy-related materials directly to NOBOs and accordingly, NOBOs can expect to receive a scannable VIF from Broadridge. These VIFs are to be completed and returned to Broadridge in the envelope provided or by facsimile. In addition, Broadridge provides both telephone voting and internet voting as described on the VIF itself which contains complete instructions. Broadridge will tabulate the results of the VIFs received from the NOBOs and will provide appropriate instructions to the Transfer Agent with respect to the Broadway Common Shares represented by the VIFs they receive. Please return your voting instructions as specified in the VIF.

The Corporation intends to pay for an Intermediary to deliver to objecting Non-Registered Shareholders the proxy- related materials and Form 54-101F7 – Request for Voting Instructions Made by Intermediary of NI 54-101 to the objecting Non-Registered Shareholders and as such, the Corporation’s OBOs can expect to be contacted by Broadridge or their Intermediaries or an agent or nominee thereof as set out above.

Although Non-Registered Shareholders may not be recognized directly at the Meeting for the purposes of voting Broadway Common Shares registered in the name of an Intermediary or an agent or nominee thereof, a Non- Registered Shareholder may attend the Meeting as proxy holder for the Registered Shareholder and vote its Broadway Common Shares in that capacity. Should a Non-Registered Shareholder wish to attend the Meeting and indirectly vote its Broadway Common Shares as proxy holder for an applicable Registered Shareholder, such Non-Registered Shareholder should enter its own name in the blank space on the voting instruction form provided to such Non- Registered Shareholder and return same in accordance with the instructions provided thereon.

All references to Shareholders in this Circular and the accompanying form of proxy and Notice of Meeting are to Shareholders of record unless specifically stated otherwise.

Quorum

The quorum for any meeting of Shareholders is two persons present at the meeting each of whom is entitled to vote at the Meeting, and who hold or represent by proxy in the aggregate not less than 5% of the outstanding shares of the Corporation entitled to vote at the Meeting. In the event that a quorum is not present at the time fixed for holding each of whom is entitled to vote at the Meeting, the Meeting shall stand adjourned to such date and to such time and place as may be determined by the Shareholders present.

ADDITIONAL INFORMATION CONCERNING BROADWAY

Broadway’s head office and registered office is located at 700 – 1199 West Hastings Street. Vancouver, BC V6E 3T5. The Broadway Common Shares trade on the TSXV under the symbol “BRD” and on the Frankfurt exchange under the symbol “BGH”.

Broadway is a reporting issuer in the Provinces of British Columbia and Alberta. Broadway is currently a resource company focused on development-stage projects with advanced exploration potential. In the event the Arrangment is approved at the Meeting and is completed, Broadway will carry on the business of MindMed. Additional information relating to the Corporation may be found under the Corporation’s profile on SEDAR at www.sedar.com. Inquiries, including requests for copies of the Corporation’s financial statements and management’s discussion and analysis, may be directed to Eric Myung, Chief Financial Officer (416) 361-3557. Additional financial information is provided in the Corporation’s comparative financial statements and management’s discussion and analysis for the year ended August 31, 2019, which is also available on SEDAR at www.sedar.com.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The Broadway Board and the Interim Order have fixed January 14, 2020 (the “Record Date”) as the record date for the determination of the Shareholders entitled to receive the Notice of Meeting. Shareholders of record at the close of business on the Record Date will be entitled to vote at the Meeting and at any adjournment or postponement thereof. Each Broadway Common Share will entitle the holder of record thereof to one vote at the Meeting.

As at the Record Date, there were 49,860,204 Broadway Common Shares outstanding. As of that date, to the knowledge of the directors and executive officers of Broadway, no persons, firms or corporations beneficially own, directly or indirectly, or exercise control or direction over, 10% or more of the Broadway Common Shares.

As of the date of this Circular, the total number of Broadway Common Shares owned or controlled by management and the directors of Broadway and their associates or affiliates is 6,031,167 Broadway Common Shares, representing 12.1% of the total issued and outstanding Broadway Common Shares.

ANNUAL MEETING MATTERS

1. RECEIPT OF FINANCIAL STATEMENTS

The audited financial statements of the Corporation for the years ended August 31, 2019 and 2018 (the “Financial Statements”), together with the auditor’s reports thereon (“Auditor’s Report”), will be presented to Shareholders at the Meeting but will not be voted upon. The Financial Statements and the Auditor’s Reports thereon together with the management discussion and analysis are available on SEDAR at www.sedar.com under the Corporation’s profile.

The Notice of Annual General & Special Meeting of Common Shareholders, Information Circular and form of Proxy will be available from the Corporation’s Registrar and Transfer Agent, Odyssey Trust Company, Victoria Tower, Suite 1717, 25 Adelaide St. East, Toronto, Ontario, M5C 3A1, or from the Corporation’s head office located at 507 – 595 Howe Street. Vancouver, BC V6C 2T5.

Request for Financial Statements

National Instrument 51-102 - Continuous Disclosure Obligations sets out the procedures for a shareholder to receive financial statements. If you wish to receive financial statements, you may use the enclosed form or provide instructions in any other written format. Registered Shareholders must also provide written instructions in order to receive the financial statements.

2. APPOINTMENT OF AUDITOR

The Shareholders of the Corporation will be asked to vote for the re-appointment of MNP LLP, Chartered Accountants, as auditors of the Corporation. If appointed, MNP LLP, Chartered Accountants will serve until the earlier of (i) the completion of the Plan of Arrangement; (ii) the next annual meeting of shareholders or (iii) their successor is appointed.

Unless directed otherwise by a proxy holder, or such authority is withheld, the management designees, if named as proxy, intend to vote the Broadway Shares represented by any such proxy FOR the appointment of MNP LLP as auditor of the Corporation, to hold office until the Arrangement becomes effective or, if the Arrangement does not become effective, until the close of the next annual general meeting of shareholders or until MNP LLP is removed from office or resigns as provided by the Corporation’s by-laws, and the management designees also intend to vote the Broadway Shares represented by any such proxy in favour of a resolution authorizing the Broadway Board to fix the compensation of the auditor. MNP LLP has been the Corporation’s auditor since August 2010.

3. NUMBER OF DIRECTORS

At the Meeting, the Broadway Shareholders will be asked to fix the number of directors at five (5) until the earlier of the next annual general meeting or the completion of the Plan of Arrangement.

Unless directed otherwise by a proxy holder, or such authority is withheld, the management designees, if named as proxy, intend to vote the Broadway Shares represented by any such proxy FOR fixing the number of directors of the Broadway Board at five (5), to hold office until the Arrangement becomes effective or, if the Arrangement does not become effective, until the close of the next annual general meeting of shareholders.

4. ELECTION OF DIRECTORS

Number of Directors to be Elected at the Meeting

At the previous annual meeting of shareholders of Broadway, six (6) directors were elected, one of whom has resigned such that the Broadway Board presently consists of five (5) directors. Directors of Broadway are elected annually. All of the current directors of the Corporation will be standing for re-election.

Term

Each director elected will hold office until the Arrangement becomes effective, or, if the Arrangement does not become effective, until the next annual general meeting of the shareholders or until his successor is duly elected, unless his office is earlier vacated in accordance with the by-laws of Broadway or the provisions of the BCBCA.

Nominees

The following table and notes thereto sets out the name of each person proposed to be nominated by Management for election as a director (each a “proposed director”), the province and country in which such nominee is ordinarily resident, all offices of Broadway now held by such nominee, his or her principal occupation, the period of time for which he or she has been a director of Broadway, and the number of Broadway Common Shares beneficially owned by him or her, directly or indirectly, or over which he or she exercises control or direction, as at the date hereof.

Name, Position, Province and Country of Residence(1)	Principal Occupation During Past Five Years (1)	Period as a Director of Broadway	Number of Broadway Common Shares beneficially owned or controlled or directed, directly or indirectly(2)
Duane Parnham Nassau, Bahamas Chief Executive Officer and Chairman	Mr. Duane Parnham is the Executive Chairman of Giyani Gold Corp., Canoe Mining Ventures Corp. and the Chairman of Nevada Zinc Corporation.	October 19, 2016 to present.	4,848,167 (9.72%)
Suzanne Wood British Columbia, Canada Director	Suzanne Wood is the founder and CEO of Wood & Associates, a small cap management and corporate finance services firm.	July 26, 2010 to present.	830,000 (1.66%)
Shawn Parnham Ontario, Canada Director	Since August 2013, Mr. Parnham has been Vice President Finance & Treasurer of the IMT Group.	April 3, 2017 to present.	Nil

Name, Position, Province and Country of Residence(1)	Principal Occupation During Past Five Years (1)	Period as a Director of Broadway	Number of Broadway Common Shares beneficially owned or controlled or directed, directly or indirectly(2)
Dr. Roger Laine France Director	Retired executive.	July 13, 2017 to present.	133,000 (0.27%)
Victoria Donato Ontario, Canada Director	Prior to joining Broadway Gold, Ms Donato was the Chief Financial Officer for a Toronto hedge fund, Red Sky Capital Management Ltd.	July 13, 2017 to present.	220,000 (0.44%)

Notes

(1)	The information as to the province or state, country of residence and principal occupation, not being within the knowledge of Broadway, has been furnished by the respective directors individually.

(2)

The information as to Broadway Common Shares beneficially owned or over which a director exercises control or direction, not being within the knowledge of Broadway has been furnished by the respective directors individually.

A shareholder can vote for all of the above nominees, vote for some of the above nominees and withhold for other of the above nominees, or withhold for all of the above nominees. Unless otherwise indicated, the named proxyholders will vote FOR the election of each of the proposed nominees set forth above as directors of Broadway. Management does not contemplate that any of such nominees will be unable to serve as a director of Broadway but, if that should occur for any reason prior to the Meeting, the persons named in the enclosed form of proxy reserve the right to vote for another nominee in their discretion.

Corporate Cease Trade Orders or Bankruptcies

Except as disclosed below, none of the proposed directors (or any of their personal holding companies) of Broadway:

(a)

is, as at the date of this Circular, or has been, within 10 years before the date of this Circular, a director, chief executive officer or chief financial officer of any Corporation, including Broadway, that:

(i)

was subject of a cease trade order or similar order or an order that denied the relevant Corporation access to any exemption under securities legislation, for a period of more than 30 consecutive days while that person was acting in the capacity as director, executive officer or chief financial officer; or

(ii)

was the subject of a cease trade or similar order or an order that denied the issuer access to any exemption under securities legislation in each case for a period of 30 consecutive days, that was issued after the person ceased to be a director, chief executive officer or chief financial officer in the Corporation and which resulted from an event that occurred while that person was acting in the capacity as director, executive officer or chief financial officer; or

(b)

is as at the date of this Circular, or has been within the 10 years before the date of this Circular, a director or executive officer of any Corporation, including Broadway, that while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(c)

has, within the 10 years before the date of this Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangements or compromise with creditors, or had a receiver, receiver manager as trustee appointed to hold the assets of that individual.

None of the proposed directors (or any of their personal holding companies) has been subject to:

(a)

any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable security holder in deciding whether to vote for a proposed director.

See “Compensation of Directors and Executive Officers”.

5. APPROVAL OF BROADWAY STOCK OPTION PLAN

Annual Approval of Stock Option Plan

The Corporation presently has in place a “rolling” share option plan whereby the Corporation is authorized to grant stock options of up to 10% of its issued and outstanding shares, from time to time (the “Broadway Stock Option Plan”). The purpose of the Broadway Stock Option Plan is to attract and motivate directors, officers, employees, consultants and others providing services to the Corporation and thereby advance the Corporation’s interests, by affording such persons with an opportunity to acquire an equity interest in the Corporation through the issuance of stock options. As a “rolling” stock option plan, the Broadway Stock Option Plan is required to be approved by the Shareholders each year at the Corporation’s annual general meeting.

Accordingly, Shareholders are being asked to approve the Broadway Stock Option Plan, which was initially approved by Shareholders of the Corporation at the meeting of shareholders held on January 12, 2012, until the earlier of the next annual general meeting or the completion of the Plan of Arrangement.

General Description of the Stock Option Plan

The following information is intended as a brief description of the Broadway Stock Option Plan and is qualified in its entirety by the full text of the Broadway Stock Option Plan, which will be available for review at the Meeting:

(a)

Broadway Common Shares reserved for issuance will not exceed 10% of the issued and outstanding Broadway Common Shares at the date of granting the stock option. At the date of this Circular, the Corporation currently has 2,700,000 outstanding Broadway Options granted to the Corporation’s officers and directors pursuant to the Broadway Stock Option Plan, the number of securities remaining available for future issuance under the Broadway Stock Option Plan is currently 1,466,020 however if any option expires or otherwise terminates for any reason without having been exercised in full, the number of shares in respect of which the option expired or terminated shall again be available for the purposes of the Broadway Stock Option Plan.

(b)	The exercise price per common share for a stock option will be set by the Broadway Board and may not be less than the discounted market price (as calculated pursuant to the policies of the Exchange);

(c)

Broadway options granted under the Broadway Stock Option Plan may be exercisable for a maximum of 10 years from the date of grant for a tier 1 issuer or 5 years from the date of grant for a tier 2 or a NEX Issuer;

(d)

Broadway options granted to directors, officers and all employees and consultants employed or retained by the Corporation will be deemed fully vested and are exercisable immediately, notwithstanding options granted to consultants conducting investor relations activities will vest over a period of not less than 12 months as to 25% on the date that is three months from the date of grant and a further 25% on each successive date that is three months from the date of the previous vesting, or such longer vesting period as the Broadway Board may determine;

(e)

The number of Broadway Common Shares reserved for issuance under the Broadway Stock Option Plan to any individual director or officer in a 12 month period will not exceed five percent (5%) of the issued and outstanding Broadway Common Shares and the number of Broadway Common Shares reserved for issuance to all consultants and service providers conducting investor relations activities will not exceed two percent (2%) of the issued and outstanding Broadway Common Shares.

(f)

Broadway Options may be exercised no later than 90 days following cessation of the optionee’s position with the Corporation and if the cessation of office, directorship, or consulting arrangement was by reason of death, the option may be exercised within a maximum period of one year after such death, subject to the expiry date of such option.

A copy of the Broadway Option Plan is available upon request from the Corporation.

Outstanding Options

There are currently 3,400,000 incentive stock options outstanding under the Broadway Stock Option Plan, representing 69.19% of the currently available options, and 7.0% of the issued Broadway Common Shares. Accordingly, a total of 4,986,020 Broadway Options (representing 10% of the outstanding common shares as at the current date) are permitted to be granted under the Broadway Stock Option Plan, and therefore an additional 1,586,020 Broadway Options are currently available for grant under the Broadway Stock Option Plan.

Annual Shareholder Approval of the Broadway Stock Option Plan

Shareholders will be asked at the Meeting to consider and, if thought fit, pass an ordinary resolution in substantially the following form:

“RESOLVED, as an ordinary resolution, that the Broadway Stock Option Plan, as described in the Circular dated December 29, 2019 and the grant of options thereunder in accordance therewith, be approved.”

The Broadway Board considers that the ability to grant incentive stock options is an important component of its compensation strategy and is necessary to enable the Corporation to attract and retain qualified directors, officers, employees and consultants. The Board therefore recommends that Shareholders vote FOR the resolution approving the Broadway Stock Option Plan. Unless otherwise instructed, the Corporation’s management nominees named in the enclosed form of proxy will vote FOR of the above resolution. If the Broadway Stock Option Plan is not approved by the Shareholders, existing Broadway Options will not be affected, but new Broadway Options granted by the Corporation will be required to be approved by the Shareholders before they can be exercised by the holders thereof.

In the event the Plan of Arrangement is completed, the Broadway Stock Option Plan will be null and void and of no further force or effect (but any options granted thereunder that have not expired or been terminated in accordance with their provisions shall continue in force and effect).

6. APPROVAL OF THE PLAN OF ARRANGEMENT

At the Meeting, Shareholders will be asked to consider and, if thought advisable, to pass, with or without variation, the Arrangement Resolution to approve, inter alia, the Arrangement pursuant to Section 288 of the BCBCA. The Arrangement, the Plan of Arrangement and the terms of the Arrangement Agreement are summarized below. This summary does not purport to be complete and is qualified in its entirety by reference to the Arrangement Agreement and the Plan of Arrangement attached thereto, each of which have been filed on SEDAR at www.sedar.com under the Corporation’s profile. A copy of the Plan of Arrangement is also attached as Appendix “C” of this Circular.

To be effective, the Arrangement Resolution must be approved by not less than two-thirds of the votes cast by Shareholders present in person or represented by proxy and entitled to vote at the Meeting. See “The Arrangement – Required Shareholder Approval”. A copy of the Arrangement Resolution is set out in Appendix “B” of this Circular.

Unless otherwise directed in properly completed forms of proxy, it is the intention of the individuals named in the enclosed form of proxy to vote FOR the Arrangement Resolution. If you do not specify how you want your Broadway Common Shares to be voted at the Meeting, the persons named as proxyholders in the enclosed form of proxy will cast the votes represented by your proxy at the Meeting FOR the Arrangement Resolution.

If the Arrangement is approved at the Meeting, the Final Order approving the Arrangement is issued by the Court and the applicable conditions to the completion of the Arrangement are satisfied or waived, the Arrangement is currently expected to take effect at 12:01 a.m. (Vancouver time) on the Effective Date, which is expected to occur on or about February 28, 2020 or such earlier or later date as may be agreed by MindMed and the Corporation.

Purpose and Description of the Arrangement

The purpose of the Arrangement is for Broadway to indirectly acquire all of the issued and outstanding MindMed Common Shares. If the Arrangement Resolution is approved by not less than two-thirds of the votes cast by Shareholders present in person or represented by proxy and entitled to vote at the Meeting, and all of the other conditions to closing of the Arrangement are satisfied or waived (where permitted), the Arrangement will be implemented by way of a court-approved Plan of Arrangement under the BCBCA. Pursuant to the Arrangement and the Plan of Arrangement, MindMed will issue 1,000 MindMed Common Shares to Broadway.

As at the close of business on the Record Date, there were 49,860,204 Broadway Common Shares issued and outstanding, 3,100,500 Broadway Warrants outstanding, and 3,400,000 Broadway Options outstanding.

Background to the Arrangement

The provisions of the Arrangement Agreement are the result of arm’s length negotiations conducted between representatives of Broadway and MindMed and their respective financial and legal advisors.

In early 2019, Stephen Hurst and JR Rahn, two of the founders of MindMed, determined that the development of the 18-MC Program had reached a stage where further financing was required and that it could be best achieved through the use of a public vehicle. In May, 2019, MindMed was established and began the process of raising funds privately, through the MindMed Non-Brokered Offering. At the same time, MindMed began discussions with a number of reporting issuers that had no active business for the purposes of determining an appropriate vehicle for completing a business combination and bringing MindMed public. Among these issuers was Broadway. By late June, 2019, MindMed had identified Broadway as the most suitable vehicle for completing a business combination and after due diligence investigations and negotiations that focused, among other things, on Broadway’s liabilities and the treatment thereof, the exchange ratio for Broadway shareholders and the status of Broadway’s then-existing business, the parties entered into a non-binding letter of intent that was announced on July 26, 2019. The letter of intent outlined the general terms and conditions pursuant to which Broadway and MindMed agreed to complete a transaction that would result in a reverse take-over of Broadway by the current shareholders of MindMed. Immediately thereafter, Broadway and MindMed commenced negotiation of the Arrangement Agreement, the execution of which was announced on October 16, 2019 and which is described in greater detail in “The Arrangement Agreement”.

Recommendation of the Broadway Board

After careful consideration and consultation with its financial and legal advisors, the Broadway Board has unanimously determined that the Arrangement is, and continues to be, in the best interests of the Corporation and that the Arrangement is fair to the Shareholders, and has authorized the submission of the Arrangement to the Shareholders for their approval at the Meeting. Accordingly, the Broadway Board has determined unanimously to recommend to the Shareholders that they vote FOR the Arrangement Resolution.

Reasons for the Arrangement

In the course of their evaluation of the Arrangement, the Broadway Board consulted with Broadway’s management team, legal counsel and financial advisors, reviewed a significant amount of information, and considered a number of factors including, among others, the following:

(a)

Continued Participation by Broadway Shareholders: The Shareholders, through their ownership of Resulting Issuer Shares, will have the opportunity to participate in the global growth of the Resulting Issuer and will benefit from the enhanced growth prospects of the Resulting Issuer.

(b)	Acceptance by Directors and Senior Officers: The Broadway Board has unanimously approved the Arrangement and recommends that the Shareholders vote in favour of the Arrangement.

(c)	Negotiated Transaction: The Arrangement Agreement is the result of an arm’s length negotiation process and includes terms and conditions that are reasonable in the judgement of the Broadway Board.

(d)

Shareholder Approval: The Arrangement must be approved by at least two-thirds of the votes cast on the Arrangement Resolution at the Meeting by Shareholders present in person or represented by proxy and entitled to vote at the Meeting.

(e)

Regulatory Approval: The Arrangement must be approved by the Court, which will consider, among other things, the substantive and procedural fairness and reasonableness of the Arrangement to the Shareholders. The Arrangement Agreement also contains a condition precedent that all regulatory approvals shall be obtained prior to closing.

(f)

Dissent Rights: The terms of the Plan of Arrangement provide that any Shareholder who opposes the Arrangement may, upon compliance with certain conditions, exercise Dissent Rights and, if ultimately successful, receive the fair value of the Dissenting Shares in accordance with the Arrangement.

The Broadway Board also considered a number of potential risks and potential negative factors relating to the Arrangement, including the following:

(a)	Regulatory and Court Approval. The Arrangement is subject to regulatory approval by the TSXV and Court approval;

(b)

Completion Risk. The risks to Broadway if the Arrangement is not completed, including that Broadway will have incurred significant costs in pursuing the Arrangement and that management of Broadway will have their attention diverted from Broadway’s business in the ordinary course;

(c)	Termination Rights of MindMed. MindMed has the right to terminate the Arrangement Agreement under certain limited circumstances;

(d)

Interim Operation Covenants. The restrictions on the conduct of the Corporation’s business prior to the consummation of the Arrangement requiring the Corporation to conduct its business in the ordinary course and preventing the Corporation from taking certain specified actions may delay or prevent the Corporation from undertaking business opportunities pending the consummation of the Arrangement;

(e)	Non-Solicitation Covenants. There are limitations contained in the Arrangement Agreement on Broadway’s ability to solicit additional interest from third parties; and

(f)

Integration Risk. Following completion of the Arrangement, the Resulting Issuer may not realize the benefits of its new projects, may be subject to significant operating risks associated with its integrated operations and portfolio of projects, and may not realize the benefits currently anticipated due to potential challenges associated with integrating the operations of the Corporation.

The reasons of the Broadway Board for recommending the Arrangement include certain assumptions relating to forward-looking information, and such information and assumptions are subject to various risks. See “Cautionary Statement Regarding Forward-Looking Information” and “Risk Factors Relating to the Arrangement” in this Circular.

The Broadway Board evaluated all the factors summarized above in light of their knowledge of the business and operations of the Corporation and based on the advice of financial and legal advisors to the Broadway Board and in the exercise of their business judgment. The foregoing summary of the information and factors considered by the Broadway Board is not intended to be exhaustive. In view of the variety of factors and the amount of information considered in connection with its evaluation of the Arrangement, the Broadway Board did not find it practicable to, and did not, quantify, rank or otherwise attempt to assign relative weights to the foregoing factors considered in their determinations. In addition, in considering the factors described above, individual members of the Broadway Board may have given different weights to various factors and may have applied different analysis to each of the material factors considered by the Broadway Board.

Arrangement Mechanics

The following description is qualified in its entirety by reference to the full text of the Plan of Arrangement, a copy of which is attached hereto as Appendix “C” to this Circular. At the Effective Time and pursuant to the Plan of Arrangement, the following transactions, among others, will occur and shall be deemed to occur in the following sequence or as otherwise provided below or herein, without any further act or formality:

(a)

effective at twenty (20) minutes prior to the Effective Time, each Broadway Common Share in respect of which a Broadway Dissenting Shareholder has exercised Dissent Rights shall be, and shall be deemed to be, transferred to Broadway free and clear of any Encumbrances for cancellation without any further act or formality and

(i)

such Dissenting Broadway Shareholders shall cease to be the holders of such Broadway Common Shares, and to have any rights as holders of Broadway Common Shares, other than the right to be paid fair value for such Broadway Common Shares;

(ii)	such Dissenting Broadway Shareholders’ names shall be removed as the holders of such Broadway Common Shares from the register of Broadway Common Shares maintained by or on behalf of Broadway; and

(iii)

Broadway shall be deemed to be the transferee and legal and beneficial holder of such Broadway Common Shares (free and clear of all Encumbrances) and shall be entered as the registered holder of such Broadway Common Shares in the register of Broadway Common Shares maintained by or on behalf of Broadway;

(b)

effective at fifteen (15) minutes prior to the Effective Time, Broadway shall, in the following order, complete (i) the Consolidation; (ii) the Name Change, and (iii) the Authorized Capital Amendment, and registered Broadway Shareholders will be entitled to receive Broadway Certificates after giving effect to the Consolidation, Name Change and Authorized Capital Amendment;

(c)

effective at ten (10) minutes prior to the Effective Time, Broadway will transfer the Transferred Assets to Spinco and Spinco will assume the Assumed Liabilities in accordance with the Transfer Agreement in consideration of the number of Spinco Distribution Shares as is equal to the number of Broadway Common Shares issued and outstanding immediately prior to the Effective Time (for greater certainty, on a pre- Consolidation basis) on such record date as determined by Broadway less the number of Broadway Common Shares transferred to Broadway pursuant to (a) above (for greater certainty, on a pre- Consolidation basis), and Broadway shall be added to the register of Spinco Common Shares maintained by or on behalf of Spinco, and in connection therewith, in accordance with the BCBCA, Spinco shall add to the stated capital account maintained by Spinco for the Spinco Common Shares an amount that shall equal the fair market value of the Spinco Distribution Shares issued to Broadway;

(d)

effective at five (5) minutes prior to the Effective Time, the Spinco Distribution Shares will be distributed to the holders of Broadway Common Shares (other than a Dissenting Broadway Shareholder) pursuant to (c)above and the names of the Broadway Shareholders shall be added to (and Broadway removed from) the register of Spinco Common Shares maintained by or on behalf of Spinco, and in connection therewith;

(i)	the Spinco Incorporation Share issued to Broadway on incorporation shall be cancelled for no consideration and as a result thereof:

(A)	Broadway shall cease to be, and shall be deemed to have ceased to be, the holder of the Spinco Incorporation Share and to have any rights as a holder of the Spinco Incorporation Share; and

(B)	Broadway shall be removed as the holder of the Spinco Incorporation Share from the register of Spinco Common Shares maintained by or on behalf of Spinco;

(ii)

Broadway will be deemed to have reduced the stated capital of the Broadway Common Shares with the same effect as if reduced pursuant to Section 74 of the BCBCA, by an amount equal to the fair market value of the Spinco Distribution Shares, and Broadway will be deemed to have effected the reduction of capital of the Broadway Common Shares by being deemed to have paid and distributed the Spinco Distribution Shares to the Broadway Shareholders, other than the Dissenting Broadway Shareholders, on the basis of one Spinco Distribution Share for every one Broadway Common Share held immediately prior to the Effective Time (for greater certainty, on a pre-Consolidation basis) as a return of capital distribution in-kind; provided that the aggregate reduction in the stated capital for the Broadway Common Shares shall not exceed the aggregate paid-up capital (as that term is used for the purposes of the Tax Act) of the Broadway Common Shares immediately prior to the Effective Time;

(e)

effective at the Effective Time, Delaware Subco, in accordance with the Delaware General Corporation Law, shall merge with and into MindMed and MindMed shall continue as the surviving corporation under the laws of the State of Delaware in the manner set out in the Plan of Arrangement, and each of the following will occur:

(i)

in accordance with the constating documents of MindMed, each issued and outstanding MindMed Class B Share, MindMed Class C Share and MindMed Class D Share shall automatically convert into one fully paid, non-assessable MindMed Class A Share;

(ii)

each issued and outstanding MindMed Class A Share (including all MindMed Class A Shares issued on automatic conversion of the MindMed Class B Shares, MindMed Class C Shares and MindMed Class D Shares set out in (e)(i) above) shall be exchanged for either (A) one (1) Broadway Subordinate Voting Share or (B) one/hundredth (1/100) of a MindMed Multiple Voting Share (as determined by Broadway and MindMed), and thereafter the MindMed Class A Shares shall be cancelled without any repayment in respect thereof;

(iii)	each issued and outstanding MindMed Warrant shall be exchanged for one Broadway Replacement Warrant;

(iv)

each share of common stock, par value $0.001 per share, of Delaware Subco, issued and outstanding immediately prior to the Effective Time, shall be converted into and become one validly issued, fully paid and non-assessable MindMed Common Share of MindMed after the Merger; and

(v)

in consideration of the Broadway Subordinate Voting Shares, MindMed Multiple Voting Shares (as the case may be) and Broadway Replacement Warrants issued pursuant to section (e)(ii) and (iii) above, respectively, MindMed (as the surviving corporation in connection with the Merger) will issue 1,000 MindMed Common Shares to Broadway and, other than the MindMed Common Shares issued pursuant to (e)(iv) above, such shares shall constitute the only outstanding shares of capital stock of MindMed after the Merger; and

(f)

all of the foregoing events are intended to be completed, failing any one of which, none of the foregoing will occur and this Plan of Arrangement shall be null and void and of no further force and effect unless otherwise agreed to by the Parties.

No fractional Spinco Distribution Shares will be issued. In the event that a Broadway Shareholder would otherwise be entitled to a fractional Spinco Distribution Share hereunder, the number of Spinco Distribution Shares issued to such Broadway Shareholder shall, without any additional compensation, be rounded down to the next lesser whole number of Spinco Distribution Shares. In calculating such fractional interests, all Broadway Common Shares registered in the name of or beneficially held by such Broadway Shareholder or their nominee shall be aggregated.

Required Shareholder Approval

Pursuant to the Interim Order, the Arrangement Resolution must be approved by not less than two-thirds of the votes cast by Shareholders present in person or represented by proxy and entitled to vote at the Meeting. The Arrangement Resolution must receive such Shareholder Approval in order for the Corporation to seek the Final Order and implement the Arrangement on the Effective Date in accordance with the Final Order.

Interests of Certain Persons in the Arrangement

In considering the Arrangement and the recommendation of the Broadway Board with respect to the Arrangement, Shareholders should be aware that certain directors and certain senior officers of the Corporation have interests in connection with the Arrangement that may present them with actual or potential conflicts of interest in connection with the Arrangement. The Broadway Board is aware of these interests and considered them along with other matters described above under “The Arrangement – Reasons for the Arrangement”. These interests and benefits are described below.

Except as otherwise disclosed below or elsewhere in this Circular, all benefits received, or to be received, by directors or executive officers of Broadway as a result of the Arrangement are, and will be, solely in connection with their services as directors or employees of Broadway. No benefit has been, or will be, conferred for the purpose of increasing the value of consideration payable to any such person for Broadway Common Shares, nor is it, or will it be, conditional on the person supporting the Arrangement.

Broadway Common Shares

Pursuant to the Plan of Arrangement, Broadway will consolidate the Broadway Common Shares on the basis of the Consolidation Ratio. As at the Record Date, there are 49,860,204 Broadway Common Shares outstanding.

As at the Record Date, the directors and executive officers of Broadway beneficially owned, or exercised control or direction, directly or indirectly, over 6,031,167 Broadway Common Shares representing in the aggregate approximately 12.10% of all issued and outstanding Broadway Common Shares on a non-diluted basis.

See “The Arrangement – Arrangement Mechanics”.

Broadway Warrants

Pursuant to the Plan of Arrangement, Broadway will consolidate the Broadway Warrants on the basis of the Consolidation Ratio. As at the Record Date, 3,100,500 Broadway Warrants are outstanding.

Broadway Options

Pursuant to the Plan of Arrangement, Broadway will consolidate the Broadway Options on the basis of the Consolidation Ratio. As at the Record Date, the directors and executive officers of Broadway owned an aggregate of 3,400,000 Broadway Options granted pursuant to the Broadway Option Plan. The outstanding Broadway Options held by such directors and executive officers had exercise prices ranging from $0.05 to $0.25.

Ownership of Broadway Securities

None of the directors and executive officers of Broadway nor, to the knowledge of the Corporation after reasonable enquiry: (a) their respective associates and affiliates; (b) any insider of Broadway (other than the directors and executive officers) and their respective associates and affiliates; (c) any associate or affiliate of Broadway; and (d) any person acting jointly or in concert with Broadway, beneficially own, or exercise control or direction over, securities of Broadway except as set forth below and which will be affected by the Arrangement as described under “The Arrangement – Arrangement Mechanics”:

Name and Position	# of Broadway Common Shares Beneficially Owned or Directly or Indirectly Controlled or Directed	# of Broadway Options Beneficially Owned or Directly or Indirectly Controlled or Directed		# of Broadway Warrants Beneficially Owned or Directly or Indirectly Controlled or Directed
Duane Parnham Chairman & Chief Executive Officer	4,848,167	700,000		100,000
Eric Myung Chief Financial Officer	Nil	Nil		Nil
Suzanne Wood Director	830,000	650,000		Nil
Shawn Parnham Director	Nil	550,000	(1)	Nil
Victoria Donato Director	220,000	400,000		Nil
Dr Roger Laine Director	133,000	400,000		Nil
Total	6,031,167	2,700,000		100,000

Note

(1)	450,000 Broadway Options granted to Mr. Parnham are equivalent to 100,000 Broadway Common Shares.

To the knowledge of the Corporation, there are no agreements, commitments or understandings to acquire securities of the Corporation by any of the persons referred to above except for Broadway Common Shares and/or the Resulting Issuer Shares that may be acquired upon the exercise of Broadway Options, respectively, or as otherwise disclosed herein.

All Broadway securities held by the directors or senior officers of Broadway will be treated in the same fashion under the Arrangement as those securities held by every other securityholder of Broadway.

MI 61-101

MI 61-101 regulates certain transactions to ensure equality of treatment among securityholders, generally requiring enhanced disclosure, approval by a majority of securityholders excluding “interested parties” or “related parties”, independent valuations and, in certain instances, approval and oversight of the transaction by a special committee of independent directors. The protections of MI 61-101 generally apply to “business combinations” (as defined in MI 61-101) that terminate the interests of securityholders without their consent (regardless of whether the equity security is replaced with another security). MI 61-101 provides that, in certain circumstances, where a “related party” of an issuer (as defined in MI 61-101) is entitled to receive a “collateral benefit” (as defined in MI 61-101) in connection with an arrangement, such transaction may be considered a “business combination” for the purposes of MI 61-101 and as a result such related party will be an “interested party” (as defined in MI-61-101) and the issuer may be subject to valuation and minority approval requirements. A “related party” includes directors, executive officers and shareholders holding over 10% of the issued and outstanding shares of the issuer.

A “collateral benefit” (as defined in MI 61-101) includes any benefit that a related party of Broadway is entitled to receive as a consequence of the Arrangement, including without limitation, an increase in salary, a lump sum payment, a payment for surrendering securities or other enhancement in benefits related to services as an employee, director or consultant of Broadway. MI 61-101 excludes from the meaning of collateral benefit a payment per security that is identical in amount and form to the entitlement of the general body of holders in Canada of securities of the same class, as well as certain benefits to a related party received solely in connection with the related party’s services as an employee or director of an issuer, of an affiliated entity of such issuer or of a successor to the business of such issuer where (a) the benefit is not conferred for the purpose, in whole or in part, of increasing the value of the consideration paid to the related party for securities relinquished under the transaction; (b) the conferring of the benefit is not, by its terms, conditional on the related party supporting the transaction in any manner; (c) full particulars of the benefit are disclosed in the disclosure document for the transaction; and (d) either (i) at the time of the transaction the related party and his or her associated entities beneficially own, or exercise control or direction over, less than 1% of the outstanding securities of each class of equity securities of the issuer (the “1% Exemption”), or (ii) the related party discloses to an independent committee of the issuer the amount of consideration that he or she expects to be beneficially entitled to receive, under the terms of the transaction, in exchange for the equity securities he or she beneficially owns and the independent committee acting in good faith determines that the value of the benefit, net of any offsetting costs to the related party, is less than 5% of the value of the consideration the related party will receive pursuant to the terms of the transaction for the equity securities it beneficially owns, and the independent committee’s determination is disclosed in the disclosure document for the transaction (the “5% Exemption”).

The Arrangement does not constitute an issuer bid, business combination, insider bid or a related party transaction for the purposes of MI 61-101. In assessing whether the Arrangement could be considered to be a “business combination” for the purposes of MI 61-101, the Corporation reviewed all benefits or payments which related parties of the Corporation are entitled to receive, directly or indirectly, as a consequence of the Arrangement to determine whether any constituted a collateral benefit. For these purposes, the only related parties of the Corporation that are entitled to receive a benefit, directly or indirectly, as a consequence of the Arrangement are the directors and executive officers of the Corporation.

The only officers or directors who do not qualify for the 1% Exemption, as they held 1% or more of the outstanding equity securities of the Corporation at the time the Arrangement was agreed to and may be entitled to receive certain benefits as a consequence of the Arrangement are Duane Parnham and Suzanne Wood.

The Broadway Board has determined that the potential change of control benefits described above under “The Arrangement – Interests of Certain Persons in the Arrangement – Employment Agreements” do not constitute collateral benefits under MI 61-101 and accordingly the Arrangement is not subject to the valuation and minority approval requirements of MI 61-101.

Expenses of the Arrangement

Except as otherwise provided in the Arrangement Agreement, all out-of-pocket third party transaction expenses incurred in connection with the Arrangement Agreement and the Plan of Arrangement and the transactions contemplated thereunder shall be paid by the party incurring such fees, costs or expenses, whether or not the Arrangement is consummated.

Pursuant to the Arrangement Agreement, MindMed shall pay the legal fees, exclusive of HST and disbursements, of counsel to Broadway to a maximum of $50,000.

Court Approval of the Arrangement and Completion of the Arrangement

The Plan of Arrangement requires approval by the Court under Section 288 of the BCBCA. On January 8, 2020, prior to the mailing of this Circular, the Corporation obtained the Interim Order, which provides for the calling and holding of the Meeting, the Dissent Rights and other procedural matters. A copy of the Interim Order is attached as Appendix “D” to this Circular.

Subject to the terms of the Arrangement Agreement and receipt of Shareholder Approval, Broadway intends to make an application to the Court for the Final Order. The application for the Final Order approving the Arrangement is expected to occur on or about February 24, 2020 at 10:00 a.m. (Vancouver time), or as soon thereafter as counsel may be heard, at the Courthouse located at 800 Smithe Street, Vancouver, or at any other date and time as the Court may direct. Any Broadway Shareholder, Broadway Optionholder and Broadway Warrantholder or any other interested party who wishes to appear or be represented and to present evidence or arguments at that hearing of the application for the Final Order must file and serve a response to petition no later than 4:00 p.m. (Vancouver time) on February 19, 2020 along with any other documents required, all as set out in the Interim Order and the Notice of Hearing of Petition (the texts of which are set out at Appendices D and E to this Circular, respectively), and satisfy any other requirements of the Court. Such persons should consult with their legal advisors as to the necessary requirements. In the event that the hearing is adjourned, then, subject to a further order of the Court, only those persons having previously filed and served a response to petition will be given notice of the adjournment.

The Court has broad discretion under the BCBCA when making orders with respect to the Arrangement. The Court will consider, among other things, the substantive and procedural fairness of the Arrangement to the parties affected, including the Broadway Shareholders, Broadway Optionholders and Broadway Warrantholders. The Court may approve the Arrangement in any manner the Court may direct, subject to compliance with any terms and conditions, if any, as the Court deems fit.

The Court has been advised that the Court’s approval of the Arrangement (including the fairness thereof), if granted, will form a basis for the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof with respect to the issuance. Consequently, if the Final Order is granted, the MindMed Common Shares issuable to Broadway pursuant to the Arrangement will not require registration under the U.S. Securities Act. See “Securities Law Matters – U.S. Securities Laws”.

For further information regarding the Court hearing and your rights in connection with the Court hearing, see the form of Notice of Hearing of Petition attached as Appendix “E” to this Circular.

Assuming the Final Order is granted and the other conditions to closing contained in the Arrangement Agreement are satisfied or waived to the extent legally permissible, then the Final Order will be entered into the ledger entry for the Corporation with the Registrar of Companies to give effect to the Arrangement.

Stock Exchange Approval

Broadway Common Shares currently trade on the TSXV under the symbol “BRD” and on the Frankfurt exchange under the symbol “BGH”. Broadway will use its reasonable best efforts to have the Arrangement accepted for filing by a recognized Canadian stock exchange. MindMed will use its reasonable commercial efforts to assist Broadway in obtaining the acceptance for filing of the Arrangement by a recognized Canadian stock exchange. It is a condition of closing that Broadway will have obtained approval of the necessary Canadian stock exchange of the Arrangement, subject only to compliance with the usual requirements of such stock exchange.

Effects of the Arrangement on Shareholders’ Rights

The rights of Shareholders are currently and will continue to be governed by the BCBCA and by Broadway’s notice of articles and articles.

7. APPROVAL OF THE CONSOLIDATION OF BROADWAY COMMON SHARES

At the Meeting, Broadway Shareholders will be asked to consider, and if thought appropriate, approve the consolidation of the Broadway Common Shares on the basis of each eight (8) pre-Consolidation Broadway Common Shares into one (1) post-Consolidation Broadway Common Share, provided that holders of Broadway Common Shares on the date that such consolidation becomes effective shall not be entitled to receive any fractional Broadway Common Share following the Consolidation. The Consolidation Resolution is expected to be implemented prior to the Arrangement; however, it is conditional upon the completion of the Arrangement and the Consolidation will not be completed if the Arrangement is not completed.

The text of the Consolidation Resolution to be voted on at the Meeting by the Shareholders is set forth in Appendix “B” hereto.

The Consolidation Resolution must be approved by at least two-thirds of votes cast by Shareholders present in person or voting by proxy at the Meeting in order for it to be adopted. The Board and management of the Corporation recommend that Shareholders vote FOR the Consolidation.

The persons named in the form of proxy which accompanies this Circular intend to vote FOR the Consolidation unless the shareholder has specified in the form of proxy that the Broadway Common Shares represented by such form of proxy are to be voted against the Consolidation.

The Consolidation Resolution will only be effective in the event that all conditions to the Arrangement have been satisfied or waived (other than conditions that may be or are intended to be satisfied only after the Consolidation Resolution is implemented).

8.	AUTHORIZED SHARE CAPITAL AMENDMENT

Shareholders will be asked to consider, and if thought appropriate, approve, with or without variation, the Authorized Share Capital Amendment resolution set forth below authorizing the articles and Notice of Articles of Broadway be amended to (i) create MindMed Multiple Voting Shares having the terms and conditions set out in the Arrangement Agreement and replicated in Appendix “G” to this Circular and (ii) change the name of the existing Broadway Common Shares to “Subordinate Voting Shares” but otherwise not amending or affecting any of the terms and conditions of the Broadway Common Shares.

The text of the Authorized Share Capital Amendment Resolution to be voted on at the Meeting by the Shareholders is set forth below:

“BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.

the Notice of Articles of the Corporation shall be altered to create a class of multiple voting shares having the special rights and restrictions set forth in the MindMed Multiple Voting Share Provisions attached as Appendix “G” to this Circular (the “Multiple Voting Shares Alteration”);

2.

the Notice of Articles of the Corporation shall be altered to change the name of the Broadway Common Shares to “Subordinate Voting Shares” (the “Common Share Alteration” and together with the Proportionate Voting Shares Alteration, the “Alterations”);

3.

notwithstanding that this resolution has been duly passed by the shareholders of the Corporation, the directors of the Corporation be, and they are hereby authorized and empowered to revoke this resolution and to determine not to proceed with the Alterations without further approval of the shareholders of the Corporation; and

7.

any director or officer of the Corporation be and he or she is hereby authorized and directed, for and on behalf of the Corporation, to execute and deliver all such documents and to do all such other acts or things as he or she may determine to be necessary or advisable to give effect to this resolution, including, without limitation, the execution and delivery of any such document or the doing of any such other act or thing being conclusive evidence of such determination.

The Authorized Share Capital Amendment must be approved by at least two-thirds of votes cast by Shareholders present in person or voting by proxy at the Meeting in order for it to be adopted. The Board and management of the Corporation recommend that Shareholders vote FOR the Authorized Capital Amendment.

The persons named in the form of proxy which accompanies this Circular intend to vote FOR the Authorized Capital Amendment unless the shareholder has specified in the form of proxy that the Broadway Common Shares represented by such form of proxy are to be voted against the Authorized Capital Amendment.

The Authorized Share Capital Amendment will only be effective in the event that all conditions to the Arrangement have been satisfied or waived (other than conditions that may be or are intended to be satisfied only after the Authorized Share Capital Amendment is implemented).

9. SETTING THE NUMBER OF DIRECTORS IF ARRANGEMENT IS APPROVED

Shareholders will be asked to consider and, if thought appropriate approve, with or without variation, the Resulting Issuer Board resolution set forth below. The Resulting Issuer Board Resolution is by its terms conditional and effective only upon the completion of the Arrangement. The Resulting Issuer Board Resolution sets the number of directors of the Resulting Issuer at six (6) directors.

At the Meeting, the Broadway Shareholders will be asked to elect, conditional and effective only upon the completion of the Arrangement, Stephen Hurst, Jamon Alexander Rahn, Stanley Glick, Bruce Linton, Perry Dellelce and Brigid Makes (collectively, the “Resulting Issuer Board Nominees”) as directors of the Resulting Issuer. Management of Broadway does not contemplate that any of the Resulting Issuer Board Nominees will be unable to serve as a director upon the completion of the Arrangement.

It is a condition precedent to the completion of the Arrangement that the Broadway Shareholders approve the Resulting Issuer Director Election Resolution. If the Resulting Issuer Director Election Resolution does not receive the requisite approval, the Arrangement will not proceed, unless such condition precedent is waived by MindMed.

THE RESULTING ISSUER DIRECTOR ELECTION RESOLUTION WILL ONLY BE EFFECTIVE IN THE EVENT THAT THE ARRANGEMENT IS SUCCESSFULLY COMPLETED.

Unless otherwise indicated, the persons designated as proxyholders in the accompanying form of Broadway Proxy will vote the Broadway Shares represented by such form of Broadway Proxy FOR the Resulting Issuer Director Election Resolution. If you do not specify how you want your Broadway Shares voted at the Meeting, the persons designated as proxyholders in the accompanying form of Broadway Proxy will cast the votes represented by your proxy at the Meeting FOR the Resulting Issuer Director Election Resolution.

The Broadway Board unanimously recommends that Broadway Shareholders vote FOR the Resulting Issuer Director Election Resolution at the Meeting.

See below for detailed information concerning the Resulting Issuer Board Nominees.

10.	CONDITIONAL ELECTION OF DIRECTORS IF ARRANGEMENT IS APPROVED

Conditional upon and effective immediately following the consummation of the Plan of Arrangement, the Resulting Issuer Board shall be reconstituted to consist of nominees of MindMed and all existing officers of Broadway shall resign and be replaced by nominees of MindMed. It is expected that upon completion of the Arrangement the Resulting Issuer will have a board of six individuals as identified below.

The following table and notes thereto sets out the name of each person proposed to be nominated, the province and country in which they are ordinarily resident, all offices of MindMed now held by them, their principal occupation, the period of time for which they have been a director of MindMed and number of MindMed Common Shares beneficially owned by them, directly or indirectly, or over which they exercise control or direction, as at the date hereof.

Name & Municipality of Residence	Proposed Position with Resulting Issuer	Principal Occupations for the Last Five Years	Period as Director or Officer of MindMed	Number and Percentage of Issued MindMed Shares
Stephen Hurst Reno,Nevada, USA	Executive Chair, Co- Chief Executive Officer and Secretary

Prior to co-founding MindMed, Mr. Hurst was Co-founder & CEO of Savant HWP, Inc. (2009-2019) a biopharmaceutical corporation developing new medicines for particularly challenging diseases including drug addiction and neglected infectious diseases

			Director May 30, 2019 until present Chief Executive Officer May 30, 2019 until October 7, 2019 Secretary December 23, 2019 until present Co-Chief Executive Officer December 26, 2019 until present	Nil(1)

Jamon Alexander (JR) Rahn Boca Raton, Florida, USA	Director and Co- Chief Executive Officer

Before starting MindMed, JR worked in market expansion and operations at Uber. After leaving Uber, he was backed by the Silicon Valley tech accelerator Y Combinator for his company Upgraded. Upgraded is partnered with Apple to provide device financing for Apple customers in Europe.

		July 23, 2019 until present Co-Chief Executive Officer December 26, 2019 until present	10,000,000 5.85%
Stanley Glick New York City, New York, USA	Director

Dr. Glick is the co-inventor of 18-MC. His major research interest focuses on the neurobiology of drug addiction. His research has been funded by the NIDA since 1972. Dr. Glick is the Director Emeritus of the Center for Neuropharmacology and Neuroscience (CNN), Albany Medical College, Albany, NY and was Director of the CNN 2000 until his retirement in 2014.

		October 8, 2019 until present	Nil
Bruce Linton Ottawa, Ontario, Canada	Director

Mr. Linton is Special Advisor with Better Choice Company, which is an animal health and wellness cannabinoid company that acquired TruPet LLC, an online seller of ultra- premium, all-natural pet food, treats and supplements, with a special focus on freeze dried and dehydrated raw products. Bruce is also an Activist Investor with SLANG Worldwide Inc. (CSE:SLNG), a leading global cannabis consumer packaged goods company with a robust portfolio of renowned brands distributed across 2,600 stores in 12 U.S. states as well as with OG

DNA Genetics Inc. (“DNA”). DNA has built and curated a seasoned genetic library and developed proven standard operating procedures for genetic selection, breeding, and cultivation. Mr. Linton is the Founder and Former Chairman and CEO of Canopy Growth Corporation (CGC/WEED), Co-Chairman and past CEO of Martello Technologies, and co-founder of Ruckify & Better Software.

		September 20, 2019 until present	10,000,000(2) 5.85%

Perry Dellelce Toronto, Ontario, Canada	Director

Perry Dellelce is a founder and managing partner of Wildeboer Dellelce LLP, one of Canada’s leading corporate finance and transactional law firms. Perry practices in the areas of securities, corporate finance and mergers and acquisitions. Perry serves on the boards of many of Canada’s leading businesses. Perry is chair of the NEO Exchange, Canada’s newest stock exchange. He is also a member of the board of Mount Logan Capital Inc. and Lendified Inc.

		October 8, 2019 until present	6,621,041(3) 3.88%
Brigid Makes Foster City, California, USA	Director

Ms. Makes has served as an independent consultant for primarily private medical device companies since July 2017. Prior to that, Ms. Makes served as Senior Vice President and Chief Financial Officer of Miramar Labs, a global medical device company dedicated to bringing innovative and clinically proven applications to treat unmet needs in the aesthetic marketplace, which was acquired by Sientra in July 2017. From 2006 to 2011 Ms. Makes served in the same roles for AGA Medical, a medical device company specializing in the treatment of cardiovascular defects, which was acquired by St. Jude Medical, another medical device company, in November 2010.

		December 11, 2019 until present	Nil

Notes

(1)	Savant owns 55,000,000 MindMed Class A Shares, and Sunray Asset Management Inc., a family corporation that is wholly-owned by Mr. Hurst and his spouse as community property, owns 38% of Savant.

(2)	Mr. Linton beneficially owns 5,000,000 MindMed Common Shares through The Linton Family Trust.

(3)	Mr. Dellelce owns 6,121,041 MindMed Common Shares directly through Perry N. Dellelce Professional Corporation.

For more information on the Resulting Issuer Board, see Appendix “J”- Directors and Executive Officers of the Resulting Issuer.

THE RESULTING ISSUER AUDITOR RESOLUTION WILL ONLY BE EFFECTIVE IN THE EVENT THAT THE ARRANGEMENT IS SUCCESSFULLY COMPLETED.

A shareholder can vote for all of the above nominees, vote for some of the above nominees and withhold for other of the above nominees, or withhold for all of the above nominees. Unless otherwise indicated, the named proxyholders will vote FOR the election of each of the proposed nominees set forth above as directors of the Resulting Issuer. Broadway does not contemplate that any of such nominees will be unable to serve as a director of the Resulting but, if that should occur for any reason prior to the Meeting, the persons named in the enclosed form of proxy reserve the right to vote for another nominee in their discretion.

11.	RESULTING ISSUER AUDITOR RESOLUTION IF ARRANGEMENT IS APPROVED

At the Meeting, the Shareholders of the Corporation will be asked to approve the appointment of RSM Canada LLP as auditor of the Resulting Issuer, conditional and effective only upon the completion of the Plan of Arrangement, and to authorize the directors of the Resulting Issuer to fix their remuneration.

THE RESULTING ISSUER AUDITOR RESOLUTION WILL ONLY BE EFFECTIVE IN THE EVENT THAT THE ARRANGEMENT IS SUCCESSFULLY COMPLETED.

Unless otherwise indicated, the persons designated as proxyholders in the accompanying form of proxy will vote the Broadway Shares represented by such form of proxy FOR the Resulting Issuer Auditor Resolution. If you do not specify how you want your Shares voted at the Meeting, the persons designated as proxyholders in the accompanying form of proxy will cast the votes represented by your proxy at the Meeting FOR the Resulting Issuer Auditor Resolution.

The Board unanimously recommends that Shareholders of the Corporation vote FOR the Resulting Issuer Auditor Resolution at the Meeting.

12.	/13. APPROVAL OF RESULTING ISSUER STOCK OPTION PLAN AND PERFORMANCE AND RESTRICTED SHARE UNIT PLAN IF ARRANGEMENT IS APPROVED

Conditional on and effective upon the completion of the Arrangement, the Corporation proposes to implement: (i) a new stock option plan (the “Resulting Issuer Option Plan”); and (ii) a new performance and restricted share unit plan (the “Resulting Issuer PR Plan”), in each case, subject to approval of Broadway Shareholders as described below. Each of the Resulting Issuer Option Plan and the Resulting Issuer PR Plan have been approved by the NEO Exchange, subject to the approval of Broadway Shareholders at the Meeting. If each of the Resulting Issuer Option Plan and the Resulting Issuer PR Plan are approved at the Meeting, each will become effective upon the completion of the Arrangement and the Broadway Stock Option Plan will concurrently be terminated and no further options will be granted thereunder.

Each of the Resulting Issuer Option Plan and the Resulting Issuer PR Plan is an “evergreen” plan (or “rolling” plan) since the shares underlying options and other awards which have been: (i) exercised or vested and redeemed, as applicable, or (ii) forfeited, surrendered, cancelled or otherwise terminated or expire without the delivery of shares, as applicable, will be available for subsequent grants and the number of options and other awards available to grant increases as the number of issued and outstanding shares increases.

The proposed board of directors of the Resulting Issuer has determined that the Resulting Issuer Option Plan and the Resulting Issuer PR Plan, collectively, contain appropriate provisions to govern awards of medium- to long-term share-based awards that will advance the interests of the Resulting Issuer and its shareholders by providing an incentive to participants for their continued and improving service to the Resulting Issuer and to encourage share ownership. In addition, the ability of the board of directors of the Resulting Issuer to set measurable performance vesting criteria for those executives and key employees who receive performance share units under the Resulting Issuer PR Plan, or other share-based awards with performance vesting criteria, further strengthen alignment with shareholder interests. In the view of the proposed board of directors of the Resulting Issuer, the combination of the Resulting Issuer Option Plan and the Resulting Issuer PR Plan are well suited to the Resulting Issuer as they will give the board of directors of the Resulting Issuer flexibility in determining appropriate share-based compensation awards that are tied to performance as the Resulting Issuer executes on its business strategy.

Accordingly, at the Meeting, Broadway Shareholders will be asked to consider and approve, by ordinary resolution, each of the Resulting Issuer Option Plan and the Resulting Issuer PR Plan (together with all unallocated options, awards, rights and other entitlements thereunder, as applicable), which, if approved, will collectively replace the Broadway Stock Option Plan.

A summary of the Resulting Issuer Option Plan is set forth below and a full copy thereof is attached as Appendix “H” to this Circular. A summary of the Resulting Issuer PR Plan is set forth below and a full copy thereof is attached as Appendix “H” to this Circular.

Resulting Issuer Option Plan Summary

Capitalized terms used in this summary that are not otherwise defined in the Circular shall have the same meaning as defined in the Resulting Issuer Option Plan.

The Resulting Issuer Option Plan provides that the Administrators may, from time to time, at its discretion, grant to directors, officers, employees and certain other service providers of the Corporation or its subsidiaries (i.e. a Participant), in connection with their employment or position, options to purchase Shares. The purchase price for any optioned Shares is fixed by the Administrators, which purchase price will not be less than the Fair Market Value of a Share on the date the option is granted, being the closing price of the Shares on the NEO Exchange (or, if the Shares are not then listed on the NEO Exchange, on such other stock exchange or automated quotation system on which the Shares are then listed or quoted, as the case may be, as may be selected by the Administrators for such purpose) on the last trading day on which Shares traded prior to the day on which an Option is granted, provided that if no Shares traded on such date, the Fair Market Value shall be the average of the bid and ask prices in respect of the Shares at the close of trading on such date.

The aggregate number of Shares that are issuable under the Resulting Issuer Option Plan upon the exercise of Options which have been granted and are outstanding under the Resulting Issuer Option Plan, together with Shares that are issuable pursuant to outstanding awards or grants under any other Share Compensation Arrangement, shall not at any time exceed 10% of the Shares then issued and outstanding, subject to adjustment to give effect to any relevant changes in the capitalization of the Corporation, and provided that for the purpose of such calculation, the number of Shares then issued and outstanding shall include the number of Shares issuable upon conversion of the then issued and outstanding Multiple Voting Shares. Shares in respect of which Options have been granted but which are forfeited, cancelled or otherwise terminated or expire without being exercised shall be available for subsequent Options. As an “evergreen” plan, the NEO Exchange requires that all unallocated options, rights and other entitlements under the Resulting Issuer Option Plan be approved by shareholders on a periodic basis, each approval being effective for a period of three years.

The aggregate number of Shares reserved for issuance pursuant to options granted under the Resulting Issuer Option Plan and options or other entitlements granted under any other Share Compensation Arrangement to Insider Participants (as a group) shall not exceed 10% of the aggregate number of Shares outstanding, provided that for the purpose of such calculation, the number of Shares outstanding shall include the number of Shares issuable upon conversion of the then issued and outstanding Multiple Voting Shares. Within any one-year period, the aggregate number of Shares issued to Insider Participants (as a group) pursuant to options granted under the Resulting Issuer Option Plan or options or other entitlements granted under any other Share Compensation Arrangement shall not exceed 10% of the aggregate number of Shares outstanding, provided that for the purpose of such calculation, the number of Shares outstanding shall include the number of Shares issuable upon conversion of the outstanding Multiple Voting Shares.

In addition to the foregoing limits, (i) the maximum aggregate grant date fair value using the Black-Scholes-Merton valuation model of option grants to any non-employee director of the Corporation in any fiscal year of the Corporation shall not exceed $100,000; and (ii) no grant of Options under the Resulting Issuer Option Plan may be made to any non-employee director if such grant could result, together with awards or grants then outstanding under the Resulting Issuer Option Plan and any other Share Compensation Arrangement, in the issuance to non-employee directors as a group of a number of Shares exceeding 1% of the number Shares issued and outstanding immediately prior to any such Share issuance, provided that for the purpose of such calculation, the number of Shares issued and outstanding shall include the number of Shares issuable upon conversion of the issued and outstanding Multiple Voting Shares.

The Resulting Issuer Option Plan provides that Options granted to a citizen or resident of the United States of America and who, at the time of grant, is an employee of the Corporation or any parent or subsidiary of the Corporation may be an “incentive stock option” within the meaning of the U.S. Internal Revenue Code, if so determined by the Administrators. The Resulting Issuer Option Plan includes various provisions that apply specifically to each such “incentive stock option”.

Options granted under the Resulting Issuer Option Plan have a maximum term of 10 years from the date of grant. Options will become available for purchase by a Participant on a date or dates to be determined by the Administrators on the date of grant. Vested options may be exercised in whole or in part at any time by a Participant by payment of the aggregate exercise price therefor in full either: (a) by cash, certified cheque or bank draft or wire transfer; (b) if approved by the Administrators, and except with respect to ISOs, through means of a “net settlement,” whereby no exercise price will be due and where the number of Shares issued upon such exercise will be equal to: (A) the product of (l) the number of Shares as to which the Option is then being exercised, and (2) the difference between (x) the then current Fair Market Value per Share and (y) the exercise price per Share, divided by (B) the then current Fair Market Value per Share. A number of Shares equal to the difference between the number of Shares as to which the Option is then being exercised and the number of Shares actually issued to the Participant upon such net settlement will be deemed to have been received by the Corporation in satisfaction of the exercise price; (c) if approved by the Administrators, through an arrangement with a broker approved by the Corporation (or through an arrangement directly with the Corporation) whereby payment of the exercise price is accomplished with the proceeds of the sale of Shares deliverable upon the exercise of the Option; or (d) by such other method as the Administrators may approve or accept.

Subject to the terms of the Resulting Issuer Option Plan with respect to a Participant’s death, no Options may be transferred or assigned. Options may be exercised by the Participant and, upon the Participant’s death, the legal representative of his or her estate or any other person who acquires his or her rights in respect of an Option by bequest or inheritance. A person exercising an Option may subscribe for Shares only in his or her own name or in his or her capacity as a legal representative. All Options exercised during the Participant’s lifetime shall only be exercisable by the Participant or, in the event of his or her disability, by his or her personal representative.

Notwithstanding anything to the contrary set forth in the Resulting Issuer Option Plan, upon or in anticipation of any Change in Control, the Administrators may, in their sole and absolute discretion and without the need for the consent of any Participant, take one or more of the following actions contingent upon the occurrence of that Change in Control: (a) cause any or all outstanding Options to become vested and immediately exercisable, in whole or in part; and/or (b) cause any outstanding Option to become fully vested and immediately exercisable for a reasonable period in advance of the Change in Control.

The Resulting Issuer Option Plan contains additional minimum provisions which apply to Options granted to residents of the State of California including in respect of the treatment of Options upon the termination of employment of a Participant

The Board may in its discretion, amend, suspend or terminate the Resulting Issuer Option Plan, or any portion thereof, at any time without obtaining the approval of shareholders of the Corporation, subject to those provisions of applicable law and regulatory requirements (including the rules, regulations and policies of the NEO Exchange), if any, that require the approval of shareholders. Any amendment to any provision of the Resulting Issuer Option Plan will be subject to any required regulatory or governmental approvals. Notwithstanding the foregoing, the Corporation will be required to obtain the approval of the shareholders of the Corporation for any amendment related to:

(a)

providing for an increase to the maximum number Shares which may be issued under the Resulting Issuer Option Plan, except pursuant to the provisions of the Resulting Issuer Option Plan which permit the Administrators to make equitable adjustments in the event of certain transactions affecting the Corporation or its capital;

(b)	providing for an increase in, or the removal of, the limits on the number of Shares Reserved for Issuance to Insider Participants;

(c)	providing for an increase in, or the removal of, the limits on participation in the Resulting Issuer Option Plan by non-employee directors;

(d)

providing for a reduction in the exercise price per Share for Options (for this purpose, a cancellation or termination of an Option prior to its expiry date for the purpose of re-issuing an Option to the same Participant with a lower exercise price shall be treated as an amendment to reduce the exercise price of an Option), except pursuant to the provisions of the Resulting Issuer Option Plan which permit the Administrators to make equitable adjustments in the event of transactions affecting the Corporation or its capital;

(e)	providing for an extension to the term of Options beyond the original expiry date, except in respect of blackout periods and other trading restrictions;

(f)	providing that an Option may be transferred or assigned other than for normal estate settlement purposes;

(g)	providing for the addition of additional categories of Participants that may permit the introduction or re- introduction of non-employee directors on a discretionary basis;

(h)	anything that required the approval of shareholders pursuant to Section 10.12(7) of the Listing Manual of the NEO Exchange; or

(i)	the deletion or reduction of the range of amendments which require the approval of shareholders of the Corporation.

The Corporation shall not provide financial assistance to Participants in connection with the Resulting Issuer Option Plan. Any granting of Options under the Resulting Issuer Option Plan, the exercise of Options and the issuance of Shares are subject to the Compensation Recoupment Policy of the Corporation.

Resulting Issuer PR Plan Summary

Capitalized terms used in this summary that are not otherwise defined in this Circular shall have the same meaning as defined in the Resulting Issuer PR Plan.

The purposes of the Resulting Issuer PR Plan are to (i) promote a significant alignment between employees and directors of the Corporation and the growth objectives of the Corporation, (ii) associate a portion of participating employees’ and directors’ compensation with the performance of the Corporation over the long term, and (iii) to attract and retain critical personnel to drive the business success of the Corporation. Grants may be made under the Resulting Issuer PR Plan to directors, officers and employees of the Corporation or of any subsidiary of the Corporation, provided PSUs shall not be awarded to non-employee directors of the Corporation. PSU and RSU awards that vest in accordance with their terms will be paid in either (a) Shares issued from treasury; or (b) cash.

The aggregate number of Shares that are issuable under the Resulting Issuer PR Plan to pay awards which have been granted and are outstanding under the Resulting Issuer PR Plan, together with Shares that are issuable pursuant to outstanding awards or grants under any other Share Compensation Arrangement, shall not at any time exceed 10% of the Shares then issued and outstanding, subject to adjustment to give effect to any relevant changes in capitalization of the Corporation, and provided that for the purpose of such calculation, the number of Shares then issued and outstanding shall include the number of Shares issuable upon conversion of the then issued and outstanding Multiple Voting Shares. Shares in respect of which Awards have been granted but which are (i) vested and redeemed or (ii) forfeited, surrendered, cancelled or otherwise terminated or expire without the delivery of Shares shall be available for subsequent Awards. In addition, the number of Shares subject to an Award (or portion thereof) that the Corporation permits to be settled in cash in lieu of settlement in Shares shall be available for subsequent Awards. Within any one- year period, the aggregate number of Shares issued to Insiders (as a group) pursuant to the Resulting Issuer PR Plan and any other Share Compensation Arrangement shall not exceed 10% of the issued and outstanding Shares (on a non- diluted basis). As an “evergreen” plan, the NEO Exchange will require that all unallocated awards, rights and other entitlements under the Resulting Issuer PR Plan be approved by shareholders on a periodic basis, each approval being effective for a period of three years.

Awards under the Resulting Issuer PR Plan shall be limited as follows:

(a)

the total number of Shares reserved for issuance to Insiders (as a group) under the Resulting Issuer PR Plan, together with Shares reserved for issuance to Insiders under any other Share Compensation Arrangement, shall not at any time exceed 10% of the issued and outstanding Shares, provided that for the purpose of such calculation, the number of Shares issued and outstanding shall include the number of Shares issuable upon conversion of the issued and outstanding Multiple Voting Shares;

(b)

within any one-year period the aggregate number of Shares issued to Insiders (as a group) pursuant to the Resulting Issuer PR Plan and any other Share Compensation Arrangement shall not exceed 10% of the issued and outstanding Shares, provided that for the purpose of such calculation, the number of Shares issued and outstanding shall include the number of Shares issuable upon conversion of the issued and outstanding Multiple Voting Shares;

(c)

the maximum aggregate grant date fair value using the Black-Scholes-Merton valuation model of awards under the Resulting Issuer PR Plan, together with awards or grants under any other Share Compensation Arrangement, to any non-employee director of the Corporation in any fiscal year of the Corporation shall not exceed $150,000; and

(d)

no award under the Resulting Issuer PR Plan may be made to any non-employee director if such award could result, together with awards or grants then outstanding under the Resulting Issuer PR Plan and any other Share Compensation Arrangement, in the issuance to non-employee directors as a group of a number of Shares exceeding 1% of the Shares issued and outstanding immediately prior to any such Share issuance, provided that for the purpose of such calculation, the number of Shares issued and outstanding shall include the number of Shares issuable upon conversion of the issued and outstanding Multiple Voting Shares.

All issuances of Shares from treasury to pay awards shall be deemed to be issued at a price per Share equal to the Market Value on the date of issuance.

Awards granted under the Resulting Issuer PR Plan will be made with a specified dollar value (i.e. the Award Value) as of the date of grant, as determined by the Board or by the grant of specific amounts of PSUs or RSUs. In the case of PSUs, the Board may determine any performance criteria applicable to the PSU.

Unless the Board determines to grant a Participant a specific number of PSUs without specifying an Award Value, the PSUs granted to a Participant for a Performance Period shall be determined by dividing the Award Value determined for the Participant for such Performance Period by the Market Value (with currency conversion if necessary) as at the end of the calendar quarter immediately preceding the Award Date, rounded down to the next whole number.

Unless the Board determines to grant a Participant a specific number of RSUs without specifying an Award Value, the RSUs granted to a Participant shall be determined by dividing the Award Value of an award to be provided to the Participant in the form of RSUs by the Market Value (with currency conversion if necessary) as at the end of the calendar quarter immediately preceding the Award Date, rounded down to the next whole number.

Each whole PSU and RSU will give a Participant the right to receive either a Share or a cash payment, as determined by the Board, in an amount determined in accordance with the terms of the Resulting Issuer PR Plan and the applicable Award Agreement. For greater certainty, a Participant shall have no right to receive Shares or a cash payment with respect to any PSUs or RSUs that do not become Vested PSUs or Vested RSUs.

When and if cash dividends are paid on the Shares during the period from the Award Date under the Award Agreement to the date of settlement of the PSUs or RSUs granted thereunder, additional PSUs or RSUs, as applicable, will be credited to the Participant’s Account (i.e. Dividend Equivalent Units) in accordance with the terms of the Resulting Issuer PR Plan. Dividend Equivalent Units shall be subject to the same Vesting conditions and shall Vest and be paid at the same time as the PSUs or RSUs, as applicable, to which they relate.

Upon the first day immediately following the end of the Performance Period, PSUs represented by the PSU Balance as at such date shall Vest subject to the terms of the Resulting Issuer PR Plan, with the number of Vested PSUs being equal to the PSU Balance as at such date multiplied by the Performance Adjustment Factor as determined by the Board in accordance with the Award Agreement. For certainty, in the event the Performance Adjustment Factor is equal to zero, no PSUs will vest. PSUs which do not become Vested PSUs shall be forfeited by the Participant and the Participant will have no further right, title or interest in such PSUs.

Upon the Vesting Date(s) specified in the applicable Award Agreement the RSUs comprising a Participant’s RSU Balance shall Vest in such proportion as may be determined in accordance with the Award Agreement. RSUs which do not become Vested RSUs shall be forfeited by the Participant and the Participant will have no further right, title or interest in such RSUs.

In the event that a Participant’s Vested PSUs or Vested RSUs have been designated by the Board for settlement in Shares issued from treasury, the Participant or his legal representative, as applicable, shall receive a number of Shares equal to the number of Vested PSUs or Vested RSUs, as the case may be, credited to the Participant’s Account (rounded down to the nearest whole number of Shares). In such event, such Shares shall be distributed to the Participant or his legal representative, as applicable, as soon as practicable following the applicable Vesting Date but in no event shall the payment be made later than December 31 of the third calendar year following the year in which the services giving rise to the award of PSUs or RSUs were rendered.

In the event that a Participant’s Vested PSUs or Vested RSUs have not been designated by the Board for settlement in Shares issued from treasury, the Participant or his legal representative, as applicable, shall receive a cash payment equal to: (i) in the case of PSUs, the Market Value determined as of the last day of the Performance Period multiplied by the number of Vested PSUs credited to his PSU Account as of the last day of such Performance Period, (rounded down to the nearest whole number of PSUs); and (ii) in the case of RSUs, the Market Value determined as of the Vesting Date of such RSUs multiplied by the number of Vested RSUs credited to his Account as of the Vesting Date (rounded down to the nearest whole number of RSUs). The cash payment shall be made to the Participant or his legal representative, as applicable, in a single lump sum as soon as practicable following the applicable Vesting Date but in no event shall the payment be made later than December 31 of the third calendar year following the year in which the services giving rise to the award of PSUs or RSUs were rendered.

Except as otherwise provided in the Award Agreement governing the grant of PSUs or RSUs to a Participant or a written employment or other agreement between the Participant and the Corporation or any Subsidiary, in the event that, during a Performance Period with respect to PSUs or prior to a Vesting Date with respect to RSUs, (i) the Participant’s employment or service as a director is terminated by the Corporation or a Subsidiary of the Corporation for any reason, or (ii) a Participant voluntarily terminates his employment with the Corporation or a Subsidiary of the Corporation or service as a director, including due to retirement, no portion of the PSUs subject to such Performance Period or RSUs that would otherwise Vest on such Vesting Date shall Vest and the Participant shall receive no payment or other compensation in respect of such PSUs or RSUs or loss thereof, on account of damages or otherwise; provided that any Vested PSUs and Vested RSUs will be settled in accordance with the payment of cash or Shares sections of the Resulting Issuer PR Plan.

The Resulting Issuer PR Plan contains additional minimum provisions which apply to PSUs and RSUs granted to residents of the State of California.

The Resulting Issuer PR Plan may be amended or terminated at any time by the Board in whole or in part, provided that:

(a)

no amendment of the Resulting Issuer PR Plan shall, without the consent of the Participants affected by the amendment, or unless required by Applicable Law, adversely affect the rights accrued to such Participants with respect to PSUs or RSUs granted prior to the date of the amendment;

(b)	no amendment of the Resulting Issuer PR Plan shall be effective unless such amendment is approved by the NEO Exchange; and

(c)	the approval of shareholders of the Corporation shall be obtained for any:

(i)	amendment for which, under the requirements of the Stock Exchange or any applicable law, shareholder approval is required;

(ii)

a reduction in pricing of an award under the Resulting Issuer PR Plan (other than an adjustment pursuant to Section 5.3 of the Resulting Issuer PR Plan in respect of certain transactions of the Corporation or its capital) or the cancellation and reissuance of awards under the Resulting Issuer PR Plan;

(iii)	extension of the term of an award under the Resulting Issuer PR Plan;

(iv)	any amendment to remove or exceed the Insider participation limits under the Resulting Issuer PR Plan;

(v)	any amendment to remove or exceed the limits on participation in the Resulting Issuer PR Plan by non-employee directors;

(vi)

an increase to the maximum number of Shares which may be issuable under the Resulting Issuer PR Plan, other than an adjustment pursuant to Section 5.3 of the Resulting Issuer PR Plan in respect of certain transactions of the Corporation or its capital;

(vii)	the addition of additional categories of Participants that may permit the introduction or re- introduction of non-employee directors on a discretionary basis;

(viii)	allowance of awards granted under the Resulting Issuer PR Plan to be transferable or assignable other than for normal estate settlement purposes; or

(ix)	amendment to the amendment section of the Resulting Issuer PR Plan.

Subject to the terms of the relevant Award Agreement, in the event of a Change in Control, the PSUs and RSUs credited to the account of the Participant as at the date of the Change in Control, will become vested PSUs and RSUs on a one-for-one basis on the date of Change in Control, unless otherwise determined by the Board. As soon as practical following the Change in Control, the Participant, at the discretion of the Board, will receive a payment in cash or in Shares equal to the number of vested RSUs or PSUs, as applicable, multiplied by the price at which the Shares are valued for the purposes of the transactions giving rise to the Change in Control.

The assignment or transfer of the PSUs or RSUs, or any other benefits under the Resulting Issuer PR Plan, shall not be permitted, other than by operation of law. The Corporation shall not provide financial assistance to Participants in connection with the Resulting Issuer PR Plan. Any awarding of PSUs or RSUs under the Resulting Issuer PR Plan, the Vesting thereof and the settlement of Awards pursuant thereto are subject to the Compensation Recoupment Policy of the Corporation.

Approval of the Resulting Issuer Option Plan

At the Meeting, Broadway Shareholders will be asked to consider and, if though appropriate, pass, with or without variation, the following ordinary resolution to approve the Resulting Issuer Option Plan (the “Resulting Issuer Option Plan Resolution”):

“BE IT HEREBY RESOLVED as an ordinary resolution of the Corporation that:

1.

conditional on and effective upon the completion of the Arrangement (as defined in the Circular (as defined below)) the stock option plan (the “Resulting Issuer Option Plan”) of Broadway Gold Mining Ltd. (the “Corporation”) substantially in the form attached as Appendix “H” to the management information circular of the Corporation, dated December 29, 2019 (the “Circular”), be and is hereby approved and adopted as the stock option plan of the Corporation;

2.	all unallocated options, rights and other entitlements under the Resulting Issuer Option Plan are hereby approved;

3.

the Corporation shall have the ability to grant options, rights and other entitlements under the Resulting Issuer Option Plan until February 19, 2023, being the date that is three years from the date of the meeting of shareholders at which shareholder approval is being sought for the institution of the Resulting Issuer Option Plan (or such later meeting date at which the Resulting Issuer Option Plan is approved if such initial meeting is adjourned or postponed);

4.

the form of the Resulting Issuer Option Plan may be amended in order to satisfy the requirements or requests of any regulatory authorities without requiring further approval of the shareholders of the Corporation; and

5.

any one director or officer of the Corporation is authorized and directed, on behalf of the Corporation, to take all necessary steps and proceedings and to execute, deliver and file any and all declarations, agreements, documents and other instruments and do all such other acts and things (whether under seal of the Corporation or otherwise) that may be necessary or desirable to give effect to these resolutions.”

The Broadway Board unanimously recommends that Broadway Shareholders vote FOR the Resulting Issuer Option Plan Resolution at the Meeting.

Unless otherwise directed, the persons designated as proxyholders in the accompanying form of proxy will vote the Broadway Common Shares represented by such form of proxy FOR the Resulting Issuer Option Plan Resolution.

If you do not specify how you want your Broadway Common Shares voted at the Meeting, the persons designated as proxyholders in the accompanying form of proxy will cast the votes represented by your proxy at the Meeting FOR the Resulting Issuer Option Plan Resolution. The Resulting Issuer Option Plan Resolution will only be effective in the event that the Arrangement is successfully completed.

Approval of the Resulting Issuer PR Plan

At the Meeting, Broadway Shareholders will be asked to consider and, if though appropriate, pass, with or without variation, the following ordinary resolution to approve the Resulting Issuer PR Plan (the “Resulting Issuer PR Plan Resolution”):

“BE IT HEREBY RESOLVED as an ordinary resolution of the Corporation that:

1.

conditional on and effective upon the completion of the Arrangement (as defined in the Circular (as defined below)) the performance and restricted share unit plan (the “Resulting Issuer PR Plan”) of Broadway Gold Mining Ltd. (the “Corporation”) substantially in the form attached as Appendix “H” to the management information circular of the Corporation, December 29, 2019, (the “Circular”) be and is hereby approved and adopted as performance and restricted share unit plan of the Corporation;

2.	all unallocated awards, rights and other entitlements under the Resulting Issuer PR Plan are hereby approved;

3.

the Corporation shall have the ability to grant awards, rights and other entitlements under the Resulting Issuer PR Plan until February 19, 2023, being the date that is three years from the date of the meeting of shareholders at which shareholder approval is being sought for the institution of the Resulting Issuer PR Plan (or such later meeting date at which the Resulting Issuer PR Plan is approved if such initial meeting is adjourned or postponed);

4.

the form of the Resulting Issuer PR Plan may be amended in order to satisfy the requirements or requests of any regulatory authorities without requiring further approval of the shareholders of the Corporation; and

5.

any one director or officer of the Corporation is authorized and directed, on behalf of the Corporation, to take all necessary steps and proceedings and to execute, deliver and file any and all declarations, agreements, documents and other instruments and do all such other acts and things (whether under seal of the Corporation or otherwise) that may be necessary or desirable to give effect to these resolutions.”

The Broadway Board unanimously recommends that Broadway Shareholders vote FOR the Resulting Issuer PR Plan Resolution at the Meeting.

Unless otherwise directed, the persons designated as proxyholders in the accompanying form of proxy will vote the Broadway Common Shares represented by such form of proxy FOR the Resulting Issuer PR Plan Resolution.

If you do not specify how you want your Broadway Common Shares voted at the Meeting, the persons designated as proxyholders in the accompanying form of proxy will cast the votes represented by your proxy at the Meeting FOR the Resulting Issuer PR Plan Resolution. The Resulting Issuer PR Plan Resolution will only be effective in the event that the Arrangement is successfully completed.

Under the policies of the NEO Exchange, all unallocated options, awards, rights or other entitlements under a security based compensation arrangement which does not have a fixed maximum aggregate number of securities issuable (such as each of the Resulting Issuer Option Plan and the Resulting Issuer PR Plan) must be specifically approved by shareholders every three years after institution. Subject to adjustment in certain circumstances, the Resulting Issuer Option Plan and the Resulting Issuer PR Plan, collectively, authorizes the issuance of up to 10% of the issued and outstanding shares of the Resulting Issuer from time to time pursuant to their terms. Accordingly, if Shareholder approval of the resolutions in respect of either the Resulting Issuer Option Plan and/or the Resulting Issuer PR Plan is obtained at the Meeting, the Resulting Issuer will not be required to seek further approval for the grant of options, awards, rights or other entitlements under the Resulting Issuer Option Plan and/or the Resulting Issuer PR Plan, as applicable, until the Resulting Issuer’s 2023 annual and special meeting of Shareholders (provided that such meeting is held on or prior to the date that is three years following the date the Resulting Issuer Option Plan and/or Resulting Issuer PR Plan, as applicable, is approved by shareholders as contemplated in the Circular).

14. VOLUNTARY DELISTING FROM TSXV

The Resulting Issuer received conditional approval of the Arrangement from the NEO Exchange on December 24, 2019. As a result, the Corporation intends to apply to voluntarily delist the Broadway Common Shares from the TSXV and at the Meeting, Broadway Shareholders will be asked to consider, and if thought fit, to pass, with or without variation, an ordinary resolution (the “Delisting Resolution”) authorizing the Corporation to make an application to voluntarily delist the common shares from the TSXV (the “Delisting”).

Broadway proposes to complete the Delisting conditional on the completion of the Arrangement.

It is intended that Broadway complete the delisting from the TSXV before the completion of the business combination. Completion of the delisting is subject to the acceptance of the TSXV and there is no guarantee that the TSXV will approve the delisting. In order to pass the delisting resolution, a majority of the minority of votes cast at the meeting in person or by proxy must be voted in favour of the delisting resolution. The “majority of the minority” for the foregoing purposes means that only the votes of those shareholders represented at the meeting, excluding insiders and their respective associates and affiliates in accordance with the requirements of the TSXV. To the knowledge of management, no shareholder other than the directors and officers of the Corporation is ineligible to vote on the delisting resolution.

The text of the delisting resolution to be voted on at the meeting by the shareholders is set forth below:

“BE IT RESOLVED THAT:

1.	Broadway is hereby authorized to apply to voluntarily delist its securities from the TSX Venture Exchange (the “TSXV”);

2.	Broadway is further hereby authorized to seek approval of another qualified stock exchange, to list its securities for public trading;

3.

Notwithstanding that this resolution has been duly passed by the shareholders of Broadway, the directors of the corporation be, and they are hereby authorized and empowered to revoke this resolution and to determine not to proceed with the delisting of Broadway’s common shares from the TSXV without further approval of the shareholders of the corporation; and

4.

Any director or officer of the corporation be and he or she is hereby authorized and directed, for and on behalf of the corporation, to execute and deliver all such documents and to do all such other acts or things as he or she may determine to be necessary or advisable to give effect to this resolution, including, without limitation, the execution and delivery of any such document or the doing of any such other act or thing being conclusive evidence of such determination.”

The Board unanimously recommends that shareholders vote FOR the Delisting Resolution at the meeting. It is a condition precedent to the completion of the business combination that the shareholders approve the delisting for purposes of the completion of the business combination. If the delisting resolution does not receive the requisite approval, the business combination will not proceed, unless such condition precedent is waived by Broadway.

Unless otherwise directed, the persons designated as proxyholders in the accompanying form of proxy will vote the common shares represented by such form of proxy for the delisting resolution. If you do not specify how you want your Broadway Common Shares voted at the meeting, the persons designated as proxyholders in the accompanying form of proxy will cast the votes represented by your proxy at the meeting for the delisting resolution.

The Delisting Resolution will only be effective in the event that all conditions to the Arrangement have been satisfied or waived (other than conditions that may be or are intended to be satisfied only after the Delisting Resolution is implemented).

THE ARRANGEMENT AGREEMENT

The following description of certain provisions of the Arrangement Agreement is not comprehensive and is qualified in its entirety by reference to the full text of the Arrangement Agreement. Please refer to the Arrangement Agreement, which is incorporated by reference herein, for a full description of the terms and conditions thereof. Capitalized terms used herein but not defined have the meanings ascribed thereto in the Arrangement Agreement. The Arrangement Agreement has been filed on SEDAR at www.sedar.com under the Corporation’s profile.

On October 15, 2019 MindMed entered into the Arrangement Agreement with the Corporation.

Representations and Warranties

The Arrangement Agreement contains certain customary representations and warranties provided between Broadway, Spinco, Delaware Subco and MindMed. The assertions embodied in those representations and warranties are solely for the purposes of the Arrangement Agreement. Certain representations and warranties may not be accurate and complete as of any specified date because they are qualified by certain disclosure provided by the Parties. Therefore, the Broadway Shareholders should not rely on the representations and warranties as statements of factual information.

The representations and warranties provided by Broadway in favour of MindMed in the Arrangement Agreement relate to, among other things, organization and qualification, capitalization, authority relative to the Arrangement Agreement, reporting issuer status and securities laws matters, outstanding commitments, financial statements, no material change, property and assets, taxes, minute books, litigation, dividends, compliance with laws, material contracts, conflict, environmental matters, insurance, third party rights, Broadway’s filings, no deficient taxes, fair market value, disclosure and related parties.

The representations and warranties provided by Broadway and Spinco jointly in favour of MindMed and Delaware Subco in the Arrangement Agreement relate to, among other things, organization and qualification, capitalization, authority relative to the Arrangement Agreement, outstanding commitments, no subsidiaries or assets, taxes, litigation, dividends, compliance with laws, no contracts or agreements and no commissions.

The representations and warranties provided by Broadway and Delaware Subco jointly in favour of MindMed, in the Arrangement Agreement relate to, among other things, organization and qualification, capitalization, authority relative to the Arrangement Agreement, outstanding commitments, no subsidiaries or assets, taxes, litigation, dividends, compliance with laws, no contracts or agreements and no commission.

The representations and warranties provided by MindMed in favour of Broadway, Spinco and Delaware Subco in the Arrangement Agreement relate to, among other things, organization and qualification, capitalization, authority relative to the Arrangement Agreement, outstanding commitments, financial statements, no material change, liabilities, litigation, dividends, compliance with laws, material contracts, minute books, environmental matters, insurance, Broadway’s filings, no deficient taxes, fair market value and redemption.

Conduct of Business of Broadway

The Arrangement Agreement includes a general covenant by the Corporation in favour of each of Spinco, MindMed and Delaware Subco that, except as required by the Arrangement Agreement, it will carry on business in the ordinary course and will not enter into any transaction or incur any obligation or liability out of the ordinary course of business and shall maintain its status as a reporting issuer not in default in each of the jurisdictions in which it is currently a reporting issuer.

The Corporation has particularly covenanted and agreed that, except as expressly required or permitted by the Arrangement Agreement, it will not directly or indirectly:

(a)

merge into or with, or amalgamate or consolidate with, or enter into any other corporate reorganization with, any other Person or perform any act or enter into any transaction or negotiation which interferes or is inconsistent with the completion of the transactions contemplated hereby or would render inaccurate in any material way any of the representations and warranties set forth in the Arrangement Agreement if such representations and warranties were made at a date subsequent to such act, negotiation or transaction and all references to the date of this Agreement were deemed to be such later date, except as contemplated in this Agreement, and, without limiting the generality of the foregoing, Broadway will not:

(i)	make any distribution by way of dividend, return of capital or otherwise to or for the benefit of its shareholders other than as set out herein and in the Plan of Arrangement,

(ii)

issue any shares or other securities convertible into or exchangeable for shares, other than the issuance of Broadway Common Shares in accordance with the convertible securities set out in the Arrangement Agreement, or enter into any commitment or agreement therefore;

(iii)	make any payment to any director, officer or employee except pursuant to existing arrangements; or

(iv)	increase or decrease its paid-up capital;

(b)	alter or amend its Charter Documents as the same exist at the date of the Arrangement Agreement, except as contemplated in this Circular; or

(c)

engage in any business, enterprise or activity materially different from that carried on by it at the date of this Agreement or enter into any transaction or incur any obligation if the same would have a material adverse effect on Broadway or the Arrangement, other than in the ordinary course of business.

Bridge Loan

The Arrangement Agreement provides that MindMed would make available as a bridge loan to Broadway $15,000 on execution and will make available (i) a maximum of $30,000 per month, starting on October 15, 2019 and ending on the earlier of the Effective Date or January 1, 2020, to cover the costs and expenses necessary to maintain Broadway’s and the Madison Subsidiary’s business, and (ii) no more than $170,000 to pay down the aggregate accounts payable currently owed by Broadway and the Madison Subsidiary, which amounts will be forgiven or assumed by MindMed upon completion of the Arrangement.

Broadway agreed to use commercially reasonable efforts to reduce the aggregate payables it and the Madison Subsidiary currently owe to third parties to no more than $170,000, and that any accounts payable existing or paid pursuant to this clause in excess of $170,000 (but excluding the $30,000 per month in ongoing expenses agreed to by MindMed), shall be assumed or repaid by Spinco pursuant to a promissory note entered into by it at closing (i.e., the amount in excess of $170,000). Broadway also agreed that it would cause Spinco to agree to pay to MindMed the amount of US$50,000 post-closing pursuant to a promissory note entered into by it at closing, equal to the liabilities the Madison Subsidiary owed at the date of execution of the Arrangement Agreement.

MindMed agreed that if the Arrangement was not completed, other than by reason of default of Broadway under the Arrangement Agreement or a failure of the Exchange to approve the transaction through no fault of MindMed, then the full indebtedness of Broadway to MindMed under the bridge loan (if any) shall be extinguished and shall not survive the termination of the Arrangement Agreement.

Regulatory and Stock Exchange Matters

Each Party shall have obtained all necessary consents, orders, regulations and approvals, required or necessary for the completion of the Arrangement.

Broadway will use its reasonable commercial efforts to have the Arrangement accepted for filing by the Exchange. The parties acknowledge that the Exchange will not accept the Arrangement for filing unless all of the terms of the Arrangement comply with the policies of the Exchange. MindMed will use its reasonable commercial efforts to assist Broadway in obtaining the acceptance for filing of the Arrangement by the Exchange.

Spinco will not apply to list its Spinco Common Shares on an exchange, therefore there will be reduced liquidity for the SpinCo Common Shares. There can be no assurances that any securities of SpinCo will ever be listed for trading on any stock exchange and Spinco shareholders may not be able to sell their Spinco Common Shares.

Regulatory Framework of Pharmaceutical Industry

As a neuro-pharmaceutical company, MindMed will be subject to various regulatory authorities. The primary regulatory agency in the United States is the FDA and in Canada is Health Canada. These agencies regulate, among other things, research and development activities and the testing, approval, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, advertising and promotion of any product candidates or commercial products. The regulatory approval process is generally lengthy and expensive, with no guarantee of a positive result. Moreover, failure to comply with applicable regulatory authorities or other requirements may result in civil or criminal penalties, recall or seizure of products, injunctive relief including partial or total suspension of production, or withdrawal of a product from the market.

Drugs are authorized for sale in Canada once they have successfully gone through the drug review process. This process is the means by which a drug application is reviewed by scientists in the Health Products and Food Branch (“HPFB”) of Health Canada, and on occasion, outside experts, to assess the safety, efficacy and quality of a drug. The federal Food and Drugs Act governs, among other things, testing, manufacturing, safety, effectiveness, labeling, packaging, storage, record keeping, approval, import, sale, distribution, advertising, promotion and post-approval monitoring of products. All drugs granted marketing authorization must meet the requirements of the Food and Drugs Act. After approval of a drug, HPFB continues to monitor the drug and the distributor has certain reporting duties. HPFB will deny market authorization if there is insufficient evidence to support the safety, efficacy or qualify claims of a drug.

In the U.S., the FDA and other federal, state, local and foreign regulatory agencies impose substantial requirements upon the clinical development, approval, labeling, manufacture, marketing and distribution of drug products. Before a drug candidate is marketed in the U.S., the FDA will review and approve a new drug application.

For more information on the pharmaceutical regulatory framework, see Appendix “I” – Narrative Description of the Business – Government Regulation.

Conditions for Completion of the Arrangement

Conditions in Favour of Broadway, Spinco, MindMed and Delaware Subco

The Parties are not required to complete the Arrangement unless each of the following conditions is satisfied, which conditions may only be waived, in whole or in part, by the mutual consent of each of the Parties:

(a)	The Arrangement Resolution, with or without amendment, has been approved and adopted by the Shareholders at the Meeting in accordance with the Interim Order and applicable Law.

(b)

Each of the Interim Order and the Final Order has been obtained on terms consistent with the Arrangement Agreement and has not been set aside or modified in a manner unacceptable to Broadway, Spinco, MindMed and Delaware Subco, each acting reasonably, on appeal or otherwise.

(c)

The Merger, with or without amendment, has been approved at the MindMed Meeting and the matters prescribing the Arrangement shall have otherwise been approved by the requisite majorities of the shares entitled or required to vote thereon.

(d)	The Merger has been approved by Broadway and Delaware Subco.

(e)	The Spin-Out Transaction has been approved by Broadway and Spinco.

(f)

Any securities to be issued in the United States pursuant to the Arrangement have been issued in accordance with and exempt from registration requirements under applicable exemptions from registration under the U.S. Securities Act.

(g)	The necessary conditional approvals or equivalent approvals, as the case may be, of TSXV have been obtained.

(h)	The Final Order has been accepted for filing by the Registrar.

(i)

The earn-in with option to joint venture agreement effective April 30, 2019 between Kennecott Exploration Company (“Kennecott”), Madison Subsidiary and Broadway (the “Option and JV Agreement”) has been amended to, among other things, remove Broadway as guarantor (as such term is defined in the Option and JV Agreement), or Kennecott has otherwise released Broadway as guarantor, all to the satisfaction of MindMed;

(j)

Each of Broadway and MindMed being satisfied, in their respective sole discretion, with their due diligence investigations of the other party, and in MindMed’s case, of Spinco and Delaware Subco, on or before 5:00 p.m. Toronto time on (A) the date of completion of the MindMed December Offering; or (B) November 15, 2019 in the event the MindMed December Offering has not commenced by that date.

(k)	The receipt of a mutual release between Broadway and its current officers and directors in such form as mutually acceptable between the parties, acting reasonably.

(l)

All other consents, orders, regulations and approvals, including regulatory and judicial approvals and orders, required or necessary or desirable for the completion of the transactions provided for the Arrangement Agreement and the Arrangement have been obtained or received from the persons, authorities or bodies having jurisdiction in the circumstances, and all other applicable regulatory requirements and conditions have been complied with.

(m)

There shall not be in force any order or decree restraining or enjoining the consummation of the transactions contemplated under the Arrangement Agreement or under the Plan of Arrangement and there are no proceeding, whether of a judicial or administrative nature or otherwise, in progress or threatened that relates to or results from the transactions contemplated under the Arrangement Agreement that would, if successful, result in an order or ruling that would preclude completion of the transactions contemplated under the Arrangement Agreement or under the Plan of Arrangement in accordance with the terms and conditions in the Arrangement Agreement.

(n)	There does not exist any prohibition at law against the completion of the Arrangement.

(o)

None of the consents, orders, regulations or approvals contemplated in the Arrangement Agreement contain terms or conditions or require undertakings or security deemed unsatisfactory or unacceptable by any of the Parties acting reasonably.

(p)	The Arrangement Agreement has not been terminated in accordance with its terms.

Conditions in Favour of Broadway, Spinco and Delaware Subco

Broadway, Spinco and Delaware Subco is not required to complete the Arrangement unless each of the following conditions is satisfied, which may only be waived by Broadway and Spinco:

(a)

No material adverse change in the business, operations or assets of MindMed, taken as a whole, nor any change of law has occurred which, in the reasonable judgment of Broadway, Spinco and Delaware Subco, has or will have a material adverse effect on the business, assets, financial condition or results of operations of MindMed and its subsidiaries, taken as a whole.

(b)

All consents and approvals under any agreements or licences to which MindMed or any subsidiary thereof may be a party or bound which are required or necessary or desirable for the completion of the transactions contemplated under the Arrangement Agreement or under the Arrangement have been obtained or received.

(c)	Dissent rights have not been exercised prior to the Effective Date by holders of Broadway Common Shares representing in the aggregate 5% or more of the Broadway Common Shares outstanding at such time.

(d)	Broadway has received a certificate, on and dated the Effective Date, of a senior officer of MindMed confirming the above conditions have been satisfied.

Conditions in Favour of MindMed

MindMed is not required to complete the Arrangement unless each of the following conditions is satisfied, which conditions are for the exclusive benefit of MindMed and may only be waived, by MindMed in its sole discretion:

(a)

No material adverse change in the business, operations or assets of Broadway or its subsidiaries (including Delaware Subco), nor has there been any change of law which, in the reasonable judgment of MindMed, has or will have a material adverse effect on the business, assets, financial condition or results of operations of Broadway or its subsidiaries (including Delaware Subco).

(b)

All consents and approvals under any agreements to which MindMed may be a party or bound which are required or necessary or desirable for the completion of the transactions contemplated under the Arrangement Agreement or under the Merger or the Arrangement have been obtained or received.

(c)	Dissent rights have not been exercised prior to the Effective Date by holders of Broadway Common Shares representing in the aggregate 5% or more of the Broadway Common Shares outstanding at such time.

(d)	Resignations shall have been received at the Effective Time from all directors of Broadway and officers of Broadway and its subsidiaries, requested by MindMed.

(e)

Upon execution of the Arrangement Agreement, waives and release of any “change of control”, termination, severance or other similar payments to any person acceptable to MindMed in its sole direction in connection with any of the transactions completed in the Arrangement Agreement, the Plan of Arrangement or the Transfer Agreement or any related documents have been received.

(f)	MindMed has received a certificate, on and dated the Effective Date, of a senior officer of Broadway confirming the above conditions have been satisfied.

Additional Covenants Regarding Non-Solicitation

Each of Broadway, Spinco, MindMed and Delaware Subco agrees that it will not, directly or indirectly, through any officer, director, employee, advisor, representative, agent or otherwise, take any direct or indirect action to:

(a)

solicit, initiate, encourage, engage in or respond to any inquiries, submissions, proposals or offers regarding any merger, amalgamation, share exchange, business combination, take-over bid, sale or other disposition of material assets, recapitalization, reorganization, liquidation, sale or issuance of a material number of treasury securities or rights or interests therein or thereto or rights or options to acquire any material number of treasury securities or any type of similar transaction involving such party or any of its subsidiaries other than with the other party hereto (each an “Acquisition Proposal”),

(b)	encourage or participate in any discussions or negotiations regarding any Acquisition Proposal,

(c)	agree to, approve or recommend an Acquisition Proposal, or

(d)	enter into any agreement related to an Acquisition Proposal.

Each Party represents and warrants that it is not in any discussions or negotiations with any Person (other than with the other Parties) with respect to any potential Acquisition Proposal. Each Party shall promptly notify the other Party of any future Acquisition Proposal which any director, senior officer or agent of a Party is or becomes aware of, any amendment to any of the foregoing or any request for non-public information received by a Party. Such notice shall include a description of the material terms and conditions of any such proposal, the identity of the Person making such proposal, inquiry, request or contact and any written materials provided in connection with such proposal.

On January 8, 2020, Spinco, the Madison Subsidiary and Broadway signed an exclusivity agreement with American Pacific Mining Ltd. (“APM”) whereby APM was granted the exclusive right to negotiate a definitive agreement with Spinco to acquire all of the shares of the Madison Subsidiary. The negotiation and completion of the definitive agreement is subject to a number of conditions, including the parties agreeing to terms, the execution of a definitive agreement, the receipt of all required regulatory, corporate and stock exchange approvals, the completion of the Arrangement and approval by the shareholders of Spinco, which can only be sought after the Arrangement is completed, assuming it is completed. The exclusivity agreement automatically terminates if the Arrangement does not close. The Resulting Issuer will not be a party to any definitive agreement that may be executed. There can be no assurances that APM and Spinco will be able to complete such a transaction.

Termination of Arrangement Agreement

The Arrangement Agreement may be terminated prior to the Effective Time by:

(a)	any Party by way of notice if the conditions contained in the Arrangement Agreement are not fulfilled or performed on or before the Effective Date by any of the Parties, or

(b)	the mutual consent of the Broadway Board or MindMed Board without further action on the part of the shareholders of Broadway or MindMed.

If the Effective Date does not occur on or before the earlier of (i) January 31, 2020, and (ii) 60 days after the date that MindMed provides to Broadway all information necessary or advisable for Broadway, acting reasonably, to obtain the Interim Order, Broadway or MindMed may unilaterally terminate the Arrangement Agreement without further action on the part of its shareholders, which termination will be effective upon a resolution to that effect being passed by the applicable board of directors and notice thereof being given to the other parties.

The Party desiring to terminate the Arrangement Agreement because of any unfulfilled or unperformed condition precedent contained in the Arrangement Agreement shall notify the other Parties who will have the right and opportunity to take steps, at their own expense, to fulfill or perform the condition precedent within a reasonable period of time, but no later than the earlier of (i) January 31, 2020, and (ii) 60 days after the date that MindMed provides to Broadway all information necessary or advisable for Broadway, acting reasonably, to obtain the Interim Order.

SECURITIES LAW MATTERS

The following is a brief summary of the Canadian and United States securities law considerations applying to the transactions contemplated herein not discussed elsewhere in this Circular.

Canadian Securities Laws

The following is only a general overview of certain requirements of Canadian Securities Laws relating to the Arrangement that may be applicable to Broadway Shareholders, Broadway Optionholders and Broadway Warrantholders. Each securityholder is urged to consult its professional advisors to determine the Canadian conditions and restrictions applicable to trades in the Resulting Issuer Shares issuable pursuant to the Arrangement.

The issuance of Resulting Issuer Shares and SpinCo Consideration Shares pursuant to the Arrangement will constitute a distribution of securities that is exempt from the prospectus requirement of applicable Canadian Securities Laws. Resulting Issuer Shares issued pursuant to the Arrangement will not be legended and may be resold in each province and territory of Canada, provided: (i) the trade is not a “control distribution” as defined in NI 45-102; (ii) no unusual effort is made to prepare the market or create a demand for the Resulting Issuer Shares; (iii) no extraordinary commission or consideration is paid in respect of such trade; and (iv) if the selling securityholder is an “insider” or “officer” of the Resulting Issuer (as such terms are defined by applicable Canadian Securities Laws), the insider or officer has no reasonable grounds to believe that the Resulting Issuer is in default of applicable Canadian Securities Laws.

All Shareholders residing outside Canada are advised to consult their own legal advisors regarding such resale restrictions.

U.S. Securities Laws

The following discussion is only a general overview of certain requirements of U.S. Securities Laws that may be applicable to Shareholders, Broadway Optionholders and Broadway Warrantholders. All holders of such securities are urged to obtain legal advice to ensure that the resale of such securities complies with applicable U.S. Securities Laws and to determine the U.S. conditions and restrictions applicable to trades in the Resulting Issuer Shares issuable pursuant to the Arrangement. Further information applicable to the holders of such securities resident in the United States is disclosed in this Circular under the heading “Notice to Securityholders in the United States”.

Exemption from U.S. Registration

The Spinco Distribution Shares to be issued by Spinco to holders of Broadway Common Shares and the Broadway Subordinate Voting Shares, MindMed Multiple Voting Shares and Broadway Replacement Warrants to be issued by Broadway to Broadway Shareholders, Broadway Warrantholders, MindMed Shareholders and holders of MindMed Warrants, as applicable, and Resulting Issuer Options to be issued by Broadway to Broadway Optionholders pursuant to the Arrangement have not been and will not be registered under the U.S. Securities Act or the securities laws of any state of the United States and will be issued in reliance upon Section 3(a)(10) of the U.S. Securities Act and similar exemptions provided in respect of the securities laws of states of the U.S. in which U.S. securityholders reside. Section 3(a)(10) of the U.S. Securities Act exempts from registration a security that is issued in exchange for one or more bona fide outstanding securities, or partly in such exchange and partly for cash, where the terms and conditions of such issuance and exchange are approved, after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange have the right to appear, by a court of competent jurisdiction or by a Governmental Entity expressly authorized by law to grant such approval. The Court is authorized to conduct a hearing at which the substantive and procedural fairness of the terms and conditions of the Arrangement will be considered. The Court issued the Interim Order on or about January 20, 2020, and, subject to the approval of the Arrangement by the Shareholders, a hearing for a Final Order approving the Arrangement is currently anticipated to take place on or about February 24, 2020 at 10:00 a.m. (Vancouver time) in Vancouver, British Columbia. All Broadway Shareholders, Broadway Optionholders, Broadway Warrantholders, MindMed Shareholders and holders of MindMed Warrants are entitled to appear and be heard at this hearing, provided that they satisfy the applicable conditions set forth in the Interim Order. The Final Order of the Court will, if granted, constitute the basis for the Section 3(a)(10) Exemption with respect to the securities to be issued under the Arrangement.

The Section 3(a)(10) Exemption will not be available for the issuance of any Resulting Issuer Shares that are issuable upon exercise of the Replacement Options and Resulting Issuer Shares issuable upon exercise of the Broadway Replacement Warrants (and the applicable underlying securities, if any). Therefore, the Resulting Issuer Shares issuable upon the exercise of the Replacement Options and the exercise of the Broadway Replacement Warrants (and the applicable underlying securities, if any), will be “restricted securities” within the meaning of Rule 144 under the U.S. Securities Act, and may be issued only pursuant to an exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws or following registration under such laws. The Resulting Issuer has no present intention to file a registration statement relating to the issuance of the Resulting Issuer Shares issuable upon exercise of the Replacement Options and the Resulting Issuer Shares issuable upon exercise of the Broadway Replacement Warrants (and the applicable underlying securities, if any) and no assurance can be made that the Resulting Issuer will file, or have taken effective steps to file, such registration statements in the future. Prior to the issuance of Resulting Issuer Shares pursuant to any such exercise or conversion, the Resulting Issuer may require the delivery of an opinion of counsel or other evidence reasonably satisfactory to the Resulting Issuer to the effect that the issuance of such Resulting Issuer Shares does not require registration under the U.S. Securities Act or applicable state securities laws.

The Broadway Subordinate Voting Shares, MindMed Multiple Voting Shares and Broadway Replacement Warrants to be issued under the Arrangement will be freely transferable under United States federal securities laws, except that the U.S. Securities Act imposes restrictions on the resale of such securities received pursuant to the Arrangement by Persons who are, or within 90 days immediately before such resale were, “affiliates” of the Resulting Issuer.

The Spinco Distribution Shares will be freely transferable under United States federal securities laws, except that the U.S. Securities Act imposes restrictions on the resale of such securities received pursuant to the Arrangement by Persons who are, or within 90 days immediately before such resale were, “affiliates” of Spinco.

As defined in Rule 144 under the U.S. Securities Act, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such issuer and may include certain officers and directors of such issuer as well as principal shareholders of such issuer. “Control” means the possession, direct or indirect, of the power to direct or cause direction of the management and policies of an issuer, whether through the ownership of voting securities, by contract or otherwise.

An “affiliate” of the Resulting Issuer (or Spinco, as applicable) is a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Resulting Issuer (or Spinco, as applicable) and may include certain executive officers and directors of the Resulting Issuer (or Spinco, as applicable), as well as principal shareholders of the Resulting Issuer (or Spinco, as applicable), directors or executive officers of Broadway who become directors or executive officers of the Resulting Issuer (or Spinco, as applicable) after the Arrangement, and any person deemed to be an affiliate of the Resulting Issuer (or Spinco, as applicable) within 90 days before the closing of the Arrangement.

Any Broadway Shareholder who, after consummation of the Arrangement is an “affiliate” (as defined in Rule 144 under the U.S. Securities Act) of the Resulting Issuer or was, at any time during the 90 days immediately before the resale of any Broadway Subordinate Voting Shares, MindMed Multiple Voting Shares and Broadway Replacement Warrants received under the Arrangement, an “affiliate” of the Resulting Issuer, may not resell any of the Broadway Subordinate Voting Shares, MindMed Multiple Voting Shares and Broadway Replacement Warrants to be issued by Broadway to Broadway Shareholders, Broadway Warrantholders, MindMed Shareholders and holders of MindMed Warrants, as applicable, pursuant to the Arrangement unless such securities are registered under the U.S. Securities Act or an exemption from registration, such as the exemptions contained in Rule 144 and Rule 904 of Regulation S under the U.S. Securities Act, is available.

Any Broadway Shareholder who, after consummation of the Arrangement is an “affiliate” (as defined in Rule 144 under the U.S. Securities Act) of Spinco or was, at any time during the 90 days immediately before the resale of any Spinco Distribution Shares received under the Arrangement, an “affiliate” of Spinco, may not resell any of the Spinco Distribution Shares to be issued by Spinco to Broadway Shareholders pursuant to the Arrangement unless such securities are registered under the U.S. Securities Act or an exemption from registration, such as the exemptions contained in Rule 144 and Rule 904 of Regulation S under the U.S. Securities Act, is available.

This Circular does not cover resales of any Spinco Distribution Shares, Broadway Subordinate Voting Shares, MindMed Multiple Voting Shares and Broadway Replacement Warrants received by any person upon completion of the Arrangement, and no person is authorized to make any use of this Circular in connection with any resale.

Affiliates – Rule 144

In general, under Rule 144, persons that are affiliates of the Resulting Issuer (or Spinco, as applicable) after consummation of the Arrangement or were affiliates of the Resulting Issuer (or Spinco, as applicable) within the 90 days immediately before the resale of the Broadway Subordinate Voting Shares, MindMed Multiple Voting Shares and Broadway Replacement Warrants (or Spinco Distribution Shares, as applicable) received under the Arrangement will be entitled to sell such securities that they receive under the Arrangement in the United States, provided that the number of such securities sold, together with all other securities of the same class sold for their account during any three-month period, does not exceed the greater of one percent of the then outstanding securities of such class or, if such shares are listed on a U.S. securities exchange and/or reported through the automated quotation system of a U.S. registered securities association, the average weekly trading volume of such securities during the four calendar week period preceding the date of sale, subject to aggregation rules, specified restrictions on manner of sale, reporting requirements, and the availability of current public information about the relevant issuer. Persons that are affiliates of the Resulting Issuer (or Spinco, as applicable) after the Arrangement will continue to be subject to the resale restrictions described in this paragraph for so long as they continue to be affiliates of the Resulting Issuer (or Spinco, as applicable), and for 90 days thereafter. Unless certain conditions are satisfied, Rule 144 is not available for resales of securities of issuers that have ever had (i) no or nominal operations and (ii) no or nominal assets other than cash and cash equivalents. If the Resulting Issuer (or Spinco, as applicable) were to be deemed to have ever been such an issuer, Rule 144 under the U.S. Securities Act may be unavailable for resales of the Broadway Subordinate Voting Shares, MindMed Multiple Voting Shares and Broadway Replacement Warrants (or Spinco Distribution Shares, as applicable) unless and until the Resulting Issuer (or Spinco, as applicable) has satisfied the applicable conditions.

Affiliates – Regulation S

In general, under Regulation S, persons who are affiliates of Resulting Issuer (or Spinco, as applicable) solely by virtue of their status as an officer or director of Resulting Issuer (or Spinco, as applicable), respectively, may sell their Broadway Subordinate Voting Shares, MindMed Multiple Voting Shares and Broadway Replacement Warrants (or Spinco Distribution Shares, as applicable) outside the United States in an “offshore transaction” (which would include a sale through the physical trading floor of an established non-U.S. stock exchange or through the facilities of certain specified non-U.S. stock exchanges as long as neither the seller nor any person acting on its behalf knows that the transaction has been prearranged with a buyer in the United States) if neither the seller nor any person acting on its behalf engages in “directed selling efforts” in the United States and no selling commission, fee or other remuneration is paid in connection with such sale other than a usual and customary broker’s commission. For purposes of Regulation S, “directed selling efforts” means “any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the securities being offered” in the sale transaction.

The foregoing discussion is only a general overview of certain requirements of U.S. federal securities laws applicable to the securities received upon completion of the Arrangement. All holders of such securities are urged to consult with counsel to ensure that the resale of their securities complies with applicable U.S. federal securities laws and state securities laws.

STOCK EXCHANGE MATTERS

Broadway Common Shares currently trade on the TSXV under the symbol “BRD” and on the Frankfurt exchange under the symbol “BGH”. The NEO Exchange has conditionally approved the listing of the Broadway Common Shares. Listing is subject to the Resulting Issuer fulfilling all of the requirements of the NEO Exchange.

DISSENTING SHAREHOLDERS’ RIGHTS

Registered Shareholders may exercise Dissent Rights with respect to the Arrangement Resolution pursuant to and in the manner set forth under Sections 237 to 247 of the BCBCA, as modified by the Plan of Arrangement and the Interim Order, provided that, notwithstanding Section 242 of the BCBCA, the written objection to the Arrangement Resolution must be sent to the Corporation by holders who wish to dissent and be received by the Corporation not later than 5:00 p.m. (Vancouver time) on the date that is two Business Days immediately prior to the Meeting or any date to which the Meeting may be postponed or adjourned.

Registered Shareholders who wish to dissent should take note that the procedures for dissenting to the Arrangement Resolution require strict compliance with the applicable dissent procedures.

Dissent Rights to the Arrangement Resolution for Registered Shareholders

As indicated in the Notice of Meeting, any Registered Shareholder is entitled to be paid the fair value of the Broadway Common Shares held by such holder in accordance with Section 245 of the BCBCA, as modified by the Plan of Arrangement and the Interim Order, if such holder exercises Dissent Rights and the Arrangement becomes effective.

Anyone who is a beneficial owner of Broadway Common Shares registered in the name of an Intermediary and who wishes to dissent should be aware that only Registered Shareholders are entitled to exercise Dissent Rights. A Registered Shareholder who holds Broadway Common Shares as an Intermediary for one or more beneficial owners, one or more of whom wish to exercise Dissent Rights, must exercise such Dissent Rights on behalf of such holder(s). In such case, the notice should specify the number of Broadway Common Shares held by the Intermediary for such beneficial owner. A Dissenting Shareholder may dissent only with respect to all the Broadway Common Shares held on behalf of any one beneficial owner and registered in the name of the Dissenting Shareholder.

The following description of the dissent procedures is not a comprehensive statement of the procedures to be followed by a Dissenting Shareholder who seeks payment of the fair value of its Broadway Common Shares and is qualified in its entirety by reference to the full text of the Plan of Arrangement, the Interim Order and Sections 237 to 247 of the BCBCA, which are attached to this Circular as Appendices C, D and F, respectively. A Registered Shareholder who intends to exercise the Dissent Rights should carefully consider and comply with the provisions of Sections 237 to 247 of the BCBCA, as modified by the Interim Order and the Plan of Arrangement, and seek independent legal advice. Failure to comply strictly with the provisions of the BCBCA, as modified by the Interim Order and the Plan of Arrangement, and to adhere to the procedures established therein, may result in the loss of all rights thereunder.

The Court hearing the application for the Final Order has the discretion to alter the Dissent Rights described herein.

If, as of the Effective Date, the aggregate number of Broadway Common Shares in respect of which Registered Shareholders have duly and validly exercised Dissent Rights, or have instituted proceedings to exercise Dissent Rights, exceeds 5% of the Broadway Common Shares then outstanding, MindMed is entitled, in its discretion, not to complete the Arrangement. See “The Arrangement Agreement – Conditions for Completion of the Arrangement – Conditions in Favour of MindMed”.

Pursuant to the Interim Order, Registered Shareholders may exercise Dissent Rights under Section 238 of the BCBCA, and in the manner as set forth under Sections 242 to 247 of the BCBCA, all as modified by Article 5 of the Plan of Arrangement, the Interim Order and the Final Order, with respect to Broadway Common Shares in connection with the Arrangement, provided that, notwithstanding Section 242(1)(a) of the BCBCA, the written notice setting forth the objection of such Registered Shareholders to the Arrangement and exercise of Dissent Rights must be received by Broadway not later than 5:00 p.m. (Vancouver time) on the Business Day that is two Business Days before the Broadway Meeting or any date to which the Broadway Meeting may be postponed or adjourned and provided further that Registered Shareholders who duly exercise such Dissent Rights and who:

(a)

are ultimately entitled to be paid fair value for their Dissent Shares, which fair value, notwithstanding anything to the contrary contained in the BCBCA, shall be determined immediately prior to the approval of the Arrangement Resolution, shall be deemed to have transferred their Dissent Shares to Broadway as of the Effective Time in consideration for a debt claim against Broadway to be paid the fair value of such Dissent Shares and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights; or

(b)

are ultimately not entitled, for any reason, to be paid fair value for their Broadway Common Shares shall be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a non-dissenting Registered Shareholder, but in no case shall MindMed, the Corporation or any other person be required to recognize Shareholders who exercise Dissent Rights as Shareholders after the Effective Time, and the names of such Shareholders who exercise Dissent Rights shall be removed from the applicable register of shareholders as at the Effective Time. There can be no assurance that a Dissenting Shareholder will receive consideration for its Broadway Common Shares of equal or greater value to the consideration that such Dissenting Shareholder would have received under the Arrangement.

Sections 237 to 247 of the BCBCA

Section 238 of the BCBCA, as modified by the Plan of Arrangement and the Interim Order, provides that Shareholders who dissent to the Arrangement in compliance with Sections 237 to 247 of the BCBCA may exercise a right of dissent and require the Corporation to purchase the Broadway Common Shares held by such Shareholders at the fair value of such Broadway Common Shares.

The exercise of Dissent Rights does not deprive a Registered Shareholder of the right to vote at the Meeting. However, a Shareholder is not entitled to exercise Dissent Rights in respect of the Arrangement Resolution if such holder votes any of the Broadway Common Shares beneficially held by such holder FOR the Arrangement Resolution. The execution or exercise of a proxy against the Arrangement Resolution does not constitute a written objection for purposes of the right to dissent under Section 238 of the BCBCA.

A Dissenting Shareholder must dissent with respect to all Broadway Common Shares in which the holder owns a beneficial interest. A Registered Shareholder who wishes to dissent must deliver written notice of dissent (a “Notice of Dissent”) to Broadway on the date that is two Business Days immediately prior to the Meeting, or any date to which the Meeting may be postponed or adjourned, and such Notice of Dissent must strictly comply with the requirements of Section 242 of the BCBCA. Any failure by a Shareholder to fully comply may result in the loss of that holder’s Dissent Rights. Non-Registered Shareholders who wish to exercise Dissent Rights must arrange for the Registered Shareholder holding their Broadway Common Shares to deliver the Notice of Dissent.

A vote against the Arrangement Resolution, whether in person or by proxy, or not voting on the Arrangement Resolution does not constitute a Notice of Dissent. Promptly after the Arrangement Resolution is approved by the Shareholders, the Corporation must send to each Dissenting Shareholder a notice that the Arrangement Resolution has been adopted, stating that the Corporation intends to act, or has acted, on the authority of the Arrangement Resolution and advise the Dissenting Shareholder of the manner in which dissent is to be completed under Section 244 of the BCBCA.

If the Arrangement Resolution is approved by the Shareholders as required at the Meeting, and if Broadway notifies the Dissenting Shareholders of its intention to act upon the Arrangement Resolution, pursuant to Section 244 of the BCBCA, the Dissenting Shareholder is then required, within 30 days after receipt of such notice, to send to the Corporation or its Transfer Agent a signed written notice setting out the Dissenting Shareholder’s name, the number and class of Broadway Common Shares in respect of which the Dissenting Shareholder dissents and that the Dissent Right is being exercised in respect of all of the Dissenting Shareholder’s Broadway Common Shares. The written notice should contain any share certificate or certificates representing the Broadway Common Shares in respect of which the Dissenting Shareholder has exercised Dissent Rights (if any) and a demand for payment of the fair value of such Broadway Common Shares. A Dissenting Shareholder who fails to send to the Corporation or the Transfer Agent within the required periods of time the required notices or the certificates representing the Broadway Common Shares in respect of which the Dissenting Shareholder has dissented may forfeit its Dissent Rights. Upon delivery of these documents, the Dissenting Shareholder is deemed to have sold its Broadway Common Shares and Broadway is deemed to have purchased the Broadway Common Shares and must comply with Section 245 of the BCBCA.

The Dissenting Shareholder and Broadway may agree on the payout value of the Dissent Shares; otherwise, either party may apply to the Court to determine the fair value of the Dissent Shares or apply for an order that value be established by arbitration or by reference to the registrar or a referee of the Court. If the matters provided for in the Arrangement Resolution become effective and the Dissenting Shareholder has complied with Section 244 of the BCBCA, after a determination of the payout value of the Dissent Shares, Broadway must then promptly pay that amount to the Dissenting Shareholder.

Addresses for Notice

All notices to the Corporation of dissent to the Arrangement Resolution pursuant to Section 242 of the BCBCA should be addressed to the attention of the Chief Financial Officer of the Corporation and be sent not later than 5:00 p.m. (Vancouver time) on the date that is two Business Days immediately prior to the Meeting, or any date to which the Meeting may be postponed or adjourned, to:

700-1199 West Hasting Street
Vancouver, BC
V6E 3T5

Attention:	Eric Myung
Email:	emyung@marrellisupport.ca

with a copy to:

Max Pinsky Personal Law Corp.
700 – 1199 West Hastings Street Vancouver, B.C.
V6E 3T5

Attention:	Max Pinsky
Email:	max@strategiclaw.ca

Strict Compliance with Dissent Provisions Required

The foregoing summary does not purport to provide comprehensive statements of the procedures to be followed by a Dissenting Shareholder under Part 8, Division 2 the BCBCA, as modified by the Plan of Arrangement and the Interim Order, and reference should be made to the specific provisions of Sections 237 to 247 of the BCBCA, the Plan of Arrangement and the Interim Order. The BCBCA requires strict adherence to the procedures regarding the exercise of rights established therein. The failure to adhere to such procedures may result in the loss of all rights of dissent. Accordingly, each Shareholder who wishes to exercise Dissent Rights should carefully consider and comply with the provisions of Sections 237 to 247 of the BCBCA, the Plan of Arrangement and the Interim Order and consult a legal advisor. A copy of Sections 237 to 247 of the BCBCA is set out in Appendix “F” to this Circular and a copy of the Plan of Arrangement and the Interim Order are set out in Appendix “C” and Appendix “D”, respectively, to this Circular.

Broadway strongly recommends that any Shareholder wishing to avail himself or herself of the Dissent Rights seek his or her own legal advice, as failure to comply strictly with the applicable provisions of the BCBCA and the Interim Order, Final Order and Plan of Arrangement may prejudice the availability of such Dissent Rights. Dissenting Shareholders should note that the exercise of Dissent Rights can be a complex, time-consuming and expensive process.

RISK FACTORS RELATING TO THE ARRANGEMENT

Shareholders should carefully consider the following risk factors relating to the Arrangement before deciding to vote or instruct their vote to be cast to approve the matters relating to the Arrangement. In addition to the risk factors relating to the Arrangement set out below, Shareholders should also carefully consider the risk factors applicable to MindMed referred to in Appendix “I” to this Circular and the risk factors applicable to the Corporation contained in the Corporation’s management’s discussion and analysis for the fiscal year ended August 31, 2019, which is available under the Corporation’s profile on SEDAR at www.sedar.com.

The following risk factors are not an exhaustive list of all of the risk factors associated with the Arrangement. Additional risks and uncertainties, including those currently unknown or considered immaterial by MindMed and the Corporation, may also adversely affect the MindMed Common Shares, the Broadway Common Shares, and the businesses of the Corporation or MindMed following completion of the Arrangement. All of the risk factors described in this Circular and incorporated by reference in this Circular should be considered by Shareholders in conjunction with the other information included in this Circular, including the appendices hereto.

Risks Related to the Arrangement

The Corporation could fail to receive the necessary court and/or regulatory approval

The Arrangement is not required to be completed unless the Arrangement receives the necessary Court approvals, and Exchange approval, including the approval of the listing of the Resulting Issuer Shares to be issued pursuant to the Arrangement on the NEO Exchange.

The Corporation could fail to complete the Arrangement, or the Arrangement may be completed on different terms

There can be no assurance that the Arrangement will be completed, or if completed, that it will be completed on the same or similar terms to those set out in the Arrangement Agreement. The completion of the Arrangement is subject to the satisfaction of a number of conditions which include, among others, (i) obtaining necessary approvals and (ii) performance by the Corporation and MindMed of their respective obligations and covenants in the Arrangement Agreement. There can be no assurance that these conditions will be satisfied or, if satisfied, when they will be satisfied. If these conditions are not met or the Arrangement is not completed for any other reason, Shareholders will not receive the Spinco Consideration Shares.

In addition, each of the Corporation, Spinco, Delaware Subco and MindMed has the right to terminate the Arrangement Agreement in certain circumstances. Accordingly, there is no certainty, nor can the Corporation provide any assurance, that the Arrangement Agreement will not be terminated by either the Corporation, Spinco, Delaware Subco or MindMed before the completion of the Arrangement. For example, MindMed has the right, in certain circumstances, to terminate the Arrangement Agreement if changes occur that, in the aggregate, have a Broadway Material Adverse Effect. Although a Broadway Material Adverse Effect excludes certain events that are beyond the control of the Corporation and MindMed, there is no assurance that a change having a Broadway Material Adverse Effect will not occur before the Effective Date, in which case MindMed could elect to terminate the Arrangement Agreement and the Arrangement would not proceed.

If the Arrangement is not completed, the ongoing business of the Corporation may be adversely affected as a result of the costs (including opportunity costs) incurred in respect of pursuing the Arrangement, and the Corporation could experience negative reactions from the financial markets, which could cause a decrease in the market price of the Broadway Common Shares, particularly if the market price reflects market assumptions that the Arrangement will be completed or completed on certain terms. Failure to complete the Arrangement or a change in the terms of the Arrangement could each have a material adverse effect on the Corporation’s business, financial condition and results of operations.

If the Arrangement is not completed and the Broadway Board decides to seek another merger or business combination, there can be no assurance that it will be able to find a party willing to pay consideration for the Broadway Common Shares that is equivalent to, or more attractive than, the consideration payable pursuant to the Arrangement.

The Corporation will incur substantial transaction-related costs in connection with the Arrangement even if the Arrangement is not completed

Certain costs related to the Arrangement, such as legal, accounting and certain financial advisor fees, must be paid by the Corporation even if the Arrangement is not completed. Such costs may offset any expected cost savings and other synergies from the Arrangement.

While the Arrangement is pending, the Corporation is restricted from taking certain actions

The Arrangement Agreement restricts the Corporation from taking specified actions until the Arrangement is completed without the consent of MindMed which may adversely affect the ability of the Corporation to execute certain business strategies including, but not limited to, the ability in certain cases to enter into or amend contracts, acquire or dispose of assets, incur indebtedness or incur capital expenditures. These restrictions may prevent the Corporation from pursuing attractive business opportunities that may arise prior to the completion of the Arrangement.

The pending Arrangement may divert the attention of the Corporation’s management

The pending Arrangement could cause the attention of the Corporation’s management to be diverted from the day-to- day operations. These disruptions could be exacerbated by a delay in the completion of the Arrangement and could have an adverse effect on the business, operating results or prospects of the Corporation regardless of whether the Arrangement is ultimately completed.

Directors and senior officers of the Corporation may have interests in the Arrangement that are different from those of the Shareholders

In considering the recommendation of the Broadway Board to vote FOR the Arrangement Resolution, Shareholders should be aware that certain directors and certain senior officers of the Corporation have interests in connection with the Arrangement that may present them with actual or potential conflicts of interest in connection with the Arrangement. See “The Arrangement — Interests of Certain Persons in the Arrangement”.

Following the completion of the Arrangement, the Resulting Issuer may issue additional equity securities

Following the completion of the Arrangement, the Resulting Issuer may issue equity securities to finance its activities, including in order to finance acquisitions. If the Resulting Issuer were to issue additional equity securities, the ownership interest of existing Shareholders may be diluted and some or all of the Resulting Issuer’s financial measures on a per share basis could be reduced. Moreover, as the Resulting Issuer’s intention to issue additional equity securities becomes publicly known, the Resulting Issuer’s share price may be materially adversely affected.

Potential payments to Shareholders who exercise Dissent Rights could have an adverse effect on the Resulting Issuer’s financial condition or prevent the completion of the Arrangement

The Shareholders have the right to exercise Dissent Rights and demand payment equal to the fair value of their Broadway Common Shares in cash. If Dissent Rights are exercised in respect of a significant number of Broadway Common Shares, a substantial cash payment may be required to be made to such Shareholders, which could have an adverse effect on the Resulting Issuer’s financial condition and cash resources. Further, the Corporation’s, MindMed’s, Delaware Subco’s and Spinco’s obligation to complete the Arrangement is conditional upon Shareholders holding no more than 5% of the outstanding Broadway Common Shares having exercised Dissent Rights. Accordingly, the Arrangement may not be completed if the Shareholders exercise Dissent Rights in respect of more than 5% of the outstanding Broadway Common Shares.

Risks Related to the Corporation

If the Arrangement is not completed, the Corporation will continue to face the risks that it currently faces with respect to its affairs, business and operations and future prospects. Such risk factors are set forth and described in Broadway’s amended and restated management’s discussion and analysis for the fiscal year ended August 31, 2019, which is available under the Corporation’s profile on SEDAR at www.sedar.com.

PROCEDURES FOR THE EXCHANGE OF BROADWAY COMMON SHARES AND ISSUANCE OF SPINCO CONSIDERATION SHARES

Letter of Transmittal

If you are a Registered Shareholder, you should have received along with this Circular, a form of proxy and a Letter of Transmittal. If the Arrangement Resolution is passed and the Arrangement is implemented, in order to receive the replacement Broadway share certificates after the implementation of the Consolidation, Name Change and Authorized Capital Amendment (the “Replacement Broadway Share Certificates”), Registered Shareholders must complete and sign the Letter of Transmittal enclosed with this Circular and deliver it (or an originally signed facsimile thereof), together with the certificates representing their Broadway Common Shares and the other relevant documents required by the instructions set out therein, to the Depositary in accordance with the instructions contained in the Letter of Transmittal. You can request additional copies of the Letter of Transmittal by contacting the Depositary. The Letter of Transmittal is also available under the Corporation’s profile on SEDAR at www.sedar.com.

The Letter of Transmittal contains procedural information relating to the Arrangement and should be reviewed carefully. The deposit of Broadway Common Shares pursuant to the procedures in the Letter of Transmittal will constitute a binding agreement between the depositing Registered Shareholder and Broadway upon the terms and subject to the conditions of the Arrangement.

In all cases, delivery of the Replacement Broadway Share Certificates will be made only after timely receipt by the Depositary of certificates representing such Broadway Common Shares, together with a properly completed and duly executed Letter of Transmittal in the form accompanying this Circular relating to such Broadway Common Shares, with signatures guaranteed if so required in accordance with the instructions in the Letter of Transmittal, and any other required documents. All questions as to validity, form, eligibility (including timely receipt) and acceptance of any Broadway Common Shares deposited pursuant to the Arrangement will be determined by the Resulting Issuer in its sole discretion. Depositing Registered Shareholders agree that such determination shall be final and binding. The Resulting Issuer reserves the right if it so elects in its absolute discretion to instruct the Depositary to waive any defect or irregularity contained in any Letter of Transmittal and/or accompanying documents received by it.

Where a certificate for Broadway Common Shares has been destroyed, lost or stolen, the Registered Shareholder of that certificate should complete the Letter of Transmittal as fully as possible and forward it, together with a letter describing the loss, to the Depositary at its office specified in the Letter of Transmittal. The Depositary and/or the registrar and Transfer Agent for the Broadway Common Shares will respond with replacement requirements (which may include a bonding requirement) that must be satisfied in order for the undersigned to receive the Resulting Issuer Shares and SpinCo Consideration Shares in exchange for their Broadway Common Shares in accordance with the Arrangement.

If a Letter of Transmittal is executed by a person other than the Registered Shareholder of the certificate(s) deposited therewith, the certificate(s) must be endorsed or be accompanied by an appropriate share transfer power of attorney properly completed by the Registered Shareholder, and the signature on such endorsement or share transfer power of attorney must correspond exactly to the name of the Registered Shareholder as registered or as appearing on the certificates(s) and must be guaranteed by an Eligible Institution.

The method of delivery of certificates representing Broadway Common Shares, the Letter of Transmittal and all other required documents is at the option and risk of the person depositing the same, and delivery will be deemed effective only when such documents are actually received by the Depositary. Broadway recommends that such documents be delivered by hand to the Depositary and a receipt obtained. However, if documents are mailed, Broadway recommends that registered mail be used with return receipt requested and that appropriate insurance be obtained.

If you are a Non-Registered Shareholder, you should carefully follow the instructions from the Intermediary that holds Broadway Common Shares on your behalf. Non-Registered Shareholders should contact their Intermediary if they have any questions regarding this process and to arrange for their Intermediary to complete the necessary steps to ensure that they receive the Replacement Broadway Share Certificates.

Delivery of Replacement Broadway Share Certificates

Upon surrender to the Depositary for cancellation of a certificate(s) which immediately prior to the Effective Time represented one or more Broadway Common Shares, together with the Letter of Transmittal and such additional documents and instruments duly executed and completed as the Depositary may reasonably require, the Shareholder of such surrendered certificate(s) shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such Shareholder as soon as practicable after the Effective Time, a DRS Advice(s) representing Resulting Issuer Shares and a DRS Advice(s) representing the SpinCo Consideration Shares which such Shareholder is entitled to receive in accordance with the Plan of Arrangement, less any amounts withheld pursuant to the Plan of Arrangement, and the certificate(s) representing the Broadway Common Shares so surrendered shall forthwith be cancelled. Until surrendered, each certificate which immediately prior to the Effective Time represented a Broadway Common Share shall be deemed after the Effective Time to represent only the right to receive upon the surrender of such certificate the consideration to which they are entitled under the Arrangement, less any amounts withheld pursuant to the Plan of Arrangement, or in the case of Shareholders who properly exercise Dissent Rights, the right to receive fair value for their Broadway Common Shares in accordance with the Dissent Procedures. See “Dissenting Shareholders’ Rights”.

Unless otherwise directed in the Letter of Transmittal, a DRS Advice(s) representing Resulting Issuer Shares and a DRS Advice(s) representing the SpinCo Consideration Shares will be issued in the name of the registered holder of Broadway Common Shares so deposited. Unless the person who deposits Broadway Common Shares instructs the Depositary to hold a DRS Advice(s) representing Resulting Issuer Shares and/or SpinCo Consideration Shares for pick-up by checking the appropriate box in the Letter of Transmittal, such certificate will be forwarded by mail to the address provided in the Letter of Transmittal. If no address is provided, such DRS Advice(s) will be forwarded to the address of the person as shown on the applicable register of Broadway.

Notwithstanding the provisions of the Arrangement and the Letter of Transmittal, DRS Advices representing Resulting Issuer Shares and SpinCo Consideration Shares to be issued in exchange for Broadway Common Shares deposited pursuant to Arrangement will not be mailed if the Resulting Issuer determines that delivery thereof by mail may be delayed. Persons entitled to DRS Advices and other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary at which the certificates representing Broadway Common Shares were originally deposited upon application to the Depositary, until such time as the Resulting Issuer has determined that delivery by mail will no longer be delayed.

To the extent that an exchange of securities of Broadway in accordance with the Arrangement above would result in a right to a fraction of a Resulting Issuer Share and/or SpinCo Consideration Share, such right shall be exercisable in respect of such fraction only in combination with other fractions which in the aggregate entitle the holder to acquire a whole Resulting Issuer Share or SpinCo Consideration Share, as the case may be, and thereafter any remaining fraction shall be rounded to the nearest whole number with any fraction of one-half or greater being rounded to the next higher whole number and any fraction of less than one-half being rounded to the next lower whole number; and no fraction of a Resulting Issuer Share or SpinCo Consideration Share shall be issued.

In accordance with the Arrangement, MindMed, the Corporation, and the Depositary will be entitled to deduct and withhold from any consideration otherwise payable to a Shareholder, such amounts as MindMed, the Corporation, or the Depositary is required to deduct and withhold from such consideration under any provision of applicable laws.

The Depositary will receive reasonable and customary compensation for its services in connection with the Arrangement, will be reimbursed for certain out of pocket expenses and will be indemnified by the Corporation against certain liabilities under applicable securities laws and expenses in connection therewith.

Pursuant to the terms of the Arrangement, any certificates formerly representing Broadway Common Shares that are not deposited with the Depositary together with a duly completed Letter of Transmittal and any other documents the Depositary reasonably requires, on or before the sixth anniversary of the Effective Date, shall cease to represent a claim by or interest of any former holder of Broadway Common Shares of any kind or nature against or in Broadway or MindMed, and the right of such former holder of Broadway Common Shares to receive Resulting Issuer Shares and SpinCo Consideration Shares in exchange for such Broadway Common Shares shall be deemed to be surrendered together with all dividends or distributions thereon held for such holder (less any applicable withholding tax).

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations that will be generally applicable to a holder of Broadway Common Shares: (i) who elects to retain their Broadway Common Shares by voting in favour of the Arrangement; (ii) who elects to redeem their Broadway Common Shares by validly exercising their Dissent Right in connection with the Arrangement; and/or (iii) who, as beneficial owner, receives Spinco Distribution Shares under the Spin-Out Transaction (each, a “Holder”). This summary is applicable to a Holder who, for the purposes of the Tax Act and at all relevant times: (i) deals at arm’s length with Broadway and Spinco, (ii) is not affiliated with Broadway and Spinco, (iii) holds Broadway Common Shares and/or Spinco Distribution Shares (the “Relevant Securities”) as capital property and (iv) is resident or is deemed to be resident in Canada. Generally, the Relevant Securities will be considered to be capital property to a Holder provided the Holder does not hold the Relevant Securities in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

Holders whose Relevant Securities might not otherwise qualify as capital property may be entitled to make the irrevocable election provided by subsection 39(4) of the Tax Act to have the Relevant Securities and every “Canadian security”, as defined for the purposes of the Tax Act, owned by such Holder in the taxation year of the election and in all subsequent taxation years deemed to be capital property. Holders should consult their own tax advisors for advice with respect to whether an election under subsection 39(4) of the Tax Act is available or advisable in their particular circumstances.

This summary assumes that the Broadway Common Shares, and, after the completion of the Arrangement, the Resulting Issuer Shares, will at all material times be listed on a “designated stock exchange”, as defined for the purposes of the Tax Act (a “designated stock exchange”), which currently includes the TSXV and the NEO Exchange.

This summary is based on the provisions of the Tax Act in force on the date hereof and our understanding of the current administrative policies and assessing practices of the CRA published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all such Proposed Amendments will be enacted in their present form. No assurance can be given that any Proposed Amendments will be enacted in the form proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action, or changes in the administrative policies and assessing practices of the CRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ materially from those described in this summary.

This summary is not applicable to: (i) a Holder that is a “specified financial institution”; (ii) a Holder an interest in which is a “tax shelter investment”; (iii) a Holder that is for purposes of certain rules in the Tax Act (referred to as the mark-to-market rules) a “financial institution”; (iv) a Holder that reports its “Canadian tax results” in a currency other than Canadian currency; or (v) a Holder that has entered into or will enter into a “derivative forward agreement” with respect to the Relevant Securities, in each case as such terms are defined for the purposes of the Tax Act. This summary is also not applicable to any other Holder of special status or in special circumstances. All such foregoing Holders should consult their own tax advisors.

Additional considerations, not discussed herein, may be applicable to a Holder that is a corporation resident in Canada, and is, or becomes, controlled by a non-resident person, or, if not controlled by a single non-resident person, a group of non-resident persons not dealing with each other at arm’s-length, for purposes of the “foreign affiliate dumping” rules in section 212.3 of the Tax Act. Such Holders should also consult their own tax advisors.

This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations. It does not take into account or consider the tax laws of any province or territory or of any jurisdiction outside Canada. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder (including a Holder as defined above), and no representations concerning the tax consequences to any particular Holder are made. Holders should consult their own tax advisors regarding the income tax considerations applicable to them having regard to their own particular circumstances.

The Spin-Out Transaction is a taxable event to Broadway, the tax effect to Broadway of which depends on the fair market value of the Spinco Distribution Shares at the time the Spin-Out Transaction is effected, Broadway’s adjusted cost base of the constituent components of such Spinco Distribution Shares, relevant tax shelter available to Broadway, if any, and other relevant factors. There can be no guarantee that the Spin-Out Transaction will not result in a net cash tax liability to Broadway, and the potential tax consequences to Broadway are not further discussed in this summary.

Assumptions Regarding the Return of Capital under the Spin-Out Transaction

The achievement of the intended tax treatment of the Spin-Out Transaction depends on the fair market value of the Spinco Distribution Shares, the “paid-up capital”, as defined for the purposes of the Tax Act (the “PUC”), of Broadway Common Shares, and on a number of other important assumptions, including those referenced below. No third-party determination of such fair market value or PUC has been sought or obtained, and no legal opinion or advance tax ruling has been sought or obtained with respect to the various assumptions or the tax treatment of the Spin-Out Transaction. Accordingly, there is a risk that the actual tax treatment under the Tax Act could be different from the intended tax treatment. All Holders are advised to consult with their own tax advisors in this regard in light of their particular circumstances.

Distributions made by corporations that are “public corporations” for purposes of the Tax Act, such as Broadway, are generally characterized as taxable dividends for the purposes of the Tax Act, unless a specific exemption applies. Subsection 84(2) of the Tax Act provides, in effect, that a distribution made to shareholders on a “winding up, discontinuance or reorganization of [Broadway’s] business”, will not be taxed as a dividend so long as the amount or value of the funds or property distributed does not exceed the amount by which the PUC of the relevant shares is reduced on the distribution. It is noted that the Spin-Out Transaction is being undertaken by Broadway as part of the Arrangement, which contemplates numerous other transactions intended to facilitate the indirect acquisition by Broadway of all of the issued and outstanding securities of MindMed. Management of Broadway believes that the Spin-Out Transaction is effectively being made on the reorganization of Broadway’s business, although this determination is not free from doubt under the Tax Act or CRA policy, and no legal opinion or advance tax ruling has been sought or obtained in this regard.

Management believes that the aggregate fair market value of the Spinco Distribution Shares will be less than the aggregate PUC of the Broadway Common Shares immediately before the distribution of the Spinco Distribution Shares. Provided that management’s assessment of the fair market value of the Spinco Distribution Shares is correct, no deemed dividend should arise upon the distribution of Spinco Distribution Shares through the Arrangement.

If the Spin-Out Transaction is treated as a dividend (including a deemed dividend) or taxable shareholder benefit under the Tax Act, the tax results to Holders would be materially different, and likely materially adverse, compared to those set out in the summary of tax consequences below. Such potentially different and adverse tax treatment is not further referenced or discussed in this summary, and Holders should consult their own tax advisors in this regard.

Considerations Applicable to Holders Who Vote in Favour of the Arrangement

Considerations Relating to the Distribution of the Spinco Distribution Shares

The distribution of the Spinco Distribution Shares as a return of PUC will reduce the adjusted cost base of a Holder’s Broadway Common Shares by an amount equal to the fair market value, on the date the Spin-Out Transaction is effected, of the Spinco Distribution Shares that are issued to or for the benefit of such Holder. For this purpose, the CRA is not bound by any determination of fair market value made by Broadway. If the amount so required to be deducted from the adjusted cost base of the Broadway Common Shares to a particular Holder exceeds the Holder’s adjusted cost base of such Broadway Common Shares for purposes of the Tax Act, the excess will be deemed to be a capital gain realized by such Holder from a disposition of Broadway Common Shares. Generally, a Holder is required to include in computing income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”). A Holder that is, throughout the relevant taxation year, a “Canadian-controlled private corporation”, as defined for the purposes of the Tax Act (a “CCPC”), may be liable to pay an additional tax (refundable in certain circumstances) on certain investment income, including taxable capital gains. Capital gains realized by an individual or certain trusts may give rise to a liability for alternative minimum tax.

Spinco Distribution Shares received by a Holder should have a cost to the Holder for tax purposes equal to their respective fair market values at the time of such receipt. In computing the adjusted cost base of the Spinco Distribution Shares at any time, the adjusted cost base of a Holder’s Spinco Distribution Shares will be averaged with the respective adjusted cost base of all of the Broadway Common Shares held by the Holder as capital property at that particular time.

Broadway does not intend to conduct a third-party determination of the fair market value of the Spinco Distribution Shares prior to undertaking the Spin-Out Transaction. Accordingly, there is a risk that the actual tax treatment under the Tax Act could be different from the intended tax treatment. All Holders are advised to consult with their own tax advisors in this regard in light of their particular circumstances.

Considerations Relating to the Arrangement

Neither the Name Change, the Consolidation nor the Authorized Capital Amendment should constitute a disposition of property for purposes of the Tax Act and, accordingly, should not give rise to a capital gain or capital loss to a Holder.

Taxation on Dividends Received in Respect of Resulting Issuer Shares or Spinco Distribution Shares

Dividends received or deemed to be received on Resulting Issuer Shares or Spinco Distribution Shares by a Holder who is an individual (including a trust) will be included in computing the individual’s income for tax purposes and will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received from “taxable Canadian corporations”, as defined for the purposes of the Tax Act. Such dividends will be eligible for the enhanced gross-up and dividend tax credit for “eligible dividends”, as defined for the purposes of the Tax Act, paid by taxable Canadian corporations, to the extent that such dividends are properly designated by the applicable corporation as eligible dividends. Moreover, taxable dividends received by an individual or trust, other than certain specified trusts, may give rise to minimum tax under the Tax Act.

A Holder that is a corporation will include dividends received or deemed to be received on Resulting Issuer Shares or Spinco Distribution Shares in computing its income for tax purposes and generally will be entitled to deduct the amount of such dividends in computing its taxable income. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received by a Holder that is a corporation as proceeds of disposition or a capital gain. Certain corporations, including a “private corporation” or a “subject corporation”, as such terms are defined for the purposes of the Tax Act, may be liable to pay a refundable tax under Part IV of the Tax Act on the dividends received or deemed to be received on Resulting Issuer Common Shares or Spinco Distribution Shares to the extent that such dividends are deductible in computing taxable income. Holders that are corporations should consult their own tax advisors having regard to their own circumstances.

Taxation on the Disposition of Resulting Issuer Shares or Spinco Distribution Shares

On a disposition or deemed disposition of a Resulting Issuer Share or a Spinco Distribution Share, a Holder will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition for the relevant share exceed (or are less than) the aggregate of any reasonable costs of disposition and the adjusted cost base to the Holder of such share immediately before the disposition or deemed disposition.

A Holder of a Resulting Issuer Share or a Spinco Distribution Share who disposes or is deemed to dispose of such share will generally be required to include in such Holder’s income the amount of any taxable capital gain and must deduct one-half of the amount of any capital loss (an “allowable capital loss”) against taxable capital gains realized by the Holder in the year of the disposition. Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding years or carried forward and deducted in any following year against taxable capital gains realized in such years, to the extent and under the circumstances described in the Tax Act.

In the case of a Holder that is a corporation, the amount of any capital loss otherwise determined resulting from the disposition of a Resulting Issuer Share or a Spinco Distribution Share may be reduced by the amount of dividends previously received or deemed to have been received by it on the relevant share, to the extent and under the circumstances prescribed by the Tax Act. Similar rules may apply where a Resulting Issuer Share or a Spinco Distribution Share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Affected Holders should consult their own tax advisors.

A Holder that is throughout the relevant taxation year a CCPC may be liable to pay an additional tax (refundable in certain circumstances) on any taxable capital gains.

Eligibility of Resulting Issuer Shares and Spinco Distribution Shares

The Resulting Issuer Shares should, on the date the Arrangement is completed, be qualified investments for a trust governed by a registered retirement savings plan (“RRSP”), a registered retirement income fund (“RRIF”), a registered education savings plan (“RESP”), a registered disability savings plan (“RDSP”) or a tax-free savings account (“TFSA”) (collectively, “Registered Plans”), or a deferred profit sharing plan (“DPSP”), in each case as such terms are defined for the purposes of the Tax Act, provided that the Resulting Issuer Shares are listed on a designated stock exchange.

Notwithstanding that Resulting Issuer Shares may be qualified investments for a trust governed by a Registered Plan, the annuitant, holder or subscriber of the particular Registered Plan will be subject to a penalty tax on such shares if such shares are a “prohibited investment”, as defined for the purposes of the Tax Act. The Resulting Issuer Shares will generally not be a prohibited investment for a trust governed by a Registered Plan provided that (i) the holder, subscriber or the annuitant of the particular Registered Plan, as the case may be, deals at arm’s length with Resulting Issuer for purposes of the Tax Act and does not have a “significant interest”, as defined for the purposes of the Tax Act, in the Resulting Issuer or (ii) the Resulting Issuer Shares are “excluded property”, as defined in subsection 207.01(1) of the Tax Act, for a Registered Plan. Annuitants, holders or subscribers of a Registered Plan, as the case may be, should consult their own tax advisors to ensure that the Resulting Issuer Shares would not be a prohibited investment for a Registered Plan in their particular circumstances.

Based on the Current Provisions of the Tax Act, the Spinco Distribution Shares will not be qualified investments for a trust governed by a RRSP, a RRIF, a RESP, a RDSP or a TFSA. Spinco Distribution Shares should not be acquired or held in Registered Plans or a DPSP, as adverse tax consequences will arise, including penalty taxes and deregistration of the Registered Plan and DPSP.

Annuitants, holders or subscribers of a Registered Plan should consult their own tax advisors in this regard.

Considerations applicable to Holders who exercise their Dissent Rights

Deemed Dividend

Holders who dissent from the Arrangement will have their Broadway Common Shares redeemed by Broadway for fair value. As a result, Holders who dissent from the Arrangement will be deemed to have received a dividend equal to the amount, if any, by which the aggregate Broadway Common Share redemption price paid to such Holder exceeds the aggregate of the PUC of such Holder’s Broadway Common Shares that are redeemed by Broadway. The amount of any deemed dividend will not be included in computing the Holder’s proceeds of disposition for purposes of computing the capital gain or capital loss arising on the disposition of such Broadway Common Shares. In the case of a corporate Holder, a deemed dividend will be included in income and generally will be deductible in computing taxable income although it is possible that in certain circumstances all or part of any such deemed dividend may be treated as proceeds of disposition and not as a dividend.

A Holder that is a private corporation or a subject corporation will generally be liable to pay a refundable tax under Part IV of the Tax Act on any dividend deemed to be received on the Broadway Common Shares to the extent such dividend is deductible in computing the Holder’s taxable income for the year.

A Holder will be considered to have disposed of such Broadway Common Shares for proceeds of disposition equal to the aggregate Broadway Common Share redemption price paid to such Holder, less the amount of any deemed dividend (as discussed above). Such a Holder will realize a capital gain (or capital loss) equal to the amount by which such proceeds of disposition exceed (or are less than) the aggregate adjusted cost base to the Holder of its Broadway Common Shares immediately before such disposition and any reasonable costs of disposition.

A Holder of a Broadway Common Share who disposes or is deemed to dispose of such shares will generally be required to include in such Holder’s income the amount of any taxable capital gain and must deduct any allowable capital loss against taxable capital gains realized by the Holder in the year of the disposition. Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding years or carried forward and deducted in any following year against taxable capital gains realized in such years, to the extent and under the circumstances described in the Tax Act.

In the case of a Holder that is a corporation, the amount of any capital loss otherwise determined resulting from the disposition of a Broadway Common Share may be reduced by the amount of dividends previously received or deemed to have been received by it on the relevant share, to the extent and under the circumstances prescribed by the Tax Act. Similar rules may apply where a Broadway Common Share is owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Affected Holders should consult their own tax advisors.

A Holder that is throughout the relevant taxation year a CCPC may be liable to pay an additional tax (refundable in certain circumstances) on any taxable capital gains.

EXPERTS

Certain legal matters in connection with the Arrangement will be reviewed and passed upon by Max Pinsky Personal Law Corp. and Farris LLP on behalf of Broadway. Max Pinsky Personal Law Corp., Farris LLP and the partners and associates thereof beneficially own, directly or indirectly, no outstanding securities of the Corporation.

MNP LLP became the auditors of Broadway on in August 2010 and is independent of Broadway in accordance with the rules of professional conduct of the Chartered Professional Accountants of Ontario.

RSM Canada are the auditors of MindMed and are independent of MindMed within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario.

15. OTHER BUSINESS

Management of the Corporation is not aware of any matters to come before the Meeting other than those set forth in the Notice of Meeting. If any other matter properly comes before the Meeting, it is the intention of the persons named in the form of proxy to vote the Broadway Common Shares represented thereby in accordance with their best judgment on such matter.

AUDIT COMMITTEE DISCLOSURE

The text of the audit committee charter is as disclosed in Appendix “M”.

Composition of the Audit Committee

The following provides the members of the Audit Committee and certain information regarding these members:

Name	Independent/Not Independent	Financially Literate/ Not Financially Literate(1)	Relevant Education and Experience
Shawn Parnham Chair	Independent	Financially Literate

Shawn Parnham is a graduate of McMaster University and holds a Bachelor of Commerce and is also a Chartered Professional Accountant (CPA, CMA). He has extensive senior level finance experience working in several international public and private companies in the areas of corporate finance, internal and external financial reporting, treasury, internal audit, corporate governance, acquisitions, debt financing and restructuring. Mr. Parnham is currently the Vice President Finance & Treasurer of the IMT Group, a diversified group of industrial companies with operations in Canada, United States and the People’s Republic of China. He leads the Corporation finance function and is responsible for creating and monitoring the internal control environment and corporate governance. In previous roles he has been involved in developing Corporation compliance with Sarbanes Oxley and performed IFRS conversions. Additional previous roles include Chief Financial Officer for Green for Life Environmental (GFL), Chief Financial Officer for Turtle Island Recycling Corporation and Corporate Controller for Waste Services Inc. a public Corporation. Mr. Parnham also held senior internal audit positions with Laidlaw Inc. and Stelco Inc.

Victoria Donato	Independent	Financially Literate

Victoria Donato has experience in Finance, Internal Audit, Compliance and Risk Management. Prior to joining Broadway Gold, she was the Chief Financial Officer for a Toronto hedge fund, Red Sky Capital Management Ltd. She was responsible for overseeing controls, compliance, financial reporting and offshore tax structures for five companies. She has extensive experience establishing structure, developing controls and improving efficiencies. Previously, Victoria headed the Risk Management department at CI Investments. Within one year of her role as Senior Risk Manager she organized and implemented a successful new risk management framework. She joined CI in 2007 as a Senior Internal Auditor and helped establish the Internal Audit department. She was responsible for implementing process and control improvements throughout the organization. She participated in multiple projects including fiscal year end audits, fund fact audits, fraud investigations and multiple system conversion projects. She was also responsible for assessing anti-money laundering programs for all business units. Her experience includes writing various reports to multiple audiences including the Board of Directors of CI Financial. Prior to CI, Victoria completed her Chartered Accountant (CPA, CA) designation at Stern Cohen LLP, servicing private companies in a wide range of industries, predominantly in an assurance capacity. Victoria graduated from Western University with a Bachelor’s degree in Business.

Suzanne Wood	Not Independent	Financially Literate

Ms. Wood has over 25 years’ experience in the financial and corporate management of private and public companies. In 1986, Ms. Wood founded Wood & Associates through which Ms. Wood has been providing consulting services including the preparation of financial reports, registration statements, and other statutory reports and filings. Ms. Wood obtained a Bachelor of Arts from the University of British Columbia and after graduating from University, she spent several years with Revenue Canada Taxation. She has also completed an MBA (Masters in Business Administration) and CGA (Certified General Accounting) programs as well as the CSC (Canadian Securities Course). From February 2013 to present, she is the CFO and a Director of Sante Veritas Therapeutics Inc., an emerging North American cannabis platform Corporation with a pending license to become a Licensed Producer under Canada’s Access to Cannabis for Medical Purposes Regulations. From October 2011 to August 2014 she was the President, CEO, CFO, Secretary, Treasurer and Director of Alexandra Capital Corp., a TSX-V Tier 2 Mining Issuer.

(1) As defined by National Instrument 52-110 – Audit Committees (“NI 52-110”).

Pre-Approval Policies and Procedures

The Audit Committee has not adopted specific policies and procedures for the engagement of non-audit services.

Audit Committee Oversight

At no time since the commencement of the Corporation’s most recently completed financial year was a recommendation of the Audit Committee to nominate or compensate an external auditor not adopted by the Broadway Board.

Reliance on Certain Exemptions

Since the commencement of the Corporation’s most recently completed financial year, the Corporation has not relied on the exemptions contained in Sections 2.4 (De Minimis Non-audit Services), Subsection 6.1.1(4) (Circumstance Affecting the Business or Operations of the Venture Issuer), Subsection 6.1.1(5) (Events Outside Control of Member), Subsection 6.1.1(6) (Death, Incapacity or Resignation) or Part 8 (Exemptions) of NI 52-110.

The Corporation is relying on the exemption provided by Section 6.1 of NI 52-110, which provides that the Corporation, as a venture issuer, is not required to comply with Part 3 (Composition of the Audit Committee) and Part 5 (Reporting Obligations) of NI 52-110.

External Auditor Service Fees

The following table discloses the fees billed to the Corporation by its external auditor during the two most recently completed financial years.

Financial Year Ending	Audit Fees(1)	Audit Related Fees(2)	Tax Fees(3)	All Other Fees(4)
August 31, 2019	$29,960	$5,530	$5,136	Nil
August 31, 2018	$22,470	Nil	$4,708	Nil

Notes

(1)

“Audit Fees” include fees necessary to perform the annual audit and quarterly reviews of Broadway’s financial statements. Audit Fees include fees for review of tax provisions and for accounting consultations on matters reflected in the financial statements. Audit Fees also include audit or other attest services required by legislation or regulation, such as comfort letters, consents, reviews of securities filings and statutory audits.

(2)

“Audit-Related Fees” include fees for services that are traditionally performed by the auditor. These audit-related services include employee benefit audits, due diligence assistance, accounting consultations on proposed transactions, internal control reviews and audit or attest services not required by legislation or regulation.

(3)

“Tax Fees” include fees for all tax services other than those included in “Audit Fees” and “Audit-Related Fees”. This category includes fees for tax compliance, tax planning and tax advice. Tax planning and tax advice includes assistance with tax audits and appeals, tax advice related to mergers and acquisitions, and requests for rulings or technical advice from tax authorities.

(4)	“All Other Fees” include all other non-audit services.

CORPORATE GOVERNANCE

General

The Broadway Board views effective corporate governance as an essential element for the effective and efficient operation of the Corporation. The Corporation believes that effective corporate governance improves corporate performance and benefits all of its Shareholders. The following statement of corporate governance practices sets out the Broadway Board’s review of the Corporation’s governance practices relative to National Instrument 58-101 - Disclosure of Corporate Governance Practices and National Policy 58-201 - Corporate Governance Guidelines.

Board of Directors

An “independent director” generally is one who has no direct or indirect material relationship with the Corporation. A “material relationship” is a relationship which could, in the view of the Board, be reasonably expected to interfere with the exercise of a director’s independent judgment.

The Board, which is responsible for supervising the management of the business and affairs of the Corporation, is currently comprised of five directors of which three are independent as such term is defined in NI 52-110. The independent directors are Shawn Parnham, Victoria Donato and Dr. Roger Laine. Duane Parnham and Suzanne Wood are not considered independent as Mr. Parnham is the current Chief Executive Officer and Ms Wood is the former Chief Financial Officer.

Other Board Positions

The following table sets out the directors, officers and Promoter(s) of the Corporation that are, or have been within the last five years, directors, officers or Promoters of other issuers that are or were reporting issuers in any Canadian jurisdiction:

Name of Director, Officer or Promoter	Name of Reporting Issuer	Name of Exchange or Market	Position	Term
Duane Parnham	Giyani Gold Corp.	TSXV	Executive Chairman	November 2010 to present
	Canoe Mining Ventures Corp.	TSXV	Director, President and CEO	December 2013 to present
	Nevada Zinc Corp.	TSXV	Chairman	December 2015 to present
	Trigon Metals Inc. (formerly Kombat Copper Inc.)	TSXV	Director	October 2013 to February 2015
	Security Devices International Inc.	TSXV	Director	November 2011 to April 2014
Suzanne Wood	Alexandra Capital Corp.	TSXV	President, CEO, CFO, Secretary, Treasurer and Director	October 2011 to August 2014
	Sante Veritas Therapeutics Inc. (wholly owned subsidiary of Sante Veritas Holdings Ltd.)	CSE	CFO, Secretary, Treasurer and Director of wholly owned subsidiary of the Issuer.	May 10, 2018 (Initial listing date of Issuer) to present
Dr. Roger Laine	Giyani Gold Corp.	TSXV	Director	June 2010 to September 2016

Orientation and Continuing Education

Given the current size of the Corporation and the Broadway Board, the Corporation provides only a limited orientation and education program for new directors. This process includes discussions with management and the Broadway Board, with respect to the business and operations of the Corporation. Each new Broadway Board member is also entitled to review all previous minutes of the Broadway Board and the Shareholders.

Ethical Business Conduct

The Broadway Board has found that the fiduciary duties placed on individual directors pursuant to corporate legislation and the common law, and the conflict of interest provisions under corporate legislation which restricts an individual director’s participation in decisions of the Broadway Board in which the director has an interest, have been sufficient to ensure that the Broadway Board operates independently of management and in the best interests of the Corporation.

Nomination of Directors

All members of the Broadway Board are encouraged to identify prospective additions to the Broadway Board. Any recommendations would be approved by the entire Broadway Board and elected annually by the Shareholders of the Corporation.

Compensation of Directors and Officers

For a discussion on the process by which the Broadway Board determines compensation for the directors and executive officers, see “Compensation of Directors and Executive Officers – Compensation Discussion and Analysis”.

Other Board Committees

The Broadway Board has the following standing committees: Audit Committee, compensation committee and technical committee.

Assessments of Directors, the Board and Board Committees

The Broadway Board monitors the adequacy of information given to directors, the communications between the Broadway Board and management and the strategic direction and processes of the Broadway Board and its audit committee, to satisfy itself that the Broadway Board, its audit committee and its individual directors are performing effectively.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The objective of the Corporation’s compensation strategy is to attract, retain and motivate directors, officers, employees and other service providers by providing them with the opportunity, through share options, to acquire a proprietary interest in the Corporation and benefit from its growth.

During the financial year ended August 31, 2019 the Corporation granted an aggregate of 500,000 incentive Broadway Options to its directors, officers, employees, and consultants under the Broadway Stock Option, which provides that the Broadway Board may from time to time, in its discretion, and in accordance with the Exchange requirements, grant to directors, officers, employees, and consultants to the Corporation, non-transferable Broadway Options to purchase Broadway Common Shares, provided that the number of Broadway Common Shares reserved for issuance will not exceed 10% of the issued and outstanding Broadway Common Shares at the date of granting the Broadway Option. No Broadway Options were exercised during the year ended August 31, 2019 and during the subsequent period. At the date of this Circular, the Corporation currently has 3,400,000 Broadway Options outstanding.

With respect to the grant of Broadway Options, the Chief Executive Officer recommends to the Broadway Board the individual equity incentive awards for each executive officer and director. The Broadway Board then takes these recommendations into consideration when making final decisions on compensation for those executive officers/directors. The Broadway Board does not use formulas for each grant, but is restricted by the policies of the Exchange and the Broadway Stock Option Plan in how many Broadway Options it may grant. Broadway Options granted under the Broadway Stock Option Plan are awarded to executive officers and directors by the Broadway Board based upon the level of responsibility and contribution of the individuals towards the Corporation’s goals and objectives. Previous grants of Broadway Options to a particular individual will be taken into account when considering future grants of Broadway Options to that particular individual.

The Corporation has no equity compensation plans other than the Broadway Stock Option Plan.

Share Based and Non-Equity Incentive Plan Compensation

The Corporation has not at any time granted any share-based awards nor has it provided any awards pursuant to a non- equity incentive plan.

Benefit, Contribution, Pension, Retirement, Deferred Compensation and Actuarial Plans

The Corporation currently has no defined benefit, defined contribution, pension, retirement, deferred compensation or actuarial plans for its Named Executive Officer or directors of the Corporation.

Named Executive Officers

Set out below are particulars of compensation paid to the Named Executive Officer:

(a)	the Corporation’s chief executive officer (CEO);

(b)	the Corporation’s chief financial officer (CFO);

(c)

each of the Corporation’s three most highly compensated executive officers, or the three most highly compensated individuals acting in a similar capacity, other than the CEO and CFO, at the end of the most recently completed financial year whose total compensation was, individually, more than $150,000 as determined in accordance with subsection 1.3(6) of Form 51-102F6 - Statement of Executive Compensation, for that financial year; and

(d)

each individual who would be a Named Executive Officer under paragraph (c) but for the fact that the individual was neither an executive officer of the Corporation, nor acting in a similar capacity, at the end of that financial year.

During the financial year ended August 31, 2019, the Corporation had three Named Executive Officers, being Duane Parnham, Chairman and CEO, Suzanne Wood, Former CFO and Eric Myung, CFO.

Compensation of Named Executive Officers

The following table provides compensation information for the financial year ended August 31, 2019 in respect of the Named Executive Officers.

Summary Compensation Table

						Non-Equity Incentive Plan Compensation ($)
Name and Position	Year Ended August 31,	Salary ($)	Share- Based Awards ($)	Option- based Awards ($)		Annual Incentive Plans	Long- Term Incentive Plans	Pension Value ($)	All other compensation ($)		Total compensation ($)
Duane Parnham,	2019	N/A	N/A	10,000	(1)	N/A	N/A	N/A	100,000	(2)	110,000
Chairman & Chief	2018	N/A	N/A	N/A		N/A	N/A	N/A	60,000		60,000
Executive Officer	2017	N/A	N/A	N/A		N/A	N/A	N/A	25,000		25,000
Suzanne Wood, Former Chief Executive Officer & Director(3)	2019 2018 2017	N/A N/A N/A	N/A N/A N/A	10,000 N/A N/A	(1)	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	10,000 90,000 64,700	(4)	10,000 90,000 64,700
Eric Myung,	2019	N/A	N/A	N/A		N/A	N/A	N/A	31,180	(6)	31,180
Chief Financial	2018	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A
Officer(5)	2017	N/A	N/A	N/A		N/A	N/A	N/A	N/A		N/A

Notes

(1)	100,000 Broadway Options exercisable at a price of $0.10 per Broadway Option.
(2)	Mr. Parnham provides his services as Chief Executive Officer to Broadway on a contract basis. The disclosed amounts are the total of all invoices during the relevant fiscal year
(3)	Ms. Wood resigned as Chief Financial Officer of Broadway on September 1, 2018.
(4)	Ms. Wood’s compensation was paid to Wood & Associates, which provided Ms Wood’s services as CFO and Corporate Secretary to Broadway.
(5)	Mr. Myung was appointed Chief Financial Officer of Broadway on September 1, 2018.
(6)	Mr. Myung’s compensation was paid to Marrelli Support Services Inc., which provides Mr. Myung’s services as CFO to Broadway.

INCENTIVE PLAN AWARDS

The following table sets forth information in respect of option-based awards outstanding at the end of the financial year ended August 31, 2019 held by the Named Executive Officers.

	Option-Based Awards				Share-Based Awards
Name and Position	No. of securities underlying unexercised Options (#)	Option Exercise Price (#)	Option Expiration Date	Value of Unexercised In-The- Money Options ($)(1)	No. of Shares or Units of Shares That Have Not Vested (#)	Market or Payout Value of Shares- Based Awards that Have Not Vested	Market or Payout Value of Vested Share- Based Awards Not Paid or Distributed ($)
Duane Parnham,	500,000	$0.25	October 18, 2021	$110,000	N/A	N/A	N/A
Chairman &	100,000	$0.20	August 31, 2023	Nil	N/A	N/A	N/A
Chief Executive Officer	100,000	$0.10	March 19, 2024	Nil	N/A	N/A	N/A
Suzanne Wood,
Former Chief	200,000	$0.05	February 15, 2021	$84,000	N/A	N/A	N/A
Executive	350,000	$0.25	October 18, 2021	$77,000	N/A	N/A	N/A
Officer and	100,000	$0.10	March 19, 2024	Nil	N/A	N/A	N/A
Director(2)
Eric Myung, Chief Financial Officer	Nil	N/A	N/A	N/A	N/A	N/A	N/A

Notes

(1)

This value was determined by calculating the difference between the market price of the underlying common shares and the exercise price of the options on January 14, 2020. Broadway Shares were halted on July 5, 2019 at a price of $0.075.

(2)	Ms. Wood resigned as Chief Financial Officer of Broadway on September 1, 2018.

Termination and Change of Control Benefits

Other than as provided for at common law, there is no contract, agreement, plan or arrangement that provides for payments to the Named Executive Officers at, following or in connection with any termination (whether voluntary, involuntary or constructive), resignation, retirement, a change in control of the Corporation or a change in the Named Executive Officer’s responsibilities.

DIRECTOR COMPENSATION

During the financial year ended August 31, 2019 the Corporation did not have any standard arrangements pursuant to which Directors were compensated for services in their capacity as Directors, other than the granting of stock options.

The following table summarizes the compensation paid to directors of the Corporation who were not Named Executive Officers during the year ended August 31, 2019.

Director Compensation Table

Name	Fees Earned	Share- Based Awards ($)	Option- based Awards ($)		Non-Equity Incentive Plan Compensation ($)	Pension Value ($)	All other compensation ($)	Total compensation ($)
Shawn Parnham(1)	N/A	N/A	10,000	(2)	N/A	N/A	Nil	10,000
Victoria Donato(3)	N/A	N/A	10,000	(2)	N/A	N/A	Nil	10,000
Dr Roger Laine(4)	N/A	N/A	10,000	(2)	N/A	N/A	Nil	10,000

Notes

(1)	Shawn Parnham was appointed a director of the Corporation on April 3, 2017.
(2)	100,000 Broadway Options exercisable at a price of $0.10 per Broadway Option.
(3)	Victoria Donato was appointed a director of the Corporation on July 13, 2017.
(4)	Dr. Roger Laine was appointed a director of the Corporation on July 13, 2017

The following table sets forth information in respect of option-based awards outstanding at the end of the financial year ended August 31, 2019 held by the directors who were not Named Executive Officers.

Outstanding Option Based Awards and Share Based Awards

	Option-Based Awards				Share-Based Awards
Name(1)	No. of securities underlying unexercised Options (#)	Option Exercise Price (#)	Option Expiration Date	Value of Unexercised In-The-Money Options ($)	No. of Shares or Units of Shares That Have Not Vested (#)	Market or Payout Value of Shares- Based Awards that Have Not Vested	Market or Payout Value of Vested Share-Based Awards Not Paid or Distributed ($)
	350,000	$0.20	April 3, 2022
	100,000	$0.20	August 31, 2023	Nil	N/A	N/A	N/A
Shawn Parnham	100,000	$0.10	March 19, 2024
	200,000	$0.20	July 13, 2022
	100,000	$0.20	August 31, 2023	Nil	N/A	N/A	N/A
Victoria Donato	100,000	$0.10	March 19, 2024
	200,000	$0.20	July 13, 2022		Nil
	100,000	$0.20	August 31, 2023	Nil		N/A	N/A
Dr Roger Laine	100,000	$0.10	March 19, 2024

MANAGEMENT CONTRACTS

Management functions of the Corporation were not to any substantive degree performed other than by directors or executive officers of the Corporation during the financial year ended August 31, 2019.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth the Corporation’s compensation plans under which equity securities are authorized for issuance as at August 31, 2019.

Equity Compensation Plan Information

Plan Category	Number of common shares to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	3,400,000	$0.19	1,466,020
Equity compensation plans not approved by security holders	Nil	Nil	N/A
Total	3,400,000	$0.19	1,466,020

For further information on the Plan, refer to the heading “Annual Meeting Matters - 4. Approval of Broadway Stock Option Plan - Annual Approval of Stock Option Plan”.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

No director, executive officer or proposed director of the Corporation or any associate of the foregoing is, or at any time since the beginning of the Corporation’s most recently completed financial year has been, indebted to the Corporation, nor were any of these individuals indebted to any other entity which indebtedness was the subject of a guarantee, support agreement, letter of credit or similar arrangement or understanding provided by the Corporation, including under any securities purchase or other program.

No director, executive officer or proposed director of the Corporation or any associate of the foregoing is, or at any time since the beginning of the Corporation’s most recently completed financial year has been, indebted to the Corporation, nor were any of these individuals indebted to any other entity which indebtedness was the subject of a guarantee, support agreement, letter of credit or similar arrangement or understanding provided by the Corporation, including under any securities purchase or other program.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as set forth in this Circular, the Corporation is not aware of any material transaction involving any informed person of the Corporation, any proposed director of the Corporation, or any associate or affiliate of any of informed person or proposed director.

There are potential conflicts of interest to which the directors and officers of the Corporation may be subject in connection with the operations of the Corporation. Some of the directors and officers of the Corporation are engaged and will continue to be engaged in other business opportunities on their own behalf and on behalf of other corporations and situations may arise where such directors and officers will be in competition with the Corporation. Individuals concerned shall be governed in any conflicts or potential conflicts by applicable law and internal policies of the Corporation.

FOR THE PURPOSES OF THE ABOVE, “INFORMED PERSON” MEANS: (A) A DIRECTOR OR EXECUTIVE OFFICER OF THE CORPORATION; (B) A DIRECTOR OR EXECUTIVE OFFICER OF A CORPORATION THAT IS ITSELF AN INFORMED PERSON OR SUBSIDIARY OF THE CORPORATION; (C) ANY PERSON OR CORPORATION WHO BENEFICIALLY OWNS, DIRECTLY OR INDIRECTLY, VOTING SECURITIES OF THE CORPORATION OR WHO EXERCISES CONTROL OR DIRECTION OVER VOTING SECURITIES OF THE CORPORATION OR A COMBINATION OF BOTH CARRYING MORE THAN 10% OF THE VOTING RIGHTS ATTACHED TO ALL OUTSTANDING VOTING SECURITIES OF THE CORPORATION OTHER THAN VOTING SECURITIES HELD BY THE PERSON OR CORPORATION AS UNDERWRITER IN THE COURSE OF A DISTRIBUTION; AND (D) THE CORPORATION AFTER HAVING PURCHASED, REDEEMED OR OTHERWISE ACQUIRED ANY OF ITS SECURITIES, FOR SO LONG AS IT HOLDS ANY OF ITS SECURITIES.INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON.

Other than as set forth herein, management of the Corporation is not aware of any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, of any person who has been a director or executive officer of the Corporation at any time since the beginning of the Corporation’s last financial year or of any associate or affiliate of any such persons, in any matter to be acted upon at the Meeting.

See “The Arrangement – Interests of Certain Persons in the Arrangement”.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Except as otherwise disclosed in this Circular and within Broadway’s financial statements, no director or executive officer of Broadway and, to the knowledge of the directors and executive officers of Broadway, none of their respective Associates or Affiliates, nor any person who beneficially owns or exercises control or direction, directly or indirectly, over more than 10% of Broadway’s outstanding Broadway Common Shares, nor their respective Associates or Affiliates, has had any material interest, direct or indirect, in any transaction within Broadway’s three most recently completed financial years or in any proposed transaction which has materially affected or is reasonably expected to materially affect Broadway or any of its subsidiaries on a consolidated basis.

There are potential conflicts of interest to which the directors and officers of the Broadway may be subject in connection with the operations of the Broadway. Some of the directors and officers of the Broadway are engaged and will continue to be engaged in other business opportunities on their own behalf and on behalf of other corporations and situations may arise where such directors and officers will be in competition with the Broadway. Individuals concerned shall be governed in any conflicts or potential conflicts by applicable law and internal policies of the Broadway.

AUDITOR

The auditor of Broadway is MNP LLP, which became the auditor of Broadway in August 2010.

REGISTRAR AND TRANSFER AGENT

The transfer agent and registrar of Broadway is Odyssey Trust Company, at its office located at Victoria Tower, Suite 1717, 25 Adelaide St. East, Toronto, Ontario, M5C 3A1.

ADDITIONAL INFORMATION

Additional information relating to Broadway can be found on SEDAR at www.sedar.com. Financial and other information is provided in Broadway’s audited consolidated financial statements for the years ended, August 31, 2019 and 2018 and management’s discussion and analysis for the year ended August 31, 2019 which can be found under its profile on SEDAR at www.sedar.com and will be sent without charge to any securityholder upon request to the Chief Financial Officer of Broadway at 700-1199 West Hasting Street, Vancouver, BC V6E 3T5 (emyung@marrellisupport.ca).

APPROVAL

The contents of this Circular and the sending thereof to the Shareholders of the Corporation have been approved by the Broadway Board. A copy of this Circular has been sent to each director of Broadway, each Shareholder entitled to receive notice of the Meeting and the auditors of Broadway.

DATED this 29th day of December, 2019.

BY ORDER OF THE BOARD

(Signed) “Duane Parnham”

Duane Parnham

Chairman & Chief Executive Officer

APPENDIX A

GLOSSARY OF TERMS

In this Circular, unless the subject matter or context is inconsistent therewith, the following terms have the meanings set forth below and grammatical variations thereof shall have the corresponding meanings.

“18-MC” means 18-methoxycoronaridine;

“18-MC Program” has the meaning ascribed thereto in Appendix “I” - Narrative Description of the Business – General;

“45% Threshold” has the meaning ascribed to in Appendix “G”;

“Acquisition Proposal” has the meaning ascribed thereto in “The Arrangement Agreement – Additional Covenants Regarding Non-Solicitation”;

“affiliate” has the meaning ascribed thereto in NI 45-106;

“Affiliate” has the meaning ascribed thereto in Rule 12b-2 under the U.S. Exchange Act;

“Agents” means Canaccord Genuity Corp. and Canaccord Genuity LLC, the agents of the MindMed December Offering;

“allowable capital loss” has the meaning ascribed to in “Certain Canadian Federal Income Tax Considerations”;

“Anti-Bribery and Anti-Corruption Policy” has the meaning ascribed to in Appendix “J” – Corporate Governance of the Resulting Issuer – Ethical Business Conduct;

“APM” means American Pacific Ltd.;

“Arrangement” means the arrangement under Section 288 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with this Agreement or the Plan of Arrangement or made at the direction of the Court in the Final Order;

“Arrangement Agreement” means the arrangement agreement dated as of October 15, 2019 between MindMed and the Corporation, including the schedules thereto, providing for, among other things, the Arrangement, as the same may be amended, supplemented or restated in accordance therewith, prior to the Effective Time;

“Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered by Shareholders at the Meeting, substantially in the form set out in Appendix “B”;

“Assumed Liabilities” means the liabilities assumed by Spinco pursuant to the Transfer Agreement;

“associate” has the meaning ascribed to such term in the Securities Act (Ontario);

“Audit Committee” means the audit committee of Broadway;

“Auditor’s Reports” has the meaning ascribed thereto under the heading “Annual Meeting Matters – 1. Financial Statements”;

“Authorized Capital Amendment” means the creation of the MindMed Multiple Voting Shares and the change of designation of the Broadway Common Shares to Broadway Subordinate Voting Shares, by way of amendment to the articles of Broadway;

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations thereunder, as amended from time to time;

“Beneficial Ownership Limitation” has the meaning ascribed to in Appendix “G”;

“BLM” means the United States Bureau of Land Management;

“Broadridge” has the meaning ascribed thereto under the heading “General Proxy Information – Non-Registered Shareholders”;

“Broadway” or the “Corporation” means Broadway Gold Mining Ltd., a corporation existing under the BCBCA;

“Broadway Board” or the “Board” means the board of directors of Broadway as the same is constituted from time to time;

“Broadway Board Recommendation” means a statement by the Broadway Board that: (a) the Arrangement is fair to the Shareholders; (b) the Arrangement and the entering into of the Arrangement Agreement is in the best interests of the Corporation; and (c) that the Broadway Board recommends that the Shareholders vote in favour of the Arrangement Resolution;

“Broadway Certificates” means certificates representing Broadway Subordinate Voting Shares or MindMed Multiple Voting Shares (as the case may be);

“Broadway Common Shares” means common shares without par value in the capital of Broadway and post- Arrangement will be called Subordinate Voting Shares;

“Broadway Optionholder” means a registered holder of Broadway Options;

“Broadway Options” means the stock options of Broadway issued pursuant to the Broadway Stock Option Plan;

“Broadway Replacement Warrant” means Broadway share purchase warrants to be issued to holders of MindMed Warrants in connection with the Arrangement;

“Broadway Shareholders” or “Shareholder” means a registered or beneficial holder of Broadway Common Shares as the context requires;

“Broadway Stock Option Plan” has the meaning ascribed thereto under “Annual Meeting Matters – 4. Approval of Broadway Stock Option Plan”;

“Broadway Subordinate Voting Shares” means the Broadway Common Shares after giving effect to the change of designation of “common shares” to “Subordinate Voting Shares” pursuant to the Broadway Authorized Capital Amendment, but which shall otherwise continue to carry the existing terms in all other respects;

“Broadway Warrantholders” means the registered or beneficial holders of Broadway Warrants;

“Broadway Warrants” means the 3,100,500 issued share purchase warrants of Broadway exercisable at prices ranging from $0.10 to $0.15;

“Bruce Linton Letter Agreement” has the meaning ascribed thereto under Appendix “I” – Non-Arm’s Length Party Transactions;

“Bruce Linton Promissory Note” has the meaning ascribed thereto under Appendix “I” – Non-Arm’s Length Party Transactions;

“Business Day” means a day which is not a Saturday, Sunday or statutory holiday or a day on which banks in Toronto or Vancouver are not open for business;

“Canadian Securities Laws” means applicable Canadian provincial and territorial securities laws;

“CBCA” means the Canada Business Corporations Act (Canada) and the regulations thereunder, as amended from time to time;

“CCPC” has the meaning ascribed to in “Certain Canadian Federal Income Tax Considerations”;

“CDC” means the U.S. Centers for Disease Control and Prevention;

“CGMP” means the FDA’s Good Manufacturing Practice;

“Circular” means the notice of the Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to the Broadway Shareholders in connection with the Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Arrangement Agreement;

“CMOs” means contract manufacturing organizations;

“Completion Deadline” means January 31, 2020, or such other date as the parties agree;

“Consolidation” means the consolidation of all of the issued and outstanding securities of Broadway on the basis of the Consolidation Ratio;

“Consolidation Ratio” means one post-consolidated Broadway Common Share for every eight (8) pre-consolidated Broadway Common Shares;

“Consolidation Resolution” means the special resolution approving the Consolidation Ratio to be considered by Shareholders at the Meeting, substantially in the form set out in Appendix “B”;

“Conversion Notice” has the meaning ascribed to in Appendix “G”;

“Conversion Rights” has the meaning ascribed to in Appendix “G”;

“Conversion Time” has the meaning ascribed to in Appendix “G”;

“Court” means the Supreme Court of British Columbia;

“CRA” means the Canada Revenue Agency;

“CROs” means prospective contract research organizations;

“Delaware General Corporation Law” or “DGCL” means Title 8 of the State of Delaware statutory code;

“Delaware Subco” means Broadway Delaware Subco Inc., a wholly-owned subsidiary of Broadway existing under the laws of the State of    Delaware;

“Delaware Subco Common Shares” means common shares in the capital of Delaware Subco;

“Delisting” has the meaning ascribed to in “13. Voluntary Delisting from TSXV”;

“Delisting Resolution” has the meaning ascribed to in “13. Voluntary Delisting from TSXV”;

“Depositary” means Odyssey Trust Company, or any other depositary or trust Corporation, bank or financial institution as Broadway may appoint to act as depositary, for the purpose of, among other things, exchanging certificates representing the Broadway Common Shares for the Consideration in connection with the Arrangement;

“designated stock exchange” has the meaning ascribed to in “Certain Canadian Federal Income Tax Considerations”;

“Determination Date” has the meaning ascribed to in Appendix “G”;

“Dissent Rights” means each registered Broadway Shareholder’s right to dissent under Section 238 of the BCBCA;

“Dissenting Shares” means the Broadway Common Shares in respect of which a Dissenting Shareholder has exercised Dissent Rights;

“Dissenting Shareholder” means a registered Broadway Shareholder who has validly exercised Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of the Broadway Common Shares in respect of which Dissent Rights are validly exercised by such registered Broadway Shareholder;

“Distribution” has the meaning ascribed to in Appendix “G”;

“DPSP” means a deferred profit-sharing plan;

“DSMB” means the data safety monitoring board;

“e-cigarette” means electronic cigarette;

“Effective Date” means the date upon which all of the conditions to completion of the Arrangement as set forth in the Arrangement Agreement have been satisfied or waived and all documents agreed to be delivered thereunder have been delivered to the satisfaction of the Parties, acting reasonably;

“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date;

“Eligible Institution” means a Canadian Schedule I chartered bank, a major trust Corporation in Canada, a commercial bank or trust Corporation in the United States, a member of the Securities Transfer Association Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. (MSP);

“Encumbrances” means any mortgage, charge, pledge, lien, hypothec, prior claim, assignment for security interest, guarantee, right of third parties or other charge, encumbrance, or any collateral securing the payment obligation of any person, as well as any other agreement or arrangement with any similar effect whatsoever;

“Exchange” or “TSXV” means the TSX Venture Exchange;

“Exchange Act” has the meaning ascribed to in Appendix “G”;

“E.U.” means the European Union;

“FDA” has the meaning ascribed thereto under Appendix “I” “Narrative Description of the Business – Industry Information & Market Trends: Nicotine Addiction and Smoking Cessation”;

“FFDCA” means the U.S. Federal Food, Drug, and Cosmetic Act;

“Final Order” means the final order of the Court pursuant to Section 291(4) of the BCBCA, after a hearing upon, among other things, the procedural and substantial fairness of the terms and conditions of the Arrangement, in a form acceptable to Broadway and MindMed approving the Arrangement as such order may be amended, modified, supplemented or varied by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or as amended on appeal, and after notice and a hearing at which all Broadway Shareholders have the right to appear;

“Financial Statements” has the meaning ascribed thereto under “Annual Meeting Matters – 1. Financial Statements”;

“First Group Locked-Up Persons” has the meaning ascribed to under Appendix “J” “Escrowed Securities”;

“Foundational Agreement” means the foundational agreement entered into by Savant, Liquidity Holdings LLC, LDL Corp. and MindMed on July 23, 2019;

“Foreign Tax Jurisdiction” has the meaning ascribed thereto under the heading “Notice to Securityholders in the United States – Tax Matters”;

“forward-looking information” has the meaning ascribed thereto under the heading “Cautionary Statement Regarding Forward-Looking Information”;

“FPI Protective Restriction” has the meaning ascribed to in Appendix “G”;

“Governmental Entity” means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, ministry, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any quasi- governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing or (iv) any stock exchange;

“HC” means Health Canada;

“Holder” has the meaning ascribed hereto under the heading “Certain Canadian Federal Income Tax Considerations”;

“HPFB” means the Health Products and Food Branch of Health Canada;

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board, as incorporated in the CPA Canada Handbook at the relevant time applied on a consistent basis;

“including” means including without limitation, and “include” and “includes” each have a corresponding meaning;

“IND” means an investigational new drug application;

“Insiders” has the meaning ascribed to it under the applicable Canadian Securities Laws;

“Interim Order” means the interim order of the Court dated anticipated to be obtained on or about January 20, 2020 providing for, among other things, the calling and holding of the Meeting, as such order may be amended by the Court with the consent of the Corporation and MindMed, each acting reasonably;

“Intermediary” has the meaning ascribed thereto under the heading “General Proxy Information – Non-Registered Shareholders”;

“Intellectual Property” means domestic and foreign: (i) patents, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications; (ii) proprietary and non- public business information, including inventions (whether patentable or not), invention disclosures, improvements, discoveries, trade secrets, confidential information, know-how, methods, processes, designs, technology, technical data, schematics, formulae and customer lists, and documentation relating to any of the foregoing; (iii) copyrights, copyright registrations and applications for copyright registration; (iv) mask works, mask work registrations and applications for mask work registrations; (v) designs, design registrations, design registration applications and integrated circuit topographies; (vi) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trade-marks, trade-mark registrations, trade mark applications, trade dress and logos, and the goodwill associated with any of the foregoing; (vii) Software; and (viii) any other intellectual property and industrial property;

“IRBs” means institutional review boards;

“Kennecott” has the meaning ascribed thereto under “The Arrangement Agreement – Conditions in Favour of Broadway, Spinco, MindMed and Delaware Subco”;

“Kennecott Agreement” has the meaning ascribed to in Appendix “K” “Narrative Description of the Business”;

“Law” or “Laws” means, with respect to any Person, any and all applicable law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended;

“Lien” means any mortgage, charge, pledge, hypothec, security interest, prior claim, encroachments, option, right of first refusal or first offer, occupancy right, covenant, assignment, lien (statutory or otherwise), defect of title, or restriction or adverse right or claim, or other third party interest or encumbrance of any kind, in each case, whether contingent or absolute;

“Letter of Transmittal” means the letter of transmittal to be sent by Broadway to Shareholders in connection with the Arrangement;

“MAD” means multiple ascending dose;

“Madison Project” means the Broadway and Madison mine project in the Butte-Anaconda region of Montana, a porphyry-based mining district, comprised of 450 acres of land, a 192 acre ranch, buildings, mine equipment and fixtures, 6 patented, 35 unpatented mineral claims, and mineral rights to a four-square-mile property;

“Madison Shares” means all of the issued and outstanding securities of the Madison Subsidiary;

“Madison Subsidiary” means Broadway Gold Corp., a wholly owned subsidiary of Broadway existing under the laws of the State of Montana;

“Mandatory Conversion” has the meaning ascribed to in Appendix “G”;

“Meeting” means the annual and special meeting of the Broadway Shareholders including any adjournment or postponement of such annual and special meeting in accordance with the terms of the Arrangement Agreement, to be called and held to secure Shareholder Approval and for any other purpose as may be set out in this Circular;

“Meeting Materials” has the meaning ascribed thereto under the heading “General Proxy Information – Non- Registered Shareholders”;

“Merger” means the merger of Delaware Subco, in accordance with the Delaware General Corporation Law, with and into MindMed in connection with the Arrangement, with MindMed as the surviving corporation;

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions;

“MindMed” means Mind Medicine, Inc., a corporation existing under the laws of the State of Delaware;

“MindMed Board” means the board of directors of MindMed as the same is constituted from time to time;

“MindMed Class A Shares” means the existing Class A common shares in the capital of MindMed;

“MindMed Class B Shares” means the existing Class B common shares in the capital of MindMed;

“MindMed Class C Shares” means the existing Class C common shares in the capital of MindMed;

“MindMed Class D Shares” means the existing Class D common shares in the capital of MindMed;

“MindMed Common Shares” means common shares in the capital of MindMed to be created in connection with the Arrangement;

“MindMed Compensation Committee” means the Compensation, Nomination and Governance Committee of the MindMed Board;

“MindMed Compensation Options” means the broker warrants and advisory warrants issued to the agents in the MindMed December Offering entitling them to acquire Resulting Issuer Shares at a price of $0.33 for a period of 12 months from the Effective Date;

“MindMed December Offering” means the private placement by MindMed, to be completed in tranches by way of (i) a commercially reasonable efforts brokered private placement and (ii) a non-brokered private placement, consisting of the sale of up to an aggregate of 45,454,546 MindMed Class D Shares at a price of $0.33 per share for gross proceeds of up to $15,000,000;

“MindMed Meeting” means the special meeting of the shareholders of MindMed (including any adjournments thereof) to be held, for among other purposes, to consider and, if deemed advisable, to approve the Merger;

“MindMed Multiple Voting Shares” means the multiple voting shares in the capital of Broadway to be adopted upon implementation of the Arrangement in the form set forth in Appendix “G” by way of amendment of the articles of Broadway and which in Appendix J to this Circular are also referred to as “Multiple Voting Shares”;

“MindMed Named Executive Officers” has the meaning ascribed thereto in Appendix “I” – Executive Compensation – Elements of Compensation;

“MindMed Non-Brokered Offering” has the meaning ascribed thereto in Appendix “I” - Recent Financing;

“MindMed Shareholders” means the holders of MindMed Class A Shares, MindMed Class B Shares, MindMed Class C Shares, MindMed Class D Shares and MindMed Common Shares, as the case may be;

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact required or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made;

“Named Executive Officers” or “NEOs” means: (a) each CEO; (b) each CFO; (c) the three other most highly compensated executive officers of a company at the end of the most recently completed financial year whose total compensation, individually, was greater than $150,000; and (d) each individual who would be a Named Executive Officer but for the fact that the individual was neither an executive officer of a company or its subsidiaries, nor serving in a similar capacity, at the end of the most recently completed financial year;

“Name Change” means the change of name of Broadway to “Mind Medicine (MindMed) Inc.” or such other name as the Board of Directors of Broadway may determine;

“NDA” means a new drug application;

“NEO Exchange” means the NEO Exchange Inc.;

“NEX Issuer” means a TSVX company that has fallen below the TSXV’s ongoing listing standards, as defined by the TSXV;

“NI 43-101” means National Instrument 43-101 -Standards of Disclosure for Mineral Projects;

“NI 45-106” means National Instrument 45-106 – Prospectus Exemptions;

“NI 51-102” means National Instrument 52-102 – Continuous Disclose Obligations;

“NI 52-110” means National Instrument 52-110 – Audit Committees;

“NI 54-101” means National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer;

“NIDA” means the U.S. National Institute on Drug Abuse;

“Non-Objecting Beneficial Owners” or “NOBOs” has the meaning ascribed thereto under the heading “General Proxy Information – Non-Registered Shareholders”;

“Non-Registered Shareholder” has the meaning ascribed thereto under the heading “General Proxy Information – Non-Registered Shareholders”;

“Notice of Dissent” has the meaning ascribed thereto under the heading “Dissenting Shareholders’ Rights – Sections 237 to 247 of the BCBCA”;

“Notice of Meeting” has the meaning ascribed thereto under the heading “Notice of Annual and Special Meeting of Shareholders”;

“NSR” has the meaning ascribed to in Appendix “K” “2.3 Royalties and Underlying Agreements”;

“NYSE” means the New York Stock Exchange;

“Objecting Beneficial Owners” or “OBOs” has the meaning ascribed thereto under the heading “General Proxy Information – Non-Registered Shareholders”;

“Option and JV Agreement” has the meaning ascribed thereto under “The Arrangement Agreement – Conditions in Favour of Broadway, Spinco, MindMed and Delaware Subco”;

“OTP” means an opioid treatment program;

“Parties” means Broadway, Spinco, Delaware Subco and MindMed and “Party” means any one of them;

“Person” means and includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, a trustee, executor, administrator or other legal representative and the Crown or any agency or instrumentality thereof;

“Plan of Arrangement” means the plan of arrangement in substantially the form of the plan of arrangement which is attached as Appendix “C” of this Circular and any amendments or variations thereto made in accordance with this Agreement, the Plan of Arrangement or upon the direction of the Court in the Final Order;

“proposed director” has the meaning ascribed thereto under the heading “Annual Meeting Matters – 2. Election of Directors: Nominees”;

“Proposed Amendments” has the meaning ascribed to in “Certain Canadian Federal Income Tax Considerations”;

“PUC” has the meaning ascribed to in “Certain Canadian Federal Income Tax Considerations”;

“RDSP” means a registered disability savings plan;

“Recapitalization” has the meaning ascribed to in Appendix “G”;

“Record Date” means January 14, 2020;

“Registered Plans” has the meaning ascribed to in “Certain Canadian Federal Income Tax Considerations”;

“Registered Shareholders” means registered holders of Broadway Common Shares who is in possession of a physical share certificate or who is entitled to receive a physical share certificate and whose name and address are recorded in the Corporation’s shareholders’ register maintained by the Transfer Agent;

“Regulation S” means Regulation S adopted by the United States Securities and Exchange Commission pursuant to the U.S. Securities Act;

“Regulatory Approval” means any consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Entity, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Entity, in each case in connection with the Arrangement, including but not limited to, the approval of the TSXV in respect of the Arrangement and the grant of the Interim Order and the Final Order;

“REMS” means a risk evaluation and mitigation strategy;

“Relevant Securities” has the meaning ascribed to in “Certain Canadian Federal Income Tax Considerations”;

“Representatives” means the officers, directors, employees, representative (including any financial or other adviser) or agent of a Party or any of its Subsidiaries;

“RESP” means a registered education savings plan;

“Resulting Issuer” means the issuer resulting from the Arrangement of Broadway, SpinCo, Delaware SubCo and MindMed;

“Resulting Issuer Board” means the expected board of directors of the Resulting Issuer;

“Resulting Issuer Option Plan” has the meaning ascribed thereto under “Annual Meeting Matters – 12. Approval Of Resulting Issuer Stock Option Plan And Performance And Restricted Share Unit Plan”;

“Resulting Issuer PR Plan” has the meaning ascribed thereto under “Annual Meeting Matters – 12. Approval Of Resulting Issuer Stock Option Plan And Performance And Restricted Share Unit Plan”;

“Resulting Issuer Shares” means common shares in the capital of the Resulting Issuer;

“RRIF” means a registered retirement income fund;

“RRSP” means a registered retirement savings plan;

“SAMHSA” has the meaning ascribed thereto under Appendix “I” - Narrative Description of the Business – Industry Information;

“Savant” means Savant Addiction Medicine, LLC, a Delaware limited liability company;

“Savant Affiliate” means Savant HWP, Inc., a Delaware company;

“SEC” means the United States Securities and Exchange Commission;

“Second Group Locked-Up Persons” has the meaning ascribed to under Appendix “J” - Escrowed Securities;

“Securities Act” means the Securities Act (Ontario) and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Securities Laws” means, collectively, Canadian Securities Laws and U.S. Securities Laws and all applicable stock exchange rules and listing standards of the stock exchanges;

“SEDAR” means the System for Electronic Document Analysis and Retrieval;

“Shareholder Approval” means at least two-thirds of the votes cast on the Arrangement Resolution by Shareholders present in person or represented by proxy and entitled to vote at the Meeting, with each Broadway Share entitling the holder thereof to one vote on the Arrangement Resolution;

“Spinco” means Madison Metals Inc., a corporation existing under the BCBCA, which is a wholly-owned subsidiary of Broadway;

“Spinco Common Shares” means common shares in the capital of Spinco;

“Spinco Distribution Shares” has the meaning as ascribed to in “Summary – Arrangement Mechanics”;

“Spinco Incorporation Share” means the one Spinco Common Share held by Broadway that was issued to Broadway on the incorporation of Spinco;

“Special Resolution” means a resolution passed by a majority of not less than two-thirds of the votes cast by Broadway Shareholders in respect of such resolution at the Broadway Meeting;

“Spin-Out Transaction” means the spin-out by Broadway of the Transferred Assets and the Assumed Liabilities to Spinco in exchange for Spinco Common Shares;

“Subsidiary” has the meaning specified in NI 45-106 as in effect on the date of the Arrangement Agreement;

“SUDs” or “addictions” has the meaning ascribed to in Appendix “I” - Narrative Description of the Business – Industry Information;

“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended from time to time;

“Tax Returns” means any and all returns, reports, declarations, elections, notices, forms, designations, filings, and statements (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes;

“taxable capital gain” has the meaning ascribed to in “Certain Canadian Federal Income Tax Considerations”;

“Taxes” means (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers’ compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii); (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iv) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any party;

“Technical Report” means the NI 43-101 technical report with an effective date of March 4, 2019, prepared by Philip S. Mulholland, C.P.G. and co-authored by Robert S. Middleton, MSc, BSc, P.Eng titled “NI 43-101 Technical Report For The Madison Project, Madison County, Montana USA;

“TFSA” means a tax-free savings account;

“Transfer Agent” means Odyssey Trust Company;

“Transfer Agreement” means the transfer agreement providing for, among other things, the transfer of the Transferred Assets to Spinco in exchange for the issuance by Spinco of the Spinco Distribution Shares substantially in the form attached hereto in Appendix “C”.

“Transferred Assets” means all of Broadway’s right, title and interest in the Madison Shares and all related assets as set out in greater detail in the form attached hereto in Appendix “C”;

“TSX” means the Toronto Stock Exchange;

“U.S. Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder;

“U.S. Residents” has the meaning ascribed to in Appendix “G”;

“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder;

“U.S. Securities Laws” means all applicable securities legislation in the U.S., including the U.S. Securities Act, the

U.S. Exchange Act, and the rules and regulations promulgated thereunder, including judicial and administrative interpretations thereof, and the securities laws of the states of the U.S.;

“United States” or “U.S.” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;

“VIF” means a voting instruction form; and

“Voting Class A Shares” has the meaning ascribed to in Appendix “I” - Description of Securities.

APPENDIX B

ARRANGEMENT RESOLUTION

BE IT RESOLVED AS A SPECIAL RESOLUTION OF THE BROADWAY SHAREHOLDERS THAT:

1.

the issued and outstanding common shares of Broadway Gold Mining Ltd. (“Broadway”) be consolidated on the basis of each eight (8) of the issued and outstanding common shares of Broadway (the “Broadway Common Shares”) into one (1) Broadway Common Share (the “Consolidation”), provided that holders of Broadway Common Shares on the date that such consolidation becomes effective shall not be entitled to receive any fractional common share following the Consolidation;

2.

the articles and Notice of Articles of Broadway be amended to change the name of Broadway to “Mind Medicine (MindMed) Inc.”, or such other name as the Board of Directors may determine (the “Name Change”);

3.

the articles and Notice of Articles of Broadway be amended to (i) create a class of multiple voting shares (the “Broadway Multiple Voting Shares”) having the terms and conditions set out in Schedule “E” to the Arrangement Agreement (as defined below) and (ii) change the name of the existing Broadway Common Shares to “subordinate voting shares” (the “Broadway Subordinate Voting Shares”) but otherwise not amending or affecting any of the terms and conditions of the Broadway Common Shares (the “Authorized Capital Amendment”);

4.

The arrangement (the “Arrangement”) under section 288 of the Business Corporations Act (British Columbia) (the “BCBCA”) involving Broadway, Madison Metals Inc. (“Spinco”), Broadway Delaware Subco Inc. (“Delaware Subco”) and Mind Medicine, Inc. (“MindMed”), all as more particularly described and set forth in the management information circular (the “Circular”) of Broadway dated December 29, 2019 accompanying the notice of meeting (as the Arrangement may be, or may have been, modified or amended in accordance with its terms), is hereby authorized, approved and adopted.

5.

The plan of arrangement (the “Plan of Arrangement”), implementing the Arrangement, the full text of which is appended to the Circular (as the Plan of Arrangement may be, or may have been, modified or amended in accordance with its terms), is hereby authorized, approved andadopted.

6.

The arrangement agreement (the “Arrangement Agreement”) between Broadway, Spinco, Delaware Subco and MindMed dated October 15, 2019 and all the transactions contemplated therein, the actions of the directors of Broadway in approving the Arrangement and the actions of the directors and officers of Broadway in executing and delivering the Arrangement Agreement and any amendments thereto are hereby confirmed, ratified, authorized and approved.

7.

Notwithstanding that this resolution has been passed (and the Consolidation, Name Change, Authorized Capital Amendment and Arrangement approved and agreed to) by the shareholders of Broadway or that the Arrangement has been approved by the Supreme Court of British Columbia, the directors of Broadway are hereby authorized and empowered, without further notice to, or approval of, the shareholders of Broadway:

(a)	to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement; or

(b)

subject to the terms of the Arrangement Agreement, not to proceed with the Consolidation, the Name Change, the Authorized Capital Amendment or the Arrangement at any time prior to the Effective Time (as defined in the Arrangement Agreement).

8.

If any holder of Broadway Common Shares in connection with the Consolidation or any recipient of Broadway Multiple Voting Shares or Broadway Subordinate Voting Shares (as the case may be) in connection with the Arrangement would otherwise be entitled to receive a fractional common share upon giving effect to the Consolidation, the Authorized Capital Amendment and/or the Arrangement, such fractional interest shall be rounded up to the nearest whole common share if the fractional interest is equal to or greater than 0.5 of a Broadway Common Share and rounded down to the nearest whole common share if the fractional interest is less than 0.5 of a Broadway Common Share;

9.

Any one director or officer of Broadway is hereby authorized and directed, for and on behalf and in the name of Broadway, to execute and deliver, whether under the corporate seal of Broadway or otherwise, all such deeds, instruments, assurances, agreements, forms, waivers, notices, certificates, confirmations and other documents and to do or cause to be done all such other acts and things as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions (including, without limitation, the delivery of articles of arrangement or articles of amendment in the prescribed form), the Consolidation, the Name Change, the Authorized Capital Amendment, the Arrangement Agreement and the completion of the Plan of Arrangement in accordance with the terms of the Arrangement Agreement, including:

(a)	all actions required to be taken by or on behalf of Broadway, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and

(b)	the signing of the certificates, consents and other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by Broadway;

such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

APPENDIX C

PLAN OF ARRANGEMENT

(begins on following page)

PLAN OF ARRANGEMENT

UNDER THE PROVISIONS OF SECTION 288

OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Arrangement” means the arrangement under Part 9, Division 5 of the BCBCA on the terms and subject to the conditions set out in the Arrangement Agreement and this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with this Agreement or the Plan of Arrangement or made at the direction of the Court in the Final Order;

“Arrangement Agreement” means the arrangement agreement dated as of October 11, 2019 between Broadway, Spinco, Delaware Subco and MindMed, including the Schedules and Appendices attached hereto, as may be supplemented or amended from time to time, of which this Plan of Arrangement is Schedule “A”;

“Arrangement Resolution” means the Special Resolution of the Broadway Shareholders in respect of the Arrangement to be considered at the Broadway Meeting, the full text of which is attached as Appendix “I” hereto;

“Assumed Liabilities” has the meaning given to such term in the Transfer Agreement;

“Authorized Capital Amendment” means the creation of the Broadway Multiple Voting Shares and the change of designation of the Broadway Common Shares to Broadway Subordinate Voting Shares, by way of amendment to the articles of Broadway;

“BCBCA” means the Business Corporations Act (British Columbia), S.B.C. 2002, c. 57, as amended, together with all rules and regulations promulgated thereunder or with respect thereto;

“Broadway” means Broadway Gold Mining Ltd., a corporation incorporated pursuant to the laws of the Province of British Columbia;

“Broadway Certificates” means certificates representing Broadway Subordinate Voting Shares or Broadway Broadway Multiple Voting Shares (as the case may be);

“Broadway Common Shares” means the common shares in the capital of Broadway as currently constituted;

“Broadway Letter of Transmittal” means the letter of acceptance and transmittal to be forwarded by Broadway to Broadway Shareholders and others together with the Circular or such other equivalent form of letter of acceptance and transmittal;

“Broadway Meeting” means the special meeting of Broadway Shareholders and any adjournment(s) or postponement(s) thereof, to be called and held in accordance with the Interim Order to consider and to vote on the Arrangement Resolution and any other matters set out in the Notice of Meeting;

“Broadway Multiple Voting Shares” means the multiple voting shares in the capital of Broadway to be adopted in the form set forth in Schedule “E” to the Arrangement Agreement by way of amendment of the articles of Broadway;

“Broadway Replacement Warrants” means Broadway share purchase warrants to be issued to holders of MindMed Warrants in connection with the Arrangement;

“Broadway Shareholders” means the holders of Broadway Common Shares at the applicable time;

“Broadway Subordinate Voting Shares” means the Broadway Common Shares after giving effect to the change of designation of “common shares” to “Subordinate Voting Shares” pursuant to the Broadway Authorized Capital Amendment, but which shall otherwise continue to carry the existing terms in all other respects;

“Board of Directors” means the duly appointed board of directors of the applicable company;

“Business Day” means a day, other than a Saturday, Sunday or statutory holiday, when banks are generally open in the City of Toronto, Ontario or Vancouver, British Columbia for the transaction of banking business;

“Canadian MindMed Shareholder” means a beneficial holder of MindMed Share, who is (i) a resident of Canada for purposes of the Tax Act or (ii) a partnership at least of partner of which isa resident of Canada for purposes of the Tax Act;

“Circular” means the management information circular of Broadway to be prepared and sent to the Broadway Shareholders along with the Notice of Meeting in connection with the Broadway Meeting;

“Consolidation” means the consolidation of all of the issued and outstanding securities of Broadway on the basis of the Consolidation Ratio;

“Consolidation Ratio” means one post-consolidated Broadway Common Share for every eight (8) pre- consolidated Broadway Common Shares;

“Court” means the Supreme Court of British Columbia;

“Delaware Subco” means Broadway Delaware Subco Inc., a wholly-owned subsidiary of Broadway existing under the laws of the State of Delaware;

“Dissent Rights” has the meaning set forth in section 5.1 hereto;

“Dissenting Broadway Shareholder” means a Broadway Shareholder who has duly exercised the Dissent Rights in accordance with section 5.1 hereto, and has not withdrawn or have been deemed to have withdrawn such exercise as at the Effective Time;

“Dissent Shares” means Broadway Common Shares held by a Dissenting Broadway Shareholder who has demanded and perfected Dissent Rights in respect of the Broadway Common Shares in accordance with the Interim Order and who, as of the Effective Time, has not effectively withdrawn or lost such Dissent Rights;

“Effective Date” means the date the Arrangement becomes effective as agreed to by the Parties;

“Effective Time” means 12:01 a.m. (Vancouver time) on the Effective Date or such other time as the Parties may agree in writing as at the Effective Date;

“Encumbrances” means any mortgage, charge, pledge, lien, hypothec, prior claim, assignment for security interest, guarantee, right of third parties or other charge, encumbrance, or any collateral securing the payment obligation of any person, as well as any other agreement or arrangement with any similar effect whatsoever;

“Final Order” means the final order of the Court pursuant to Section 291(4) of the BCBCA, after a hearing upon, among other things, the procedural and substantial fairness of the terms and conditions of the Arrangement, in a form acceptable to Broadway approving the Arrangement as such order may be amended, modified, supplemented or varied by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or as amended on appeal, and after notice and a hearing at which all Broadway Shareholders have the right to appear;

“Interim Order” means the interim order of the Court under Section 291(2) of the BCBCA containing declarations and directions with respect to the Arrangement and providing for, among other things, the calling and holding of the Broadway Meeting and the requisite majority for the approval of the Arrangement by the Broadway Shareholders;

“Madison Shares” means all of the issued and outstanding securities of the Madison Subsidiary;

“Madison Subsidiary” means Broadway Gold Corp., a wholly-owned subsidiary of Broadway existing under the laws of the State of Montana;

“Merger” means the merger of Delaware Subco and MindMed in connection with the Arrangement;

“MindMed” means Mind Medicine, Inc., a corporation existing under the laws of the State of Delaware;

“MindMed Class A Shares” means the existing Class A common shares in the capital of MindMed;

“MindMed Class B Shares” means the existing Class B common shares in the capital of MindMed;

“MindMed Class C Shares” means the existing Class C common shares in the capital of MindMed;

“MindMed Class D Shares” means the existing Class D common shares in the capital of MindMed;

“MindMed Common Shares” means the common shares in the capital of MindMed to be created in connection with the Arrangement;

“MindMed Financing” has the meaning given to such term in the Arrangement Agreement;

“MindMed Letter of Transmittal” means the letter of transmittal to be used by MindMed Shareholders Broadway to in order to request Broadway Certificates in connection with the Merger;

“MindMed Shares” means MindMed Class A Shares, MindMed Class B Shares, MindMed Class C Shares, and/or MindMed Class D Shares, as the case may be;

“MindMed Shareholders” means holders of MindMed Class A Shares, MindMed Class B Shares, MindMed Class C Shares, MindMed Class D Shares and/or MindMed Common Shares;

“MindMed Warrants” means MindMed share purchase warrants to be issued in connection with the MindMed Financing;

“Notice of Meeting” means the notice of the Meeting to be sent to the Broadway Shareholders, which notice will accompany the Circular;

“Parties” means Broadway, Spinco, Delaware Subco, and MindMed and “Party” means any one of them;

“Person” or “person” means and includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, trustee, executor, administrator or other legal representative and the Crown or any agency or instrumentality thereof;

“Plan of Arrangement” means this plan of arrangement and any amendments or variations thereto made in accordance with the Arrangement Agreement, this Plan of Arrangement or upon the direction of the Court in the Final Order with the consent of Broadway;

“Securities Act” means the Securities Act, R.S.B.C 1996, c. 418, as amended or replaced from time to time, together with all rules and regulations promulgated thereunder or with respect thereto;

“Special Resolution” means a resolution passed by a majority of not less than two-thirds of the votes cast by Broadway Shareholders in respect of such resolution at the Broadway Meeting;

“Spinco” means Madison Metals Inc., a corporation incorporated pursuant to the laws of the Province of British Columbia;

“Spinco Common Shares” means the common shares of Spinco;

“Spinco Distribution Shares” has the meaning set forth in section 2.1(b) hereto;

“Spinco Incorporation Share” means the one Spinco Common Share held by Broadway that was issued to Broadway on the incorporation of Spinco;

“Spinout Transaction” means the transactions in connection with the transfer of the Transferred Assets to Spinco and the distribution to the Broadway Shareholders of the Spinco Distribution Shares, all pursuant to the Transfer Agreement;

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as promulgated or amended from time to time;

“Transfer Agreement” means the transfer agreement providing for, among other things, the transfer of the Transferred Assets to Spinco in exchange for the issuance by Spinco of the Spinco Distribution Shares substantially in the form attached to this Plan of Arrangement as Schedule “A”;

“Transferred Assets” means all of Broadway’s right, title and interest in the Madison Shares and all related assets as set out in greater detail in Schedule “A” of the Transfer Agreement;

“Transfer Agent” means Computershare Investor Services Inc. or such other trust company or transfer agent as may be designated by Broadway; and

“TSXV” means the TSX Venture Exchange.

In addition, words and phrases used herein and defined in the BCBCA and not otherwise defined herein or in the Arrangement Agreement shall have the same meaning herein as in the BCBCA unless the context otherwise requires.

1.2	Sections and Headings

The division of this Plan of Arrangement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. Unless reference is specifically made to some other document or instrument, all references herein to articles and sections are to articles and sections of this Plan of Arrangement.

1.3	Number, Gender and Persons

In this Plan of Arrangement, unless otherwise expressly stated or the context otherwise requires, words importing the singular number shall include the plural and vice versa, and words importing gender shall include all genders.

1.4	Statutory References

Any reference in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

1.5	Currency

Unless otherwise stated all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada.

1.6	Business Day

In the event that the date on which any action is required to be taken hereunder by either of the Parties is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

1.7	Governing Law

This Plan of Arrangement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

1.8	Binding Effect

This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on: Broadway and all registered and beneficial Broadway Shareholders and all Dissenting Broadway Shareholders. This Plan of Arrangement may be withdrawn prior to the occurrence of any of the events in Section 2.1 in accordance with the terms of the Arrangement Agreement.

ARTICLE 2

ARRANGEMENT

2.1	Arrangement

Each of the events set out below shall occur as part of the Arrangement and shall be deemed to occur in the following sequence or as otherwise provided below or herein, without any further act or formality:

(a)

effective at twenty (20) minutes prior to the Effective Time, each Broadway Common Share in respect of which a Broadway Dissenting Shareholder has exercised Dissent Rights shall be, and shall be deemed to be, transferred to Broadway free and clear of any Encumbrances for cancellation without any further act or formality and

(i)

such Dissenting Broadway Shareholders shall cease to be the holders of such Broadway Common Shares, and to have any rights as holders of Broadway Common Shares, other than the right to be paid fair value for such Broadway Common Shares as set out in Article 5 hereof;

(ii)	such Dissenting Broadway Shareholders’ names shall be removed as the holders of such Broadway Common Shares from the register of Broadway Common Shares maintained by or on behalf of Broadway; and

(iii)

Broadway shall be deemed to be the transferee and legal and beneficial holder of such Broadway Common Share (free and clear of all Encumbrances) shall be entered as the registered holder of such Broadway Common Share in the register of Broadway Common Shares maintained by or on behalf of Broadway;

(b)

effective at fifteen (15) minutes prior to the Effective Time, Broadway shall, in the following order, complete (i) the Consolidation; (ii) the Name Change, and (iii) the Authorized Capital Amendment, and registered Broadway Shareholders will be entitled to receive Broadway Certificates after giving effect to the Consolidation, Name Change and Authorized Capital Amendment;

(c)

effective at ten (10) minutes prior to the Effective Time, Broadway will transfer the Transferred Assets to Spinco and Spinco will assume the Assumed Liabilities in accordance with the Transfer Agreement in consideration for that number of Spinco Common Shares (the “Spinco Distribution Shares”) as is equal to the number of Broadway Common Shares issued and outstanding immediately prior to the Effective Time (for greater certainty, on a pre-Consolidation basis) on such record date as determined by Broadway less the number of Broadway Common Shares transferred to Broadway pursuant to Section 2.1(a) above (for greater certainty, on a pre-Consolidation basis), and Broadway shall be added to the register of Spinco Common Shares maintained by or on behalf of Spinco, and in connection therewith, in accordance with the BCBCA, Spinco shall add to the stated capital account maintained by Spinco for the Spinco Common Shares an amount that shall equal the fair market value of the Spinco Distribution Shares issued to Broadway;

(d)

effective at five (5) minutes prior to the Effective Time, the Spinco Distribution Shares will be distributed to the holders of Broadway Common Shares (other than a Dissenting Broadway Shareholder) pursuant to section 2.1(c) above and the names of the Broadway Shareholders shall be added to (and Broadway removed from) the register of Spinco Common Shares maintained by or on behalf of Spinco, and in connection therewith;

(i)	the Spinco Incorporation Share issued to Broadway on incorporation shall be cancelled for no consideration and as a result thereof:

(A)	Broadway shall cease to be, and shall be deemed to have ceased to be, the holder of the Spinco Incorporation Share and to have any rights as a holder of the Spinco Incorporation Share; and

(B)	Broadway shall be removed as the holder of the Spinco Incorporation Share from the register of Spinco Common Shares maintained by or on behalf of Spinco;

(ii)

Broadway will be deemed to have reduced the stated capital of the Broadway Common Shares with the same effect as if reduced pursuant to Section 74 of the BCBCA, by an amount equal to the fair market value of the Spinco Distribution Shares, and Broadway will be deemed to have effected the reduction of capital of the Broadway Common Shares by being deemed to have paid and distributed the Spinco Distribution Shares to the Broadway Shareholders, other than the Dissenting Broadway Shareholders, on the basis of one Spinco Distribution Share for every one Broadway Common Share one held immediately prior to the Effective Time (for greater certainty, on a pre-Consolidation basis) as a return of capital distribution in-kind; provided that the aggregate reduction in the stated capital for the Broadway Common Shares shall not exceed the aggregate paid-up capital (as that term is used for the purposes of the Tax Act) of the Broadway Common Shares immediately prior to the Effective Time;

(e)

effective at the Effective Time, Delaware Subco, in accordance with the Delaware General Corporation Law, shall merge with and into MindMed and MindMed shall continue as the surviving corporation under the laws of the State of Delaware in the manner set out in Appendix “II” attached to this Plan of Arrangement, and each of the following will occur:

(i)

in accordance with the constating documents of MindMed, each issued and outstanding MindMed Class B Share, MindMed Class C Share and MindMed Class D Share shall automatically convert into one fully-paid, non-assessable share of MindMed Class A Share;

(ii)

each issued and outstanding MindMed Class A Share (including all MindMed Class A Shares issued on automatic conversion of the MindMed Class B Shares, MindMed Class C Shares and MindMed Class D Shares set out in subsection 2.1(e)(i) above) shall be exchanged for either (A) one (1) Broadway Common Share or (B) one/hundredth (1/100) of a Broadway Multiple Voting Share (as determined by Broadway and MindMed), and thereafter the MindMed Class A Shares shall be cancelled without any repayment in respect thereof;

(iii)	each issued and outstanding MindMed Warrant shall be exchanged for one Broadway Replacement Warrant;

(iv)

each share of common stock, par value $0.001 per share, of Delaware Subco, issued and outstanding immediately prior to the Effective Time, shall be converted into and become one validly issued, fully paid and non-assessable MindMed Common Share of MindMed after the Merger; and

(v)

in consideration of the Broadway Common Shares, Broadway Multiple Voting Shares (as the case may be) and Broadway Replacement Warrants issued pursuant to section 2.1(e)(ii) and (iii) above, respectively, MindMed (as the surviving corporation in connection with the Merger) will issue 1,000 MindMed Common Shares to Broadway and, other than the MindMed Common Shares issued pursuant to Section 2.1(e)(iv) above, such shares shall constitute the only outstanding shares of capital stock of MindMed after the Merger.

(f)

All of the foregoing events are intended to be completed, failing any one of which, none of the foregoing will occur and this Plan of Arrangement shall be null and void and of no further force and effect unless otherwise agreed to by the Parties.

ARTICLE 3

CERTIFICATES AND FRACTIONAL SHARES

3.1	Delivery of Securities

(1)

In connection with the delivery of Spinco Distribution Shares pursuant to the Spinout Transaction, as soon as practicable following the Effective Date, Broadway will forward or cause to be forwarded by the Transfer Agent or otherwise, by registered mail (postage prepaid) or hand delivery to Broadway Shareholders determined in accordance with section 2.1(c) as of the Effective Date at the address specified in the register of Broadway Shareholders, certificates and/or direct registration or other electronic book-entry system statements representing the number of Spinco Distribution Shares to be issued to such Broadway Shareholders pursuant to theArrangement.

(2)	In connection with the delivery of Broadway Certificates pursuant to the Name Change, Consolidation and Authorized Capital Amendment:

(a)

as soon as reasonably practicable following the Effective Date where a registered Broadway Shareholder has delivered to the Transfer Agent a duly completed Letter of Transmittal and the certificates (if any) representing such Broadway Shareholder’s Broadway Common Shares, Broadway shall cause the Transfer Agent:

(i)	to forward or cause to be forwarded by first class insured mail to the Broadway Shareholders at the address specified in the Letter of Transmittal;

(ii)	if requested by the Broadway Shareholder in the Letter of Transmittal, to make available at the offices of the Transfer Agent for pick-up by the Broadway Shareholder; or

(iii)

if the Letter of Transmittal neither specifies an address nor contains a request as described in (ii) above, to forward or cause to be forwarded to the Broadway Shareholder at the address of such Broadway Shareholder as shown on the share register maintained by Broadway immediately prior to the occurrence of the events described in subsection 2.1(b) and (e), the Broadway Certificates required to be delivered to a Broadway Shareholder pursuant to the provisions hereof, and the name of such Broadway Shareholder, shall be entered upon the register of shareholders of Broadway.

(b)

As soon as reasonably practicable following the Effective Date, where a Broadway Shareholder has not delivered the Broadway Letter of Transmittal and certificates (if any) contemplated by subsection 3.1(1)(a) and has not exercised Dissent Rights in connection with the Arrangement in accordance with Article 5, Broadway shall cause the Transfer Agent to make available at the principal office of the Transfer Agent in Vancouver the Broadway Certificates required to be delivered to such Broadway Shareholder upon presentation of a duly completed Broadway Letter of Transmittal and the certificates (if any) evidencing such Broadway Subordinate Voting Shares or Broadway Multiple Voting Shares, as applicable, and confirmation that such Broadway Shareholder is waiving all rights of dissent in connection with the Arrangement.

(3)	In connection with delivery of Broadway Certificates pursuant to the Merger:

(a)

as soon as reasonably practicable following the Effective Date, where a former registered MindMed Shareholder has delivered to the Transfer Agent a duly completed MindMed Letter of Transmittal and the certificates (if any) representing such former MindMed Shareholder’s MindMed Shares, Broadway shall cause the Transfer Agent:

(i)	to forward or cause to be forwarded by first class insured mail to the former MindMed Shareholder at the address specified in the Letter of Transmittal;

(ii)	if requested by the former MindMed Shareholder in the Letter of Transmittal, to make available at the offices of the Transfer Agent for pick-up by the former MindMed Shareholder; or

(iii)

if the Letter of Transmittal neither specifies an address nor contains a request as described in (ii) above, to forward or cause to be forwarded to the former MindMed Shareholder at the address of such former MindMed Shareholder as shown on the share register maintained by MindMed immediately prior to the occurrence of the events described in subsection 2.1(f), the certificates evidencing the Broadway securities required to be delivered to such former MindMed Shareholder pursuant to the provisions hereof, and the name of such former MindMed Shareholder shall be entered upon the register of shareholders of Broadway.

(b)

As soon as reasonably practicable following the Effective Date, where a former MindMed Shareholder has not delivered the MindMed Letter of Transmittal and certificates (if any) contemplated by subsection 3.1(3)(a), Broadway shall cause the Transfer Agent to make available at the principal office of the Transfer Agent in Toronto the certificates evidencing the Broadway Subordinate Voting Shares or Broadway Multiple Voting Shares (as applicable) required to be delivered to such Holder upon presentation of a duly completed Letter of Transmittal and the certificates (if any) evidencing such MindMed Shares and confirmation that such former MindMed Shareholder is waiving any rights of dissent in connection with the Arrangement.

(4)

At and after the Effective Date, any certificate formerly representing pre-Consolidation, pre-Name Change and pre-Authorized Capital Amendment Broadway Common Shares, MindMed Class A Shares, MindMed Class B Shares, MindMed Class C Shares, or MindMed Class D Shares shall represent only the right to receive the applicable Broadway Certificate as set out in Section 2.1(b) and the consideration provided in subsection 2.1(d), 2.1(e)(ii) and (iii), as applicable, in accordance with this Plan of Arrangement. If any Broadway Shareholder (in connection with the Consolidation, Name Change and Authorized Capital Amendment) or former MindMed Shareholder (in connection with the Merger) fails for any reason to deliver to the Transfer Agent for cancellation the certificates formerly representing the pre-Consolidation, pre-Name Change or pre-Authorized Capital Amendment Broadway Certificates, MindMed Shares or MindMed Warrants, as the case may be, together with all other required documents in accordance with subsection 3.1(1)(a) or 3.1(3)(a), as the case may be, on or before the fifth anniversary of the Effective Date, such certificates shall, on the fifth anniversary of the Effective Date, cease to represent a claim of any nature whatsoever, shall be deemed to have been surrendered to Broadway and shall be cancelled.

(5)

Broadway may, at its discretion, in connection with the MindMed Financing, cause the Transfer Agent to deliver Broadway Certificates and/or Broadway Replacement Warrants, as applicable, to the Persons specified by Broadway entitled to receive such Broadway Certificates and/or Broadway Replacement Warrants to the addresses provided by such Persons in connection with the MindMed Financing.

(6)

To the extent that a conversion or exchange of pre-Consolidation, pre-Name Change or pre-Authorized Amendment Broadway securities or MindMed Shares in accordance with subsection 2.1(b), (d) or (e) would result in a right to a fraction of a Broadway Common Share (or other security, such as stock options, warrants, or other convertible or exercisable security) such right shall be exercisable in respect of such fraction only in combination with other fractions which in the aggregate entitle the holder to acquire a whole Broadway Subordinate Voting Share or Broadway Multiple Voting Share, as applicabe, and thereafter any remaining fraction shall be rounded to the nearest whole number with any fraction of one-half or greater being rounded to the next higher whole number and any fraction of less than one-half being rounded to the next lower whole number; and no fraction of a Broadway Common Share shall be issued.

3.2	Withholding Rights

Broadway and the Transfer Agent shall be entitled to deduct and withhold from any amount otherwise payable to any Broadway Shareholder such amounts as Broadway or the Transfer Agent is required or permitted to deduct and withhold with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any applicable federal, provincial, state, local or foreign tax law or treaty, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Broadway Shareholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

3.3	No Fractional Shares

No fractional Spinco Distribution Shares will be issued. In the event that a Broadway Shareholder would otherwise be entitled to a fractional Spinco Distribution Share hereunder, the number of Spinco Distribution Shares issued to such Broadway Shareholder shall, without any additional compensation, be rounded down to the next lesser whole number of Spinco Distribution Shares. In calculating such fractional interests, all Broadway Common Shares registered in the name of or beneficially held by such Broadway Shareholder or their nominee shall be aggregated.

3.4	No Encumbrances

Any distribution of securities pursuant to this Plan of Arrangement shall be free and clear of any Encumbrances.

3.5	Paramountcy

From and after the Effective Time (i) this Plan of Arrangement shall take precedence and priority over any and all Broadway Common Shares issued prior to the Effective Time; (ii) the rights and obligations of the registered holders of Broadway Common Shares and Broadway, Spinco, the Transfer Agent and or other depositary therefor in relation thereto, shall be solely as provided for in this Plan of Arrangement; and (iii) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Broadway Common Shares shall be deemed to have been settled, compromised, released and determined without liability to Broadway or Spinco except as set forth herein.

3.6	Tax Election

Broadway agrees to execute joint elections under subsection 85(1) or 85(2) of the Tax Act or any equivalent provincial legislation with any Canadian MindMed Shareholder with respect to the exchange by the Canadian MindMed Shareholder of MindMed Shares to Broadway if such Canadian MindMed Shareholder delivers to Broadway a duly completed election form to make the joint election pursuant to subsection 85(1) or 85(2) of the Tax Act. Broadway will not be required to execute any election that is received by Broadway more than 60 days after the Closing Date. If Broadway receives a properly completed election within 60 days of the Closing Date, Broadway will sign and return such election to the Canadian MindMed Shareholder. Broadway will not be responsible for the proper completion of any election, except for the obligation of Broadway to sign and return to the Canadian MindMed Shareholder a duly completed election that is received by Broadway within 60 days of the Closing Date. Each Canadian MindMed Shareholder shall be solely responsible for filing any such election form with the Canada Revenue Agency and any applicable provincial governmental entity. Broadway will not be responsible or liable for taxes, interest, penalties, damages or expenses resulting from the failure by anyone to properly complete or file any election.

ARTICLE 4

AMENDMENTS

4.1	Right to Amend

Broadway reserves the right to amend, modify or supplement (or do all of the foregoing) this Plan of Arrangement from time to time and at any time prior to the Effective Date provided that any such amendment, modification and/or supplement must be contained in a written document that is:

(a)	filed with the Court and, if made following the Broadway Meeting, approved by the Court; and

(b)	communicated to Broadway Shareholders in the manner required by the Court (if so required).

4.2	Amendment Before the Broadway Meeting

Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Broadway at any time prior to or at the Broadway Meeting, with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the Broadway Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

4.3	Amendment After the Broadway Meeting

Any amendment, modification or supplement to this Plan of Arrangement which is approved by the Court following the Broadway Meeting shall be effective only:

(a)	if it is consented to by Broadway; and

(b)	if required by the Court or applicable law, it is consented to by the Broadway Shareholders voting in the manner directed by the Court.

4.4	Amendment After the Effective Date

Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Broadway, provided that it concerns a matter which, in the reasonable opinion of Broadway, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interest of any holder of Broadway Common Shares or Spinco Common Shares.

ARTICLE 5

RIGHTS OF DISSENT

5.1	Rights of Dissent

Pursuant to the Interim Order, registered holders of Broadway Common Shares may exercise rights of dissent (the “Dissent Rights”) under section 238 of the BCBCA, and in the manner as set forth under sections 242 to 247 of the BCBCA, all as modified by this Article 5, the Interim Order and the Final Order, with respect to Broadway Common Shares in connection with the Arrangement, provided that, notwithstanding section 242(1)(a) of the BCBCA, the written notice setting forth the objection of such registered Broadway Shareholders to the Arrangement and exercise of Dissent Rights must be received by Broadway not later than 5:00 p.m. (Vancouver time) on the Business Day that is two Business Days before the Broadway Meeting or any date to which the Broadway Meeting may be postponed or adjourned and provided further that holders who exercise such rights of dissent and who:

(a)

are ultimately entitled to be paid fair value for their Dissent Shares, which fair value, notwithstanding anything to the contrary contained in the BCBCA, shall be determined immediately prior to the approval of the Arrangement Resolution, shall be deemed to have transferred their Dissent Shares to Broadway as of the Effective Time in consideration for a debt claim against Broadway to be paid the fair value of such Dissent Shares and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights; and

(b)

are ultimately not entitled, for any reason, to be paid fair value for their Broadway Common Shares shall be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a non-dissenting holder of Broadway Common Shares.

5.2	Recognition of Dissenting Broadway Shareholders

In no circumstances shall Broadway or any other Person be required to recognize a Person exercising Dissent Rights unless such Person is a registered holder of those Broadway Common Shares in respect of which such rights are sought to be exercised. From and after the Effective Time, neither Broadway nor any other Person shall be required to recognize a Dissenting Broadway Shareholder as a shareholder of Broadway and the names of the Dissenting Broadway Shareholders shall be deleted from the register of holders of Broadway Common Shares previously maintained or caused to be maintained by Broadway.

5.3	General Dissent Rights

For greater certainty, in addition to any other restrictions in the BCBCA, no Broadway Shareholders who vote in favour, or instruct a proxyholder to vote in favor, of the Arrangement Resolution shall be entitled to exercise Dissent Rights.

5.4	Deduction against Stated Capital Account

The aggregate of all amounts paid to Broadway Shareholders by Broadway in respect of the Broadway Common Shares for which Dissent Rights are exercised in accordance with Article 5 hereof shall be deducted from the stated capital account maintained by Broadway for the Broadway Common Shares.

ARTICLE 6

FURTHER ASSURANCES

6.1	Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur at the time and in the manner set out in this Plan of Arrangement without any further act or formality, Broadway and Spinco shall make, do and execute, or cause to be made, done or executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.

ARTICLE 7

TERMINATION

7.1	Termination

Notwithstanding any prior approvals by the Court or by the Broadway Shareholders, the Board of Directors of Broadway may decide not to proceed with the Arrangement and to revoke the Arrangement Resolution adopted at the Broadway Meeting without further approval of the Court or the Broadway Shareholders.

7.1	Automatic Termination

This Plan of Arrangement shall automatically terminate and be of no further force and effect upon the termination of the Arrangement Agreement in accordance with its terms.

SCHEDULE “A”

TRANSFER AGREEMENT

TRANSFER AGREEMENT

THIS AGREEMENT is made on the Effective Date to be effective as of ten (10) minutes prior to the Effective Time (the “Transfer Agreement Effective Time”).

BETWEEN:

BROADWAY GOLD MINING LTD.

(“Broadway”)

AND:

MADISON METALS INC.

(“Subco”)

BACKGROUND:

A.        Broadway, Subco (a wholly owned subsidiary of Broadway), Broadway Delaware Subco Inc. and Mind Medicine, Inc. (“MindMed”) have entered into an Arrangement Agreement effective as of October 11, 2019 (the “Arrangement Agreement”) in connection with the terms of which, among other things, Broadway and Subco are proposing to carry out certain transactions under the arrangement provisions of section 288 of the Business Corporations Act (British Columbia) (the “Plan of Arrangement”) pursuant to which Broadway has agreed to sell and assign, and Subco has agreed to purchase, all of Broadway’s right, title, interest and obligations in and to the Transferred Assets as of the Effective Date, on the terms and conditions contained in this Agreement.

B.         As partial consideration for the purchase of the Transferred Assets, Subco has agreed to assume, and Broadway has agreed to transfer and assign, as of the Transfer Agreement Effective Time, all of Broadway’s obligations and liabilities under the Assumed Liabilities, on the terms and conditions contained in this Transfer Agreement.

C.         In consideration of the transfer of the Transferred Assets, Subco will issue common shares in its capital to Broadway, which common shares will be distributed on a pro-rata basis to Broadway’s shareholders in connection with the Plan of Arrangement.

NOW THEREFORE in consideration of the premises, mutual covenants and agreements contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) Broadway and Subco covenant and agree as follows:

1.	DEFINED TERMS

1.1

Any capitalized terms used herein but not defined herein will have the meaning ascribed to such term in the Arrangement Agreement. Where used herein or in any schedule or amendment hereto, the following terms shall have the following meanings respectively:

(a)	“Agreed Amount” has the meaning ascribed thereto in the Arrangement Agreement;

(b)	“Arrangement” has the meaning ascribed thereto in the Arrangement Agreement;

(c)	“Arrangement Agreement” has the meaning ascribed thereto in the Recitals;

(d)	“Assessment”means an assessment, reassessment or any other formal claim in respect of Reorganization Taxes made by any Taxation Authority;

(e)

“Assumed Liabilities” means all obligations and liabilities of Broadway relating to the Transferred Assets including, without limitation, those obligations and liabilities of Broadway relating to the Transferred Assets set out in Schedule “B”;

(f)	“Broadway Common Shares” has the meaning ascribed thereto in the Arrangement Agreement;

(g)	“Broadway Shareholders” has the meaning ascribed thereto in the Arrangement Agreement;

(h)	“Business Day” has the meaning ascribed thereto in the Arrangement Agreement;

(i)	“Contract” means any agreement, contract, indenture, lease, deed of trust, licence, option, undertaking, promise or any other commitment or obligation, whether oral or written, express or implied;

(j)	“Effective Date” has the meaning ascribed thereto in the Arrangement Agreement;

(k)	“Effective Time” has the meaning ascribed thereto in the Arrangement Agreement;

(l)	“Employees” means employees and independent contractors of Broadway;

(m)	“Expenses” means all reasonable out-of-pocket costs, outlays and expenses incurred by Broadway to a third party in respect of a Tax Proceeding or an Assessment including related contests;

(n)

“Final Determination” in respect of an Assessment means (i) negotiated compromise or settlement of such Assessment with the relevant Taxation Authority, or (ii) a final judgment of a court of competent jurisdiction in respect of such Assessment from which no appeal is taken within the time limit therefor

(o)	“Madison Project” has the meaning ascribed thereto in the Arrangement Agreement;

(p)	“Montana Subsidiary” has the meaning ascribed thereto in the Arrangement Agreement;

(q)	“Montana Subsidiary Shares” means all of the issued and outstanding securities in the capital of the Montana Subsidiary;

(r)

“Reorganization” means the transactions described in Section 2.1 of the Arrangement Agreement, and the transfer of the Transferred Assets to Subco and the distribution of Subco Consideration Shares to Broadway Shareholders pursuant to the Arrangement;

(s)	“Reorganization Taxes” means all the Taxes payable by Broadway in respect of, arising from or as a result of the Reorganization, net of all tax credits permitted under

(i)	the Tax Act; and

(ii)	applicable provincial tax laws;

in respect of Taxes imposed by any country other than Canada and any governmental subdivision within such country;

(t)	“Subco Consideration Shares” has the meaning ascribed thereto in subsection 2.3(b);

(u)	“Non-Assignable Rights” has the meaning ascribed thereto in subsection 2.6;

(v)	“notice” has the meaning ascribed thereto in subsection 8.1;

(w)	“Purchase Price” has the meaning ascribed thereto in subsection 2.2;

(x)	“Tax Act” has the meaning ascribed thereto in the Arrangement Agreement;

(y)

“Taxation Authority” means any government, agency or authority which is entitled to impose or collect Taxes and shall, for greater certainty, include but not be limited to, the federal government of Canada and of any country other than Canada and any provincial, state, or other governmental subdivision within Canada or within any country other than Canada;

(z)	“Tax Proceeding” means any audit, examination, investigation or similar proceeding by a Taxation Authority related to the Reorganization;

(aa) “Taxes” has the meaning ascribed thereto in the Arrangement Agreement;

(bb) “Transfer Agreement Effective Time” has the meaning set out on the face page hereof;

(cc) “Transferred Assets” has the meaning more particularly set out in Schedule “A” hereto;

(dd) “Transmission” has the meaning ascribed thereto in subsection 8.1(c).

2.	TRANSFER AND ASSUMPTION OF ASSETS AND LIABILITIES

2.1

Transferred Assets: Broadway hereby transfers, sells and assigns to Subco and Subco hereby purchases from Broadway, as of the Effective Date, all of Broadway’s right, title and interest in and to the Transferred Assets, effective as of the Transfer Agreement Effective Time.

2.2

Purchase Price Allocation: The aggregate purchase price payable by Subco to Broadway for the Transferred Assets shall be the fair market value of such Transferred Assets which the parties have agreed to be C$3,750,000 (the “Purchase Price”).

2.3

Payment of Purchase Price: Subco hereby pays the Purchase Price to Broadway in full by issuing to Broadway, as fully paid and non-assessable shares, such number of Subco Common Shares as are required to be issued so that, after such issuance, the number of outstanding Subco Common Shares is equal to the number of Broadway Common Shares outstanding at the Effective Date (excluding Broadway Common Shares held by shareholders dissenting to the Arrangement) (the “Subco Consideration Shares”).

2.4	No Assumption of Obligations or Liabilities of Broadway: Except for the Assumed Liabilities, Subco will not assume any obligations or liabilities of Broadway.

2.5	Indemnity with respect to Assumed Liabilities: In connection with Subco’s assumption of the Assumed Liabilities, Subco shall:

(a)

indemnify and save Broadway and MindMed harmless from all and any costs, damages, or expenses that may be paid or incurred because of failure of Subco to perform, discharge, observe and fulfill, all or any of the obligations, covenants, agreements, and obligations forming part of the Assumed Liabilities; and

(b)

if any suit or action is commenced against Broadway and/or MindMed in connection with any of the Assumed Liabilities or in respect of any covenant, condition, agreement, or obligation assumed hereby, assume the conduct of such case and provide Broadway and MindMed such further indemnification from all and any costs, damages, or expenses as Broadway and/or MindMed may reasonably require.

2.6

Assignment of Contracts: Nothing in this Agreement will be construed as an assignment of, or an attempt to assign to Subco, any Contract which as a matter of law or by its terms is (i) not assignable, or (ii) not assignable without the approval or consent of the issuer thereof or the other party or parties thereto, without first obtaining such approval or consent (collectively “Non- Assignable Rights”). In connection with such Non-Assignable Rights, Broadway will, at the expense of Subco,

(a)	maintain the existence of the Non-Assignable Rights in trust for Subco, to the extent lawful;

(b)	comply with the terms and provisions of the Non-Assignable Rights as agent for Subco, to the extent lawful;

(c)	apply for and use all reasonable commercial efforts to obtain consents or approvals contemplated by the Contracts for the Non-Assignable Rights, in a form satisfactory to Subco, acting reasonably;

(d)	co-operate with Subco in any reasonable and lawful arrangements designed to provide the benefits of such Non-Assignable Rights to Subco;

(e)	enforce any rights of Broadway arising from such Non-Assignable Rights against the issuer thereof or the party or parties thereto;

(f)

take all such actions and do, or cause to be done, all such things at the request of Subco as will reasonably be necessary and proper in order that the value of the Non-Assignable Rights will be preserved and will enure to the benefit of Subco; and

(g)	pay over to Subco all monies collected by or paid to Broadway in request of such Non- Assignable Rights.

2.7	Sales Tax: Subco will be responsible for and will pay all stamp duties or other transfer taxes in respect of the transactions contemplated under this Agreement.

3.	REPRESENTATIONS AND WARRANTIES

3.1	Broadway: Broadway hereby represents and warrants to Subco and acknowledges and confirms that Subco is relying upon Broadway’s representations and warranties in entering into this Agreement, that:

(a)	Incorporation - Broadway is duly incorporated and validly existing under the laws of Province of British Columbia;

(b)

Enforceability - This Agreement constitutes a legal, valid and binding obligation of Broadway enforceable against Broadway in accordance with its terms except as may be limited by laws of general application affecting the rights of creditors, and subject to the availability of any equitable remedy in any particular instance;

(c)

Authority - Broadway has sufficient right, authority and capacity to enter into this Agreement and to carry out the transactions contemplated in this Agreement in accordance with the terms of this Agreement; and

(d)	Residency - Broadway is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

3.2	Subco: Subco represents and warrants to Broadway and acknowledges and confirms that Broadway is relying upon Subco’s representations and warranties in entering into this Agreement, that:

(a)	Incorporation - Subco is duly incorporated and validly existing under the laws of Province of British Columbia;

(b)

Enforceability - This Agreement constitutes a legal, valid and binding obligation of Subco enforceable against Subco in accordance with its terms except as may be limited by laws of general application affecting the rights of creditors, and subject to the availability of any equitable remedy in any particular instance;

(c)

Authority - Subco has sufficient right, authority and capacity to enter into this Agreement and to carry out the transactions contemplated in this Agreement in accordance with the terms of this Agreement.

3.3

Survival: All of the representations and warranties in Sections 3.1 and 3.2 of this Agreement will survive the Effective Time and, notwithstanding the closing of the transactions provided for in this Agreement, will continue in full force and effect.

4.	TRANSFER OF EMPLOYEES

Subco shall be entitled to offer employment to any Employees of Broadway and Subco will, after the Effective Date, be responsible for all of Broadway’s and Subco’s obligations to such Employees who become employees of Subco after the Effective Date.

5.	COVENANTS

5.1

Addition to Capital Account: With respect to the issuance of the Subco Consideration Shares, Subco will add to the stated capital for the outstanding Subco Common Shares the amount of the Purchase Price.

6.	INDEMNIFICATION

6.1	Indemnity:

(a)

Subco shall indemnify Broadway and MindMed from and against, and pay to Broadway, in accordance with the terms of this Agreement, all Reorganization Taxes and Expenses. Expenses shall be paid by Subco to Broadway and/or MindMed, as applicable, as soon as Subco is advised of the amount thereof with reasonable supporting evidence. If any Taxation Authority should issue an Assessment claiming an amount of Reorganization Taxes, Subco shall pay such amount directly to the relevant Taxation Authority on behalf of Broadway (to the extent not previously paid by Subco), which payment shall be made at such time as such amount is required by applicable law to be paid, provided that Subco may at any time pay to the relevant Taxation Authority, on behalf of Broadway, the full amount of Reorganization Taxes claimed pursuant to an Assessment prior to the Final Determination of the Assessment, and Subco shall not be responsible for interest or penalties incurred after Subco has made such payment.

(b)

In addition to any amount due to Broadway on account of Reorganization Taxes pursuant to Section 6.1(a), Subco shall pay to Broadway within ten (10) Business Days after receipt from Broadway of a written request for payment, accompanied by supporting calculations, such additional amount as may be necessary to provide to Broadway the full amount payable by Broadway on account of the Reorganization Taxes after providing for any applicable Taxes payable on the amount payable to Broadway pursuant to Section 6.1(a) or this Section 6.1(b). For greater certainty, for purposes of determining the quantum of indemnification required hereunder on an after-tax basis, Reorganization Taxes and amounts payable under this Section 6.1(b) shall be determined as if Broadway had no deductions available to it with which to reduce or offset its income, taxable income or Taxes payable, if any, attributable to the indemnification required hereunder, other than any amounts actually deducted by Broadway in computing taxable income for its taxation year ending immediately prior to the Transfer Agreement Effective Time in respect of non-capital losses of a subsequent taxation year.

7.	CLOSING

7.1	Closing: The transfer of the Transferred Assets and the payment of the Purchase Price will be closed as of the Effective Date at such place as determined by the parties hereto.

7.2	Deliveries by Broadway: Broadway will deliver or cause to be delivered to Subco:

(a)

Bills of Sale, Consents, etc.: all certificates representing the Montana Subsidiary Shares, any additional deeds, bills of sale, transfers and assignments, consents and instruments that are necessary to effectively transfer all of Broadway’s right, title and interest in and to the Transferred Assets to Subco, including, without limitation, a bill of sale in respect of the assets set out under the heading “Transferred Assets” in Schedule “A”; and

(c)	Other Documents: all other documents, agreements or certificates as may be reasonably requested by Subco to give effect to the terms of this Agreement.

7.3	Deliveries by Subco: Subco will deliver to cause to be delivered to Broadway:

(a)	Subco Consideration Shares: a share certificate representing the Subco Consideration Shares registered in the name of Broadway; and

(b)	Other Documents: all other documents, agreements or certificates as may be reasonably requested by Broadway to give effect to the terms of this Agreement.

8.	PASSING OF PROPERTY

This Agreement will, without any further act or formality, operate as a transfer and assignment of the Transferred Assets to Subco with effect as of ten (10) minutes prior to Effective Time on the Effective Date. If any of the Transferred Assets come into the possession of Broadway after the Effective Date, are not effectively transferred or assigned to Subco or require the consent of a third party to such transfer, then Broadway will hold any such Transferred Assets as bare trustee in trust for and at the sole cost of Subco in accordance with Section 2.5 until possession thereof has been delivered by Broadway, they have been effectively transferred to Subco or until such third party consent has been obtained. For greater certainty, this Agreement will have force and effect only if all of the transactions set out in the Arrangement Agreement are completed or waived by the party entitled to waiver thereof.

9.	NOTICE

9.1	Any notice, demand or other communication (in this Section 8, a “notice”) to be given or made under this Agreement must be in writing and is sufficiently given or made if:

(a)	delivered in person and left with a receptionist or other responsible employee of the relevant party at the applicable address set forth below;

(b)	sent by prepaid courier service or (except in the case of actual or apprehended disruption of postal services) mail; or

(c)	sent by facsimile transmission, with confirmation of transmission by the transmitting equipment (a “Transmission”);

in the case of notice to Broadway

277 Lakeshore Road East, Suite 403

Oakville, ON

L6J 1H9

Attention:        Duane Parnham

Email:              duane.parnham@gmail.com

in the case of notice to Subco

277 Lakeshore Road East, Suite 403

Oakville, ON

L6J 1H9

Attention:        Duane Parnham

Email:              duane.parnham@gmail.com

9.2	Any notice sent in accordance with this Section 8 shall be deemed to have been received:

(a)	if delivered during normal business hours on a Business Day in the place where the notice is received, on the date of delivery;

(b)

if sent by mail, on the fifth Business Day in the place where the notice is received after mailing, or, in the case of disruption of postal service, on the fifth Business Day after cessation of that disruption;

(c)

if sent by facsimile during normal business hours on a Business Day in the place where the Transmission is received, on the same day that it was received by Transmission, on production of a Transmission report from the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the relevant facsimile number of the recipient; or

(d)	if sent in any other manner, on the date of actual receipt;

except that any notice delivered in person or sent by Transmission not on a Business Day or after normal business hours on a Business Day, in each case in the place where the notice is received, shall be deemed to have been received on the next succeeding Business Day in the place where the notice is received.

9.3	Any party may change its address for notice by giving notice to the other parties in accordance with this Section 8.

10.	MISCELLANEOUS

10.1	Currency: Unless otherwise indicated, all dollar amounts referred to in this Agreement are in lawful money of Canada.

10.2

Further Assurances: Each party promptly do, execute, deliver or cause to be done, executed or delivered all further acts, documents and matters in connection with this Agreement (including, without limitation, carrying out each party’s obligations under section 2.6), that the other parties may reasonably require, for the purposes of giving effect to this Agreement.

10.3	Governing Law: This Agreement will be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable in British Columbia.

10.4

Enurement: This Agreement will be binding upon and enure to the benefit of the parties to this Agreement and their respective successors and permitted assigns; provided that no party may assign this Agreement without the prior written consent of the other parties (such consent not to be unreasonably withheld).

10.5	Time of the Essence: Time is of the essence of this Agreement.

10.6

Severability: If, in any jurisdiction, any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, that provision shall, as to that jurisdiction, be ineffective only to the extent of that restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement, without affecting the validity or enforceability of that provision in any other jurisdiction and, if applicable, without affecting its application to the other party or circumstances. The parties shall engage in good faith negotiations to replace any provision which is so restricted, prohibited or unenforceable with an unrestricted and enforceable provision, the economic effect of which comes as close as possible to that of the restricted, prohibited or unenforceable provision which it replaces.

10.7

Entire Agreement: This Agreement, together with the Arrangement Agreement, constitutes the entire agreement between the parties and supersedes all previous communications, representations and agreements, whether verbal or written, between the parties with respect to the subject matter of this Agreement.

10.8

Counterparts: This Agreement may be executed in any number of counterparts, each of which when executed and delivered (by facsimile or otherwise) will be deemed to be an original, and all of which together will constitute one and the same document.

[The remainder of this page has deliberately been left blank.]

IN WITNESS WHEREOF the parties hereto have entered into this Agreement with effect as of ten (10) minutes prior the Effective Time, but executed as of this 11th day of October, 2019.

BROADWAY GOLD MINING LTD.

Per:

(signed) “Broadway Gold Mining Ltd.”)

MADISON METALS INC.

Per:	(signed) “Madison Metals Inc.”

SCHEDULE “A”

TRANSFERRED ASSETS

The Transferred Assets consist of all of Broadway’s right, title and interest in and to:

(1)	the Madison Subsidiary and the Madison Project;

(2)

all factual, non-proprietary, non-interpretive data directly derived from the Madison Project, including, but not limited to, technical, economic, geological, and any studies, reports, mining models, assays, drill core, drill-hole data, geochemical reports, recovery reports and any other information directly derived from the Madison Project.”

SCHEDULE “B”

ASSUMED LIABILITIES

The Assumed Liabilities consist of:

(1)

all obligations and liabilities of Broadway in connection with the Madison Project, including, for greater certainty, pursuant to the Earn-In with Option to Joint Venture Agreement effective April 30, 2019 between Kennecott Exploration Company, Montana Subsidiary and Broadway;

(2)	all liabilities of Broadway in connection with or related to the Montana Subsidiary existing as of the Effective Time;

(3)

all liabilities associated with Broadway’s mineral exploration and development business as conducted prior to the completion of the Arrangement, including, for greater certainty, any liabilities associated with the terminated acquisition of an 85% interest in a land package in Namibia, Africa as publicly announced on June 3, 2019;

(4)	any liabilities or obligations of Broadway in excess of the Agreed Amount pursuant to subsection 4.9(a)(iii) of the Arrangement Agreement; and

(5)	the amount of US$50,000 to be paid to MindMed pursuant to subsection 4.9(a)(iv) of the Arrangement Agreement.

APPENDIX “I”

ARRANGEMENT RESOLUTION

BE IT RESOLVED AS A SPECIAL RESOLUTION OF THE BROADWAY SHAREHOLDERS THAT:

1.

the issued and outstanding common shares of Broadway Gold Mining Ltd. (“Broadway”) be consolidated on the basis of each eight (8) of the issued and outstanding common shares of Broadway (the “Broadway Common Shares”) into one (1) Broadway Common Share (the “Consolidation”), provided that holders of Broadway Common Shares on the date that such consolidation becomes effective shall not be entitled to receive any fractional common share following the Consolidation;

2.	the articles and Notice of Articles of Broadway be amended to change the name of Broadway to “Mind Medicine Inc.”, or such other name as the Board of Directors may determine (the “Name Change”);

3.

the articles and Notice of Articles of Broadway be amended to (i) create a class of multiple voting shares (the “Broadway Multiple Voting Shares”) having the terms and conditions set out in Schedule “E” to the Arrangement Agreement (as defined below) and (ii) change the name of the existing Broadway Common Shares to “subordinate voting shares” (the “Broadway Subordinate Voting Shares”) but otherwise not amending or affecting any of the terms and conditions of the Broadway Common Shares (the “Authorized Capital Amendment”);

4.

The arrangement (the “Arrangement”) under section 288 of the Business Corporations Act (British Columbia) (the “BCBCA”) involving Broadway, Madison Metals Inc. (“Spinco”), Broadway Delaware Subco Inc. (“Delaware Subco”) and Mind Medicine, Inc. (“MindMed”), all as more particularly described and set forth in the management information circular (the “Circular”) of Broadway dated                                , 2019 accompanying the notice of meeting (as the Arrangement may be, or may have been, modified or amended in accordance with its terms), is hereby authorized, approved and adopted.

5.

The plan of arrangement (the “Plan of Arrangement”), implementing the Arrangement, the full text of which is appended to the Circular (as the Plan of Arrangement may be, or may have been, modified or amended in accordance with its terms), is hereby authorized, approved and adopted.

6.

The arrangement agreement (the “Arrangement Agreement”) between Broadway, Spinco, Delaware Subco and MindMed dated October 11, 2019 and all the transactions contemplated therein, the actions of the directors of Broadway in approving the Arrangement and the actions of the directors and officers of Broadway in executing and delivering the Arrangement Agreement and any amendments thereto are hereby confirmed, ratified, authorized and approved.

7.

Notwithstanding that this resolution has been passed (and the Consolidation, Name Change, Authorized Capital Amendment and Arrangement approved and agreed to) by the shareholders of Broadway or that the Arrangement has been approved by the Supreme Court of British Columbia, the directors of Broadway are hereby authorized and empowered, without further notice to, or approval of, the shareholders of Broadway:

(a)	to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement; or

(b)

subject to the terms of the Arrangement Agreement, not to proceed with the Consolidation, the Name Change, the Authorized Capital Amendment or the Arrangement at any time prior to the Effective Time (as defined in the Arrangement Agreement).

8.

If any holder of Broadway Common Shares in connection with the Consolidation or any recipient of Broadway Multiple Voting Shares or Broadway Subordinate Voting Shares (as the case may be) in connection with the Arrangement would otherwise be entitled to receive a fractional common share upon giving effect to the Consolidation, the Authorized Capital Amendment and/or the Arrangement, such fractional interest shall be rounded up to the nearest whole common share if the fractional interest is equal to or greater than 0.5 of a Broadway Common Share and rounded down to the nearest whole common share if the fractional interest is less than 0.5 of a Broadway Common Share;

9.

Any one director or officer of Broadway is hereby authorized and directed, for and on behalf and in the name of Broadway, to execute and deliver, whether under the corporate seal of Broadway or otherwise, all such deeds, instruments, assurances, agreements, forms, waivers, notices, certificates, confirmations and other documents and to do or cause to be done all such other acts and things as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions (including, without limitation, the delivery of articles of arrangement or articles of amendment in the prescribed form), the Consolidation, the Name Change, the Authorized Capital Amendment, the Arrangement Agreement and the completion of the Plan of Arrangement in accordance with the terms of the Arrangement Agreement, including:

(a)	all actions required to be taken by or on behalf of Broadway, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and

(b)	the signing of the certificates, consents and other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by Broadway;

such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

APPENDIX “II”

MERGER OF MIND MEDICINE, INC. AND BROADWAY DELAWARE SUBCO INC.

1.	The Articles and By-Laws for MindMed after the Merger shall be in the forms of the Articles and By- Laws attached hereto.

2.

The registered and records office of MindMed after the Merger, until changed in accordance with the Delaware General Corporation Law, shall be located at c/o Cogency Global Inc., 850 New Burton Rd., Suite 201, Dover County of Kent, Delaware 19904.

3.

The minimum and maximum number of directors of MindMed after the Merger, until changed in accordance with the articles of MindMed after the Merger, shall be one and fifteen, respectively, and shall hereby be fixed at three.

4.

The full names, addresses and occupations of the first directors of MindMed after the Merger are set out in Exhibit A attached hereto and each such director shall hold office until he ceases to hold office as specified in the Delaware General Corporation Law or the By-Laws of MindMed.

5.

The full names and offices of the officers of MindMed after the Merger are set out in Exhibit A attached hereto and the said officers shall hold office at the pleasure of the directors of MindMed after the Merger.

6.	The first annual meeting of MindMed after the Merger shall be held within 18 months after the Merger in accordance with the Delaware General Corporation Law.

7.	The financial year of MindMed after the Merger shall end on December 31 of each year, until changed by the directors of MindMed after the Merger.

8.

The rights of creditors against the property, rights and assets of Broadway Delaware Subco Inc. and all liens on its respective property, rights and assets shall be unimpaired by the Merger and all debts, contracts, liabilities and duties of Broadway Delaware Subco Inc. immediately prior to the Merger shall attach to MindMed and may be enforced against it.

9.

No action or proceeding by or against Broadway Delaware Subco Inc. shall abate or be affected by the Merger, but for all purposes of any such action or proceeding Broadway Delaware Subco Inc. shall be deemed still to exist or MindMed may be substituted in such action or proceeding in place hereof.

10.	MindMed shall be seized of and shall hold and possess all the property, rights and interests and shall be subject to all the debts, liabilities and obligations of Broadway Delaware Subco Inc..

11.	The directors of MindMed shall have full power to carry the Merger into effect and to perform such acts as are necessary or proper for such purposes.

12.

The auditors of MindMed after the Merger, until the first annual general meeting of the Holders of MindMed after the Merger, shall be Ernst & Young, LLP, unless such Chartered Accountants resign or are removed in accordance with the provisions of the Delaware General Corporation Law.

 APPENDIX D

INTERIM ORDER

(begins on following page)

No. S-200617
Vancouver Registry

IN THE SUPREME COURT OF BRITISH COLUMBIA

IN THE MATTER OF SECTION 288 OF THE

BUSINESS CORPORATIONSACTS.B.C. 2002, c. 57, AS AMENDED

IN THE MATTER OF A PROPOSED ARRANGEMENT AMONG

BROADWAY GOLD MINING LTD. AND ITS SHAREHOLDERS,

 MADISON METALS INC., BROADWAY DELAWARE SUBCO INC.

AND MIND MEDICINE, INC.

BROADWAY GOLD MINING LTD.

PETITIONER

ORDER MADE AFTER APPLICATION

BEFORE	)	The 20th day of January, 2020
[Illegible]	)
)

ON THE APPLICATION of the Petitioner, Broadway Gold Mining Ltd. (“Broadway” or the “Petitioner”), dated January 16, 2020 without notice, coming on for hearing at 800 Smithe Street, Vancouver, British Columbia on January 20, 2020 and on hearing Teresa M. Tomehak, counsel for the Petitioner.

THIS COURT ORDERS that:

Definitions

1.	All definitions used in this Interim Order, unless otherwise defined herein, shall have the meaning ascribed thereto in the Petition.

The Meeting

2.

The Petitioner be permitted to convene, hold and conduct the annual and special meeting (the “Meeting”) of the Broadway Shareholders on or about February 19, 2020, to inter alia, consider and, if deemed advisable, pass with or without amendment, a special resolution (the “Arrangement Resolution”), authorizing, approving and agreeing to adopt a plan of arrangement (the “Arrangement”) among Broadway, the Broadway Shareholders, Madison Metals Inc. (“Spinco”), Broadway Delaware Subco Inc.

(“Delaware Subco”) and Mind Medicine, Inc. (“MindMed”) as described in the Plan of Arrangement attached as Appendix C to the draft management information circular (the “Circular”) which is attached as Exhibit “A” to the Affidavit #1 of Roger Laine sworn on January 14, 2020 (the “Laine Affidavit #1 ”), and to transact such other business as may properly come before the Meeting.

3.

The Meeting shall be called, held and conducted in accordance with the provisions of the Business Corporations Act (British Columbia), S.B.C. 2002, c. 57 (the “BCBCA”), applicable securities legislation, the articles of the Petitioner, and the Circular, all subject to the terms of this Order, and any further order of this Court, and the rulings and directions of the Chair of the Meeting, such rulings and directions not to be inconsistent with this Interim Order.

4.

The record date (the “Record Date”) for determination of the Broadway Shareholders entitled to notice of, and to vote at, the Meeting shall be January 14, 2020. The Record Date will not change in respect of any adjour[n]ment of post poncment of the Meeting.

Notice of Meeting

5.	The following information (the “Meeting Materials”):

	(a)	the Circular;

	(b)	the Form of Proxy or Voting Instruction Form; and

	(c)	the Letter of Transmittal;

in substantially the same form referred to in the Laine Affidavit #1, with such amendments and inclusions thereto as counsel for the Petitioner may advise are necessary or desirable, provided that such amendments and inclusions are not inconsistent with the terms of this Interim Order, shall be sent to the following:

(i)

the Registered Shareholders at the close of business on the Record Date, at least twenty-one (21) days prior to the date of the Meeting, excluding the date of sending and the date of the Meeting, by one or more of the following methods:

(A)

by pre-paid ordinary or first class mail at the addresses of the Broadway Shareholders as they appear on the central securities register of Broadway, or its registrar and transfer agent, at the close of business on the Record Date;

(B)	by delivery, in person or by recognized courier service, to the address specified in (A) above; or

(C)

by facsimile or electronic transmission to any Broadway Shareholder, who is identified to the satisfaction of the Petitioner, who requests such transmission in writing and, if required by the Petitioner, who 1s prepared to pay the charges for such transmission;

(ii)

non-registered holders of Broadway Common Shares by providing sufficient copies of the Meeting Materials, as applicable, to intermediaries and registered nominees in a timely manner, in accordance with National Instrument 54-101 - Communication with Beneficial Owners of Securities of a Reporting Issuer; and

(iii)

the respective directors and auditors of the Petitioner by delivery in person, by recognized courier service, by pre-paid ordinary or first class mail or, with the consent of the person, by facsimile or electronic transmission, at least twenty-one (21) days prior to the date of the Meeting, excluding the date of sending and the date of the Meeting.

6.

Concurrently with the sending of the Meeting Materials described in paragraph 5 of this Interim Order, the Petitioner shall send a copy of the Circular and any other communications or documents determined by the Petitioner to be necessary or desirable to the holders of Broadway Warrants and Broadway Options by any method permitted for notice to Broadway Shareholders as set forth in paragraphs 5(i) or 5(ii), above, to the addresses as they appear on the books and records of the Petitioner or its registrar and transfer agent at the close of business on the Record Date.

7.

In the event of an interruption in or cessation of postal services due to strike or otherwise, the Petitioner shall be authorized, in addition to or as an alternative to the methods of delivery specified in paragraphs 5 or 6 above to communicate notice of the Meeting to the Broadway Shareholders, Broadway Warrant holders or Broadway Option holders by publishing notice of the Meeting in one of the following newspapers:

(i)	The Globe and Mail (National edition); and

(ii)	The National Post

which publication shall include specific reference to locations (including www.sedar.com) at which copies of the Meeting Materials will be available.

8.

Good and sufficient notice of the Meeting for all purposes will be given by the Petitioner by the sending of the Meeting Materials in accordance with paragraph 5, 6 or 7 of this Order. The Circular is hereby deemed to represent sufficient and adequate disclosure, including for the purpose of section 290(1)(a) of the BCBCA, and the Petitioner shall not be required to send to the Broadway Shareholders, Broadway Warrant holders or Broadway Option holders any other or additional statement pursuant to section 290(1)(a) of the BCBCA.

9.

The sending of the Meeting Materials, which includes the Notice of Hearing of Petition and the Interim Order (collectively the “Court Materials”),in accordance with paragraphs 5, 6 or 7 of this Order shall constitute good and sufficient service of the Court Materials and the within proceedings and such service shall be effective on the business day after the said Court Materials are mailed, whether those persons reside within the jurisdiction of British Columbia or within another jurisdiction, and no other fom1 of service need be made and no other material, including the Petition and supporting Affidavits, need be served on such persons in respect of these proceedings except upon written request to the solicitors for the Petitioner at their address for delivery set out in the Petition.

10.

Accidental failure or omission by the Petitioner to give notice of the Meeting or to distribute the Meeting Materials or the Court Materials to any person entitled by this Interim Order to receive notice, or any failure or omission to give such notice as a result of events beyond the reasonable control of the Petitioner, or the non-receipt of such notice shall, subject to further order of this Honourable Court, not constitute a breach of this Interim Order nor shall it invalidate any resolution passed or proceedings taken at the Meeting. If any such failure or omission is brought to the attention of the Petitioner, it shall use its best efforts to rectify it by the method and in the time most reasonably practicable in the circumstances.

Amemlmcnis io the Arrangement and Plan of Arrangement

11.

Subject to the terms and conditions of the Plan of Arrangement, nfter the dnte of this Interim Order and prior to the time of the Meeting, the Petitioner is authorized to make such amendments, revisions or supplements to the Plan of Arrangement as it may determine, without any additional notice to the Broadway Shareholders, Broadway Warrant holders or Broadway Option holders, and the Plan of Arrangement as so amended, revised and supplemented shall be the Plan of Arrangement submitted to the Meeting, and the subject of the Arrangement Resolution.

12.

If any amendments, revisions or supplements to the Arrangement or Plan of Arrangement as referred to in paragraph 11 above, would, if disclosed, reasonably be expected to affect a Broadway Shareholder’s decision to vote for or against the Arrangement Resolution, notice of such amendment, revision or supplement shall be distributed, subject to further order of this Court, by news release, newspaper advertisement, or by notice sent to Broadway Shareholders by one of the methods specified in paragraph 5 of this Interim Order.

Chair of the Meeting

13.	The Chair of the Meeting shall be an officer or director of the Petitioner or such other person as may be appointed by the Shareholders for that purpose.

14.

The Chair of the Meeting is at liberty to call on the assistance of legal counsel at any time and from time to time, as the Chair of the Meeting may deem necessary or appropriate, during the Meeting, and such legal counsel is entitled to attend the Meeting for this purpose.

15.

The only people entitled to attend the Meeting are the Broadway Shareholders, directors of Broadway, auditors of Broadway, Broadway’s legal and financial advisors, or other such persons as may be approved by the Chair of the Meeting.

16.

The Chair of the Meeting shall be permitted to ask questions of, and demand the production of evidence, from Broadway Shareholders or such other persons in attendance or represented at the Meeting, as he or she considers appropriate having regard to the orderly conduct of the Meeting, the authority of any person to vote at the Meeting, and the validity and propriety of the votes cast and the proxies submitted in respect of the Arrangement Resolution.

17.

The Chair of the Meeting may, in the Chair’s sole discretion, waive the deadline specified in the Form of Proxy for the deposit of proxies, provided that if the Chair waives the deadline, the Chair must accept all proxies deposited after this deadline.

18.

The Chair or another representative of the Petitioner present at the Meeting, shall, in due course, file with the Court an affidavit verifying the actions taken and the decisions reached at the Meeting with respect to the Arrangement.

Adjournments and Postponements

19.

The Petitioner, if it deems advisable, is specifically authorized to adjourn or postpone the Meeting for any reason on one or more occasions, subject to the terms of the Arrangement Agreement, without the necessity of first convening the Meeting, or first obtaining any vote of the Broadway Shareholders respecting the adjournment or postponement. Notice of any such adjournments or postponements shall be given by such method and in the time that is reasonable in the circumstances, as the Petitioner may determine appropriate. This provision shall not limit the authority of the Chair of the Meeting in respect of adjournments and postpon ments.

Quorum

20.

The quorum required at the Meeting shall be individuals representing not less than two in number and being Broadway Shareholders or representing by proxy Broadway Shareholders who hold in aggregate not less than 5% of the total number of outstanding Broadway Common Shares.

21.	In the event that a quorum is not present, the Meeting shall stand adjourned to such date and to such time and place as may be determined by the Broadway Shareholders present.

Voting

22.

The vote required to pass the Arrangement Resolution shall be at least 66 2/3% of the votes cast on such resolution by the Broadway Shareholders present in person or represented by proxy at the Meeting.

23.

The only persons entitled to vote in person or by proxy on the Arrangement Resolution, or such other business as may be properly brought before the Meeting, shall be the registered Shareholders who hold Broadway Common Shares as of the close of business on the Record Date. Illegible votes, spoiled votes, defective votes and abstentions shall be deemed to be votes not cast. Proxies that are properly signed and dated but which do not contain voting instructions shall be voted in favour of the Arrangement Resolution.

Solicitation of Proxies

24.

The Petitioner is authorized to use the fo1m of proxy (the “Form of Proxy”), substantially in the form of the draft attached to Laine Affidavit #1, with such amendments, revisions or supplemental infom1ation as the Petitioner may determine arc necessary or desirable. The Petitioner is autl1orized at its expense to solicit proxies, directly or through its officers, directors or employees, and through such agents or representatives, inch.1ding proxy advisory firms, as they may retain for the purpose, by mail or such other fom1s of personal or electronic communication as it may determine. The Petitioner may waive generally, in its discretion, the time limits set for the deposit or revocation of proxies, if the Petitioner considers it advisable to do so.

Dissent Rights

25.

Registered holders of Broadway Common Shares may exercise rights of dissent (the “Dissent Rights”) under section 238 of the BCBCA, and in the manner as set forth under sections 242 to 247 of the BCBCA, all as modified by Article 5 of the Plan of Arrangement, this Interim Order and the Final Order, with respect to Broadway Common Shares in connection with the Arrangement, provided that, notwithstanding section 242(1)(a) of the BCBCA, the written notice setting forth the objection of such registered Broadway Shareholders to the Arrangement and exercise of Dissent Rights must be received by Broadway not later than 5:00 p.m. (Vancouver time) on the Business Day that is two Business Days before the Broadway Meeting or any date to which the Broadway Meeting may be postponed or adjourned and provided further that holders who exercise such rights of dissent and who:

(a)

are ultimately entitled to be paid fair value for their Dissent Shares, which fair value, notwithstanding anything to the contrary contained in the BCBCA, shall be determined immediately prior to the approval of the Arrangement Resolution, shall be deemed to have transferred their Dissent Shares to Broadway as of the Effective Time in consideration for a debt claim against Broadway to be paid the fair value of such Dissent Shares and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights; and

(b)

are ultimately not entitled, for any reason, to be paid fair value for their Broadway Common Shares shall be deemed to have participated in the Arrangement, as of the Effective Time, on the same basis as a non-dissenting holder of Broadway Common Shares.

26.

In no circumstances shall Broadway or any other Person be required to recognize a Person exercising Dissent Rights unless such Person is a registered holder of those Broadway Common Shares in respect of which such rights are sought to be exercised. From and after the Effective Time, neither Broadway nor any other Person shall be required to recognize a Dissenting Broadway Shareholder as a shareholder of Broadway and the names of the Dissenting Broadway Shareholders shall be deleted from the register of holders of Broadway Common Shares previously maintained or caused to be maintained by Broadway.

27.

In addition to any other restrictions in the BCBCA, no Broadway Shareholders who vote in favour, or instruct a proxyholder to vote in favor, of the Arrangement Resolution shall be entitled to exercise Dissent Rights.

28.

The aggregate of all amounts paid to Broadway Shareholders by Broadway in respect of the Broadway Common Shares for which Dissent Rights are exercised in accordance with Article 5 of the Plan of Arrangement shall be deducted from the stated capital account maintained by Broadway for the Broadway Common Shares.

Application for Final Order

29.

Upon obtaining, in the manner set forth in this Interim Order, the approval of the Arrangement required by this Interim Order, the Petitioner may apply to this Court for a final order approving the Arrangement contemplated by the Plan of Arrangement (the “Final Order”), which includes a finding of fairness of the terms and conditions of the Arrangement, and the hearing shall be set down for hearing before the presiding Judge in Chambers at the Courthouse at 800 Smithe Street, Vancouver, British Columbia, on February 24, 2020 at 9:45 a.m. (Vancouver time), or as soon thereafter as the hearing of the Final Order can be heard, or at such other date and time as this Court may direct.

30.

Any Broadway Shareholder, Broadway Optionholder or Broadway Warrantholder may appear and make submissions at the application for the Final Order provided that such person shall file a Response to Petition, in the form prescribed by the Rules of Court of the Supreme Court of British Columbia, with this Court and deliver a copy of the filed Response to Petition, together with a copy of all material on which such person intends to rely at the application for the Final Order to the solicitors for the Petitioner at their address for delivery as set out in the Petition, on or before 4:00 p.m. (Vancouver time) on February 20, 2020, or as the Court may otherwise direct.

31.

If the application for the Final Order is adjourned, only those persons who have filed and delivered a Response to Petition in accordance with this Interim Order need to be served and provided with notice of the adjourned date.

Precedence

32.	To the extent of any inconsistency or discrepancy between this Interim Order and the Articles of the Petitioner, the Circular, the BCBCA or applicable securities laws, this Interim Order shall govern.

Variance and Direction

33.

The Petitioner, Broadway Shareholders, Broadway Option holders, Broadway Warrant holders, the directors of the Petitioner and auditors of the Petitioner shall, and hereby do, have liberty to seek leave to vary this Interim Order or apply for such further order or orders or to seek such directions as may be appropriate.

Extra-Territorial Assistance

34.

This Court seeks and requests the aid and recognition of any court or any judicial, regulatory or administrative body in any province of Canada and any judicial, regulatory or administrative tribunal or other court constituted pursuant to the Parliament of Canada or the legislature of any province and any comi. or any judicial, regulatory or administrative body of the United States or other country to act in aid of and to assist this Collli in carrying out the tem1s of this Interim Order.

THE FOLLOWING PARTIES APPROVE THE FORM OF THIS ORDER AND CONSENT TO EACH OF THE ORDERS, IF ANY, THAT ARE INDICATED ABOVE AS BEING BY CONS§DJjf:

/s/ Teresa M. Tomehak
Signature
0 Party [gl Lawyer for the Petitioner
Teresa M. Tomehak

By the Court

Registrar

No. S-200617
Vancouver Registry

IN THE SUPREME
COURT OF BRITISH COLUMBIA

IN THE MATTER OF SECTION 288 OF THE
BUSINESS CORPORATIONS ACT S.B.C. 2002, c. 57, AS AMENDED

IN THE MATTER OF A PROPOSED ARRANGEMENT AMONG
BROADWAY GOLD MINING LTD. AND ITS SHAREHOLDERS, MADISON METALS
JNC., BROADWAY DELAWARE SUBCO INC. AND MIND MEDICINE, INC.

BROADWAY GOLD MINING LTD.

PETITIONER

ORDER MADE AFTER APPLICATION

TMT/cn	File no.: 43987-0001-0000

FARRIS LLP
Barristers & Solicitors
2500 - 700 West Georgia Street

Vancouver, B.C. V7Y 1B3

Telephone: (604) 684-9151

APPENDIX E
NOTICE OF HEARING OF PETITION

(begins on following page)

No. S-200617
Vancouver Registry

TN THE SUPREME COURT OF BRITISH COLUMBIA

IN THE MATTER OF SECTION 288 OF THE

BUSINESS CORPORATIONS ACT S.B.C. 2002, c. 57, AS AMENDED

IN THE MATTER OF A PROPOSED ARRANGEMENT AMONG
BROADWAY GOLD MINING LTD. AND ITS SHAREHOLDERS,
MADISON METALS INC., BROADWAY DELAWARE SUBCO INC.
AND MIND MEDICINE, INC.

BROADWAY GOLD MINING LTD.

PETITIONER

NOTICE OF HEARING OF PETITION

TO:

The holders of common shares (“Broadway Shareholders”), options (“Broadway Optionholders”), warrants (“Broadway Warrantholders”) of Broadway Gold Mining Ltd (“Broadway”) and the directors and auditors of Broadway

NOTICE IS HEREBY GIVEN that a Petition has been filed by Broadway in the Supreme Court of British Columbia for approval of an arrangement (the “Arrangement”) pursuant to Section 288 of the Business CorporationsAct S.B.C. 2002, c. 57, as amended, between Broadway, Madison Metals Inc. (“Spinco”), Broadway Delaware Subco Inc. (“Delaware Subco”) and Mind Medicine, Inc. (“MindMed”).

AND NOTICE IS FURTHER GIVEN that by an Interim Order of the Supreme Court of British Columbia pronounced on January 20, 2020, the Court has given directions as to the calling of a meeting of the Broadway Gold Mining Ltd. shareholders for the purpose of considering and voting on the Arrangement.

AND NOTICE IS FURTHER GIVEN that if the Arrangement is approved at the meeting, the Petitioner intends to apply for an order approving the Arrangement and declaring it to be fair and reasonable (the “Final Order”) at a hearing before a Judge of the Supreme Court of British Columbia at the Courthouse, at 800 Smithe Street, in the City of Vancouver, in the Province of British Columbia, on or about February 24, 2020 at 9:45 a.m. (PT), or so soon thereafter as counsel may be heard, or at such later date as the Court may direct.

IF YOU WISH TO BE HEARD AT THE HEARING OF THE PETITION OR WISH TO BE NOTIFIED OF ANY FURTHER PROCEEDINGS, YOU MUST GIVE NOTICE OF YOUR INTENTION by filing a form entitled “Response to Petition”, in the form prescribed by the Rules of Court of the Supreme Court of British Columbia, along with any evidence or materials which you intend to present to the Court, at the Vancouver Registry of the Court and YOU MUST ALSO DELIVER a copy of the filed Response to Petition, together with a copy of all evidence or materials on which you intend to rely at the application for the Final Order, to the solicitors for the Petitioner at their address for delivery, which is set out below, on or before 4:00 p.m. (PT) on February20, 2020, or as the Court may otherwise direct.

YOU OR YOUR SOLICITOR may file the Response to Petition. You may obtain a form of “Response to Petition” at the Registry. The address of the Registry is: 800 Smithe Street, Vancouver, British Columbia, V6Z 2E1.

IF YOU DO NOT FILE A RESPONSE TO PETITION and do not attend either in person or by counsel at the time of such hearing, the Court may approve the Arrangement, as presented at that time, or may approve it subject to such terms and conditions as the Court deems fit, all without further notice to you. If the Arrangement is approved, it will significantly affect the rights of the Broadway Shareholders, Broadway Optionholders and Broadway Warrantholders.

A copy of the said Petition and other documents in the proceedings will be furnished to any Broadway Shareholder, Broadway Optionholder or Broadway Warrantholder upon request in writing addressed to the solicitors of the Petitioner at their address for delivery set out below.

The Petitioner’s address for delivery is:

Farris LLP
Barristers & Solicitors
2500 - 700 West Georgia Street Vancouver, British Columbia V7Y 1B3
Attention: Teresa M. Tomehak

DATED this 20th day of January, 2020.

Signature
D Party Lawyer for the Petitioner
Teresa M. Tomehak

APPENDIX F

SECTION 237 to 247 OF THE BCBCA

Definitions and application

237 (1) In this Division:

“dissenter” means a shareholder who, being entitled to do so, sends written notice of dissent when and as required by Section 242;

“notice shares” means, in relation to a notice of dissent, the shares in respect of which dissent is being exercised under the notice of dissent;

“payout value” means,

(a) in the case of a dissent in respect of a resolution, the fair value that the notice shares had immediately before the passing of the resolution,

(b) in the case of a dissent in respect of an arrangement approved by a court order made under section 291 (2)

(c) that permits dissent, the fair value that the notice shares had immediately before the passing of the resolution adopting the arrangement,

(c) in the case of a dissent in respect of a matter approved or authorized by any other court order that permits dissent, the fair value that the notice shares had at the time specified by the court order, or

(d) in the case of a dissent in respect of a community contribution Corporation, the value of the notice shares set out in the regulations,

excluding any appreciation or depreciation in anticipation of the corporate action approved or authorized by the resolution or court order unless exclusion would be inequitable.

(2) This Division applies to any right of dissent exercisable by a shareholder except to the extent that

(a) the court orders otherwise, or

(b) in the case of a right of dissent authorized by a resolution referred to in section 238 (1) (g), the court orders otherwise or the resolution provides otherwise.

Right to dissent

238 (1) A shareholder of a Corporation, whether or not the shareholder’s shares carry the right to vote, is entitled to dissent as follows:

(a) under section 260, in respect of a resolution to alter the articles

(i) to alter restrictions on the powers of the Corporation or on the business the Corporation is permitted to carry on, or

(ii) without limiting subparagraph (i), in the case of a community contribution Corporation, to alter any of the Corporation’s community purposes within the meaning of section 51.91;

(b) under section 272, in respect of a resolution to adopt an amalgamation agreement;

(c) under section 287, in respect of a resolution to approve an amalgamation under Division 4 of Part 9;

(d) in respect of a resolution to approve an arrangement, the terms of which arrangement permit dissent;

(e) under section 301 (5), in respect of a resolution to authorize or ratify the sale, lease or other disposition of all or substantially all of the Corporation’s undertaking;

(f) under section 309, in respect of a resolution to authorize the continuation of the Corporation into a jurisdiction other than British Columbia;

(g) in respect of any other resolution, if dissent is authorized by the resolution;

(h) in respect of any court order that permits dissent.

(2) A shareholder wishing to dissent must

(a) prepare a separate notice of dissent under section 242 for

(i) the shareholder, if the shareholder is dissenting on the shareholder’s own behalf, and

(ii) each other person who beneficially owns shares registered in the shareholder’s name and on whose behalf the shareholder is dissenting,

(b) identify in each notice of dissent, in accordance with section 242 (4), the person on whose behalf dissent is being exercised in that notice of dissent, and

(c) dissent with respect to all of the shares, registered in the shareholder’s name, of which the person identified under paragraph (b) of this subsection is the beneficial owner.

(3) Without limiting subsection (2), a person who wishes to have dissent exercised with respect to shares of which the person is the beneficial owner must

(a) dissent with respect to all of the shares, if any, of which the person is both the registered owner and the beneficial owner, and

(b) cause each shareholder who is a registered owner of any other shares of which the person is the beneficial owner to dissent with respect to all of those shares.

Waiver of right to dissent

239 (1) A shareholder may not waive generally a right to dissent but may, in writing, waive the right to dissent with respect to a particular corporate action.

(2) A shareholder wishing to waive a right of dissent with respect to a particular corporate action must

(a) provide to the Corporation a separate waiver for

(i) the shareholder, if the shareholder is providing a waiver on the shareholder’s own behalf, and

(ii) each other person who beneficially owns shares registered in the shareholder’s name and on whose behalf the shareholder is providing a waiver, and

(b) identify in each waiver the person on whose behalf the waiver is made.

(3) If a shareholder waives a right of dissent with respect to a particular corporate action and indicates in the waiver that the right to dissent is being waived on the shareholder’s own behalf, the shareholder’s right to dissent with respect to the particular corporate action terminates in respect of the shares of which the shareholder is both the registered owner and the beneficial owner, and this Division ceases to apply to

(a) the shareholder in respect of the shares of which the shareholder is both the registered owner and the beneficial owner, and

(b) any other shareholders, who are registered owners of shares beneficially owned by the first mentioned shareholder, in respect of the shares that are beneficially owned by the first mentioned shareholder.

(4) If a shareholder waives a right of dissent with respect to a particular corporate action and indicates in the waiver that the right to dissent is being waived on behalf of a specified person who beneficially owns shares registered in the name of the shareholder, the right of shareholders who are registered owners of shares beneficially owned by that specified person to dissent on behalf of that specified person with respect to the particular corporate action terminates and this Division ceases to apply to those shareholders in respect of the shares that are beneficially owned by that specified person.

Notice of resolution

240 (1) If a resolution in respect of which a shareholder is entitled to dissent is to be considered at a meeting of shareholders, the Corporation must, at least the prescribed number of days before the date of the proposed meeting, send to each of its shareholders, whether or not their shares carry the right to vote,

(a) a copy of the proposed resolution, and

(b) a notice of the meeting that specifies the date of the meeting, and contains a statement advising of the right to send a notice of dissent.

(2) If a resolution in respect of which a shareholder is entitled to dissent is to be passed as a consent resolution of shareholders or as a resolution of directors and the earliest date on which that resolution can be passed is specified in the resolution or in the statement referred to in paragraph (b), the Corporation may, at least 21 days before that specified date, send to each of its shareholders, whether or not their shares carry the right to vote,

(a) a copy of the proposed resolution, and

(b) a statement advising of the right to send a notice of dissent.

(3) If a resolution in respect of which a shareholder is entitled to dissent was or is to be passed as a resolution of shareholders without the company complying with subsection (1) or (2), or was or is to be passed as a directors’ resolution without the company complying with subsection (2), the company must, before or within 14 days after the passing of the resolution, send to each of its shareholders who has not, on behalf of every person who beneficially owns shares registered in the name of the shareholder, consented to the resolution or voted in favour of the resolution, whether or not their shares carry the right to vote,

(a) a copy of the resolution,

(b) a statement advising of the right to send a notice of dissent, and

(c) if the resolution has passed, notification of that fact and the date on which it was passed.

(4) Nothing in subsection (1), (2) or (3) gives a shareholder a right to vote in a meeting at which, or on a resolution on which, the shareholder would not otherwise be entitled to vote.

Notice of court orders

241 If a court order provides for a right of dissent, the Corporation must, not later than 14 days after the date on which the Corporation receives a copy of the entered order, send to each shareholder who is entitled to exercise that right of dissent

(a) a copy of the entered order, and

(b) a statement advising of the right to send a notice of dissent.

Notice of dissent

242 (1) A shareholder intending to dissent in respect of a resolution referred to in section 238 (1) (a), (b), (c), (d), (e) or (f) must,

(a) if the Corporation has complied with section 240 (1) or (2), send written notice of dissent to the Corporation at least 2 days before the date on which the resolution is to be passed or can be passed, as the case may be,

(b) if the Corporation has complied with section 240 (3), send written notice of dissent to the Corporation not more than 14 days after receiving the records referred to in that section, or

(c) if the Corporation has not complied with section 240 (1), (2) or (3), send written notice of dissent to the Corporation not more than 14 days after the later of

(i) the date on which the shareholder learns that the resolution was passed, and

(ii) the date on which the shareholder learns that the shareholder is entitled to dissent.

(2) A shareholder intending to dissent in respect of a resolution referred to in section 238 (1) (g) must send written notice of dissent to the Corporation

(a) on or before the date specified by the resolution or in the statement referred to in section 240 (2) (b) or (3)

(b) as the last date by which notice of dissent must be sent, or

(b) if the resolution or statement does not specify a date, in accordance with subsection (1) of this section.

(3) A shareholder intending to dissent under section 238 (1) (h) in respect of a court order that permits dissent must send written notice of dissent to the Corporation

(a) within the number of days, specified by the court order, after the shareholder receives the records referred to in section 241, or

(b) if the court order does not specify the number of days referred to in paragraph (a) of this subsection, within 14 days after the shareholder receives the records referred to in section 241.

(4) A notice of dissent sent under this section must set out the number, and the class and series, if applicable, of the notice shares, and must set out whichever of the following is applicable:

(a) if the notice shares constitute all of the shares of which the shareholder is both the registered owner and beneficial owner and the shareholder owns no other shares of the Corporation as beneficial owner, a statement to that effect;

(b) if the notice shares constitute all of the shares of which the shareholder is both the registered owner and beneficial owner but the shareholder owns other shares of the Corporation as beneficial owner, a statement to that effect and

(i) the names of the registered owners of those other shares,

(ii) the number, and the class and series, if applicable, of those other shares that are held by each of those registered owners, and

(iii) a statement that notices of dissent are being, or have been, sent in respect of all of those other shares;

(c) if dissent is being exercised by the shareholder on behalf of a beneficial owner who is not the dissenting shareholder, a statement to that effect and

(i) the name and address of the beneficial owner, and

(ii) a statement that the shareholder is dissenting in relation to all of the shares beneficially owned by the beneficial owner that are registered in the shareholder’s name.

(5) The right of a shareholder to dissent on behalf of a beneficial owner of shares, including the shareholder, terminates and this Division ceases to apply to the shareholder in respect of that beneficial owner if subsections (1) to (4) of this section, as those subsections pertain to that beneficial owner, are not complied with.

Notice of intention to proceed

243 (1) A Corporation that receives a notice of dissent under section 242 from a dissenter must,

(a) if the Corporation intends to act on the authority of the resolution or court order in respect of which the notice of dissent was sent, send a notice to the dissenter promptly after the later of

(i) the date on which the Corporation forms the intention to proceed, and

(ii) the date on which the notice of dissent was received, or

(b) if the Corporation has acted on the authority of that resolution or court order, promptly send a notice to the dissenter.

(2) A notice sent under subsection (1) (a) or (b) of this section must

(a) be dated not earlier than the date on which the notice is sent,

(b) state that the Corporation intends to act, or has acted, as the case may be, on the authority of the resolution or court order, and

(c) advise the dissenter of the manner in which dissent is to be completed under section 244.

Completion of dissent

244 (1) A dissenter who receives a notice under section 243 must, if the dissenter wishes to proceed with the dissent, send to the Corporation or its transfer agent for the notice shares, within one month after the date of the notice,

(a) a written statement that the dissenter requires the Corporation to purchase all of the notice shares,

(b) the certificates, if any, representing the notice shares, and

(c) if section 242 (4) (c) applies, a written statement that complies with subsection (2) of this section.

(2) The written statement referred to in subsection (1) (c) must

(a) be signed by the beneficial owner on whose behalf dissent is being exercised, and

(b) set out whether or not the beneficial owner is the beneficial owner of other shares of the Corporation and, if so, set out

(i) the names of the registered owners of those other shares,

(ii) the number, and the class and series, if applicable, of those other shares that are held by each of those registered owners, and

(iii) that dissent is being exercised in respect of all of those other shares.

(3) After the dissenter has complied with subsection (1),

(a) the dissenter is deemed to have sold to the Corporation the notice shares, and

(b) the Corporation is deemed to have purchased those shares, and must comply with section 245, whether or not it is authorized to do so by, and despite any restriction in, its memorandum or articles.

(4) Unless the court orders otherwise, if the dissenter fails to comply with subsection (1) of this section in relation to notice shares, the right of the dissenter to dissent with respect to those notice shares terminates and this Division, other than section 247, ceases to apply to the dissenter with respect to those notice shares.

(5) Unless the court orders otherwise, if a person on whose behalf dissent is being exercised in relation to a particular corporate action fails to ensure that every shareholder who is a registered owner of any of the shares beneficially owned by that person complies with subsection (1) of this section, the right of shareholders who are registered owners of shares beneficially owned by that person to dissent on behalf of that person with respect to that corporate action terminates and this Division, other than section 247, ceases to apply to those shareholders in respect of the shares that are beneficially owned by that person.

(6) A dissenter who has complied with subsection (1) of this section may not vote, or exercise or assert any rights of a shareholder, in respect of the notice shares, other than under this Division.

Payment for notice shares

245 (1) A Corporation and a dissenter who has complied with section 244 (1) may agree on the amount of the payout value of the notice shares and, in that event, the Corporation must

(a) promptly pay that amount to the dissenter, or

(b) if subsection (5) of this section applies, promptly send a notice to the dissenter that the Corporation is unable lawfully to pay dissenters for their shares.

(2) A dissenter who has not entered into an agreement with the Corporation under subsection (1) or the Corporation may apply to the court and the court may

(a) determine the payout value of the notice shares of those dissenters who have not entered into an agreement with the Corporation under subsection (1), or order that the payout value of those notice shares be established by arbitration or by reference to the registrar, or a referee, of the court,

(b) join in the application each dissenter, other than a dissenter who has entered into an agreement with the Corporation under subsection (1), who has complied with section 244 (1), and

(c) make consequential orders and give directions it considers appropriate.

(3) Promptly after a determination of the payout value for notice shares has been made under subsection (2) (a) of this section, the Corporation must

(a) pay to each dissenter who has complied with section 244 (1) in relation to those notice shares, other than a dissenter who has entered into an agreement with the Corporation under subsection (1) of this section, the payout value applicable to that dissenter’s notice shares, or

(b) if subsection (5) applies, promptly send a notice to the dissenter that the Corporation is unable lawfully to pay dissenters for their shares.

(4) If a dissenter receives a notice under subsection (1) (b) or (3) (b),

(a) the dissenter may, within 30 days after receipt, withdraw the dissenter’s notice of dissent, in which case the Corporation is deemed to consent to the withdrawal and this Division, other than section 247, ceases to apply to the dissenter with respect to the notice shares, or

(b) if the dissenter does not withdraw the notice of dissent in accordance with paragraph (a) of this subsection, the dissenter retains a status as a claimant against the Corporation, to be paid as soon as the Corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the Corporation but in priority to its shareholders.

(5) A Corporation must not make a payment to a dissenter under this section if there are reasonable grounds for believing that

(a) the Corporation is insolvent, or

(b) the payment would render the Corporation insolvent.

Loss of right to dissent

246 The right of a dissenter to dissent with respect to notice shares terminates and this Division, other than section 247, ceases to apply to the dissenter with respect to those notice shares, if, before payment is made to the dissenter of the full amount of money to which the dissenter is entitled under section 245 in relation to those notice shares, any of the following events occur:

(a) the corporate action approved or authorized, or to be approved or authorized, by the resolution or court order in respect of which the notice of dissent was sent is abandoned;

(b) the resolution in respect of which the notice of dissent was sent does not pass;

(c) the resolution in respect of which the notice of dissent was sent is revoked before the corporate action approved or authorized by that resolution is taken;

(d) the notice of dissent was sent in respect of a resolution adopting an amalgamation agreement and the amalgamation is abandoned or, by the terms of the agreement, will not proceed;

(e) the arrangement in respect of which the notice of dissent was sent is abandoned or by its terms will not proceed;

(f) a court permanently enjoins or sets aside the corporate action approved or authorized by the resolution or court order in respect of which the notice of dissent was sent;

(g) with respect to the notice shares, the dissenter consents to, or votes in favour of, the resolution in respect of which the notice of dissent was sent;

(h) the notice of dissent is withdrawn with the written consent of the Corporation;

(i) the court determines that the dissenter is not entitled to dissent under this Division or that the dissenter is not entitled to dissent with respect to the notice shares under this Division.

Shareholders entitled to return of shares and rights

247 If, under section 244 (4) or (5), 245 (4) (a) or 246, this Division, other than this section, ceases to apply to a dissenter with respect to notice shares,

(a) the Corporation must return to the dissenter each of the applicable share certificates, if any, sent under section 244 (1) (b) or, if those share certificates are unavailable, replacements for those share certificates,

(b) the dissenter regains any ability lost under section 244 (6) to vote, or exercise or assert any rights of a shareholder, in respect of the notice shares, and

(c) the dissenter must return any money that the Corporation paid to the dissenter in respect of the notice shares under, or in purported compliance with, this Division.

APPENDIX G

AUTHORIZED CAPITAL AMENDMENT – MULTIPLE VOTING SHARE TERMS

The following will form the text of the articles of amendment of Broadway upon implementation of the Arrangement:

“An unlimited number of Multiple Voting Shares, without nominal or par value, having attached thereto the special rights and restrictions as set forth below:

(a)

Voting Rights. Holders of Multiple Voting Shares shall be entitled to notice of and to attend at any meeting of the shareholders of the Corporation, except a meeting of which only holders of another particular class or series of shares of the Corporation shall have the right to vote. At each such meeting, holders of Multiple Voting Shares will be entitled to one vote in respect of each Subordinate Voting Share into which such Multiple Voting Share could ultimately then be converted, which for greater certainty, shall initially equal one hundred (100) votes per Multiple Voting Share.

(b)

Alteration to Rights of Multiple Voting Shares. As long as any Multiple Voting Shares remain outstanding, the Corporation will not, without the consent of the holders of the Multiple Voting Shares by separate special resolution, prejudice or interfere with any right or special right attached to the Multiple Voting Shares. Consent of the holders of a majority of the outstanding Multiple Voting Shares shall be required for any action that authorizes or creates shares of any class having preferences superior to or on a parity with the Multiple Voting Shares. In connection with the exercise of the voting rights contained in this paragraph, each holder of Multiple Voting Shares will have one vote in respect of each Multiple Voting Share held.

(c)

Dividends. The holder of Multiple Voting Shares shall have the right to receive dividends, out of any cash or other assets legally available therefor, pari passu (on an as converted basis, assuming conversion of all Multiple Voting Shares into Subordinate Voting Shares at the Conversion Ratio) as to dividends and any declaration or payment of any dividend on the Subordinate Voting Shares. No dividend will be declared or paid on the Multiple Voting Shares unless the Corporation simultaneously declares or pays, as applicable, equivalent dividends (on an as-converted to Subordinate Voting Share basis) on the Subordinate Voting Shares.

(d)

Liquidation, Dissolution or Winding-Up. In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or in the event of any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, the holders of Multiple Voting Shares will, subject to the prior rights of the holders of any shares of the Corporation ranking in priority to the Multiple Voting Shares, be entitled to participate rateably along with all other holders of Multiple Voting Shares (on an as-converted to Subordinate Voting Share basis) and Subordinate Voting Shares.

(e)

Rights to Subscribe; Pre-Emptive Rights. The holders of Multiple Voting Shares are not entitled to a right of first refusal to subscribe for, purchase or receive any part of any issue of Subordinate Voting Shares, or bonds, debentures or other securities of the Corporation now or in the future.

(f)	Conversion. Subject to the Conversion Restrictions set forth in this Section (f), holders of Multiple Voting Shares Holders shall have conversion rights as follows (the “Conversion Rights”):

(i)

Right to Convert. Each Multiple Voting Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such shares, into fully paid and nonassessable Subordinate Voting Shares as is determined by multiplying the number of Multiple Voting Shares by the Conversion Ratio applicable to such share, determined as hereafter provided, in effect on the date the Multiple Voting Share is surrendered for conversion. The initial “Conversion Ratio” for shares of Multiple Voting Shares shall be 100 Subordinate Voting Shares for each Multiple Voting Share; provided, however, that the Conversion Ratio shall be subject to adjustment as set forth in subsections (viii) and (ix).

(ii)

Conversion Limitations. Before any holder of Multiple Voting Shares shall be entitled to convert the same into Subordinate Voting Shares, the Board of Directors (or a committee thereof) shall designate an officer of the Corporation to determine if any Conversion Limitation set forth in Section (f)(iii) or (v) shall apply to the conversion of Multiple Voting Shares.

(iii)

Foreign Private Issuer Protection Limitation: The Corporation will use commercially reasonable efforts to maintain its status as a “foreign private issuer” (as determined in accordance with Rule 3b-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, the Corporation shall not effect any conversion of Multiple Voting Shares, and the holders of Multiple Voting Shares shall not have the right to convert any portion of the Multiple Voting Shares, pursuant to Section (g) or otherwise, to the extent that after giving effect to all permitted issuances after such conversions of Multiple Voting Shares, the aggregate number of Subordinate Voting Shares and Multiple Voting Shares held of record, directly or indirectly, by residents of the United States (as determined in accordance with Rules 3b-4 and 12g3-2(a) under the Exchange Act (“U.S. Residents”)) would exceed forty-five percent (45%) (the “45% Threshold”) of the aggregate number of Subordinate Voting Shares and Multiple Voting Shares issued and outstanding after giving effect to such conversions (the “FPI Protective Restriction”). The Board may by resolution increase the 45% Threshold to an amount not to exceed 50% and in the event of any such increase all references to the 45% Threshold herein shall refer instead to the amended threshold set by such resolution.

(iv)

Conversion Limitations. In order to effect the FPI Protection Restriction, each holder of Multiple Voting Shares will be subject to the 45% Threshold based on the number of Multiple Voting Shares held by such holder as of the date of the initial issuance of the Multiple Voting Shares and thereafter at the end of each of the Corporation’s subsequent fiscal quarters (each, a “Determination Date”), calculated as follows:

X = [(A x 0.45) - B] x (C/D)

Where on the Determination Date:

X = Maximum Number of Subordinate Voting Shares Available For Issue upon Conversion of Multiple Voting Shares by a holder.

A = The Number of Subordinate Voting Shares and Multiple Voting Shares issued and outstanding on the Determination Date.

B = Aggregate number of Subordinate Voting Shares and Multiple Voting Shares held of record, directly or indirectly, by U.S. Residents on the Determination Date.

C = Aggregate number of Multiple Voting Shares held by holder on the Determination Date.

D = Aggregate number of all Multiple Voting Shares on the Determination Date.

For purposes of this subsection (f)(iii), the Board of Directors (or a committee thereof) shall designate an officer of the Corporation to determine as of each Determination Date: (A) the 45% Threshold and (B) the FPI Protective Restriction. Within thirty (30) days of the end of each Determination Date (a “Notice of Conversion Limitation”), the Corporation will provide each holder of record a notice of the FPI Protection Restriction and the impact the FPI Protective Provision has on the ability of each holder to exercise the right to convert Multiple Voting Shares held by the holder. To the extent that requests for conversion of Multiple Voting Shares subject to the FPI Protection Restriction would result in the 45% Threshold being exceeded, the number of such Multiple Voting Shares eligible for conversion held by a particular holder shall be prorated relative to the number of Multiple Voting Shares submitted for conversion. To the extent that the FPI Protective Restriction contained in this Section (f) applies, the determination of whether Multiple Voting Shares are convertible shall be in the sole discretion of the Corporation.

(v)

Mandatory Conversion. Notwithstanding subsection (f)(iv), the Corporation may require each holder of Multiple Voting Shares to convert all, and not less than all, the Multiple Voting Shares at the applicable Conversion Ratio (a “Mandatory Conversion”) if at any time all the following conditions are satisfied (or otherwise waived by special resolution of holders of Multiple Voting Shares):

(A)

the Subordinate Voting Shares issuable upon conversion of all the Multiple Voting Shares are registered for resale and may be sold by the holder thereof pursuant to an effective registration statement and/or prospectus covering the Subordinate Voting Shares under the U.S. Securities Act; and

(B)	the Corporation is subject to the reporting requirements of Section 13 or 15(d) of the U.S. Exchange Act.

The Corporation will issue or cause its transfer agent to issue each holder of Multiple Voting Shares of record a Mandatory Conversion Notice at least 20 days prior to the record date of the Mandatory Conversion, which shall specify therein, (i) the number of Subordinate Voting Shares into which the Multiple Voting Shares are convertible and (ii) the address of record for such holder. On the record date of a Mandatory Conversion, the Corporation will issue or cause its transfer agent to issue each holder of record on the Mandatory Conversion Date certificates representing the number of Subordinate Voting Shares into which the Multiple Voting Shares are so converted and each certificate representing the Multiple Voting Shares shall be null and void.

(vi)

Beneficial Ownership Restriction: The Corporation shall not effect any conversion of Multiple Voting Shares, and a holder thereof shall not have the right to convert any portion of its Multiple Voting Shares, pursuant to Section (f) or otherwise, to the extent that after giving effect to such issuance after conversion as set forth on the applicable Conversion Notice, the holder (together with the holder’s Affiliates (each, an “Affiliate” as defined in Rule 12b-2 under the U.S. Exchange Act), and any other persons acting as a group together with the holder or any of the holder’s Affiliates), would beneficially own in excess of 9.99% of the number of the Subordinate Voting Shares outstanding immediately after giving effect to the issuance of Subordinate Voting Shares issuable upon conversion of the Multiple Voting Shares subject to the Conversion Notice (the “Beneficial Ownership Limitation”).

For the purposes of the foregoing sentence, the number of Subordinate Voting Shares beneficially owned by the holder and its Affiliates, shall include the number of Subordinate Voting Shares issuable upon conversion of Multiple Voting Shares with respect to which such determination is being made, but shall exclude the number of Subordinate Voting Shares which would be issuable upon: (i) conversion of the remaining, non-converted portion of Multiple Voting Shares beneficially owned by the holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or non-converted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the holder or any of its Affiliates. In any case, the number of outstanding Subordinate Voting Shares shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including Multiple Voting Shares subject to the Conversion Notice, by the holder or its Affiliates since the date as of which such number of outstanding Subordinate Voting Shares was reported. Except as set forth in the preceding sentence, for purposes of this subsection (f)(vi), beneficial ownership shall be calculated in accordance with Section 13(d) of the U.S. Exchange Act and the rules and regulations promulgated thereunder based on information provided by the Class A Shareholder to the Corporation in the Conversion Notice.

To the extent that the limitation contained in this subsection (f)(vi) applies and the Corporation can convert some, but not all, of such Multiple Voting Shares submitted for conversion, the Corporation shall convert Multiple Voting Shares up to the Beneficial Ownership Limitation in effect, based on the number of Multiple Voting Shares submitted for conversion on such date.

The number Multiple Voting Shares that are convertible (in relation to other securities owned by the holder together with any Affiliates) and of which Multiple Voting Shares are convertible shall be in the sole discretion of the Corporation, and the submission of a Conversion Notice shall be deemed to be the holder’s certification as to the holder’s beneficial ownership of Subordinate Voting Shares of the Corporation, and the Corporation shall have the right, but not the obligation, to verify or confirm the accuracy of such beneficial ownership.

The holder, upon notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this subsection (f)(vi), provided that the Beneficial Ownership Limitation in no event exceeds 19.99% of the number of the Subordinate Voting Shares outstanding immediately after giving effect to the issuance of Subordinate Voting Shares upon conversion of Multiple Voting Shares subject to the Conversion Notice and the provisions of this subsection (f)(vi) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Corporation. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this subsection (f)(vi) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Multiple Voting Shares.

(vii)

Disputes. In the event of a dispute as to the number of Subordinate Voting Shares issuable to a Holder in connection with a conversion of Multiple Voting Shares, the Corporation shall issue to the Holder the number of Subordinate Voting Shares not in dispute and resolve such dispute in accordance with subsection (f)(xiv).

(viii)

Mechanics of Conversion. Before any holder of Multiple Voting Shares shall be entitled to convert Multiple Voting Shares into Subordinate Voting Shares, the holder thereof shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for Subordinate Voting Shares, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Subordinate Voting Shares are to be issued (each, a “Conversion Notice”). The Corporation shall (or shall cause its transfer agent to), as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of Subordinate Voting Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Multiple Voting Shares to be converted, and the person or persons entitled to receive the Subordinate Voting Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Subordinate Voting Shares as of such date.

(ix)

Adjustments for Distributions. In the event the Corporation shall declare a distribution to holders of Subordinate Voting Shares payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not otherwise causing adjustment to the Conversion Ratio (a “Distribution”), then, in each such case for the purpose of this subsection (f) (ix), the holders of Multiple Voting Shares shall be entitled to a proportionate share of any such Distribution as though they were the holders of the number of Subordinate Voting Shares into which their Multiple Voting Shares are convertible as of the record date fixed for the determination of the holders of Subordinate Voting Shares entitled to receive such Distribution.

(x)

Recapitalizations; Stock Splits. If at any time or from time-to-time, the Corporation shall (A) effect a recapitalization of the Subordinate Voting Shares; (B) issue Subordinate Voting Shares as a dividend or other distribution on outstanding Subordinate Voting Shares; (C) subdivide the outstanding Subordinate Voting Shares into a greater number of Subordinate Voting Shares; (D) consolidate the outstanding Subordinate Voting Shares into a smaller number of Subordinate Voting Shares; or (E) effect any similar transaction or action (each, a “Recapitalization”), provision shall be made so that the holders of Multiple Voting Shares shall thereafter be entitled to receive, upon conversion of Multiple Voting Shares, the number of Subordinate Voting Shares or other securities or property of the Corporation or otherwise, to which a holder of Subordinate Voting Shares deliverable upon conversion would have been entitled on such Recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section (f) with respect to the rights of the holders of Multiple Voting Shares after the Recapitalization to the end that the provisions of this Section (f) (including adjustment of the Conversion Ratio then in effect and the number of Multiple Voting Shares issuable upon conversion of Multiple Voting Shares) shall be applicable after that event as nearly equivalent as may be practicable.

(xi)

No Fractional Shares and Certificate as to Adjustments. No fractional Subordinate Voting Shares shall be issued upon the conversion of any Multiple Voting Shares and the number of Subordinate Voting Shares to be issued shall be rounded up to the nearest whole Subordinate Voting Share. Whether or not fractional Subordinate Voting Shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Multiple Voting Shares the holder is at the time converting into Subordinate Voting Shares and the number of Subordinate Voting Shares issuable upon such aggregate conversion.

(xii)

Adjustment Notice. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to this Section (f), the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Multiple Voting Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Multiple Voting Shares, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Ratio for Multiple Voting Shares at the time in effect, and (C) the number of Subordinate Voting Shares and the amount, if any, of other property which at the time would be received upon the conversion of a Multiple Voting Share.

(xiii)

Effect of Conversion. All Multiple Voting Shares which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the time of conversion (the “Conversion Time”), except only the right of the holders thereof to receive Subordinate Voting Shares in exchange therefor and to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion.

(xiv)

Disputes. Any holder of Multiple Voting Shares that beneficially owns more than 5% of the issued and outstanding Multiple Voting Shares may submit a written dispute as to the determination of the Conversion Ratio or the arithmetic calculation of the Conversion Ratio of Multiple Voting Shares to Subordinate Voting Shares, the Conversion Ratio, 45% Threshold, FPI Protective Restriction or the Beneficial Ownership Limitation by the Corporation to the Board of Directors with the basis for the disputed determinations or arithmetic calculations. The Corporation shall respond to the holder within five (5) Business Days of receipt, or deemed receipt, of the dispute notice with a written calculation of the Conversion Ratio, 45% Threshold, FPI Protective Restriction or the Beneficial Ownership Limitation, as applicable. If the holder and the Corporation are unable to agree upon such determination or calculation of the Conversion Ratio, FPI Protective Restriction or the Beneficial Ownership Limitation, as applicable, within five (5) Business Days of such response, then the Corporation and the holder shall, within one (1) Business Day thereafter submit the disputed arithmetic calculation of the Conversion Ratio, FPI Protective Restriction or the Beneficial Ownership Limitation to the Corporation’s independent, outside accountant. The Corporation, at the Corporation’s expense, shall cause the accountant to perform the determinations or calculations and notify the Corporation and the holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(xv)

Notices of Record Date. Except as otherwise provided under applicable law, in the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Multiple Voting Shares, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(g)

Conversion of Subordinate Voting Shares Upon an Offer. In the event that an offer is made to purchase Multiple Voting Shares, and the offer is one which is required, pursuant to applicable securities legislation or the rules of a stock exchange, if any, on which the Multiple Voting Shares are then listed, to be made to all or substantially all the holders of Multiple Voting Shares in a province or territory of Canada to which the requirement applies, each Subordinate Voting Share shall become convertible at the option of the holder into Multiple Voting Shares at the inverse of the Conversion Ratio then in effect, at any time while the offer is in effect until one day after the time prescribed by applicable securities legislation for the offeror to take up and pay for such shares as are to be acquired pursuant to the offer. The conversion right may only be exercised in respect of Subordinate Voting Shares for the purpose of depositing the resulting Multiple Voting Shares under the offer, and for no other reason. In such event, the transfer agent for the Subordinated Voting Shares shall deposit under the offer the resulting Multiple Voting Shares, on behalf of the holder. To exercise such conversion right, the holder or his or its attorney duly authorized in writing shall:

(i)	give written notice to the transfer agent of the exercise of such right, and of the number of Subordinate Voting Shares in respect of which the right is being exercised;

(ii)	deliver to the transfer agent the share certificate or certificates representing the Subordinate Voting Shares in respect of which the right is being exercised, if applicable; and

(iii)	pay any applicable stamp tax or similar duty on or in respect of such conversion.

No share certificates representing the Multiple Voting Shares, resulting from the conversion of the Subordinate Voting Shares will be delivered to the holders on whose behalf such deposit is being made. If Multiple Voting Shares, resulting from the conversion and deposited pursuant to the offer, are withdrawn by the holder or are not taken up by the offeror, or the offer is abandoned, withdrawn or terminated by the offeror or the offer otherwise expires without such Multiple Voting Shares being taken up and paid for, the Multiple Voting Shares resulting from the conversion will be re- converted into Subordinate Voting Shares at the then Conversion Ratio and a share certificate representing the Subordinate Voting Shares will be sent to the holder by the transfer agent. In the event that the offeror takes up and pays for the Multiple Voting Shares resulting from conversion, the transfer agent shall deliver to the holders thereof the consideration paid for such shares by the offeror.”

APPENDIX H

RESULTING ISSUER STOCK OPTION PLAN AND PERFORMANCE AND RESTRICTED SHARE

UNIT PLANS

MIND MEDICINE (MINDMED) INC.

(formerly Broadway Gold Mining Ltd.)

STOCK OPTION PLAN

1.	Interpretation

In this Plan, the following terms shall have the following meanings:

“Administrators” means the Board or, if so designated by the Board to administer the Plan, the Compensation Committee of the Board or any other designated members of the Board;

“Associate” has the meaning assigned by the Securities Act (Ontario); “Board” means the Board of Directors of the Corporation;

“Cause” means, in respect of a Participant:

(a)

conviction of, or the entry of a plea of guilty or no contest to, any criminal or quasi-criminal offence that causes the Corporation or its Subsidiaries public disgrace or disrepute, or adversely affects the Corporation’s or its Subsidiaries’ operations or financial performance;

(b)	gross negligence or wilful misconduct with respect to the Corporation or any of its Subsidiaries in the course of his or her service to the Corporation of any of its Subsidiaries;

(c)

refusal, failure or inability to perform any material obligation or fulfil any duty (other than any duty or obligation of the type described in clause (e) below) to the Corporation or any of its Subsidiaries (other than due to disability), which failure, refusal or inability is not cured within 10 days after delivery of notice thereof;

(d)	material breach of any agreement with or duty owed to the Corporation or any of its Subsidiaries;

(e)

any breach of any obligation or duty to the Corporation or any of its Subsidiaries (whether arising by statute, common law, contract or otherwise) relating to confidentiality, non-competition, non- solicitation or proprietary rights; or

(f)	any other conduct that constitutes “cause” at common law.

(g)

Notwithstanding the foregoing, if a Participant and the Corporation (or any of its Subsidiaries) have entered into an employment agreement, consulting agreement or other similar agreement that specifically defines “cause”, then, with respect to such Participant, “Cause” shall have the meaning defined in that employment agreement, consulting agreement or other agreement.

“Change in Control” means, the occurrence of any of the following, in one transaction or a series of related transactions:

(a)

the acquisition by any person or persons acting jointly or in concert (as determined by the Securities Act (Ontario)), whether directly or indirectly, of voting securities of the Corporation that, together with all other voting securities of the Corporation held by such person or persons, constitute in the aggregate more than 50% of the voting power attached to all outstanding voting securities of the Corporation;

(b)

an amalgamation, arrangement, consolidation, share exchange or other form of business combination of the Corporation with another entity that results in the holders of voting securities of that other entity holding, in the aggregate, more than 50% of the voting power attached to all outstanding voting securities of the entity resulting from the business combination;

(c)

the sale, lease or exchange of all or substantially all of the property of the Corporation or any of its Subsidiaries to another person, other than in the ordinary course of business of the Corporation and other than such sale, lease or exchange to a wholly-owned subsidiary of the Corporation;

(d)	the liquidation or dissolution of the Corporation; or

(e)	any other transaction that is deemed by the Administrators in their sole discretion to be a “Change in Control” for the purposes of the Plan;

“Code” means the United States Internal Revenue Code of 1986 as amended;

“Corporation” means Mind Medicine (MindMed) Inc. (formerly Broadway Gold Mining Ltd.);

“Event of Termination” means the voluntary or involuntary termination of employment or service, retirement, or leaving of employment or service because of disability or death of a Participant;

“Fair Market Value” means the closing price of the Shares on the NEO Exchange (or, if the Shares are not then listed on the NEO Exchange, on such other stock exchange or automated quotation system on which the Shares are then listed or quoted, as the case may be, as may be selected by the Administrators for such purpose) on the last trading day on which Shares traded prior to the day on which an Option is granted (in the case of an Option grant) or on the last trading day on which Shares traded prior to the day on which Shares are to be valued for the purpose of the Plan, as applicable, provided that if no Shares traded on such date, the Fair Market Value shall be the average of the independent bid and ask prices in respect of the Shares at the close of trading on such date;

“Insider Participant” means a Participant who is (a) an insider of the Corporation as defined in the Securities Act (Ontario), and (b) an Associate of any person who is an insider by virtue of (a);

“ISO” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code;

“Multiple Voting Shares” means the multiple voting shares of the Corporation, each of which carries 100 votes and is convertible, in certain limited circumstances, into 100 Subordinate Voting Shares;

“NEO Exchange” means the Neo Exchange Inc.;

“Option Agreement” means the written agreement between a Participant and the Corporation, in the form approved by the Administrators, evidencing the terms and conditions on which an Option has been granted under the Plan and which need not be identical to any other such agreements;

“Options” means options granted under the Plan to purchase Shares;

“Participant” means such directors, officers and employees of the Corporation or its Subsidiaries and such Service Providers as are designated by the Administrators to participate in the Plan;

“Plan” means this Stock Option Plan;

“Reserved for Issuance” refers to Shares which may be issued in the future, upon the exercise of Options which have been granted;

“Service Provider” means any person or company engaged to provide ongoing management or consulting services for the Corporation or for any entity controlled by the Corporation;

“Share Compensation Arrangement” means, in respect of the Corporation, a stock option, stock option plan, employee stock purchase plan, performance share unit plan, restricted share unit plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares to directors, officers or employees of the Corporation or its Subsidiaries or to Service Providers;

“Shares” means the subordinate voting shares of the Corporation;

“Subsidiary” has the meaning assigned thereto in the Securities Act (Ontario) and “Subsidiaries” shall have a corresponding meaning but including unincorporated entities;

“United States” or “U.S.” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia; and

“U.S. Securities Act” means the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

2.	Purpose

The purpose of the Plan is to advance the interests of the Corporation and its Subsidiaries and its shareholders by providing to the directors, officers and employees of the Corporation and its Subsidiaries and Service Providers a performance incentive for continued and improved service with the Corporation and its Subsidiaries and by enhancing such persons’ contribution to increased profits by encouraging capital accumulation and share ownership.

3.	Shares Subject to the Plan

The securities subject to the Plan shall be Shares. The Shares for which Options are granted shall be authorized but unissued Shares. The aggregate number of Shares that are issuable under the Plan upon the exercise of Options which have been granted and are outstanding under the Plan, together with Shares that are issuable pursuant to outstanding awards or grants under any other Share Compensation Arrangement, shall not at any time exceed 10% of the Shares then issued and outstanding, subject to adjustment as provided in Section 14 to give effect to any relevant changes in the capitalization of the Corporation, and provided that for the purpose of such calculation, the number of Shares then issued and outstanding shall include the number of Shares issuable upon conversion of the then issued and outstanding Multiple Voting Shares. Shares in respect of which Options have been granted but which are forfeited, surrendered, cancelled or otherwise terminated or expire without being exercised shall be available for subsequent Options.

4.	Administration of the Plan

The Plan shall be administered by the Administrators. Subject to the provisions of the Plan, the Administrators shall have the power and authority to:

(a)	adopt rules and regulations for implementing the Plan;

(b)

determine the eligibility of persons to participate in the Plan, when Options to eligible persons shall be granted, the number of Shares subject to each Option and, pursuant to Section 12, the vesting period for each Option;

(c)	interpret and construe the provisions of the Plan;

(d)	establish the form or forms of Option Agreement(s);

(e)	determine whether each Option is to be an ISO, in which case such Option shall be subject to the limitations in Sections 8 and 11;

(f)	in the event there is any question as to whether a Change in Control has occurred in any circumstances, determine whether a Change in Control has occurred; and

(g)	take such other steps as they determine to be necessary or desirable to give effect to the Plan.

All decisions made by the Administrators pursuant to the provisions of the Plan will be final and binding on the Corporation, the affected Participant(s), their legal and personal representatives and all other persons.

5.	Eligible Persons

Such directors, officers and employees of the Corporation and its Subsidiaries and such Service Providers as are designated by the Administrators shall be entitled to participate in the Plan.

6.	Agreement

All Options granted hereunder shall be evidenced by an Option Agreement. Each Option Agreement will be subject to the applicable provisions of the Plan and will contain such provisions as are required by the Plan any other provisions that the Administrators may direct.

7.	Grant of Options

Subject to Sections 3 and 8, the Administrators may, from time to time, grant Options to Participants to purchase that number of Shares that the Administrators, in their absolute discretion, determine. Options that may be granted under the Plan include ISOs and non-qualified stock options. No Option will be granted during a blackout period or other trading restriction imposed by the Corporation or at any other time when the Board or the Corporation has any undisclosed material information.

The Administrator shall not grant Options to residents of the United States unless such Options and the Shares issuable upon exercise thereof are registered under the U.S. Securities Act or are issued in compliance with an available exemption from the registration requirements of the U.S. Securities Act.

8.	Limit on Issuance of Shares

The aggregate number of Shares Reserved for Issuance pursuant to Options granted under the Plan and options or other entitlements granted under any other Share Compensation Arrangement to Insider Participants (as a group), shall not exceed 10% of the aggregate number of Shares outstanding; provided that: (i) for the purpose of such calculation, the number of Shares outstanding shall include the number of Shares issuable upon conversion of the then issued and outstanding Multiple Voting Shares; and (ii) no more than 20,478,098 Shares under the Plan may be granted as ISOs. Within any 1-year period, the aggregate number of Shares issued to Insider Participants (as a group) pursuant to Options granted under the Plan or options or other entitlements granted under any other Share Compensation Arrangement shall not exceed 10% of the aggregate number of Shares outstanding, provided that for the purpose of such calculation, the number of Shares outstanding shall include the number of Shares issuable upon conversion of the outstanding Multiple Voting Shares.

In addition to the foregoing limits, (i) the maximum aggregate grant date fair value using the Black-Scholes- Merton valuation model of option grants to any non-employee director of the Corporation in any fiscal year of the Corporation shall not exceed $100,000; and (ii) no grant of Options under the Plan may be made to any non-employee director if such grant could result, together with awards or grants then outstanding under the Plan and any other Share Compensation Arrangement, in the issuance to non-employee directors as a group of a number of Shares exceeding 1% of the number Shares issued and outstanding immediately prior to any such Share issuance, provided that for the purpose of such calculation, the number of Shares issued and outstanding shall include the number of Shares issuable upon conversion of the issued and outstanding Multiple Voting Shares.

9.	Exercise Price

The exercise price per Share shall be not less than the Fair Market Value of the Shares on the date the Option is granted.

10.	Term of Option

The term of each Option shall be determined by the Administrators, provided that no Option shall be exercisable after ten years from the date on which it is granted. If the expiry date of a particular Option after which it can no longer be exercised falls on, or within nine trading days immediately following, a date upon which the Participant granted the Option is prohibited from trading in securities of the Corporation due to a blackout period or other trading restriction imposed by the Corporation, then, except with respect to ISOs, the expiry date of such Option shall be automatically extended to the tenth trading day following the date the relevant blackout period or other trading restriction imposed by the Corporation is lifted, terminated or removed.

11.	ISOs

The following provisions shall apply, in addition to the other provisions of this Plan which are not inconsistent therewith, to ISOs, which are intended to qualify as “incentive stock options” under Section 422 of the Code:

(a)

Options may be granted as ISOs only to individuals who are employees of the Corporation or any present or future “subsidiary corporation” or “parent corporation” as those terms are defined in Section 424 of the Code (collectively, for purposes of this Section 11, “Related Entities”) and Options shall not be granted as ISOs to non-employee directors or independent contractors;

(b)	“Disability” in respect of an ISO shall mean “permanent and total disability” as defined in sub- section 22(e)(3) of the Code;

(c)

if a Participant ceases to be employed by the Corporation and/or all Related Entities other than by reason of death or Disability, Options shall be eligible for treatment as ISOs only if exercised no later than three (3) months following such termination of employment;

(d)

the exercise price in respect of Options granted as ISOs to employees who own more than 10% of the combined voting power of all classes of shares of the Corporation or a Related Entity (for purposes of this Section 11, a “10% Shareholder”) shall be not less than 110% of the Fair Market Value per Share on the Option grant date and the term of any ISO granted to a 10% Shareholder shall not exceed five (5) years measured from the Option grant date;

(e)

Options held by a Participant shall be eligible for treatment as ISOs only if the Fair Market Value (determined at the Option grant date) of the Shares with respect to which such Options and all other options intended to qualify as “incentive stock options” under Section 422 of the Code held by such Participant and granted under this Plan or any other plan of the Corporation or a Related Entity and which are exercisable for the first time by such Participant during any one calendar year does not exceed US$100,000 at such time;

(f)

by accepting an Option granted as an ISO under this Plan, a Participant agrees to notify the Corporation in writing immediately after such Participant makes a “Disqualifying Disposition” of any Shares acquired pursuant to the exercise of such ISO; for this purpose, a “Disqualifying Disposition” is any disposition occurring on or before the later of (i) the date two years following the date that such ISO was granted or (ii) the date one year following the date that such ISO was exercised;

(g)

no ISO granted under this Plan may be exercised until this Plan is approved by the Corporation’s shareholders; furthermore, the maximum number of Shares that may be issued as ISOs shall not be increased without additional shareholder approval; and

(h)

no modification of an outstanding Option that would provide an additional benefit to a Participant, including a reduction of the exercise price or extension of the period in which the Option can be exercised, in either case, if approved by shareholders of the Corporation in accordance with Section 22, shall be made without consideration and disclosure of the likely United States federal income tax consequences to the Participants affected thereby.

12.	Shares Available for Purchase

Subject to Sections 15 and 16, the Shares subject to each Option shall vest and become available for purchase by the Participant on the date or dates determined by the Administrators when the Option is granted.

13.	Exercise of Option

Subject to Section 12, an Option may be exercised in whole or in part at any time, or from time to time during the term of the Option. A Participant electing to exercise an Option shall give written notice of the election to the Administrators. Such notice will be accompanied by payment in full of the aggregate purchase price for the Shares issuable pursuant to the exercise of the Option, either:

(a)	by cash, certified cheque or bank draft or wire transfer;

(b)

if approved by the Administrators, and except with respect to ISOs, through means of a “net settlement,” whereby no exercise price will be due and where the number of Shares issued upon such exercise will be equal to: (A) the product of (l) the number of Shares as to which the Option is then being exercised, and (2) the difference between (x) the then current Fair Market Value per Share and (y) the exercise price per Share, divided by (B) the then current Fair Market Value per Share. A number of Shares equal to the difference between the number of Shares as to which the Option is then being exercised and the number of Shares actually issued to the Participant upon such net settlement will be deemed to have been received by the Corporation in satisfaction of the exercise price;

(c)

if approved by the Administrators, through an arrangement with a broker approved by the Corporation (or through an arrangement directly with the Corporation) whereby payment of the exercise price is accomplished with the proceeds of the sale of Shares deliverable upon the exercise of the Option; or

(d)	by such other method as the Administrators may approve or accept.

No Shares will be issued upon exercise of an Option until full payment therefor has been made. No person shall enjoy any part of the rights or privileges of a holder of Shares subject to Options until that person becomes the holder of record of those Shares.

No Option holder who is resident in the United States may exercise Options unless the Shares to be issued upon exercise are registered under the U.S. Securities Act or are issued in compliance with an available exemption from the registration requirements of the U.S. Securities Act.

14.	Certain Adjustments

Equitable adjustments as to Options granted or to be granted, as to the number of Shares which are available for purchase and as to the purchase price for such Shares under the Plan shall be made by the Administrators in the event of any stock dividend, stock split, combination or exchange of shares, capital reorganization, consolidation, spin-off or other distribution (other than normal cash dividends) of the Corporation’s assets to shareholders, or any other similar changes affecting the Shares.

15.	Termination of Employment

Unless otherwise determined by the Administrators and set forth in the Option Agreement, upon the occurrence of an Event of Termination, the Options granted to the affected Participant may be exercised in accordance with the following:

(a)

if a Participant’s service with the Corporation or, if applicable, a Subsidiary, terminates by reason of the death of the Participant, all outstanding Options shall become vested and immediately exercisable and any Option held by such Participant may thereafter be exercised by the legal representative of the estate or by the legatee of the Participant under the will of the Participant, for a period ending 12 months following the date of death (or, if sooner, on the last day of the stated term of such Option);

(b)

if a Participant’s service with the Corporation or, if applicable, a Subsidiary, is terminated for Cause: (i) any Option held by the Participant will immediately and automatically expire as of the date of such termination, and (ii) any Shares for which the Corporation has not yet delivered share certificates or other evidence of ownership will be immediately and automatically forfeited and the Corporation will refund to the Participant the Option exercise price paid for such Shares, if any; or

(c)

if a Participant’s service with the Corporation or, if applicable, a Subsidiary, terminates for any reason other than death or Cause, any Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such termination, for a period ending 90 days following the date of such termination (or, if sooner, on the last day of the stated term of such Option);

provided that any exercise of an Option pursuant to (c) above shall only be in respect of Shares which were available for purchase at the date of the Event of Termination in accordance with Section 12 hereof. Other than as provided in Section 15(a) above, the right to purchase Shares which have not yet become available for purchase pursuant to Section 12 shall cease immediately on the date of the Event of Termination.

For greater certainty, if the employment or service of a Participant is terminated by the Corporation or, if applicable, a Subsidiary, the date of such Event of Termination shall be the date specified by the Corporation or the Subsidiary, as the case may be, in the notice of termination to such Participant as the date on which such Participant’s employment or service shall cease. Neither any period of notice, if any, or any payment in lieu thereof, upon such termination of employment or service shall be considered as extending the period of employment for the purposes of the Plan.

16.	Transferability

Subject to the terms of this Section 16 with respect to a Participant’s death, no Options may be transferred or assigned. Options may be exercised by the Participant and, upon the Participant’s death, the legal representative of his or her estate or any other person who acquires his or her rights in respect of an Option by bequest or inheritance. A person exercising an Option may subscribe for Shares only in his or her own name or in his or her capacity as a legal representative. All Options exercised during the Participant’s lifetime shall only be exercisable by the Participant or, in the event of his or her disability, by his or her personal representative.

17.	Change in Control

Notwithstanding anything to the contrary set forth in the Plan, upon or in anticipation of any Change in Control, the Administrators may, in their sole and absolute discretion and without the need for the consent of any Participant, take one or more of the following actions contingent upon the occurrence of that Change in Control:

(a)	cause any or all outstanding Options to become vested and immediately exercisable, in whole or in part; and/or

(b)

cause any outstanding Option to become fully vested and immediately exercisable for a reasonable period in advance of the Change in Control and, to the extent not exercised prior to that Change in Control, cancel that Option upon closing of the Change in Control.

18.	Termination of Plan

The Board may terminate the Plan at any time in its absolute discretion. If the Plan is so terminated, no further Options shall be granted but the Options then outstanding shall continue in full force and effect in accordance with the provisions of the Plan.

19.	Compliance with Statutes and Regulations

The granting of Options and the sale and delivery of Shares under the Plan shall be carried out in compliance with applicable statutes and with the regulations of governmental authorities and applicable stock exchanges. If the Administrators determine in their discretion that, in order to comply with any such statutes or regulations, certain action is necessary or desirable as a condition of or in connection with the granting of an Option or the issue or purchase of Shares under an Option, that Option may not be exercised in whole or in part unless that action shall have been completed in a manner satisfactory to the Administrators.

In the event that the disposition of Shares acquired pursuant to the Plan is not covered by a then-current registration statement under the U.S. Securities Act, such Shares shall be restricted against transfer to the extent required by the U.S. Securities Act or regulations thereunder, and the Administrators may require a person receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to represent to the Corporation in writing that the Shares acquired by such person are acquired for investment only and not with a view to distribution and that such person will not dispose of the Shares so acquired in violation of U.S. federal, state or other applicable securities laws, and furnish such information as may, in the opinion of legal counsel to the Corporation, be appropriate to permit the Corporation to issue the Shares in compliance with applicable U.S. federal, state, and other securities laws. If applicable, all certificates representing such Shares shall bear applicable legends as required by federal, state and other securities laws and the policies of the NEO Exchange.

20.	Withholding Taxes

A Participant shall be solely responsible for all federal, provincial, state and local taxes resulting from his or her receipt of an Option, Share or other property pursuant to the Plan, except to the extent that the Corporation has, directly or indirectly, withheld cash for remittance to the statutory authorities. In this regard, the Corporation shall be able to deduct from any payments hereunder in the form of securities or from any other remuneration otherwise payable to a Participant, or any other person pursuant to the exercise of an Option, any taxes that are required to be withheld and remitted. Each Participant or other person receiving securities hereunder agrees to indemnify and save the Corporation harmless from any and all amounts payable or incurred by the Corporation if it is subsequently determined that any greater amount should have been withheld in respect of taxes or any other statutory withholding.

21.	Right to Employment

Nothing contained in the Plan or in any Option granted under the Plan shall confer upon any person any rights to continued employment with the Corporation or interfere in any way with the rights of the Corporation in connection with the employment or termination of employment of any such person.

22.	Amendments to the Plan

The Board reserves the right, in its absolute discretion, to amend, suspend or terminate the Plan, or any portion thereof, at any time without obtaining the approval of shareholders of the Corporation, subject to those provisions of applicable law and regulatory requirements (including the rules, regulations and policies of the NEO Exchange), if any, that require the approval of shareholders. Any amendment to any provision of the Plan will be subject to any required regulatory or governmental approvals. Notwithstanding the foregoing, the Corporation will be required to obtain the approval of the shareholders of the Corporation for any amendment:

(a)

providing for an increase to the maximum number Shares which may be issued under the Plan, except pursuant to the provisions of the Plan which permit the Administrators to make equitable adjustments in the event of transactions affecting the Corporation or its capital as set out in Section 14;

(b)	providing for an increase in, or the removal of, the limits on the number of Shares Reserved for Issuance to Insider Participants as set out in Section 8;

(c)	providing for an increase in, or the removal of, the limits on participation in the Plan by non-employee directors as set out in Section 8;

(d)

providing for a reduction in the exercise price per Share for Options (for this purpose, a cancellation or termination of an Option prior to its expiry date for the purpose of re-issuing an Option to the same Participant with a lower exercise price shall be treated as an amendment to reduce the exercise price of an Option), except pursuant to the provisions of the Plan which permit the Administrators to make equitable adjustments in the event of transactions affecting the Corporation or its capital as set out in Section 14;

(e)	providing for an extension to the term of Options beyond the original expiry date, except in accordance with Section 10 in respect of blackout periods and other trading restrictions;

(f)	providing that an Option may be transferred or assigned other than for normal estate settlement purposes;

(g)	providing for the addition of additional categories of Participants that may permit the introduction or re-introduction of non-employee directors on a discretionary basis;

(h)	that requires the approval of shareholders pursuant to Section 10.12(7) of the NEO Exchange Listing Manual; or

(i)	providing for the deletion or reduction of the range of amendments which require the approval of shareholders of the Corporation as set out in this Section 22.

(j)	No Financial Assistance

The Corporation shall not provide financial assistance to Participants in connection with the Plan.

(k)	Currency

All references in the Plan to currency refer to Canadian dollars.

(l)	Governing Law

The Plan, and any and all determinations made and actions taken in connection with the Plan, shall be governed by and construed in accordance with the laws of the province of Ontario and the laws of Canada applicable therein.

(m)	California Provisions

Notwithstanding any provisions contained in the Plan to the contrary and to the extent required by applicable U.S. state corporate laws, U.S. federal and state securities laws, the Code, and the applicable laws of any jurisdiction in which Options are granted under the Plan, the following terms shall apply to all such Options granted to residents of the State of California, until such time as the Board amends this Section 26 or the Board otherwise provides:

i.

Unless otherwise determined by the Board, Options may not be sold, pledged, assigned, hypothecated, or otherwise transferred in any manner other than as permitted by Rule 701 of the U.S. Securities Act or as otherwise provided in the Plan.

ii.

If a Participant ceases to be an eligible person entitled to participate in the Plan as a result of the Participant’s disability, as such term is defined in Code Section 22(e)(3), the Participant may exercise his or her Option within such period of time as specified in the Option Agreement, which shall not be less than six months following the date of the Participant’s termination, to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement).

iii.

If a Participant dies while an eligible person entitled to participate in the Plan, the Option may be exercised within such period of time as specified in the Option Agreement, which shall not be less than six months following the date of the Participant’s death, to the extent the Option is vested on the date of death (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement) by the Participant’s designated beneficiary, personal representative, or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution.

iv.

If a Participant ceases to be an eligible person entitled to participate in the Plan by reason other than death, disability, termination for Cause, pursuant to the terms of the Plan, pursuant to the terms of a contract of employment or pursuant to the terms of the Option Agreement, such Participant may exercise his or her Option within such period of time as specified in the Option Agreement, which shall not be less than 30 days following the date of the Participant’s termination, to the extent that the Option is vested on the date of such termination (but in no event later than the expiration of the term of the Option as set forth in the Option Agreement).

v.	All Options must be granted within ten years from the date of adoption of the Plan or the date the Plan is approved by the shareholders of the Corporation, whichever is earlier.

vi.

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split- up, spinoff, combination, repurchase, or exchange of Shares or other securities of the Corporation, or other change in the corporate structure of the Corporation affecting the Shares occurs, the Board, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Option.

vii.

The Corporation shall furnish summary financial information (audited or unaudited) of the Corporation’s financial condition and results of operations, consistent with the requirements of applicable law, at least annually to each Participant in California during the period such Participant has one or more Options outstanding, and in the case of an individual who acquired Shares pursuant to the Plan, during the period such Participant owns such Shares; provided, however, the Corporation shall not be required to provide such information if (i) the issuance is limited to key persons whose duties in connection with the Corporation assure their access to equivalent information or (ii) the Plan or any agreement complies with all conditions of Rule 701 of the U.S. Securities Act; provided that for purposes of determining such compliance, any registered domestic partner shall be considered a “family member” as that term is defined in Rule 701 of the U.S. Securities Act.

viii.

The Plan or any increase in the maximum aggregate number of Shares issuable thereunder as provided in Section 3 (the “Authorized Shares”) shall be approved by a majority of the outstanding securities of the Corporation entitled to vote by the later of (i) within twelve (12) months before or after the date of adoption of the Plan by the Board or (ii) prior to or within 12 months of the first issuance of any security pursuant to the Plan in the State of California. Shares issued prior to security holder approval of the Plan or in excess of the Authorized Shares previously approved by the security holders shall become exercisable no earlier than the date of shareholder approval of the Plan or such increase in the Authorized Shares, as the case may be, and such issuance of the Shares shall be rescinded if such security holder approval is not received in the manner described in the preceding sentence. Notwithstanding the foregoing, a “foreign private issuer”, as defined by Rule 3b-4 of the United States Securities Exchange Act of 1934, as amended shall not be required to comply with this paragraph provided that the aggregate number of persons in California granted options under all Share Compensation Arrangements and issued securities under all purchase and bonus plans and agreements does not exceed 35.

(n)	Subject to Approval

The Plan is adopted subject to the approval of the NEO Exchange, any other required regulatory approval and the approval of the shareholders of the Corporation in accordance with the polices of the NEO Exchange. To the extent a provision of the Plan requires regulatory approval which is not received, such provision shall be severed from the remainder of the Plan until the approval is received and the remainder of the Plan shall remain in effect. The Plan shall become effective upon the later of the date of acceptance for filing of the Plan by the NEO Exchange and the date of approval of the Plan by the shareholders of the Corporation.

(o)	Compensation Recoupment Policy

Any granting of Options under the Plan, the exercise of Options and the issuance of Shares are subject to the Compensation Recoupment Policy of the Corporation.

MIND MEDICINE (MINDMED) INC.

(formerly Broadway Gold Mining Ltd.)

PERFORMANCE AND RESTRICTED SHARE UNIT PLAN

(begins on following page)

MIND MEDICINE (MINDMED) INC.

(formerly Broadway Gold Mining Ltd.)

PERFORMANCE AND RESTRICTED SHARE UNIT PLAN

1.	PREAMBLE AND DEFINITIONS

1.1	Title and Conflict.

The Plan described in this document shall be called the “Performance and Restricted Share Unit Plan”.

In the event of any conflict or inconsistency between the Plan described in this document and the Award Agreement (as defined below), the terms and conditions of the Award Agreement shall prevail.

The Plan shall be governed and interpreted in accordance with the laws of the Province of Ontario.

1.2	Purpose of the Plan.

The purposes of the Plan are:

(i)	to promote a significant alignment between employees and directors of the Corporation and its Subsidiaries and the growth objectives of the Corporation and its Subsidiaries;

(ii)	to associate a portion of participating employees’ and directors’ compensation with the performance of the Corporation and its Subsidiaries over the long term; and

(iii)	to attract and retain critical personnel to drive the business success of the Corporation and its participating Subsidiaries.

1.3	Definitions.

1.3.1	“Account” has the meaning set out in Section 5.1.

1.3.2

“Applicable Law” means any applicable provision of law, domestic or foreign, including, without limitation, applicable securities and tax legislation, together with all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder, and Stock Exchange Rules.

1.3.3

“Award Agreement” means the written or electronic agreement between the Corporation and a Participant under which the terms of an award are established, as contemplated by Section 4.1, together with such schedules, amendments, deletions or changes thereto as are permitted under the Plan.

1.3.4	“Award Date” means the effective date of a grant of PSUs or RSUs, as applicable, to a Participant as stated in the applicable Award Agreement.

1.3.5	“Award PSUs” means the number of PSUs awarded to a Participant in respect of a Performance Period and as stated in the applicable Award Agreement.

1.3.6	“Award RSUs” means the number of RSUs awarded to a Participant as stated in the applicable Award Agreement.

1.3.7

“Award Value” means the value, in dollars, of an award made to a Participant and as stated in the applicable Award Agreement, which is provided under the Plan in the form of PSUs or RSUs, as the case may be.

1.3.8	“Board” means the Board of Directors of the Corporation.

1.3.9	“Change in Control” means, the occurrence of any of the following, in one transaction or a series of related transactions:

(i)

the acquisition by any person or persons acting jointly or in concert (as determined by the Securities Act (Ontario)), whether directly or indirectly, of voting securities of the Corporation that, together with all other voting securities of the Corporation held by such person or persons, constitute in the aggregate more than 50% of the voting power attached to all outstanding voting securities of the Corporation;

(ii)

an amalgamation, arrangement, consolidation, share exchange or other form of business combination of the Corporation with another entity that results in the holders of voting securities of that other entity holding, in the aggregate, more than 50% of the voting power attached to all outstanding voting securities of the entity resulting from the business combination;

(iii)

the sale, lease or exchange of all or substantially all of the property of the Corporation or any of its Subsidiaries to another person, other than in the ordinary course of business of the Corporation and other than such sale, lease or exchange to a wholly-owned subsidiary of the Corporation;

(iv)	the liquidation or dissolution of the Corporation; or

(v)	any other transaction that is deemed by the Board in its sole discretion to be a “Change in Control” for the purposes of the Plan.

1.3.10	“Corporation” means Mind Medicine (MindMed) Inc. (formerly Broadway Gold Mining Ltd.) and any successor corporation whether by amalgamation, merger or otherwise.

1.3.11

“Disability” means a physical or mental incapacity of the Participant that has prevented the Participant from performing the duties customarily assigned to the Participant for 180 calendar days, whether or not consecutive, out of any 12 consecutive months and that in the opinion of the Corporation, acting on the basis of advice from a duly qualified medical practitioner, is likely to continue to a similar degree.

1.3.12	“Dividend Equivalent Units” has the meaning set out in Section 5.2.

1.3.13

“Insider” means a Participant who is (a) an insider of the Corporation as defined in the Securities Act (Ontario) and (b) an associate (as defined in the Securities Act (Ontario)) of any person who is an insider by virtue of (a).

1.3.14

“Market Value” at any date in respect of the Shares means the volume weighted average trading price of such Shares on the NEO Exchange (or, if such Shares are not then listed and posted for trading on the NEO Exchange, on such stock exchange on which such Shares are listed and posted for trading as may be selected for such purpose by the Board) for the five consecutive trading days immediately preceding such date, provided that in the event that such Shares did not trade on any of such trading days, the Market Value shall be the average of the bid and ask prices in respect of such Shares at the close of trading on all of such trading days on which Shares did not trade and provided that in the event that such Shares are not listed and posted for trading on any stock exchange, the Market Value shall be the fair market value of such Shares as determined by the Board in its sole discretion.

1.3.15	“Multiple Voting Shares” means the multiple voting shares of the Corporation, each of which carries 100 votes and is convertible, in certain limited circumstances, into 100 Subordinate Voting Shares;

1.3.16	“NEO Exchange” means Neo Exchange Inc.

1.3.17

“Participant” means such directors, officers and employees of the Corporation or any Subsidiary as the Board may designate to receive a grant of PSUs or RSUs under the Plan pursuant to an Award Agreement.

1.3.18	“Performance Adjustment Factor” means the performance adjustment factor (either upwards or downwards) calculated following the end of the Performance Period in accordance with the Award Agreement.

1.3.19

“Performance Criteria” means, in respect of a grant of a PSU, such financial and/or personal performance criteria as may be determined by the Board in respect of a grant of PSUs to any Participant and set out in an Award Agreement. Performance Criteria may apply to the Corporation, a Subsidiary, the Corporation and its Subsidiaries as a whole, a business unit of the Corporation or group comprised of the Corporation and one or more Subsidiaries, either individually, alternatively or in any combination, and measured either in total, incrementally or cumulatively over a specified Performance Period, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparator group.

1.3.20

“Performance Period” means, in respect of a grant of a PSU, the particular designated time period(s) in respect of which the Performance Criteria are assessed and determined to be satisfied by the Board in order for such PSU to become a Vested PSU as set forth in the Award Agreement applicable to such grant.

1.3.21

“Period of Absence” means, with respect to a Participant, a period of time that lasts for at least 90 days throughout which the Participant is: (i) on a leave of absence from the Corporation or a Subsidiary that has been approved by the Corporation or Subsidiary, as applicable; (ii) on a Statutory Leave; or (ii) experiencing a Disability.

1.3.22	“Plan” means this Performance and Restricted Share Unit Plan, including any schedules or appendices hereto, as such may be amended from time to time and as attached to an Award Agreement.

1.3.23

“PSU Balance” in respect of any particular date means the number of PSUs recorded in a Participant’s Account in respect of a particular Performance Period, which shall include the PSU Award plus all Dividend Equivalent Units in respect of such PSUs.

1.3.24

“PSU” means a Performance Share Unit granted to a Participant that is represented by a bookkeeping entry on the books of the Corporation, the value of which on any particular date shall be equal to the Market Value and which generally becomes Vested, if at all, subject to the attainment of certain Performance Criteria and satisfaction of such other conditions to Vesting, if any, as may be determined by the Board.

1.3.25

“RSU” means a Restricted Share Unit granted to a Participant that is represented by a bookkeeping entry on the books of the Corporation, the value of which on any particular date shall be equal to the Market Value and which generally becomes Vested, if at all, following a period of continuous employment of the Participant with the Corporation or a Subsidiary or service as a director.

1.3.26

“RSU Balance” in respect of any particular date means the number of RSUs recorded in a Participant’s Account in respect of a particular Vesting Period, which shall include the RSU Award plus all Dividend Equivalent Units in respect of such RSUs.

1.3.27	“Service Provider” means a person or company engaged to provide ongoing management or consulting services for the Corporation or for any entity controlled by the Corporation.

1.3.28	“Share” means the subordinate voting shares of the Corporation.

1.3.29

“Share Compensation Arrangement” means, in respect of the Corporation, a stock option, stock option plan, employee stock purchase plan, performance share unit plan, restricted share unit plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Shares to directors, officers or employees of the Corporation or its Subsidiaries or to Service Providers.

1.3.30

“Statutory Leave” means, with respect to a Participant, a period of time throughout which the Participant is on a leave of absence to which he or she is entitled under applicable legislation and following which he or she has the right, pursuant to such legislation, to return to active employment with the Corporation or a Subsidiary.

1.3.31

“Stock Exchange” means the NEO Exchange, or if the Shares are not listed on the NEO Exchange, such other stock exchange on which the Shares are listed, or if the Shares are not listed on any stock exchange, then on the over-the-counter market.

1.3.32	“Stock Exchange Rules” means the applicable rules of the Stock Exchange.

1.3.33	“Subsidiary” has the meaning assigned therein in the Securities Act (Ontario) and “Subsidiaries” has a corresponding meaning but including unincorporated entities.

1.3.34	“United States” or “U.S.” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia.

1.3.35

“U.S. Award Holder” shall mean any holder of Award PSUs or Award RSUs who is a “U.S. person” (as defined in Rule 902(k) of Regulation S under the U.S. Securities Act) or who is holding or exercising Award PSUs or Award RSUs in the United States.

1.3.36	“U.S. Securities Act” means the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

1.3.37

“Vested” means the applicable conditions for payment or other settlement in relation to a whole number, or a percentage (which may be more or less than 100%) of the number of Award PSUs or Award RSUs determined by the Board, which (i) have been met; or (ii) have been waived or deemed to be met pursuant to the terms of the Plan or the applicable Award Agreement, and “Vest” or “Vesting” have a corresponding meaning

1.3.38

“Vesting Date” means, with respect to a PSU or RSU, the date, as set forth in the Award Agreement, on which the applicable conditions for payment or other settlement of such PSU or RSU are met, deemed to have been met or waived as contemplated in Section 1.3.37.

2.	CONSTRUCTION AND INTERPRETATION

2.1	Gender, Singular, Plural. In the Plan, references to the masculine include the feminine; and references to the-singular shall include the plural and vice versa, as the context shall require.

2.2

Governing Law. The Plan shall be governed and interpreted in accordance with the laws of the Province of Ontario and any actions, proceedings or claims in any way pertaining to the Plan shall be commenced in the courts of the Province of Ontario.

2.3

Severability. If any provision or part of the Plan is determined to be void or unenforceable in whole or in part, such determination shall not affect the validity or enforcement of any other provision or part thereof.

2.4

Headings, Sections. Headings wherever used herein are for reference purposes only and do not limit or extend the meaning of the provisions herein contained. A reference to a section or schedule shall, except where expressly stated otherwise, mean a section or schedule of the Plan, as applicable.

3.	EFFECTIVE DATE AND EMPLOYMENT RIGHTS

3.1

Effective Date. The Plan is adopted subject to the approval of the NEO Exchange, any other required regulatory approval and the approval of the shareholders of the Corporation in accordance with the polices of the NEO Exchange. To the extent a provision of the Plan requires regulatory approval which is not received, such provision shall be severed from the remainder of the Plan until the approval is received and the remainder of the Plan shall remain in effect. The Plan shall become effective upon the later of the date of acceptance for filing of the Plan by the NEO Exchange and the date of approval of the Plan by the shareholders of the Corporation.

3.2

No Employment Rights. Nothing contained in the Plan shall be deemed to give any person the right to be retained as an employee of the Corporation or of a Subsidiary. For greater certainty, a period of notice, if any, or payment in lieu thereof, upon termination of employment, wrongful or otherwise, shall not be considered as extending the period of employment for the purposes of the Plan.

4.	PSU AND RSU GRANTS AND PERFORMANCE PERIODS

4.1

Awards of PSUs and RSUs. The Plan shall be administered by the Board. The Board shall have the authority in its sole and absolute discretion to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, subject to and not inconsistent with the express provisions of this Plan, including, without limitation, the authority to:

4.1.1	determine the Award Value and/or the number of PSUs or RSUs to be awarded for each award under an Award Agreement;

4.1.2

make grants of PSUs and RSUs in respect of any award under an Award Agreement, provided that: (i) no Award will be granted during a blackout period or other trading restriction imposed by the Corporation or at any other time when the Board or the Corporation has any undisclosed material information; and (ii) PSUs shall not be awarded to non-employee directors of the Corporation.

4.1.3	determine the Award Date for grants of PSUs and RSUs, if not the date on which the Board determines to make such grants under an Award Agreement;

4.1.4	determine the Participants to whom, and the time or times at which, awards shall be made and PSUs and RSUs shall be granted under an Award Agreement;

4.1.5	approve or authorize the applicable form and terms of the related Award Agreements;

4.1.6

determine the terms and conditions of awards, and grants of PSUs and RSUs in respect thereof, to any Participant, including, without limitation the following, (A) the number of PSUs and RSUs to be granted; (B) the Performance Period(s) applicable to PSUs; (C) the Performance Criteria applicable to PSUs and any other conditions to the Vesting of any PSUs and RSUs granted hereunder; (D) the conditions, if any, upon which Vesting of any PSUs or RSUs will be waived or accelerated without any further action by the Board; (E) the extent to which the Performance Criteria must be achieved in order for any PSUs to become Vested PSUs and the Performance Adjustment Factor or other multiplier, if any, that will be applied to determine the number of PSUs that become Vested PSUs having regard to the achievement of the Performance Criteria; (F) the circumstances in which a PSU or RSU shall be forfeited, cancelled or expire; (G) the consequences of a termination of employment or service with respect to a PSU or RSU; (H) the manner of settlement of Vested PSUs and Vested RSUs, including whether particular Vested PSUs or Vested RSUs will be settled in cash or Shares issued from treasury; and (I) whether and the terms upon which any Shares delivered upon settlement of a PSU or RSU must continue to be held by a Participant for any specified period;

4.1.7

determine whether, and the extent to which, any Performance Criteria applicable to the Vesting of a PSU or other conditions applicable to the Vesting of a PSU or RSU have been satisfied or shall be waived or modified;

4.1.8

amend the terms of any outstanding Award Agreement provided, however, that no such amendment, shall be made at any time to the extent such action would materially adversely affect the existing rights of a Participant with respect to any then outstanding PSU or RSU related to such Award Agreement without his or her consent in writing and provided further, however, that the Board may amend the terms of an Award Agreement without the consent of the Participant if complying with Applicable Law;

4.1.9	determine whether, and the extent to which, adjustments shall be made pursuant to Section 5.3 and the terms of any such adjustments;

4.1.10	interpret the Plan and Award Agreements;

4.1.11	prescribe, amend and rescind such rules and regulations and make all determinations necessary or desirable for the administration and interpretation of the Plan and Award Agreements;

4.1.12	determine the terms and provisions of Award Agreements (which need not be identical) entered into in respect of awards hereunder;

4.1.13	in the event there is any question as to whether a Change in Control has occurred in any circumstances, determine whether a Change in Control has occurred; and

4.1.14	make all other determinations deemed necessary or advisable for the administration of the Plan.

4.2	Eligibility and Award Determination.

4.2.1

In determining the Participants to whom awards may be made and the Award Value (and accordingly the number of PSUs and RSUs to be granted) for each award, or the specific number of PSUs or RSUs to be awarded (subject, in the case of PSUs, to adjustment based on achievement of Performance Criteria), the Board may take into account such factors as it shall determine in its sole and absolute discretion.

4.2.2

Unless the Board determines to grant a Participant a specific number of PSUs without specifying an Award Value, the PSUs granted to a Participant for a Performance Period shall be determined by dividing the Award Value determined for the Participant for such Performance Period by the Market Value (with currency conversion if necessary) as at the end of the calendar quarter immediately preceding the Award Date, rounded down to the next whole number.

4.2.3

Unless the Board determines to grant a Participant a specific number of RSUs without specifying an Award Value, the RSUs granted to a Participant shall be determined by dividing the Award Value of an award to be provided to the Participant in the form of RSUs by the Market Value (with currency conversion if necessary) as at the end of the calendar quarter immediately preceding the Award Date, rounded down to the next whole number.

4.2.4

For greater certainty and without limiting the discretion conferred on the Board pursuant to this Section, the Board’s decision to approve a grant of PSUs in any Performance Period, or any grant of RSUs, shall not entitle any Participant to an award of PSUs in respect of any other Performance Period or any future grant of RSUs; nor shall the Board’s decision with respect to the size or terms and conditions of an award require it to approve an award of the same or similar size or with the same or similar terms and conditions to any Participant at any other time. No Participant has any claim or right to receive an award or any PSUs or RSUs.

4.2.5

An Award Agreement shall set forth, among other things, the following: the Award Date of the award evidenced thereby; the number of PSUs or RSUs, as applicable, granted in respect of such award; the Performance Criteria and the Performance Adjustment Factor applicable to PSUs and any other conditions to the Vesting of the PSUs or RSUs, as applicable; in the case of PSUs, the applicable Performance Period; and may specify such other terms and conditions as the Board shall determine or as shall be required under any other provision of the Plan. The Board may include in an Award Agreement terms or conditions pertaining to confidentiality of information relating to the Corporation’s operations or businesses which must be complied with by a Participant including as a condition of the grant or Vesting of PSUs or RSUs, provided that failure to include such confidentiality provision in an Award Agreement shall not excuse a Participant’s confidentiality obligations pursuant to any employment contract, corporate policy or statutory obligation applicable to such Participant.

4.2.6

The Board shall not grant Award PSUs and Award RSUs to residents of the United States unless such awards and the Shares issuable upon settlement thereof are registered under the U.S. Securities Act or are issued in compliance with an available exemption from the registration requirements of the U.S. Securities Act.

4.3

PSUs and RSUs. Each whole PSU and RSU will give a Participant the right to receive either a Share or a cash payment, as determined by the Board, in an amount determined in accordance with the terms of the Plan and the applicable Award Agreement. For greater certainty, a Participant shall have no right to receive Shares or a cash payment with respect to any PSUs or RSUs that do not become Vested PSUs or Vested RSUs, as the case may be, under Article 7.

5.	ACCOUNTS, DIVIDEND EQUIVALENTS AND REORGANIZATION

5.1

Account. An account (“Account”) shall be maintained by the Corporation for each award made to each Participant pursuant to an Award Agreement and which will be credited with an opening balance equal to the Award PSUs and/or Award RSUs granted pursuant to such Award Agreement. PSUs or RSUs that fail to vest pursuant to Article 7, or that are paid out to the Participant or his legal representative, shall be cancelled and shall cease to be recorded in the Participant’s Account as of the date on which such PSUs or RSUs, as applicable, are forfeited or cancelled under the Plan or are paid out, as the case may be.

5.2

Dividend Equivalent Units. When and if cash dividends are paid on the Shares during the period from the Award Date under the Award Agreement to the date of settlement of the PSUs or RSUs granted thereunder, additional PSUs or RSUs, as applicable, will be credited to the Participant’s Account in accordance with this Section 5.2 (“Dividend Equivalent Units”). The number of such additional PSUs or RSUs to be credited to the Participant’s Account in respect of any particular dividend paid on the Shares will be calculated by dividing (i) the amount of the cash dividend that would have been paid to the Participant if each of the PSUs and RSUs recorded in the Participant’s Account (but for greater certainty not including any previous Dividend Equivalent Units received and recorded) as at the record date for the cash dividend had been Shares by (ii) the Market Value (with currency conversion if necessary) on the date on which the dividend is paid on the Shares, rounded down to the next whole number. Dividend Equivalent Units shall be subject to the same Vesting conditions and shall Vest and be paid at the same time as the PSUs or RSUs, as applicable, to which they relate.

5.3

Adjustments. In the event of any stock dividend, stock split, combination or exchange of shares, capital reorganization, consolidation, spin-off or other distribution (other than normal cash dividends) of the Corporation’s assets to shareholders, or any other similar changes affecting the Shares, proportionate adjustments to reflect such change or changes shall be made with respect to the number of PSUs and RSUs outstanding under the Plan, or securities into which the Shares are changed or are convertible or exchangeable and as may be substituted for Shares under this Plan, on a basis proportionate to the number of PSUs and RSUs in the Participant’s Account or some other appropriate basis, all as determined by the Board in its sole discretion.

6.	PAYMENT OF AWARDS BY TREASURY ISSUANCES

6.1

Maximum Number of Shares Issuable from Treasury. The aggregate number of Shares that are issuable under the Plan to pay awards which have been granted and are outstanding under the Plan, together with Shares that are issuable pursuant to outstanding awards or grants under any other Share Compensation Arrangement, shall not at any time exceed 10% of the Shares then issued and outstanding, subject to adjustment as provided in Section 5.3 above to give effect to any relevant changes in the capitalization of the Corporation, and provided that for the purpose of such calculation, the number of Shares then issued and outstanding shall include the number of Shares issuable upon conversion of the then issued and outstanding Multiple Voting Shares. Shares in respect of which Awards have been granted but which are: (i) vested and redeemed; or (ii) forfeited, surrendered, cancelled or otherwise terminated or expire without the delivery of Shares shall be available for subsequent Awards. In addition, the number of Shares subject to an Award (or portion thereof) that the Corporation permits to be settled in cash in lieu of settlement in Shares shall be available for subsequent Awards.

6.2

Issuances of Shares from Treasury. All issuances of Shares from treasury to pay awards as contemplated by Section 7.4 shall be deemed to be issued at a price per Share equal to the Market Value on the date of issuance.

6.3	Participation Limits. Awards under the Plan shall be limited as follows:

6.3.1

the total number of Shares reserved for issuance to Insiders (as a group) under the Plan, together with Shares reserved for issuance to Insiders under any other Share Compensation Arrangement, shall not at any time exceed 10% of the issued and outstanding Shares, provided that for the purpose of such calculation, the number of Shares issued and outstanding shall include the number of Shares issuable upon conversion of the issued and outstanding Multiple Voting Shares;

6.3.2

within any one-year period the aggregate number of Shares issued to Insiders (as a group) pursuant to the Plan and any other Share Compensation Arrangement shall not exceed 10% of the issued and outstanding Shares, provided that for the purpose of such calculation, the number of Shares issued and outstanding shall include the number of Shares issuable upon conversion of the issued and outstanding Multiple Voting Shares;

6.3.3

the maximum aggregate grant date fair value using the Black-Scholes-Merton valuation model of awards under the Plan, together with awards or grants under any other Share Compensation Arrangement, to any non-employee director of the Corporation in any fiscal year of the Corporation shall not exceed $150,000; and

6.3.4

no award under the Plan may be made to any non-employee director if such award could result, together with awards or grants then outstanding under the Plan and any other Share Compensation Arrangement, in the issuance to non-employee directors as a group of a number of Shares exceeding 1% of the Shares issued and outstanding immediately prior to any such Share issuance, provided that for the purpose of such calculation, the number of Shares issued and outstanding shall include the number of Shares issuable upon conversion of the issued and outstanding Multiple Voting Shares.

7.	VESTING AND PAYMENT OF AWARDS

7.1

Vesting of PSUs. Upon the first day immediately following the end of the Performance Period, PSUs represented by the PSU Balance as at such date shall Vest subject to the terms hereof, with the number of Vested PSUs being equal to the PSU Balance as at such date multiplied by the Performance Adjustment Factor as determined by the Board in accordance with the Award Agreement. For certainty, in the event the Performance Adjustment Factor is equal to zero, no PSUs will vest. Except where the context requires otherwise, each PSU which vests pursuant to Article 7 and each Dividend Equivalent Unit credited in respect of such PSUs after the Performance Period and prior to the date of settlement shall be referred to herein as a Vested PSU. PSUs which do not become Vested PSUs in accordance with this Article 7 shall be forfeited by the Participant and the Participant will have no further right, title or interest in such PSUs. The Participant waives any and all right to compensation or damages in consequence of the termination of employment (whether lawfully or unlawfully) or otherwise for any reason whatsoever insofar as those rights arise or may arise from the Participant ceasing to have rights or be entitled to receive any Shares or cash payment under the Plan pursuant to this Section 7.1.

7.2

Performance Criteria. The PSUs granted to a Participant under an Award Agreement and Section 4.1 (and the related Dividend Equivalent Units credited in respect of such PSUs) shall become Vested PSUs only upon the Board’s determination with respect to the Performance Adjustment Factor in accordance with the Award Agreement applicable to such PSUs or have been waived in accordance with Section 4.1.7.

7.3

Vesting of RSUs. Upon the Vesting Date(s) specified in the applicable Award Agreement the RSUs comprising a Participant’s RSU Balance shall Vest in such proportion as may be determined in accordance with such Award Agreement. Except where the context requires otherwise, each RSU which vests pursuant to Article 7 and each Dividend Equivalent Unit credited in respect of such RSU after its Vesting Date and prior to the date of settlement shall be referred to herein as a Vested RSU. RSUs which do not become Vested RSUs in accordance with this Article 7 shall be forfeited by the Participant and the Participant will have no further right, title or interest in such RSUs. The Participant waives any and all right to compensation or damages in consequence of the termination of employment (whether lawfully or unlawfully) or otherwise for any reason whatsoever insofar as those rights arise or may arise from the Participant ceasing to have rights or be entitled to receive any Shares or cash payment under the Plan pursuant to this Section 7.3.

7.4

Payment in Shares. In the event that a Participant’s Vested PSUs or Vested RSUs have been designated by the Board for settlement in Shares issued from treasury, the Participant or his legal representative, as applicable, shall receive a number of Shares equal to the number of Vested PSUs or Vested RSUs, as the case may be, credited to the Participant’s Account (rounded down to the nearest whole number of Shares). In such event, such Shares shall be distributed to the Participant or his legal representative, as applicable, as soon as practicable following the applicable Vesting Date. For purposes of clarity of the intent to comply with certain Canadian tax rules, in no event shall the payment be made later than December 31 of the third calendar year following the year in which the services giving rise to the award of PSUs or RSUs were rendered. No Participant who is resident in the United States may receive Shares upon settlement of Vested PSUs or Vested RSUs unless the Shares to be issued upon such settlement are registered under the U.S. Securities Act or are issued in compliance with an available exemption from the registration requirements of the U.S. Securities Act.

7.5

Payment in Cash. In the event that a Participant’s Vested PSUs or Vested RSUs have not been designated by the Board for settlement in Shares issued from treasury, the Participant or his legal representative, as applicable, shall receive a cash payment equal to: (i) in the case of PSUs, the Market Value determined as of the last day of the Performance Period multiplied by the number of Vested PSUs credited to his PSU Account as determined in accordance with Section 7.1 (rounded down to the nearest whole number of PSUs); and (ii) in the case of RSUs, the Market Value determined as of the Vesting Date of such RSUs multiplied by the number of Vested RSUs credited to his RSU Account as determined in accordance with Section 7.3 (rounded down to the nearest whole number of RSUs). Subject to Section 10.9, the cash payment shall be made to the Participant or his legal representative, as applicable, in a single lump sum as soon as practicable following the applicable Vesting Date. For purposes of clarity of the intent to comply with certain Canadian tax rules, in no event shall the payment be made later than December 31 of the third calendar year following the year in which the services giving rise to the award of PSUs or RSUs were rendered.

7.6	Death. Period of Absence.

7.6.1

Death. Where the employment or service as a director of a Participant terminates during a Performance Period in the case of PSUs or prior to a Vesting Date in the case of RSUs by reason of the Participant’s death: (i) the PSUs credited to the Participant’s Account as at December 31 of the year immediately preceding the Participant’s date of death shall continue to be eligible to become Vested PSUs in accordance with Sections 7.1 and 7.2; and (ii) the RSUs credited to the Participant’s Account as at December 31 of the year immediately preceding the Participant’s date of death shall Vest as of the Participant’s date of death. The estate of the Participant shall be entitled to receive cash or Shares (or a combination thereof) as specified by the Board determined in accordance with Sections 7.4 or 7.5. For greater clarity, the number of Vested PSUs used to calculate the value of the payment shall equal the number of Vested PSUs determined in accordance with Sections 7.1 and 7.2 as at December 31 of the year immediately preceding the Participant’s date of death.

7.6.2

Period of Absence. In the event of a Participant’s Period of Absence during a Performance Period for PSUs or prior to a Vesting Date for RSUs and subject to this Section 7.6.2 and Section 7.6.4, PSUs and RSUs credited to the Participant’s Account immediately prior to the commencement of such Period of Absence (and any related Dividend Equivalent PSUs and RSUs) shall continue to be eligible to become Vested in accordance with the provisions of Sections 7.1 and 7.3 and the Participant shall be entitled to receive cash or Shares (or a combination thereof) as specified by the Board in respect of such Vested PSUs and Vested RSUs determined in accordance with Sections 7.4 or 7.5, as applicable, except that the number of Vested PSUs and Vested RSUs used to calculate the value of the payment shall equal the number of Vested PSUs or Vested RSUs, as applicable determined in accordance with Section 7.1 and 7.3 multiplied by a fraction, (i) in the case of PSUs, the numerator of which equals the number of whole and partial months in the Performance Period for which the Participant actively performed services for the Corporation or a Subsidiary and the denominator of which equals the number of whole and partial months in the Performance Period; and (ii) in the case of RSUs, the numerator of which equals the number of whole and partial months in the period from the Award Date to the Vesting Date of such RSUs for which the Participant actively performed services for the Corporation or a Subsidiary and the denominator of which equals the number of whole and partial months in the period from the Award Date to the Vesting Date of such RSUs.

7.6.3

No Additional Grants. For greater clarity, no additional PSUs or RSUs (whether pursuant to Section 4.1 or in the form of Dividend Equivalent Units) shall be granted to a Participant following his or her date of death or during his or her Period of Absence, including following his or her date of Disability.

7.6.4

Failure to Return. Notwithstanding Section 7.6.2, where a Participant experiences a Period of Absence that extends beyond the end of a Performance Period for PSUs or a Vesting Date for RSUs and fails to return to active full-time employment with the Corporation or a Subsidiary within 180 days following the end of such Performance Period or such Vesting Date, no portion of the PSUs subject to such Performance Period or RSUs that would otherwise Vest on such Vesting Date shall Vest and the Participant shall receive no payment or other compensation in respect of such PSUs or RSUs or loss thereof, on account of damages or otherwise.

7.7

Other Terminations of Employment. Except as otherwise provided in the Award Agreement governing the grant of PSUs or RSUs to a Participant or a written employment or other agreement between the Participant and the Corporation or any Subsidiary, in the event that, during a Performance Period with respect to PSUs or prior to a Vesting Date with respect to RSUs, (i) the Participant’s employment or service as a director is terminated by the Corporation or a Subsidiary of the Corporation for any reason, or (ii) a Participant voluntarily terminates his employment with the Corporation or a Subsidiary of the Corporation or service as a director, including due to retirement, no portion of the PSUs subject to such Performance Period or RSUs that would otherwise Vest on such Vesting Date shall Vest and the Participant shall receive no payment or other compensation in respect of such PSUs or RSUs or loss thereof, on account of damages or otherwise; provided that any Vested PSUs and Vested RSUs will be settled in accordance with Sections 7.4 and 7.5.

7.8

Change in Control. Notwithstanding any other provision of the Plan, but subject to the terms of any Award Agreement or any employment agreement between the Participant and the Corporation or any Subsidiary, in the event of a Change in Control, all PSUs and RSUs credited to each Account (including for greater certainty Dividend Equivalent Units) which have not become Vested PSUs or Vested RSUs, shall become Vested PSUs and Vested RSUs on the basis of one PSU becoming one Vested PSU and one RSU becoming one Vested RSU, as at the time of Change in Control (unless otherwise determined by the Board). As soon as practicable following a Change in Control each Participant shall, at the discretion of the Board, receive in cash or in Shares (or a combination thereof) a payment equal to the number of such Vested PSUs and Vested RSUs (as determined pursuant to this Section 7.8) credited to the Participant’s Account at the time of the Change in Control (rounded down to the nearest whole number of Vested PSUs and Vested RSUs) multiplied by the price at which the Shares are valued for the purpose of the transaction or series of transactions giving rise to the Change in Control, or if there is no such transaction or transactions at the Market Value on the date of the Change in Control, less any statutory withholdings or deductions. Notwithstanding the foregoing, where a Change in Control occurs and no Shares are distributed and no cash payments are made to a Participant within 30 days following the Change in Control, the Corporation shall cease to have the discretion to provide the Participant with Shares and shall be required to pay (or cause a Subsidiary to pay) to the Participant in respect of his Vested PSUs and Vested RSUs and Dividend Equivalent Units in cash the amount determined in accordance with the payment formula set out above.

8.	COMPLIANCE WITH U.S. LAWS

8.1

Neither the awards granted hereunder nor the securities which may be acquired pursuant to the settlement of such awards have been registered under the U.S. Securities Act or under any securities law of any state of the United States and are considered “restricted securities” (as such term is defined in Rule 144(a)(3) under the U.S. Securities Act) and any Shares issued to U.S. Award Holder shall be affixed with an applicable restrictive legend as set forth in the Award Agreement. The awards may not be offered, sold pledged or otherwise transferred, directly or indirectly, in the United States except pursuant to registration under the U.S. Securities Act and the securities laws of all applicable states or pursuant to available exemptions therefrom, and the Corporation has no obligation or present intention of filing a registration statement under the U.S. Securities Act in respect of any of the awards granted hereunder or the securities underlying such awards, which could result in such U.S. Award Holder not being able to dispose of any Shares issued upon settlement of Awards for a considerable length of time. Each U.S. Award Holder or anyone who becomes a U.S. Award Holder, who is granted an award pursuant to this Plan in the United States, who is a resident of the United States or who is otherwise subject to the U.S. Securities Act or the securities laws of any state of the United States will be required to complete an Award Agreement which sets out the applicable United States restrictions.

8.2

Notwithstanding any provisions contained in the Plan to the contrary and to the extent required by applicable U.S. state corporate laws, U.S. federal and state securities laws, the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable laws of any jurisdiction in which awards are granted under the Plan, the following terms shall apply to all such awards granted to residents of the State of California, until such time as the Board amends this Section 8.2 or the Board otherwise provides:

(A)

Unless determined otherwise by the Board, awards may not be sold, pledged, assigned, hypothecated, or otherwise transferred in any manner other than by will or by the laws of descent and distribution. If the Board makes an award transferable, such award may only be transferred (i) by will, (ii) by the laws of descent and distribution, (iii) to a revocable trust, or (iv) as permitted by Rule 701 of the U.S. Securities Act.

(B)	All Shares issuable under the Plan must be issued within ten years from the date of adoption of the Plan or the date the Plan is approved by the shareholders of the Corporation, whichever is earlier.

(C)

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spinoff, combination, repurchase, or exchange of Shares or other securities of the Corporation, or other change in the corporate structure of the Corporation affecting the Shares occurs, the Board, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Vested award.

(D)

The Corporation shall furnish summary financial information (audited or unaudited) of the Corporation’s financial condition and results of operations, consistent with the requirements of applicable law, at least annually to each Participant in California during the period such Participant has one or more award outstanding, and in the case of an individual who acquired Shares pursuant to the Plan, during the period such Participant owns such Shares; provided, however, the Corporation shall not be required to provide such information if (i) the issuance is limited to key persons whose duties in connection with the Corporation assure their access to equivalent information or (ii) the Plan or any agreement complies with all conditions of Rule 701 of the U.S. Securities Act; provided that for purposes of determining such compliance, any registered domestic partner shall be considered a “family member” as that term is defined in Rule 701 of the U.S. Securities Act.

(E)

The Plan or any increase in the maximum aggregate number of Shares issuable thereunder as provided in Section 6.1 (the “Authorized Shares”) shall be approved by a majority of the outstanding securities of the Corporation entitled to vote by the later of (i) within twelve (12) months before or after the date of adoption of the Plan by the Board or (ii) prior to or within 12 months of the first issuance of any security pursuant to the Plan in the State of California. Any Shares issued pursuant to this Plan prior to shareholder approval of the Plan or in excess of the Authorized Shares previously approved by the shareholders shall be rescinded if such shareholder approval is not received in the manner described in the preceding sentence. Notwithstanding the foregoing, a “foreign private issuer”, as defined by Rule 3b-4 of the United States Securities Exchange Act of 1934, as amended shall not be required to comply with this paragraph provided that the aggregate number of persons in California granted options under all Share Compensation Arrangements and issued securities under all purchase and bonus plans and agreements does not exceed 35.

9.	CURRENCY

9.1	Currency. All references in the Plan to currency refer to Canadian dollars.

10.	SHAREHOLDER RIGHTS

10.1

No Rights to Shares. PSUs and RSUs are not Shares and neither the grant of PSUs or RSUs nor the fact that Shares may be acquired by, or provided from, the Corporation in satisfaction of Vested PSUs or Vested RSUs will entitle a Participant to any shareholder rights, including, without limitation, voting rights, dividend entitlement or rights on liquidation.

11.	ADMINISTRATION

11.1

Delegation and Administration. The Board may, in its discretion, delegate such of its powers, rights and duties under the Plan, in whole or in part, to any committee of the Board or any one or more directors, officers or employees of the Corporation and/or its Subsidiaries as it may determine from time to time, on terms and conditions as it may determine, except the Board shall not, and shall not be permitted to, delegate any such powers, rights or duties to the extent such delegation is not consistent with Applicable Law.

11.2

Effects of Board’s Decision. Any interpretation, rule, regulation, determination or other act of the Board hereunder shall be made in its sole discretion and shall be conclusively binding upon all persons.

11.3

Liability Limitation. No member of the Board or any officer, director or employee of the Corporation or any Subsidiary shall be liable for any action or determination made in good faith pursuant to the Plan or any Award Agreement under the Plan. To the fullest extent permitted by law, the Corporation and its Subsidiaries shall indemnify and save harmless each person made, or threatened to be made, a party to any action or proceeding in respect of the Plan by reason of the fact that such person is or was a member of the Board or is or was an officer, director or employee of the Corporation or a Subsidiary.

11.4

Compliance with Laws and Policies. The Corporation’s issuance of any PSUs and RSUs and its obligation to make any payments or discretion to provide any Shares hereunder is subject to compliance with Applicable Law. Each Participant shall acknowledge and agree (and shall be conclusively deemed to have so acknowledged and agreed by participating in the Plan) that the Participant will, at all times, act in strict compliance with Applicable Law and all other laws and any policies of the Corporation applicable to the Participant in connection with the Plan including, without limitation, furnishing to the Corporation all information and undertakings as may be required to permit compliance with Applicable Law. Such laws, regulations, rules and policies shall include, without limitation, those governing “insiders” or “reporting issuers” as those terms are construed for the purposes of Applicable Laws.

11.5

Withholdings. So as to ensure that the Corporation or a Subsidiary, as applicable, will be able to comply with the applicable provisions of any federal, provincial, state or local law relating to the withholding of tax or other required deductions, the Corporation, or a Subsidiary may withhold or cause to be withheld from any amount payable to a Participant, either under this Plan, or otherwise, such amount, or may require the sale of such number of Shares, as may be necessary to permit the Corporation or the Subsidiary, as applicable, to so comply.

11.6

No Additional Rights. Neither designation of an employee as a Participant nor the establishment of an Award Value for or grant of any PSUs or RSUs to any Participant entitles any person to the establishment of an Award Value, grant, or any additional grant, as the case may be, of any PSUs or RSUs under the Plan.

11.7	Amendment, Termination. The Plan may be amended or terminated at any time by the Board in whole or in part, provided that:

11.7.1

no amendment of the Plan shall, without the consent of the Participants affected by the amendment, or unless required by Applicable Law, adversely affect the rights accrued to such Participants with respect to PSUs or RSUs granted prior to the date of the amendment;

11.7.2	no amendment of the Plan shall be effective unless such amendment is approved by the Stock Exchange whose approval is required under Stock Exchange Rules; and

11.7.3	approval by a majority of the votes cast by shareholders present and voting in person or by proxy at a meeting of shareholders of the Corporation shall be obtained for any:

11.7.3.1	amendment for which, under the requirements of the Stock Exchange or any applicable law, shareholder approval is required;

11.7.3.2	a reduction in pricing of an award under the Plan (other than an adjustment pursuant to Section 5.3) or the cancellation and reissuance of awards under the Plan;

11.7.3.3	extension of the term of an award under the Plan beyond the original expiry date of the award;

11.7.3.4	any amendment to remove or exceed the Insider participation limits set out in Sections 6.3.1 or 6.3.2;

11.7.3.5	any amendment to remove or exceed the limits on participation in the Plan by non-employee directors as set out in Sections 6.3.3 or 6.3.4;

11.7.3.6	an increase to the maximum number of Shares which may be issuable under the Plan, other than an adjustment pursuant to Section 5.3;

11.7.3.7	the addition of additional categories of Participants that may permit the introduction or re-introduction of non-employee directors on a discretionary basis;

11.7.3.8	allowance of awards granted under the Plan to be transferable or assignable other than for normal estate settlement purposes; or

11.7.3.9	amendment to this Section 11.7.

11.8

Administration Costs. The Corporation will be responsible for all costs relating to the administration of the Plan. For greater certainty and unless otherwise determined by the Board, a Participant shall be responsible for brokerage fees and other administration or transaction costs relating to the transfer, sale or other disposition of Shares on behalf of the Participant that have been previously distributed to or provided to the Participant pursuant to the Plan.

11.9

Compliance with Section 409A of the U.S. Internal Revenue Code. Notwithstanding any provision in this Plan or an Award Agreement to the contrary, to the extent a Participant is subject to taxation under the U.S. Internal Revenue Code of 1986, as amended (the “U.S. Tax Code”), then any PSUs and RSUs awarded to such Participant shall be interpreted and administered so that any amount payable with respect to such awards shall be paid in a manner that is either exempt from or compliant with the requirements of Section 409A of the U.S. Tax Code and the applicable regulatory and other guidance issued thereunder (“Section 409A”). In furtherance of the foregoing, the Addendum attached hereto shall apply to U.S. Participants (as defined therein).

11.10

Compensation Recoupment Policy. Any awarding of PSUs or RSUs under the Plan, the Vesting thereof and the settlement of Awards pursuant thereto are subject to the Compensation Recoupment Policy of the Corporation.

12.	NO FINANCIAL ASSISTANCE

12.1	No Financial Assistance. The Corporation shall not provide financial assistance to Participants in connection with the Plan.

13.	ASSIGNMENT

13.1	Assignment. The assignment or transfer of the PSUs or RSUs, or any other benefits under this Plan, shall not be permitted, other than by operation of law.

ADDENDUM

TO THE

MIND MEDICINE (MINDMED) INC.

(formerly Broadway Gold Mining Ltd.)

PERFORMANCE AND RESTRICTED SHARE UNIT PLAN

SPECIAL PROVISIONS FOR U.S. PARTICIPANTS

The provisions of this Addendum apply only to U.S. citizens, U.S. permanent residents or any other persons whose Award PSUs or RSUs are subject to U.S. Federal Income Tax (“U.S. Participants”) at the relevant time.

This Addendum modifies the Plan for U.S. Participants and where there is any conflict between the Plan and the terms of this Addendum, the terms of this Addendum shall prevail.

1.	Title and Conflict	All Award PSUs and RSUs issued under the Plan to U.S. Participants are intended to be exempt from and avoid the penalties imposed by Section 409A, or any successor thereto, and all provisions hereunder shall be read, interpreted, and applied with that purpose in mind. The Award Agreement applicable to any U.S. Participant may be revised to address this intention.

2.	Definitions

“Change in Control”	“Change in Control” means a transaction described in Section 1.3.9 of the Plan, but only to the extent that such a transaction constitutes a change in the ownership of effective control of the Corporation or in the ownership of a substantial portion of the assets of the Corporation, as defined in regulation 1.409A-3(i)(5) under Section 409A.

“Market Value”	“Market Value” shall have the meaning as to U.S. Participants as specified in Section 1.3.14 of the Plan.

“Section 409A”	“Section 409A” means section 409A of the U.S. Tax Code. “Separation from Service” “Separation from Service” means a “separation from service” for purposes of Section 409A(a)(2)(A)(i) of the U.S. Tax Code.

“Specified Employee”	“Specified Employee” means a “specified employee” as determined in a manner that complies with Section 409A(2)(B)(i) of the U.S. Tax Code.

“U.S. Tax Code”	“U.S. Tax Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations and guidance issued under it from time to time.

3.	Payment	The Award Agreement shall state the Vesting Date. It is intended that the vesting conditions for the Award shall constitute a “substantial risk of forfeiture” within the meaning of Section 409A and that PSUs and RSUs will be exempt from Section 409A under Treasury Regulation 1.409A-1(b)(4). Sections 7.4 and 7.5 and all other provision of the Plan shall be interpreted and administered such that RSUs and PSUs will be settled and paid out by March 15th of the year following the year in which such RSUs and PSUs are not, or are no longer, subject to a substantial risk of forfeiture. Further, for greater certainty, where a Participant experiences a Period of Absence as described in Section 7.6.4 of the Plan, PSUs and RSUs will be subject to forfeiture until the date that the Participant returns to active full-time employment within 180 days following the end of the Performance Period, or the Vesting Date for RSUs, as applicable. However, to the extent that any PSU or RSU awarded would constitute “non- qualified deferred compensation” that is subject to Section 409A, then the following terms shall apply to such award:

Notwithstanding Sections 7.4 or 7.5 to the contrary, payment shall be made to the Participant or his legal representative, as applicable, in a single lump sum, less any applicable statutory withholdings or deductions, either (1) between January 1 and March 15, if the last day of the Performance Period or the Vesting Date, as applicable, is December 31, or (2) if (1) does not apply, no later than 75 days following the last day of the Performance Period or Vesting Date, as applicable (or, in the event of the Participant’s death, no later than 75 days following the date of the Participant’s death), provided that the Participant does not have a right to designate the year of the payment. Neither the Board, the Corporation nor its directors, officers or employees make any representations or warranties regarding the tax treatment of any payments under the Plan and none of them shall be held liable for any taxes, interest, penalties or other monetary amounts owed by a Participant as a result of the application of Section 409A. Notwithstanding any contrary provision set forth in the Plan (and, in particular, in Section 7 of the Plan) , the payment of any amounts due under the Plan subject to Section 409A shall be made in compliance with Section 409A and shall not be accelerated except as otherwise permitted under Section 409A. Where applicable to avoid violation of Section 409A, any reference to or requirement relating to the termination or cessation of a U.S. Participant’s employment may instead refer to or require such U.S. Participant’s Separation from Service. If required for Award PSUs or Award RSUs subject to Section 409A, if any Award Agreement requires payment upon Separation from Service, then a Specified Employee’s payment shall be delayed until a date that is six months following the date of the U.S. Participant’s Separation from service (or, if earlier, the date of death of the U.S. Participant).

4.	Change in Control	Section 7.8 of the Plan (“Change in Control”) shall apply to Award PSUs and Award RSUs that constitute deferred compensation under Section 409A held by a U.S. Participant only if the Change in Control constitutes a Change in Control of the Corporation as defined in this Addendum. With respect to a transaction that constitutes a Change in Control under Section 7.8 of the Plan but does not constitute a Change in Control as defined in this Addendum, to the extent so provided by the Plan, unless otherwise determined not to become vested by the Board, all unvested PSUs and RSUs shall become fully vested (shall become Vested PSUs and Vested RSUs), but the payment of such rights shall be in the Award Agreement.

APPENDIX I

ADDITIONAL INFORMATION CONCERNING MINDMED

The following information concerning MindMed should be read in conjunction with the documents incorporated by reference into this Appendix “I”.

Corporate Structure

Mind Medicine, Inc. was incorporated pursuant to the laws of the State of Delaware on May 30, 2019. The principal address of MindMed is 1325 Airmotive Way, Suite 175A, Reno, Nevada 89502 and the registered head office is 1209 Orange Street, Wilmington, Delaware.

Intercorporate Relationships

The following chart illustrates MindMed’s intercorporate relationships as of the date of this Circular:

MindMed has one subsidiary, MindMed Pty Ltd, which was incorporated in Australia on December 5, 2019 and which is currently inactive.

As of the date of the Circular, MindMed’s issued share capital is as follows. See “Capitalization of MindMed” below for further details.

Class of Shares	Outstanding Number of Shares
Class A	55,000,000
Class B	35,000,000
Class C	46,993,671
Class D	33,771,897
Total Shares Issued and Outstanding	170,765,568

Development and Description of the Business

History

MindMed’s program in addiction medicine received its initial funding in late 2012 in the form of a non-dilutive, multi- million-dollar grant from the National Institute on Drug Abuse (“NIDA”) to the previous owner of the 18-MC Program, to support the filing of an investigational new drug application for what is now MindMed’s lead program. Having successfully completed first-in-human safety studies with 18-MC, MindMed is now focused on conducting human efficacy studies in opioid use disorder and nicotine dependence, where MindMed sees a well-defined regulatory path to approval and robust global markets. Given the potentially broad applicability of 18-MC and the ever-growing prevalence of addiction, MindMed believes it has the opportunity to become the leader in the treatment of addiction and other destructive human behaviors mediated by the brain’s reward/pleasure centers.

Recent Financing

On September 24, 2019, MindMed completed a non-brokered offering of 45,972,630 MindMed Class C Shares and 15,000,000 MindMed Class D Shares at a price of US$0.10 per share (the “MindMed Non-Brokered Offering”).

On November 4, 2019, MindMed entered into an engagement letter with Canaccord Genuity Corp. to complete the MindMed December Offering. On December 19, 2019, MindMed entered into an agency agreement with Canaccord Genuity Corp. and completed the first tranche of the MindMed December Offering, issuing a total of 18,771,897 MindMed Class D Shares at a price of $0.33 per share for gross proceeds of $6,194,726. On closing of the first tranche, MindMed paid Canaccord Genuity Corp., as agent, commission of $281,741 and issued 1,314,033 MindMed Compensation Options. MindMed anticipates completing a second tranche of the MindMed December Offering on or about February 11, 2020; MindMed anticipates raising gross proceeds of up to $15 million total in the MindMed December Offering.

Significant Acquisitions and Dispositions

Pursuant to the Foundational Agreement, Savant and the Savant Affiliate transferred their right, title and interest in 18-MC to MindMed effective July 23, 2019.

MindMed has made no dispositions since its inception.

Narrative Description of the Business

General

MindMed’s mission is to discover, develop and deploy psychedelic inspired medicines to alleviate suffering and improve health. In furtherance of our mission, MindMed is assembling a compelling drug development pipeline of psychedelic inspired medicines planning or undertaking human clinical trials under the supervision and guidance of the U.S. Food and Drug Administration (the “FDA”) and regulatory authorities outside of the U.S. MindMed plans to grow its pipeline of psychedelic inspired medicines through its internal proprietary discovery program, acquisitions, joint ventures and collaborative development agreements.

MindMed is developing a transformational treatment for opioid addiction to address the growing U.S. opioid crisis. MindMed holds 100% of the right, title and assets connected with the drug development project for 18-MC (the “18- MC Program”), a synthetic congener of the naturally-occurring psychedelic compound ibogaine.

Ibogaine is a Schedule 1 psychedelic and psychoactive substance that is extracted from the West Africa iboga shrub. Historically, ibogaine has been used to treat opioid and other forms of substance addiction. While ibogaine is a mild stimulant in small doses, in larger doses it induces a profound psychedelic state. Inspired by ibogaine’s apparent medicinal properties to treat addiction, MindMed’s scientific co-founder, Stanley Glick, PhD, MD, invented synthetic molecules that are related to ibogaine known as 18-MC. 18-MC is designed to be non-hallucinogenic but still maintain anti-addictive properties.

The 18-MC program previously received US$6.8 million in grant support from the NIDA for the study of 18-MC as an anti-addictive treatment. Following successful first-in-human studies, MindMed is currently preparing 18-MC for clinical trials for the treatment of opioid addiction, continuing clinical development in support of studies in opioid addicted patients and in other addictions, including nicotine dependence.

MindMed will continue to adapt and improve its strategy in the future as it continues to learn, but MindMed’s objective will not change. Developing medicines that treat the cause of the brain disease that is addiction - dopamine dysregulation in the reward/pleasure centers of the midbrain - rather than merely substituting one addictive substance for another less harmful one, will transform the field of addiction medicine by alleviating the human suffering currently experienced by millions of addicts, their families and friends. Such medicines will benefit all society by disrupting the enormous economic loss in the United States and elsewhere due to this ubiquitous disease.

Industry Information & Market Trends

Addictions and Substance Abuse

Substance use disorders (“SUDs”), more commonly known as addictions, comprise one of the largest unmet medical needs worldwide. The widespread use and abuse of pain medications, such as OxyContin®, is a very high-profile example of addiction. Addictions to opioid-based pain medications often begin from proper post-surgical use but progress to addiction. In fact, the per capita rate of opioid use in the U.S. has quadrupled since 1999, an increase that far outstrips the increase in reported pain incidence. Alcohol abuse is another – there are more than 17 million heavy drinkers in the U.S. and 140 million worldwide by World Health Organization estimates.

In November 2016, the U.S. Surgeon General issued “Facing Addiction in America – The Surgeon General’s Report on Alcohol, Drugs, and Health”, which is their first report on addiction since their report on smoking in 1964. In this report, the U.S. Secretary of Health and Human Services, Sylvia Mathews Burwell, noted:

All across the United States, individuals, families, communities, and health care systems are struggling to cope with substance use, misuse, and substance use disorders. Substance misuse and substance use disorders have devastating effects, disrupt the future plans of too many young people, and all too often, end lives prematurely and tragically. Substance misuse is a major public health challenge and a priority for our nation to address.

For 2015, the U.S. Substance Abuse and Mental Health Services Administration (“SAMHSA”), estimated that over 21.7 million Americans 12 years and older had a chemical substance dependence or abuse problem other than tobacco needing treatment. The total social and healthcare cost to society of dealing with alcohol and illegal drug abuse is estimated to exceed US$193 billion annually. Fewer than one-in-ten patients receive treatment for their addiction in the U.S., at a cost of one in every four deaths. The combined annual cost of substance use disorders in the U.S. is estimated to exceed US$600 billion – an enormous economic impact.

Additionally, in 2018 the White House Council of Economic Advisors calculated the negative impact of the US opioid crisis alone at more than US$500 billion in annual costs to the economy.

The overall potential U.S. market for safe, effective, and convenient drug therapy in addiction is extensive and growing. The vast majority of global and U.S. sales of medicines for addiction are concentrated in smoking cessation (≈US$2.5 billion), opioids (≈US$1.4 billion) and alcohol (≈US$100 million). This is a dynamic market globally, with approximately 10% compound annual growth over the last five years. The overall market for drug therapy in addiction is currently undergoing significant remodeling due to various trends, including:

•	Nicotine. The introduction and prevalence of e-cigarettes has increased nicotine use. Between 2011 and 2015, e-cigarette use rose 900% among high school students. These products are now the most commonly used form of nicotine among youth in the United States.[1] The Surgeon General of the U.S. has concluded that e-cigarette use among youths and young adults is of public health concern; exposure to nicotine during adolescence can cause addiction and can harm the developing adolescent brain.[2]

•	Opioids. Generic competition for Suboxone, a treatment for opioid dependence, contributed to a decline in the Suboxone market from US$1.4 billion in 2012 to US$1.26 billion in 2013.

•	Alcohol. Considering that in 2012 there were an estimated 60 million binge drinkers and another 17 million heavy drinkers in the U.S. alone, market revenues from medicines for the treatment of alcohol related disorders are thus far surprisingly modest, with an annual global market of around US$100 million in 2013. Efforts to understand these numbers have produced as many reasons as there are studies, including the acceptance of alcohol use by society, the ineffectiveness of current medications, and the wide range of recovery programs that do not use medications. It is also significant, however, that 31% of heavy alcohol uses are illicit drug users as well.

•	Cocaine or methamphetamine. There are no approved pharmaceutical treatments for either cocaine or methamphetamine addiction. A recent analysis by NIDA estimates the market size for a first-in- class treatment for cocaine addiction at US$1.2 billion in annual revenue. In the U.S., NIDA estimates approximately 5.3 million people use cocaine annually and 1.6 million are regular uses of cocaine.

1 U.S. Department of Health and Human Services. E-cigarette use among youth and young adults: a report of the Surgeon General. Atlanta, GA: U.S. Department of Health and Human Services, CDC, National Center for Chronic Disease Prevention and Health Promotion, Office on Smoking and Health; 2016. https://e-cigarettes.surgeongeneral.gov/documents/2016_SGR_Full_Report_non-508.pdfpdf icon

2 Cullen KA, Ambrose BK, Gentzke AS, Apelberg BJ, Jamal A, King BA. Notes from the Field: Use of Electronic Cigarettes and Any Tobacco Product Among Middle and High School Students — United States, 2011–2018. MMWR Morb Mortal Wkly Rep 2018;67:1276–1277.

While addictions are often viewed as separate medical conditions, segregated by the class of substance (alcohol, opiates, stimulants, tobacco, and the like), all addictions are driven by a single and central disease process, the dysregulation of dopamine, a potent neurotransmitter, in the brain’s reward/pleasure center (Path 3, below) originating in the midbrain.

Addiction is a Brain Disease

Current pharmacological approaches to treatment fall into two classes of therapy, substitution and aversion, with the former constituting the majority of pharmaceutical-based treatments. Substitution therapies for tobacco cessation include nicotine replacement, and the use of bupropion and varenicline – compounds that produce pleasurable sensations and gratification similar to tobacco but with fewer health risks. Substitution therapies for opiate addiction include Suboxone and methadone, which do provide a viable substitute for the addictive cravings of opiates, but are themselves addictive in nature and have proven difficult for some patients to discontinue. An example of aversion therapy is the use of disulfiram which causes unpleasant side effects with the consumption of alcohol.

Unlike 18-MC, these medications do not target the dysregulation of dopamine in the midbrain, the primary cause of the brain disease that is addiction and the driving force behind drug craving. The sensation of craving is regulated by dopamine release and reuptake by neurons originating in the midbrain’s reward/pleasure centers. Craving is triggered by many factors, but environmental cues are particularly powerful. Seeing a pack of cigarettes can trigger irresistible craving for the nicotine addict. The sight and sound of beer being opened and poured can do the same for the alcoholic patient. Clearly, there is a compelling need for medicines that alleviate substance craving on a long-term basis. No currently approved drug significantly affects drug craving associated with any type of addiction. An effective drug would be first-in-class and capture a significant portion of what is currently a multi-billion-dollar market.

Nicotine Addiction and Smoking Cessation

There are more than 40 million daily tobacco users in the United States and nearly 10 times that number in China. It has been estimated that more than 100 million people worldwide lost their lives due to tobacco-related illness in the last century. The projected loss of life for the 21st century is a staggering one billion people globally. More than 42 million Americans use tobacco products with two-thirds having attempted to quit without success. In 2014, the Centers for Disease Control and Prevention (“CDC”) estimated that smokers cost the United States of America US$170 billion a year in direct health care costs and an additional US$156 billion a year in lost productivity.

Current smoking cessation products approved by the FDA are substitution approaches that do not treat the cause of the disease, replacing tobacco with substances of lower health liability, such as nicotine products and nicotinic receptor agonists, in the hope that patients will eventually quit. The best of these products has a one-year abstinence rate of only about 20% as compared to 10% for placebo. Even with this performance, these nicotine substitute products constitute a well-established global market exceeding US$3 billion annually.

Limitation of Available Treatment Options for Smoking Cessation

Current approved smoking cessation treatments segment into several approaches, nicotine replacement in the form of skin patches, chewing gum, etc., neurotransmitter reuptake inhibitors in the form of bupropion (Zyban® - GlaxoSmithKline), a relatively weak inhibitor of the neuronal reuptake of norepinephrine and dopamine, and nicotinic receptor agonists in the form of varenicline (Chantix®/Champix® - Pfizer), an α4β2 nicotinic cholinergic receptor partial agonist. At best, these therapies are about 20% effective at 12-months post treatment compared to placebo.

Even with no more than one in five patients benefiting from treatment with Chantix at 12 months, Pfizer reported 37% sales growth in the U.S. for the third quarter of 2016 compared to the same period in 2015 (US$142 million vs. $103 million respectively). With the removal of the boxed warning from the Chantix label in December 2016, Pfizer has aggressively promoted Chantix. Prior to the FDA’s boxed warning for suicidal ideation in 2009, Chantix/Champix annual worldwide sales reached US$848 million. In 2009, Pfizer reported worldwide sales of US$700 million. The majority of patients who try Chantix are not successful in curbing their nicotine addiction for reasons ranging from ineffectiveness to severe side effects. Some patients have reported smoking even more while on Chantix. While the boxed warning has been removed from the label, patients are still warned of the potential for serious psychiatric side effects. Chantix will likely face generic competition as well with expiration of patent coverage in 2020 and 2022.

Medications for the treatment of drug addiction other than nicotine are either limited (treatments for opioids, nicotine, alcohol) or are not available (treatments for stimulants like cocaine or methamphetamine). See Table I-1, below.

MindMed’s novel approach to addiction targets the dopamine “reward” pathway in the brain that drives pleasure- seeking behaviors associated with addiction and obesity. Targeting the brain’s central reward pathway enables us to develop drug candidates potentially effective against all forms of smoking, substance abuse, and other negative behaviours reinforced by the dopamine reward pathway. The results of MindMed’s work with 18-MC suggest that nicotinic α3β4 receptor antagonists, by interfering with neuronal activity in the dorsal diencephalic conduction system, represent a truly novel class of anti-addictive agents.

Table I-1. Pharmacological Therapies Used to Treat Alcohol and Opioid Use Disorders

Medication	Manufacturer	Use	Application
Buprenorphine- Naloxone

-BIODELIVERY SCIENCES INTERNATIONAL, INC.

-AKORN, INC.

-AMNEAL PHARMACEUTICALS LLC

-AVKARE, INC.

-MALLINCKRODT INC.

-TEVA PHARMACEUTICALS USA

-WEST-WARD PHARMACEUTICAL CORP.

-INDIVIOR, INC.

(Suboxone☐)

-OREXO US, INC.

(Zubsolv☐)

		Opioid use disorder	Used for detoxification or maintenance of abstinence for individuals aged 16 or older. Physicians who wish to prescribe buprenorphine, must obtain a waiver from SAMHSA and be issued an additional registration number by the U.S. Drug Enforcement Administration.

Buprenorphine- Hydrochloride	-ACTAVIS (sublingual) -RECKITT BENCKISER HEALTHCARE (UK) LTD. (Subutex☐)	Opioid use disorder

This formulation is indicated for treatment of opioid dependence and is preferred for induction. However, it is considered the preferred formulation for pregnant patients, patients with hepatic impairment, and patients with sensitivity to naloxone. It is also used for initiating treatment in patients transferring from methadone, in preference to products containing naloxone, because of the risk of precipitating withdrawal in these patients. For those already stable on low to moderate dose buprenorphine. The administration of the implant dosage form requires specific training and must be surgically inserted and removed.

Methadone	-ROXANE LABORATORIES, INC. -MALLINCKRODT -AUROLIFE PHARMA LLC -COREPHARMA -SANDOZ -THE PHARMANETWORK	Opioid use disorder	Methadone used for the treatment of opioid addiction in detoxification or maintenance program is dispensed only by OTPs certified by SAMHSA and approved by the designated state authority. Under federal regulations it can be used in persons under age 18 at the discretion of an OTP physician.

Naltrexone	-ALKERMES -DURAMED PHARMACEUTICALS	Opioid use disorder; Alcohol use disorder

Provided by prescription; naltrexone blocks opioid receptors, reduces cravings, and diminishes the rewarding effects of alcohol and opioids. Extended- release injectable naltrexone is recommended to prevent relapse to opioids or alcohol. The prescriber need not be a physician, but must be licensed and authorized to prescribe by the state.

Acamprosate	-MERCK SANTÉ S.A.S. -TEVA PHARMACEUTICALS USA	Alcohol use disorder	Provided by prescription; acamprosate is used in the maintenance of alcohol abstinence. The prescriber need not be a physician, but must be licensed and authorized to prescribe by the state.

Disulfiram	-PLIVA KRAKOW PHARMACEUTICAL CORPORATION S.A., KRAKOW, POLAND for DURAMED PHARMACEUTICALS, INC.	Alcohol use disorder	When taken in combination with alcohol, disulfiram causes severe physical reactions, including nausea, flushing, and heart palpitations. The knowledge that such a reaction is likely if alcohol is consumed acts as a deterrent to drinking.

Rise in Youth E-cigarette Use

Between 2011 and 2015, e-cigarette use rose 900% among high school students. These products are now the most commonly used form of tobacco among youth in the United States.3 Sylvia Burwell, Secretary, U.S. Department of Health and Human Services said, “as cigarette smoking among those under 18 has fallen, the use of other nicotine products, including e-cigarettes, has taken a drastic leap. All of this is creating a new generation of Americans who are at risk of nicotine addiction.”4 The Surgeon General has concluded that e-cigarette use among youths and young adults is of public health concern; exposure to nicotine during adolescence can cause addiction and can harm the developing adolescent brain.5,6 E-cigarettes are now the most commonly used tobacco product among youth in the United States.7

3 U.S. Department of Health and Human Services. E-cigarette use among youth and young adults: a report of the Surgeon General. Atlanta, GA:

U.S. Department of Health and Human Services, CDC, National Center for Chronic Disease Prevention and Health Promotion, Office on Smoking and Health; 2016. https://e-cigarettes.surgeongeneral.gov/documents/2016_SGR_Full_Report_non-508.pdfpdf icon

4 Ibid.

5 Ibid.

6 Cullen KA, Ambrose BK, Gentzke AS, Apelberg BJ, Jamal A, King BA. Notes from the Field: Use of Electronic Cigarettes and Any Tobacco Product Among Middle and High School Students — United States, 2011–2018. MMWR Morb Mortal Wkly Rep 2018;67:1276–1277.

7 Supra note 3.

From 2017 to 2018, current e-cigarette use - defined by use on at least one day in the past 30 days - by high school students increased 78%, from 11.7% to 20.8%, accounting for 3.05 million American high school students using e- cigarettes in 2018. 8 One in 20 middle school kids now use e-cigarettes; an increase by 48%.9

Intellectual Property

Prior to the acquisition of the 18-MC Program by MindMed, Savant maintained intellectual property as trade secrets. Following the acquisition, MindMed filed a United States Provisional Patent Application entitled “18-MC FOR TREATMENT OF SUBSTANCE USE DISORDERS” (No. 62/908,754, filed October 1, 2019), encompassing the intellectual property previously held as trade secrets. This application covers extensive data on 18-MC in humans, including surprising results related to absorption and metabolism in humans and human pharmacokinetic activity.

As MindMed generates new data it will continue to expand patent coverage throughout the development program.

Product Information and Distribution

MindMed does not currently market or distribute any products, and will formulate product information and distribution plans as products are developed.

Distribution Methods & Principal Markets

MindMed does not currently have nor does it plan to acquire the infrastructure or capability internally to manufacture its clinical drug supplies for use in MindMed’s clinical trials, and it lacks the resources and the capability to manufacture any of its drug candidates on a clinical or commercial scale. Instead, MindMed will rely on contract manufacturers for the production of 18-MC and its other drug candidates. The facilities used by MindMed’s contract manufacturers must be approved by the applicable regulatory authorities, including the FDA, pursuant to inspections that will be conducted after a new drug application (“NDA”) is submitted to the FDA or the non-US equivalent thereof. Other than through “Quality Agreements” to be entered into with its suppliers, MindMed will not control the manufacturing process of 18-MC and will be dependent on its contract manufacturing partners for compliance with the FDA’s requirements for manufacture of both the active drug substances and finished drug products.

Future Research and Development

MindMed’s mission to discover, develop and deploy psychedelic inspired medicines to alleviate suffering and improve health encompasses the research and development of new and improved psychedelic inspired medicines ranging from proprietary psychedelic compounds to non-psychedelic analogs with medicinal properties. While our clinical development programs are MindMed’s first priority, our proprietary research and development programs are essential to advancing our product portfolio position as the leader in psychedelic inspired medicines. For the time being, MindMed maintains intellectual property generated by its R&D programs as trade secrets. We anticipate that as these programs mature patent applications will be filed and more details about these programs will be disclosed at such time.

8 Supra note 6.

9 Ibid.

Operations

While MindMed’s compound, 18-MC, may have broad application across nearly all addictions, MindMed has embarked on a clinical program that addresses each category of substance abuse separately. MindMed has elected to focus its efforts on opioid use disorder and nicotine dependence, the categories MindMed believes to be most compelling for the following reasons:

•	the opioid crisis in the United States is now a national emergency;

•	the regulatory path to approval is well established by current approved drugs;

•	current treatments are marginally effective with only approximately one in five patients continuing to show benefit 12-months post treatment;

•	the unmet need is tremendous with more than 150 opioid overdose deaths per day in the U.S. and more than 30 million nicotine users who have unsuccessfully attempted to quit smoking; and

•	MindMed can expect an efficacy signal in humans within months of initiating proof-of-concept and proof-of-principle studies; obtaining signals with other addictive substances would likely take longer.

MindMed designed its clinical studies in opiate withdrawal in consultation with addiction specialists at New York University, including Drs. John Rotrosen, Stephen Ross, Ken Alper and Michael Bogenschutz and in nicotine dependence in consultation with Dr. Jed Rose of Duke University, one of the leading authorities on smoking cessation in the world. If MindMed obtains an efficacy signal in humans in opioid and nicotine addiction and the drug continues to be well tolerated by patients as demonstrated in the Phase 1 clinical trial, MindMed will have an opportunity to utilize its extensive partnering expertise and seek a strong development and commercialization partner to maximize shareholder value by providing:

•	non-dilutive capital necessary to expand and/or complete clinical development and regulatory approval;

•	regulatory and commercialization expertise to achieve and expand a strong product label;

•	development expertise to complete product development as efficiently as possible; and

•	sales and marketing resources for a successful market launch following regulatory approval.

Specifically, MindMed’s plans call for the initiation of additional normal, healthy volunteer studies in support of its opioid use disorder and nicotine dependence studies in the second quarter of 2020, initially employing a multiple ascending dose (“MAD”) study design before proceeding to so-called drug-drug interaction studies ahead of Phase 1b/2a studies in patients. Once the dose-ranging and drug-drug interaction data are available, MindMed plans to conduct follow-up studies.

While a target date for a U.S. NDA is uncertain, filing could occur as early as 2022.

18-MC	Ex-US Investigational New Drug Application	US Investigational New Drug Application	First-in- Human	First-in Patients	Earliest NDA*
Opiates	2013	2014	2015	2020	2022
Nicotine	2013	2014	2015	2020	2023

*U.S. or foreign equivalent

The opioid crisis in the United States is now a national health emergency and grown to near epidemic proportions in parts of the U.S. There is currently nearly daily news flow on the problems associated with opioid addiction resulting from heroin use and the abuse of prescription drugs such as OxyContin®, Vicodin®, Percocet®, and Fentanyl®. The states with the highest drug overdose death rates included Kentucky, Massachusetts, New Hampshire, New Mexico, Oklahoma, Ohio, Pennsylvania, Tennessee, Utah, West Virginia, and Wyoming - all with death rates between 19 and 35.5 per 100,000 population. To give this context, according to the CDC, in 2011 the death rate from accidents, including traffic-related, was 42.7 per 100,000 population in the United States. Today, more than 150 people die from an opiate overdose every day in the United States.

MindMed’s clinical program in opioids is already in the planning stages with world renowned opinion leaders in addiction medicine at New York University. This program will focus on improving medication-assisted treatments for both opioid withdrawal and chronic use.

Government Regulation

The FDA and other federal, state, local and foreign regulatory agencies impose substantial requirements upon the clinical development, approval, labeling, manufacture, marketing and distribution of drug products. These agencies regulate, among other things, research and development activities and the testing, approval, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, advertising and promotion of any product candidates or commercial products. The regulatory approval process is generally lengthy and expensive, with no guarantee of a positive result. Moreover, failure to comply with applicable FDA or other requirements may result in civil or criminal penalties, recall or seizure of products, injunctive relief including partial or total suspension of production, or withdrawal of a product from the market.

Various regulatory authorities regulate, among other things, the research, manufacture, promotion and distribution of drugs in the United States under the Federal Food, Drug, and Cosmetic Act (“FFDCA”) and other statutes and implementing regulations. The process required by the FDA before prescription drug product candidates may be marketed in the United States generally involves the following:

•	completion of extensive nonclinical laboratory tests, animal studies and formulation studies, all performed in accordance with the FDA’s Good Laboratory and/or Manufacturing Practice regulations;

•	submission to the FDA of an investigational new drug application (“IND”), which must become effective before human clinical trials may begin;

•	for some products, performance of adequate and well-controlled human clinical trials in accordance with the FDA’s regulations, including Good Clinical Practices, to establish the safety and efficacy of the product candidate for each proposed indication;

•	submission to the FDA of an NDA; and

•	FDA review and approval of the NDA prior to any commercial marketing, sale or shipment of the drug.

The testing and approval process requires substantial time, effort and financial resources, and MindMed cannot be certain that any approvals for its product candidates will be granted on a timely basis, if at all.

Nonclinical tests include laboratory evaluations of product chemistry, formulation and stability, as well as studies to evaluate toxicity in animals and other animal studies. The results of nonclinical tests, together with manufacturing information and analytical data, are submitted as part of an IND to the FDA. Some nonclinical testing may continue even after an IND is submitted. The IND also includes one or more protocols for the initial clinical trial or trials and an investigator’s brochure. An IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions relating to the proposed clinical trials as outlined in the IND and places the clinical trial on a clinical hold. In such cases, the IND sponsor and the FDA must resolve any outstanding concerns or questions before any clinical trials can begin. Clinical trial holds also may be imposed at any time before or during studies due to safety concerns or non-compliance with regulatory requirements. An independent institutional review board (“IRB”), at each of the clinical centers proposing to conduct the clinical trial must review and approve the plan for any clinical trial before it commences at that center. An IRB considers, among other things, whether the risks to individuals participating in the trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the consent form signed by the trial participants and must monitor the study until completed.

The FDA offers a number of regulatory mechanisms that provide expedited or accelerated approval procedures for selected drugs in the indications on which MindMed is focusing its efforts. These include accelerated approval under Subpart H of the agency’s NDA approval regulations, fast track drug development procedures and priority review.

MindMed plans to seek orphan drug designation for any indications qualified for such designation. The U.S., E.U. and other jurisdictions may grant orphan drug designation to drugs intended to treat a “rare disease or condition,” which, in the U.S., is generally a disease or condition that affects no more than 200,000 individuals. In the E.U., orphan drug designation can be granted if: the disease is life threatening or chronically debilitating and affects no more than 50 in 100,000 persons in the E.U.; without incentive it is unlikely that the drug would generate sufficient return to justify the necessary investment; and no satisfactory method of treatment for the condition exists or, if it does, the new drug will provide a significant benefit to those affected by the condition. If a product that has an orphan drug designation subsequently receives the first regulatory approval for the indication for which it has such designation, the product is entitled to orphan exclusivity, meaning that the applicable regulatory authority may not approve any other applications to market the same drug for the same indication, except in very limited circumstances, for a period of seven years in the U.S. and 10 years in the E.U. Orphan drug designation does not prevent competitors from developing or marketing different drugs for the same indication or the same drug for different indications. Orphan drug designation must be requested before submitting an NDA. After orphan drug designation is granted, the identity of the therapeutic agent and its potential orphan use are publicly disclosed. Orphan drug designation does not convey an advantage in, or shorten the duration of, the development, review and approval process. However, this designation provides an exemption from marketing and authorization (NDA) fees.

Regulatory Strategy

18-MC is extraordinary in that it is active in animal models against all forms of substance abuse and certain compulsive behaviours including compulsive eating. The regulatory path to NDA approval for substance abuse disorders in the

U.S. is through the FDA. The U.S. IND for 18-MC (IND 118783) was filed February 9, 2014 and became effective July 9, 2014.

Once the safety profile of 18-MC is better understood through MindMed’s studies to take place outside of the United States, U.S. clinical studies under the U.S. IND will be initiated with a significant human safety database already in place.

Selected Financial Information

The financial statements of MindMed are prepared in accordance with IFRS. The following table sets out selected financial data of MindMed derived from its audited financial statements for the period ended September 30, 2019.

As at September 30, 2019 (audited) ($)
Total Operating Revenues	Nil
Current Assets	6,435,789
Total Assets	13,537,348
Current Liabilities	1,063,325
Total Liabilities	1,063,325
Loss	2,259,999
Comprehensive Loss	2,259,999
Basic and Diluted Loss per share	0.04

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s Responsibility for Financial Statements

The information provided in this Circular, including the financial statements, is the responsibility of management. In the preparation of these statements, estimates are sometimes necessary to make a determination of future values for certain assets or liabilities. Management believes such estimates have been based on careful judgments and have been properly reflected in the financial statements. Management maintains a system of internal controls to provide reasonable assurance that MindMed’s assets are safeguarded and to facilitate the preparation of relevant and timely information.

Risks and Uncertainties

MindMed is subject to a number of risks and uncertainties that could significantly affect its financial condition and performance. As MindMed grows and enters into new markets, these risks can increase. These risk factors are not a definitive list of all risk factors associated with an investment in MindMed or in connection with MindMed’s operations. Such risk factors are more particularly described in this Circular under the heading “Risk Factors Relating to MindMed and the Resulting Issuer”.

MindMed’s Management’s Discussion and Analysis of Financial Condition and Results of Operations is attached as Schedule 2 to this Appendix “I”.

Description of Securities

Share Capital

MindMed is authorized to issue a total of 655,000,000 shares of common stock, divided into four classes (A, B, C and D), each having a par value of US$0.0001 per share, with all holders of common stock entitled to vote having to vote together as a single class and not as separate classes (other than as provided in the articles or by law). Any adjustment in MindMed’s authorized capital must be approved by a majority of the MindMed Class A and MindMed Class B Shareholders, voting together as a class. Upon completion of an “RTO” (as defined in MindMed’s articles of incorporation) or on December 31, 2020, if an RTO is not completed, each outstanding MindMed Class B Share, MindMed Class C Share and MindMed Class D Share shall be converted into one fully-paid, nonassessable non- voting MindMed Class A Share.

The additional provisions applicable to each class of shares are described below.

MindMed Class A Shares

MindMed is authorized to issue 355,000,000 MindMed Class A Shares.

The MindMed Class A Shares issued to Savant are entitled to one vote per share (the “Voting Class A Shares”) and all other Class A Shares otherwise issued are not entitled to a vote. So long as the Voting Class A Shares remain outstanding, the holders of a majority of such shares, voting as a separate class, shall be entitled to elect two members of the MindMed Board and, together with MindMed Class B Shareholders, voting together as a class, elect one additional member of the MindMed Board.

As per the Foundational Agreement, MindMed issued 55,000,000 MindMed Class A Shares to Savant, as consideration for the transfer by Savant to MindMed of the 18-MC Program.

MindMed Class B Shares

MindMed is authorized to issue 50,000,000 MindMed Class B Shares.

Holders of MindMed Class B Shares are entitled to 0.3929 of a vote per share, with fractional votes not permitted. So long as the MindMed Class B Shares remain outstanding, the holders of a majority of such shares, voting as a separate class, shall be entitled to elect two members of the MindMed Board and, together with MindMed Class A Shareholders, voting together as a class, elect one additional member of the MindMed Board.

MindMed issued 35,000,000 MindMed Class B Shares at a price of US$0.0001 per MindMed Class B Share.

MindMed Class C Shares

MindMed is authorized to issue a maximum of 50,000,000 MindMed Class C Shares. The MindMed Class C Shares are non-voting, except as required by law.

MindMed has issued 46,993,671 MindMed Class C Shares. MindMed completed its Non-Brokered Offering of

45,972,630 non-voting MindMed Class C Shares at a price of US$0.10 per MindMed Class C Share. Additionally, MindMed settled an outstanding loan of US$100,000 and interest owing of US$2,104.11 through the issuance of 1,021,041 MindMed Class C Shares.

MindMed Class D Shares

MindMed is authorized to issue a maximum of 200,000,000 MindMed Class D Shares.

MindMed issued 15,000,000 MindMed Class D Shares. Pursuant to a letter agreement with Bruce Linton, director of MindMed, MindMed issued Mr. Linton 10,000,000 Class D Shares. See “Non-Arm’s Length Party Transactions” below for more details.

On November 4, 2019, MindMed entered into an engagement letter with Canaccord Genuity Corp. to complete the MindMed December Offering. On December 19, 2019, MindMed executed an agency agreement with Canaccord Genuity Corp. and completed the first tranche of the MindMed December Offering, issuing a total of 18,771,897 MindMed Class D Shares at a price of $0.33 per share for gross proceeds of $6,194,726. On closing of the first tranche, MindMed paid Canaccord Genuity Corp., as agent, commission of $281,741 and issued 1,314,033 MindMed Compensation Options. MindMed anticipates completing a second tranche of the MindMed December Offering on or about February 11, 2020; MindMed anticipates raising gross proceeds of up to $15 million total in the MindMed December Offering.

Consolidated Capitalization

The following table sets forth the consolidated capitalization of MindMed as at September 30, 2019 and December 29, 2019:

Designation of Security	Amount Authorized	Outstanding as at September 30, 2019	Outstanding as at December 29, 2019
MindMed Class A Shares	355,000,000	55,000,000	55,000,000
MindMed Class B Shares	50,000,000	35,000,000	35,000,000
MindMed Class C Shares	50,000,000	46,993,671	46,993,671
MindMed Class D Shares	200,000,000	15,000,000	33,771,897
Total		151,993,671	170,765,568

As at September 30, 2019 the deficit is $2,259,999.

Prior Sales

The following table contains details of the prior sales of securities by MindMed from incorporation to the date hereof:

Date Issued	Number of Shares		Class of Share	Issue Price per Share		Aggregate Issue Price
July 22, 2019	35,000,000		Class B	$0.00013	(1)(2)	$4,633.65	(1)
July 26, 2019	55,000,000	(3)	Class A	$0.13239	(1)(4)	$7,281,450.00	(1)
August 14, 2019	40,000,000		Class C	$0.13239	(1)(4)	$5,295,600.00	(1)
September 16, 2019	5,750,000		Class C	$0.13239	(1)(4)	$621,242.50	(1)
September 24, 2019	1,021,041	(5)	Class C	$0.13239	(1)(4)	$135,175.62	(1)
September 24, 2019	222,630		Class C	$0.13239	(1)(4)	$29,473.99	(1)
September 24, 2019	15,000,000		Class D	$0.13239	(1)(4)	$1,985,850.00	(1)
December 19, 2019	18,771,897		Class D	$0.33		$6,195,235.94

Notes

(1)	An exchange rate of US$1.00 to CAD$1.3239 was applied in accordance with the Bank of Canada’s monthly average exchange rate for November 2019.

(2)	Shares issued at US$0.0001.

(3)	Issued pursuant to the Foundational Agreement in consideration for the transfer of the 18-MC Program to MindMed.

(4)	Shares issued at US$0.10.

(5)	Settled principal and interest on a loan of US$100,000 through the issuance of MindMed Class C Shares.

There is currently no public market for the MindMed Common Shares.

The following table shows, as of the date of this Circular, each person who is known to MindMed, or its directors and officers, to beneficially own, directly or indirectly, or to exercise control or direction over securities carrying more than 10% of the voting rights attached to any class of outstanding voting securities of MindMed.

Name of Shareholder & Municipality of Residence	Number of Shares Owned (Percentage of Class and Type of Ownership)
	MindMed Common Shares	Percentage of Voting Rights(1)
Savant Addiction Medicine, LLC Wilmington Delaware	55,000,000 Class A	80.00%

Note:

(1)	Class A shares are entitled to one vote per share while Class B shares are entitled to approximately 0.393 of a vote per share.

Executive Compensation

Compensation Discussion and Analysis

The general objectives of MindMed’s compensation strategy are to: (a) compensate management in a manner that encourages and rewards a high level of performance and outstanding results with a view to increasing long-term shareholder value; (b) align management’s interests with the long-term interests of shareholders; and (c) attract and retain highly qualified executive officers.

As of the date of this Circular, MindMed pays all of its executives as consultants and intends over the course of 2020 to convert most, if not all, of such arrangements to a direct compensation basis, as described below. Therefore, the following discussion is prospective as actual compensation and the plans underlying it are undergoing an approval and implementation process.

Elements of Compensation

MindMed strives to align its executive compensation program with returns to our investors, as MindMed wants all its employees to share in the financial risks and rewards tied to delivering business results. As a result, executive plans are designed to secure, retain and provide incentive to our executives to achieve critical value catalysts that increase the value of our enterprise and create economic benefit for investors. Additionally, incentive plans for all employees below the executive level align to these consistent principles and provide rewards for achievement of specific objectives tied to value catalysts.

MindMed will pay a base salary to executive officers and anticipates that in 2020 incentive pay for executive officers will be comprised of an annual performance plan with two reward components – cash and equity.

Base Salary

Base salary represents a key component of an executive officer’s compensation package as it is the first step in ensuring a competitive compensation structure and is typically the foundation on which the other features of the package are determined. MindMed expects that base salaries will be reviewed and adjusted, as appropriate, once yearly by the MindMed Compensation Committee, and be determined according to the particular executive officer’s personal performance, seniority, contribution to the company’s business performance and the size and stage of MindMed’s development.

Annual Incentive Plan (Short- and Long-Term)

The annual performance plan will, regardless of whether looking at the cash or equity component, evaluate the executive’s contribution to business performance, with an annual reward target (for each reward component) established in each executive’s employment agreement. These targets will be measured against annual “Enterprise Objectives” determined by the MindMed Compensation Committee and approved by the MindMed Board, with performance assessed on achieving the stated enterprise objectives and individual results.

The short-term component of the annual incentive plan is anticipated to consist of a target cash bonus that can equal anywhere from 25% to 60% of an executive’s base salary, depending on level.

Equity awards are considered to have a longer time horizon than cash awards, and for equity awards, MindMed has instituted the Resulting Issuer Option Plan and the Resulting Issuer PR Plan (as described in more detail in “Item 12

– Approval of Resulting Issuer Stock Option Plan And Performance And Restricted Share Unit Plan”) and expects that 80% of each equity award will be in the form of Options (as defined in the Resulting Issuer Option Plan and the remaining 20% in the form of RSUs (as defined in the Resulting Issuer PR Plan). Equity award targets are anticipated to range from 50% to 125% of an executive’s base salary, depending on level. Vesting will be imposed, which MindMed expects will see 20% vested immediately upon grant and, beginning on the first anniversary date, 20% vested in each of the next four years on a monthly basis (i.e., one-twelfth of each year’s amount to be vested will vest each month).

For 2020, the MindMed Board is anticipated to approve (and the Resulting Issuer Board will be asked to approve) the following Enterprise Objectives, which establish the targets for each executive’s short- and long-term incentive awards:

1.	Close the financial audit and complete the Arrangement and achieve an Exchange listing by the end of the first quarter of 2020.

2.	Complete both tranches of the MindMed December Offering and establish and execute a near term capital strategy to deliver funding for the financial year 2020 operations and achieve certain predetermined value inflections and milestones.

3.	Continue development and clinical trials of 18-MC and accelerate MindMed’s development plan in addiction medicine, specifically focusing on opioid withdrawal symptoms and opioid use disorder.

4.	Fully integrate collaboration on trials for other substances, including examining micro-dosing LSD for adult ADHD.

5.	Position MindMed to external stakeholders as an early leader at the forefront of clinical development that will transform psychedelic agents into FDA-approved drugs.

6.	Refine and execute portfolio assembly strategies to broaden our development pipeline.

Compensation of Directors

MindMed does not currently compensate its directors in their roles as members of the MindMed Board. The Resulting Issuer Board will determine the fees it intends to pay to independent directors upon completion of the Arrangement.

Compensation Governance

Compensation is guided by the following principles:

•	Compensation should be heavily tied to enterprise performance,

•	Compensation plans must be simple, meaningful and provide differential rewards across a range of performance outcomes, and

•	Annual grants are based on the degree of achievement of specific business objectives or program milestones in the previous year.

MindMed intends to review its compensation practices and to establish a peer group against which to measure its compensation levels and practices, with a review of the appropriateness of the peer group every two to three years, or at such other times as circumstances dictate. Due to the long lead time to market, complex regulatory framework and risk profile, the fundamental characteristics of the pharmaceutical industry are highly important in determining appropriate companies to be included in the peer group. In determining appropriate levels and types of compensation, MindMed envisions hiring subject matter experts as needed. MindMed hires qualified management from around the world and therefore looks to compensation paid by not just Canadian and U.S. competitors, but worldwide.

MindMed’s principal executive structure was established shortly after execution of the Foundational Agreement and the transfer of the 18-MC program in July 2019. At that time, given MindMed’s need for financing, all executives were engaged as consultants to carry out their executive duties and advance MindMed’s development programs. This decision was spurred by two factors: (a) the stage of development of MindMed’s business, and (b) the fact that because of the management team’s extensive experience, with an average of over 25 years in the pharmaceutical industry, some have established thriving consulting practices whereby a transition to full-time employment was not feasible or practical at the time.

In order to deal with this, MindMed has built an “Executive Grade and Compensation Structure” which establishes multiple levels to differentiate the contributions, liability risks and responsibilities across executive roles. This provides MindMed a framework to align compensation variables across its executive team, and recognizes the flexibility needed for effective staffing in determining whether an executive should be a direct employee or an executive consultant.

MindMed has formed an executive committee consisting of Stephen Hurst (Executive Chair of the Board of Directors and Co-Chief Executive Officer), JR Rahn (Director and Co-Chief Executive Officer) and Scott Freeman (President and Chief Medical Officer) to handle and agree on the coordination of the various aspects of the business and to oversee the implementation of the company's business plan, including the hiring of a full-time Chief Executive Officer. MindMed is now engaged in negotiating employment contracts with other key executives, including Mr. Hurst, Dr. Freeman and Mr. Rahn.

With regard to remaining executives and staff, MindMed anticipates maintaining all consulting arrangements through the first half of 2020, using that time to assess the business case for direct employment versus the consultant model, with the transitioning of staff, as necessary, to be initiated and completed in the second half of 2020.

On December 11, 2019, the MindMed Board constituted the MindMed Compensation Committee, consisting of Bruce Linton (Chair), Brigid Makes and Perry Dellelce, which has as its mandate, among other things, to: (i) discharge the MindMed Board’s responsibilities relating to the compensation of its executive officers, (ii) administer MindMed’s incentive compensation and equity-based plans, and (iii) assist the MindMed Board with respect to management succession and development. The MindMed Compensation Committee shall review and make recommendations to the MindMed Board on an annual basis regarding (A) company-wide compensation programs and practices, (B) all aspects of the remuneration of MindMed’s executive officers and directors, and (C) equity-based plans and any material amendments thereto (including increases in the number of securities available for grant as options or otherwise thereunder).

Executive Compensation-Related Fees

Summary Compensation Table – MindMed Named Executive Officers

The following table sets forth the compensation payable to the following officers of MindMed (i) Stephen Hurst, Executive Chairman, Co-Chief Executive Officer and Secretary; (ii) JR Rahn, Director and Co-Chief Executive Officer (iii) Paul Van Damme, Chief Financial Officer; (iv) Scott Freeman, President and Chief Medical Officer; and (v) Don Gehlert, Chief Scientific Officer (collectively, the “MindMed Named Executive Officers”) for the period from May 30, 2019 to September 30, 2019. The Corporation has five (5) “executive officers” as such term is defined in National Instrument 51-102 – Continuous Disclosure Obligations (“NI 51-102”) whose compensation must be disclosed for such period.

Name and Principal Position	Year(1)	Salary, Consulting Fees, retainer or commission ($)(2)	Total Compensation ($)
Stephen L. Hurst Executive Chairman, Co-Chief Executive Officer(3) and Secretary	2019	132,040.00	132,040.00 (4)
Jamon Alexander (JR) Rahn Director and Co-Chief Executive Officer(3)	2019	98,436.00	98,436.00
Paul Van Damme Chief Financial Officer	2019	22,743.89	22,743.89 (5)
Scott Freeman President and Chief Medical Officer	2019	67,604.48	67,604.48 (6)
Don Gehlert Chief Scientific Officer	2019	85,132.79	85,132.79 (7)

Notes

(1)	For the period May 31, 2019 to September 30, 2019.

(2)	Compensation is paid in US$ and for the purposes of this Circular, has been converted on the basis of US$1 to CAD$1.3204.

(3)	Mr. Tessarolo ceased to act as President and CEO on December 26, 2019. Mr. Tessarolo received consulting fees of $33,010 (US$25,000) per month for a total of $90,777.50 (US$68,750) for the period of October 8, 2019 to December 31, 2019. Mr. Hurst and Mr. Rahn were appointed Co-CEOs effective December 26, 2019.

(4)	Mr. Hurst is compensated through his consulting company Sunray Asset Management, Inc.; he served as President and CEO from incorporation to October 8, 2019 and as Executive Chair thereafter.

(5)	Mr. Van Damme is compensated through his consulting company PJ Van Damme Associates Inc. He was appointed as CFO on October 8, 2019.

(6)	Mr. Freeman is compensated through his consulting company Scott Freeman Consultant LLC.

(7)	Mr. Gehlert is compensated through his consulting company Matrix Pharma Consulting, LLC.

Non-Arm’s Length Party Transactions

On September 16, 2019, MindMed and Bruce Linton, director of MindMed, entered into a letter agreement (the “Bruce Linton Letter Agreement”) pursuant to which Mr. Linton agreed to: (i) join the MindMed Board, (ii) receive a loan of US$500,000 solely to acquire 5,000,000 MindMed Class D Shares and (iii) purchase an additional 5,000,000 MindMed Class D Shares.

Pursuant to the Bruce Linton Letter Agreement, MindMed and Mr. Linton entered into a promissory note for a principal sum of US$500,000 on September 16, 2019 (the “Bruce Linton Promissory Note”). The Bruce Linton Promissory Note was used for the sole purpose of purchasing 5,000,000 MindMed Class D Shares and one-quarter of the principal sum, US$125,000, is automatically deemed to be repaid and satisfied every six months. If Mr. Linton ceases to be a director of MindMed or the Resulting Issuer after two years of service, the Bruce Linton Promissory Note shall be deemed to be fully repaid and satisfied in full.

Legal Proceedings and Regulatory Actions

MindMed is not a party to and none of its property is the subject of any legal proceedings as at the date of this Circular or from the date of incorporation, and MindMed knows of no such legal proceedings currently contemplated.

MindMed is not the subject of any penalties or sanctions imposed against it by a court relating to provincial and territorial securities legislation or by a securities regulatory authority as at the date of this Circular or from the date of incorporation. MindMed is not the subject of any other penalties or sanctions imposed by a court or regulatory body against it necessary for the Circular to contain full, true and plain disclosure of all material facts relating to the securities to be distributed. MindMed has not entered into any settlement agreements before a court relating to provincial and territorial securities legislation or with a securities regulatory authority as at the date of this Circular or from the date of incorporation.

Risk Factors Relating to MindMed and the Resulting Issuer

The current business of MindMed will be the business of the Resulting Issuer upon completion of the Plan of Arrangement. Accordingly, risk factors relating to MindMed’s current business will be risk factors relating to the Resulting Issuer’s business and references to MindMed in these risk factors should, where the context requires, be read to include the risks of the Resulting Issuer. MindMed is in the early stages of its development and has never generated sales or profits. MindMed’s compounds may prove to be ineffective in the clinic and therefore have very little, or no value. Even if MindMed’s compounds are shown to work in the clinic, they may not enjoy robust sales or profits, if any. Problems may arise from outside of the MindMed, such as competitive forces, or may be the result of mistakes, and or, errors or omissions on the part of its management and or its employees. Due to the nature of MindMed’s business and the legal climate in which it operates and its present stage of development, MindMed is subject to significant risks. The risks presented below should not be considered to be exhaustive and may not be all of the risks that the Resulting Issuer and MindMed may face.

Business Risks

MindMed prospects depend on the success of MindMed’s product candidates which are at early stages of development, and MindMed may not generate revenue for several years from these products

Given the early stage of MindMed’s product development, MindMed cannot make any assurances that MindMed’s research and development programs will result in regulatory approval or commercially viable products. To achieve profitable operations, MindMed, alone or with others, must successfully develop, gain regulatory approval, and market MindMed’s future products. MindMed currently has no products that have been approved by the FDA, Health Canada (“HC”), or any similar regulatory authority. To obtain regulatory approvals for MindMed’s product candidates being developed and to achieve commercial success, clinical trials must demonstrate that the product candidates are safe for human use and that they demonstrate efficacy. While MindMed has commenced clinical trials for 18-MC, it has not yet completed later stage clinical trials for any of its product candidates.

Many product candidates never reach the stage of clinical testing and even those that do have only a small chance of successfully completing clinical development and gaining regulatory approval. Product candidates may fail for a number of reasons, including, but not limited to, being unsafe for human use or due to the failure to provide therapeutic benefits equal to or better than the standard of treatment at the time of testing. Unsatisfactory results obtained from a particular study relating to a research and development program may cause MindMed or its collaborators to abandon commitments to that program. Positive results of early preclinical research may not be indicative of the results that will be obtained in later stages of preclinical or clinical research. Similarly, positive results from early-stage clinical trials may not be indicative of favourable outcomes in later-stage clinical trials, MindMed can make no assurance that any future studies, if undertaken, will yield favourable results.

The early stage of MindMed’s product development makes it particularly uncertain whether any of its product development efforts will prove to be successful and meet applicable regulatory requirements, and whether any of MindMed’s product candidates will receive the requisite regulatory approvals, be capable of being manufactured at a reasonable cost or be successfully marketed. If MindMed is successful in developing its current and future product candidates into approved products, MindMed will still experience many potential obstacles such as the need to develop or obtain manufacturing, marketing and distribution capabilities. If MindMed is unable to successfully commercialize any of its products, MindMed’s financial condition and results of operations may be materially and adversely affected.

MindMed cannot make any assurances that any future studies, if undertaken, will yield favorable results. Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in later-stage clinical trials after achieving positive results in early-stage development, and MindMed cannot be certain that it will not face similar setbacks. These setbacks have been caused by, among other things, preclinical findings made while clinical trials were underway or safety or efficacy observations made in clinical trials, including previously unreported adverse events. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials nonetheless failed to obtain FDA approval. If MindMed fails to produce positive results in its future clinical trials of 18-MC, the development timeline and regulatory approval and commercialization prospects for MindMed’s leading product candidates and, correspondingly, MindMed’s business and financial prospects, would be materially adversely affected.

MindMed relies and will continue to rely on third parties to plan, conduct and monitor MindMed’s preclinical studies and clinical trials and their failure to perform as required could cause substantial harm to MindMed business

MindMed relies and will continue to rely on third parties to conduct a significant portion of MindMed’s preclinical and clinical development activities. Preclinical activities include in vivo studies providing access to specific disease models, pharmacology and toxicology studies and assay development. Clinical development activities include trial design, regulatory submissions, clinical patient recruitment, clinical trial monitoring, clinical data management and analysis, safety monitoring and project management. If there is any dispute or disruption in MindMed’s relationship with third parties, or if they are unable to provide quality services in a timely manner and at a feasible cost, MindMed’s active development programs will face delays. Further, if any of these third parties fails to perform as MindMed expects or if their work fails to meet regulatory requirements, MindMed’s testing could be delayed, cancelled or rendered ineffective.

MindMed relies on contract manufacturers over whom MindMed has limited control

MindMed has limited manufacturing experience and will rely on contract manufacturing organizations (“CMOs”) to manufacture MindMed’s product candidates for larger preclinical studies and clinical trials. MindMed will rely on CMOs for manufacturing, filling, packaging, storing and shipping of drug product in compliance with the FDA’s Current Good Manufacturing Practice (“CGMP”) regulations applicable to MindMed products. The FDA ensures the quality of drug products by carefully monitoring drug manufacturers’ compliance with CGMP regulations. The CGMP regulations for drugs contain minimum requirements for the methods, facilities and controls used in manufacturing, processing and packing of a drug product.

MindMed contracted with Sterling Industries to manufacture the 18-MC congener to supply drug substance for MindMed’s phase 2 clinical trials. MindMed believes that Sterling has the capacity, the systems, and the experience to supply 18-MC for MindMed’s clinical trials and it may consider using them for manufacturing in later clinical trials. Any manufacturing failures, delays or compliance issues could cause delays in the conduct of preclinical studies and clinical trials.

There can be no assurances that CMOs will be able to meet MindMed’s timetable and requirements. MindMed has not contracted with alternate suppliers for 18-MC drug substance production in the event Sterling is unable to scale up production, or if it otherwise experiences any other significant problems. If MindMed is unable to arrange for alternative third-party manufacturing sources on commercially reasonable terms or in a timely manner, MindMed may be delayed in the development of its product candidates. Further, CMOs must operate in compliance with CGMP and failure to do so could result in, among other things, the disruption of product supplies. MindMed’s dependence upon third parties for the manufacturing of MindMed products may adversely affect MindMed’s profit margins and MindMed’s ability to develop and deliver products on a timely and competitive basis.

MindMed requires commercial scale and quality manufactured product to be available for pivotal or registration clinical trials

To date, MindMed’s products have been manufactured in small quantities for pre-clinical studies and clinical trials by CMOs. In order to commercialize its product, MindMed needs to manufacture commercial quality drug supply for use in registration clinical trials. Most, if not all, of the clinical material used in phase 3/pivotal/registration studies must be derived from the defined commercial process including scale, manufacturing site, process controls and batch size. If MindMed has not scaled up and validated the commercial production of MindMed’s product prior to the commencement of pivotal clinical trials, MindMed may have to employ a bridging strategy during the trial to demonstrate equivalency of early stage material to commercial drug product, or potentially delay the initiation or completion of the trial until drug supply is available. The manufacturing of commercial quality drug product requires significant efforts including, scale-up of production to anticipated commercial scale, process characterization and validation, analytical method validation, identification of critical process parameters and product quality attributes, multiple process performance and validation runs. If MindMed does not have commercial drug supply available when needed for pivotal clinical trials, MindMed’s regulatory and commercial progress may be delayed and MindMed may incur increased product development cost. This may have a material adverse effect on its business, financial condition and prospects and may delay marketing of the product.

Failure to demonstrate safety and efficacy could cause additional costs and/or delays

Before obtaining marketing approval from regulatory authorities for the sale of MindMed’s product candidates, MindMed must conduct preclinical studies in animals and extensive clinical trials in humans to demonstrate the safety and efficacy of the product candidates. Clinical testing is expensive and difficult to design and implement, can take many years to complete and has uncertain outcomes. The outcome of preclinical studies and early clinical trials may not predict the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials due to lack of efficacy or unacceptable safety profiles, notwithstanding promising results in earlier trials. MindMed does not know whether the clinical trials it conducts will demonstrate adequate efficacy and safety to result in regulatory approval to market any of MindMed’s product candidates in any jurisdiction. A product candidate may fail for safety or efficacy reasons at any stage of the testing process. A major risk MindMed faces is the possibility that none of MindMed’s product candidates under development will successfully gain market approval from the FDA or other regulatory authorities, resulting in us being unable to derive any commercial revenue from them after investing significant amounts of capital in their development.

If MindMed experiences delays in clinical testing, MindMed will be delayed in commercializing its product candidates, and its business may be substantially harmed

MindMed cannot predict whether any clinical trials will begin as planned, will need to be restructured, or will be completed on schedule, or at all. MindMed’s product development costs will increase if MindMed experiences delays in clinical testing. Significant clinical trial delays could shorten any periods during which MindMed may have the exclusive right to commercialize its product candidates or allow MindMed’s competitors to bring products to market before it is able to, which would impair MindMed’s ability to successfully commercialize its product candidates and may harm MindMed’s financial condition, results of operations and prospects. The commencement and completion of clinical trials for MindMed’s products may be delayed for a number of reasons, including delays related, but not limited, to:

•	failure by regulatory authorities to grant permission to proceed or placing the clinical trial on hold;

•	patients failing to enroll or remain in MindMed’s trials at the rate MindMed expects;

•	suspension or termination of clinical trials by regulators for many reasons, including concerns about patient safety or failure of MindMed’s CMOs to comply with CGMP requirements;

•	any changes to MindMed’s manufacturing process that may be necessary or desired;

•	delays or failure to obtain clinical supply from CMOs of MindMed’s products necessary to conduct clinical trials;

•	product candidates demonstrating a lack of safety or efficacy during clinical trials;

•	patients choosing an alternative treatment for the indications for which MindMed is developing any of its product candidates or participating in competing clinical trials;

•	patients failing to complete clinical trials due to dissatisfaction with the treatment, side effects or other reasons;

•	reports of clinical testing on similar technologies and products raising safety or efficacy concerns;

•	competing clinical trials and scheduling conflicts with participating clinicians;

•	clinical investigators not performing MindMed’s clinical trials on their anticipated schedule, dropping out of a trial, or employing methods not consistent with the clinical trial protocol, regulatory requirements or other third parties not performing data collection and analysis in a timely or accurate manner;

•	failure of MindMed’s contract research organizations to satisfy their contractual duties or meet expected deadlines;

•	inspections of clinical trial sites by regulatory authorities or IRBs, or ethics committees finding regulatory violations that require us to undertake corrective action, resulting in suspension or termination of one or more sites or the imposition of a clinical hold on the entire study;

•	one or more IRBs or ethics committees rejecting, suspending or terminating the study at an investigational site, precluding enrollment of additional subjects, or withdrawing its approval of the trial; or

•	failure to reach agreement on acceptable terms with prospective clinical trial sites.

MindMed’s product development costs will increase if MindMed experiences delays in testing or approval or if MindMed needs to perform more or larger clinical trials than planned. Additionally, changes in regulatory requirements and policies may occur, and MindMed may need to amend study protocols to reflect these changes. Amendments may require MindMed to resubmit its study protocols to regulatory authorities, IRBs or ethics committees for re-examination, which may impact the cost, timing or successful completion of that trial. Delays or increased product development costs may have a material adverse effect on MindMed’s business, financial condition and prospects.

MindMed may not be able to file INDs to commence additional clinical trials on the timelines MindMed expects

Prior to commencing clinical trials in the United States for any of MindMed’s product candidates, MindMed may be required to have an allowed IND for each product candidate and to file additional INDs prior to initiating any additional clinical trials for 18-MC. MindMed believes that the data from previous studies will support the filing of additional INDs, to enable it to undertake additional clinical studies as MindMed has planned. However, submission of an IND may not result in the FDA allowing further clinical trials to begin and, once begun, issues may arise that will require MindMed to suspend or terminate such clinical trials. Additionally, even if relevant regulatory authorities agree with the design and implementation of the clinical trials set forth in an IND, these regulatory authorities may change their requirements in the future. Failure to submit or have effective INDs and commence or continue clinical programs will significantly limit MindMed’s opportunity to generate revenue.

If MindMed has difficulty enrolling patients in clinical trials, the completion of the trials may be delayed or cancelled

As MindMed’s product candidates advance from preclinical testing to clinical testing, and then through progressively larger and more complex clinical trials, MindMed will need to enroll an increasing number of patients that meet its eligibility criteria. There is significant competition for recruiting patients in clinical trials, and MindMed may be unable to enroll the patients MindMed needs to complete clinical trials on a timely basis or at all. The factors that affect MindMed’s ability to enroll patients is largely uncontrollable and include, but are not limited to, the following:

•	size and nature of the patient population;

•	eligibility and exclusion criteria for the trial;

•	design of the study protocol;

•	competition with other companies for clinical sites or patients;

•	the perceived risks and benefits of the product candidate under study;

•	the patient referral practices of physicians; and

•	the number, availability, location and accessibility of clinical trial sites.

Regulatory approval processes are lengthy, expensive and inherently unpredictable

MindMed’s development and commercialization activities and product candidates are significantly regulated by a number of governmental entities, including the FDA, HC and comparable authorities in other countries. Regulatory approvals are required prior to each clinical trial and MindMed may fail to obtain the necessary approvals to commence or continue clinical testing. MindMed must comply with regulations concerning the manufacture, testing, safety, effectiveness, labeling, documentation, advertising, and sale of products and product candidates and ultimately must obtain regulatory approval before MindMed can commercialize a product candidate. The time required to obtain approval by such regulatory authorities is unpredictable but typically takes many years following the commencement of preclinical studies and clinical trials. Any analysis of data from clinical activities MindMed performs is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval. Even if MindMed believes results from its clinical trials are favorable to support the marketing of MindMed’s product candidates, the FDA or other regulatory authorities may disagree. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions. MindMed has not obtained regulatory approval for any product candidate and it is possible that none of MindMed’s existing product candidates or any future product candidates will ever obtain regulatory approval.

MindMed could fail to receive regulatory approval for its product candidates for many reasons, including, but not limited to:

•	disagreement with the design or implementation of MindMed clinical trials;

•	failure to demonstrate that a product candidate is safe and effective for its proposed indication;

•	failure of clinical trials to meet the level of statistical significance required for approval;

•	failure to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

•	disagreement with MindMed’s interpretation of data from preclinical studies or clinical trials;

•	the insufficiency of data collected from clinical trials of MindMed product candidates to support the submission and filing of a biologic license application or other submission to obtain regulatory approval;

•	deficiencies in the manufacturing processes or the failure of facilities of CMOs with which MindMed contracts for clinical and commercial supplies to pass a pre-approval inspection; or

•	changes in the approval policies or regulations that render MindMed’s preclinical and clinical data insufficient for approval.

A regulatory authority may require more information, including additional preclinical or clinical data to support approval, which may delay or prevent approval and MindMed’s commercialization plans or MindMed may decide to abandon the development program. If MindMed were to obtain approval, regulatory authorities may approve any of MindMed’s product candidates for fewer or more limited indications than MindMed requests, may grant approval contingent on the performance of costly post-marketing clinical trials or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Moreover, depending on any safety issues associated with MindMed’s product candidates that garner approval, the FDA may impose a risk evaluation and mitigation strategy, thereby imposing certain restrictions on the sale and marketability of such products.

MindMed may not achieve its publicly announced milestones according to schedule

From time to time, MindMed may announce the timing of certain events that it expects to occur, such as the anticipated timing of results from its clinical trials. These statements are forward-looking and are based on the best estimates of management at the time relating to the occurrence of such events. However, the actual timing of such events may differ from what has been publicly disclosed. The timing of events such as initiation or completion of a clinical trial, filing of an application to obtain regulatory approval or announcement of additional clinical trials for a product candidate may ultimately vary from what is publicly disclosed. These variations in timing may occur as a result of different events, including the nature of the results obtained during a clinical trial or during a research phase, timing of the completion of clinical trials, problems with a CMO or a CRO or any other event having the effect of delaying the publicly announced timeline. MindMed undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as otherwise required by law. Any variation in the timing of previously announced milestones could have a material adverse effect on MindMed’s business plan, financial condition or operating results and the trading price of common shares.

MindMed faces competition from other biotechnology and pharmaceutical companies and MindMed’s financial condition and operations will suffer if MindMed fails to effectively compete

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. MindMed’s competitors include large, well-established pharmaceutical companies, biotechnology companies and academic and research institutions developing cancer therapeutics for the same indications MindMed is targeting as well as competitors with existing marketed therapies. Many other companies are developing or commercializing therapies to treat the same diseases or indications for which MindMed product candidates may be useful. Although there are no approved therapies that specifically target the CD47 receptor pathway, some competitors use therapeutic approaches that may compete directly with MindMed’s product candidates.

Many of its competitors have substantially greater financial, technical and human resources than MindMed does and have significantly greater experience than MindMed in conducting preclinical testing and human clinical trials of product candidates, scaling up manufacturing operations and obtaining regulatory approvals of products. Accordingly, MindMed’s competitors may succeed in obtaining regulatory approval for products more rapidly than MindMed does. MindMed’s ability to compete successfully will largely depend on:

•	the efficacy and safety profile of MindMed’s product candidates relative to marketed products and other product candidates in development;

•	MindMed’s ability to develop and maintain a competitive position in the product categories and technologies on which MindMed focuses;

•	the time it takes for MindMed’s product candidates to complete clinical development and receive marketing approval;

•	MindMed’s ability to obtain required regulatory approvals;
•	MindMed’s ability to commercialize any of its product candidates that receive regulatory approval;

•	MindMed’s ability to establish, maintain and protect intellectual property rights related to its product candidates; and

•	acceptance of any of its product candidates that receive regulatory approval by physicians and other healthcare providers and payers.

Competitors have developed and may develop technologies that could be the basis for products that challenge the discovery research capabilities of 18-MC. Some of those products may have an entirely different approach or means of accomplishing the desired therapeutic effect than MindMed’s product candidates and may be more effective or less costly than its product candidates. The success of MindMed’s competitors and their products and technologies relative to MindMed’s technological capabilities and competitiveness could have a material adverse effect on the future preclinical studies and clinical trials of its product candidates, including MindMed’s ability to obtain the necessary regulatory approvals for the conduct of such clinical trials. This may further negatively impact MindMed’s ability to generate future product development programs using 18-MC.

If MindMed is not able to compete effectively against MindMed’s current and future competitors, its business will not grow and its financial condition and operations will substantially suffer.

MindMed heavily relies on the capabilities and experience of its key executives and scientists

The loss of Stephen Hurst, Executive Chairman, Co-Chief Executive Officer and Secretary of MindMed, or other key members of MindMed’s executive team and staff could harm the company. MindMed is negotiating employment agreements with Mr. Hurst and other key members of MindMed’s staff, although such employment agreements do not guarantee their retention. MindMed also depends on its scientific and clinical collaborators and advisors, all of whom have outside commitments that may limit their availability to MindMed. In addition, MindMed believes that its future success will depend in large part upon MindMed’s ability to attract and retain highly skilled scientific, managerial, medical, manufacturing, clinical and regulatory personnel, particularly as MindMed expands its activities and seeks regulatory approvals for clinical trials. MindMed cannot predict its success in hiring or retaining the personnel it requires for continued growth. The loss of the services of any of MindMed’s executive officers or other key personnel could potentially harm MindMed business, operating results or financial condition.

Negative results from clinical trials or studies of others and adverse safety events involving the targets of MindMed’s products may have an adverse impact on its future commercialization efforts

From time to time, studies or clinical trials on various aspects of biopharmaceutical products are conducted by academic researchers, competitors or others. The results of these studies or trials, when published, may have a significant effect on the market for the biopharmaceutical product that is the subject of the study. The publication of negative results of studies or clinical trials or adverse safety events related to MindMed’s product candidates, or the therapeutic areas in which its product candidates compete, could adversely affect MindMed’s share price and its ability to finance future development of MindMed’s product candidates and MindMed’s business and financial results could be materially and adversely affected.

MindMed’s reliance on third parties requires it to share MindMed’s trade secrets, which increases the possibility that a competitor will discover them

MindMed relies on third parties to develop its products and as a result, must share trade secrets with them. MindMed seeks to protect its proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, collaborative research agreements, consulting agreements or other similar agreements with its collaborators, advisors, employees and consultants prior to beginning research or disclosing proprietary information. These agreements typically restrict the ability of MindMed’s collaborators, advisors, employees and consultants to publish data potentially relating to MindMed’s trade secrets. Its academic and clinical collaborators typically have rights to publish data, provided that MindMed is notified in advance and may delay publication for a specified time in order to secure MindMed’s intellectual property rights arising from the collaboration. In other cases, publication rights are controlled exclusively by MindMed, although in some cases MindMed may share these rights with other parties. MindMed may also conduct joint research and development programs which may require it to share trade secrets under the terms of research and development collaboration or similar agreements. Despite MindMed’s efforts to protect its trade secrets, MindMed’s competitors may discover its trade secrets, either through breach of these agreements, independent development or publication of information. A competitor’s discovery of MindMed’s trade secrets may impair its competitive position and could have a material adverse effect on its business and financial condition.

Patent law reform and litigation regarding patents and other proprietary right could impair MindMed’s products

As is the case with other biotechnology and pharmaceutical companies, MindMed’s success is heavily dependent on intellectual property rights, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involves technological and legal complexity, and obtaining and enforcing biopharmaceutical patents is costly, time consuming and inherently uncertain. Recent patent reform legislation could increase the uncertainties and costs surrounding the prosecution of MindMed’s and its licensors’ or collaborators’ patent applications and the enforcement or defense of MindMed or its licensors’ or collaborators’ issued patents.

Additionally, the pharmaceutical industry is characterized by extensive patent litigation. Other parties may have, or obtain in the future, patents and allege that the use of MindMed’s technologies infringes these patent claims or that MindMed is employing their proprietary technology without authorization.

Third parties may challenge or infringe upon MindMed’s existing or future patents. Proceedings involving MindMed patents or patent applications or those of others could result in adverse decisions regarding:

•	the patentability of MindMed’s inventions relating to its key products; and

•	the enforceability, validity, or scope of protection offered by MindMed’s patents relating to its key products.

If MindMed is unable to avoid infringing the patent rights of others, MindMed may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Regardless of the outcome, patent litigation is costly and time consuming.

If MindMed is unable to protect and enforce its intellectual property, MindMed’s competitors may take advantage of its development efforts or acquired technology and compromise MindMed’s prospects of marketing and selling its key products

MindMed’s success will depend in part upon MindMed’s ability to protect its intellectual property and proprietary technologies and upon the nature and scope of the intellectual property protection MindMed receives. For example, some of MindMed’s patent portfolio covers primarily methods of medical use but not compositions of matter. The ability to compete effectively and to achieve partnerships will depend on MindMed’s ability to develop and maintain proprietary aspects of MindMed’s technology and to operate without infringing on the proprietary rights of others. The presence of such proprietary rights of others could severely limit MindMed’s ability to develop and commercialize its products, to conduct MindMed’s existing research and could require financial resources to defend litigation, which may be in excess of its ability to raise such funds. There is no assurance that MindMed’s pending patent applications or those that MindMed intends to acquire will be approved in a form that will be sufficient to protect MindMed’s proprietary technology and gain or keep any competitive advantage that MindMed may have or, once approved, will be upheld in any post-grant proceedings brought by any third parties.

The patent positions of pharmaceutical companies can be highly uncertain and involve complex legal, scientific and factual questions for which important legal principles remain unresolved. Patents issued to MindMed or its respective licensors may be challenged, invalidated or circumvented. To the extent MindMed’s intellectual property, including licensed intellectual property, offers inadequate protection, or is found to be invalid or unenforceable, MindMed is exposed to a greater risk of direct competition. If MindMed’s intellectual property does not provide adequate protection against its competitors’ products, MindMed’s competitive position could be adversely affected, as could its business, financial condition and results of operations. Both the patent application process and the process of managing patent disputes can be time consuming and expensive, and the laws of some foreign countries may not protect MindMed’s intellectual property rights to the same extent as do the laws of Canada and the U.S.

MindMed will be able to protect its intellectual property from unauthorized use by third parties only to the extent that MindMed’s proprietary technologies, key products and any future products are covered by valid and enforceable intellectual property rights including patents or are effectively maintained as trade secrets and provided MindMed has the funds to enforce its rights, if necessary.

MindMed may require additional third-party licenses to effectively develop and manufacture MindMed key products and is unable to predict the availability or cost of such licenses

A substantial number of patents have already been issued to other biotechnology and pharmaceutical companies. To the extent that valid third-party patent rights cover MindMed’s products or services, MindMed or its strategic collaborators would be required to seek licenses from the holders of these patents in order to manufacture, use or sell these products and services and payments under them would reduce MindMed’s profits from these products and services. MindMed is currently unable to predict the extent to which MindMed may wish or be required to acquire rights under such patents, the availability and cost of acquiring such rights and whether a license to such patents will be available on acceptable terms or at all. There may be patents in the U.S. or in foreign countries or patents issued in the future that are unavailable to license on acceptable terms. MindMed’s inability to obtain such licenses may hinder or eliminate its ability to manufacture and market MindMed’s products.

Financial and Accounting Risks

MindMed expects to incur future losses and MindMed may never become profitable

MindMed has incurred a loss of $2,259,999 for the period from May 31, 2019, date of incorporation, to September 30, 2019, and expects to incur an operating loss for the period ending December 31, 2019. MindMed has an accumulated deficit since inception through September 30, 2019 of $2,259,999. MindMed believes that operating losses will continue as it is planning to incur significant costs associated with the clinical development of 18-MC. MindMed’s net losses have had and will continue to have an adverse effect on, among other things, MindMed’s shareholders’ equity, total assets and working capital. MindMed expects that losses will fluctuate from quarter to quarter and year to year, and that such fluctuations may be substantial. MindMed cannot predict when we will become profitable, if at all.

Additional capital requirements

As a research and development company, MindMed expects to spend substantial funds to continue the research, development and testing of its product candidates and to prepare to commercialize products subject to approval of the FDA in the U.S. and similar approvals in other jurisdictions. MindMed will also require significant additional funds if it expands the scope of its current clinical plans or if it were to acquire any new assets and advance their development. Therefore, for the foreseeable future, MindMed will have to fund all of its operations and development expenditures from cash on hand, equity financings, through collaborations with other biotechnology or pharmaceutical companies or through financings from other sources. MindMed expects that its existing cash, cash equivalents and funds held in trust by its lawyers on its behalf as at September 30, 2019 of $6,385,906 will enable it to fund its current operating plan requirements for at least the next three months. Additional financing will be required to meet its longer- term liquidity needs. If MindMed does not succeed in raising additional funds on acceptable terms, it might not be able to complete planned preclinical studies and clinical trials or pursue and obtain approval of any product candidates from the FDA and other regulatory authorities. It is possible that future financing will not be available or, if available, may not be on favorable terms. The availability of financing will be affected by the achievement of MindMed’s corporate goals, the results of scientific and clinical research, the ability to obtain regulatory approvals, the state of the capital markets generally and with particular reference to drug development companies, the status of strategic alliance agreements and other relevant commercial considerations. If adequate funding is not available, MindMed may be required to delay, reduce or eliminate one or more of its product development programs or obtain funds through corporate partners or others who may require MindMed to relinquish significant rights to product candidates or obtain funds on less favourable terms than it would otherwise accept. To the extent that external sources of capital become limited or unavailable or available on onerous terms, MindMed’s intangible assets and its ability to continue its clinical development plans may become impaired, and its assets, liabilities, business, financial condition and results of operations may be materially or adversely affected.

No product revenue

To date, MindMed has not generated product revenue and cannot predict when and if it will generate product revenue. MindMed’s ability to generate product revenue and ultimately become profitable depends upon its ability, alone or with partners, to successfully develop its product candidates, obtain regulatory approval and commercialize products, including any of its current product candidates or other product candidates that it may develop, in-license or acquire in the future. MindMed does not anticipate generating revenue from the sale of products for the foreseeable future. MindMed expects its research and development expenses to increase in connection with its ongoing activities, particularly as it advances its product candidates through clinical trials.

Fluctuation of foreign exchange rates

MindMed may be adversely affected by foreign currency fluctuations. To date, MindMed has been primarily funded through issuances of equity and from interest income on funds available for investment, which are denominated in

U.S. dollars. Also, a significant portion of its expenditures are in other currencies, thus MindMed is subject to foreign currency fluctuations which may, from time to time, impact its financial position and results of operations.

Risks Related to the Resulting Issuer Shares and Completion of the Arrangement

Completion of the Arrangement is subject to conditions precedent

The completion of the Arrangement is subject to a number of conditions precedent, including the approval by the TSXV and NEO Exchange, approval by the Court and Broadway Shareholder approval. Certain of such conditions precedent are outside the control of either or all of Broadway, Spinco, Delaware Subco and MindMed, and there can be no assurance that these conditions will be satisfied.

Termination of the Arrangement Agreement

The Arrangement Agreement specifies that the parties’ obligation to effect the Arrangement is conditional upon the satisfaction of a number of conditions, including receipt of all required regulatory approvals and Court approval. If any of these conditions are not satisfied or waived, the Arrangement may not be completed. Accordingly, Broadway, Spinco, Delaware Subco or MindMed cannot provide any assurance that the Arrangement Agreement will not be terminated by Broadway, Spinco, Delaware Subco or MindMed prior to the completion of the Arrangement Agreement.

The market prices for securities of biopharmaceutical companies have historically been volatile

A number of factors could influence the volatility in the trading price of the Resulting Issuer Shares, including changes in the economy or in the financial markets, industry related developments, the results of product development and commercialization, changes in government regulations, and developments concerning proprietary rights, litigation and cash flow. The Resulting Issuer’s quarterly losses may vary because of the timing of costs for manufacturing, preclinical studies and clinical trials. Also, the reporting of adverse safety events involving its products and public rumors about such events could cause the price of the Resulting Issuer Shares to decline or experience periods of volatility. Each of these factors could lead to increased volatility in the market price of the Resulting Issuer Shares. In addition, changes in the market prices of the securities of the Resulting Issuer’s competitors may also lead to fluctuations in the trading price of the Resulting Issuer Shares.

Foreign Private Issuer Status

The Arrangement is being structured so that the Resulting Issuer will be a Foreign Private Issuer (as defined in Rule 405 under the U.S. Securities Act and Rule 3b-4 under the U.S. Exchange Act) following the closing of the Arrangement. The term ''Foreign Private Issuer'' is defined as any non-U.S. corporation, other than a foreign government, except any issuer meeting the following conditions:

1.	more than 50 percent of the outstanding voting securities of such issuer are, directly or indirectly, held of record by residents of the United States; and

2.	any one of the following:

a.	the majority of the executive officers or directors are United States citizens or residents, or

b.	more than 50 percent of the assets of the issuer are located in the United States, or

c.	the business of the issuer is administered principally in the United States.

For purposes of determining whether more than 50% of its outstanding voting securities are held "of record" by U.S. residents, the Resulting Issuer must "look through" the record ownership of brokers, dealers, banks, or nominees holding securities for the accounts of their customers, and also consider any beneficial ownership reports or other information available to the Resulting Issuer. It must conduct this "look through" in three jurisdictions: the United States, the Resulting Issuer's home jurisdiction, and the primary trading market for the Resulting Issuer's voting securities, if different from the Resulting Issuer's home jurisdiction. Additionally, if the Resulting Issuer is not able to obtain information about the record holders' accounts after reasonable inquiry, the Resulting Issuer may rely on the presumption that such accounts are held in the broker's, dealer's, bank's, or nominee's principal place of business.

In December 2016, the SEC issued a Compliance and Disclosure Interpretation to clarify that issuers with multiple classes of voting stock carrying different voting rights may, for the purposes of calculating compliance with this threshold, examine either (i) the combined voting power of its share classes, or (ii) the number of voting securities, in each case held of record by U.S. residents. Based on this interpretation, each issued and outstanding Resulting Issuer Multiple Voting Share is counted as one voting security, and each issued and outstanding Subordinate Voting Share is counted as one voting security for the purposes of determining the 50% U.S. resident threshold. Accordingly, upon completion of the Business Combination, the Resulting Issuer is expected to be treated as a Foreign Private Issuer. However, should the SEC's guidance and interpretation change, the Resulting Issuer may lose its Foreign Private Issuer status.

Loss of Foreign Private Issuer Status

The Resulting Issuer may lose its expected status as a Foreign Private Issuer if, as of the last business day of the Resulting Issuer's second fiscal quarter for any year, more than 50% of the Resulting Issuer's outstanding voting securities (as determined under Rule 405 of the U.S. Securities Act) are directly or indirectly held of record by residents of the United States. Loss of Foreign Private Issuer status may have adverse consequences on the Resulting Issuer's ability to raise capital in private placements or Canadian prospectus offerings. In addition, loss of the Resulting Issuer's Foreign Private Issuer status would likely result in increased reporting requirements and increased audit, legal and administration costs. Further, should the Resulting Issuer seek to list on a securities exchange in the United States, loss of Foreign Private Issuer status may increase the cost and time required for such a listing. These increased costs may have a material adverse effect on the business, financial condition or results of operations of the Resulting Issuer.

The Resulting Issuer could lose its status as a Foreign Private Issuer if all or a portion of the Resulting Issuer Multiple Voting Shares directly or indirectly held of record by U.S. residents are converted into Subordinate Voting Shares. The conversion rights attached to the Resulting Issuer Multiple Voting Shares contain restrictions on conversion that are intended to avoid such a result; however there can be no guarantee that such restrictions on conversion will be effective to prevent the Resulting Issuer from potentially losing Foreign Private Issuer status if a sufficient number of Resulting Issuer Multiple Voting Shares are converted into Subordinate Voting Shares and such Subordinate Voting Shares are acquired, either upon conversion or pursuant to a subsequent transaction, by U.S. residents. In addition, the Resulting Issuer could potentially lose its Foreign Private Issuer status as a result of future issuances of Resulting Issuer Shares from treasury to the extent such shares are acquired by U.S. residents.

Conflicts of Interest

Certain directors and officers of MindMed may serve from time to time as directors, officers, promoters and members of management of other public companies and therefore it is possible that a conflict may arise between their duties as a director or officer of MindMed and their duties as a director, officer, promoter or member of management of such other companies.

Material Contracts

The only material contracts entered into by MindMed, other than in the ordinary course of business, since the date of incorporation are as follows:

(a)	Foundational Agreement;

(b)	Bruce Linton Letter of Agreement;

(c)	Bruce Linton Promissory Note; and

(d)	a consulting agreement entered into by MindMed and Primoris Group Inc. (“Primoris”) on September 18, 2019, pursuant to which Primoris provides MindMed consulting services with regard to media relations and investor relations until March 17, 2020.

Copies of all material contracts may be inspected at the office of the legal counsel of MindMed at Wildeboer Dellelce LLP, 365 Bay St. Suite 800 Toronto, ON, M5H 2V1 Attn: Peter Volk during normal business hours and for 30 days after the closing of the Arrangement contemplated herein.

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SCHEDULE 1 TO APPENDIX I - FINANCIAL STATEMENTS OF MINDMED AND PREDECESSOR COMPANIES

This Schedule contains the following:

1.	Audited financial statements of MindMed from the date of incorporation to September 30, 2019, composed of:

•	statement of comprehensive income;

•	statement of changes in equity;

•	statement of cash flows; and

•	statement of financial position,

2.	Audited “divisional” or “carve-out” financial statements of certain predecessor entities (Savant Addiction Medicine LLC and Savant HWP, Inc.) of MindMed that carried on the business currently conducted by MindMed prior to it being acquired by MindMed composed of:

•	a statement of comprehensive income;

•	a statement of changes in equity; and

•	a statement of cash flows,

for the annual (12 month) periods ended December 31, 2017 and 2018 and the nine-month period ended September 30, 2019; and

•	statement of financial position as at the end of the three most recently completed periods described above.

(begins on following page)

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Mind Medicine, Inc.

Financial Statements

(Expressed in United States Dollars)

For the Period May 30, 2019 (date of incorporation) to September 30, 2019

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INDEPENDENT AUDITOR'S REPORT

To the Shareholders of Mind Medicine, Inc.

Opinion

We have audited the financial statements of Mind Medicine, Inc. (the “Company”) which comprise the statement of financial position as at September 30, 2019 and the statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for the period from May 30, 2019 (date of incorporation) to September 30, 2019, and notes to the financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as at September 30, 2019, and its financial performance and its cash flows for the period ended September 30, 2019 in accordance with International Financial Reporting Standards.

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Material Uncertainty Related to Going Concern

We draw attention to Note 1 in the financial statements, which describes circumstances or conditions that indicate a material uncertainty exists that may cast significant doubt about the Company’s ability to continue as a going concern. Our opinion is not modified in respect of this matter.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards and for such internal control as management determines is necessary to enable the preparation of the financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Company's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company's financial reporting process.

Auditor's Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

THE POWER OF BEING UNDERSTOOD

AUDIT | TAX | CONSULTING

RSM Canada LLP is a limited liability partnership that provides public accounting services and is the Canada member firm of RSM International, a global network of independent audit, tax, and consulting firms. Visit rsmcanada.com/aboutus for more information regarding RSM Canada LLP and RSM International.

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As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

o	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

o	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control.

o	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

o	Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company's ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the Company to cease to continue as a going concern.

o	Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

Chartered Professional Accountants

Licensed Public Accountants

December 19, 2019

Toronto, Ontario

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Mind Medicine, Inc.
Statement of Financial Position
(Expressed in United States Dollars)
As at September 30, 2019
September 30,
2019
Assets

Current
Cash	$3,093,048
Funds held in trust (Note 4)	1,729,051
Prepaid expenses	37,668
4,859,767
Non-current assets
Intangible assets, net (Note 5)	5,362,500
Total assets	$10,222,267

Liabilities

Current
Accounts payable and accrued liabilities	$802,934
Total liabilities	802,934

Shareholders’ equity
Share capital (Note 6)	11,127,442
Deficit	(1,708,109)

Total shareholders’ equity	9,419,333
Total liabilities and shareholders’ equity	$10,222,267

Nature of Operations and Going Concern (Note 1) Subsequent Events (Note 15)

/s/ “Stephen L Hurst”	/s/ “Robert Tessarolo”
Director	Director

The accompanying notes are an integral part of these financial statements

1

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Mind Medicine, Inc. Statement of Operations and Comprehensive Loss (Expressed in United States Dollars)

For the period
May 30, 2019
(date of incorporation)
to September 30, 2019
Expenses
Research and development (Note 9)	$451,385
General and administrative (Note 10)	1,109,806
Amortization (Note 5)	137,500

1,698,691

Loss before the undernoted items	(1,698,691)
Share-based payments (Note 6)	(9,575)
Interest income	2,261
Interest expense	(2,104)
Loss before income taxes	(1,708,109)
Income taxes (Note 8)	-

Net loss and comprehensive loss for the period	$(1,708,109)

Basic and diluted loss per common share	$(0.03)

Weighted average number of common shares outstanding
Basic and diluted (Note 7)	65,918,390

The accompanying notes are an integral part of these financial statements

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Mind Medicine, Inc.

Statement of Changes in Shareholders’ Equity

(Expressed in United States Dollars)

For the period May 30, 2019 (date of incorporation) to September 30, 2019

	Share Capital
	Shares	Amount	Deficit	Total
Balance, May 30, 2019	-	$-	$-	$-
Issuance of share capital net of share issuance costs (Note 6)	147,089,421	11,127,442	-	11,127,442
Net loss	-	-	(1,708,109)	(1,708,109)

Balance, September 30, 2019	147,089,421	$11,127,442	$(1,708,109)	$9,419,333

The accompanying notes are an integral part of these financial statements

3

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Mind Medicine, Inc.

Statements of Cash Flows
(Expressed in United States Dollars)

For the period
May 30, 2019
(date of incorporation)
to September 30, 2019
Cash provided by (used in):

Operating activities
Net loss	$(1,708,109)
Items not affecting cash
Share-based payments	9,575
Amortization of intangible assets	137,500
Changes in non-cash operating assets and liabilities
Prepaid expenses	(36,745)
Accounts payable and accrued liabilities	802,934

Net cash used in operating activities	(794,845)

Financing activities
Proceeds from issuance of common shares, net of issuance costs (Note 6)	5,616,944

Net cash provided by financing activities	5,616,944

Increase in cash	4,822,099
Cash, beginning of period	-

Cash, end of period	$3,093,048

Supplemental cash flow Information
Cash	$3,093,048
Funds held in trust (Note 4)	1,729,051

$4,822,099

Transfer of intangible assets in exchange for issuance of 55,000,000 Class A common shares	$5,500,000

The accompanying notes are an integral part of these financial statements

4

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Mind Medicine, Inc.

Notes to Financial Statements
(Expressed in United States Dollars)

For the period May 30, 2019 (date of incorporation) to September 30, 2019

1.	NATURE OF OPERATIONS AND GOING CONCERN

Mind Medicine, Inc. (the “Company” or “MindMed”) was incorporated under the laws of the state of Delaware, USA on May 30, 2019.

The Company’s head office, principal address and address of its registered and records office is 175A, 1325 Airmotive Way, Reno, Nevada, 89502, USA.

The Company is a neuro-pharmaceutical company, dedicated to innovation, discovery, development and commercialization of therapies that will improve patient health throughout the world. The Company is founded on patents and patent applications that include U.S. and worldwide rights for the development of a neuro-transformational molecule known as 18-methoxycoronaridine, or 18-MC, a molecule based on the psychedelic ibogaine. MindMed is now preparing its next-generation medicine for a Phase II FDA clinical trial targeting opioid addiction.

The Company is subject to several risks associated with the successful development of new products and their marketing and the conduct of its clinical studies and their results. It is likely that the products developed by the Company will require approval from the U.S. Food and Drug Administration and equivalent organizations in other countries before sales can be authorized. The Company’s future operations are dependent upon its ability to secure additional funds to finance its research and development activities and its clinical studies. If the Company is unsuccessful in obtaining adequate financing in the future the Company will have to consider postponing research activities until market conditions improve. It is not possible to predict whether the company will be successful in securing new financing or acquire approval from the U.S. Food and Drug Administration and equivalent organization in other countries. These circumstances and conditions may cast significant doubt about the Company’s ability to continue as a going concern.

2.	BASIS OF PRESENTATION

Statement of compliance

The financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), and the interpretations of the IFRS Interpretations Committee “IFRIC”, effective for the Company’s reporting for the period ended September 30, 2019.

These financial statements were approved for issue by the Board of Directors on December 19, 2019.

Basis of measurement

These financial statements have been prepared on the historical cost basis, except for certain financial assets and liabilities measured at fair value.

Functional and presentation currency

These financial statements are presented in United States dollars, which is the Company’s functional currency.

5

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Mind Medicine, Inc.

Notes to Financial Statements

(Expressed in United States Dollars)

For the period May 30, 2019 (date of incorporation) to September 30, 2019

2.	BASIS OF PRESENTATION (continued)

Use of significant estimates and assumptions

The preparation of financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities, revenue and expenses, related disclosures of contingent assets and liabilities. Actual results could differ materially from these estimates and assumptions. The Company reviews its estimates and underlying assumptions on an ongoing basis. Revisions are recognized in the period in which the estimates are revised and may impact future periods.

Management has applied significant estimates and assumptions to the following:

Useful life of intangible assets

The Company estimates the useful lives of intangible assets from the date they are available for use in the manner intended by management and periodically reviews the useful lives to reflect management’s intent about developing and commercializing the assets.

Impairment of long-lived assets

Long-lived assets are reviewed for impairment upon the occurrence of events or changes in circumstances indicating that the carrying value of the asset may not be recoverable. For the purpose of measuring recoverable amounts, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units). The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use (being the present value of the expected future cash flows of the relevant asset or cash-generating unit). An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. Management evaluates impairment losses for potential reversals when events or circumstances warrant such consideration.

Valuation of share-based compensation and warrants

Management measures the costs for share-based compensation and warrants using market-based option valuation techniques. Assumptions are made and estimates are used in applying the valuation techniques. These include estimating the future volatility of the share price, expected dividend yield, expected risk-free interest rate, future employee turnover rates, future exercise behaviours and corporate performance. Such estimates and assumptions are inherently uncertain. Changes in these assumptions affect the fair value estimates of share-based compensation and warrants.

3.	SIGNIFICANT ACCOUNTING POLICIES

The accounting policies set out below have been applied consistently in these financial statements.

Foreign currency

Transactions in foreign currencies are translated to the functional currency at the rate on the date of the transactions. Monetary assets and liabilities denominated in foreign currencies are retranslated at the spot rate of exchange as at the reporting date. All differences are taken to profit or loss. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rate as at the date of the initial transaction. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rate at the date when the fair value was determined.

6

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Mind Medicine, Inc.

Notes to Financial Statements

(Expressed in United States Dollars)

For the period May 30, 2019 (date of incorporation) to September 30, 2019

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash

Cash is deposited with a financial institution. The Company has classified its cash as amortized cost.

Research and development

Expenditures on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, are recognized in profit or loss as incurred.

Development activities involve a plan or design for the production of new or substantially improved products and processes.

Development expenditures are capitalized only if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Company intends to complete development and has sufficient resources to complete development and to use or sell the asset. Other development expenditures are expensed as incurred. No internal development costs have been capitalized to date.

Research and development expenses include all direct and indirect operating expenses supporting the products in development, including inventory of drug substance.

The costs incurred in establishing and maintaining patents are expensed as incurred.

Intangible assets

Externally acquired intangible assets are measured at cost less accumulated amortization and any accumulated impairment losses. The cost of intangible assets acquired through asset acquisitions is their fair value at the acquisition date. These intangible assets are amortized on a straight-line basis over their estimated useful lives and are tested for impairment whenever events or changes indicate that their carrying amount may not be recoverable. Useful lives, residual values and amortization methods for these intangible assets with finite useful lives are reviewed at least annually.

Expenditures are capitalized only when they increase the future economic benefits embodied in the specific asset to which they relate. All other expenditures are recognized in profit or loss as incurred.

The significant intangibles recognized by the Company and their useful economic lives are as follows:

Intangible assets	Useful life
18-MC program	10 years

7

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Mind Medicine, Inc.

Notes to Financial Statements
(Expressed in United States Dollars)

For the period May 30, 2019 (date of incorporation) to September 30, 2019

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Impairment of non-financial assets

The carrying amounts of the Company's non-financial assets are reviewed at each reporting date to determine whether there is any indication of impairment. If such an indication exists, the recoverable amount is estimated. The recoverable amount of an asset or a cash-generating unit is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or cash-generating unit. For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generate cash inflows from continuing use that are largely independent of cash inflows of other assets or cash-generating units. An impairment loss is recognized if the carrying amount of an asset or its related cash-generating unit exceeds its estimated recoverable amount. Impairment losses for intangible assets are recognized in research and development expenses.

Impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset's carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

Share Issuance Costs

Professional, consulting, regulatory fees and other costs that are directly attributable to the issuance of shares are charged to capital stock when the related shares are issued, net of any tax effects. Transaction costs of abandoned equity transactions are recognized in the statement of operations.

Share-based payments

Equity-settled share-based payment transactions with parties other than employees are measured at the fair value of the goods or services received, except where that fair value cannot be estimated reliably, in which case they are measured at the fair value of the equity instruments granted, measured at the date the entity obtains the goods or the counterparty renders the service.

Government assistance

Government assistance relating to research and development is recorded as a reduction of expenses when the related expenditures are incurred.

Income taxes

Income tax on the profit or loss for the periods presented comprises current and deferred tax. Income tax is recognized in profit or loss except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.

Current tax expense is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted at period end, adjusted for amendments to tax payable with regards to previous years.

8

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Mind Medicine, Inc.

Notes to Financial Statements
(Expressed in United States Dollars)

For the period May 30, 2019 (date of incorporation) to September 30, 2019

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Income taxes (continued)

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable income or loss.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax assets and liabilities, and they relate to income taxes levied by the same tax authority on the same taxable entity.

Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted at the reporting date. A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized.

Investment tax credits earned from scientific research and development expenditures are recorded when collectability is reasonably assured.

Loss per share

Basic loss per share is computed by dividing the net loss available to common shareholders by the weighted average number of shares outstanding during the reporting period. Diluted loss per share is computed similar to basic loss per share except that the weighted average number of shares outstanding is increased to include additional shares for the assumed exercise of stock options, warrants, and conversion of preferred shares, if dilutive. The number of additional shares is calculated by assuming that outstanding preferred shares would convert to common shares and that outstanding stock options and warrants were exercised and the proceeds from such exercises were used to acquire common stock at the average market price during the reporting period.

Business combinations

At the time of acquisition, the Company determines whether what is acquired meets the definition of business, in which case if it does, the transaction is considered a business combination, and otherwise it is recorded as an asset acquisition.

For an asset acquisition, the net identifiable assets acquired and liabilities assumed are measured at the fair value of the consideration paid, based on their relative fair values at the acquisition date. Acquisition related costs are included in the consideration paid and capitalized. No goodwill is recorded and no deferred tax asset or liability arising from the assets acquired or liabilities assumed are recognized upon the acquisition of the assets.

Business combinations are accounted for using the acquisition method. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date, irrespective of the extent of any non-controlling interest. The excess of the fair value of the consideration transferred including the recognized amount of any non-controlling interest in the acquiree, over the fair value of the Company’s share of the identifiable net assets acquired is recorded as goodwill. Any contingent consideration to be transferred by the acquirer will be recognized at fair value at the acquisition date. Subsequent changes to the fair value of the contingent consideration which is deemed to be an asset or liability will be recognized in accordance with IFRS 9 either in income or as a change to other comprehensive income. If the contingent consideration is classified as equity, it shall not be remeasured.

9

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Mind Medicine, Inc.

Notes to Financial Statements
(Expressed in United States Dollars)

For the period May 30, 2019 (date of incorporation) to September 30, 2019

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Business combinations (continued)

Goodwill is initially measured at cost, being the excess of the aggregate of the consideration transferred and the fair value of the net identifiable assets acquired and liabilities assumed. When the excess is negative, a bargain purchase gain is recognized immediately in profit or loss.

Acquisition costs are expensed as incurred, unless they qualify to be treated as debt issue costs, or as cost of issuing equity securities. The measurement period is the period from the date of acquisition to the date the Company obtains complete information about facts and circumstances that existed as of the acquisition date – and is subject to a maximum of one year.

The Company elects on a transaction-by-transaction basis whether to measure non-controlling interest at its fair value, or at its proportionate share of the recognized amount of the identifiable net assets, at the acquisition date.

IFRS 9 Financial instruments

Financial assets and liabilities, including derivatives, are recorded on the statement of financial position when the Company becomes a party to the financial instrument or derivative contract.

Classification and measurement of financial instruments

The Company measures a financial instrument at its fair value plus, in the case of a financial instrument not at fair value through profit (loss) (“FVTPL”), transaction costs that are directly attributable to the acquisition of the financial instrument. Transaction costs of financial instruments carried at fair value through FVTPL are expensed in profit (loss).

Subsequent measurement of financial assets depends on the Company’s business model for managing the asset and the cash flow characteristics of the asset. There are three measurement categories in which the Company classifies its financial instruments:

Amortized cost: Financial assets that are held for collection of contractual cash flows where those cash flows represent solely payments of principal and interest are measured at amortized cost. Finance income from these financial instruments is recorded in net income (loss) using the effective interest rate method.

Fair value through other comprehensive income (“FVOCI”): Financial instruments that are held for collection of contractual cash flows and for selling the financial instruments, where the financial instruments’ cash flows represent solely payments of principal and interest, are measured at FVOCI. Movements in the carrying amount are taken through OCI, except for the recognition of impairment gains or losses, interest income and foreign exchange gains and losses, which are recognized in net income (loss). When the financial instrument is derecognized, the cumulative gain or loss previously recognized in OCI is reclassified from equity to net income (loss).

FVTPL: Financial instruments that do not meet the criteria for amortized cost or FVOCI are measured at FVTPL. A gain or loss on a financial instrument that is subsequently measured at FVTPL and is not part of a hedging relationship is recognized in net income (loss) and presented net in comprehensive income (loss) in the period in which it arises.

Financial liabilities are subsequently measured at amortized cost using the effective interest method or at FVTPL. Financial liabilities are subsequently measured as FVTPL when the financial liability is (i) contingent consideration of an acquirer in a business combination, (ii) held for trading, or (iii) it is designated as FVTPL if eligible.

10

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Mind Medicine, Inc.

Notes to Financial Statements
(Expressed in United States Dollars)

For the period May 30, 2019 (date of incorporation) to September 30, 2019

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

IFRS 9 financial instruments (continued)

On September 30, 2019 the financial instruments of the Company were as follows:

Basis
Financial Assets
Cash	Amortized cost
Funds held in trust	Amortized cost

Financial Liabilities
Accounts payable and accrued liabilities	Amortized cost

Impairment of financial assets

For the impairment of financial assets under IFRS 9, the Company is required to apply an expected credit loss (“ECL”) model to all debt financial assets not held at FVTPL, where credit losses that are expected to transpire in future years are provided for, irrespective of whether a loss event has occurred or not as at the date of Statement of Financial Position. The Company recognizes a loss allowance for expected credit losses on loan receivables which are measured at amortized cost. The measurement of the loss allowance depends upon the Company’s assessment at the end of each reporting period as to whether the financial instrument's credit risk has increased significantly since initial recognition, based on reasonable and supportable information that is available, without undue cost or effort to obtain.

Where there has not been a significant increase in exposure to credit risk since initial recognition, a 12- month expected credit loss allowance is estimated. This represents a portion of the asset's lifetime expected credit losses that is attributable to a default event that is possible within the next 12 months. Where a financial asset has become credit impaired or where it is determined that credit risk has increased significantly, the loss allowance is based on the asset's lifetime expected credit losses. The amount of expected credit loss recognized is measured on the basis of the probability weighted present value of anticipated cash shortfalls over the life of the instrument discounted at the original effective interest rate.

The carrying amount of financial assets is reduced by any impairment loss directly for all financial assets with the exception of loan receivable, where the carrying amount is reduced through the use of an allowance account. When an account receivable is considered uncollectible, it is written off against the allowance account. Subsequent recoveries of amounts previously written off are credited against the allowance account. Changes in the carrying amount of the allowance account are recognized in the Statement of operations.

If, in a subsequent period, the amount of the impairment loss decreases, and the decrease can be related objectively to an event occurring after the impairment was recognized, the previously recognized impairment loss is reversed through the consolidated statement of loss and comprehensive loss for the period to the extent that the carrying amount of the asset at the date the impairment is reversed does not exceed what the amortized cost would have been had the impairment not been recognized.

11

- I-1-16 -

Mind Medicine, Inc.

Notes to Financial Statements
(Expressed in United States Dollars)

For the period May 30, 2019 (date of incorporation) to September 30, 2019

3.	SIGNIFICANT ACCOUNTING POLICIES (continued)

IFRS 16 Leases

IFRS 16 sets out the principles for the recognition, measurement, presentation and disclosure of leases and requires lessees to account for all leases under a single on-balance sheet model, with certain exemptions. The standard includes two recognition exemptions for lessees – leases of “low-value” assets and short-term leases with a lease term of 12 months or less. The Company has adopted a monthly rental amount of $2,000 for the low-value asset exemption. At the commencement date of lease, a lessee will recognize a liability to make lease payments and an asset representing the right to use the underlying asset during the lease term. Lessees will be required to separately recognize the interest expense on the lease liability and the depreciation expense on the right-of-use asset. Lessees are also required to remeasure the lease liability upon the occurrence of certain events such as a change in lease term. The lessee will generally recognize the amount of the remeasurement of the lease liability as an adjustment to the right-of- use asset.

The Company has no leases at the present time.

4.	FUNDS HELD IN TRUST

Cash held in trust of $1,729,051 represents unrestricted funds held at a Canadian chartered bank by the Company’s corporate counsel, representing proceeds from closed private placements less disbursements directed by the Company.

5.	INTANGIBLE ASSETS

September 30,
2019
Cost
Balance, May 30, 2019	$-
Acquisition of 18-MC program	5,500,000

Balance, September 30, 2019	$5,500,000

Accumulated amortization
Balance, May 30, 2019	-
Amortization	137,500

Balance, September 30, 2019	137,500

Net carrying amount
September 30, 2019	$5,362,500

In July 2019, the Company acquired the assets of the 18-methyloxycoronaridine (“18-MC”) program from Savant Addiction Medicine, LLC in exchange for the issuance by the Company of 55,000,000 class A common shares. The shares were valued using third party arm’s-length purchases of the Company’s class C shares at the time of acquisition of 18-MC which were issued at $0.10 per share.

12

- I-1-17 -

Mind Medicine, Inc.

Notes to Financial Statements

(Expressed in United States Dollars)

For the period May 30, 2019 (date of incorporation) to September 30, 2019

6.	SHARE CAPITAL

Authorized

The authorized share capital of the Company consists of 655,000,000 shares of common stock, consisting of four series of stock within such class of common stock:

(a)	355,000,000 Class A voting common stock, $0.0001 par value per share (the "Class A Common Stock"),

(b)	50,000,000 Class B voting common stock, $0.0001 par value per share (the "Class B Common Stock"),

(c)	50,000,000 Class C non-voting common stock, $0.0001 par value per share (the "Class C Shares"), and

(d)	200,000,000 Class D non-voting common stock, $0.0001 par value per share (the "Class D Shares").

The holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held. The holders of Class B Common Stock are entitled to a number of votes for each share of Class B.

Common Stock equal to the quotient of (i) 13,750,000 divided by (ii) the number of shares of Class B Common Stock issued and outstanding at the close of business on the applicable record date.

Election of directors

The holders of a majority of the outstanding shares of Class A Common Stock, voting as a separate class, shall be entitled to elect two members of the Company's board of directors at each meeting or pursuant to each consent of the Company's shareholders for the election of directors. The holders of a majority of the outstanding shares of Class B Common Stock, voting as a separate class, shall be entitled to elect two members of the Company's board of directors at each meeting or pursuant to each consent of the Company's shareholders for the election of directors. The holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, shall be entitled to elect one member of the Company's board of directors at each meeting or pursuant to each consent of the Company's shareholders for the election of directors.

Automatic conversion

Concurrent with the completion of a reverse takeover transaction between the Company and an entity listed on a Canadian securities exchange ("RTO"), each Class C Share, each Class D Share and each share of Class B Common Stock shall automatically convert into one fully-paid, nonassessable share of Voting Class A Common Stock. If an RTO is not completed by December 31, 2020, each Class C Share, each Class D Share and each share of Class B Common Stock shall automatically convert into one fully-paid, nonassessable share of Voting Class A Common Stock.

13

- I-1-18 -

Mind Medicine, Inc.

Notes to Financial Statements
(Expressed in United States Dollars)

For the period May 30, 2019 (date of incorporation) to September 30, 2019

6.	SHARE CAPITAL (continued)

Share capital issued

	Number of
Class of shares	shares issued	Amount
A (i)	55,000,000	$5,500,000
B (ii)	35,000,000	3,500
C (iii)	46,993,671	4,614,367
D (iv)	10,000,000	1,000,000
D (v)	95,750	9,575

	147,089,421	$11,127,442

(i)	In July 2019, the Company issued 55,000,000 Class A shares to Savant Addiction Medicine, LLC for the acquisition of its 18-MC program. The shares were valued using third party arm’s-length purchases of the Company’s class C shares at the time of acquisition of 18-MC which were issued at $0.10 per share.

(ii)	In July 2019, the Company issued 35,000,000 Class B shares at a price of $0.0001 per share yielding gross proceeds of $3,500.

(iii)	In September 2019, the Company completed a non-brokered private placement financing and sold 46,993,671 Class C shares at a price of $0.10 per share yielding gross proceeds of $4,699,367 before deducting share issuance cost of $85,000.

(iv)	In September 2019, the Company sold 10,000,000 Class D shares, at a price of $0.10 per share yielding gross proceeds of $1,000,000 to two members of the Board of Directors of the Company.

(v)	On September 16, 2019, the Company entered into an agreement with a director of the Company pursuant to which the director agreed to: (i) join the MindMed board of directors, (ii) receive a loan (the “Loan”) of $500,000 for the sole purpose of acquiring 5,000,000 MindMed Class D shares, and (iii) purchase 5,000,000 MindMed Class D shares for $500,000.

☐	The Loan is secured by the MindMed Class D shares, which is the sole security and recourse against the director. One-quarter of the Loan ($125,000) shall be automatically deemed to be repaid and satisfied on each six-month anniversary of the date of the Loan (the “Repayment Date”).

☐	If the director ceases to be a member of the board of directors of the Company, the relevant portion of the Loan shall be automatically deemed to be repaid and satisfied on the date immediately prior to the date on with the director ceased to be a member of the board of directors of the Company.

☐	If the Borrower ceases to be a member of the board of directors of the Company, other than as a result of his disqualification under applicable corporate law or his resignation, the Loan shall be automatically deemed to be repaid and satisfied in full and the director shall be fully and finally released from his obligations under the Loan.

14

- I-1-19 -

Mind Medicine, Inc.

Notes to Financial Statements (Expressed in United States Dollars)

For the period May 30, 2019 (date of incorporation) to September 30, 2019

6.	SHARE CAPITAL (continued)

Share capital issued (continued)

(vi)	(continued)

☐	The principal remaining from time to time unpaid and outstanding shall bear interest, before and after an event of default at 2% per annum calculated monthly, not in advance. Accrued and unpaid interest shall be payable on each Repayment Date. The director has the right and privilege of prepaying the whole or any portion of the principal amount of the Loan at any time or times prior to maturity or an event of default has occurred, whichever comes first, without notice, bonus or penalty. All such prepayments shall be applied first in satisfaction of any accrued but unpaid interest and thereafter to the outstanding principal amount of the Loan.

The Loan has been accounted for as an option plan since the Company does not have full recourse to the outstanding loan balance. In the event the director ceases to be a member of the board of directors of the Company, the Class D shares would be tendered back to the Company without any payment being made. As a result, the Company has not recognized a loan receivable or the corresponding Class D common shares as outstanding. The Company has estimated a grant-date fair value, which is recorded as share-based compensation expense over a two-year vesting period with a corresponding amount to share capital. The fair value has been estimated using the Black-Scholes option pricing model with the following assumptions: (i) expected dividend yield of 0%, (ii) expected volatility of 151%, (iii) risk-free rate of 1.74%, (iv) share price of $0.10, (v) forfeiture rate of 0%, and (vi) expected life of 24 months. The total grant-date fair value is $500,000. The resulting share-based compensation for the period from September 16, 2019 to September 30, 2019 is $9,575.

Although the 5,000,000 Class D shares were issued to the director, only the portion that has vested, represented by the cumulative amount of share-based compensation recognized (95,750 shares), is reflected in the number of Class D shares issued and related share capital balance.

7.	LOSS PER SHARE

The weighted average number of common shares outstanding for the period from May 30, 2019 (date of incorporation) to September 30, 2019 was 65,918,390. The Company has not adjusted its weighted average number of common shares outstanding in the calculation of diluted loss per share, as there are no warrants or options outstanding that would give rise to dilution.

8.	INCOME TAXES

Income taxes recoverable have not been recognized in the statements of operations, as the Company has been incurring losses since inception, and it is not probable that future taxable profits will be available against which the accumulated tax losses can be utilized.

15

- I-1-20 -

Mind Medicine, Inc.

Notes to Financial Statements
(Expressed in United States Dollars)

For the period May 30, 2019 (date of incorporation) to September 30, 2019

8.	INCOME TAXES (continued)

Unrecognized deferred tax assets

As at September 30, 2019, deferred tax assets have not been recognized with respect to the following items:

September 30, 2019
Non-capital losses carried forward	$1,097,316
Accounting basis of intangible assets in excess of tax basis	45,833
Scientific research and experimental development expenditures	451,385
Accrued professional fees	100,000
Stock-based compensation	9,575

$1,704,109

As at September 30, 2019, the Company had available research   and development expenditures of approximately $451,385, for income tax purposes, which may be carried forward indefinitely to reduce future years’ taxable income.

The reconciliation of the United States statutory income tax rate applied to the net loss for the period to the income tax expense is as follows:

September 30, 2019
Loss before income taxes	$(1,708,109)

Statutory income tax rate	27.87%
Income tax recovery based on statutory income tax rate	(476,101)
Non-deductible meal expenses	1,116
Deferred tax asset not recognized	474,985

$-

9.	RESEARCH AND DEVELOPMENT

Components of research and development expenses for the period ended September 30, 2019 were as follows:

September 30, 2019
Research and development expenses, excluding the below items	$22,909

Consulting fees and short-term benefits	347,624
Clinical research expenses and manufacturing expenses	80,852

$451,385

16

- I-1-21 -

Mind Medicine, Inc.

Notes to Financial Statements

(Expressed in United States Dollars)

For the period May 30, 2019 (date of incorporation) to September 30, 2019

10.	GENERAL AND ADMINISTRATIVE

Components of general and administrative expenses for the period ended September 30, 2019 were as follows:

September 30, 2019
General and administrative expenses, excluding the below items	$226,828
Legal fees	393,252
Accounting and audit	153,191
Consulting fees and short-term benefits	336,535

$1,109,806

11.	COMMITMENTS AND CONTINGENCIES

As at September 30, 2019, the Company had obligations to make future payments, representing significant research and development contracts and other commitments that are known and committed in the amount of approximately $127,095. Most of these agreements are cancelable by the Company with notice. These commitments include agreements related to the conduct of the phase 1 clinical trials, sponsored research, manufacturing and preclinical studies. The Company also has minimum lease payments for operating lease commitments, primarily for its office lease, in the amount of $7,460 over the next 12 months, $10,950 from 12 to 36 months, and nothing thereafter. The facility lease contains options for lease extension. As these are considered “low-value” assets by the Company, they have not been capitalized.

The Company enters into research, development and license agreements in the ordinary course of business where the Company receives research services and rights to proprietary technologies. Milestone and royalty payments that may become due under various agreements are dependent on, among other factors, clinical trials, regulatory approvals and ultimately the successful development of a new drug, the outcome and timing of which are uncertain.

The Company periodically enters into research and license agreements with third parties that include indemnification provisions customary in the industry. These guarantees generally require the Company to compensate the other party for certain damages and costs incurred as a result of claims arising from research and development activities undertaken by or on behalf of the Company. In some cases, the maximum potential amount of future payments that could be required under these indemnification provisions could be unlimited. These indemnification provisions generally survive termination of the underlying agreement. The nature of the indemnification obligations prevents the Company from making a reasonable estimate of the maximum potential amount it could be required to pay. Historically, the Company has not made any indemnification payments under such agreements and no amount has been accrued in the financial statements with respect to these indemnification obligations.

17

- I-1-22 -

Mind Medicine, Inc.

Notes to Financial Statements

(Expressed in United States Dollars)

For the period May 30, 2019 (date of incorporation) to September 30, 2019

12.	RELATED PARTY TRANSACTIONS

For the period from May 30, 2019 (date of incorporation) to September 30, 2019, the key management personnel of the Company were the board of directors, Executive Chair, Chief Executive Officer, Chief Medical Officer, Chief Scientific Officer and Chief Financial Officer.

Compensation for key management personnel of the Company for the period ended September 30, 2019 was as follows:

September 30,
2019
Consulting fees and short-term benefits	$252,900

The Company paid fees of $353,910 to companies controlled by directors of the Company. The Company paid consulting fees of $74,550 to a director of the Company.

As at September 30, 2019 the Company had accounts payables and accrued liabilities outstanding of $235,553 to companies controlled by directors.

As at September 30, 2019 the Company had accounts payables and accrued liabilities outstanding of $19,965 to directors.

The Directors do not receive fees for their services.

Outstanding balances with related parties at period-end are secured and bear interest at 2% per annum.

13.	MANAGEMENT OF CAPITAL

The Company defines its capital as share capital and deficit. The Company’s objectives when managing capital are to ensure there are sufficient funds available to carry out its research and development programs. To date, these programs have been funded through the sale of equity securities.

The Company also intends to source non-dilutive funding by accessing grants, government assistance and tax incentives, and through partnerships with corporations and research institutions. The Company uses budgets and purchasing controls to manage its costs. The Company is not exposed to any externally imposed capital requirements.

18

- I-1-23 -

Mind Medicine, Inc.

Notes to Financial Statements

(Expressed in United States Dollars)

For the period May 30, 2019 (date of incorporation) to September 30, 2019

14.	FINANCIAL INSTRUMENTS

Fair value

Fair Value Measurement provides a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs are those that reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s assumptions with respect to how market participants would price an asset or liability. These two inputs used to measure fair value fall into the following three different levels of the fair value hierarchy:

Level 1 Quoted prices in active markets for identical instruments that are observable.

Level 2 Quoted prices in active markets for similar instruments; inputs other than quoted prices that are observable and derived from or corroborated by observable market data.

Level 3 Valuations derived from valuation techniques in which one or more significant inputs are unobservable.

The hierarchy requires the use of observable market data when available.

Cash and accounts payable and accrued liabilities are all short-term in nature and, as such, their carrying values approximate fair values.

Risks

The Company has exposure to credit risk, liquidity risk, interest rate risk and currency risk. The Company’s board of directors has overall responsibility for the establishment and oversight of the Company’s risk management framework. The Audit Committee of the board of directors is responsible for reviewing the Company’s risk management policies.

(a)	Credit risk

Credit risk is the risk of financial loss to the Company if a counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Company’s cash. The carrying amount of these financial assets represents the maximum credit exposure. The Company follows an investment policy to mitigate against the deterioration of principal and to enhance the Company’s ability to meet its liquidity needs. Cash and funds held in trust are on deposit with major American and Canadian chartered banks and the Company invests in high-grade short-term instruments.

(b)	Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company is a development stage company and is reliant on external fundraising to support its operations. Once funds have been raised, the Company manages its liquidity risk by investing in cash and short-term instruments to provide regular cash flow for current operations. It also manages liquidity risk by continuously monitoring actual and projected cash flows. The board of directors reviews and approves the Company’s operating and capital budgets, as well as any material transactions not in the ordinary course of business.

19

- I-1-24 -

Mind Medicine, Inc.

Notes to Financial Statements
(Expressed in United States Dollars)

For the period May 30, 2019 (date of incorporation) to September 30, 2019

14.	FINANCIAL INSTRUMENTS (continued)

Risks (continued)

(c)	Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company holds its cash in bank accounts or high- interest money market accounts that have a variable rate of interest. The Company manages its interest rate risk by holding highly liquid short-term instruments and by holding its investments to maturity, where possible. The Company earned interest income for the period ended September 30, 2019 of $2,261. Therefore, a 100 basis point change in the average interest rate for the period ended September 30, 2019 would have a net impact on finance income of $1,500.

(d)	Currency risk

The Company is exposed to currency risk related to the fluctuation of foreign exchange rates and the degree of volatility of those rates. Currency risk is limited to the portion of the Company’s business transactions denominated in currencies other than the United States dollar, which are primarily expenses in Canadian dollars. As at September 30, 2019, the Company held no non-U.S. dollar cash and cash equivalents and had CAD dollar denominated accounts payable and accrued liabilities in the amount of CAD $133,000. Therefore, a 1% change in the foreign exchange rate would have a net impact on finance costs as at September 30, 2019 of $1,330.

CAD dollar expenses for the period ended September 30, 2019 were approximately CAD $450,000. Varying the CAD exchange rate for the period ended September 30, 2019 to reflect a 1% strengthening of the U.S. dollar would have decreased the net loss by approximately $3,400 assuming that all other variables remained constant.

15.	SUBSEQUENT EVENTS

On November 2, 2019, the Company entered into a brokered private placement to raise up to CAD $15,000,000 at a price of CAD $0.33 per Class D common share. The net proceeds from any completed private placement will be used for investment in the clinical development of 18- MC and LSD microdosing and for general working capital purposes.

On December 19, 2019 the Company completed the first tranche of its brokered private placement whereby it issued 18,771,897 Class D common shares for gross cash proceeds of $6,194,726 CAD, and incurred issuance costs of $430,171 CAD.

The Company has applied to list its common shares on the Neo Exchange Inc. after its reverse takeover (“RTO”) of Broadway Gold Mining Ltd. (“Broadway”) is completed. The Company has signed an Arrangement Agreement whereby Broadway will acquire all of the issued and outstanding shares of the Company in exchange for the issuance of its own shares to the MindMed shareholders. Once the RTO closes, Broadway will change its name to Mind Medicine Corp.

20

- I-1-25 -

Combined financial statements of

Savant Addiction Medicine, LLC and Carve-out Financial

Statements of Savant HWP, Inc.

(Expressed in United States Dollars)

For the Nine Month Period Ended September 30, 2019 and Years Ended December 31, 2018 and 2017

- I-1-26 -

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors of Savant Addiction Medicine, LLC and Savant HWP, Inc.

Opinion

We have audited the combined financial statements of Savant Addiction Medicine, LLC and carve-out financial statements of the 18-MC Division of Savant HWP, Inc., (the “Group”), which comprise the combined statements of financial position as at September 30, 2019, December 31, 2018, December 31, 2017, and January 1, 2017, and the combined statements of operations and comprehensive loss, changes in equity and cash flows for the nine month period ended September 30, 2019 and the years ended December 31, 2018 and December 31, 2017, and notes to the combined financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying combined financial statements present fairly, in all material respects, the combined financial position of the Group as at September 30, 2019, December 31, 2018, December 31, 2017, and January 1, 2017, and its combined financial performance and its combined cash flows for the nine month period ended September 30, 2019 and the years ended December 31, 2018 and December 31, 2017 in accordance with International Financial Reporting Standards.

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Combined Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the combined financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Emphasis of Matter – Basis of Accounting

We draw attention to Note 1 to the combined financial statements, which describes the purpose of these combined financial statements and carve-out financial statements. The 18-MC Division of Savant HWP, Inc. did not operate as a separate entity during the periods presented. These carve-out financial statements are, therefore, not necessarily indicative of results that would have occurred if the 18-MC Division of Savant HWP, Inc. had been a separate stand-alone entity during the periods presented or of the future results of the 18-MC Division assets.

Material Uncertainty Related to Going Concern

We draw attention to Note 1 in the combined financial statements, which describes circumstances or conditions that indicate a material uncertainty exists that may cast significant doubt about the Group’s ability to continue as a going concern. Our opinion is not modified in respect of this matter.

Responsibilities of Management and Those Charged with Governance for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of combined financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the combined financial statements, management is responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Group or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Group’s financial reporting process.

THE POWER OF BEING UNDERSTOOD

AUDIT | TAX | CONSULTING

RSM Canada LLP is a limited liability partnership that provides public accounting services and is the Canadian member firm of RSM International, a global network of independent audit, tax, and consulting firms. Visit rsmcanada.com/aboutus for more information regarding RSM Canada LLP and RSM International.

- I-1-27 -

Auditor’s Responsibilities for the Audit of the Combined Financial Statements

Our objectives are to obtain reasonable assurance about whether the combined financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these combined financial statements. As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the combined financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the combined financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Group to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the combined financial statements, including the disclosures, and whether the combined financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

Chartered Professional Accountants

Licensed Public Accountants

December 19, 2019

Toronto, Ontario

- I-1-28 -

Savant Addiction Medicine, LLC and Carve-out Financial Statements of Savant HWP, Inc.

Combined Statements of Financial Position
(Expressed in United States Dollars)

As at September 30, 2019

	September 30,	December 31,	December 31,	January 1,
	2019	2018	2017	2017
Assets

Current
Cash	$-	$-	$-	$60
Prepaid expenses	1,108	-	-	-
	1,108	-	-	60
Investment in joint venture (Note 5)	4,901,696	-	-	-
Intangible assets, net (Note 6)	-	4,000,000	5,000,000	6,000,000
	$4,902,804	$4,000,000	$5,000,000	$6,000,060

Liabilities

Current
Accounts payable and accrued liabilities (Notes 7, 12)	$100,452	$82,159	$56,886	$46,431
Convertible promissory notes (Note 7)	200,000	200,000	200,000	-
Warrant liability (Note 8)	-	11,612	356,473	831,531
Related party notes payable (Note 12)	450,000	450,000	450,000	450,000
	750,452	743,771	1,063,359	1,327,962
Equity in net assets	4,152,352	3,256,229	3,936,641	4,672,098
	$4,902,804	$4,000,000	$5,000,000	$6,000,060

Organization, Nature of Operations and Going Concern (Note 1)

/s/ “Stephen L Hurst"
Managing Member

The accompanying notes are an integral part of these combined financial statements

1

- I-1-29 -

Savant Addiction Medicine, LLC and Carve-out Financial Statements of Savant HWP, Inc.
Combined Statements of Operations and Comprehensive Earnings (Loss)

(Expressed in United States Dollars)

For the Nine Month Period Ended September 30, 2019
and Years Ended December 31, 2018 and 2017

	Nine Months Ended September 30, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017
Operating revenue	$-	$-	$8,208

Expenses
Research and development	-	30	167,227
General and administrative	-	297	111,279
Share-based payments (Note 9)	766	1,377	3,233
Amortization (Note 6)	500,000	1,000,000	1,000,000
	500,766	1,001,704	1,281,739

Earnings (loss) before the undernoted items
Gain on disposal of 18-MC program (Note 6)	2,000,000	-	-
Equity in loss of Mind Medicine, Inc. (Note 5)	(598,304)	-	-
Gain on change in fair value of warrants	11,612	344,861	475,058
Interest expense	(18,905)	(25,273)	(19,844)

Net earnings (loss) and comprehensive earnings (loss) for the Period/Years Ended	$893,637	$(682,116)	$(818,317)

The accompanying notes are an integral part of these combined financial statements

2

- I-1-30 -

Savant Addiction Medicine, LLC and Carve-out Financial Statements of Savant HWP, Inc.

Combined Statements of Changes in Equity
(Expressed in United States Dollars)

For the Nine Month Period Ended September 30, 2019
and Years Ended December 31, 2018 and 2017

Equity In Net Assets
Balance, December 31, 2016	$4,672,098
Net loss	(818,317)
Net contributions	82,860

Balance, December 31, 2017	$3,936,641
Net loss	(682,116)
Net contributions	1,704

Balance, December 31, 2018	$3,256,229
Net earnings	893,637
Net contributions	2,486

Balance, September 30, 2019	$4,152,352

The accompanying notes are an integral part of these combined financial statements

3

- I-1-31 -

Savant Addiction Medicine, LLC and Carve-out Financial Statements of Savant HWP, Inc.

Combined Statements of Cash Flows
(Expressed in United States Dollars)

For the Nine Month Period Ended September 30, 2019
and Years Ended December 31, 2018 and 2017

	Nine Months Ended September 30, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017
Cash provided by (used in):

Operating activities
Net earnings (loss)	$893,637	$(682,116)	$(818,317)
Items not affecting cash
Amortization	500,000	1,000,000	1,000,000
Gain on disposal of 18-MC program (Note 6)	(2,000,000)
Equity in loss of Mind Medicine, Inc.	598,304	-	-
Gain on fair value of warrants	(11,612)	(344,861)	(475,058)
Net contributions to equity	2,486	1,704	82,860
Changes in non-cash operating assets and liabilities Prepaid expenses	(1,108)	-	-
Accounts payable and accrued liabilities	18,293	25,273	10,455

Net cash used in operating activities	-	-	(200,060)

Financing activities
Issue of convertible promissory notes payable	-	-	200,000

Net cash provided by financing activities	-	-	200,000

Increase (decrease) in cash	-	-	(60)

Cash, beginning of period/year	-	-	60
Cash, end of period/year	$-	$-	$-

The accompanying notes are an integral part of these combined financial statements

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Savant Addiction Medicine, LLC and Carve-out Financial Statements of Savant HWP, Inc.

Notes to Combined Financial Statements
(Expressed in United States Dollars)

Nine Month Period Ended September 30, 2019
and Years Ended December 31, 2018 and 2017

1.	ORGANIZATION, NATURE OF OPERATIONS AND GOING CONCERN

These combined financial statements include the accounts of Savant Addiction Medicine, LLC (the “Company”) and the carve-out financial statements of Savant HWP, Inc. (“Savant HWP”; together, the “Group”), for the nine months ended September 30, 2019 and the years ended December 31, 2018 and 2017.

(a)	Savant Addiction Medicine, LLC

The Company is a Delaware limited liability company organized on December 4, 2013. The Group was in the process of developing a medical drug that would target the dopamine “reward” pathway in the brain that drives pleasure-seeking behaviors associated with addiction and obesity. The Group’s product still requires clinical trial and patient follow up. The Group’s primary activities to date have consisted of raising capital to perform product research and development.

The Company is under common control with Savant HWP. The Company’s operations were spun out from Savant HWP. The Company received certain operating and administrative services from Savant HWP in 2017. Under this structure, Savant HWP performs all operational activities under contract to the Company. The Company owns all the rights to the profits from production in exchange for payment of product development expenses invoiced by Savant HWP and a 10% profit interest in the Company.

(b)	Savant HWP, Inc.

Savant HWP – 18-MC division, as presented in the carve-out financial statements, is not a legal entity. The carve-out financial statements represent the operations in Savant HWP that were attributable to the 18-MC research project (the “Project”). The goal of the Project is to develop a medical drug that would target the dopamine “reward” pathway in the brain that drives pleasure-seeking behaviors associated with addiction and obesity.

The carve-out financial statements have been prepared based on the financial statements of Savant HWP and are presented as if the operations in the Project were accounted for on a stand-alone basis.

Because the operations are part of a corporate group, the carve-out financial statements depict the equity in net assets and represent the amounts of balances and transactions associated with the operations. Management’s estimates, when necessary, have been used to prepare such allocations.

The carve-out financial statements are not necessarily indicative of the results that would have been attained if the Project had been operated as a separate legal entity during the periods presented and, therefore, are not necessarily indicative of future operating results.

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Savant Addiction Medicine, LLC and Carve-out Financial Statements of Savant HWP, Inc.

Notes to Combined Financial Statements
(Expressed in United States Dollars)

Nine Month Period Ended September 30, 2019
and Years Ended December 31, 2018 and 2017

1.	ORGANIZATION, NATURE OF OPERATIONS AND GOING CONCERN (continued)

While these combined financial statements have been prepared in accordance with International Financial Reporting Standards on a going concern basis that presumes the realization of assets and discharge of liabilities in the normal course of business, there are material uncertainties related to adverse conditions and events that may cast significant doubt on the Group’s ability to continue as a going concern.

For the nine months ended September 30, 2019, the Group had net earnings of $893,637 (net loss of $682,116 and $818,317 for the years ended December 31, 2018 and December 31, 2017, respectively).

The Group’s continuing ability to meet its obligations as they come due is dependent upon its ability to raise additional funds through the issuance of shares and debt borrowings and the support of creditors to meet its current obligations and to continue operations. Management has implemented a plan of action to reduce operating costs and is in the process of securing additional financing. These circumstances and conditions may cast significant doubt about the Group’s ability to continue as a going concern.

These combined financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Group be unable to continue operations. Such adjustments may be material.

2.	STATEMENT OF COMPLIANCE AND BASIS OF PRESENTATION

(a)	Statement of compliance

The combined financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

This is the Group’s first annual financial statements prepared in accordance with IFRS. The 2017 financial statements include an opening statement of financial position as at January 1, 2017, the date at which the impact of IFRS transition was recorded against equity, in accordance with the provisions of IFRS 1 “First time adoption of International Financial Reporting Standards” and the 2017 comparative statements were prepared using the same basis of accounting. A detailed reconciliation of the financial statements prepared under US GAAP and the comparative 2017 IFRS financial information is presented in Note 14.

These financial statements were approved by the Group’s board of directors on December 19, 2019.

(b)   Basis of measurement

These combined financial statements have been prepared on the historical cost basis, except for certain financial assets and liabilities measured at fair value.

(c)   Functional and presentation currency

These combined financial statements are presented in United States dollars, which is the Group’s functional currency.

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Savant Addiction Medicine, LLC and Carve-out Financial Statements of Savant HWP, Inc.

Notes to Combined Financial Statements
(Expressed in United States Dollars)

Nine Month Period Ended September 30, 2019
and Years Ended December 31, 2018 and 2017

2.	STATEMENT OF COMPLIANCE AND BASIS OF PRESENTATION (continued)

(d)    Use of significant estimates and assumptions

The preparation of these combined financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities, revenue and expenses, related disclosures of contingent assets and liabilities. Actual results could differ materially from these estimates and assumptions. The Group reviews its estimates and underlying assumptions on an ongoing basis. Revisions are recognized in the period in which the estimates are revised and may impact future periods.

Management has applied significant estimates and assumptions to the following:

Useful life of intangible assets

The Group estimates the useful lives of intangible assets from the date they are available for use in the manner intended by management and periodically reviews the useful lives to reflect management’s intent about developing and commercializing the assets.

Impairment of long-lived assets

Long-lived assets are reviewed for impairment upon the occurrence of events or changes in circumstances indicating that the carrying value of the asset may not be recoverable. For the purpose of measuring recoverable amounts, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units). The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use (being the present value of the expected future cash flows of the relevant asset or cash-generating unit). An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. Management evaluates impairment losses for potential reversals when events or circumstances warrant such consideration.

Valuation of share-based compensation and warrants

Management measures the costs for share-based compensation and warrants using market-based option valuation techniques. Assumptions are made and estimates are used in applying the valuation techniques. These include estimating the future volatility of the share price, expected dividend yield, expected risk-free interest rate, future employee turnover rates, future exercise behaviours and corporate performance. Such estimates and assumptions are inherently uncertain. Changes in these assumptions affect the fair value estimates of share-based compensation and warrants.

Determination of investment in joint venture

When determining the appropriate basis of accounting for the Group’s interests in joint arrangements, the Group makes judgments about the degree of influence that it exerts directly or through an arrangement over the investees’ relevant activities. Judgment was used to determine whether the joint venture arrangements described in Note 5 should be accounted for as a joint operation or a joint venture. Given the Group has rights to the net assets of the separate legal entity, the Group has concluded it will be accounted for as a joint venture. The Group will recognize the initial investment at cost and the carrying amount is increased or decreased to recognize the Group’s share of the profit or loss of the venture after the date of acquisition.

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Savant Addiction Medicine, LLC and Carve-out Financial Statements of Savant HWP, Inc.

Notes to Combined Financial Statements
(Expressed in United States Dollars)

Nine Month Period Ended September 30, 2019
and Years Ended December 31, 2018 and 2017

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES Combined financial statements

The combined financial statements comprise the financial statements of the Company and the carve-out financial statements of Savant HWP. The Company and Savant HWP are companies under common control. These combined financial statements are prepared as of the same dates and periods. The combined financial statements are prepared using uniform accounting policies by the Group, which is considered to have one operating and reportable segment. Significant intragroup balances and transactions and gains or losses resulting from intragroup transactions are eliminated in full in the combined financial statements.

Investment in Joint Venture

A joint venture is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the net assets of the arrangement. Investments in a joint venture are accounted for using the equity method and are initially recognized at cost. The entire carrying amount of the investment is tested for impairment annually.

Under the equity method, the investment is initially recognized at cost and adjusted thereafter for the post-acquisition change in the investor’s share of comprehensive income less distributions of the joint venture.

The Group’s share of its joint venture’s post-acquisition profits or losses is recognized in the statement of net income, and its share of post-acquisition movements in other comprehensive income is recognized in other comprehensive income. The cumulative post-acquisition movements are adjusted against the carrying amount of the investment. Distributions received from an investee reduce the carrying amount of the investment.

If the Group’s share of losses of a joint venture equals or exceeds its interest in the joint venture, the Group does not provide for additional losses, unless it has incurred obligations or made payments on behalf of the joint venture.

Intangible assets

Externally acquired intangible assets are measured at cost less accumulated amortization and any accumulated impairment losses. The cost of intangible assets acquired through asset acquisitions is their fair value at the acquisition date. These intangible assets are amortized on a straight-line basis over their estimated useful lives and are tested for impairment whenever events or changes indicate that their carrying amount may not be recoverable. Useful lives, residual values and amortization methods for these intangible assets with finite useful lives are reviewed at least annually.

Expenditures are capitalized only when they increase the future economic benefits embodied in the specific asset to which they relate. All other expenditures are recognized in profit or loss as incurred.

The significant intangibles recognized by the Company and their useful economic lives are as follows:

Intangible assets	Useful life
18-MC program	9 years

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Savant Addiction Medicine, LLC and Carve-out Financial Statements of Savant HWP, Inc.

Notes to Combined Financial Statements
(Expressed in United States Dollars)

Nine Month Period Ended September 30, 2019
and Years Ended December 31, 2018 and 2017

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue recognition

Revenues are recognized as earned when all the services are performed according to terms of the contracts.

Research and development

Expenditures on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, are recognized in profit or loss as incurred.

Development activities involve a plan or design for the production of new or substantially improved products and processes.

Development expenditures are capitalized only if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Company intends to complete development and has sufficient resources to complete development and to use or sell the asset. Other development expenditures are expensed as incurred. No internal development costs have been capitalized to date.

Research and development expenses include all direct and indirect operating expenses supporting the products in development.

The costs incurred in establishing and maintaining patents are expensed as incurred.

Income taxes

(a)   Savant Addiction Medicine, LLC

The Company is a limited liability company for federal and state income tax purposes. Under laws pertaining to income taxation of limited liability companies, no federal income tax is paid by the Company. The income or loss of the Company is taxed to the member in its respective return. Accordingly, no provision for income taxes besides the $800 minimum California state franchise tax and the LLC gross receipts fees are reflected in the accompanying financial statements.

The Company evaluates its tax positions taken or expected to be taken in the course of preparing tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the “more-likely-than-not” threshold are recorded as an expense in the applicable year. As of September 30, 2019, December 31, 2018 and December 31, 2017, the Company does not have any significant uncertain tax positions for which a reserve would be necessary.

(b)   Savant HWP, Inc.

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for temporary differences on the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable income or loss.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax assets and liabilities, and they relate to income taxes levied by the same tax authority on the same taxable entity.

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Savant Addiction Medicine, LLC and Carve-out Financial Statements of Savant HWP, Inc.

Notes to Combined Financial Statements
(Expressed in United States Dollars)

Nine Month Period Ended September 30, 2019
and Years Ended December 31, 2018 and 2017

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income taxes (continued)

(b)  Savant HWP, Inc. (continued)

Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted at the reporting date. A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Investment tax credits earned from scientific research and development expenditures are recorded when collectability is reasonably assured.

Financial instruments

The Group’s financial assets and liabilities are classified and measured as follows:

Financial asset or financial liability	Classification and measurement
Cash	Amortized cost
Accounts payable and accrued liabilities	Amortized cost
Related party notes payable	Amortized cost
Convertible promissory notes	Amortized cost
Warrant liability	Fair value through profit or loss

The Group recognizes financial assets and financial liabilities when the Group becomes party to the contractual provisions of the financial instrument.

i)     Classification of financial assets and financial liabilities

Financial assets

The Group classifies financial assets as subsequently measured at amortized cost, fair value through other comprehensive income (“FVTOCI”) or fair value through profit or loss (“FVTPL”) based on the entity’s business model for managing the financial assets and the contractual cash flow characteristics of the financial assets.

A financial asset is measured at amortized cost if the financial assets is held within a business model whose objective is to hold financial assets in order to collect contractual cash flows and the contractual terms of the financial asset give rise on a specified date to cash flows that are solely payments of principal and interest on the principal amount outstanding.

A financial asset is measured at FVTOCI if the financial asset is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets and the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding. The Group does not have financial assets classified as subsequently measured at FVTOCI.

A financial asset is measured at FVTPL if the financial assets is neither classified as amortized cost nor FVTOCI or can be designated FVTPL at initial recognition. The Group does not have financial assets classified as subsequently measured at FVTPL.

10

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Savant Addiction Medicine, LLC and Carve-out Financial Statements of Savant HWP, Inc.

Notes to Combined Financial Statements

(Expressed in United States Dollars)

Nine Month Period Ended September 30, 2019

and Years Ended December 31, 2018 and 2017

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Financial instruments (continued)

i)     Classification of financial assets and financial liabilities (continued)

Financial liabilities

The Group classifies all financial liabilities as subsequently at amortized costs except for financial liabilities at FVTPL which include the convertible debentures and contingent consideration in a business combination or financial liabilities that have been designated FVTPL on initial recognition.

ii)    Initial recognition

Financial assets or financial liabilities classified as amortized cost are initially recognized by the Group at their fair value less transaction costs that are directly attributable to the acquisition or issuance of the financial assets or financial liability, except for transaction costs on financial assets or liability designed as FVTPL which are expensed. Amounts receivable though, are initially recognized at their transaction price if the trade receivable does not contain a significant financing component.

iii)   Subsequent measurement

The Group will subsequently measure a financial instrument based on its classification. Financial assets and financial liabilities classified as subsequently measured at amortized cost will be measured at initial recognition minus the principal repayments, plus or minus the cumulative amortization using the effective interest method of any difference between that initial amount and the maturity amount and, for financial assets, adjusted for any loss allowance. The amortization of the effective interest is recognized in profit or loss. Financial assets at FVTOCI will have subsequently measured changes in fair value recognized in other comprehensive income. Transaction costs of financial liabilities classified as FVTPL are expensed as incurred. Gains and losses of financial assets and financial liabilities classified as subsequently measured at FVTPL are recognized in net profit and loss.

iv)   Derecognition of financial instruments

A financial asset is derecognized when the contractual rights to the cash flows from the financial asset expire or the Group has transferred its contractual rights to receive cash flows from the financial asset or assumes an obligation to pay the cash flows in full without material delay to a third party and has transferred substantially all the risks and rewards of the asset, or has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

A financial liability is derecognized when it is extinguished, that is when the obligation is discharged, cancelled or expires. A financial liability is extinguished when the debtor discharges the liability by paying in cash, other financial assets, goods or services or is legally released from the liability.

Convertible promissory notes

Convertible promissory notes issued by the Group are automatically converted to a number of membership units of the Group, based on the closing of a financing event, when certain conditions apply. The components of the convertible debt are classified as separate financial liabilities in accordance with the substance of the contractual agreements and definitions of financial liabilities. The conversion feature that is settled by the exchange of a variable number of membership units of the Group is a derivative liability and has been recorded as FVTPL.

11

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Savant Addiction Medicine, LLC and Carve-out Financial Statements of Savant HWP, Inc.

Notes to Combined Financial Statements

(Expressed in United States Dollars)

Nine Month Period Ended September 30, 2019

and Years Ended December 31, 2018 and 2017

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Financial instruments (continued)

Convertible promissory notes (continued)

The derivative liability component of a convertible note is recognized initially at the fair value. The host debt component is recognized initially at the difference between the fair value of the convertible note as a whole and the fair value of the derivative liability component. Any directly attributable transaction costs are allocated to the liability and equity component in proportion to their initial carrying amounts. Subsequent to initial recognition, the host debt component of a convertible note is measured at amortized cost using the effective interest method. The derivative liability component of the convertible note is re-measured subsequent to initial recognition with changes in fair value being recognized in profit or loss. Interest related to the host debt liability is recognized in profit or loss. On conversion, the financial liability is reclassified to equity reserve and no gain or loss is recognized.

Warrants

Promissory notes issued by the Group include warrants to purchase a number of membership units of the Group, at the option of the holder. The components of the promissory note are classified as separate financial liabilities in accordance with the substance of the contractual agreements and definitions of financial liabilities. The contractual terms of the warrants include features that result in the issuance of a variable number of membership units of the Group and this derivative liability has been recorded as FVTPL.

The derivative liability component of a promissory note is recognized initially at the fair value. The host debt component is recognized initially at the difference between the fair value of the promissory note as a whole and the fair value of the derivative liability component. Any directly attributable transaction costs are allocated to the liability and equity component in proportion to their initial carrying amounts. Subsequent to initial recognition, the host debt component of a promissory note is measured at amortized cost using the effective interest method. The derivative liability component of the promissory note is re-measured subsequent to initial recognition with changes in fair value being recognized in profit or loss. Interest related to the host debt liability is recognized in profit or loss.

Share-based compensation

The Group accounts for share-based compensation for all share-based awards made to employees based on their estimated fair values on the date of grant. The fair value of each employee stock option is estimated on the date of grant using the Black-Scholes option pricing model. The model requires management to make a number of assumptions including expected volatility, expected term, risk-free interest rate, and expected dividends. The Group recognizes compensation expense over the requisite period for stock options expected to vest.

The Group recognizes compensation expense for stock option awards to non-employees based on their then current fair value, using the Black-Scholes option pricing model in the period in which such options vest.

12

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Savant Addiction Medicine, LLC and Carve-out Financial Statements of Savant HWP, Inc.

Notes to Combined Financial Statements

(Expressed in United States Dollars)

Nine Month Period Ended September 30, 2019

and Years Ended December 31, 2018 and 2017

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Financial instruments (continued)

Impairment of non-financial assets

The carrying amounts of the Group’s non-financial assets are reviewed at each reporting date to determine whether there is any indication of impairment. If such an indication exists, the recoverable amount is estimated. The recoverable amount of an asset or a cash-generating unit is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or cash-generating unit. For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generate cash inflows from continuing use that are largely independent of cash inflows of other assets or cash-generating units. An impairment loss is recognized if the carrying amount of an asset or its related cash-generating unit exceeds its estimated recoverable amount. Impairment losses for intangible assets are recognized in research and development expenses.

Impairment losses recognized in prior periods are assessed at each reporting date for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

4.	DISCLOSURES OF NEW STANDARDS ADOPTED AND PRIOR TO THEIR ADOPTION

IFRS 15 Revenue from Contracts with Customers

IFRS 15 Revenue from Contracts with Customers covers principles for reporting about the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers. The Group has concluded that the adoption of IFRS 15 did not result in any material changes to the current amount and the timing of the recognition of revenue.

IFRS 9 Financial Instruments

On January 1, 2018, IFRS 9 Financial Instruments became effective. IFRS 9 replaces the provisions of IAS 39 that relate to the recognition, classification and measurement of financial assets and financial liabilities, derecognition of financial instruments, impairment of financial assets and hedge accounting. The adoption of IFRS 9 from January 1, 2018 resulted in changes in accounting policies as described in Note 3. In accordance with the transitional provisions in IFRS 9, comparative figures have not been restated.

As of January 1, 2018, the Group’s management has assessed that the Group has a business model whose objective is to hold financial assets held by the Group in order to collect contractual cash flows and has determined that amortized cost is the appropriate IFRS 9 category. The Group was required to revise its impairment methodology under IFRS 9. There was no additional impairment loss identified. There was no impact from the IFRS 9 adoption on the Group’s financial assets and financial liabilities as these continued to be accounted as financial assets and financial liabilities at amortized cost except for warrant liabilities that are classified as FVTPL.

Financial liabilities at FVTPL which include warrant liabilities are initially recognized at fair value with changes to fair value recognized in the consolidated statements of loss.

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Savant Addiction Medicine, LLC and Carve-out Financial Statements of Savant HWP, Inc.

Notes to Combined Financial Statements

(Expressed in United States Dollars)

Nine Month Period Ended September 30, 2019

and Years Ended December 31, 2018 and 2017

4.              DISCLOSURES OF NEW STANDARDS ADOPTED AND PRIOR TO THEIR ADOPTION (continued)

 IFRS 9 Financial Instruments (continued)

The following table explains the original measurement categories under IAS 39 and the new measurement categories under IFRS 9 for each class of the Group’s financial assets and financial liabilities:

Financial asset or financial liability	Prior Classification and Measurement under IAS 39	Current Classification and Measurement under IFRS 9
Cash	Loans and receivables at amortized cost	Amortized cost
Accounts payable and accrued liabilities	Loans and receivables at amortized cost	Amortized cost
Convertible promissory notes	Other liabilities at amortized cost	Amortized cost
Related party notes payable	Other liabilities at amortized cost	Amortized cost
Warrant liability	Fair value through profit or loss	Fair value through profit or loss

IFRS 16 Leases

IFRS 16 sets out the principles for the recognition, measurement, presentation and disclosure of leases and requires lessees to account for all leases under a single on-balance sheet model, with certain exemptions. The standard includes two recognition exemptions for lessees – leases of “low-value” assets and short-term leases with a lease term of 12 months or less. At the commencement date of a lease, a lessee will recognize a liability to make lease payments and an asset representing the right to use the underlying asset during the lease term. Lessees will be required to separately recognize the interest expense on the lease liability and the depreciation expense on the right-of-use asset. Lessees are also required to remeasure the lease liability upon the occurrence of certain events such as a change in lease term. The lessee will generally recognize the amount of the remeasurement of the lease liability as an adjustment to the right-of-use asset.

IFRS 3 Business Combinations

The Group adopted the Amendments to IFRS 3, Business Combinations (“IFRS 3 Amendments”) effective January 1, 2019, in advance of its mandatory effective date. The amendments clarify the definition of a business in determining whether an acquisition is a business combination or an asset acquisition. It has removed the assessment of whether market participants are capable of replacing any missing inputs or processes and continuing to produce outputs and the reference to an ability to reduce costs, and requires, at a minimum, the acquired set of activities and assets to include an input and a substantive process to meet the definition of a business. IFRS 3 Amendments also provides for an optional concentration test to permit a simplified assessment of whether an acquired set of activities and assets is not a business. If substantially all the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets, the set of activities and assets is determined to not be a business and no further assessment is needed. This election is made separately for each transaction. The Group has adopted the standard prospectively and all acquisitions in the current year are considered asset acquisitions.

After the adoption of the IFRS 3 Amendments, the Group will account for business combinations in which control is acquired under the acquisition method. When an acquisition is made, the Group considers the inputs, processes, and outputs of the acquiree in assessing whether it meets the definition of a business. If the acquired set of activities and assets lack a substantive process in place but will be integrated into the Group’s existing operations, the acquisition ceases to meet the definition of a business and is accounted for as an asset acquisition. Assets acquired through asset acquisitions are initially measured at cost, which includes transaction costs incurred.

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Savant Addiction Medicine, LLC and Carve-out Financial Statements of Savant HWP, Inc.

Notes to Combined Financial Statements

(Expressed in United States Dollars)

Nine Month Period Ended September 30, 2019

and Years Ended December 31, 2018 and 2017

5.            INVESTMENT IN JOINT VENTURE

The Group acquired its investment in the shares of Mind Medicine, Inc. (“MindMed”) when it exchanged its 18-methyloxycoronaridine (“18-MC”) program in July 2019. The Group received 55,000,000 Class A voting shares of MindMed which, under the Foundational Agreement it entered into with the holders of the Class B voting shares of MindMed, gave it 80% voting rights. Notwithstanding the majority voting rights position this gave to the Group, the Foundational Agreement also specified that until the completion of a reverse takeover of MindMed, all major business decisions required the unanimous agreement of the Class A and Class B shareholders or a majority of the Board of Directors of MindMed. As a result, the Group has determined that the most appropriate manner in which to record its holding in the MindMed shares is as a joint venture investment. Accordingly, the Group equity accounts for its investment and has recognized its proportionate share of the loss incurred by MindMed in the period from the date of acquisition of its shares to September 30, 2019.

The Group recognized a gain on sale of the 18-MC program of $2,000,000, based on the $5,500,000 value of the MindMed shares received. The Group valued the shares received at $0.10 per share based on arm’s- length sales of other MindMed shares being sold in a private placement at the same time as the sale of the 18-MC program occurred.

Joint venture investment in shares of Mind Medicine, Inc.	$5,500,000
Equity in loss of Mind Medicine, Inc.	(598,304)

Investment in shares of Mind Medicine, Inc., net of equity pickup in loss	$4,901,696

6.            INTANGIBLE ASSETS

Cost
Balance, December 31, 2018, December 31, 2017 and January 1, 2017	$9,000,000
Disposal of 18-MC program (Note 5)	(9,000,000)

Balance, September 30, 2019	$-
Accumulated amortization
Balance, January1, 2017	$6,000,000
Amortization	(1,000,000)

Balance, December 31, 2017	$5,000,000
Amortization	(1,000,000)

Balance, December 31, 2018	$4,000,000
Amortization	(500,000)
Disposal of 18-MC program (Note 5)	(3,500,000)

Balance, September 30, 2019	$-

In July 2019, the Group sold the assets of the 18-methyloxycoronaridine platform to Mind Medicine, Inc. in exchange for the issuance by Mind Medicine, Inc. of 55,000,000 Class A common shares with a fair value of $0.10 per share.

Proceeds on sale of 18-MC program	$5,500,000
Amortized cost of intangible assets sold	(3,500,000)
Gain on sale	$2,000,000

15

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Savant Addiction Medicine, LLC and Carve-out Financial Statements of Savant HWP, Inc.

Notes to Combined Financial Statements

(Expressed in United States Dollars)

Nine Month Period Ended September 30, 2019

and Years Ended December 31, 2018 and 2017

7.            CONVERTIBLE PROMISSORY NOTES

In March 2017, Savant Addiction Medicine, LLC issued convertible promissory notes totaling $200,000. The convertible promissory notes incur interest at 12% and have no fixed maturity date. All outstanding principal and accrued interest may not be prepaid without prior written consent of the holders of greater than 50% of the outstanding and unpaid principal of all the notes issued.

As defined in the convertible note purchase agreement, all of the outstanding principal and interest on the convertible promissory notes will be automatically converted upon the closing of the next stock equity financing of the Savant Addiction Medicine, LLC of at least $2,000,000 into the same type of securities issued in the financing at the same price paid by the investors in the financing and subject to all of the rights, preferences and privileges of such investors.

The outstanding principal balance on convertible promissory notes amounted to $200,000 as at September 30, 2019, December 31, 2018 and December 31, 2017 and the accrued interest amounted to $60,526, $42,575 and $18,575 at September 30, 2019, December 31, 2018 and December 31, 2017, respectively. Interest expense on the convertible promissory notes totaled $17,951, $24,000 and $18,575 for the nine months ended September 30, 2019 and the years ended December 31, 2018 and 2017, respectively.

Each convertible note includes a warrant to purchase membership interests in the Savant Addiction Medicine, LLC. The warrant coverage provided is equal to 100% of the principal amount of the convertible notes purchased by the note holder.

8.            WARRANTS

The following warrants are outstanding.

Exercise price	Number
Balance - December 31, 2016		1,481,250
Issued in connection with convertible notes (Note 7)	No fixed price	200,000

Balance - December 31, 2017 and 2018		1,681,250
Expired - April 1, 2019 and July 1, 2019	No fixed price	(1,481,250)

Balance - September 30, 2019		200,000

The Black-Scholes inputs for valuation of the warrants are as follows:

Volatility	60% to 274%
Risk free interest rate	1.20% to 2.45%
Expected life of warrant	0.25 to 5 years
Expected dividend yield	0.0%
Warrant Strike price	$1.00
Market value of the shares	$0.60 to $1.00

16

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Savant Addiction Medicine, LLC and Carve-out Financial Statements of Savant HWP, Inc.

Notes to Combined Financial Statements

(Expressed in United States Dollars)

Nine Month Period Ended September 30, 2019

and Years Ended December 31, 2018 and 2017

8.            WARRANTS (continued)

The following warrants are outstanding.

Exercise price	Number
Balance - December 31, 2016		1,481,250
Issued in connection with convertible notes (Note 7)	No fixed price	200,000

Balance - December 31, 2017 and 2018		1,681,250
Expired - April 1, 2019 and July 1, 2019	No fixed price	(1,481,250)

Balance - September 30, 2019		200,000

During the year ended December 31, 2014, the Company issued $493,750 of notes payable (see Note 12) of which $43,750 were repaid during the year ended December 31, 2016. These notes contained a provision to recognize a variable number of equity shares depending on the repayment date, in accordance with IAS 32, a contract to issue a variable number of equity shares fails to meet the definition of equity. Accordingly, such a contract or instrument would be accounted for as a derivative liability and measured at fair value with changes in fair value recognized in the Statements of Operations and Comprehensive Loss at each period-end.

Details of the outstanding warrants and their fair values is as follows:

Warrants liability	Amount
Balance – January 1, 2017 (Note 12)	$831,531
Change in fair value	(475,058)

Balance - December 31, 2017	356,473
Change in fair value	(344,861)

Balance – December 31, 2018	11,612
Gain on expiry of warrants (Note 12)	(11,612)
Balance - September 30, 2019	$-

Expiry Date	Weighted average exercise price	Number of warrants
April 1, 2019 – July 3, 2019	$1.00	1,481,250
March 10, 2022	No fixed price	200,000

9.            STOCK OPTION PLAN

The Board of Directors of Savant HWP, Inc., has authorized the 2009 Equity Incentive Plan (the “Plan”). Under the Plan, the Board of Directors may grant stock awards to employees, directors and consultants of the Savant HWP, Inc. and its affiliates. The exercise price of an option cannot be less than the fair value of one share of common stock on the date of grant for incentive stock options and nonstatutory stock options (not less than 110% of the fair value for stockholders owning greater than 10% of all classes of stock).

17

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Savant Addiction Medicine, LLC and Carve-out Financial Statements of Savant HWP, Inc.

Notes to Combined Financial Statements

(Expressed in United States Dollars)

Nine Month Period Ended September 30, 2019

and Years Ended December 31, 2018 and 2017

9.            STOCK OPTION PLAN (continued)

Option vesting schedules are determined by the Board of Directors at the time of issuance and they generally vest over a four-year period. Options are exercisable over periods not to exceed ten years (five years for incentive stock options granted to holders of 10% or more of the voting stock) from the date of grant.

As at September 30, 2019, 4,086,200 shares of common stock, respectively, were reserved for stock option grants (December 31, 2018 and 2017, 4,086,200).

A summary of the Savant HWP, Inc., stock option activity under the Plan is as follows:

	September, 30 2019		December 31, 2018		December 31, 2017
	Average exercise Price per shares	Number of options	Average exercise price per shares	Number of options	Average exercise price per shares	Number of options
As at 1 January	0.0242	1,981,213	0.0242	1,981,213	0.0242	1,983,572
Granted during the period/year	0.0500	858,208	-	-	-	-
Exercised during the period/year	0.0500	(8,546)	-	-	0.0500	(2,359)
Forfeited during the period/year	-	-	-	-	-	-
As at period/year end	0.0319	2,830,875	0.0242	1,981,213	0.0242	1,981,213
Vested and exercisable as at period/year end.	0.0231	2,057,187	0.0238	1,955,872	0.0227	1,874,820

No options expired during the periods covered by the above tables.

Share options outstanding at the end of the year have the following expiry dates and exercise prices.

Grant Date	Expiry Date	Exercise Price	Share options September 30, 2019	Share options December 31, 2018	Share options December 31, 2017
November 10, 2010	November 10, 2020	0.0007	177,767	177,767	177,767
February 11, 2011	February 11, 2021	0.0007	352,542	352,542	352,542
February 10, 2012	February 10, 2022	0.0333	94,438	94,438	94,438
April 25, 2012	April 25, 2022	0.0033	355,391	355,391	355,391
August 25, 2012	August 25, 2022	0.0033	242,862	242,862	242,862
October 8, 2012	October 8, 2022	0.05	53,415	53,415	53,415
January 1, 2013	January 1, 2023	0.05	32,049	32,049	32,049
May 23, 2013	May 23, 2023	0.05	59,540	59,540	59,540
December 31, 2013	December 31, 2023	0.05	712	712	712
August 3, 2015	August 3, 2025	0.05	612,497	612,497	612,497
February 26, 2019	February 26, 2029	0.05	858,208	-	-
Total			2,830,875	1,981,213	1,981,213
Weighted average remaining contractual life of options outstanding at the end of the period/year			5.52	4.08	5.08

18

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Savant Addiction Medicine, LLC and Carve-out Financial Statements of Savant HWP, Inc.

Notes to Combined Financial Statements

(Expressed in United States Dollars)

Nine Month Period Ended September 30, 2019

and Years Ended December 31, 2018 and 2017

9.            STOCK OPTION PLAN (continued)

The assessed fair value at grant date of options granted during the nine months ended September 30, 2019 was $0.004 per option. The fair value at grant date is independently determined using the Black-Scholes model (Note 3), which takes into account the exercise price, the term of the option, the share price at grant date and expected price volatility of the underlying share, the expected dividend yield, the risk-free interest rate for the term of the option, and the correlations and volatilities of the peer group companies.

The model inputs for options granted during the nine months ended September 30, 2019 included:

1.     Options are granted for no consideration. Of the 858,208 options granted, 71,221 options vest on a straight-line basis over a 12-month period, and 21,366 vest immediately. The remaining options granted vest over a 4-year period, with a 1-year cliff. The option holder can exercise options at any time prior to the vesting date, but the company has the option to repurchase all unvested shares if the employee’s service is terminated before the vesting end-date.

2.     Exercise price: $0.05

3.     Grant date: February 26, 2019

4.     Expiry date: February 26, 2029

5.     Share price at grant date: $0.02

6.     Expected price volatility of the company’s shares: 43%

7.     Expected dividend yield: 0.0%

8.     Risk-free interest rate: 2.50%

The expected stock price volatility assumptions for the Savant HWP, Inc., stock options during 2019 were determined by examining the historical volatilities for industry peers, as the Company did not have any trading history for its common stock. The risk-free interest rate assumption is based on U.S. Treasury instruments whose term was consistent with the expected term of the Savant HWP, Inc. stock options. The expected dividend assumption is based on the company’s history and expectation n of dividend payouts.

The expected term of the options is based on the average period the stock options are expected to remain outstanding calculated as the midpoint of the options’ vesting term, and contractual expiration period, as the Group did not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Total stock compensation expense amounted to $766, $1,377 and $3,233 for the nine months ended September 30, 2019 and the years ended December 31, 2018 and 2017, respectively.

10.          RETIREMENT PLANS

During 2013, the Company adopted a 401(k) Plan under Section 401(k) of the Internal Revenue Code (“Plan”) covering all eligible employees. Plan participants may contribute into the Plan up to limits established by the Internal Revenue Service. The Company contributes 3% of eligible employee’s compensation into the plan. The Company made no contributions to the Plan in 2017, 2018 and 2019.

19

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Savant Addiction Medicine, LLC and Carve-out Financial Statements of Savant HWP, Inc.

Notes to Combined Financial Statements

(Expressed in United States Dollars)

Nine Month Period Ended September 30, 2019

and Years Ended December 31, 2018 and 2017

11.          INCOME TAXES

Income taxes recoverable have not been recognized in the statements of operations, as the Company has been incurring losses since inception, and it is not probable that future taxable profits will be available against which the accumulated tax losses can be utilized.

Unrecognized deferred tax assets

As at September 30, 2019, December 31, 2018, and December 31, 2017 deferred tax assets have not been recognized with respect to the following items:

	September 30, 2019	December 31, 2018	December 31, 2017
Non-capital losses carried forward	$1,403,646	$1,403,646	$1,403,646

The reconciliation of the United States statutory income tax rate applied to the net loss for the period to the income tax expense is as follows:

	September 30, 2019	December 31, 2018	December 31, 2017
Income (Loss) before income taxes	$893,637	$(682,116)	$(818,317)
Statutory income tax rate	27.87%	27.87%	27.87%
Income tax recovery (expense) based
on statutory income tax rate	249,083	(190,126)	(228,089)
Non-deductible SAM LLC Expenses	(249,297)	189,742	227,162
Qualified Shared based compensation	214	384	901
Meals and entertainment	-	-	26
Tax effect of loss carryforward	-	-	2,748
	$-	$-	$—

12.          RELATED PARTY TRANSACTIONS

Operating agreement

The Group does not have any employees. The Group’s operating activities are performed by Savant HWP through an operating agreement (the “Operating Agreement”) entered into on December 4, 2013. Per the terms of the Operating Agreement, Savant HWP provides professional services to the Group for product development and other operational costs in exchange for certain fees. The Group owns all the rights to the profits from production. Savant HWP has a 10% profit interest in the Group.

During 2013 the Group was reorganized into an operating entity, Savant HWP, Inc., and several LLC’s, including Savant HWP Holdings LLC (“Savant Holdings”), Savant Addition Medicine, LLC (“SAM”), and Savant Neglected Diseases, LLC (“SND”). The operating activities of Savant Holdings and SND are performed by the Group in exchange for payment of product development expenses and a 10% profit interest in the LLC’s.

The Group recognized revenues of $NIL, $NIL and $8,208 during the nine months ended September 30, 2019, and the years ended December 31, 2018 and 2017, respectively, for services performed for Savant Holdings and SND.

20

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Savant Addiction Medicine, LLC and Carve-out Financial Statements of Savant HWP, Inc.

Notes to Combined Financial Statements

(Expressed in United States Dollars)

Nine Month Period Ended September 30, 2019

and Years Ended December 31, 2018 and 2017

12.          RELATED PARTY TRANSACTIONS (continued)

Related party notes payable

The Group entered into borrowing agreements with one of the Group’s members. The promissory notes incur interest of 0.28% and matured in 2016. The Group is in the process of extending the maturity date of the agreements. The borrowing agreements include warrants to purchase membership interests of the Group at an exercise price of $1.00 per unit, or to exercise the warrants on a net cash basis where the number of units issued is determined by the terms of the contractual agreement. The warrants expired unexercised during the nine months ended September 30, 2019.

The outstanding principal balance on the promissory notes amounted to $450,000 as at September 30, 2019, December 31, 2018, December 31, 2017 and January 1, 2017 and the accrued interest amounted to $6,561, $5,619, $4,359 and $3,099 at September 30, 2019, December 31, 2018, December 31, 2017 and January 1, 2017, respectively. Interest expense on the convertible promissory notes totaled $954, $1,273 and $1,269 for the nine months ended September 30, 2019 and the years ended December 31, 2018 and 2017, respectively.

Related party expenses

The Group recognized expenses of $NIL, $NIL and $83,337 during the nine months ended September 30, 2019, and the years ended December 31, 2018 and 2017, respectively, for consulting fees performed by shareholders of the Company.

Other related party transactions

During 2017, the Group received management consulting services totaling $21,000 from a company owned by one of the Group’s members.

13.         COMMITMENTS AND CONTINGENCIES Lease commitments

In March 2017, the Group entered into an operating lease agreement for office space in Reno, Nevada with monthly rental payments of $610 through February 2022.

Legal proceedings

From time to time, the Group may be subject to certain routine legal proceedings, as well as demands, and claims that arise in the normal course of its business. The Group believes that the ultimate amount of liability, if any, for any pending claims of any type (either alone or combined) will not materially affect its financial position, results of operations or liquidity.

14.         TRANSITION TO INTERNATIONAL FINANCIAL REPORTING STANDARDS

As stated in Statement of Compliance (Note 2(a)), these are the Group’s first financial statements prepared in accordance with IFRS. IFRS 1 requires the presentation of comparative information as at the January 1, 2017 transition date and subsequent comparative years, as well as the consistent and retrospective application of IFRS accounting policies.

21

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Savant Addiction Medicine, LLC and Carve-out Financial Statements of Savant HWP, Inc.

Notes to Combined Financial Statements

(Expressed in United States Dollars)

Nine Month Period Ended September 30, 2019

and Years Ended December 31, 2018 and 2017

14.         TRANSITION TO INTERNATIONAL FINANCIAL REPORTING STANDARDS (continued)

The policies set out in Note 3, Significant Accounting Policies, have been applied in preparing the financial statements for the nine month period ended September 30, 2019, the year ended December 31, 2018, the comparative information presented in these financial statements for the year ended December 31, 2017 and the opening IFRS statement of financial position at January 1, 2017.

The Group has followed the recommendations in IFRS 1 First-time adoption of IFRS, in preparing its transitional statements. IFRS 1 provides specific one-time choices and mandates specific one-time exceptions with respect to first-time adoption of IFRS.

Choices available at first-time adoption

Share-based payment

IFRS 1 does not require first-time adopters to apply IFRS 2 Share-based Payment to equity instruments that were granted on or before November 7, 2002, or equity instruments that were granted subsequent to November 7, 2002 and vested before the date of transition to IFRS. The Group has elected to apply this exemption to awards that vested prior to January 1, 2017.

Exceptions that are mandated by IFRS 1

Estimates

IFRS 1 prohibits use of hindsight to create or revise previous estimates. The estimates previously made by the Group under accounting principles generally accepted in the United States of America (“US GAAP”) were not revised for application of IFRS except where necessary to reflect any differences in accounting policies.

Reconciliation of equity, net income and comprehensive income as reported under US GAAP to IFRS

Reconciliations have not been prepared as the Group did not present financial statements for the previous period in accordance with the same basis of presentation under US GAAP.

15.          FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

The following table provides an analysis of financial instruments that are measured subsequent to initial recognition at fair value, grouped into Levels 1 to 3 based on the degree to which the inputs to estimate the fair value are observable:

•      Level 1 fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities;

•      Level 2 fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices); and

•      Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

22

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Savant Addiction Medicine, LLC and Carve-out Financial Statements of Savant HWP, Inc.

Notes to Combined Financial Statements

(Expressed in United States Dollars)

Nine Month Period Ended September 30, 2019

and Years Ended December 31, 2018 and 2017

15.          FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (continued)

The inputs are considered as observable if they are developed using market data, such as publicly available information about actual events or transactions, and that reflect the assumption that market participants would use when pricing the assets or liability.

	As at September 30, 2019
	Fair value measurements using:
Liability	Level 1	Level 2	Level 3	Assets at fair value
Convertible promissory notes	-	-	650,000	650,000
Warrant liability	-	-	-	-

	As at December 31, 2018
	Fair value measurements using:
Liability	Level 1	Level 2	Level 3	Assets at fair value
Convertible promissory notes	-	-	650,000	650,000
Warrant liability	-	-	11,612	11,612

	As at December 31, 2017
	Fair value measurements using:
Liability	Level 1	Level 2	Level 3	Assets at fair value
Convertible promissory notes	-	-	650,000	650,000
Warrant liability	-	-	356,473	356,473

	As at January 1, 2017
	Fair value measurements using:
Liability	Level 1	Level 2	Level 3	Assets at fair value
Convertible promissory notes	-	-	450,000	450,000
Warrant liability	-	-	831,531	831,531

There were no transfers between levels during the nine months ended September 30, 2019 or the years ended December 31, 2018 or 2017.

Risks

The Group has exposure to credit risk, liquidity risk and interest rate risk. The Group’s board of directors has overall responsibility for the establishment and oversight of the Group’s risk management framework. The Audit Committee of the board of directors is responsible for reviewing the Group’s risk management policies.

(a)   Credit risk

Credit risk is the risk of financial loss to the Group if a counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Group’s cash. The carrying amount of these financial assets represents the maximum credit exposure. The Group follows an investment policy to mitigate against the deterioration of principal and to enhance the Group’s ability to meet its liquidity needs.

23

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Savant Addiction Medicine, LLC and Carve-out Financial Statements of Savant HWP, Inc.

Notes to Combined Financial Statements

(Expressed in United States Dollars)

Nine Month Period Ended September 30, 2019

and Years Ended December 31, 2018 and 2017

15.         FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (continued)

Risks (continued)

(b)   Liquidity risk

Liquidity risk is the risk that the Group will not be able to meet its financial obligations as they fall due. The Group is a development stage company and is reliant on external fundraising to support its operations. Once funds have been raised, the Group manages its liquidity risk by investing in cash and short-term instruments to provide regular cash flow for current operations. It also manages liquidity risk by continuously monitoring actual and projected cash flows. The board of directors reviews and approves the Group’s operating and capital budgets, as well as any material transactions not in the ordinary course of business.

(c)   Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group holds its cash in bank accounts that pay no interest. The Group manages its interest rate risk by holding highly liquid short-term instruments and by holding its investments to maturity, where possible. The Group earned no interest income for the period ended September 30, 2019 or the two years ended December 31, 2018 and 2017. Therefore, a change in the average interest rate would have no impact on finance income. The convertible promissory notes and the related party notes payable all pay a fixed rate of interest and therefore a change in the average interest rate would have no impact on finance expense for the period ended September 30, 2019 or the two years ended December 31, 2018 and 2017.

24

- I-2-1 -

SCHEDULE 2 TO APPENDIX I – MANAGEMENT DISCUSSION AND ANALYSIS

(begins on following page)

- I-2-2 -

MIND MEDICINE, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE PERIOD FROM MAY 30, 2019, DATE OF INCORPORATION, TO SEPTEMBER 30, 2019

Dated: December 19, 2019

http://mindmed.co

- I-2-3 -

MIND MEDICINE, INC.

Management’s Discussion and Analysis

ABOUT THIS MANAGEMENT’S DISCUSSION AND ANALYSIS

All references in this management’s discussion and analysis, or MD&A to “the Company”, “MindMed”, “we”, “us”, or “our” refer to Mind Medicine, Inc., unless otherwise indicated or the context requires otherwise. The following MD&A is prepared as of December 19, 2019 for Mind Medicine, Inc. for the period from May 30, 2019, date of incorporation, to September 30, 2019, and should be read in conjunction with the audited financial statements for the period from May 30, 2019, date of incorporation, to September 30, 2019, which have been prepared by management in accordance with International Financial Reporting Standards, or IFRS as issued by the International Accounting Standards Board, or IASB. Our IFRS accounting policies are set out in note 3 of the audited financial statements for the period from May 30, 2019, date of incorporation, to September 30, 2019. All amounts are in United States dollars, unless otherwise indicated. References to “CAD$” are to Canadian dollars.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This MD&A contains forward-looking statements within the meaning of applicable securities laws. All statements contained herein that are not clearly historical in nature are forward-looking, and the words “anticipate”, “believe”, “expect”, “estimate”, “may”, “will”, “could”, “leading”, “intend”, “contemplate”, “shall” and similar expressions are generally intended to identify forward-looking statements. Forward-looking statements in this MD&A include, but are not limited to, statements with respect to:

•	our expected future loss and accumulated deficit levels;

•	our projected financial position and estimated cash burn rate;

•	our requirements for, and the ability to obtain, future funding on favorable terms or at all;

•

our projections for the 18-MC development plans and progress of each of our products and technologies, particularly with respect to the timely and successful completion of studies and trials and availability of results from such studies and trials;

•	our expectations about our products’ safety and efficacy;

•	our expectations regarding our ability to arrange for and scale up the manufacturing of our products and technologies;

•	our expectations regarding the progress, and the successful and timely completion, of the various stages of the regulatory approval process;

•	our expectations about the timing of achieving milestones and the cost of our development programs;

•	our plans to market, sell and distribute our products and technologies;

•	our expectations regarding the acceptance of our products and technologies by the market;

•	our ability to retain and access appropriate staff, management and expert advisers;

•	our expectations about whether various clinical and regulatory milestones will be achieved;

•	our ability to secure strategic partnerships with larger pharmaceutical and biotechnology companies;

•	our strategy to acquire and develop new products and technologies and to enhance the safety and efficacy of existing products and technologies;

•	our expectations with respect to existing and future corporate alliances and licensing transactions with third parties, and the receipt and timing of any payments to be made by us or to us in respect of such arrangements; and

•	our strategy with respect to the protection of our intellectual property.

- I-2-4 -

MIND MEDICINE, INC.

Management’s Discussion and Analysis

All forward-looking statements reflect our beliefs and assumptions based on information available at the time the assumption was made. These forward-looking statements are not based on historical facts but rather on management’s expectations regarding future activities, results of operations, performance, future capital and other expenditures (including the amount, nature and sources of funding thereof), competitive advantages, business prospects and opportunities. By its nature, forward-looking information involves numerous assumptions, inherent risks and uncertainties, both general and specific, known and unknown, that contribute to the possibility that the predictions, forecasts, projections or other forward-looking statements will not occur. In evaluating forward-looking statements, readers should specifically consider various factors, including the risks outlined under the heading “Risk Factors” in this MD&A. Some of these risks and assumptions include, among others:

•	substantial fluctuation of losses from quarter to quarter and year to year due to numerous external risk factors, and anticipation that we will continue to incur significant losses in the future;
•	uncertainty as to our ability to raise additional funding to support operations;
•	our ability to generate product revenue to maintain our operations without additional funding;
•	the risks associated with the development of our product candidates which are at early stages of development;
•	positive results from preclinical and early clinical research are not necessarily predictive of the results of later-stage clinical trials;
•	reliance on third parties to plan, conduct and monitor our preclinical studies and clinical trials;
•	our product candidates may fail to demonstrate safety and efficacy to the satisfaction of regulatory authorities or may not otherwise produce positive results;
•	risks related to filing Investigational New Drug applications, or INDs, to commence clinical trials and to continue clinical trials if approved;
•	the risks of delays and inability to complete clinical trials due to difficulties enrolling patients;
•	competition from other biotechnology and pharmaceutical companies;
•	our reliance on the capabilities and experience of our key executives and scientists and the resulting loss of any of these individuals;
•	our ability to fully realize the benefits of acquisitions;
•	our ability to adequately protect our intellectual property and trade secrets;
•	our ability to source and maintain licenses from third-party owners; and
•	the risk of patent-related litigation,

all as further and more fully described under the heading “Risk Factors” in this MD&A.

Although the forward-looking statements contained in this MD&A are based upon what our management believes to be reasonable assumptions, we cannot assure readers that actual results will be consistent with these forward-looking statements. Any forward-looking statements represent our estimates only as of the date of this MD&A and should not be relied upon as representing our estimates as of any subsequent date. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events, except as may be required by securities legislation.

BUSINESS

Overview

We are a clinical stage company developing innovative therapies for the treatment of opioid and other addictions as well as post-traumatic stress disorder and ADHD.

MindMed’s mission is to discover, develop and deploy psychedelic inspired medicines to alleviate suffering and improve health. In furtherance of our mission, MindMed is assembling a compelling drug development pipeline of psychedelic inspired medicines planning or undertaking human clinical trials under the supervision and guidance of the US Food and Drug Administration (FDA) and ex-US regulatory authorities. MindMed plans to grow its pipeline of psychedelic inspired medicines through its internal proprietary discovery program, acquisitions, joint ventures and collaborative development agreements.

MindMed is developing a transformational treatment for opioid addiction to address the growing U.S. opioid crisis. MindMed holds 100% of the right, title and assets connected with the drug development project for 18-MC (the “18- MC Program”), a synthetic congener of the naturally-occurring psychedelic compound ibogaine. Ibogaine is a Schedule 1 psychedelic and psychoactive substance that is extracted from the West Africa iboga shrub. Historically, ibogaine has been used to treat opioid and other forms of substance addiction. While ibogaine is a mild stimulant in small doses, in larger doses it induces a profound psychedelic state. Inspired by ibogaine’s apparent medicinal properties to treat addiction, MindMed’s scientific co-founder, Stanley Glick, PhD, MD, invented synthetic molecules that are related to ibogaine including 18-MC. 18-MC is designed to be non-hallucinogenic while retaining anti- addictive properties.

- I-2-5 -

MIND MEDICINE, INC.

Management’s Discussion and Analysis

The 18-MC program previously received US$6.8 million in grant support from the NIDA for the study of 18-MC as an anti-addictive treatment. Following successful first-in-human studies, MindMed is currently preparing 18-MC for clinical trials for the treatment of opioid addiction, continuing clinical development in support of studies in opioid addicted patients and in other addictions, including nicotine dependence.

MindMed will continue to adapt and improve its strategy in the future as it continues to learn, but MindMed’s objective will not change. Developing medicines that treat the cause of the brain disease that is addiction - dopamine dysregulation in the reward/pleasure centers of the midbrain - rather than merely substituting one addictive substance for another less harmful one, will transform the field of addiction medicine by alleviating the human suffering currently experienced by millions of addicts, their families and friends. Such medicines will benefit all society by disrupting the enormous economic loss in the United States and elsewhere due to this ubiquitous disease.

Industry Information & Market Trends

Addictions and Substance Abuse

Substance use disorders (“SUDs”), more commonly known as addictions, comprise one of the largest unmet medical needs worldwide. The widespread use and abuse of pain medications, such as OxyContin®, is a very high-profile example of addiction. Addictions to opioid-based pain medications often begin from proper post-surgical use but progress to addiction. In fact, the per capita rate of opioid use in the U.S. has quadrupled since 1999, an increase that far outstrips the increase in reported pain incidence. Alcohol abuse is another – there are more than 17 million heavy drinkers in the U.S. and 140 million worldwide by World Health Organization estimates.

In November 2016, the U.S. Surgeon General issued “Facing Addiction in America – The Surgeon General’s Report on Alcohol, Drugs, and Health”, which is their first report on addiction since their report on smoking in 1964. In this report, the U.S. Secretary of Health and Human Services, Sylvia Mathews Burwell, noted:

All across the United States, individuals, families, communities, and health care systems are struggling to cope with substance use, misuse, and substance use disorders. Substance misuse and substance use disorders have devastating effects, disrupt the future plans of too many young people, and all too often, end lives prematurely and tragically. Substance misuse is a major public health challenge and a priority for our nation to address.

For 2015, the Substance Abuse and Mental Health Services Administration (“SAMHSA”), estimated that over 21.7 million Americans 12 years and older had a chemical substance dependence or abuse problem other than tobacco needing treatment. The total social and healthcare cost to society of dealing with alcohol and illegal drug abuse is estimated to exceed $193 billion annually. Fewer than one-in-ten patients receive treatment for their addiction in the U.S., at a cost of one in every four deaths. The combined annual cost of substance use disorders in the U.S. is estimated to exceed $600 billion – a staggering economic impact.

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MIND MEDICINE, INC.

Management’s Discussion and Analysis

Even more staggering than these numbers, in 2018 the White House Council of Economic Advisors calculated the negative impact of the US opioid crisis alone at more than $500 billion in annual costs to the economy.

The overall potential U.S. market for safe, effective, and convenient drug therapy in addiction is extensive and growing. The vast majority of global and U.S. sales of medicines for addiction are concentrated in smoking cessation (≈$2.5 billion), opioids (≈$1.4 billion) and alcohol (≈$100 million). This is a dynamic market globally, with approximately 10% compound annual growth over the last five years. The overall market for drug therapy in addiction is currently undergoing significant remodeling due to various trends, including:

•	Nicotine. The introduction and prevalence of e-cigarettes has increased nicotine use. Between 2011 and 2015, e-cigarette use rose 900% among high school students. These products are now the most commonly used form of nicotine among youth in the United States.10 The Surgeon General of the U.S. has concluded that e-cigarette use among youths and young adults is of public health concern; exposure to nicotine during adolescence can cause addiction and can harm the developing adolescent brain.[11]

•	Opioids. Generic competition for Suboxone, a treatment for opiate dependence, contributed to a decline in the Suboxone market from $1.4 billion in 2012 to $1.26 billion in 2013.

•	Alcohol. Considering that in 2012 there were an estimated 60 million binge drinkers and another 17 million heavy drinkers in the U.S. alone, market revenues from medicines for the treatment of alcohol related disorders are thus far surprisingly modest, with an annual global market of around$100 million in 2013. Efforts to understand these numbers have produced as many reasons as there are studies, including the acceptance of alcohol use by society, the ineffectiveness of current medications, and the wide range of recovery programs that do not use medications. It is also significant, however, that 31% of heavy alcohol uses are illicit drug users as well.

•	Cocaine or methamphetamine. There are no approved pharmaceutical treatments for either cocaine or methamphetamine addiction. A recent analysis by NIDA estimates the market size for a first-in- class treatment for cocaine addiction at $1.2 billion in annual revenue. In the U.S., NIDA estimates approximately 5.3 million people use cocaine annually and 1.6 million are regular uses of cocaine.

10 U.S. Department of Health and Human Services. E-cigarette use among youth and young adults: a report of the Surgeon General. Atlanta, GA: U.S. Department of Health and Human Services, CDC, National Center for Chronic Disease Prevention and Health Promotion, Office on Smoking and Health; 2016. https://e-cigarettes.surgeongeneral.gov/documents/2016_SGR_Full_Report_non-508.pdfpdf icon

11 Cullen KA, Ambrose BK, Gentzke AS, Apelberg BJ, Jamal A, King BA. Notes from the Field: Use of Electronic Cigarettes and Any Tobacco Product Among Middle and High School Students — United States, 2011–2018. MMWR Morb Mortal Wkly Rep 2018;67:1276–1277.

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MIND MEDICINE, INC.

Management’s Discussion and Analysis

While addictions are often viewed as separate medical conditions, segregated by the class of substance (alcohol, opiates, stimulants, tobacco, and the like), all addictions are driven by a single and central disease process, the dysregulation of dopamine, a potent neurotransmitter, in the brain’s reward/pleasure center (Path 3, below) originating in the midbrain.

Addiction is a Brain Disease

Current pharmacological approaches to treatment fall into two classes of therapy, substitution and aversion, with the former constituting the majority of pharmaceutical-based treatments. Substitution therapies for tobacco cessation include nicotine replacement, and the use of bupropion and varenicline – compounds that produce pleasurable sensations and gratification similar to tobacco but with fewer health risks. Substitution therapies for opiate addiction include Suboxone and methadone, which do provide a viable substitute for the addictive cravings of opiates but are themselves addictive in nature and have proven difficult for some patients to discontinue. An example of aversion therapy is the use of disulfiram which causes unpleasant side effects with the consumption of alcohol.

Unlike 18-MC, these medications do not target the dysregulation of dopamine in the midbrain, the primary cause of the brain disease that is addiction and the driving force behind drug craving. The sensation of craving is regulated by dopamine release and reuptake by neurons originating in the midbrain’s reward/pleasure centers. Craving is triggered by many factors, but environmental cues are particularly powerful. Seeing a pack of cigarettes can trigger irresistible craving for the nicotine addict. The sight and sound of beer being opened and poured can do the same for the alcoholic patient. Clearly, there is a compelling need for medicines that alleviate substance craving on a long-term basis. No currently approved drug significantly affects drug craving associated with any type of addiction. An effective drug would be first-in-class and capture a significant portion of what is currently a multi-billion-dollar market.

Nicotine Addiction and Smoking Cessation

There are more than 40 million daily tobacco users in the United States and nearly 10 times that number in China. It has been estimated that more than 100 million people worldwide lost their lives due to tobacco-related illness in the last century. The projected loss of life for the 21st century is a staggering one billion people globally. More than 42 million Americans use tobacco products with two-thirds having attempted to quit without success. In 2014, the Centers for Disease Control and Prevention (“CDC”) estimated that smokers cost the United States of America $170 billion a year in direct health care costs and an additional $156 billion a year in lost productivity.

Current smoking cessation products approved by the U.S. Food and Drug Administration (the “FDA”), are substitution approaches that do not treat the cause of the disease, replacing tobacco with substances of lower health liability, such as nicotine products and nicotinic receptor agonists, in the hope that patients will eventually quit. The best of these products has a one-year abstinence rate of only about 20% as compared to 10% for placebo. Even with this performance, these nicotine substitute products constitute a well-established global market exceeding US$3 billion annually.

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MIND MEDICINE, INC.

Management’s Discussion and Analysis

Limitation of Available Treatment Options for Smoking Cessation

Current approved smoking cessation treatments segment into several approaches, nicotine replacement in the form of skin patches, chewing gum, etc., neurotransmitter reuptake inhibitors in the form of bupropion (Zyban® - GlaxoSmithKline), a relatively weak inhibitor of the neuronal reuptake of norepinephrine and dopamine, and nicotinic receptor agonists in the form of varenicline (Chantix®/Champix® - Pfizer), an α4β2 nicotinic cholinergic receptor partial agonist. At best, these therapies are about 20% effective at 12-months post treatment compared to placebo.

Even with no more than one in five patients benefiting from treatment with Chantix at 12 months, Pfizer reported 37% sales growth in the U.S. for the third quarter of 2016 compared to the same period in 2015 ($142 million vs. $103 million respectively). With the removal of the boxed warning from the Chantix label in December 2016, Pfizer has aggressively promoted Chantix. Prior to the FDA’s boxed warning for suicidal ideation in 2009, Chantix/Champix annual worldwide sales reached $848 million. In 2009, Pfizer reported worldwide sales of $700 million. The majority of patients who try Chantix are not successful in curbing their nicotine addiction for reasons ranging from ineffectiveness to severe side effects. Some patients have reported smoking even more while on Chantix. While the boxed warning has been removed from the label, patients are still warned of the potential for serious psychiatric side effects. Chantix will likely face generic competition as well with expiration of patent coverage in 2020 and 2022.

Medications for the treatment of drug addiction other than nicotine are either limited (treatments for opioids, nicotine, alcohol) or are not available (treatments for stimulants like cocaine or methamphetamine). See Table C-1, below.

MindMed’s novel approach to addiction targets the dopamine “reward” pathway in the brain that drives pleasure- seeking behaviors associated with addiction and obesity. Targeting the brain’s central reward pathway enables us to develop drug candidates potentially effective against all forms of smoking, substance abuse, and other negative behaviors reinforced by the dopamine reward pathway. The results of MindMed’s work with 18-MC suggest that nicotinic α3β4 receptor antagonists, by interfering with neuronal activity in the dorsal diencephalic conduction system, represent a truly novel class of anti-addictive agents.

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MIND MEDICINE, INC.

Management’s Discussion and Analysis

Table C-1. Pharmacological Therapies Used to Treat Alcohol and Opioid Use Disorders

Medication	Manufacturer	Use	Application
Buprenorphine- Naloxone

-BIODELIVERY SCIENCES INTERNATIONAL, INC.

-AKORN, INC.

-AMNEAL PHARMACEUTICALS LLC

-AVKARE, INC.

-MALLINCKRODT INC.

-TEVA PHARMACEUTICALS USA

-WEST-WARD PHARMACEUTICAL CORP.

-INDIVIOR, INC.

(Suboxone☐)

-OREXO US, INC.

(Zubsolv☐)

Opioid use disorder

Used for detoxification or maintenance of abstinence for individuals aged 16 or older. Physicians who wish to prescribe buprenorphine, must obtain a waiver from SAMHSA and be issued an additional registration number by the U.S. Drug Enforcement Administration.

Buprenorphine- Hydrochloride	-ACTAVIS (sublingual) -RECKITT BENCKISER HEALTHCARE (UK) LTD. (Subutex☐)	Opioid use disorder

This formulation is indicated for treatment of opioid dependence and is preferred for induction. However, it is considered the preferred formulation for pregnant patients, patients with hepatic impairment, and patients with sensitivity to naloxone. It is also used for initiating treatment in patients transferring from methadone, in preference to products containing naloxone, because of the risk of precipitating withdrawal in these patients. For those already stable on low to moderate dose buprenorphine. The administration of the implant dosage form requires specific training and must be surgically inserted and removed.

Methadone	-ROXANE LABORATORIES, INC. -MALLINCKRODT -AUROLIFE PHARMA LLC -COREPHARMA -SANDOZ -THE PHARMANETWORK	Opioid use disorder

Methadone used for the treatment of opioid addiction in detoxification or maintenance program is dispensed only by OTPs certified by SAMHSA and approved by the designated state authority. Under federal regulations it can be used in persons under age 18 at the discretion of an OTP physician.

Naltrexone	-ALKERMES -DURAMED PHARMACEUTICALS	Opioid use disorder; Alcohol use disorder

Provided by prescription; naltrexone blocks opioid receptors, reduces cravings, and diminishes the rewarding effects of alcohol and opioids. Extended-release injectable naltrexone is recommended to prevent relapse to opioids or alcohol. The prescriber need not be a physician but must be licensed and authorized to prescribe by the state.

Acamprosate	-MERCK SANTÉ S.A.S. -TEVA PHARMACEUTICALS USA	Alcohol use disorder	Provided by prescription; acamprosate is used in the maintenance of alcohol abstinence. The prescriber need not be a physician but must be licensed and authorized to prescribe by the state.
Disulfiram	-PLIVA KRAKOW PHARMACEUTICAL CORPORATION S.A., KRAKOW, POLAND for DURAMED PHARMACEUTICALS, INC.	Alcohol use disorder

When taken in combination with alcohol, disulfiram causes severe physical reactions, including nausea, flushing, and heart palpitations. The knowledge that such a reaction is likely if alcohol is consumed acts as a deterrent to drinking.

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MIND MEDICINE, INC.

Management’s Discussion and Analysis

Rise in Youth E-cigarette Use

Between 2011 and 2015, e-cigarette use rose 900% among high school students. These products are now the most commonly used form of tobacco among youth in the United States.12 Sylvia Burwell, Secretary, U.S. Department of Health and Human Services said, “as cigarette smoking among those under 18 has fallen, the use of other nicotine products, including e-cigarettes, has taken a drastic leap. All of this is creating a new generation of Americans who are at risk of nicotine addiction.”13 The Surgeon General has concluded that e-cigarette use among youths and young adults is of public health concern; exposure to nicotine during adolescence can cause addiction and can harm the developing adolescent brain.14,15 E-cigarettes are now the most commonly used tobacco product among youth in the United States.16

From 2017 to 2018, current e-cigarette use—defined by use on at least one day in the past 30 days—by high school students increased 78%, from 11.7% to 20.8%, accounting for 3.05 million American high school students using e-cigarettes in 2018. 17 One in 20 middle school kids now use e-cigarettes; an increase by 48%.18

Intellectual Property

Prior to the acquisition of the 18-MC program by MindMed, Savant Addiction Medicine, LLC, maintained intellectual property as trade secrets. Following the acquisition, MindMed filed a U.S. Provisional Patent Application entitled 18- MC FOR TREATMENT OF SUBSTANCE USE DISORDERS (No.: 62/908,754, filed October 1, 2019) encompassing the intellectual property previously held as trade secrets. This application covers extensive data on 18- MC in humans, including surprising results relating to absorption and metabolism in humans and human pharmacokinetic activity.

As MindMed generates new data it will continue to expand patent coverage throughout the 18-MC and other development programs.

Product Information and Distribution

MindMed does not currently market or distribute any products. Product information will be available following regulatory approval of its products.

Distribution Methods & Principal Markets

MindMed does not currently have nor does it plan to acquire the infrastructure or capability internally to manufacture its clinical drug supplies for use in MindMed’s clinical trials, and it lacks the resources and the capability to manufacture any of its drug candidates on a clinical or commercial scale. Instead, MindMed relies on contract manufacturers for the production of 18-MC and its other drug candidates. The facilities used by MindMed’s contract manufacturers must be approved by the applicable regulatory authorities, including the FDA, pursuant to inspections that will be conducted after an NDA is submitted to the FDA or the foreign equivalent thereof. Other than through Quality Agreements with its vendors, MindMed does not control the manufacturing process of 18-MC and is dependent on its contract manufacturing partners for compliance with the FDA’s requirements for manufacture of both the active drug substances and finished drug products.

12 U.S. Department of Health and Human Services. E-cigarette use among youth and young adults: a report of the Surgeon General. Atlanta, GA:

U.S. Department of Health and Human Services, CDC, National Center for Chronic Disease Prevention and Health Promotion, Office on Smoking and Health; 2016. https://e-cigarettes.surgeongeneral.gov/documents/2016_SGR_Full_Report_non-508.pdfpdf icon

13 Ibid.

14 Ibid.

15 Cullen KA, Ambrose BK, Gentzke AS, Apelberg BJ, Jamal A, King BA. Notes from the Field: Use of Electronic Cigarettes and Any Tobacco Product Among Middle and High School Students — United States, 2011–2018. MMWR Morb Mortal Wkly Rep 2018;67:1276–1277.

16 Supra note 3.

17 Supra note 6.

18 Ibid.

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MIND MEDICINE, INC.

Management’s Discussion and Analysis

Future Research and Development

MindMed’s mission to discover, develop and deploy psychedelic inspired medicines to alleviate suffering and improve health encompasses the research and development of new and improved psychedelic inspired medicines ranging from proprietary psychedelic compounds to non-psychedelic analogs with medicinal properties. While our clinical development programs are MindMed’s first priority, our proprietary research and development programs are essential to advancing our product portfolio position as the leader in psychedelic inspired medicines. For the time being, MindMed maintains intellectual property generated by its R&D programs as trade secrets. We anticipate that as these programs mature patent applications will be filed and more details about these programs will be available at that time.

Operations

While MindMed’s compound, 18-MC, may have broad application across nearly all addictions, MindMed has embarked on a clinical program that addresses each category of substance abuse separately. MindMed has elected to focus its efforts on opioid use disorder (OUD) and nicotine dependence, the categories MindMed believes to be most compelling for the following reasons:

•	the opioid crisis in the United States is now a national emergency;

•	the regulatory path to approval is well established by current approved drugs;

•	current treatments are marginally effective with only approximately one in five patients continuing to show benefit 12-months’ post treatment;

•	the unmet need is tremendous with more than 150 opioid overdose deaths per day in the U.S. and more than 30 million nicotine users who have unsuccessfully attempted to quit smoking; and

•	MindMed can expect an efficacy signal in humans within months of initiating proof-of-concept and proof-of-principle studies; obtaining signals with other addictive substances would likely take longer.

MindMed designed its clinical studies in opiate withdrawal in consultation with addiction specialists at, head of New York University, including Drs. John Rotrosen, Steve Ross, Ken Alper and Michael Bogenschutz and in nicotine dependence in consultation with Dr. Jed Rose of Duke University, one of the leading authorities on smoking cessation in the world. If MindMed obtains an efficacy signal in humans in opioid and nicotine addiction and the drug continues to be well tolerated by patients as demonstrated in the Phase 1 clinical trial, MindMed will have an opportunity to utilize its extensive partnering expertise and seek a strong development and commercialization partner to maximize shareholder value by providing:

•	non-dilutive capital necessary to expand and/or complete clinical development and regulatory approval;

•	regulatory and commercialization expertise to achieve and expand a strong product label;

•	development expertise to complete product development as efficiently as possible; and

•	sales and marketing resources for a successful market launch following regulatory approval.

Specifically, MindMed’s plans call for the initiation of additional normal, healthy volunteer studies in support of its OUD and nicotine dependence studies in the second quarter of 2020 initially employing a multiple ascending dose (“MAD”) study design before proceeding to so called drug-drug interaction studies ahead of Phase 1b/2a studies in patients. Once the dose-ranging and drug-drug interaction data are available, MindMed plans to conduct

While a target date for a U.S. NDA is uncertain, filing could occur as early as 2022.

18-MC	Ex-US IND	US IND	First-in- Human	First-in Patients	Earliest NDA*
Opioids	2013	2014	2015	2020	2022
Nicotine	2013	2014	2015	2020	2023

*U.S. or foreign equivalent

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MIND MEDICINE, INC.

Management’s Discussion and Analysis

The opioid crisis in the United States is now a national health emergency and grown to near epidemic proportions in parts of the U.S. There is currently nearly daily news flow on the problems associated with opioid addiction resulting from heroin use and the abuse of prescription drugs such as OxyContin®, Vicodin®, Percocet®, and Fentanyl®. The states with the highest drug overdose death rates include Kentucky, Massachusetts, New Hampshire, New Mexico, Oklahoma, Ohio, Pennsylvania, Tennessee, Utah, West Virginia, and Wyoming - all with death rates between 19 and 35.5 per 100,000 population. To give this context, according to the CDC, in 2011 the death rate from accidents, including traffic-related, was 42.7 per 100,000 population in the United States. Today, more than 150 people die from an opiate overdose every day in the United States.

MindMed’s clinical program in opioids is already in the planning stages with world renown opinion leaders in addiction medicine at New York University. This program will focus on improving medication-assisted treatments for both opioid withdrawal and chronic use.

Government Regulation

The FDA and other federal, state, local and foreign regulatory agencies impose substantial requirements upon the clinical development, approval, labeling, manufacture, marketing and distribution of drug products. These agencies regulate, among other things, research and development activities and the testing, approval, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, advertising and promotion of any product candidates or commercial products. The regulatory approval process is generally lengthy and expensive, with no guarantee of a positive result. Moreover, failure to comply with applicable FDA or other requirements may result in civil or criminal penalties, recall or seizure of products, injunctive relief including partial or total suspension of production, or withdrawal of a product from the market.

Various regulatory authorities regulate, among other things, the research, manufacture, promotion and distribution of drugs in the United States under the Federal Food, Drug, and Cosmetic Act (“FFDCA”) and other statutes and implementing regulations. The process required by the FDA before prescription drug product candidates may be marketed in the United States generally involves the following:

•	completion of extensive nonclinical laboratory tests, animal studies and formulation studies, all performed in accordance with the FDA’s Good Laboratory and/or Manufacturing Practice regulations;

•	submission to the FDA of an investigational new drug application (“IND”), which must become effective before human clinical trials may begin;

•	for some products, performance of adequate and well-controlled human clinical trials in accordance with the FDA’s regulations, including Good Clinical Practices, to establish the safety and efficacy of the product candidate for each proposed indication;

•	submission to the FDA of a new drug application (“NDA”); and

•	FDA review and approval of the NDA prior to any commercial marketing, sale or shipment of the drug.

The testing and approval process requires substantial time, effort and financial resources, and MindMed cannot be certain that any approvals for its product candidates will be granted on a timely basis, if at all.

Nonclinical tests include laboratory evaluations of product chemistry, formulation and stability, as well as studies to evaluate toxicity in animals and other animal studies. The results of nonclinical tests, together with manufacturing information and analytical data, are submitted as part of an IND to the FDA. Some nonclinical testing may continue even after an IND is submitted. The IND also includes one or more protocols for the initial clinical trial or trials and an investigator’s brochure. An IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions relating to the proposed clinical trials as outlined in the IND and places the clinical trial on a clinical hold. In such cases, the IND sponsor and the FDA must resolve any outstanding concerns or questions before any clinical trials can begin. Clinical trial holds also may be imposed at any time before or during studies due to safety concerns or non-compliance with regulatory requirements. An independent institutional review board (“IRB”), at each of the clinical centers proposing to conduct the clinical trial must review and approve the plan for any clinical trial before it commences at that center. An IRB considers, among other things, whether the risks to individuals participating in the trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the consent form signed by the trial participants and must monitor the study until completed.

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MIND MEDICINE, INC.

Management’s Discussion and Analysis

The FDA offers a number of regulatory mechanisms that provide expedited or accelerated approval procedures for selected drugs in the indications on which MindMed is focusing its efforts. These include accelerated approval under Subpart H of the agency’s NDA approval regulations, fast track drug development procedures and priority review.

MindMed plans to seek orphan drug designation for indications qualified for such designation. The U.S., E.U. and other jurisdictions may grant orphan drug designation to drugs intended to treat a “rare disease or condition,” which, in the U.S., is generally a disease or condition that affects no more than 200,000 individuals. In the E.U., orphan drug designation can be granted if: the disease is life threatening or chronically debilitating and affects no more than 50 in 100,000 persons in the E.U.; without incentive it is unlikely that the drug would generate sufficient return to justify the necessary investment; and no satisfactory method of treatment for the condition exists or, if it does, the new drug will provide a significant benefit to those affected by the condition. If a product that has an orphan drug designation subsequently receives the first regulatory approval for the indication for which it has such designation, the product is entitled to orphan exclusivity, meaning that the applicable regulatory authority may not approve any other applications to market the same drug for the same indication, except in very limited circumstances, for a period of seven years in the U.S. and 10 years in the E.U. Orphan drug designation does not prevent competitors from developing or marketing different drugs for the same indication or the same drug for different indications. Orphan drug designation must be requested before submitting an NDA. After orphan drug designation is granted, the identity of the therapeutic agent and its potential orphan use are publicly disclosed. Orphan drug designation does not convey an advantage in, or shorten the duration of, the development, review and approval process. However, this designation provides an exemption from marketing and authorization (NDA) fees.

REGULATORY STRATEGY

18-MC is extraordinary in that it is active in animal models against all forms of substance abuse and certain compulsive behaviors including compulsive eating. The regulatory path to NDA approval for substance abuse disorders in the U.S. is through the FDA. The U.S. IND for 18-MC (IND 118783) was filed February 9, 2014 and became effective July 9, 2014. Once the safety profile of 18-MC is better understood through MindMed’s ex-US studies, U.S. clinical studies under the U.S. IND will be initiated with a significant human safety database already in place.

LEGAL PROCEEDINGS

To our knowledge, there have not been any legal or arbitration proceedings, including those relating to bankruptcy, receivership or similar proceedings, those involving any third party, and governmental proceedings pending or known to be contemplated, which may have, or have had in the recent past, significant effect on our financial position or profitability.

Also, to our knowledge, there have been no material proceedings in which any director, any member of senior management, or any of our affiliates is either a party adverse to us or has a material interest adverse to us.

RESULTS OF OPERATIONS

For the period from May 30, 2019, date of incorporation, to September 30, 2019

Overview

Since inception, we have incurred losses while advancing the research and development of our products. Net loss for the period from May 30, 2019, date of incorporation, to September 30, 2019 (hereinafter referred to as the “period ended September 30, 2019) was $1,708,109. The net loss was due primarily to compensation paid to management of $684,159 and legal fees of $393,252.

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MIND MEDICINE, INC.

Management’s Discussion and Analysis

Research and Development

Research and development expenses by program for the period ended September 30, 2019 were as follows:

18-MC program (Note 1)	$451,385
Total	$451,385
Note:

(1)   Research and development expenditures in the above table include all direct and indirect costs for the programs, personnel costs, intellectual property and amortization.

During 2019, our resources were focused exclusively on the development of our 18-MC program.

Components of research and development expenses for the period ended September 30, 2019 were as follows:

Research and development expenses, excluding the below items	$22,909
Consulting fees and short-term benefits	347,624
Clinical research expenses and manufacturing expenses	80,852

$451,385

General and Administrative

Components of general and administrative expenses for the period ended September 30, 2019 were as follows:

General and administrative expenses, excluding the below items	$226,828
Legal fees	393,252
Accounting and audit	153,191
Consulting fees and short-term benefits	336,535

$1,109,806

Finance income and costs and foreign exchange gains and losses

Share-based compensation of $9,575 for the period ended September 30, 2019 resulted from a loan made to a director of the Company to purchase shares of the Company. The Loan has been accounted for as an option plan since the Company does not have full recourse to the outstanding loan balance.

Finance income for the period ended September 30, 2019 of $2,261 consisted of interest income on a money market account.

Finance costs for the period ended September 30, 2019 of $2,104 consisted of interest expense on a loan from a director of the Company.

During the period ended September 30, 2019, we recorded a net foreign currency loss of $847. The net foreign currency loss in the current period reflected a weakening of the U.S. dollar versus the Canadian dollar while holding net U.S. dollar denominated assets.

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MIND MEDICINE, INC.

Management’s Discussion and Analysis

LIQUIDITY AND CAPITAL RESOURCES

Cash and working capital

Since inception, we have financed our operations primarily from sales of equity and from interest income on funds available for investment. Our primary capital needs are for funds to support our scientific research and development activities including staffing, manufacturing, preclinical studies, clinical trials, administrative costs and for working capital.

We have experienced operating losses and cash outflows from operations since incorporation, will require ongoing financing in order to continue our research and development activities and we have not earned any revenue or reached successful commercialization of our products. Our future operations are dependent upon our ability to finance our cash requirements which will allow us to continue our research and development activities and the commercialization of our products. There can be no assurance that we will be successful in continuing to finance our operations.

In September 2019, we completed a non-brokered private placement financing of common shares. In the offering, we sold 46,993,671 Class C shares at a price of $0.10 per share. The gross proceeds from this offering were $4,699,367.

In September 2019, the Company sold 10,000,000 Class D shares, at a price of $0.10 per share yielding gross proceeds of $1,000,000 to two members of the Board of Directors of the Company.

Our cash and working capital at September 30, 2019 were $3,093,048 and $4,056,833 respectively. The increase in cash and cash equivalents was due mainly to the $5,616,944 of net financings mentioned above net of the cash used in operations of $794,845. The increase in working capital was due mainly to the net financings of $5,616,944 net of the loss of $1,708,109.

Cash flows from operating activities

Cash used in operating activities of $794,845 for the period ended September 30, 2019 was due mainly to the net loss of $1,708,109 partially offset by an increase in accounts payable and accrued liabilities of $802,394.

Cash flows from financing activities

Cash provided by financing activities totaled $5,616,944 for the period ended September 30, 2019. The funds arose from the financing activities in September 2019.

Contractual Obligations and Contingencies

We enter into research, development and license agreements in the ordinary course of business where we receive research services and rights to proprietary technologies. Milestone and royalty payments that may become due under various agreements are dependent on, among other factors, clinical trials, regulatory approvals and ultimately the successful development of a new drug, the outcome and timing of which is uncertain.

We periodically enter into research and license agreements with third parties that include indemnification provisions customary in the industry. These guarantees generally require us to compensate the other party for certain damages and costs incurred as a result of claims arising from research and development activities undertaken by or on our behalf. In some cases, the maximum potential amount of future payments that could be required under these indemnification provisions could be unlimited. These indemnification provisions generally survive termination of the underlying agreement. The nature of the indemnification obligations prevents us from making a reasonable estimate of the maximum potential amount we could be required to pay. Historically, we have not made any indemnification payments under such agreements and no amount has been accrued in our financial statements with respect to these indemnification obligations.

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MIND MEDICINE, INC.

Management’s Discussion and Analysis

Other than as disclosed below, we did not have any contractual obligations relating to long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or other long-term liabilities reflected on our statement of financial position as at September 30, 2019:

	Payment due by period
Contractual Obligations (1)	Total	Less than 1 year	1 to 3 years	3 to 5 years		More than 5 years
Purchase Obligations(2)	$127,095	$127,095	$-		$-		$-
Operating lease obligations(3)	18,410	7,460	10,950		-		-
	$145,505	$134,555	$10,950	$		$

Notes:

(1) Contractual obligations in the above table do not include amounts in accounts payable and accrued liabilities on our statement of financial position as at September 30, 2019.

(2) Purchase obligations include all non-cancellable contracts, and all cancellable contracts with $5,000 or greater remaining committed at the period end including agreements related to the conduct of our clinical trials, preclinical studies and manufacturing activities.

(3) Represents operating lease obligations for office facility.

DESCRIPTION OF SHARE CAPITAL

The continuity of the number of our issued and outstanding common shares from May 30, 2019 to the date of this MD&A is presented below:

	Number of Class A common shares	Number of Class B common shares(1)	Number of Class C common shares(2)	Number of Class D common shares(3)
Balance at May 30, 2019	-	-	-	-
Issued on acquisition of MC- 18 program	55,000,000	-	-	-
Founders shares issued	-	35,000,000	-	-
Issued in private placement	-	-	46,993,671	-
Issued in private placement	-	-	-	10,000,000
Share-based compensation	-	-	-	95,750
Balance at September 30, 2019 and at the date of this MD&A	55,000,000	35,000,000	46,993,671	10,095,750

Notes:

(1)	Convertible at a ratio of one Class B share for one Class A common share after completion of a reverse takeover.

(2)	Convertible at a ratio of one Class C share for one Class A common share after completion of a reverse takeover.

(3)	Convertible at a ratio of one Class D share for one Class A common share after completion of a reverse takeover.

- I-2-17 -

MIND MEDICINE, INC.

Management’s Discussion and Analysis

Share capital issued – for the period ended September 30, 2019

In July 2019, 55,000,000 class A common shares were issued for the acquisition of the 18-MC program.

In July 2019, 35,000,000 class B common shares were issued to the founders of the Company for gross proceeds of $3,500.

In September 2019, the Company completed a non-brokered private placement financing and sold 46,993,671 class C common shares at a price of $0.10 per share yielding gross proceeds of $4,699,367.

Also, in September 2019, the Company sold 10,000,000 Class D common shares at a price of $0.10 per share yielding gross proceeds of $1,000,000 to two directors of the Company.

Fully Diluted Share Capital

The number of issued and outstanding common shares and stock options on a fully converted basis as at September 30, 2019 and at the date of this MD&A was as follows:

Number of Common Share Equivalents
Class A common shares	55,000,000
Class B common shares	35,000,000
Class C common shares	46,993,671
Class D common shares	10,000,000
Class D common shares	95,750
Stock options	-
Total	147,089,421

TREND INFORMATION

Historical patterns of expenditures cannot be taken as an indication of future expenditures. The amount and timing of expenditures and therefore liquidity and capital resources vary substantially from period to period depending on the number of research and development programs being undertaken at any one time, the stage of the development programs, the timing of significant expenditures for manufacturing, toxicology and pharmacology studies and clinical trials and the availability of funding from investors and prospective commercial partners.

Selected Quarterly Financial Information

2019	Q3-2019 $	Q2-2019 $
Revenue	-	-
Research and development expenses	425,185	26,200
General and administrative expenses	1,045,236	64,570
Net loss for the period	(1,617,339)	(90,770)
Basic and diluted net loss per share	0.03	0.00
Cash	3,093,048	59,282
Total assets	10,222,267	59,282

Research and development expenses increased throughout 2019 due to the costs of preparing drug substance for clinical trials and the amortization of intangibles related to the acquisition of the 18-MC program. The net loss increased in the third quarter of 2019 due to higher personnel and legal costs. Cash increased in the third quarter due to the private placement financing undertaken in September 2019. Total assets increased in the third quarter of 2019 due to the acquisition of the 18-MC program and the financings in September 2019.

- I-2-18 -

MIND MEDICINE, INC.

Management’s Discussion and Analysis

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

CRITICAL ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities, revenue and expenses, related disclosures of contingent assets and liabilities and the determination of our ability to continue as a going concern. Actual results could differ materially from these estimates and assumptions. We review our estimates and underlying assumptions on an ongoing basis. Revisions are recognized in the period in which the estimates are revised and may impact future periods.

The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the financial statements have been set out in note 2 of our audited financial statements for the period ended September 30, 2019.

ACCOUNTING POLICIES

Our significant accounting policies are set out in note 3 of our audited financial statements for the period ended September 30, 2019. This MD&A should be read in conjunction with the audited financial statements for the period ended September 30, 2019.

Other accounting standards or amendments to existing accounting standards that have been issued, but have future effective dates, are either not applicable or are not expected to have a significant impact on our financial statements.

RISK FACTORS

The following information sets forth material risks and uncertainties that may affect our business, including our future financing and operating results and could cause our actual results to differ materially from those contained in forward-looking statements we have made in this MD&A. The risks and uncertainties below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we believe to be immaterial may also adversely affect our business. Further, if we fail to meet the future expectations of the public market in any given period after we become listed, the market price of our common shares could decline. We operate in a highly competitive environment that involves significant risks and uncertainties, some of which are outside of our control.

Risks Related to Our Financial Position and Need for Additional Capital

We expect to incur future losses and we may never become profitable.

We have incurred a loss of $1,708,109 for the period ended September 30, 2019 and expect to incur an operating loss for the period ending December 31, 2019 and the year ending December 31, 2020. We have an accumulated deficit since inception through September 30, 2019 of $1,708,109. We believe that operating losses will continue as we are planning to incur significant costs associated with the clinical development of 18-MC. Our net losses have had and will continue to have an adverse effect on, among other things, our shareholders’ equity, total assets and working capital. We expect that losses will fluctuate from quarter to quarter and year to year, and that such fluctuations may be substantial. We cannot predict when we will become profitable, if at all.

- I-2-19 -

MIND MEDICINE, INC.

Management’s Discussion and Analysis

We will require additional capital to finance our operations, which may not be available to us on acceptable terms, or at all. As a result, we may not complete the development and commercialization of our product candidates or develop new product candidates.

As a research and development company, we expect to spend substantial funds to continue the research, development and testing of our product candidates and to prepare to commercialize products subject to approval of the FDA, in the U.S. and similar approvals in other jurisdictions. We will also require significant additional funds if we expand the scope of our current clinical plans or if we were to acquire any new assets and advance their development. Therefore, for the foreseeable future, we will have to fund all of our operations and development expenditures from cash on hand, equity financings, through collaborations with other biotechnology or pharmaceutical companies or through financings from other sources. We expect that our existing cash and funds held in trust as at September 30, 2019 of $4,822,099 will enable us to fund our current operating plan requirements for at least the next three months. Additional financing will be required to meet our longer-term liquidity needs. If we do not succeed in raising additional funds on acceptable terms, we might not be able to complete planned preclinical studies and clinical trials or pursue and obtain approval of any product candidates from the FDA and other regulatory authorities. It is possible that future financing will not be available or, if available, may not be on favorable terms. The availability of financing will be affected by the achievement of our corporate goals, the results of scientific and clinical research, the ability to obtain regulatory approvals, the state of the capital markets generally and with particular reference to drug development companies, the status of strategic alliance agreements and other relevant commercial considerations. If adequate funding is not available, we may be required to delay, reduce or eliminate one or more of our product development programs, or obtain funds through corporate partners or others who may require us to relinquish significant rights to product candidates or obtain funds on less favourable terms than we would otherwise accept. To the extent that external sources of capital become limited or unavailable or available on onerous terms, our intangible assets and our ability to continue our clinical development plans may become impaired, and our assets, liabilities, business, financial condition and results of operations may be materially or adversely affected.

We currently have no product revenue and will not be able to maintain our operations and research and development without additional funding.

To date, we have generated no product revenue and cannot predict when and if we will generate product revenue. Our ability to generate product revenue and ultimately become profitable depends upon our ability, alone or with partners, to successfully develop our product candidates, obtain regulatory approval, and commercialize products, including any of our current product candidates, or other product candidates that we may develop, in-license or acquire in the future. We do not anticipate generating revenue from the sale of products for the foreseeable future. We expect our research and development expenses to increase in connection with our ongoing activities, particularly as we advance our product candidates through clinical trials.

We are exposed to the financial risk related to the fluctuation of foreign exchange rates and the degrees of volatility of those rates.

We may be adversely affected by foreign currency fluctuations. To date, we have been primarily funded through issuances of equity and from interest income on funds available for investment, which are denominated in U.S. dollars. Also, a significant portion of our expenditures are in other currencies, and we are therefore subject to foreign currency fluctuations which may, from time to time, impact our financial position and results of operations.

Risks Related to Our Business and Our Industry

Our prospects depend on the success of our product candidates which are at early stages of development, and we may not generate revenue for several years, if at all, from these products.

Given the early stage of our product development, we can make no assurance that our research and development programs will result in regulatory approval or commercially viable products. To achieve profitable operations, we, alone or with others, must successfully develop, gain regulatory approval, and market our future products. We currently have no products that have been approved by the FDA, Health Canada (“HC”) or any similar regulatory authority. To obtain regulatory approvals for our product candidates being developed and to achieve commercial success, clinical trials must demonstrate that the product candidates are safe for human use and that they demonstrate efficacy. While we have commenced clinical trials for 18-MC, we have not yet completed later stage clinical trials for any of our product candidates.

- I-2-20 -

MIND MEDICINE, INC.

Management’s Discussion and Analysis

Many product candidates never reach the stage of clinical testing and even those that do have only a small chance of successfully completing clinical development and gaining regulatory approval. Product candidates may fail for a number of reasons, including, but not limited to, being unsafe for human use or due to the failure to provide therapeutic benefits equal to or better than the standard of treatment at the time of testing. Unsatisfactory results obtained from a particular study relating to a research and development program may cause us or our collaborators to abandon commitments to that program. Positive results of early preclinical research may not be indicative of the results that will be obtained in later stages of preclinical or clinical research. Similarly, positive results from early-stage clinical trials may not be indicative of favourable outcomes in later-stage clinical trials, we can make no assurance that any future studies, if undertaken, will yield favourable results.

The early stage of our product development makes it particularly uncertain whether any of our product development efforts will prove to be successful and meet applicable regulatory requirements, and whether any of our product candidates will receive the requisite regulatory approvals, be capable of being manufactured at a reasonable cost or be successfully marketed. If we are successful in developing our current and future product candidates into approved products, we will still experience many potential obstacles such as the need to develop or obtain manufacturing, marketing and distribution capabilities. If we are unable to successfully commercialize any of our products, our financial condition and results of operations may be materially and adversely affected.

We can make no assurance that any future studies, if undertaken, will yield favorable results. Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in later-stage clinical trials after achieving positive results in early-stage development, and we cannot be certain that we will not face similar setbacks. These setbacks have been caused by, among other things, preclinical findings made while clinical trials were underway or safety or efficacy observations made in clinical trials, including previously unreported adverse events. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials nonetheless failed to obtain FDA approval. If we fail to produce positive results in our future clinical trials of 18-MC, the development timeline and regulatory approval and commercialization prospects for our leading product candidates, and, correspondingly, our business and financial prospects, would be materially adversely affected.

We rely and will continue to rely on third parties to plan, conduct and monitor our preclinical studies and clinical trials, and their failure to perform as required could cause substantial harm to our business.

We rely and will continue to rely on third parties to conduct a significant portion of our preclinical and clinical development activities. Preclinical activities include in vivo studies providing access to specific disease models, pharmacology and toxicology studies, and assay development. Clinical development activities include trial design, regulatory submissions, clinical patient recruitment, clinical trial monitoring, clinical data management and analysis, safety monitoring and project management. If there is any dispute or disruption in our relationship with third parties, or if they are unable to provide quality services in a timely manner and at a feasible cost, our active development programs will face delays. Further, if any of these third parties fails to perform as we expect or if their work fails to meet regulatory requirements, our testing could be delayed, cancelled or rendered ineffective.

We rely on contract manufacturers over whom we have limited control. If we are subject to quality, cost or delivery issues with the preclinical and clinical grade materials supplied by contract manufacturers, our business operations could suffer significant harm.

We have limited manufacturing experience and rely on contract manufacturing organizations, or CMOs to manufacture our product candidates for preclinical studies and clinical trials. We rely on CMOs for manufacturing, filling, packaging, storing and shipping of drug product in compliance with current Good Manufacturing Practice, or cGMP, regulations applicable to our products. The FDA ensures the quality of drug products by carefully monitoring drug manufacturers’ compliance with cGMP regulations. The cGMP regulations for drugs contain minimum requirements for the methods, facilities and controls used in manufacturing, processing and packing of a drug product.

- I-2-21 -

MIND MEDICINE, INC.

Management’s Discussion and Analysis

We contracted with Sterling for the manufacture of the 18-MC congener to supply drug substance for our phase 2 clinical trials. We believe that Sterling has the capacity, the systems, and the experience to supply 18-MC for our clinical trials and we may consider using them for manufacturing for later clinical trials. Any manufacturing failures, delays or compliance issues could cause delays in the conduct of preclinical studies and clinical trials.

There can be no assurances that CMOs will be able to meet our timetable and requirements. We have not contracted with alternate suppliers for 18-MC drug substance production in the event Sterling is unable to scale up production, or if it otherwise experiences any other significant problems. If we are unable to arrange for alternative third-party manufacturing sources on commercially reasonable terms or in a timely manner, we may be delayed in the development of our product candidates. Further, CMOs must operate in compliance with cGMP and failure to do so could result in, among other things, the disruption of product supplies. Our dependence upon third parties for the manufacture of our products may adversely affect our profit margins and our ability to develop and deliver products on a timely and competitive basis.

We require commercial scale and quality manufactured product to be available for pivotal or registration clinical trials. If we do not have commercial grade drug supply when needed, we may face delays in initiating or completing pivotal trials and our business operations could suffer significant harm.

To date, our product has been manufactured in small quantities for pre-clinical studies and clinical trials by third party manufacturers. In order to commercialize our product, we need to manufacture commercial quality drug supply for use in registration clinical trials. Most, if not all, of the clinical material used in phase 3/pivotal/registration studies must be derived from the defined commercial process including scale, manufacturing site, process controls and batch size. If we have not scaled up and validated the commercial production of our product prior to the commencement of pivotal clinical trials, we may have to employ a bridging strategy during the trial to demonstrate equivalency of early stage material to commercial drug product, or potentially delay the initiation or completion of the trial until drug supply is available. The manufacturing of commercial quality drug product requires significant efforts including, but not limited to scale-up of production to anticipated commercial scale, process characterization and validation, analytical method validation, identification of critical process parameters and product quality attributes, multiple process performance and validation runs, has long lead times and is very expensive. If we do not have commercial drug supply available when needed for pivotal clinical trials, our regulatory and commercial progress may be delayed, and we may incur increased product development cost. This may have a material adverse effect on our business, financial condition and prospects, and may delay marketing of the product.

If clinical trials of our product candidates fail to demonstrate safety and efficacy to the satisfaction of regulatory authorities or do not otherwise produce positive results, we would incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our product candidates.

Before obtaining marketing approval from regulatory authorities for the sale of our product candidates, we must conduct preclinical studies in animals and extensive clinical trials in humans to demonstrate the safety and efficacy of the product candidates. Clinical testing is expensive and difficult to design and implement, can take many years to complete and has uncertain outcomes. The outcome of preclinical studies and early clinical trials may not predict the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. A number of companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials due to lack of efficacy or unacceptable safety profiles, notwithstanding promising results in earlier trials. We do not know whether the clinical trials we may conduct will demonstrate adequate efficacy and safety to result in regulatory approval to market any of our product candidates in any jurisdiction. A product candidate may fail for safety or efficacy reasons at any stage of the testing process. A major risk we face is the possibility that none of our product candidates under development will successfully gain market approval from the FDA or other regulatory authorities, resulting in us being unable to derive any commercial revenue from them after investing significant amounts of capital in their development.

- I-2-22 -

MIND MEDICINE, INC.

Management’s Discussion and Analysis

If we experience delays in clinical testing, we will be delayed in commercializing our product candidates, and our business may be substantially harmed.

We cannot predict whether any clinical trials will begin as planned, will need to be restructured, or will be completed on schedule, or at all. Our product development costs will increase if we experience delays in clinical testing. Significant clinical trial delays could shorten any periods during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before us, which would impair our ability to successfully commercialize our product candidates and may harm our financial condition, results of operations and prospects. The commencement and completion of clinical trials for our products may be delayed for a number of reasons, including delays related, but not limited, to:

• failure by regulatory authorities to grant permission to proceed or placing the clinical trial on hold;

•  patients failing to enroll or remain in our trials at the rate we expect;

•  suspension or termination of clinical trials by regulators for many reasons, including concerns about patient safety or failure of our CMOs to comply with cGMP requirements;

•  any changes to our manufacturing process that may be necessary or desired;

•  delays or failure to obtain clinical supply from CMOs of our products necessary to conduct clinical trials;

•  product candidates demonstrating a lack of safety or efficacy during clinical trials;

•  patients choosing an alternative treatment for the indications for which we are developing any of our product candidates or participating in competing clinical trials;

•  patients failing to complete clinical trials due to dissatisfaction with the treatment, side effects or other reasons;

•  reports of clinical testing on similar technologies and products raising safety and/or efficacy concerns;

• competing clinical trials and scheduling conflicts with participating clinicians;

•  clinical investigators not performing our clinical trials on their anticipated schedule, dropping out of a trial, or employing methods not consistent with the clinical trial protocol, regulatory requirements or other third parties not performing data collection and analysis in a timely or accurate manner;

•  failure of our contract research organizations, or CROs, to satisfy their contractual duties or meet expected deadlines;

•  inspections of clinical trial sites by regulatory authorities or Institutional Review Boards, or IRBs, or ethics committees finding regulatory violations that require us to undertake corrective action, resulting in suspension or termination of one or more sites or the imposition of a clinical hold on the entire study;

•  one or more IRBs or ethics committees rejecting, suspending or terminating the study at an investigational site, precluding enrollment of additional subjects, or withdrawing its approval of the trial; or

•  failure to reach agreement on acceptable terms with prospective clinical trial sites.

Our product development costs will increase if we experience delays in testing or approval or if we need to perform more or larger clinical trials than planned. Additionally, changes in regulatory requirements and policies may occur, and we may need to amend study protocols to reflect these changes. Amendments may require us to resubmit our study protocols to regulatory authorities or IRBs or ethics committees for re-examination, which may impact the cost, timing or successful completion of that trial. Delays or increased product development costs may have a material adverse effect on our business, financial condition and prospects.

We may not be able to file INDs to commence additional clinical trials on the timelines we expect, and even if we are able to, the FDA may not permit us to proceed in a timely manner, or at all.

Prior to commencing clinical trials in the United States for any of our product candidates, we may be required to have an allowed IND for each product candidate and to file additional INDs prior to initiating any additional clinical trials for 18-MC. We believe that the data from previous studies will support the filing of additional INDs, to enable us to undertake additional clinical studies as we have planned. However, submission of an IND may not result in the FDA allowing further clinical trials to begin and, once begun, issues may arise that will require us to suspend or terminate such clinical trials. Additionally, even if relevant regulatory authorities agree with the design and implementation of the clinical trials set forth in an IND, these regulatory authorities may change their requirements in the future. Failure to submit or have effective INDs and commence or continue clinical programs will significantly limit our opportunity to generate revenue.

- I-2-23 -

MIND MEDICINE, INC.

Management’s Discussion and Analysis

If we have difficulty enrolling patients in clinical trials, the completion of the trials may be delayed or cancelled.

As our product candidates advance from preclinical testing to clinical testing, and then through progressively larger and more complex clinical trials, we will need to enroll an increasing number of patients that meet our eligibility criteria. There is significant competition for recruiting patients in clinical trials, and we may be unable to enroll the patients we need to complete clinical trials on a timely basis or at all. The factors that affect our ability to enroll patients are largely uncontrollable and include, but are not limited to, the following:

• size and nature of the patient population;

• eligibility and exclusion criteria for the trial;

• design of the study protocol;

• competition with other companies for clinical sites or patients;

• the perceived risks and benefits of the product candidate under study;

• the patient referral practices of physicians; and

• the number, availability, location and accessibility of clinical trial sites.

Regulatory approval processes are lengthy, expensive and inherently unpredictable. Our inability to obtain regulatory approval for our product candidates would substantially harm our business.

Our development and commercialization activities and product candidates are significantly regulated by a number of governmental entities, including the FDA, HC, and comparable authorities in other countries. Regulatory approvals are required prior to each clinical trial and we may fail to obtain the necessary approvals to commence or continue clinical testing. We must comply with regulations concerning the manufacture, testing, safety, effectiveness, labeling, documentation, advertising, and sale of products and product candidates and ultimately must obtain regulatory approval before we can commercialize a product candidate. The time required to obtain approval by such regulatory authorities is unpredictable but typically takes many years following the commencement of preclinical studies and clinical trials. Any analysis of data from clinical activities we perform is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval. Even if we believe results from our clinical trials are favorable to support the marketing of our product candidates, the FDA or other regulatory authorities may disagree. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions. We have not obtained regulatory approval for any product candidate and it is possible that none of our existing product candidates or any future product candidates will ever obtain regulatory approval.

We could fail to receive regulatory approval for our product candidates for many reasons, including, but not limited to:

• disagreement with the design or implementation of our clinical trials;

• failure to demonstrate that a product candidate is safe and effective for its proposed indication;

• failure of clinical trials to meet the level of statistical significance required for approval;

• failure to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

• disagreement with our interpretation of data from preclinical studies or clinical trials;

• the insufficiency of data collected from clinical trials of our product candidates to support the submission and filing of an Investigational New Drug application, or IND, or other submission to obtain regulatory approval;

• deficiencies in the manufacturing processes or the failure of facilities of CMOs with whom we contract for clinical and commercial supplies to pass a pre-approval inspection; or

• changes in the approval policies or regulations that render our preclinical and clinical data insufficient for approval.

- I-2-24 -

MIND MEDICINE, INC.

Management’s Discussion and Analysis

A regulatory authority may require more information, including additional preclinical or clinical data to support approval, which may delay or prevent approval and our commercialization plans, or we may decide to abandon the development program. If we were to obtain approval, regulatory authorities may approve any of our product candidates for fewer or more limited indications than we request, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Moreover, depending on any safety issues associated with our product candidates that garner approval, the FDA may impose a risk evaluation and mitigation strategy, thereby imposing certain restrictions on the sale and marketability of such products.

We may not achieve our publicly announced milestones according to schedule, or at all.

From time to time, we may announce the timing of certain events we expect to occur, such as the anticipated timing of results from our clinical trials. These statements are forward-looking and are based on the best estimates of management at the time relating to the occurrence of such events. However, the actual timing of such events may differ from what has been publicly disclosed. The timing of events such as initiation or completion of a clinical trial, filing of an application to obtain regulatory approval, or announcement of additional clinical trials for a product candidate may ultimately vary from what is publicly disclosed. These variations in timing may occur as a result of different events, including the nature of the results obtained during a clinical trial or during a research phase, timing of the completion of clinical trials, problems with a CMO or a CRO or any other event having the effect of delaying the publicly announced timeline. We undertake no obligation to update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as otherwise required by law. Any variation in the timing of previously announced milestones could have a material adverse effect on our business plan, financial condition or operating results and the trading price of common shares.

We face competition from other biotechnology and pharmaceutical companies and our financial condition and operations will suffer if we fail to effectively compete.

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Our competitors include large, well-established pharmaceutical companies, biotechnology companies, and academic and research institutions developing therapeutics for the same indications we are targeting and competitors with existing marketed therapies. Many other companies are developing or commercializing therapies to treat the same diseases or indications for which our product candidates may be useful. Although there are no approved therapies that specifically target the opioid addiction, some competitors use therapeutic approaches that may compete directly with our product candidates.

Many of our competitors have substantially greater financial, technical and human resources than we do and have significantly greater experience than us in conducting preclinical testing and human clinical trials of product candidates, scaling up manufacturing operations and obtaining regulatory approvals of products. Accordingly, our competitors may succeed in obtaining regulatory approval for products more rapidly than we do. Our ability to compete successfully will largely depend on:

• the efficacy and safety profile of our product candidates relative to marketed products and other product candidates in development;

• our ability to develop and maintain a competitive position in the product categories and technologies on which we focus;

• the time it takes for our product candidates to complete clinical development and receive marketing approval;

• our ability to obtain required regulatory approvals;

• our ability to commercialize any of our product candidates that receive regulatory approval;

• our ability to establish, maintain and protect intellectual property rights related to our product candidates; and

• acceptance of any of our product candidates that receive regulatory approval by physicians and other healthcare providers and payers.

- I-2-25 -

MIND MEDICINE, INC.

Management’s Discussion and Analysis

Competitors have developed and may develop technologies that could be the basis for products that challenge the discovery research capabilities of 18-MC. Some of those products may have an entirely different approach or means of accomplishing the desired therapeutic effect than our product candidates and may be more effective or less costly than our product candidates. The success of our competitors and their products and technologies relative to our technological capabilities and competitiveness could have a material adverse effect on the future preclinical studies and clinical trials of our product candidates, including our ability to obtain the necessary regulatory approvals for the conduct of such clinical trials. This may further negatively impact our ability to generate future product development programs using 18-MC.

If we are not able to compete effectively against our current and future competitors, our business will not grow, and our financial condition and operations will substantially suffer.

We heavily rely on the capabilities and experience of our key executives and scientists and the loss of any of them could affect our ability to develop our products.

The loss of Stephen Hurst, our Executive Chair, Robert Tessarolo, our President and Chief Executive Officer or other key members of our staff, could harm us. We do not have employment agreements with any members of our staff, although such employment agreements do not guarantee their retention. We also depend on our scientific and clinical collaborators and advisors, all of whom have outside commitments that may limit their availability to us. In addition, we believe that our future success will depend in large part upon our ability to attract and retain highly skilled scientific, managerial, medical, manufacturing, clinical and regulatory personnel, particularly as we expand our activities and seek regulatory approvals for clinical trials. We enter into agreements with our scientific and clinical collaborators and advisors, key opinion leaders and academic partners in the ordinary course of our business. We also enter into agreements with physicians and institutions who will recruit patients into our clinical trials on our behalf in the ordinary course of our business. Notwithstanding these arrangements, we face significant competition for these types of personnel from other companies, research and academic institutions, government entities and other organizations. We cannot predict our success in hiring or retaining the personnel we require for continued growth. The loss of the services of any of our executive officers or other key personnel could potentially harm our business, operating results or financial condition.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could have a material adverse effect on our business.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include failures to comply with FDA regulations, provide accurate information to the FDA, comply with manufacturing standards we have established, comply with federal and state healthcare fraud and abuse laws and regulations, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing, and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a substantial impact on our business and results of operations, including the imposition of substantial fines or other sanctions.

We may expand our business through the acquisition of companies or businesses or by entering into collaborations or by in-licensing product candidates, each of which could disrupt our business and harm our financial condition.

We have in the past and may in the future seek to expand our pipeline and capabilities by acquiring one or more companies or businesses, entering into collaborations, or in-licensing one or more product candidates. Acquisitions, collaborations and in-licenses involve numerous risks, including, but not limited to:

• substantial cash expenditures;

- I-2-26 -

MIND MEDICINE, INC.

Management’s Discussion and Analysis

• technology development risks;

• potentially dilutive issuances of equity securities;

• incurrence of debt and contingent liabilities, some of which may be difficult or impossible to identify at the time of acquisition;

• difficulties in assimilating the operations of the acquired companies;

• potential disputes regarding contingent consideration;

• diverting our management’s attention away from other business concerns;

• entering markets in which we have limited or no direct experience; and

• potential loss of our key employees or key employees of the acquired companies or businesses.

We have experience in making acquisitions, entering collaborations and in-licensing product candidates, however, we cannot provide assurance that any acquisition, collaboration or in-license will result in short-term or long-term benefits to us. We may incorrectly judge the value or worth of an acquired company or business or in-licensed product candidate. In addition, our future success would depend in part on our ability to manage the rapid growth associated with some of these acquisitions, collaborations and in-licenses. We cannot provide assurance that we would be able to successfully combine our business with that of acquired businesses, manage a collaboration or integrate in-licensed product candidates. Furthermore, the development or expansion of our business may require a substantial capital investment by us.

Negative results from clinical trials or studies of others and adverse safety events involving the targets of our products may have an adverse impact on our future commercialization efforts.

From time to time, studies or clinical trials on various aspects of biopharmaceutical products are conducted by academic researchers, competitors or others. The results of these studies or trials, when published, may have a significant effect on the market for the biopharmaceutical product that is the subject of the study. The publication of negative results of studies or clinical trials or adverse safety events related to our product candidates, or the therapeutic areas in which our product candidates compete, could adversely affect our share price and our ability to finance future development of our product candidates, and our business and financial results could be materially and adversely affected.

We face the risk of product liability claims, which could exceed our insurance coverage and product recalls, each of which could deplete our cash resources.

We are exposed to the risk of product liability claims alleging that use of our product candidates caused an injury or harm. These claims can arise at any point in the development, testing, manufacture, marketing or sale of our product candidates and may be made directly by patients involved in clinical trials of our product candidates, by consumers or healthcare providers or by individuals, organizations or companies selling our products. Product liability claims can be expensive to defend, even if the product or product candidate did not actually cause the alleged injury or harm.

Insurance covering product liability claims becomes increasingly expensive as a product candidate moves through the development pipeline to commercialization. We currently maintain clinical trial liability insurance coverage of $2,000,000. However, there can be no assurance that such insurance coverage is or will continue to be adequate or available to us at a cost acceptable to us or at all. We may choose or find it necessary under our collaborative agreements to increase our insurance coverage in the future. We may not be able to secure greater or broader product liability insurance coverage on acceptable terms or at reasonable costs when needed. Any liability for damages resulting from a product liability claim could exceed the amount of our coverage, require us to pay a substantial monetary award from our own cash resources and have a material adverse effect on our business, financial condition and results of operations. Moreover, a product recall, if required, could generate substantial negative publicity about our products and business, inhibit or prevent commercialization of other products and product candidates or negatively impact existing or future collaborations.

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MIND MEDICINE, INC.

Management’s Discussion and Analysis

If we are unable to maintain product liability insurance required by our third parties, the corresponding agreements would be subject to termination, which could have a material adverse impact on our operations.

Some of our licensing and other agreements with third parties require or might require us to maintain product liability insurance. If we cannot maintain acceptable amounts of coverage on commercially reasonable terms in accordance with the terms set forth in these agreements, the corresponding agreements would be subject to termination, which could have a material adverse impact on our operations.

Risks Related to Intellectual Property

If we are unable to adequately protect and enforce our intellectual property, our competitors may take advantage of our development efforts or acquired technology and compromise our prospects of marketing and selling our key products.

Our success will depend in part upon our ability to protect our intellectual property and proprietary technologies and upon the nature and scope of the intellectual property protection we receive. The ability to compete effectively and to achieve partnerships will depend on our ability to develop and maintain proprietary aspects of our technology and to operate without infringing on the proprietary rights of others. The presence of such proprietary rights of others could severely limit our ability to develop and commercialize our products, to conduct our existing research and could require financial resources to defend litigation, which may be in excess of our ability to raise such funds. There is no assurance that our pending patent applications or those that we intend to acquire will be approved in a form that will be sufficient to protect our proprietary technology and gain or keep any competitive advantage that we may have or, once approved, will be upheld in any post-grant proceedings brought by any third parties.

The patent positions of pharmaceutical companies can be highly uncertain and involve complex legal, scientific and factual questions for which important legal principles remain unresolved. Patents issued to us or our respective licensors may be challenged, invalidated or circumvented. To the extent our intellectual property, including licensed intellectual property, offers inadequate protection, or is found to be invalid or unenforceable, we are exposed to a greater risk of direct competition. If our intellectual property does not provide adequate protection against our competitors’ products, our competitive position could be adversely affected, as could our business, financial condition and results of operations. Both the patent application process and the process of managing patent disputes can be time consuming and expensive, and the laws of some foreign countries may not protect our intellectual property rights to the same extent as do the laws of Canada and the United States.

We will be able to protect our intellectual property from unauthorized use by third parties only to the extent that our proprietary technologies, key products, and any future products are covered by valid and enforceable intellectual property rights including patents or are effectively maintained as trade secrets, and provided we have the funds to enforce our rights, if necessary.

If we lose our licenses from third-party owners, we may be unable to continue a substantial part of our business.

We are party to licenses that give us rights to intellectual property that is necessary or useful for a substantial part of our business.

We may also enter into licenses in the future to access additional third-party intellectual property. If we fail to pay annual maintenance fees, development and sales milestones, or it is determined that we did not use commercially reasonable efforts to commercialize licensed products, we could lose our licenses which could have a material adverse effect on our business and financial condition.

We may require additional third-party licenses to effectively develop and manufacture our key products and are currently unable to predict the availability or cost of such licenses.

A substantial number of patents have already been issued to other biotechnology and pharmaceutical companies. To the extent that valid third-party patent rights cover our products or services, we or our strategic collaborators would be required to seek licenses from the holders of these patents in order to manufacture, use or sell these products and services, and payments under them would reduce our profits from these products and services. We are currently unable to predict the extent to which we may wish or be required to acquire rights under such patents, the availability and cost of acquiring such rights, and whether a license to such patents will be available on acceptable terms or at all. There may be patents in the U.S. or in foreign countries or patents issued in the future that are unavailable to license on acceptable terms. Our inability to obtain such licenses may hinder or eliminate our ability to manufacture and market our products.

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MIND MEDICINE, INC.

Management’s Discussion and Analysis

Changes in patent law and its interpretation could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.

As is the case with other biotechnology and pharmaceutical companies, our success is heavily dependent on intellectual property rights, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involves technological and legal complexity, and obtaining and enforcing biopharmaceutical patents is costly, time consuming and inherently uncertain. The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our and our licensors’ or collaborators’ ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the federal courts, and the U.S. Patent and Trademark Office, or USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken our and our licensors’ or collaborators’ ability to obtain new patents or to enforce existing patents and patents we and our licensors or collaborators may obtain in the future.

Recent patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our and our licensors’ or collaborators’ patent applications and the enforcement or defense of our or our licensors’ or collaborators’ issued patents. On September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted and may also affect patent litigation. The USPTO recently developed new regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first to file provisions, only became effective on March 16, 2013. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our or our licensors’ or collaborators’ patent applications and the enforcement or defense of our or our licensors’ or collaborators’ issued patents, all of which could have a material adverse effect on our business and financial condition.

Litigation regarding patents, patent applications, and other proprietary rights may be expensive, time consuming and cause delays in the development and manufacturing of our key products.

Our success will depend in part on our ability to operate without infringing the proprietary rights of third parties. The pharmaceutical industry is characterized by extensive patent litigation. Other parties may have, or obtain in the future, patents and allege that the use of our technologies infringes these patent claims or that we are employing their proprietary technology without authorization.

In addition, third parties may challenge or infringe upon our existing or future patents. Proceedings involving our patents or patent applications or those of others could result in adverse decisions regarding:

• the patentability of our inventions relating to our key products; and/or

• the enforceability, validity, or scope of protection offered by our patents relating to our key products.

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MIND MEDICINE, INC.

Management’s Discussion and Analysis

If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, defend an infringement action, or challenge the validity of the patents in court. Regardless of the outcome, patent litigation is costly and time consuming. In some cases, we may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, develop or obtain non-infringing technology, fail to defend an infringement action successfully or have infringed patents declared invalid, we may:

• incur substantial monetary damages;

• encounter significant delays in bringing our key products to market; and/or

• be precluded from participating in the manufacture, use or sale of our key products or methods of treatment requiring licenses.

Even if we are successful in these proceedings, we may incur substantial costs and divert management time and attention in pursuing these proceedings, which could have a material adverse effect on us.

Our reliance on third parties requires us to share our trade secrets, which increases the possibility that a competitor will discover them.

Because we rely on third parties to develop our products, we must share trade secrets with them. We seek to protect our proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, collaborative research agreements, consulting agreements or other similar agreements with our collaborators, advisors, employees and consultants prior to beginning research or disclosing proprietary information. These agreements typically restrict the ability of our collaborators, advisors, employees and consultants to publish data potentially relating to our trade secrets. Our academic and clinical collaborators typically have rights to publish data, provided that we are notified in advance and may delay publication for a specified time in order to secure our intellectual property rights arising from the collaboration. In other cases, publication rights are controlled exclusively by us, although in some cases we may share these rights with other parties. We may also conduct joint research and development programs which may require us to share trade secrets under the terms of research and development collaborations or similar agreements. Despite our efforts to protect our trade secrets, our competitors may discover our trade secrets, either through breach of these agreements, independent development or publication of information including our trade secrets in cases where we do not have proprietary or otherwise protected rights at the time of publication. A competitor’s discovery of our trade secrets may impair our competitive position and could have a material adverse effect on our business and financial condition.

Risks Related to Our Common Shares

The market prices for securities of biopharmaceutical companies have historically been volatile.

Even though we are not yet a public company, we expect to be so in the foreseeable future. A number of factors could influence the volatility in the trading price of our common shares, including changes in the economy or in the financial markets, industry related developments, the results of product development and commercialization, changes in government regulations, and developments concerning proprietary rights, litigation and cash flow. Our quarterly losses may vary because of the timing of costs for manufacturing, preclinical studies and clinical trials. Also, the reporting of adverse safety events involving our products and public rumors about such events could cause our share price to decline or experience periods of volatility. Each of these factors could lead to increased volatility in the market price of our common shares. In addition, changes in the market prices of the securities of our competitors may also lead to fluctuations in the trading price of our common shares.

We have never paid dividends and do not expect to do so in the foreseeable future.

We have not declared or paid any cash dividends on our common shares to date. The payment of dividends in the future will be dependent on our earnings and financial condition in addition to such other factors as our board of directors considers appropriate. Unless and until we pay dividends, shareholders may not receive a return on their shares. There is no present intention by our board of directors to pay dividends on our shares.

Future sales or issuances of equity securities and the conversion of outstanding securities to common shares could decrease the value of the common shares, dilute investors’ voting power, and reduce our earnings per share.

We may sell additional equity securities in future offerings, including through the sale of securities convertible into equity securities, to finance operations, acquisitions or projects, and issue additional common shares, which may result in dilution.

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MIND MEDICINE, INC.

Management’s Discussion and Analysis

Our board of directors has the authority to authorize certain offers and sales of additional securities without the vote of, or prior notice to, shareholders. Based on the need for additional capital to fund expected expenditures and growth, it is likely that we will issue additional securities to provide such capital. Such additional issuances may involve the issuance of a significant number of common shares at prices less than the current market price for our common shares.

Sales of substantial amounts of our securities, or the availability of such securities for sale, as well as the issuance of substantial amounts of our common shares upon conversion of outstanding convertible equity securities, could adversely affect the prevailing market prices for our securities and dilute investors’ earnings per share. A decline in the market prices of our securities could impair our ability to raise additional capital through the sale of securities should we desire to do so.

The effect of comprehensive U.S. tax reform legislation on the Company is uncertain.

On December 22, 2017, the U.S. government enacted H.R. 1, “An Act to provide for reconciliation pursuant to titles II and V of the concurrent resolution on the budget for fiscal year 2018” (informally titled the “Tax Cuts and Jobs Act”). Among a number of significant changes to the U.S. federal income tax rules, the Tax Cuts and Jobs Act reduces the marginal U.S. corporate income tax rate from 35% to 21%, limits the deduction for net interest expense, shifts the United States toward a more territorial tax system, and imposes new taxes to combat erosion of the U.S. federal income tax base, such as a one-time tax on earnings of certain foreign subsidiaries that were previously tax deferred and a new minimum tax on foreign earnings. The effects of the Tax Cuts and Jobs Act on our company, whether adverse or favorable, are uncertain, and may not become evident for some period of time but could have a material adverse effect on our business, financial position or results from operations.

It may be difficult for non-American investors to obtain and enforce judgments against us because of our United States incorporation and presence.

We are a corporation existing under the laws of the State of Delaware, United States of America. Some of our directors and officers, and some of the experts are residents of the United States, and all or a substantial portion of their assets, and a substantial portion of our assets, are located outside Canada. Consequently, it may be difficult for holders of our securities who reside in Canada to effect service within Canada upon those directors and officers, and the experts who are not residents of Canada. It may also be difficult for holders of our securities who reside in Canada to realize in Canada upon judgments of courts of Canada predicated upon our civil liability and the civil liability of our directors, officers and experts under Canadian federal securities laws. Investors should not assume that American courts (i) would enforce judgments of Canadian courts obtained in actions against us or such directors, officers or experts predicated upon the civil liability provisions of Canadian federal securities laws or the securities or “blue sky” laws of any state or jurisdiction of Canada or (ii) would enforce, in original actions, liabilities against us or such directors, officers or experts predicated upon the Canadian federal securities laws or any securities laws of any province or jurisdiction of Canada. In addition, the protections afforded by American securities laws may not be available to investors in Canada.

Any failure to maintain an effective system of internal controls may result in material misstatements of our financial statements or cause us to fail to meet our reporting obligations or fail to prevent fraud; and in that case, our shareholders could lose confidence in our financial reporting, which would harm our business and could negatively impact the price of our common shares.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. If we fail to maintain an effective system of internal controls, we might not be able to report our financial results accurately or prevent fraud; and in that case, our shareholders could lose confidence in our financial reporting, which would harm our business and could negatively impact the price of our common shares. While we believe that we have sufficient personnel and review procedures to allow us to maintain an effective system of internal controls, we cannot provide assurance that we will not experience potential material weaknesses in our internal control. Even if we conclude that our internal control over financial reporting provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS as issued by the IASB, because of its inherent limitations, internal control over financial reporting may not prevent or detect fraud or misstatements. Failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our results of operations or cause us to fail to meet our future reporting obligations. If we fail to timely achieve and maintain the adequacy of our internal control over financial reporting, we may not be able to produce reliable financial reports or help prevent fraud. Our failure to achieve and maintain effective internal control over financial reporting could prevent us from complying with our reporting obligations on a timely basis, which could result in the loss of investor confidence in the reliability of our consolidated financial statements, harm our business and negatively impact the trading price of our common shares.

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MIND MEDICINE, INC.

Management’s Discussion and Analysis

There is no assurance of an active or liquid market

No assurance can be given that an active or liquid trading market for the common shares will be sustained. If an active or liquid market for the common shares fails to be sustained, the prices at which such securities trade may be adversely affected. Whether or not the common shares will trade at lower prices depends on many factors, including the liquidity of the common shares, prevailing interest rates, the markets for similar securities, general economic conditions and our financial condition, historic financial performance and future prospects. There is currently no market through which the Securities (other than the common shares) may be sold and purchasers may not be able to resell such securities. This may affect the pricing of such securities in the secondary market, the transparency and availability of trading prices, the liquidity of such securities and the extent of issuer regulation.

Public markets and share prices

The market price of the common shares that may become listed and posted for trading on the NEO or any other stock exchange could be subject to significant fluctuations in response to variations in our operating results or other factors. In addition, fluctuations in the stock market may adversely affect the market price of the Common Shares and any other Securities offered hereunder that may become listed and posted for trading on the NEO or any other stock exchange regardless of the operating performance of the company. Securities markets have also experienced significant price and volume fluctuations from time to time. In some instances, these fluctuations have been unrelated or disproportionate to the operating performance of issuers. Market fluctuations may adversely impact the market price of the Common Shares and any other Securities offered hereunder that may become listed and posted for trading on the NEO or any other stock exchange. There can be no assurance of the price at which the Common Shares and any other Securities offered hereunder that may become listed and posted for trading on the NEO or any other stock exchange will trade.

Additional issuances and dilution

We may issue and sell additional securities to finance our operations. We cannot predict the size or type of future issuances of our securities or the effect, if any, that future issuances and sales of securities will have on the market price of any of our securities issued and outstanding from time to time. Sales or issuances of substantial amounts of our securities, or the perception that such sales could occur, may adversely affect prevailing market prices for our securities issued and outstanding from time to time. With any additional sale or issuance of our securities, holders will suffer dilution with respect to voting power and may experience dilution in our earnings per share. Moreover, this circular may create a perceived risk of dilution resulting in downward pressure on the price of our issued and outstanding common shares, which could contribute to progressive declines in the prices of such securities.

We have broad discretion in the use of the net proceeds from the sale of securities

Our management will have broad discretion with respect to the application of net proceeds received from the sale of securities and may spend such proceeds in ways that do not improve our results of operations or enhance the value of the common shares or any other securities outstanding from time to time. Any failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business or cause the price of our securities issued and outstanding from time to time to decline.

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MIND MEDICINE, INC.

Management’s Discussion and Analysis

DISCLOSURE CONTROLS AND INTERNAL CONTROLS OVER FINANCIAL REPORTING

We have implemented a system of internal controls that we believe adequately protects our assets and is appropriate for the nature of our business and the size of our operations. Our internal control system was designed to provide reasonable assurance that all transactions are accurately recorded, that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that our assets are safeguarded. These internal controls include disclosure controls and procedures designed to ensure that information required to be disclosed by us is accumulated and communicated as appropriate to allow timely decisions regarding required disclosure. Internal control over financial reporting means a process designed by or under the supervision of the Chief Executive Officer and the Chief Financial Officer to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS as issued by the IASB. The internal controls are not expected to prevent and detect all misstatements due to error or fraud. There were no changes in our internal control over financial reporting that occurred during the three months ended September 30, 2019 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting. As at September 30, 2019, we have assessed the effectiveness of our internal control over financial reporting and disclosure controls and procedure. Based on their evaluation, the Chief Executive Officer and the Chief Financial Officer have concluded that these controls and procedures are effective.

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SAVANT ADDICTION MEDICINE, LLC and CARVE-OUT OF SAVANT HWP, INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS

FOR THE NINE MONTH PERIOD ENDED SEPTEMBER 30, 2019 AND THE YEARS ENDED DECEMBER 31,
2018 AND 2017

Dated: December 20, 2019

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SAVANT ADDICTION MEDICINE, LLC and CARVE-OUT OF SAVANT HWP, INC.
Management’s Discussion and Analysis

ABOUT THIS MANAGEMENT’S DISCUSSION AND ANALYSIS

All references in this management’s discussion and analysis, or MD&A to “the Company”, “Savant”, “we”, “us”, or “our” refer to Savant Addiction Medicine, LLC and the carve-out portion of Savant HWP, Inc., the affiliated company through which Savant Addiction Medicine, LLC conducts its business, unless otherwise indicated or the context requires otherwise. All references in this MD&A to “SAM” refer to Savant Addiction Medicine, LLC. All references in this MD&A to “HWP” refer to Savant HWP, Inc. The following MD&A is prepared as of December 20, 2019 for Savant for the nine month period ended September 30, 2019 and years ended December 31, 2018 and 2017, and should be read in conjunction with the audited combined financial statements for the nine month period ended September 30, 2019 and years ended December 31, 2018 and 2017, which have been prepared by management in accordance with International Financial Reporting Standards, or IFRS as issued by the International Accounting Standards Board, or IASB. Our IFRS accounting policies are set out in note 3 of the audited combined financial statements for the nine- month period ended September 30, 2019 and years ended December 31, 2018 and 2017. All amounts are in United States dollars, unless otherwise indicated.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This MD&A contains forward-looking statements within the meaning of applicable securities laws. All statements contained herein that are not clearly historical in nature are forward-looking, and the words “anticipate”, “believe”, “expect”, “estimate”, “may”, “will”, “could”, “leading”, “intend”, “contemplate”, “shall” and similar expressions are generally intended to identify forward-looking statements. Forward-looking statements in this MD&A include, but are not limited to, statements with respect to:

• our expected future loss and accumulated deficit levels;

• our projected financial position and estimated cash burn rate;

• our requirements for, and the ability to obtain, future funding on favorable terms or at all;

• our projections for the 18-MC development plans and progress of each of our products and technologies, particularly with respect to the timely and successful completion of studies and trials and availability of results from such studies and trials;

• our expectations about our products’ safety and efficacy;

• our expectations regarding our ability to arrange for and scale up the manufacturing of our products and technologies;

• our expectations regarding the progress, and the successful and timely completion, of the various stages of the regulatory approval process;

• our expectations about the timing of achieving milestones and the cost of our development programs; • our plans to market, sell and distribute our products and technologies;

• our expectations regarding the acceptance of our products and technologies by the market;

• our ability to retain and access appropriate staff, management and expert advisers;

• our expectations about whether various clinical and regulatory milestones will be achieved;

• our ability to secure strategic partnerships with larger pharmaceutical and biotechnology companies;

• our strategy to acquire and develop new products and technologies and to enhance the safety and efficacy of existing products and technologies;

• our expectations with respect to existing and future corporate alliances and licensing transactions with third parties, and the receipt and timing of any payments to be made by us or to us in respect of such arrangements; and

• our strategy with respect to the protection of our intellectual property.

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SAVANT ADDICTION MEDICINE, LLC and CARVE-OUT OF SAVANT HWP, INC.
Management’s Discussion and Analysis

All forward-looking statements reflect our beliefs and assumptions based on information available at the time the assumption was made. These forward-looking statements are not based on historical facts but rather on management’s expectations regarding future activities, results of operations, performance, future capital and other expenditures (including the amount, nature and sources of funding thereof), competitive advantages, business prospects and opportunities. By its nature, forward-looking information involves numerous assumptions, inherent risks and uncertainties, both general and specific, known and unknown, that contribute to the possibility that the predictions, forecasts, projections or other forward-looking statements will not occur. In evaluating forward-looking statements, readers should specifically consider various factors, including the risks outlined under the heading “Risk Factors” in this MD&A. Some of these risks and assumptions include, among others:

• fluctuation of losses from quarter to quarter and year to year due to numerous external risk factors, and anticipation that we will continue to incur losses in the future;

• uncertainty as to our ability to raise additional funding to support operations;

• our ability to generate product revenue to maintain our operations without additional funding;

• the risks associated with the development of our product candidates;

• positive results from preclinical and early clinical research are not necessarily predictive of the results of later-stage clinical trials;

• reliance on third parties to plan, conduct and monitor our preclinical studies and clinical trials;

• our product candidates may fail to demonstrate safety and efficacy to the satisfaction of regulatory authorities or may not otherwise produce positive results;

• risks related to filing Investigational New Drug applications, or INDs, to commence clinical trials and to continue clinical trials if approved;

• the risks of delays and inability to complete clinical trials due to difficulties enrolling patients;

• competition from other biotechnology and pharmaceutical companies;

• our reliance on the capabilities and experience of our key executives and scientists and the resulting loss of any of these individuals;

• our ability to fully realize the benefits of acquisitions;

• our ability to adequately protect our intellectual property and trade secrets;

• our ability to source and maintain licenses from third-party owners; and

• the risk of patent-related litigation.

all as further and more fully described under the heading “Risk Factors” in this MD&A.

Although the forward-looking statements contained in this MD&A are based upon what our management believes to be reasonable assumptions, we cannot assure readers that actual results will be consistent with these forward-looking statements. Any forward-looking statements represent our estimates only as of the date of this MD&A and should not be relied upon as representing our estimates as of any subsequent date. We undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events, except as may be required by securities legislation.

BUSINESS

Overview

We are a clinical-stage healthcare company developing transformational and potentially disruptive new oral medications for the treatment of addiction. Unique among addiction therapies, we target receptors concentrated in the reward/pleasure centers of the brain in order to reverse dopamine dysregulation, the driving force behind substance abuse and the biologic cause of the neurological disease that underlies all addictions.

Our lead compound, 18-methoxycoronaridine (“18-MC”), which we sold to Mind Medicine, Inc. on July 23, 2019 along with all related intellectual property, demonstrates broad antiaddictive effects against many substances (nicotine, opioids, cocaine, methamphetamine, alcohol and compulsive eating) of abuse in animal addiction studies because it acts in the central brain’s pleasure center common to all mammals, including humans. Third party studies also demonstrated that 18-MC is potentially effective in treating leishmaniasis, a neglected infectious disease, through a mechanism of action unrelated to the compound’s anti-addictive properties. We intend to pursue this indication in addition to the much larger opportunity in addiction, in part because it may allow us to obtain a valuable priority review voucher from the FDA.

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SAVANT ADDICTION MEDICINE, LLC and CARVE-OUT OF SAVANT HWP, INC.
Management’s Discussion and Analysis

Our program in addiction medicine received its initial funding in late 2012 in the form of a non-dilutive, multi-million- dollar grant from the National Institute on Drug Abuse, or NIDA, to support the filing of an investigational new drug application for our lead program. Having successfully completed first-in-human safety studies with 18-MC, we are focused on conducting human efficacy studies in opiate withdrawal and smoking cessation where we see a well- defined regulatory path to approval and robust global markets. Given the potentially broad applicability of 18-MC and the ever-growing prevalence of addiction, we believe we have the opportunity to become the leader in the treatment of addiction and other destructive human behaviors mediated by the brain’s reward/pleasure centers.

We approach this opportunity in substance abuse disorders with a team of proven innovators with more than a century and a half of combined experience bringing new medicines to market. We focus on quick and cost-efficient methods to deliver high-value to our patients, partners and investors. In order to maximize returns for our investors, we focus on efficiently shepherding 18-MC through nonclinical and clinical proof-of-concept studies, while keeping infrastructure and personnel expenses to a minimum. We work through an extensive collaborative resource base comprised of key opinion leaders, contract research organizations, or CROs, contract development and manufacturing organizations, or CDMOs, highly experienced consultants, and collaborative development partners. This allows us to maintain a small employee base and reduce capital expenditures, both of which results in lower cash burn rates. As our clinical trials progress, and to the extent our candidate drug reaffirms its potential efficacy, we expect to expand development beyond our initial focus on nicotine addiction.

Strategy

While our compound, 18-MC, may have broad application across nearly all addictions, we have embarked on a clinical program that addresses each category of substance abuse separately. Indeed, without unlimited resources, we have elected to focus our efforts on opiate abuse and nicotine addiction, the categories we believe to be most compelling for the following reasons:

•	The regulatory path to approval is well established by current approved drugs;
•	Current treatments are marginally effective with only approximately 1 in 5 patients continuing to show benefit 12-months post treatment;
•	The unmet need is tremendous with more than 140 opiate overdose deaths per day in the U.S. and more than 30 million nicotine users who have unsuccessfully attempted to quit smoking; and,
•

We can expect an efficacy signal in humans within months of initiating a proof of-concept and proof-of-principle studies; obtaining signals with other addictive substances would likely take considerably longer.

We designed our studies on opiate withdrawal in consultation with Dr. Stephen Ross, head of addiction medicine at New York University and on nicotine addiction in consultation with Dr. Jed Rose of Duke University, one of the leading authorities on smoking cessation in the world. If we obtain an efficacy signal in humans in opiate and nicotine addiction and the drug continues to be well tolerated by patients as demonstrated in the Phase 1 clinical trial, we will have an opportunity to utilize our extensive partnering expertise and seek a strong development and commercialization partner to maximize shareholder value by providing:

•	Non-dilutive capital necessary to expand and/or complete clinical development and regulatory approval;
•	Regulatory and commercialization expertise to achieve and expand a strong product label;
•	Development expertise to complete product development as efficiently as possible; and,
•	Sales and marketing resources for a successful market launch following regulatory approval.

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SAVANT ADDICTION MEDICINE, LLC and CARVE-OUT OF SAVANT HWP, INC.
Management’s Discussion and Analysis

The opiate abuse problem has grown to near epidemic proportions in parts of the U.S. We are exposed to a nearly daily news flow on the problems associated with opiate addiction resulting from heroin use and the abuse of prescription drugs such as OxyContin®, Vicodin®, Percocet®, and Fentanyl®. In 2014, the states with the highest drug overdose death rates included Kentucky, Massachusetts, New Hampshire, New Mexico, Oklahoma, Ohio, Pennsylvania, Tennessee, Utah, West Virginia, and Wyoming - all with death rates between 19 and 35.5 per 100,000 population. To give this context, according to the Centers for Disease Control and Prevention, or CDC, in 2011 the death rate from accidents, including traffic-related, was 42.7 per 100,000 population in the United States. Today, more than 140 people die from an opiate overdose every day in America.

Our clinical program in opiates is already in the planning stages with world renown opinion leaders in addiction medicine at New York University, including Drs. John Rotrosen and Stephen Ross. This program will focus on opiate withdrawal for patients on opiate replacement therapies such as methadone or Suboxone® which are particularly challenging to withdraw from. We expect patients in these trials to be especially motivated since they will have already transitioned from uncontrolled opiate use to controlled use in an effort to recover from their addiction.

Withdrawal studies are also attractive since they are of short duration, with patients enrolled for less than one month, and have what are considered gold-standard clinical endpoints with little or no placebo effect.

Any good business strategy must be adaptable to changing times and circumstances and ours is no exception. We will continue to adapt and improve our strategy in the future as we continue to learn but our objective will not change. Developing medicines that treat the cause of the brain disease that is addiction - dopamine dysregulation in the reward/pleasure centers of the midbrain - rather than merely substituting one addictive substance for another less harmful one, will transform the field of addiction medicine by alleviating the human suffering currently experienced by millions of addicts, their families and friends. Such medicines will benefit all society by disrupting the enormous economic loss in the United States and elsewhere due to this ubiquitous disease.

Addictions and Substance Abuse

Substance Use Disorders, or SUDs, more commonly known as addictions, comprise one of the largest unmet medical needs worldwide. As used herein, the term “addictions” will generally include all SUDs. The widespread use and abuse of pain drugs, such as OxyContin®, is a very high profile example of addiction. Addictions to opioid-based pain medications often begin from proper post-surgical use but progress to addiction. In fact, the per capita rate of opiate use in the U.S. has quadrupled since 1999, an increase that far outstrips the increase in reported pain incidence. Alcohol abuse is another – there are more than 17 million heavy drinkers in the U.S. and 140 million worldwide by World Health Organization estimates.

In November 2016, the U.S. Surgeon General issued Facing Addiction in America – The Surgeon General’s Report on Alcohol, Drugs, and Health, which is their first report on addiction since their report on smoking in 1964. In this report, the U.S. Secretary of Health and Human Services, Sylvia Mathews Burwell, noted:

All across the United States, individuals, families, communities, and health care systems are struggling to cope with substance use, misuse, and substance use disorders. Substance misuse and substance use disorders have devastating effects, disrupt the future plans of too many young people, and all too often, end lives prematurely and tragically. Substance misuse is a major public health challenge and a priority for our nation to address.

For 2015, the Substance Abuse and Mental Health Services Administration, or SAMHSA, estimated that over 21.7 million Americans 12 years and older had a chemical substance dependence or abuse problem other than tobacco needing treatment. The total social and healthcare cost to our society of dealing with alcohol and illegal drug abuse is estimated to exceed $193 billion annually. Fewer than one-in-ten patients receive treatment for their addiction in the U.S., at a cost of one in every four deaths. The combined annual cost of substance use disorders in the U.S. is estimated to exceed $600 billion – a staggering economic impact.

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SAVANT ADDICTION MEDICINE, LLC and CARVE-OUT OF SAVANT HWP, INC.
Management’s Discussion and Analysis

The overall potential U.S. market for safe, effective, and convenient drug therapy in addiction is extensive and growing. The vast majority of global and US sales of medicines for addiction are concentrated in smoking cessation (≈$2.5 billion), opiates (≈$1.4 billion) and alcohol (≈$100 million). This is a dynamic market globally, with approximately 10% annual growth over the last five years. The overall market for drug therapy in addiction is currently undergoing significant remodeling due to various trends, including:

•

Nicotine. The introduction and increasing prevalence of electronic cigarettes is likely to bring about a modest reduction in nicotine addiction and therefore reduce the size of our opportunity. While healthcare professionals are not recommending e-cigarettes, there is a consensus that they pose a lower health risk than tobacco products. Studies are underway to determine the actual health risks associated with e-cigarettes. The adoption of e-cigarettes in Europe may have contributed to the stagnation in sales growth of smoking cessation products in the past few years.

•	Opiates. Generic competition for Suboxone, a treatment for opiate dependence, contributed to a decline in the Suboxone market from $1.4 billion in 2012 to $1.26 billion in 2013.
•

Alcohol. Considering that in 2012 there were an estimated 60 million binge drinkers and another 17 million heavy drinkers in the U.S. alone, market revenues from medicines for the treatment of alcohol related disorders are thus far surprisingly modest, with an annual global market of around $100 million in 2013. Efforts to understand these numbers have produced as many reasons as there are studies, including the acceptance of alcohol use by society, the ineffectiveness of current medications, and the wide range of recovery programs that do not use medications. It is also significant, however, that 31% of heavy alcohol uses are illicit drug users as well.

•

Cocaine or methamphetamine. There are no approved pharmaceutical treatments for either cocaine or methamphetamine addiction. A recent analysis by the NIDA estimates the market size for a first- in-class treatment for cocaine addiction at $1.2 billion in annual revenue. In the U.S., NIDA estimates approximately 5.3 million people use cocaine annually and 1.6 million are regular uses of cocaine.

While addictions are often viewed as separate medical conditions, segregated by the class of substance (alcohol, opiates, stimulants, tobacco, and the like), all addictions are driven by a single and central disease process, the dysregulation of dopamine, a potent neurotransmitter, in the brain’s reward/pleasure center (Path 3, below) originating in the midbrain.

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SAVANT ADDICTION MEDICINE, LLC and CARVE-OUT OF SAVANT HWP, INC.
Management’s Discussion and Analysis

Addiction Is a Brain Disease

All Addictive Substances Result in Dysregulation of Dopamine Reward Pathway

Current pharmacological approaches to treatment fall into two classes of therapy, substitution and aversion, with the former constituting the majority of pharmaceutical-based treatments. Substitution therapies for tobacco cessation include nicotine replacement, and the use of bupropion and varenicline – compounds that produce pleasurable sensations and gratification similar to tobacco but with fewer health risks. Substitution therapies for opiate addiction include Suboxone and methadone, which do provide a viable substitute for the addictive cravings of opiates but are themselves addictive in nature and have proven difficult for some patients to discontinue. An example of aversion therapy is the use of disulfiram which causes unpleasant side effects with the consumption of alcohol.

Unlike 18-MC, these medications do not target the dysregulation of dopamine in the midbrain, the primary cause of the brain disease that is addiction and the driving force behind drug craving. The sensation of craving is regulated by dopamine release and reuptake by neurons originating in the midbrain’s reward/pleasure centers. Craving is triggered by many factors, but environmental cues are particularly powerful. Seeing a pack of cigarettes can trigger irresistible craving for the nicotine addict. The sight and sound of beer being opened and poured can do the same for the alcoholic patient. Clearly, there is a compelling need for medicines that alleviate substance craving on a long-term basis. No currently approved drug significantly affects drug craving associated with any type of addiction. An effective drug would be first-in-class and capture a significant portion of what is currently a multi-billion-dollar market.

Nicotine Addiction and Smoking Cessation

There are more than 40 million daily tobacco users in the United States and nearly 10 times that number in China. It has been estimated that more than 100 million people worldwide lost their lives due to tobacco-related illness in the last century. The projected loss of life for the 21st century is a staggering 1 billion people globally. More than 42 million Americans use tobacco products with two-thirds having attempted to quit without success. In 2014, the Centers for Disease Control and Prevention, or CDC, estimated that smokers cost the US $170 billion a year in direct health care costs and an additional $156 billion a year in lost productivity.

Current smoking cessation products approved by the U.S. Food and Drug Administration, or FDA, are substitution approaches that do not treat the cause of the disease, replacing tobacco with substances of lower health liability, such as nicotine products and nicotinic receptor agonists, in the hope that patients will eventually quit. The best of these products has a one-year abstinence rate of only about 20% as compared to 10% for placebo. Even with this middling performance, these nicotine substitute products constitute a well-established global market exceeding $3 billion annually.

Limitation of Available Treatment Options for Smoking Cessation

Current approved smoking cessation treatments segment into several approaches, nicotine replacement in the form of skin patches, chewing gum, etc., neurotransmitter reuptake inhibitors in the form of bupropion (Zyban® - GlaxoSmithKline), a relatively weak inhibitor of the neuronal reuptake of norepinephrine and dopamine, and nicotinic receptor agonists in the form of varenicline (Chantix®/Champix® - Pfizer), an α4β2 nicotinic cholinergic receptor partial agonist. At best, these therapies are about 20% effective at 12-months post treatment compared to placebo.

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SAVANT ADDICTION MEDICINE, LLC and CARVE-OUT OF SAVANT HWP, INC.
Management’s Discussion and Analysis

Even with no more than one in five patients benefiting from treatment with Chantix at 12 months, Pfizer reported 24% sales growth in the U.S. for the third quarter of 2016 compared to the same period in 2015 ($142 MM vs. $103 MM, respectively). With the removal of the boxed warning from the Chantix label in December 2016, we expect Pfizer to aggressively promote Chantix. Prior to FDA’s boxed warning for suicidal ideation in 2009, Chantix/Champix annual worldwide sales reached $848 million. In 2009, Pfizer reported worldwide sales of $700 million. The majority of patients who try Chantix are not successful in curbing their nicotine addiction for reasons ranging from ineffectiveness to severe side effects. Some patients have reported smoking even more while on Chantix. While the boxed warning has been removed from the label, patients are still warned of the potential for serious psychiatric side effects. Chantix will likely face generic competition as well with expiration of patent coverage in 2020 and 2022.

Medications for the treatment of drug addiction other than nicotine are either limited (treatments for opioids, nicotine, alcohol) or are not available (treatments for stimulants like cocaine or methamphetamine). See Table C-1, below.

As noted elsewhere in this MD&A, our novel approach to addiction targets the dopamine “reward” pathway in the brain that drives pleasure-seeking behaviors associated with addiction and obesity. Targeting the brain’s central reward pathway enables us to develop drug candidates potentially effective against all forms of smoking, substance abuse, and other negative behaviors reinforced by the dopamine reward pathway. The results of our work with 18- MC suggest that nicotinic α3β4 receptor antagonists, by interfering with neuronal activity in the dorsal diencephalic conduction system, represent a truly novel class of anti-addictive agents.

Scientific Rationale

Mechanistically, 18-MC, a novel coronaridine congener, appears to indirectly modulate the dopaminergic mesolimbic pathway. It accomplishes this by the blockade of α3β4 nicotinic cholinergic receptors in the habenulo-interpeduncular pathway and the basolateral amygdala associated with the dorsal diencephalic conduction system. In the rat model, 18-MC decreases the self-administration of morphine and cocaine, methamphetamine, nicotine and ethanol. This compound has also undergone first-in-human, single-dose studies in normal, healthy volunteers.

Animal models, mostly rats, are widely accepted as being the most predictive of human efficacy for the study of addictions and additive behavior. Specifically, these studies allow the animal to self-administer various drugs such as nicotine, morphine or cocaine, using a foot pedal apparatus. The goal of these studies is to look for a statistically significant reduction in self-administering of the addictive drug between the control group and those animals given the treatment drug. Essentially any substance addictive to one mammalian species has been shown to be addictive to another, including humans. These models are the gold standard in addiction medicine research. Our scientific co- founder, Dr. Stanley Glick, and his colleagues at Albany Medical College, began publishing the results of 18-MC in self-administration animal models in peer-reviewed scientific journals in the 1990s, time and again demonstrating the efficacy of 18MC without regard to the addictive substance, in both acute and chronic settings, and in models of obesity, suggesting potential applications for 18-MC in compulsive eating disorders as well. Independent scientists have performed and published self-administration studies confirming Dr. Glick’s work. In 2013, we independently confirmed the efficacy of 18-MC in a rat cocaine self-administration study funded by the National Institute on Drug Abuse, or NIDA.

Regulatory Strategy

18-MC is extraordinary in that it is active against two very different diseases: substance abuse and leishmaniasis. The regulatory path to NDA approval for substance abuse disorders in the U.S. is through the FDA. The U.S. IND for 18- MC (IND 118783) was filed February 9, 2014 and became effective July 9, 2014. The regulatory path to NDA approval for leishmaniasis in Brazil is through ANVISA.

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SAVANT ADDICTION MEDICINE, LLC and CARVE-OUT OF SAVANT HWP, INC.
Management’s Discussion and Analysis

Leishmaniasis is a devastating parasitic disease that causes skin sores, ulcers, fever and results in significant morbidities. We believe that MC-18 could potentially be used as a treatment for leishmaniasis. We have elected to perform initial early safety studies in Brazil regarding the use of MC-18 as a treatment for leishmaniasis because conducting Phase 1 clinical trials is less expensive in Brazil than in the United States. The lower cost of the trials will also likely allow us to complete the trials more quickly than had the trials been conducted in the United States.

Since leishmaniasis patients are “sicker” than patients with substance abuse disorders, the risk-benefit profile of testing a (any) new drug in leishmaniasis patients is more heavily “benefit” weighted than the risk-benefit profile of testing a (any) new drug in patients with a substance abuse disorder. As a result, we expect these studies will proceed more quickly from a regulatory perspective due to the lower risks and greater benefits possible for these patients.

Once the safety profile of 18-MC is better understood through our Brazilian studies, U.S. clinical studies under the U.S. IND will be initiated with a significant human safety database already in place. These studies will initially focus on confirming the 18-MC safety profile established in our Brazilian studies before progressing to additional addiction studies. The focus of the studies on leishmaniasis lowers the “risk” component of the risk-benefit profile of these studies and we believe will result in faster completion of the studies and at less comparative cost. Further, because leishmaniasis is a rare disease and satisfies other requirements that we believe make it a priority for FDA review.

Intellectual Property

In 2012, we exclusively licensed on a worldwide basis the intellectual property (patents and know-how) underlying our addiction medicine program and covering 18-MC and related compounds from the University of Vermont and Albany Medical College. While the initial patent portfolio was of limited scope, we have expanded the portfolio to cover additional uses and territories and broadened the scope of the patent claims.

As we generate new data, we will continue to expand patent coverage throughout the development program. This is an important business strategy for experience tells us that the greatest competitive advantage is gained not through a single patent but through a “mine the harbor” approach, with multiple patents covering diverse aspects of a given product during commercialization.

Competition

We believe that we currently have a thorough understanding of the competitive landscape with respect to both approved medicines and those in development for the treatment of substance use disorders in general, and nicotine in particular. In 2013, when very limited market research data were publicly available in the addiction medicine field, we commissioned our own extensive competitive analysis report, which has been updated periodically, including a review of the status of nicotine-related medicines in development as recently as of the second half of 2016.

As mentioned previously, current approved smoking cessation treatments segment into several approaches: nicotine replacement in the form of skin patches, chewing gum, etc.; neurotransmitter reuptake inhibitors in the form of bupropion (Zyban® - GlaxoSmithKline), a relatively weak inhibitor of the neuronal reuptake of norepinephrine and dopamine; and nicotinic receptor agonists in the form of varenicline (Chantix®/Champix® - Pfizer), an α4β2 nicotinic cholinergic receptor partial agonist. Five FDA-approved medications (in various dosage forms) are available to treat alcohol and opioid use disorders: buprenorphine, methadone, naltrexone, acamprosate, and disulfiram. In addition, FDA has approved naloxone for the treatment of opioid overdose. Naloxone can be used in combination with buprenorphine to prevent an opioid “high” in patients receiving opioid substitution therapy. There are no approved medications available to treat marijuana, amphetamine or cocaine use disorders. Table C-1 (adapted from Table 4.4 of the US Surgeon General’s report) lists these medications. Like all other FDA approved medications, those listed in Table C-1 demonstrate “well-supported” experimental evidence of safety and effectiveness for improving outcomes for individuals with alcohol and opioid use disorders. At the same time, all of these medications have side effects; the two opioid substitution therapies (methadone and buprenorphine) have the potential to be misused, and methadone (and to a lesser extent buprenorphine) has the potential for overdose.

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SAVANT ADDICTION MEDICINE, LLC and CARVE-OUT OF SAVANT HWP, INC.
Management’s Discussion and Analysis

At best, smoking cessation therapies are about 20% effective at 12 months compared to placebo. Even with no more than one in five patients benefiting from treatment with Chantix, Pfizer reported 24% sales growth in the US for the third quarter of 2016 compared to the same period in 2015 ($142 MM vs. $103 MM, respectively). These sales correspond to approximately 120,000 patients receiving Chantix in at any given time, a mere 0.3% of smokers in the United States. With the removal of the boxed warning from the Chantix label in December 2016, we expect Pfizer to more aggressively promote Chantix.

Approved more than ten years ago by the US FDA, varenicline (Chantix) is the last new medicine (new chemical entity or NCE) approved for smoking cessation, or substance use disorders generally. As mentioned previously, varenicline is a partial agonist to nicotinic receptors, and has a mechanism of action that involves filling up these nicotinic receptors to give a sensation of satisfaction to the patient. Bupropion (Zyban), is a norepinephrine-dopamine reuptake inhibitor, with a mechanism of action that is poorly understood. Both Chantix and Zyban continue to be evaluated in other substance use disorders and Chantix in particular has shown promise in alcohol abuse. To date, based on limited clinical studies, neither drug appears effective in methamphetamine abuse.

With the stage of development ranging from discovery to Phase 2 clinical studies, as of the second half of 2016, there are more than thirty new medicines under development for the treatment of nicotine use disorders targeting a variety of receptors from orexin receptor type 1 to neuronal acetylcholine receptor subunit alpha 7. We are tracking all known development programs, and especially those that are most relevant as potential competition for 18-MC in smoking cessation and substance use disorders. These are listed in Table C-2. Savant believes that the most relevant competitive development programs at this time are Omeros Corporation’s OMS-405 program, Johnson & Johnson’s JNJ-39393406 program and Embera NeuroTherapeutics’ EMB-001 program. OMS-405 is a peroxisome proliferator- activated gamma receptor (PPARgamma) agonist. Omeros announced successful Phase 2 results in November 2016 in both heroin and cocaine use disorders and is evaluating smoking cessation as well. JNJ-39393406 is a neuronal acetylcholine receptor subunit alpha 7 allosteric modulator currently in a Phase 2 clinical trial sponsored by the University of Pittsburgh with an expected completion date of June 2017. EMB-001 is a combination of two off-patent medications, metyrapone, a GABA agonist, and oxazepam, a steroid 11 beta-hydroxase inhibitor, currently in a Phase 1 cocaine safety study following a successful Phase 1 in normal, healthy volunteers announced in January 2016. Embera received an $11.1 million, three-year grant from the National Institute on Drug Abuse (NIDA) in July 2016 to support development of EMB-001for the treatment of cocaine use disorders.

Other development programs of note include Pfizer’s PF-06413367, a vaccine intended to produce antibodies against nicotine to prevent passage through the blood-brain barrier, that completed a Phase 1 study in December 2015. The French company Bioproject is developing BP-1.4979, a dopamine D3 receptor partial agonist, and completed a Phase 2 study in 2014. DemeRx’s noribogaine (the active metabolite of ibogaine) program that reported a Phase 1 in opioid patients in 2016. While reporting possible efficacy in a small study of patients on opioid substitution therapy, patients receiving noribogaine experienced concentration-dependent QTc prolongation, a potentially serious cardiac side effect. QTc prolongation refers to a cardiac rhythm disturbance that can often be fatal. While DemeRx’s approach is similar to ours in that we are both seeking to benefit from the normalization of dopamine regulation attributed to ibogaine and its active metabolite, our medicinal chemistry program resulting in 18-MC was conducted to eliminate the harmful side effects of ibogaine, such as QTc prolongation, while maintaining the dopamine regulation normalization effect.

We are following the Orexin OX1 program at Heptares Therapeutics LTD, currently in preclinical development. This is perhaps the best supported of the half dozen programs targeting orexin receptor type 1 and, having received a $5.5 MM grant from NIDA in 2015 to support the program, the science has been peer reviewed. Heptares is a wholly- owned subsidiary of Sosei Group Corporation (Japan).

Finally, in addition to ourselves, Astraea Therapeutics, LLC of Sunnyvale, CA developed a library of specific negative allosteric modulators of α3β4 nicotinic cholinergic receptors based in part on structure-activity relationship studies of 18-MC. Astraea has identified several lead candidates and has advanced at least one to early preclinical studies. We have reviewed the Astraea program under confidentiality and we continue to follow their progress.

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SAVANT ADDICTION MEDICINE, LLC and CARVE-OUT OF SAVANT HWP, INC.
Management’s Discussion and Analysis

These myriad of activities, some of which are being conducted by the largest pharmaceutical companies in the world, and the broad range of target receptors that have been identified, many of which could turn out to represent the silver bullet for addiction treatments, underscore the tremendous commercial potential for addiction medicines. And, even given the considerable resources and efforts that have been expended in this area, we still have not identified definitive drug targets for smoking cessation and substance use disorders generally. As promising as these new development efforts may be, including our own 18-MC program, they must be balanced with the knowledge that an equal number of development programs have been unsuccessful over the years, including programs conducted by multinational pharmaceutical companies including Eli Lilly, GlaxoSmithKline, Merck, Novartis, Pfizer and Sanofi.

Government Regulation

The FDA and other federal, state, local and foreign regulatory agencies impose substantial requirements upon the clinical development, approval, labeling, manufacture, marketing and distribution of drug products. These agencies regulate, among other things, research and development activities and the testing, approval, manufacture, quality control, safety, effectiveness, labeling, storage, record keeping, advertising and promotion of any product candidates or commercial products. The regulatory approval process is generally lengthy and expensive, with no guarantee of a positive result. Moreover, failure to comply with applicable FDA or other requirements may result in civil or criminal penalties, recall or seizure of products, injunctive relief including partial or total suspension of production, or withdrawal of a product from the market.

Various regulatory authorities regulate, among other things, the research, manufacture, promotion and distribution of drugs in the United States under the FFDCA and other statutes and implementing regulations. The process required by the FDA before prescription drug product candidates may be marketed in the United States generally involves the following:

•	completion of extensive nonclinical laboratory tests, animal studies and formulation studies, all performed in accordance with the FDA’s Good Laboratory and/or Manufacturing Practice regulations;
•	submission to the FDA of an investigational new drug application, or IND, which must become effective before human clinical trials may begin;
•

for some products, performance of adequate and well-controlled human clinical trials in accordance with the FDA’s regulations, including Good Clinical Practices, to establish the safety and efficacy of the product candidate for each proposed indication;

•	submission to the FDA of a new drug application or NDA; and,
•	FDA review and approval of the NDA prior to any commercial marketing, sale or shipment of the drug.

The testing and approval process requires substantial time, effort and financial resources, and we cannot be certain that any approvals for our product candidates will be granted on a timely basis, if at all.

Nonclinical tests include laboratory evaluations of product chemistry, formulation and stability, as well as studies to evaluate toxicity in animals and other animal studies. The results of nonclinical tests, together with manufacturing information and analytical data, are submitted as part of an IND to the FDA. Some nonclinical testing may continue even after an IND is submitted. The IND also includes one or more protocols for the initial clinical trial or trials and an investigator’s brochure. An IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions relating to the proposed clinical trials as outlined in the IND and places the clinical trial on a clinical hold. In such cases, the IND sponsor and the FDA must resolve any outstanding concerns or questions before any clinical trials can begin. Clinical trial holds also may be imposed at any time before or during studies due to safety concerns or non-compliance with regulatory requirements. An independent institutional review board, or IRB, at each of the clinical centers proposing to conduct the clinical trial must review and approve the plan for any clinical trial before it commences at that center. An IRB considers, among other things,whether the risks to individuals participating in the trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the consent form signed by the trial participants and must monitor the study until completed.

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SAVANT ADDICTION MEDICINE, LLC and CARVE-OUT OF SAVANT HWP, INC.

Management’s Discussion and Analysis

The FDA offers a number of regulatory mechanisms that provide expedited or accelerated approval procedures for selected drugs in the indications on which we are focusing our efforts. These include accelerated approval under Subpart H of the agency’s NDA approval regulations, fast track drug development procedures and priority review.

We plan to seek orphan drug designation for indications qualified for such designation.

The U.S., E.U. and other jurisdictions may grant orphan drug designation to drugs intended to treat a “rare disease or condition,” which, in the U.S., is generally a disease or condition that affects no more than 200,000 individuals. In the E.U., orphan drug designation can be granted if: the disease is life threatening or chronically debilitating and affects no more than 50 in 100,000 persons in the E.U.; without incentive it is unlikely that the drug would generate sufficient return to justify the necessary investment; and no satisfactory method of treatment for the condition exists or, if it does, the new drug will provide a significant benefit to those affected by the condition. If a product that has an orphan drug designation subsequently receives the first regulatory approval for the indication for which it has such designation, the product is entitled to orphan exclusivity, meaning that the applicable regulatory authority may not approve any other applications to market the same drug for the same indication, except in very limited circumstances, for a period of seven years in the U.S. and 10 years in the E.U. Orphan drug designation does not prevent competitors from developing or marketing different drugs for the same indication or the same drug for different indications. Orphan drug designation must be requested before submitting an NDA. After orphan drug designation is granted, the identity of the therapeutic agent and its potential orphan use are publicly disclosed. Orphan drug designation does not convey an advantage in, or shorten the duration of, the development, review and approval process. However, this designation provides an exemption from marketing and authorization (NDA) fees.

OUR ORGANIZATION

Savant HWP, Inc., was formed as a Delaware corporation in August 2009. In October 2013, Savant HWP, Inc. was reorganized into a structure consisting of a new holding company and several project companies. The current structure consists of the parent company, Savant HWP Holdings LLC, owning Savant HWP, Inc., (“HWP”) as well as Savant Addiction Medicine, LLC and Savant Neglected Diseases, LLC. The reorganization was undertaken with the goal of providing greater flexibility for the acquisition, disposition and licensing of discoveries in a tax-efficient manner. For example, financings may occur at the holding company level or at an individual project company, and potential acquirors may purchase either the holding company or one or more of the project companies.

•     Master LLC structure facilitates exits from individual Savant projects.

•     Holding LLC consist of Founders’ Common Stock interest in Savant HWP, Inc., and ownership interests in individual project LLCs.

•     Savant HWP, Inc. is the recipient of government grants, employs core team, offers stock options to employees, and conducts development work.

•     Individual project LLCs engage Savant HWP, Inc., to provide services and in exchange Savant HWP, Inc., receives profits interests from project LLCs.

•     Buyers of project LLCs receive a tax benefit from the “step up” in the tax basis of the LLCs’ assets, resulting in greater value to the buyers than if assets were held in corporations.

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SAVANT ADDICTION MEDICINE, LLC and CARVE-OUT OF SAVANT HWP, INC.
Management’s Discussion and Analysis

Under the current structure, Savant HWP, Inc. performs all research and development under a contract with each product company, pursuant to which the product company owns all of the rights to the developed discoveries. In connection with such arrangement, and until its termination, Savant HWP, Inc. owns a 10% profits interest.

Employment Agreements with Executive Officers of Savant HWP, Inc., Our Operating Entity

There are no material employment agreements in effect with any executive officers who serve as either at will employees or consultants.

Equity Incentive Plan

Savant HWP, Inc., the operating entity through which we conduct all of our business operations, adopted its 2009 Equity Incentive Plan in October 2009 and the plan was approved by its stockholders in October 2010. The purpose of the equity incentive plan is to advance the interests of our company by providing an incentive to attract, retain and motivate highly qualified and competent persons who are important to us and upon whose efforts and judgment our success may be dependent. The recipient of any grant under the equity incentive plan, and the amount and terms of a specific grant, are determined by the Board of Directors of Savant HWP, Inc. We currently do not issue stock options other than through Savant HWP, Inc.

Savant HWP, Inc., holds a 10% profit interest on an ongoing basis as partial consideration of this arrangement.

Director Compensation of Savant HWP, Inc., Our Operating Entity

Non-employee members of the board of directors of Savant HWP, Inc., which employs Stephen L. Hurst as President & CEO and managing member of Savant Addiction Medicine, serve for single, calendar year terms and, as compensation for their service, receive a stock option grant of 20,000 shares of Savant HWP, Inc. vesting monthly over 12 months.

LEGAL MATTERS

Profits Interests

SAM is party to a contract services agreement with its affiliate, HWP, pursuant to which HWP provides various services necessary to SAM’s ongoing operations. In connection with the services provided to SAM by HWP, pursuant to the services agreement, HWP receives a 10% profits interest.

Legal Proceedings

To our knowledge, there have not been any legal or arbitration proceedings, including those relating to bankruptcy, receivership or similar proceedings, those involving any third party, and governmental proceedings pending or known to be contemplated, which may have, or have had in the recent past, significant effect on our financial position or profitability.

Also, to our knowledge, there have been no material proceedings in which any director, any member of senior management, or any of our affiliates is either a party adverse to us or our subsidiary or has a material interest adverse to us or our subsidiary.

RESULTS OF OPERATIONS

For the nine month period ended September 30, 2019 and years ended December 31, 2018 and 2017

Overview

Since inception, we have incurred losses while advancing the research and development of our products. Net earnings for the nine month period ended September 30, 2019 were $892,637 compared to net losses for the years ended December 31, 2018 and 2017 of $682,116 and $818,317, respectively. The net earnings in 2019 were due mainly to the $2,000,000 gain on disposal of the 18-MC program to Mind Medicine, Inc. (“MindMed”) partially offset by the $598,304 equity in the loss of MindMed and $500,000 of amortization of the intangible assets of the 18-MC program. The losses in 2018 and 2017 were primarily due to the $1,000,000 of amortization expense in each year.

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SAVANT ADDICTION MEDICINE, LLC and CARVE-OUT OF SAVANT HWP, INC.
Management’s Discussion and Analysis

Research and Development

Research and development expenses by program for the nine month period ended September 30, 2019 and years ended December 31, 2018 and 2017 were as follows:

	Nine months ended	Year ended	Year ended
	September 30, 2019	December 31, 2018	December 31, 2017
	$	$	$
18-MC program	-	30	167,227

Note:

(2)

Research and development expenditures in the above table include all direct and indirect costs for the program, personnel costs, intellectual property, amortization and research and development overhead. Research and development overhead costs have been allocated to the 18-MC program based mainly on HWP personnel time spent on the programs.

During 2017, our resources were focused on the development of our 18-MC program. For the year ended December 31, 2017, we incurred research and development operating expenses of $167,227, which consisted primarily of compensation expenses paid to the management team.

The decrease in research and development program expenses for the year ended December 31, 2018 compared to the prior year was due mainly to lower operating cost incurred by HWP as it wound down its operations in June 2017 and all of its employees left the HWP.

General and Administrative

General and administrative expenses for the year ended December 31, 2017 consisted primarily of consulting fees of $21,000 paid to a company controlled by the President of HWP.

Finance costs, gains on disposal and equity pick-up

Interest expense for the nine month period ended September 30, 2019 was $18,905 compared with the years ended December 31, 2018 and 2017 of $25,273 and $19,844, respectively. The higher interest expense in 2018 was due to the issuance of $200,000 of notes payable bearing interest at 12% during 2017.

The gain on disposal of $2,000,000 resulted from the sale of the 18-MC program to MindMed for 55,000,000 Class A shares of MindMed valued at $5,500,000. The valuation was based on sales of similar common shares at the time in an arm’s length sale to third parties. The unamortized cost of the intangible assets sold of $3,500,000 was offset against the sales proceeds.

The gain on fair value of the warrants was amortized to income over the five year term of the warrants and resulted in gains of $11,612, $344,861 and $475,058 over the nine month period ended September 30, 2019, and the years ended September 30, 2018 and 2017, respectively.

The Company recorded a $598,304 share of the loss of MMED for the period since the sale of the 18-MC program and the receipt of the MMED shares in July 2019.

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SAVANT ADDICTION MEDICINE, LLC and CARVE-OUT OF SAVANT HWP, INC.
Management’s Discussion and Analysis

Liquidity and Capital Resources

Cash and working capital

Since inception, we have financed our operations primarily from sales of equity and proceeds from the issuance of interest bearing notes payable. Our primary capital needs are for funds to support our scientific research and development activities including staffing, facilities, manufacturing, preclinical studies, clinical trials provided to SAM by HWP and for administrative costs and working capital.

We have experienced operating losses and cash outflows from operations since incorporation, will require ongoing financing in order to continue our research and development activities and we have not earned revenue or reached successful commercialization of our products. Our future operations are dependent upon our ability to finance our cash requirements which will allow us to continue our research and development activities and the commercialization of our products. There can be no assurance that we will be successful in continuing to finance our operations.

In March and April of 2017, SAM issued $200,000 of notes payable bearing simple interest at 12%. Interest expense on these notes was $18,575 in the year and $24,000 and $17,951 in the year ended September 30, 2018 and the nine month period ended September 30, 2019, respectively. Interest on notes payable to a related party constituted the balance of the interest expense during the three periods.

Our cash and cash equivalents at September 30, 2019, December 31, 2018 and December 31, 2017 were $0 on all three dates. Our working capital deficiency at September 30, 2019, December 31, 2018 and December 31, 2017 were $749,344, $743,771 and $1,063,359, respectively.

The changes in working capital deficiency were due to changes in accounts payable and accrued liabilities offset by the accretion of the warrant liability.

Cash flows from operating activities

Cash used in operations amounted to $0 for the nine months ended September 30, 2019 compared with cash used in operations of $0 for the year ended December 31, 2018 due to the net income earned in 2019 of $893,637 compared with the net loss of $682,116 in 2018. Cash used in operating activities of $0 for the year ended December 31, 2018, compared to $200,060 for the year ended December 31, 2017, due primarily to a reduction in research and development expenses of $167,197 and in general and administrative expenses of $110,982 from 2017, partially offset by a $130,197 reduction in the non-cash gain on change in fair value of warrants.

Cash flows from financing activities

Cash provided by financing activities was $0 for both the nine months ended September 30, 2019 and the year ended December 31, 2018 compared to $200,000 for the year ended December 31, 2017. The decrease was due to the issuance of $200,000 of convertible notes payable in 2017.

Contractual Obligations and Contingencies

We enter into research, development and license agreements in the ordinary course of business where we receive research services and rights to proprietary technologies. Milestone and royalty payments that may become due under various agreements are dependent on, among other factors, clinical trials, regulatory approvals and ultimately the successful development of a new drug, the outcome and timing of which is uncertain. The Company had no agreements outstanding during 2017 and 2016.

The only debt we have on our balance sheet as at September 30, 2019, December 31, 2018 and December 31, 2017 is $650,000 of notes payable. The notes are payable upon demand and can be called on 60 days’ notice in writing to the Company.

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SAVANT ADDICTION MEDICINE, LLC and CARVE-OUT OF SAVANT HWP, INC.

Management’s Discussion and Analysis

Trend Information

Historical patterns of expenditures cannot be taken as an indication of future expenditures. The amount and timing of expenditures and therefore liquidity and capital resources vary substantially from period to period depending on the number of research and development programs being undertaken at any one time, the stage of the development programs, the timing of significant expenditures for manufacturing, toxicology and pharmacology studies and clinical trials, and the availability of funding from investors and prospective commercial partners.

	2019	2018	2017
Selected Annual Financial Information	($)	($)	($)
Net earnings (loss) and comprehensive loss	893,639	(682,116)	(818,317)
Total assets	4,902,804	4,000,000	5,000,000
Total liabilities	750,452	743,771	1,063,359

Net earnings for the nine month period ended September 30, 2019 were higher than the net loss for the year ended December 31, 2018 primarily due to the gain on disposal of the 18-MC program of $2,000,000.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Critical Accounting Estimates

The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities, revenue and expenses, related disclosures of contingent assets and liabilities and the determination of our ability to continue as a going concern. Actual results could differ materially from these estimates and assumptions. We review our estimates and underlying assumptions on an ongoing basis. Revisions are recognized in the period in which the estimates are revised and may impact future periods.

The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the financial statements have been set out in note 2 of our audited combined financial statements for the nine month period ended September 30, 2019 and years ended December 31, 2018 and 2017.

Accounting Policies

Our significant accounting policies are set out in Note 3 of our audited combined financial statements for the nine month period ended September 30, 2019 and the years ended December 31, 2018 and 2017. This MD&A should be read in conjunction with the audited combined financial statements for the nine months ended September 30, 2019 and the years ended December 31, 2018 and 2017.

Other accounting standards or amendments to existing accounting standards that have been issued, but have future effective dates, are either not applicable or are not expected to have a significant impact on our combined financial statements.

RISK FACTORS

The following information sets forth material risks and uncertainties that may affect our business, including our future financing and operating results and could cause our actual results to differ materially from those contained in forward-looking statements we have made in this MD&A. The risks and uncertainties below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we believe to be immaterial may also adversely affect our business. Further, if we fail to meet the expectations of the public market in any given period, the market price of our common shares could decline. We operate in a highly competitive environment that involves significant risks and uncertainties, some of which are outside of our control.

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SAVANT ADDICTION MEDICINE, LLC and CARVE-OUT OF SAVANT HWP, INC.
Management’s Discussion and Analysis

Risks Related to Our Financial Condition and Capital Requirements

We have a limited operating history, have incurred material operating losses since our inception and anticipate that we will continue to incur losses for the foreseeable future.

We are a preclinical stage biopharmaceutical company. Our operations began in 2009 and we have only a limited operating history upon which you can evaluate our business and prospects. For the last several years, we have focused our efforts on research and development, and primarily on developing 18-MC, with the goal of achieving regulatory approval for its use in nicotine addiction. Our operations to date have been limited to conducting product development activities for 18-methoxycoronaridine HCl, or 18-MC, and other drug candidates and performing research and development with respect to our clinical and preclinical programs. In addition, as an early stage company, we have limited experience and have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the pharmaceutical area. Nor have we demonstrated an ability to obtain regulatory approval for or to commercialize a drug candidate. Consequently, any predictions about our future performance may not be as accurate as they would be if we had a history of successfully developing and commercializing pharmaceutical products.

From our inception we have incurred cumulative operating losses. To date, we have financed our combined operations primarily through private investments and government grants and we have incurred material operating losses since our inception. Our prior losses, combined with expected future losses, have had and will continue to have an adverse effect on our equity and working capital. Our losses have resulted principally from costs incurred in our search and development activities. We anticipate that our operating losses will increase over the next several years as we execute our plan to expand our research, development and commercialization activities, including the clinical development and planned commercialization. Because of the numerous risks and uncertainties associated with developing pharmaceutical products, we are unable to predict the extent of any future losses or whether or when we will become profitable, if ever.

If we fail to obtain additional financing, we may be unable to complete the development of any drug candidates or continue our other research and development programs.

Our operations have consumed substantial amounts of cash since inception. We expect to continue to spend substantial amounts, if available, to:

•	continue our research and development programs to advance our internal product pipeline; and
•	launch and commercialize drug candidates for which we receive regulatory approval.

However, changing circumstances may cause us to consume capital significantly faster than we currently anticipate, and we may need to spend more money than currently expected because of circumstances beyond our control. We will require additional capital for the further development and commercialization of other drug candidates and may need to raise additional funds sooner if we choose to expand more rapidly than we presently anticipate.

We cannot be certain that additional funding will be available on acceptable terms, or at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back or discontinue the development of one or more of our drug candidates or other research and development initiatives. We also could be required to:

•

seek collaborators for one or more of our current or future drug candidates at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available; or

•	relinquish or license on less favorable terms our rights to technologies or drug candidates that we otherwise would seek to develop or commercialize ourselves.

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SAVANT ADDICTION MEDICINE, LLC and CARVE-OUT OF SAVANT HWP, INC.
Management’s Discussion and Analysis

Any of the above events could significantly harm our business, prospects, financial condition and results of operations.

Raising additional capital may cause dilution to our existing equity holders, restrict our operations or require us to relinquish rights to our technologies or drug candidates.

We may seek additional capital through a combination of private equity offerings, debt financings, strategic partnerships and alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as an equity holder. The incurrence of indebtedness would result in increased fixed payment obligations and could involve certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or drug candidates, or grant licenses on terms unfavorable to us.

Risks Related to Our Operations

If we are unable to obtain FDA approval of our drug candidates, we will not be able to commercialize them in the United States and our business will be adversely impacted.

We need FDA approval prior to marketing our drug candidates in the United States. If we fail to obtain FDA marketing approval, we will be unable to sell our drug candidates in the United States, which will significantly impair our ability to generate any revenues.

The FDA may determine that any of our current or future drug candidates have undesirable side effects that could delay or prevent their regulatory approval or commercialization.

A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to adverse safety profiles, notwithstanding promising results in prior trials.

Undesirable side effects caused by our drug candidates could cause us, IRBs, and other reviewing entities or regulatory authorities to interrupt, delay, or halt clinical trials and could result in a more restrictive label or the delay or denial of regulatory approval by the FDA or other comparable foreign authorities. For example, if concerns are raised regarding the safety of a new drug as a result of undesirable side effects identified during clinical or nonclinical testing, the FDA may order us to cease further development, decline to approve the drug, or issue a letter requesting additional data or information prior to making a final decision regarding whether or not to approve the drug.

Undesirable side effects caused by our current or future drug candidates could also result in denial of regulatory approval by the FDA or other comparable foreign authorities for any or all targeted indications or the inclusion of unfavorable information in our product labeling, such as limitations on the indicated uses for which the products may be marketed or distributed, a label with significant safety warnings, including boxed warnings, contraindications, and precautions, a label without statements necessary or desirable for successful commercialization, or may result in requirements for costly post-marketing testing and surveillance, or other requirements, including a Risk Evaluation and Mitigation Strategy, or REMS, to monitor the safety or efficacy of the products, and in turn prevent us from commercializing and generating revenues from the sale of our current or future drug candidates.

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SAVANT ADDICTION MEDICINE, LLC and CARVE-OUT OF SAVANT HWP, INC.
Management’s Discussion and Analysis

We rely completely on third parties to manufacture our preclinical and clinical drug supplies and we intend to rely on third parties to produce commercial supplies of any approved drug candidate. Our third-party manufacturers will be subject to ongoing regulatory review and may fail to obtain and maintain regulatory approval of their facilities, fail to provide us with sufficient quantities of drug product or fail to do so at acceptable quality levels or prices.

We do not currently have nor do we plan to acquire the infrastructure or capability internally to manufacture our clinical drug supplies for use in our clinical trials, and we lack the resources and the capability to manufacture any of our drug candidates on a clinical or commercial scale. Instead, we rely on contract manufacturers for the production of our drug candidates. The facilities used by our contract manufacturers must be approved by the applicable regulatory authorities, including the FDA, pursuant to inspections that will be conducted after an NDA is submitted to the FDA. If our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the FDA’s strict regulatory requirements, they will not be able to secure or maintain FDA approval for the manufacturing facilities. In addition, we have no control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or any other applicable regulatory authority does not approve these facilities for the manufacture of our drug candidates or if it withdraws any such approval in the future, or if our contract manufacturers decide they no longer want to manufacture our products, we may need to find alternative manufacturing facilities, and we might not be able to identify manufacturers for clinical or commercial supply on acceptable terms, or at all, which would significantly impact our ability to develop, obtain regulatory approval for or market our drug candidates.

We rely on our manufacturers to purchase from third-party suppliers the materials necessary to produce our drug candidates for our clinical trials. There are a small number of suppliers for certain capital equipment and raw materials that we use to manufacture our drugs. We do not have any control over the process or timing of the acquisition of these raw materials by our manufacturers. Moreover, we currently do not have any agreements for the commercial production of these raw materials. Although we generally do not begin a clinical trial unless we believe we have a sufficient supply of a drug candidate to complete the clinical trial, any significant delay in the supply of a drug candidate or the raw material components thereof for an ongoing clinical trial due to the need to replace a third-party manufacturer or supplier could considerably delay completion or increase the cost of our clinical trials and, depending upon the period of delay, require us to commence new clinical trials at additional expense or terminate clinical trials completely, any of which could delay product testing and potential regulatory approval of our drug candidates. If our manufacturers or we are unable to purchase these raw materials after regulatory approval has been obtained for our drug candidates, the commercial launch of our drug candidates would be delayed or there would be a shortage in supply, which would impair our ability to generate revenues from the sale of our drug candidates.

In addition, the manufacture of pharmaceutical products is complex and requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Manufacturers of pharmaceutical products often encounter difficulties in production, particularly in scaling up and validating initial production and absence of contamination. These problems include difficulties with production costs and yields, quality control, including stability of the product, quality assurance testing, operator error, shortages of qualified personnel, as well as compliance with strictly enforced federal, state and foreign regulations. Furthermore, if contaminants are discovered in our products or in the manufacturing facilities in which our products are made, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination. We cannot assure you that instability or other issues relating to the manufacture of any of our products will not occur in the future.

Any adverse developments affecting our clinical or commercial manufacturing operations for our products may result in shipment delays, inventory shortages, lot failures, product withdrawals or recalls, or other interruptions in the supply of our products. We may also have to take inventory write-offs and incur other charges and expenses for products that fail to meet specifications, undertake costly remediation efforts or seek more costly manufacturing alternatives. Accordingly, failures or difficulties faced at any level of our supply chain could materially adversely affect our business and delay or impede the development and commercialization of our drug candidates and could have a material adverse effect on our business, prospects, financial condition or results of operations.

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SAVANT ADDICTION MEDICINE, LLC and CARVE-OUT OF SAVANT HWP, INC.
Management’s Discussion and Analysis

We face significant competition from other biotechnology and pharmaceutical companies and our operating results will suffer if we fail to compete effectively.

The biotechnology and pharmaceutical industries are intensely competitive. We have competitors both in the United States and internationally, including major multinational pharmaceutical companies, biotechnology companies and universities and other research institutions. Many of our competitors have substantially greater financial, technical and other resources, such as larger research and development staff, experienced marketing and manufacturing organizations and well-established sales forces. Additional mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in our competitors. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries. Our competitors may succeed in developing, acquiring or licensing, on an exclusive basis, drug products that are more effective or less costly than any drug candidate that we are currently developing or those we may develop.

Our competitors may:

•	develop products that are safer or more effective than our product candidates;
•	obtain FDA and other regulatory approvals or reach the market with their products more rapidly than we can, reducing the potential sales of our product candidates;
•	devote greater resources to market or sell their products;
•	adapt more quickly to new technologies and scientific advances;
•	initiate or withstand substantial price competition more successfully than we can;
•	have greater success in recruiting skilled scientific workers from the limited pool of available talent;
•	more effectively negotiate third-party licensing and collaboration arrangements; and
•	take advantage of acquisition or other opportunities more readily than we can.

The availability and price of our competitors’ products could limit the demand, and the price we are able to charge, for our drug candidates, if approved. In addition, established pharmaceutical companies may invest heavily to accelerate search and development of novel compounds or to in-license novel compounds that could make our drug candidates less competitive. Any new product that competes with an approved product must demonstrate compelling advantages in efficacy, convenience, tolerability and safety in order to overcome price competition and to be commercially successful. Accordingly, our competitors may succeed in obtaining patent protection, receiving FDA approval or discovering, developing and commercializing medicines before we do, which would have a material adverse impact on our business.

We may be unable to establish sales and marketing capabilities necessary to successfully commercialize our potential products.

We currently have no direct sales or marketing capabilities. We may rely on third parties to market our drug candidates or we may out-license these products prior to the time when sales and marketing capabilities are needed. We may be unable to establish marketing, sales and distribution capabilities necessary to commercialize and gain market acceptance for our potential products and be competitive. In addition, co-promotion or other marketing arrangements with third parties to commercialize our potential drug candidates could significantly limit the revenues we derive from these products, and these third parties may fail to commercialize our compounds successfully.

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SAVANT ADDICTION MEDICINE, LLC and CARVE-OUT OF SAVANT HWP, INC.
Management’s Discussion and Analysis

If our drug candidates do not gain market acceptance, our business will suffer.

Even if clinical trials demonstrate the safety and efficacy of our drug candidates and the necessary regulatory approvals are obtained, our drug candidates may not gain market acceptance among physicians, patients, healthcare payors and other members of the medical community. The degree of market acceptance of any drug candidate that we may develop will depend on a number of factors, including:

•	their degree of clinical efficacy and safety;
•	their advantage over alternative treatment methods;
•	our ability to gain acceptable reimbursement and the reimbursement policies of government and third-party payors; and
•	the quality of the distribution capabilities for our drug candidates.

Physicians may be reluctant to switch from existing drug products or may choose other new drug products. Physicians, patients, third-party payors and the medical community may not accept and use our drug candidates. If our products do not achieve significant market acceptance and use, it would have a material adverse impact on our business, prospects, financial condition and results of operations.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our drug candidates.

We face an inherent risk of product liability as a result of the clinical testing of our drug candidates and will face an even greater risk if we commercialize any products. For example, we may be sued if any drug candidate we develop allegedly causes injury or is found to be otherwise unsuitable during clinical testing, manufacturing, marketing or sale. Product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability, and a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to halt or limit commercialization of our drug candidates. Regardless of the merits or eventual outcome, liability claims may result in:

•	decreased demand for our drug candidates or products that we may develop;
•	injury to our reputation;
•	withdrawal of clinical trial participants;
•	initiation of investigations by regulators;
•	costs to defend the related litigation;
•	a diversion of management’s time and our resources;
•	substantial monetary awards to trial participants or patients;
•	product recalls, withdrawals or labeling, marketing or promotional restrictions;
•	loss of revenue;
•	exhaustion of any available insurance and our capital resources; and
•	the inability to commercialize our drug candidates.

We may not have sufficient resources to successfully defend or satisfy any liability resulting from a potential product liability claim. Our inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products we develop. We will carry product liability insurance covering our clinical trials at a level we believe to be customary; however, our coverage may not be adequate in scope to protect us from a successful product liability claim. If we determine that it is prudent to increase our product liability coverage due to the commercial launch of any approved product, we may be unable to obtain such increased coverage on acceptable terms, or at all. This insurance, even if we can obtain and maintain it, may not be sufficient to provide us with adequate coverage against potential liabilities.

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SAVANT ADDICTION MEDICINE, LLC and CARVE-OUT OF SAVANT HWP, INC.
Management’s Discussion and Analysis

Failure to obtain marketing approval in international jurisdictions would prevent our drug candidates from being marketed abroad.

In order to market and sell our products in the European Union and many other jurisdictions, we or our third-party collaborators must obtain separate marketing approvals and comply with numerous and varying regulatory requirements. The approval procedure varies among countries and can involve additional testing. The time required to obtain approval may differ substantially from that required to obtain FDA approval. The regulatory approval process outside the United States generally includes all of the risks associated with obtaining FDA approval. In addition, in many countries outside the United States, it is required that the product be approved for reimbursement before the product can be approved for sale in that country. We or these third parties may not obtain approvals from regulatory authorities outside the United States on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries or jurisdictions, and approval by one regulatory authority outside the United States does not ensure approval by regulatory authorities in other countries or jurisdictions or by the FDA. However, the failure to obtain approval in one jurisdiction may compromise our ability to obtain approval elsewhere. We may not be able to file for marketing approvals and may not receive necessary approvals to commercialize our products in any market.

Risks Related to Our Intellectual Property

If our efforts to protect the proprietary nature of the intellectual property related to our technologies are not adequate, we may not be able to compete effectively in our market.

We rely upon a combination of patents, trade secret protection, exclusive dealing and confidentiality agreements to protect the intellectual property related to our technologies and drug candidates. Any disclosure to or misappropriation by third parties of our confidential proprietary information could enable competitors to quickly duplicate or surpass our technological achievements, thus eroding our competitive position in our market.

For certain of our drug candidates, there are third parties who have patents or pending patent applications that they may claim necessitate payment of a royalty or prevent us from commercializing these product candidates in certain territories.

Patent disputes are frequent, costly and can preclude, delay or increase the cost of commercialization of products. We may be in the future involved in patent litigation. A patent dispute or litigation may not discourage a potential violator from bringing the product that is alleged to infringe to market prior to a final resolution of the dispute or litigation. The period of time from inception until resolution of a patent dispute or litigation is subject to the availability and schedule of the court, agency or tribunal before which the dispute or litigation is pending. We may be subject to competition during this period and may not be able to fully recover for the losses, damages, and harms we incur from the infringing product even if we prevail. Moreover, if we lose or settle current or future litigations at certain stages or entirely, we could be subject to competition and/or significant liabilities, be required to enter into third-party licenses for the infringed product or technology or be required to cease using the technology or product in dispute. We cannot guarantee that such licenses will be available on terms acceptable to us, or at all. Further, under the Hatch- Waxman Act, our drug candidates approved by the FDA under the FDCA may be the subject of patent litigation with generic competitors before expiry of the five-year period of data exclusivity provided for under the Hatch-Waxman Act and prior to the expiration of the patents listed for the product.

We continue to seek patent protection relating to our products, including patents on our drug candidates, specific processes for making our drug candidates, formulations and particular uses of our drug candidates. However, competitors may be able to invalidate, design around or otherwise circumvent our patents and sell competing products. Although we continue to develop new products, and obtain patent protection for these new drug candidates, we may not be able to replace the revenue lost upon the expiration of the patents on our current drug candidates.

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SAVANT ADDICTION MEDICINE, LLC and CARVE-OUT OF SAVANT HWP, INC.
Management’s Discussion and Analysis

Any inability to license proprietary technologies or processes from third parties which we use in connection with the development and manufacture of our product candidates may impair our business.

Other companies, universities and research institutions have or may obtain patents that could limit our ability to use, manufacture, market or sell our drug candidates or impair our competitive position. To the extent that valid third party patent rights cover our drug candidates, we or our strategic collaborators would be required to seek licenses from the holders of these patents in order to manufacture, use or sell these products, and payments under the licenses would reduce our profits from these products. We are currently unable to predict the extent to which we may wish or be required to acquire rights under third-party patents and the availability and cost of acquiring such rights, or whether a license to such patents will be available on acceptable terms or at all. There may be patents in the United States or in foreign countries or patents issued in the future that are unavailable for license on acceptable terms. Our inability to obtain required third party licenses may hinder our ability to manufacture and market our drug candidates.

Any licensing or collaboration arrangements that we may enter into in the future may not be successful, which could adversely affect our ability to develop and commercialize our product candidates. We may not be able to identify suitable licensors or collaborators and, even if we do, our dependence on such relationships may adversely affect our business.

Because we have limited resources, we may seek to enter into licensing or collaboration agreements with other pharmaceutical or biotechnology companies for the development of other therapies. We may be unable to secure collaborative licensing or other arrangements that are necessary for us to further develop and commercialize such therapies. Supporting diligence activities conducted by potential collaborators and negotiating the financial and other terms of a license or collaboration agreement are long and complex processes with uncertain results.

Any failure by our future partners to perform their obligations or any decision by future partners to terminate these agreements could negatively impact our ability to successfully develop, obtain regulatory approvals for and commercialize a product candidate. If we grant exclusive rights to such partners, we could be precluded from potential commercialization of our product candidates within the territories in which we have a partner.

Further, our potential future collaborators may develop alternative products or pursue alternative technologies either on their own or in collaboration with others, including our competitors, and the priorities or focus of our collaborators may shift such that our product candidates receive less attention or resources than we would like, or they may be terminated altogether. Any such actions by our potential future collaborators may harm our business prospects and ability to earn revenues. In addition, we could have disputes with our potential future collaborators, such as the interpretation of terms in our agreements. Any such disagreements could lead to delays in the development or commercialization of our product candidates or could result in time-consuming and expensive litigation or arbitration, which may not be resolved in our favor.

Risks Related to Ownership of our Securities

We do not know whether an active, liquid and orderly trading market will develop for our securities or what the market value of our securities will be and as a result it may be difficult for you to sell our securities which you may own.

Our securities are not listed on any stock exchange and may never be listed. You may not be able to sell your securities at all in the absence of an active, liquid and orderly trading market for our securities. Further, the absence of an active market may also impair our ability to raise capital by selling our securities and may impair our ability to enter into strategic partnerships or acquire companies or products by using our securities as consideration.

We do not intend to pay dividends on our securities so returns will be limited to any appreciation in the value of our securities.

We have never declared or paid any cash dividend on our securities. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to security holders will therefore be limited to the appreciation of their securities.

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SAVANT ADDICTION MEDICINE, LLC and CARVE-OUT OF SAVANT HWP, INC.
Management’s Discussion and Analysis

Future sales and issuances of our securities or rights to purchase securities, could result in additional dilution of the percentage ownership of each equity holder and could cause the value of our securities to fall.

We expect that significant additional capital may be needed in the future to continue our planned operations, including conducting clinical trials, commercialization efforts and expanded research and development activities. To raise capital, we may sell securities, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. Such sales may result in material dilution to our existing security holders and new investors could gain rights, preferences and privileges senior to the existing holders of our securities, including the securities sold in this offering.

In addition to the above risks, businesses are often subject to risks not foreseen or fully appreciated by management. In reviewing this MD&A, you should keep in mind that other possible risks could be or become important.

APPENDIX J
INFORMATION CONCERNING THE RESULTING ISSUER

Corporate Structure

The Resulting Issuer will be the entity resulting from the Plan of Arrangement between Broadway, SpinCo, Delaware Subco and MindMed and will be renamed “Mind Medicine (MindMed) Inc.” The Resulting Issuer will continue to be governed by the BCBCA. The registered office and records office of the Resulting Issuer will be located at 1166 Alberni Street, Suite 1604, Vancouver, BC V6E 3Z3. The head office will be located at 365 Bay Street, Suite 800, Toronto, Ontario M5H 2V1.

All necessary amendments to the articles of Broadway will be made as of the date of this Circular. See Appendix “B”

– Arrangement Resolution and Appendix “G” – Authorized Capital Amendment – Multiple Voting Share Terms.

Narrative Description of the Business

General

The business of the Resulting Issuer will be the business of MindMed as currently conducted by MindMed and as conducted by MindMed prior to the date hereof. For a full description of the business of MindMed and significant milestones, see above under Appendix “I” - Additional Information concerning MindMed– Narrative Description of the Business.

Description of Securities

The authorized capital of Resulting Issuer will consist of an unlimited number of Resulting Issuer Shares of which, following completion of the Arrangement, there are expected to be 204,780,984 issued and outstanding.

Resulting Issuer Shares

The Resulting Issuer will be authorized to issue an unlimited number of Subordinate Voting Shares and an unlimited number of Multiple Voting Shares. The holders of Subordinate Voting Shares will be entitled to receive notice of and attend all meetings of the shareholders of Resulting Issuer and will be entitled to one vote in respect of each Subordinate Voting Share held at such meetings. Upon any liquidation, dissolution or winding-up of Resulting Issuer, the holders of Subordinate Voting Shares will be entitled to share rateably in the remaining assets of Resulting Issuer.

The holders of Multiple Voting Shares will be entitled to receive notice of and attend all meetings of the shareholders of Resulting Issuer and will each carry 100 votes per Multiple Voting Share. Upon any liquidation, dissolution or winding-up of Resulting Issuer, the holders of Multiple Voting Shares will, subject to the prior rights of the holders of any shares of the Corporation ranking in priority to the Multiple Voting Shares, be entitled to participate rateably along with all other holders of Multiple Voting Shares (on an as-converted to Subordinate Voting Share basis) and Subordinate Voting Shares.

The Multiple Voting Shares contain special provisions forcing any person making an offer for all or a majority of the Majority Voting Shares to also make the same offer to holders of the Subordinate Voting Shares. See Appendix “G” – Authorized Capital Amendment – Multiple Voting Share Terms.

Pro Forma Consolidated Capitalization

The following table sets forth the pro forma capitalization of the Resulting Issuer based on the pro forma unaudited consolidated statement of financial position of the Resulting Issuer set forth in Schedule 1 to this Appendix “J” to this Circular and should be read in conjunction with such pro forma unaudited consolidated statement of financial position and the notes thereto:

Designation of Security	Amount Authorized or to be Authorized		Amount Outstanding as at the date of the Completion of the Arrangement after Giving Effect to the Arrangement
Resulting Issuer Shares(1)	Unlimited		204,780,984
Resulting Issuer Options(2)	20,478,098		381,250	(2)
Resulting Issuer Warrants	387,563		387,563
Compensation Options	3,247,053	(4)	3,247,053	(4)

Notes

(1)

Each Multiple Voting Share equals 100 Subordinate Voting Shares (please see Appendix “G” for a detailed description of the terms of Multiple Voting Shares). For this reason, the Resulting Issuer calculates the number of Subordinate Voting Shares that are issued and outstanding as if all Multiple Voting Shares have been converted to Subordinate Voting Shares.

(2)

A total of 3,400,000 Broadway Options are outstanding. 450,000 Broadway Options issued to Shawn Parnham are equivalent to 100,000 Broadway Common Shares. Broadway Options are subject to the Consolidation Ratio resulting in 381,250 options outstanding. However, if Broadway Shareholders approve the Resulting Issuer Option Plan, all issued and outstanding Broadway Options will be cancelled within 30 days after the Effective Date as per the Broadway Stock Option Plan.

(3)	A total of 3,100,500 Broadway Warrants are outstanding. Broadway Warrants are subject to the Consolidation Ratio resulting in 387,563 warrants outstanding.
(4)

1,341,033 MindMed Compensation Options were issued in the first tranche of the MindMed December Offering. It is anticipated that an additional 26,682,648 Class D shares will be issued in the second tranche of the MindMed December Offering which would result in an estimated 1,906,020 MindMed Compensation Options.

Fully-Diluted Share Capital

In addition to the information set out in the capitalization table above, the following table sets out the fully diluted share capital of the Resulting Issuer immediately following completion of all of the transactions contemplated herein.

	Number of Resulting Issuer Shares		Percentage of Total Diluted Resulting Issuer Shares After Giving Effect to Arrangement
Outstanding Number of all Classes of MindMed Shares post MindMed December Offering	198,548,458		86.75%
Outstanding Number of Broadway Common Shares Post-Consolidation	6,232,526		2.72%
TOTAL Undiluted	204,780,984		89.47%
Resulting Issuer Shares to be issued on exercise of Compensation Options	3,247,053		1.42%
Resulting Issuer Shares to be issued on exercise of Resulting Issuer Warrants	387,563		0.17%
Resulting Issuer Shares to be issued on exercise of Resulting Issuer Options	381,250	(1)	0.17%

	Number of Resulting Issuer Shares	Percentage of Total Diluted Resulting Issuer Shares After Giving Effect to Arrangement
Resulting Issuer Shares to be issued on exercise of Unallocated Resulting Issuer Options	20,081,848	8.77%
TOTAL Diluted	24,097,714	10.53%
TOTAL Number of Fully Diluted Resulting Issuer Shares	228,878,697	100%

Note

(1)

A total of 3,400,000 Broadway Options are outstanding. 450,000 Broadway Options issued to Shawn Parnham are equivalent to 100,000 Broadway Common Shares. Broadway Options are subject to the Consolidation Ratio resulting in 381,250 options outstanding.

Estimated Available Funds and Principal Purposes

Estimated Available Funds and Principal Purposes

Upon completion of the Arrangement, the Resulting Issuer will have estimated funds of approximately $12,400,000 available. The Resulting Issuer expects that the principal purpose of such funds will be used to effect MindMed’s business plan. Specifically, the Resulting Issuer intends to use the funds available for the following purposes (the following estimates based on 12-month breakdown):

Available Funds	Up to December 18, 2019 (CAD $)
Approximate working capital of the Resulting Issuer as of December 18, 2019	2,464,373.00
Gross Proceeds of Tranche 1 of the MindMed December Offering	6,194,726.00
Agents’ Fees on Tranche 1 of the MindMed December Offering	(281,741.00)
Gross Proceeds of Tranche 2 of the MindMed December Offering	8,805,274.00	(1)
Agents’ Fees on Tranche 2 of the MindMed December Offering	(400,440.60	)(1)
Costs associated with regulatory approval of Arrangement	(200,000.00)
Total Available Funds	16,582,191.40
Anticipated Use of Funds
Research and development	11,500,000.00
Lab Equipment	Nil
Utilities	Nil
Maintenance	Nil
Working Capital	482,191.40
General and Administration Costs for 12 Months following completion of the Arrangement	4,600,000.00
Total Anticipated Use of Funds	16,582,191.40

Note

(1)	Anticipated gross proceeds and agents’ fee for Tranche 2 of the MindMed December Offering.

It is currently anticipated that the Resulting Issuer’s unallocated working capital will be used for such purposes as determined by management from time to time.

The Resulting Issuer will utilize the funds available to it upon completion of the Arrangement for the principal purposes indicated above. Notwithstanding the foregoing, there may also be circumstances where, for sound business reasons, a reallocation of funds may be necessary for the Resulting Issuer to achieve its objectives. The Resulting Issuer may require additional funds in order to fulfill all of the Resulting Issuer’s expenditure requirements to meet its objectives, in which case the Resulting Issuer expects to either issue additional shares or incur indebtedness. The Resulting Issuer anticipates completing a financing in the second quarter of 2020 to raise approximately $16,000,000 (US$12,000,000) in which case, research and development expenditure would increase to $24,500,000 and general and administration costs would increase to $6,600,000. There can be no assurance that additional funding required by the Resulting Issuer will be available if required. However, it is anticipated that the available funds will be sufficient to satisfy the Resulting Issuer’s objectives over the next 12 months.

Dividend Record and Policy

There will be no restrictions on the Resulting Issuer’s ability to pay dividends on the Resulting Issuer Shares other than the Resulting Issuer’s financial position. It is expected that the Resulting Issuer will retain future profits to finance further growth and that the Resulting Issuer will not pay dividends in the near future. However, the Resulting Issuer may consider paying dividends on the Resulting Issuer Shares in the future when circumstances permit, having regard to, among other things, its earnings, cash flow and financial requirements, as well as relevant legal and business considerations. All of the Resulting Issuer Shares are entitled to an equal share in any dividends declared and paid.

Principal Securityholders

To the knowledge of Broadway and MindMed’s directors and officers, and based on existing information as of the date hereof, no person or company, upon completion of the Arrangement will, beneficially own, or control or direct, directly or indirectly, voting securities of the Resulting Issuer carrying 10% or more of the voting rights attached to any class of voting securities of the Resulting Issuer other than:

	Number of Shares Owned (Percentage of Class and Type of Ownership)
Name of Shareholder & Municipality of Residence	Resulting Issuer Shares	Percentage of Voting Rights(1)

Savant Addiction Medicine, LLC Wilmington Delaware	550,000 Multiple Voting Shares(2)	26.86%

Notes

(1)	Percentage of voting rights is calculated based on 204,630,984 Resulting Issuer Shares.
(2)

Each Multiple Voting Share equals 100 Subordinate Voting Shares (please see Appendix “G” for a detailed description of the terms of Multiple Voting Shares) thus, 550,000 Multiple Voting Shares is equivalent to 55,000,000 Subordinate Voting Shares. For this reason, the Resulting Issuer calculates the number of Subordinate Voting Shares that are issued and outstanding as if all Multiple Voting Shares have been converted to Subordinate Voting Shares.

Directors and Executive Officers of the Resulting Issuer

Summary Information on Proposed Directors and Officers

It is expected that upon completion of the Arrangement the Resulting Issuer will have a board of six individuals, all of whom shall be nominated by MindMed. As well, it is anticipated that the Resulting Issuer will form an executive committee consisting of Stephen Hurst (Founder, Executive Director, Co-Chief Executive Officer and Secretary), JR Rahn (Director and Co-Chief Executive Officer) and Scott Freeman (President and Chief Medical Officer) to handle and agree on the coordination of the various aspects of the business and to oversee the implementation of the company’s business plan, including the hiring of a full-time Chief Executive Officer, for which a comprehensive search process is underway.

The following are the names, ages and municipalities of residence of those individuals who will serve as directors and officers of the Resulting Issuer, their positions and offices with the Resulting Issuer, their principal occupations during the last five years, the number of Resulting Issuer Shares that each will hold upon completion of the Arrangement and the percentage of the class that such holdings represent. The information concerning the initial directors of Resulting Issuer is as furnished by such directors.

Name & Municipality of Residence	Proposed Position with Resulting Issuer	Principal Occupations for the Last Five Years	Period as Director or Officer of MindMed	Number and Percentage of Resulting Issuer Shares(1)	Number and Percentage of Resulting Issuer Options(5)
Stephen Hurst Reno, Nevada, USA Age: 64	Founder, Executive Chair, Co- Chief Executive Officer and Secretary

Prior to co-founding MindMed, Mr. Hurst was Co-founder & CEO of Savant HWP, Inc. (2009-2019) a biopharmaceutical Corporation developing new medicines for particularly challenging diseases including drug addiction and neglected infectious diseases

			Director May 30, 2019 until present Chief Executive Officer May 30, 2019 until October 7, 2019 and Co- Chief Executive Officer from December 26, 2019 until present	17,075,676(2) 8.34%	Nil
Secretary December 23, 2019 until present
Paul Van Damme Toronto, Ontario, Canada Age: 69	Chief Financial Officer

From 2012 to 2019 Mr. Van Damme held the CFO position at Structural Genomics Consortium, a British public/private partnership. He currently serves as a Director and Chair of the Audit Committee of XORTX Therapeutics and OncoQuest, a subsidiary of Quest PharmaTech. Mr. Van Damme holds an MBA from the Rotman School of Management.

			September 13, 2019 to until present	Nil	Nil
Scott Freeman Las Vegas, Nevada, USA Age: 62	President and Chief Medical Officer	Prior to MindMed, Dr. Freeman was the Chief Medical Officer at Savant HWP, Inc.	Chief Medical Officer from September 13, 2019 to until present; President from	17,027,027(2) 8.31%	Nil
December 26, 2019 until present

Don Gehlert Boulder, Colorado, USA Age: 61	Chief Scientific Officer	Mr. Gehlert is a consultant for Matrix Pharma Consulting, LLC. Prior to acting as a consultant, Mr. Gehlert was a research fellow at Eli Lilly Company from 1989 to 2015.	September 13, 2019 until present	Nil	Nil
Jamon Alexander (JR) Rahn Boca Raton, Florida, USA Age: 32	Founder, Director and Co-Chief Executive Officer

Before starting MindMed, Mr. Rahn worked in market expansion and operations at Uber. After leaving Uber, he was backed by the Silicon Valley tech accelerator Y Combinator for his company Upgraded. Upgraded has partnered with Apple to provide device financing for Apple customers in Europe.

			Director from July 23, 2019 until present Co-Chief Executive Officer from December 26, 2019 until present	10,000,000 4.88%	Nil
Stanley Glick New York City, New York, USA Age: 75	Director

Dr. Glick is the co-inventor of 18- MC. His major research interest focuses on the neurobiology of drug addiction. His research has been funded by the NIDA since 1972. Dr. Glick is the Director Emeritus of the Center for Neuro- pharmacology and Neuroscience (CNN), Albany Medical College, Albany, NY and was Director of the CNN 2000 until his retirement in 2014.

			October 8, 2019 until present	Nil	Nil

Bruce Linton Ottawa, Ontario, Canada Age: 53	Director

Mr. Linton is Special Advisor with Better Choice Company, which is an animal health and wellness cannabinoid company that acquired TruPet LLC, an online seller of ultra-premium, all-natural pet food, treats and supplements, with a special focus on freeze dried and dehydrated raw products. Bruce is also an Activist Investor with SLANG Worldwide Inc. (CSE:SLNG), a leading global cannabis consumer packaged goods company with a robust portfolio of renowned brands distributed across 2,600 stores in 12 U.S. states as well as with OG DNA Genetics Inc. (“DNA”). DNA has built and curated a seasoned genetic library and developed proven standard operating procedures for genetic selection, breeding, and cultivation. Mr. Linton is the Founder and Former Chairman and CEO of Canopy Growth Corporation (CGC/WEED), Co-Chairman and past CEO of Martello Technologies, and co-founder of Ruckify & Better Software.

		September 20, 2019 until present	10,000,000(3) 4.88%	Nil
Perry Dellelce Toronto, Ontario, Canada Age: 56	Director

Mr. Dellelce is a founder and managing partner of Wildeboer Dellelce LLP, one of Canada’s leading corporate finance and transactional law firms. Mr. Dellelce practices in the areas of securities, corporate finance and mergers and acquisitions. Mr. Dellelce serves on the boards of many of Canada’s leading businesses. Perry is chair of the NEO Exchange, Canada’s newest stock exchange. He is also a member of the board of Mount Logan Capital Inc. and Lendified Inc.

		October 8, 2019 until present	6,621,041(4) 3.23%	Nil

Brigid Makes Foster City, California, USA Age: 64	Director

Ms. Makes has served as an independent consultant for primarily private medical device companies since July 2017. Prior to that, Ms. Makes served as Senior Vice President and Chief Financial Officer of Miramar Labs, a global medical device company dedicated to bringing innovative and clinically proven applications to treat unmet needs in the aesthetic marketplace, which was acquired by Sientra in July 2017. From 2006 to 2011 Ms. Makes served in the same roles for AGA Medical, a medical device company specializing in the treatment of cardiovascular defects, which was acquired by St. Jude Medical, another medical device company, in November 2010.

		December 11, 2019 until present	Nil	Nil

Notes

(1)	Percentage based on 204,780,984 Resulting Issuer Shares.
(2)

Scott Freeman and Sunray Asset Management, Inc., a family corporation that is wholly-owned by Stephen Hurst and his spouse as community property, each own approximately 38% of Savant, with the result that if Savant were to distribute its Class A Shares to its shareholders prior to the completion of the Arrangement, Scott Freeman would be entitled to receive 17,027,027 Resulting Issuer Shares and Sunray Asset Management Inc. would be entitled to receive 17,075,676 Resulting Issuer Shares upon completion of the Arrangement.

(3)	An additional 5,000,000 Resulting Issuer Shares through The Linton Family Trust.
(4)	Mr. Dellelce beneficially owns 6,121,041 Resulting Issuer Shares through Perry N. Dellelce Professional Corporation.
(5)	The Resulting Issuer Board will determine stock option grants, if any, to members, upon completion of the Arrangement.

If the Arrangement is completed the proposed directors, officers and promoters of the Resulting Issuer as a group, will control, directly or indirectly, 26,621,041 Resulting Issuer Shares, representing 13.00% of the outstanding Resulting Issuer Shares, not including 34,102,703 Resulting Issuer Shares, representing 16.65% of the outstanding Resulting Issuer Shares, if Savant, prior to the completion of the Arrangement, distributed its Class A Shares to, among others, Sunray Asset Management, Inc. and Scott Freeman.

The affairs of the Resulting Issuer are managed by a Board who are elected annually for a one (1) year term at each annual meeting of Shareholders and who hold office until the next annual meeting, or until their successors are duly elected or appointed or until a director vacates his office or is replaced in accordance with the by-laws of the Resulting Issuer.

Biographical Information

Biographical information for the Resulting Issuer directors and officers is summarized below:

Stephen Hurst, JD – Founder, Executive Chair, Co-Chief Executive Officer and Secretary

Steve has more than thirty-five years’ experience in the biopharmaceutical industry and is an advisor to non-profits furthering the research of psychedelics. Prior to co-founding MindMed, he was co-founder & CEO of Savant HWP, Inc. (2009-2019) a biopharmaceutical company developing new medicines for particularly challenging diseases including drug addiction and neglected infectious diseases. He served as Senior Vice President of Operations and General Counsel at Inhale Therapeutic Systems, Inc., (now Nektar Therapeutics, Inc.) (1994-2002), helping to raise more than $700 million in investment capital and out-license multiple clinical development projects, generating revenues in excess of $100 million annually. He has also served as a consultant to The World Bank and BIO Ventures for Global Health (2005-2009), advancing the PneumoAMC program which has vaccinated approximately 100 million children in the developing world. Steve is a graduate of Golden Gate University School of Law and the University of California, Berkeley.

Paul Van Damme – Chief Financial Officer

Paul earned his CPA at PricewaterhouseCoopers, working in the London and Toronto offices. He has served in senior financial roles for several public companies in both the United States and Canada. While at Laidlaw Inc. he helped implement its expansion into Europe. After serving as Chief Financial Officer of TeleZone, a start-up wireless telecommunications company, he became CFO of a private biotech firm and helped raise venture financing to expand its product portfolio. Mr. Van Damme later joined Allelix Biopharmaceuticals and participated in the merger of the company with NPS Pharmaceuticals of Salt Lake City. He was also CFO of Lorus Therapeutics, Vasogen and Bradmer Pharmaceuticals. From 2012 to 2019 he held the CFO position at Structural Genomics Consortium, a British public/private partnership. He currently serves as a Director and Chair of the Audit Committee of XORTX Therapeutics and OncoQuest, a subsidiary of Quest PharmaTech. Paul holds an MBA from the Rotman School of Management.

Scott Freeman, MD – President and Chief Medical Officer

Prior to MindMed, Scott was the Chief Medical Officer at Savant HWP, Inc. Scott served as Vice President of Clinical Development at Onyx Pharmaceutical (2001-2006) and was head of both clinical development and operations, which executed the clinical trials for renal cell, melanoma, liver, lung, and colorectal cancer. He successfully performed the Phase 1, 2, and 3 studies, which lead to NDA approval of Nexavar. As Clinical Project Director at Schering-Plough Research Institute (1998-2001), his clinical projects included an anti-estrogen program, a breast cancer treatment, and a P53 gene therapy program trial. He was Associate Professor at Tulane University (1992-1998) and also served as the Medical Director for the Blood Center. Scott earned his BA from the University of Colorado in 1978 and received his MD from the University of Nevada in 1983.

Don Gehlert – Chief Scientific Officer

Don is a consultant for Matrix Pharma Consulting, LLC. Prior to acting as a consultant, he was a research fellow at Eli Lilly Company from 1989 to 2015. Don holds a PHD in Pharmacology from the University of Utah and a Bachelor of Science (Pharmacy) from Purdue University.

Jamon Alexander (JR) Rahn – Founder, Director and Co-Chief Executive Officer

JR is a former Silicon Valley tech executive who realized that transformational solutions to mental illness and addiction might lie in developing psychedelic medicines through FDA clinical trials. He spent 2+ years researching the space and began personally investing in psychedelic research. JR partnered with drug development veteran Stephen Hurst to start MindMed in 2019, assembling a leading clinical drug discovery and development team with vast experience conducting clinical trials and research on drug candidates derived from psychedelics. Before starting MindMed, JR worked in market expansion and operations at Uber. After leaving Uber, he was backed by the Silicon Valley tech accelerator Y Combinator for his company Upgraded. Upgraded is partnered with Apple to provide device financing for Apple customers in Europe.

Stanley Glick, PhD, MD – Director

Stan is the co-inventor of 18-MC. His major research interest focuses on the neurobiology of drug addiction. His research has been funded by the NIDA since 1972. Stan is the Director Emeritus of the Center for Neuro-pharmacology and Neuroscience (CNN), Albany Medical College, Albany, NY and was Director of the CNN 2000 until his retirement in 2014. Previously, he was Chair of the Department of Pharmacology and Neuroscience (1995-2000) and Chair of the Department of Pharmacology and Toxicology (1984-1995). Prior to joining Albany Medical College, Dr. Glick was a professor of pharmacology at Mount Sinai School of Medicine (1971-1984). He also functioned as Vice- Chairman (1975-1984) and was Associate Director of the Medical Scientist (MD-PhD) Training Program (1980- 1984). Stan has authored and co-authored over 450 experimental papers, reviews, and abstracts. He has served as Editor of a scientific journal and of a professional newsletter, in addition to serving on editorial boards and National Institute of Health (NIH) advisory committees.

Bruce Linton – Director

Bruce has a passion for entrepreneurship and making a positive difference in the world. He brings a wealth of experience in building strong technology driven companies, developing world-class teams and positioning his companies to deliver exceptional customer value and service. In his newly appointed role as an Active Advisor, Bruce will serve as Executive Chairman with GAGE Cannabis Co., following completion of the acquisition of Innovations. GAGE is innovating and curating the highest quality cannabis experiences possible for patients in the state of Michigan and bringing internationally renowned brands to market. He is Special Advisor with Better Choice Company, which is an animal health and wellness cannabinoid company that acquired TruPet LLC, an online seller of ultra-premium, all-natural pet food, treats and supplements, with a special focus on freeze dried and dehydrated raw products. Bruce is also an Activist Investor with SLANG Worldwide Inc. (CSE:SLNG), a leading global cannabis consumer packaged goods company with a robust portfolio of renowned brands distributed across 2,600 stores in 12 U.S. states as well as with OG DNA Genetics Inc. OG DNA Genetics Inc. has built and curated a seasoned genetic library and developed proven standard operating procedures for genetic selection, breeding, and cultivation. He is the Founder and Former Chairman and CEO of Canopy Growth Corporation (CGC/WEED), Co-Chairman and past CEO of Martello Technologies, and co-founder of Ruckify & Better Software. Bruce chairs the board’s Compensation, Governance and Nomination Committee.

Perry Dellelce – Director

Perry is a founder and the managing partner of Wildeboer Dellelce LLP, one of Canada’s leading corporate finance and transactional law firms. Perry practices in the areas of securities, corporate finance and mergers and acquisitions. Perry serves on the boards of many of Canada’s leading businesses. Perry is chair of the NEO Exchange, Canada’s newest stock exchange. He is also a member of the board of Mount Logan Capital Inc. and Lendified Inc. He has received many awards and recognitions for his public service. Perry has been bestowed an honorary Doctorate of Laws from Laurentian University. In addition, the University of Notre Dame honoured Perry with the Distinguished Alumni Award from the Mendoza College of Business. He has also been recognized by the Western University with the Purple and White Award for long-standing dedication to the University and by the University of Ottawa by being admitted to the Common Law Honour Society recognizing the Law School’s most accomplished graduates. Perry is the past chair and a current member of the board of directors of the Sunnybrook Foundation and the current chair of the Canadian Olympic Foundation. Recently, Perry was awarded the Paul Harris Award by the Rotary Club of Sudbury, the Rotary Club’s highest recognition for community service.

Brigid Makes – Director

Ms. Makes has served as an independent consultant for primarily private medical device companies since July 2017. Prior to that, Ms. Makes served as Senior Vice President and Chief Financial Officer of Miramar Labs, a global medical device company dedicated to bringing innovative and clinically proven applications to treat unmet needs in the aesthetic marketplace, which was acquired by Sientra in July 2017. From 2006 to 2011 Ms. Makes served in the same roles for AGA Medical, a medical device company specializing in the treatment of cardiovascular defects, which was acquired by St. Jude Medical, another medical device company, in November 2010. Prior to AGA Medical, from 1999 to 2006, Ms. Makes served in a variety of executive positions, including as Chief Financial Officer, for Nektar Therapeutics (formerly Inhale Therapeutics), a biopharmaceutical company. Ms. Makes also served as Chief Financial Officer for Oravax, a biopharmaceutical company, from 1998 to 1999 and for Haemonetics Corp, a company specializing in the management of blood supplies, from 1995 to 1998. Ms. Makes holds a Bachelor’s degree in Finance and International Business from McGill University and an M.B.A. from Bentley University. Brigid chairs the board’s Audit Committee.

Corporate Governance of the Resulting Issuer

Set forth below is a description of the Resulting Issuer’s proposed corporate governance practices, which disclosure is provided pursuant to Form 58-101F1, which is attached to NI 58-101. The Resulting Issuer will implement and adopt a continuous disclosure policy and insider trading policy no later than the date on which the Resulting Issuer’s first set of financial statements must be filed following the Closing Date of the Arrangement.

Board of Directors

NI 52-110 provides that a director is independent if he or she has no direct or indirect “material relationship” with the company. In addition to certain objective criteria, a “material relationship” is defined as a relationship which could, in the view of the Board of the Resulting Issuer, be reasonably expected to interfere with the exercise of a director’s independent judgment. The directors have determined that Bruce Linton, Perry Dellelce, Brigid Makes, and Stanley Glick, proposed members of the Board of the Resulting Issuer, will be independent as such term is defined in NI 58- 101, and that: (i) Stephen Hurst (Founder, Executive Chair, Co-Chief Executive Officer and Secretary) will not be independent as such term is defined in NI 52-110, as he as he will be an executive officer (as such term is defined in NI 51-102) of the Resulting Issuer; and (ii) JR Rahn (Founder, Director and Co-Chief Executive Officer) will not be considered independent as he will be an executive officer (as such term is defined in NI 51-102) of the Resulting Issuer. In assessing Form 58-101F2 and making the foregoing determinations, the circumstances of each director have been examined in relation to a number of factors.

Orientation and Continuing Education

It is expected that the Resulting Issuer Board will establish a formal orientation and education program for new Resulting Issuer Board members, with the Resulting Issuer being committed to providing such information so as to ensure that the new directors are familiar with the Resulting Issuer’s business and the procedures of the Resulting Issuer Board. Information may include the Resulting Issuer’s corporate and organizational structure, recent filings and financial information, governance documents and important policies and procedures. The Resulting Issuer Compensation, Nomination and Governance Committee will ensure that every director possesses the capabilities, expertise, availability and knowledge required to fill his or her position adequately. From time to time, the Resulting Issuer will arrange on-site tours of its operations, as applicable.

The Resulting Issuer Compensation, Nomination and Governance Committee will ensure that all new directors receive a comprehensive orientation. All new directors should fully understand the role of the Resulting Issuer Board and its committees, as well as the contribution individual directors are expected to make (including, in particular, the commitment of time and resources that the Resulting Issuer expects from its directors). All new directors are expected to understand the nature and operation of the business.

The Resulting Issuer Compensation, Nomination and Governance Committee will provide continuing education opportunities for all directors, so that individuals may maintain or enhance their skills and abilities as directors, as well as to ensure their knowledge and understanding of the Resulting Issuer’s business remains current.

Ethical Business Conduct

The Resulting Issuer will adopt an anti-bribery and anti-corruption policy (the “Anti-Bribery and Anti-Corruption Policy”). The Anti-Bribery and Anti-Corruption Policy is intended to ensure that the business activities of the Resulting Issuer are conducted in an honest and ethical manner, with a zero-tolerance approach to bribery and corruption. The Anti-Bribery and Anti-Corruption Policy will apply to all directors, officers, employees, consultants and contractors of the Resulting Issuer and compliance with the Anti-Bribery and Anti-Corruption Policy will constitute terms of service, employment and engagement, as the case may be. The Anti-Bribery and Anti-Corruption Policy will prohibit corrupt practices such as acceptance of bribes, inducements, advantages or kickbacks, and all directors, officers, employees, consultants and contractors of the Resulting Issuer will be required to comply with and report any violations of the Anti-Bribery and Anti-Corruption Policy. Violations of the Anti-Bribery and Anti- Corruption Policy will be investigated and, if violations are found to have occurred, could result in dismissal for gross misconduct.

The Board of the Resulting Issuer intends to adopt a formal written “Code of Business Conduct and Ethics”.

Audit Committee

Assuming completion of the Arrangement, it is proposed that the Resulting Issuer will have an Audit Committee comprised of Brigid Makes (Chair), Bruce Linton and Perry Dellelce, all of whom will be considered “independent” as that term is defined in Multilateral Instrument 52-110 – Audit Committees. Also, all of the Audit Committee members are expected to be “financially literate” as defined in Multilateral Instrument 52-110 – Audit Committees.All of the Audit Committee members have experience in financial matters; each has an understanding of accounting principles used to prepare financial statements and varied experience as to the general application of such accounting principles, as well as the internal controls and procedures necessary for financial reporting, garnered from working in their individual fields. It is anticipated that the Resulting Issuer will adopt a Charter of the Audit Committee in the form set out at Schedule 2 to this Appendix “J”.

Nomination and Compensation of Directors

Compensation, Nomination and Governance Committee

Assuming completion of the Arrangement, it is proposed that the Resulting Issuer will have a Compensation, Nomination and Governance Committee comprised of Bruce Linton (Chair), Perry Dellelce and Brigid Makes, all of whom will be considered independent. The primary function of the Resulting Issuer Compensation, Nomination and Governance Committee will be to assist the Resulting Issuer Board with respect to management succession and development, administer, review and make recommendations with regards to compensation programs and practices, advise the Resulting Issuer Board on corporate governance matters, develop, recommend and over-see the assessment of effective governance practices and identify and recommend qualified candidates to the Resulting Issuer Board. Each member of the Resulting Issuer Compensation, Nomination and Governance Committee possesses the necessary skills and experience to effect the mandate of the Resulting Issuer Compensation, Nomination and Governance Committee. It is anticipated that the Resulting Issuer will adopt a Charter of the Compensation, Nomination and Governance Committee in the form set out at Schedule 3 to this Appendix “J”.

Other Committees

The Resulting Issuer Board has no other committees other than the Audit Committee and the Compensation, Nomination and Governance Committee. As the Resulting Issuer evolves, and its operations and management structure become more complex, the Resulting Issuer Board may consider constituting additional standing committees.

Assessments

The Resulting Issuer will not have a formal process for assessing the effectiveness of the Resulting Issuer Board as a whole, its committees or individual directors but will consider implementing one in the future should circumstances warrant.

Corporate Cease Trade Orders or Bankruptcies

Except as disclosed elsewhere herein (see below, “Penalties or Sanctions”) to the best of the Broadway’s knowledge, no director, proposed director or executive officer of Resulting Issuer is at the date hereof, or within the ten years prior to the date hereof has been, a director, chief executive officer or chief financial officer of any company (including Broadway) that, while that person was acting in that capacity:

(a)

was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days; or

(b)

was subject to a cease trade order or similar order or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days, that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

To the best of Broadway’s and MindMed’s knowledge, no proposed director of Resulting Issuer is at the date hereof, or within the ten years prior to the date hereof has been, a director or executive officer of any company (including Broadway) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

Individual Bankruptcies

No proposed director, officer, promoter or principal shareholder of Resulting Issuer is or has, within ten years prior to the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of that individual.

Penalties or Sanctions

No proposed director or officer of Resulting Issuer has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by any securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or been subject to any other penalties or sanctions imposed by a court or regulatory body or self-regulatory authority that would be likely to be considered important to a reasonable investor making a decision about the Arrangement.

Conflicts of Interest

Certain directors and officers of Resulting Issuer currently, or may in the future, act as directors or officers of other companies and, consequently, it is possible that a conflict may arise between their duties as a director or officer of Resulting Issuer and their duties as a director or officer of any other such company. There is no guarantee that while performing their duties for Resulting Issuer, the directors or officers of Resulting Issuer will not be in situations that could give rise to conflicts of interest. There is no guarantee that these conflicts will be resolved in favour of Resulting Issuer. The proposed directors and officers of Resulting Issuer are aware of the existence of laws governing accountability of directors and officers for corporate opportunity and requiring disclosure by directors and officers of conflicts of interest and the fact that Resulting Issuer will rely upon such laws in respect of any director’s or officer’s conflicts of interest or in respect of any breaches of duty by any of its directors or officers. All such conflicts must be disclosed by such directors or officers in accordance with the BCBCA, and they will govern themselves in respect thereof to the best of their ability in accordance with the obligations imposed upon them by law.

Other Reporting Issuer Experience

The following table sets out the proposed directors and officers of the Resulting Issuer that are, or have been within the last five years, directors, officers or promoters of other reporting issuers:

Name	Name & Jurisdiction of Reporting Issuer	Exchange	Position	From	To
Bruce Linton	Canopy Growth Corporation British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland	TSX, NYSE	Co-CEO Chairman	March 26, 2014	July 2, 2019
	Canopy Rivers Inc. British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland	TSX	Chairman and Director	September 17, 2018	July 2, 2019
	Thermal Energy International Inc. British Columbia, Alberta, Manitoba and Ontario	TSXV	Director	August 25, 2012	November 28, 2016

Name	Name & Jurisdiction of Reporting Issuer	Exchange	Position	From	To
	LL One Inc. British Columbia, Alberta and Ontario	TSXV	Director	August 8, 2019	Present
	Martello Technologies Group Inc. British Columbia, Alberta and Ontario	TSXV	CEO Director	2013 August 16, 2018	2017 Present
Perry Dellelce	Mount Logan Capital Inc. British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland	NEO	Director	October 19, 2018	Present
	Cricket Media Group Ltd. Ceased Reporting	TSXV	Director	June 20, 2011	May 18, 2016
Paul Van Damme	Galaxy Digital Holdings Ltd. British Columbia, Alberta, Manitoba, Ontario and Quebec	TSXV	CFO	September 12, 2007	July 30, 2018
	XORTX Therapeutics Inc. British Columbia, Alberta and Ontario	CSE	Director & Audit Committe e Chair	January 25, 2018	Present
	Ellipsiz Communications Ltd. British Columbia, Quebec and Ontario	TSXV	CFO	June 21, 2011	November 4, 2015
	ZipLocal Inc. Ceased Reporting	TSXV	CFO	May 3, 2012	May 13, 2016
	Bradmer Pharmaceuticals Inc. Ceased Reporting	TSXV	CFO	January 1, 2010	July 30, 2018

Proposed Executive Compensation

The board of directors of MindMed has not yet determined the salaries and other compensation payable to its executives, leaving that decision to be made by the Compensation, Nomination and Governance Committee, as explained in Appendix “I” – Information Concerning MindMed – Executive Compensation and paying them on a consulting basis until appropriate, salaried compensation is determined and agreed to. Therefore, there is currently no proposed compensation to be reported with regard to the Named Executive Officers (“NEOs”) of the Resulting Issuer during the first 12 months following the Effective Date, with the expectation that the compensation of NEOs of the Resulting Issuer will be determined on or prior to the completion of the Arrangement.

Indebtedness of Directors and Officers

Name and Principal Position	Involvement	Largest Amount Outstanding During Last Completed Financial Year	Amount Outstanding as at December 29, 2019	Financially Assisted Securities Purchases During Last Financial Year	Security for Indebtedness
Bruce Linton Director	Promissory Note(1)	US$500,000	US$500,000	5,000,000 MindMed Class D Shares	Sole recourse of 5,000,000 MindMed Class D Shares

Notes

(1)	One-quarter of the principal amount (being US$125,000) shall be automatically deemed to be repaid and satisfied on each six-month anniversary of the date of the date of the note, September 16, 2019.

Investor Relations Arrangements

No investor relations arrangements have been reached with any person to provide any promotion or investor relations services for the Resulting Issuer, other than the contract between MindMed and Primoris, which is scheduled to expire in March 2020. MindMed is currently interviewing and negotiating with a number of candidates to assist it with running an investor relations function and campaign once the Arrangement is completed.

Options to Purchase Securities

As of the date of this Circular, MindMed (and therefore, post-Arrangement, the Resulting Issuer) has no option-based awards outstanding held by the Named Executive Officers.

Escrowed Securities

In connection with the MindMed December Offering and as a condition to agency agreement entered into between MindMed and the Agents on December 19, 2019, officers, directors, shareholders holding 5.0% or more of MindMed Shares and all holders of MindMed Class B Shares (the “First Group Locked-Up Persons”) entered into lock-up agreements with MindMed commencing on the closing of the MindMed December Offering and ending six (6) months from the date the Resulting Issuer is listed on a recognized Canadian stock exchange. Employees of the Agent entered into voluntary lock-up agreements as First Group Locked-Up Persons. Additionally, all holders of MindMed Class A Shares (the “Second Group Locked-Up Persons”) entered into lock-up agreements with MindMed commencing on the closing of the MindMed December Offering with the following release schedule:

Date of Release	Percentage of Securities Released
6 months	10%
12 months	10%
18 months	10%
24 months	70%

To the best knowledge of the management of Broadway and MindMed, as of the date of this Circular, the following securities are held in escrow and subject to contractual restrictions on transfer:

Designation of Class	Number of securities held in escrow or that are subject to a contractual restriction on transfer	Percentage of class
Multiple Voting Shares	550,000(1)(2)	100%(3)
Subordinate Voting Shares	35,000,000(4)	17.10%(5)
Subordinate Voting Shares	10,000,000(6)	4.89%(5)
Subordinate Voting Shares	6,121,041(7)	3.24%(5)
Subordinate Voting Shares	10,000,000(8)	4.89%(5)
Subordinate Voting Shares	2,250,000(9)	1.10%(5)

Notes

(1)	Lock-up agreement entered into pursuant to the MindMed December Offering.

(2)	Second Group Locked-Up Persons.

(3)	Percentage based on 550,000 Multiple Voting Shares issued and outstanding.

(4)	MindMed Class B Shareholders who entered into lock-up agreements as First Group Locked-Up Persons.

(5)	Percentage based on 204,780,984 Resulting Issuer shares issued and outstanding.

(6)	MindMed Shareholders holding 5.0% or more of issued and outstanding MindMed Shares who entered into lock-up agreements as First Group Locked-Up Persons.

(7)	Perry Dellelce, director of MindMed, entered into a lock-up agreement as a First Group Locked-Up Person.

(8)	Bruce Linton, director of MindMed, entered into a lock-up agreement as a First Group Locked-Up Person.

(9)	Employees of the Agents who entered into lock-up agreements as First Group Locked-Up Persons.

In addition to the First Group Locked-Up Persons and the Second Group Locked-Up Persons, as set out above, all of the Resulting Issuer Shares to be issued to Principals of the Resulting Issuer and certain other individuals as determined by the Exchange, will be subject to escrow restrictions, unless otherwise determined by the Exchange. Any escrow requirements imposed by the Exchange will restrict the ability of Principals and certain other individuals to sell, assign, hypothecate, transfer within escrow or otherwise deal with in any manner without the written consent of the Exchange while in escrow. Any entity controlled by one or more persons, that holds escrowed Resulting Issuer Shares may not participate in a transaction that results in a change of its control or a change in the economic exposure of the persons to the risks of holding escrowed Resulting Issuer Shares.

Auditors, Transfer Agent and Registrar

The auditors of the Resulting Issuer following completion of the Arrangement will be RSM Canada and the transfer agent and registrar for the Resulting Issuer Shares will be Odyssey Trust Company.

- J-1-1-

SCHEDULE 1 TO APPENDIX J - PRO-FORMA CONSOLIDATED FINANCIAL STATEMENTS OF THE

RESULTING ISSUER

This Schedule contains the pro-forma financial statements of Broadway:

•

Pro forma consolidated statement of financial position as at the date of the most recent statement of financial position in the circular as if the Spinout Transaction and RTO had taken place on that date but is not reflected in the most recent consolidated statement of financial position of Broadway included in the circular;

•

Pro forma consolidated income statement giving effect to the RTO and Spinout Transaction for the most recently completed financial year for which statements are included as if the spinout had taken place at the beginning of the financial year;

•	Pro forma earnings per share based on the above consolidated financial statements

(begins on following page)

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Unaudited Pro Forma Consolidated Financial Statements of

Broadway Gold Mining Ltd.

(Expressed in United States Dollars)

For the Year Ended August 31, 2019

- J-1-3-

Broadway Gold Mining Ltd.

Pro Forma Consolidated Statements of Financial Position

(Expressed in United States Dollars)

As at August 31, 2019

	Broadway Gold Mining Ltd. (in Canadian Dollars August 31, 2019	Mind Medicine, Inc .(in US Dollars) September 30, 2019	Savant Combination (as defined in Note 1, in US Dollars) September 30, 2019	Delaware SubCo (as defined in Note 1, in US Dollars) September 30, 2019			Pro Forma Adjustments (in US Dollars)	Pro-Forma Consolidated (in US Dollars)
Cash	23,827	3,093,048	-	1	3(c	)	(5,904)	3,110,972
Accounts receivable and deposits	6,745	1,729,051	1,108	-	3(b	)	(1,108)	1,735,796
					3(c	)	(1,671)	(1,671)
Notes receivable	-	-	-	-			-	-
Prepaid expenses	28,594	37,668	-	-	3(c	)	(7,086)	59,176
Assets held for sale	3,843,419	-	-	-	3(a	)	(3,843,419)	-
Total current assets	3,902,585	4,859,767	1,108	1			(3,859,188)	4,904,273

Investment in Mind-Med	-	-	4,901,696	-	3(b	)	(4,948,748)	(47,052)
Intangible assets, net	-	5,362,500	-	-			-	5,362,500
	-	5,362,500	4,901,696	-			(4,948,748)	5,315,448

Total assets	3,902,585	10,222,267	4,902,804	1			(8,807,936)	10,219,721

Accounts payable and accrued liabilities	192,256	802,934	100,452	-	3(b	)	(100,452)	947,549
					3(c	)	(47,641)
Convertible promissory notes	-	-	200,000	-	3(b	)	(200,000)	-
Related party notes payable	-	-	450,000	-	3(b	)	(450,000)	-
Liabilities related to assets held for sale	72,119	-	-	-	3(a	)	(72,119)	-
Total current liabilities	264,375	802,934	750,452	-			(870,212)	947,549

Total liabilities	264,375	802,934	750,452	-			(870,212)	947,549

Equity
Share capital	7,381,694	11,127,442	-	1	3(e	)	(1,829,184)	17,384,462
					3(d	)	704,509
Equity in net assets	-	-	4,152,352	-	3(b	)	(4,199,404)	(47,052)
Contributed surplus	1,060,901	-	-	-	3(e	)	(262,891)	798,010
Accumulated other comprehensive income	46,099	-	-	-	3(c	)	(11,423)	34,676
Deficit	(4,850,484)	(1,708,109)	-	-	3(a	)	(3,771,300)	(8,897,924)
					3(c	)	2,136,478
					3(e	)	(704,509)
Total Equity	3,638,210	9,419,333	4,152,352	1			(7,937,724)	9,272,172

Total equity and liabilities	3,902,585	10,222,267	4,902,804	1			(8,807,936)	10,219,721

The accompanying notes are an integral part of these pro forma consolidated financial statements.

1

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Broadway Gold Mining Ltd.

Pro Forma Consolidated Statements of Operations and Comprehensive Loss

(Expressed in United States Dollars)

As at August 31, 2019

	Broadway Gold Mining Ltd. (in Canadian Dollars) Year Ended August 31, 2019	Mind Medicine, Inc. (in US Dollars) Period Ended September 30, 2019	Savant Combination (as defined in Note 1, in US Dollars) Period Ended September 30, 2019	Delaware SubCo (as defined in Note 1, in US Dollars) Period Ended September 30, 2019			Pro Forma Adjustments (in US Dollars)	Pro-Forma Consolidated (in US Dollars)
Expenses
Accounting and audit fees	64,003	-	-	-	3(c	)	(15,706)	48,297
Acquisition related costs	-	-	-	-	3(d	)	804,619	804,619
Advertising and marketing expenses	18,957	-	-	-	3(c	)	(4,652)	14,305
Amortization	8,859	137,500	500,000	-	3(g	)	250,000	887,500
					3(a	)	(8,859)
Consulting fees	312,217	-	-	-	3(c	)	(76,618)	235,599
General and administrative expenses	54,452	1,109,806	-	-	3(a	)	23,582	1,180,265
					3(c	)	(7,575)
Legal fees	17,472	-	-	-	3(c	)	(4,288)	13,184
Rent	20,966	-	-	-	3(c	)	(5,145)	15,821
Research and development	-	451,385	-	-			-	451,385
Shareholder information and communication	9,295	-	-	-	3(c	)	(2,281)	7,014
Share-based compensation	60,380	9,575	766	-	3(c	)	(14,817)	55,904
Transfer agent and filing fees	37,130	-	-	-	3(c	)	(9,112)	28,018
Travel expenses	16,832	-	-	-	3(c	)	(4,131)	12,701
	(620,563)	(1,708,266)	(500,766)	-			(925,017)	(3,754,612)

Write-off of exploration and evaluation asset	(47,400)	-	-	-	3(c	)	11,632	(35,768)
Gain on disposal of 18-MC program	-	-	2,000,000	-	3(f	)	(2,000,000)	-
Equity in loss of Mind-Medicine Inc.	-	-	(598,304)	-	3(f	)	598,304	-
Gain on fair value of warrants	-	-	11,612	-			-	11,612
Interest income	-	2,261	-	-			-	2,261
Interest expense	-	(2,104)	(18,905)	-			-	(21,009)
Impairment of assets held for sale	(811,000)	-	-	-	3(a	)	811,000	-
	(858,400)	157	1,394,403	-			(579,064)	(42,904)

Net loss for the year	(1,478,963)	(1,708,109)	893,637	-			(1,504,081)	(3,797,516)

Other comprehensive income
Foreign currency translation gain	78,446	-	-	-	3(c	)	(11,423)	67,023
Comprehensive loss for the year	(1,400,517)	(1,708,109)	893,637	-			(1,515,504)	(3,730,493)

Weighted average number of common shares
Basic and diluted	7,045,088	147,089,421	-	-			-	154,134,509

Loss per share
Basic and diluted	(0.20)	(0.01)	-	-			-	(0.02)

The accompanying notes are an integral part of these pro forma consolidated financial statements.

2

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Broadway Gold Mining Ltd.

Notes to Pro Forma Consolidated Financial Statements

(Expressed in United States Dollars)

For the Year Ended August 31, 2019

1.	BASIS OF PRESENTATION

The accompanying unaudited pro forma consolidated statement of financial position and statement of operations of Broadway Gold Mining Ltd. (“Broadway”) give effect to the proposed reverse take- over (the “RTO”) by the current shareholders of Mind Medicine, Inc. (“MindMed”) as detailed in the plan of arrangement (the “Plan of Arrangement”) dated October 11, 2019 under the provisions of the Business Corporations Act (British Columbia) (the “Arrangement”).

The unaudited pro forma consolidated statement of financial position and statement of operations of Broadway (“pro forma financial statements”) have been prepared by the management of MindMed based on historical financial statements prepared in accordance with International Financial Reporting Standards (“IFRS”) for inclusion in the Filing Statement for the proposed RTO detailed in Note 2.

In the opinion of management, these pro forma financial statements include all adjustments necessary for fair presentation in accordance with IFRS. The pro forma financial statements have been adjusted to give effect to pro forma events that are directly attributable to the proposed RTO. In preparing these pro forma financial statements, adjustments have not been made to reflect the operating and administrative benefits that could result from the combination of the companies.

The pro forma financial statements are not intended to reflect the financial position that will exist following RTO, nor the statement of loss and comprehensive loss that may be obtained in the future. Actual amounts recorded when the RTO closes will likely differ from those recorded in the pro forma financial statements. Any potential synergies that may be realized and integration costs that may be incurred upon consummation of the RTO have been excluded from the pro forma financial statements.

The unaudited pro forma consolidated statement of financial position of Broadway as at August 31, 2019 is based on combining the audited statement of financial position of MindMed and audited combined statements of financial position of the Savant Combination as at September 30, 2019. The unaudited pro forma consolidated statement of operations of Broadway for the year ended August 31, 2019 is based on combining the audited statement of operations of MindMed for the nine month period ended September 30, 2019 and combined statements of operations of the Savant Combination for the nine month period ended September 30, 2019. The “Savant Combination” means the combined financial statements of Savant Addiction Medicine, LLC and the carve-out financial statements of Savant HWP, Inc.

The pro forma financial statements include the transfer of Broadway’s right, title and interest, and all associated liabilities, in the Broadway and Madison mine (the “Spin-Out Transaction”) to Madison Metals Inc. (“SpinCo”).

The pro forma financial statements are presented in US Dollars, unless otherwise noted. These pro forma financial statements should be read in conjunction with the above noted financial statements and the Arrangement.

3

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Broadway Gold Mining Ltd.

Notes to Pro Forma Consolidated Financial Statements

(Expressed in United States Dollars)

For the Year Ended August 31, 2019

2.	REVERSE TAKE-OVER

Broadway and MindMed entered into a definitive arrangement agreement (the “Arrangement Agreement) that will, if fully implemented, result in a RTO of Broadway by the current shareholders of MindMed by way of the Plan of Arrangement.

Subject to the approval of the Supreme Court of British Columbia (the “Court”), as well as all required TSX Venture Exchange (“TSX-V”), Aequitas NEO (“NEO”), regulatory and other approvals and the satisfaction or waiver of the conditions contained in the Arrangement Agreement (a summary of which is set out below), the Arrangement will occur via a RTO of Broadway by MindMed under the policies of the TSX-V. Pursuant to the terms of the Arrangement Agreement, Broadway Delaware Subco Inc., a wholly-owned subsidiary of Broadway incorporated for the purpose under the laws of Delaware (“Delaware Subco”) will merge with MindMed. In accordance with the Arrangement and the articles of MindMed, all outstanding Class B common shares (“Class B Shares”), Class C common shares (“Class C Shares”) and Class D common shares (“Class D Shares”) of MindMed will be exchanged for Class A common shares (“Class A Shares”), immediately following which all Class A Shares of MindMed will be exchanged, on a one-for-one basis (the “Exchange Ratio”), for securities of Broadway on a Consolidated (as defined below) basis (Broadway following the completion of the Arrangement herein referred to as the “Resulting Issuer”). Any outstanding convertible securities of MindMed, including any convertible securities issued in connection with the MindMed Financing (as defined below), will be exchanged for convertible securities of the Resulting Issuer on the basis of the Exchange Ratio.

As part of the Arrangement and subject to the receipt of all required approvals, Broadway will consolidate its outstanding shares, warrants and options on an eight (8) old common shares for one (1) new common share basis (the “Consolidation”) and change its name to “Mind Medicine (MindMed), Inc.” (or such other name as MindMed may determine) (the “Name Change”). It will also amend its capital structure (the “Capital Structure Amendment”) by creating a new class of multiple voting shares that will each carry 100 votes per share (the “Multiple Voting Shares”), and change the name of its common shares to “subordinate voting shares” (with all other terms of the common shares remaining unchanged). The Multiple Voting Shares will be issued to certain U.S. resident holders of MindMed shares in connection with the Arrangement. Prior to the Consolidation, there are currently outstanding an aggregate of 49,860,204 common shares in the capital of Broadway (each, a “Broadway Common Share”) as well as approximately 3,100,500 share purchase warrants exercisable at CDN$0.15 per share (the “Broadway Warrants”) and 3,400,000 stock options exercisable at prices ranging from CDN$0.05 to CDN$0.43 (the “Broadway Options”). All of these securities will be subject to the Consolidation. MindMed currently has a total of 147,089,421 voting and non-voting shares in the capital of MindMed (each, a “MindMed Share”), prior to the completion of the MindMed Financing (as defined below). All securities issued to MindMed shareholders pursuant to the Plan of Arrangement will be on a post-Consolidated basis. It is anticipated that in the aggregate the (former) MindMed shareholders will hold approximately 95.40% of the post-Consolidated outstanding voting securities of the Resulting Issuer on an undiluted basis, prior to the completion of the MindMed Financing.

4

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Broadway Gold Mining Ltd.

Notes to Pro Forma Consolidated Financial Statements

(Expressed in United States Dollars)

For the Year Ended August 31, 2019

2.	REVERSE TAKE-OVER (continued)

The resulting ownership percentage and all share amounts on a post-consolidation, pre-financing basis is summarized in the Capitalization Table below:

		Consolidated	Total Post-
	Common	Common Shares	Consolidation	Total%
	Shares	@ 8:1	Common Shares	Ownership
Broadway	56,360,704	7,045,088	7,045,088	4.57%
MindMed	147,089,421	—	147,089,421	95.43%
Savant Combination	—	—	—	0.00%
Delaware SubCo	—	—	—	0.00%
	203,450,125	7,045,088	154,134,509	100.00%

The Plan of Arrangement also includes the transfer of all of Broadway’s right, title and interest, and all associated liabilities, in the Broadway and Madison mine (the “Spin-Out Transaction”), which comprises 450 acres of land, a 192 acre ranch, buildings, mine equipment and fixtures, 6 patented, 35 unpatented mineral claims, and mineral rights to a four-square-mile property, in the Butte- Anaconda region of Montana (the “Madison Project”) to a wholly-owned B.C. subsidiary of Broadway, Madison Metals Inc. (“SpinCo”). SpinCo was incorporated for the purpose of acquiring the Madison Project and has not carried on nor will carry on any other business.

The Madison Project is currently held by Broadway Gold Corp. (“Broadway Montana”), a wholly- owned subsidiary of the Company. The Spin-Out Transaction will consist of the transfer of all of the shares of Broadway Montana and any related assets and liabilities in connection with the Madison Project to SpinCo (the “Transferred Assets”). SpinCo will also assume all liabilities associated with Broadway’s mineral exploration and development business as conducted prior to the completion of the Arrangement. Pursuant to the Plan of Arrangement, SpinCo will issue 49,860,204 common shares to Broadway as consideration for the Transferred Assets (the “SpinCo Consideration Shares”), which SpinCo Consideration Shares will be distributed to the holders of record of the Company’s shares immediately before completion of the RTO on a pro-rata basis (other than to shareholders who dissent in accordance with the provisions of the Arrangement). Broadway shareholders will be entitled to receive one SpinCo Consideration Share for every common share of Broadway on a pre-Consolidation basis held by such shareholder. As a result, in connection with the Arrangement (and assuming it is completed, for which there can be no assurances), each Broadway shareholder will hold shares of SpinCo as well as their post-Consolidation shares of the Resulting Issuer. The SpinCo Consideration Shares will not be listed or posted for trading on any stock exchange, therefore there will be reduced liquidity for SpinCo shares. There is no guarantee or assurance that securities of SpinCo will ever be listed for trading on any stock exchange.

3.	PRO FORMA TRANSACTIONS AND ASSUMPTIONS

The unaudited pro forma consolidated statement of financial position gives effect to the transactions below as if they occurred on August 31, 2019 and the unaudited pro forma consolidated statements of operations give effect to the transactions below as if they occurred on August 31, 2019. The pro forma financial statements do not reflect transactions that have occurred subsequent to the period ended August 31, 2019 for the individual entities, except where events are directly attributable to the proposed reverse take-over. Other subsequent events that could impact MindMed are in Note 4.

5

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Broadway Gold Mining Ltd.

Notes to Pro Forma Consolidated Financial Statements

(Expressed in United States Dollars)

For the Year Ended August 31, 2019

3.	PRO FORMA TRANSACTIONS AND ASSUMPTIONS (continued)

The difference between consideration and the carrying value of net assets has been recognized as an expense.

These pro forma consolidated financial statements give effect to the following transactions, assumptions and adjustments:

a)	The financial position and results of operations from the Madison Project are removed to reflect the Spin-Out Transaction.

b)	The combined financial position of the Savant Combination are not included in the RTO as Broadway does not have title to the assets or liabilities.

c)

The statement of operations of Broadway are translated from Canadian Dollars to United States Dollars using the average rate for the year ended August 31, 2019. The statement of financial position of Broadway is translated from Canadian Dollars to United States Dollars using the year end rate for August 31, 2019.

d)

The RTO does not constitute a business combination for accounting purposes. Therefore, consistent with IFRS 2, Share Based Payments, consideration transferred has been measured at the fair value of the equity instruments granted, as the fair value of the goods and services received is not reliably measurable. The number of shares issued to Broadway shareholders is determined by the Consolidation.

See reconciliation below:

Number of shares issued to Broadway shareholders		7,045,088
Fair value of shares		$0.10
Total consideration		$704,509

Fair value of assets (CAD$59,166*0.7522)	44,405
Fair value of liabilities (CAD$192,256*0.7522)	(144,615)
Net liabilities		(100,110)
Transaction expense		$804,619

e)

The shares, warrants and options outstanding of Broadway are consolidated on an eight (8) old common shares to one (1) new common share basis. All securities issued to MindMed shareholders pursuant to the Plan of Arrangement are on a post-Consolidated basis.

f)	Transactions between MindMed and the combination of SAM and HWP are eliminated.

g)	The combined statements of operations of the Savant Combination are adjusted to record amortization of $250,000 for the three months ended December 31, 2018.

4.	SUBSEQUENT EVENTS

Subsequent to August 31, 2019, there were the following subsequent events that have not been adjusted in the pro forma consolidated financial statements:

On November 25, 2019, MindMed has signed an engagement letter with Canaccord Genuity Corp. (“Canaccord”) pursuant to which MindMed will complete a brokered private placement financing (the “Brokered Private Placement”) of up to C$15 million in Class D non-voting common shares (the “Shares”) at a price of C$0.33 per Share.

6

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Broadway Gold Mining Ltd.

Notes to Pro Forma Consolidated Financial Statements

(Expressed in United States Dollars)

For the Year Ended August 31, 2019

4.	SUBSEQUENT EVENTS (continued)

MindMed has entered into an engagement agreement with Canaccord to act as the agent in connection with the Brokered Private Placement on a commercially reasonable efforts basis. The Brokered Private Placement is expected to close by December 19, 2019. Under the engagement agreement, MindMed has agreed to pay to Canaccord a cash commission equal to 7.0% of the gross proceeds raised in the Brokered Private Placement. In addition, Canaccord will receive broker compensation units (the “Broker Units”) equal to 7.0% of the number of the Shares sold pursuant to the Brokered Private Placement, which Broker Units shall be exercisable for a period of 12 months from the completion of the Arrangement (defined below)

7

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SCHEDULE 2 TO APPENDIX J - AUDIT COMMITTEE CHARTER OF RESULTING ISSUER

A.	PURPOSE

The audit committee (the “Audit Committee”) is a committee of the board of directors (the “Board”) of Mind Medicine, Inc. (the “Corporation”). The primary function of the Audit Committee is to assist the directors of the Corporation in fulfilling their applicable roles by:

(a)	recommending to the Board the appointment and compensation of the Corporation’s external auditor;

(b)	overseeing the work of the external auditor, including the resolution of disagreements between the external auditor and management;

(c)	pre-approving all non-audit services (or delegating such pre-approval if and to the extent permitted by law) to be provided to the Corporation by the Corporation’s external auditor;

(d)

satisfying themselves that adequate procedures are in place for the review of the Corporation’s public disclosure of financial information, other than those described in (g) below, extracted or derived from its financial statements, including periodically assessing the adequacy of such procedures;

(e)

establishing procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal controls or auditing matters, and for the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters;

(f)	reviewing and approving any proposed hiring of current or former partners or employees of the current and former auditor of the Corporation; and

(g)

reviewing and approving the annual and interim financial statements, related Management Discussion and Analysis (“MD&A”) and other financial information provided by the Corporation to any governmental body or the public.

The Audit Committee should primarily fulfill these roles by carrying out the activities enumerated in this Charter. However, it is not the duty of the Audit Committee to prepare financial statements, to plan or conduct internal or external audits, to determine that the financial statements are complete and accurate and are in accordance with Canadian generally accepted accounting principles, to conduct investigations, or to assure compliance with laws and regulations or the Corporation’s internal policies, procedures and controls, as these are the responsibility of management, and in certain cases, the external auditor.

B.	LIMITATIONS ON AUDIT COMMITTEE’S DUTIES

In contributing to the Audit Committee’s discharge of its duties under this Charter, each member of the Audit Committee shall be obliged only to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Nothing in this Charter is intended to be, or may be construed as, imposing on any members of the Audit Committee a standard of care or diligence that is in any way more onerous or extensive than the standard to which the directors are subject.

Members of the Audit Committee are entitled to rely, absent actual knowledge to the contrary, on: (i) the integrity of the persons and organizations from whom they receive information, (ii) the accuracy and completeness of the information provided, (iii) representations made by management as to the non-audit services provided to the Corporation by the external auditor, (iv) financial statements of the Corporation represented to them by a member of management or in a written report of the external auditors to present fairly the financial position of the Corporation in accordance with generally accepted accounting principles, and (v) any report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by any such person.

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C.	COMPOSITION AND MEETINGS

The Audit Committee should be comprised of not less than three directors as determined by the Board, all of whom shall be independent within the meaning of National Instrument 52-110 – Audit Committees (“52-110”) of the Canadian Securities Administrators, and free of any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee, unless an exemption from such independence requirement is available to the Corporation under 52-110. All members of the Audit Committee should have (or should gain within a reasonable period of time after appointment) a working familiarity with basic finance and accounting practices. At least one member of the Audit Committee should have accounting or related financial management expertise and be considered a financial expert. Each member should be “financially literate” within the meaning of 52-110. The Audit Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

The members of the Audit Committee shall be elected by the Board on an annual basis or until their successors shall be duly appointed. Unless a Chair of the Audit Committee (the “Chair”) is elected by the full Board, the members of the Audit Committee may designate a Chair by majority vote of the full Audit Committee membership.

In addition, the Audit Committee members should meet all of the requirements for members of audit committees as defined from time to time under applicable legislation and the rules of any stock exchange on which the Corporation’s securities are listed or traded.

The Audit Committee should meet at least four times annually, or more frequently as circumstances require. The Audit Committee should meet within forty-five (45) days following the end of the first three financial quarters to review and discuss the unaudited financial results for the preceding quarter and the related MD&A, and should meet within 90 days following the end of the fiscal year end to review and discuss the audited financial results for the preceding quarter and year and the related MD&A.

The Audit Committee may ask members of management or others to attend meetings and provide pertinent information as necessary. For purposes of performing their duties, members of the Audit Committee shall have full access to all corporate information and any other information deemed appropriate by them, and shall be permitted to discuss such information and any other matters relating to the financial position of the Corporation with senior employees, officers and the external auditor of the Corporation, and others as they consider appropriate.

For greater certainty, management is indirectly accountable to the Audit Committee and is responsible for the timeliness and integrity of the financial reporting and information presented to the Board.

In order to foster open communication, the Audit Committee or its Chair should meet at least annually with management and the external auditor in separate sessions to discuss any matters that the Audit Committee or each of these groups believes should be discussed privately. In addition, the Audit Committee or its Chair should meet with management quarterly in connection with the Corporation’s interim financial statements.

A quorum for the transaction of business at any meeting of the Audit Committee shall be a majority of the number of members of the Audit Committee or such greater number as the Audit Committee shall by resolution determine.

Meetings of the Audit Committee shall be held from time to time and at such place as any member of the Audit Committee shall determine upon 48 hours’ notice to each of its members. The notice period may be waived by all members of the Audit Committee. Each of the Chair of the Board, the external auditor, the Chief Executive Officer, the Chief Financial Officer or the Secretary shall be entitled to request that any member of the Audit Committee call a meeting. This Charter is subject in all respects to the Corporation’s articles of incorporation and by-laws from time to time.

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D.	ROLE

As part of its function in assisting the Board in fulfilling its oversight role (and without limiting the generality of the Audit Committee’s role), the Audit Committee should:

(1)	Determine any desired agenda items.

(2)	Review and recommend to the Board changes to this Charter, as considered appropriate from time to time.

(3)	Review the public disclosure regarding the Audit Committee required by 52-110.

(4)	Review and seek to ensure that disclosure controls and procedures and internal controls over financial reporting frameworks are operational and functional.

(5)	Summarize in the Corporation’s annual information form the Audit Committee’s composition and activities,

as required.

(6)	Submit the minutes of all meetings of the Audit Committee to the Board upon request.

Documents / Reports Review

(7)

Review and recommend to the Board for approval the Corporation’s annual and interim financial statements, including any certification, report, opinion, undertaking or review rendered by the external auditor and the related MD&A, as well as such other financial information of the Corporation provided to the public or any governmental body as the Audit Committee or the Board require.

(8)	Review other financial information provided to any governmental body or the public as they see fit.

(9)	Review, recommend and approve any of the Corporation’s press releases that contain financial information.

(10)

Seek to satisfy itself and ensure that adequate procedures are in place for the review of the Corporation’s public disclosure of financial information extracted or derived from the Corporation’s financial statements and related MD&A and periodically assess the adequacy of those procedures.

External Auditor

(11)	Recommend to the Board the selection of the external auditor, considering independence and effectiveness, and review the fees and other compensation to be paid to the external auditor.

(12)

Review and seek to ensure that all financial information provided to the public or any governmental body, as required, provides for the fair presentation of the Corporation’s financial condition, financial performance and cash flow.

(13)	Instruct the external auditor that its ultimate client is not management and that it is required to report directly to the Audit Committee, and not management.

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(14)

Monitor the relationship between management and the external auditor including reviewing any management letters or other reports of the external auditor and discussing any material differences of opinion between management and the external auditor.

(15)	Review and discuss, on an annual basis, with the external auditor all significant relationships it has with the Corporation to determine the external auditor’s independence.

(16)	Pre-approve all non-audit services (or delegate such pre-approval, as the Audit Committee may determine and as permitted by applicable Canadian securities laws) to be provided by the external auditor.

(17)	Review the performance of the external auditor and any proposed discharge of the external auditor when circumstances warrant.

(18)

Periodically consult with the external auditor without management present about significant risks or exposures, internal controls and other steps that management has taken to control such risks, and the fullness and accuracy of the financial statements, including the adequacy of internal controls to expose any payments, transactions or procedures that might be deemed illegal or otherwise improper.

(19)	Communicate directly with the external auditor and arrange for the external auditor to be available to the Audit Committee and the full Board as needed.

(20)	Review and approve any proposed hiring by the Corporation of current or former partners or employees of the current (and any former) external auditor of the Corporation.

Audit Process

(21)

Review the scope, plan and results of the external auditor’s audit and reviews, including the auditor’s engagement letter, the post-audit management letter, if any, and the form of the audit report. The Audit Committee may authorize the external auditor to perform supplemental reviews, audits or other work as deemed desirable.

(22)

Following completion of the annual audit and quarterly reviews, review separately with each of management and the external auditor any significant changes to planned procedures, any difficulties encountered during the course of the audit and, if applicable, reviews, including any restrictions on the scope of work or access to required information and the cooperation that the external auditor received during the course of the audit and, if applicable, reviews.

(23)	Review any significant disagreements between management and the external auditor in connection with the preparation of the financial statements.

(24)

Where there are significant unsettled issues between management and the external auditor that do not affect the audited financial statements, the Audit Committee shall seek to ensure that there is an agreed course of action leading to the resolution of such matters.

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Financial Reporting Processes

(25)	Review the integrity of the financial reporting processes, both internal and external, in consultation with the external auditor as they see fit.

(26)

Consider the external auditor’s judgments about the quality, transparency and appropriateness, not just the acceptability, of the Corporation’s accounting principles and financial disclosure practices, as applied in its financial reporting, including the degree of aggressiveness or conservatism of its accounting principles and underlying estimates, and whether those principles are common practices or are minority practices.

(27)	Review all material balance sheet issues, material contingent obligations (including those associated with material acquisitions or dispositions) and material related party transactions.

(28)

Review with management and the external auditor the Corporation’s accounting policies and any changes that are proposed to be made thereto, including all critical accounting policies and practices used, any alternative treatments of financial information that have been discussed with management, the ramification of their use and the external auditor’s preferred treatment and any other material communications with management with respect thereto.

(29)	Review the disclosure and impact of contingencies and the reasonableness of the provisions, reserves and estimates that may have a material impact on financial reporting.

(30)	If considered appropriate, establish separate systems of reporting to the Audit Committee by each of management and the external auditor.

(31)	Periodically consider the need for an internal audit function, if not present.

Risk Management

(32)	Review program of risk assessment and steps taken to address significant risks or exposures of all types, including insurance coverage and tax compliance.

General

(33)

With prior Board approval, the Audit Committee may at its discretion retain independent counsel, accountants and other professionals to assist it in the conduct of its activities and to set and pay (as an expense of the Corporation) the compensation for any such advisors.

(34)	Respond to requests by the Board with respect to the functions and activities that the Board requests the Audit Committee to perform.

(35)	Periodically review this Charter and, if the Audit Committee deems appropriate, recommend to the Board changes to this Charter.

(36)	Review the public disclosure regarding the Audit Committee required from time to time by applicable Canadian securities laws, including:

(i)	the Charter of the Audit Committee;

(ii)	the composition of the Audit Committee;

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(iii)	the relevant education and experience of each member of the Audit Committee;

(iv)	the external auditor services and fees; and

(v)	such other matters as the Corporation is required to disclose concerning the Audit Committee.

(37)	Review in advance, and approve, the hiring and appointment of the Corporation’s senior financial executives by the Corporation, if any.

(38)	Perform any other activities as the Audit Committee deems necessary or appropriate including ensuring all regulatory documents are compiled to meet Committee reporting obligations under 52-110.

E.	AUDIT COMMITTEE COMPLAINT PROCEDURES

Submitting a Complaint

(39)

Anyone may submit a complaint regarding conduct by the Corporation or its employees or agents (including its independent auditors) reasonably believed to involve questionable accounting, internal accounting controls or auditing matters. The Chair should oversee treatment of such complaints.

Procedures

(40)	The Chair will be responsible for the receipt and administration of employee complaints.

(41)	In order to preserve anonymity when submitting a complaint regarding questionable accounting or auditing matters, the employee may submit a complaint confidentially.

Investigation

(42)	The Chair should review and investigate the complaint. Corrective action will be taken when and as warranted in the Chair’s discretion.

Confidentiality

(43)	The identity of the complainant and the details of the investigation should be kept confidential throughout the investigatory process.

Records and Report

(44)	The Chair should maintain a log of complaints, tracking their receipt, investigation, findings and resolution, and should prepare a summary report for the Audit Committee.

The Audit Committee is a committee of the Board and is not and shall not be deemed to be an agent of the Corporation’s securityholders for any purpose whatsoever. The Board may, from time to time, permit departures from the terms hereof, either prospectively or retrospectively, and no provision contained herein is intended to give rise to civil liability to securityholders of the Corporation or other liability whatsoever.

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SCHEDULE 3 TO APPENDIX J – COMPENSATION, NOMINATION AND GOVERNANCE

COMMITTEE CHARTER OF RESULTING ISSUER

A.	PURPOSE AND SCOPE

The primary function of the Compensation, Nomination, and Governance Committee (the “Committee”) of the Board of Directors of the Corporation (the “Board”) with respect to compensation matters is to exercise the responsibilities and duties set forth below, including but not limited to: (i) discharging the Board’s responsibilities relating to the compensation of the Corporation’s executive officers, (ii) administering the Corporation’s incentive compensation and equity-based plans, and (iii) assisting the Board with respect to management succession and development. The Committee shall review and make recommendations to the Board on an annual basis regarding (A) company-wide compensation programs and practices, (B) all aspects of the remuneration of the Corporation’s executive officers and directors, and (C) equity-based plans and any material amendments thereto (including increases in the number of securities available for grant as options or otherwise thereunder); and

The primary function of the Committee with respect to nomination and governance matters is to exercise the responsibilities and duties set forth below, including but not limited to: (i) advising the Board on corporate governance in general, (ii) identifying candidates to act as directors of the Corporation, (iii) recommending to the Board qualified candidates to nominate as a director of the Corporation for consideration by the shareholders of the Corporation at the next annual meeting of shareholders (“Annual Meeting”), (iv) overseeing and assessing the functioning of the Board and the committees of the Board, and (v) developing and recommending to the Board, and overseeing the implementation and assessment of, effective corporate governance principles.

B.	PROCEDURES, POWERS, COMPOSITION AND MEETINGS

The Committee shall have the following procedures, powers, composition and meetings:

1.

The Committee shall be composed of at least three directors as shall be designated by the Board from time-to-time, the majority of whom shall meet any independence requirements of Sections 1.4 and 1.5 of National Instrument 52-110 – Audit Committees of the Canadian Securities Administrators, any exchange upon which securities of the Corporation are traded, or any governmental or regulatory body exercising authority over the Corporation (each, a “Regulatory Body” and, collectively, the “Regulatory Bodies”). One member of the Committee shall be designated by the Board to serve as chairperson (the “Chair”). The members of the Committee shall be selected by the Board taking into account prior experience in matters to be considered by the Committee, probable availability at times required for consideration of these matters, and their individual objectivity. All members shall have the skills or experience which are relevant to the mandate of the Committee, as determined by the Board. The members of the Committee shall serve until the earliest to occur of the date on which the appointed member shall be replaced by the Board, resign from the Committee, or leave the Board.

2.	If and whenever a vacancy shall exist, the remaining members of the Committee may exercise all of its powers and responsibilities so long as a quorum remains in office.

3.

Meetings of the Committee shall be held from time-to-time as the Committee or the Chair thereof shall determine as necessary to perform the duties described herein upon 48 hours’ notice to each of its members; provided that the Committee shall meet at least once per year. The notice period may be waived by a quorum of the Committee.

4.	A minimum of two and at least 50% of the members of the Committee present either in person or by telephone shall constitute a quorum.

5.

Any member of the Committee may participate in a meeting of the Committee by means of telephone conference or other communication equipment, and the member participating in a meeting pursuant to this paragraph shall be deemed, for purposes hereof, to be present in person at the meeting.

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6.	The Committee shall keep minutes of its meetings which, if requested, shall be submitted to the Board. The Committee may, from time-to-time, appoint any person, who need not be a member, to act as a secretary at any meeting. Supporting schedules and information reviewed by the Committee shall be available for examination by any director of the Board.

7.	The Committee shall investigate any activity of the Corporation, including all of its subsidiaries, relating to environmental and social matters. The Committee has been, and shall be, granted unrestricted access to any information it considers to be necessary or desirable in order to perform its duties and responsibilities.

8.	The Committee may engage, set and pay the compensation, at the Corporation’s expense, for persons having specialized competencies (including, without limitation, legal or other consultants and experts) and other advisors as it determines necessary to assist in fulfilling its duties and responsibilities.

9.	The Committee may invite any officers, directors, employees or advisors of the Corporation, or any of its Subsidiaries, or such other persons as it may see fit, from time to time, to attend its meetings and to take part in discussion and consideration of the affairs of the Committee, provided that the Chief Executive Officer (“CEO”) and other executives may not be present during any voting or deliberations on compensation of the CEO or such other executives, respectively.

10.	Any matters to be determined by the Committee shall be decided by a majority of votes cast at a meeting of the Committee called for such purpose. Actions of the Committee may be taken by an instrument or instruments in writing signed by all members of the Committee in as many counterparts as may be necessary, and such actions shall be effective as though they had been decided by a majority of votes cast at a meeting of the Committee called for such purpose.

11.	Following meetings of the Committee, the Committee, through its Chair, will report to the Board on matters considered by the Committee.

C.	RESPONSIBILITIES AND DUTIES

COMPENSATION MATTERS

12.	In respect of compensation matters, to fulfill its responsibilities and duties the Committee shall:

a)	At least annually, establish a Committee work plan for a period of not less than one year.

b)	Periodically review and advise the Board (supported, in the discretion of the Committee, by internal or external experts) on (i) current trends in regional and industry-wide compensation practices and (ii) how the Corporation’s compensation programs and practices compare to those of comparable companies in the industry.

c)	Review and make recommendations to the Board regarding the terms and conditions, design, approval, implementation, administration and interpretation of the Corporation’s compensation plans, including any equity-based compensation plans, and each amendment thereof, all subject to final approval by the Board, and take such actions in regard to such plans as may be required by the terms of the plan, provided that equity-based plans and material amendments to equity-based plans shall require shareholder approval as required under applicable laws, rules or regulations or as otherwise required by a Regulatory Body.

d)	Establish, and review annually, share ownership guidelines, if any, for the executive officers of the Corporation as appropriate.

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e)	Determine the eligibility requirements applicable to participants in the Corporation’s compensation plans as may be required by the terms of a plan, and evaluate the performance of each compensation plan, as required under applicable laws, rules or regulations or as otherwise required by a Regulatory Body.

f)	At least annually, review and make recommendations to the Board regarding corporate goals and objectives relevant to compensation of the CEO, evaluate the CEO’s performance in light of those goals and objectives and make recommendations to the Board regarding the annual salary, bonus, stock options, share-based awards and other benefits, direct and indirect, of the CEO.

g)	At least annually, review and make recommendations to the Board regarding corporate goals and objectives relevant to compensation of the executive officers, evaluate the performance of the Corporation’s executive officers and make recommendations to the Board regarding the annual salary, bonus, stock options, share-based awards and other benefits, direct and indirect, of the executive officers.

h)	At least annually, review, in conjunction with the Audit Committee, incentive compensation arrangements to confirm they do not encourage inappropriate or unintended risk taking and do not involve risks that are reasonably likely to have a material adverse effect on the Corporation.

i)	At least annually, review and discuss the relationship between risk management policies and practices and compensation, and evaluate compensation policies and practices that could mitigate such risk.

j)	At least annually, review on a periodic basis the operation of the Corporation’s executive compensation programs to determine whether they are properly coordinated and administered.

k)	At least annually, review policies in the area of management perquisites.

l)	Oversee management succession planning and make appropriate recommendations to the Board at least annually regarding the appointment and succession of the Corporation’s executive officers.

m)	Form and delegate authority to subcommittees where appropriate.

n)	On a periodic basis, as determined necessary or advisable, retain the services of a compensation consultant. The Committee shall approve in advance any other work the consultant performs at the request of management and ensure compliance with the requirements established by Regulatory Bodies related to the retaining and using of such consultants.

o)	Oversee the Corporation’s compliance with any rules promulgated by any Regulatory Body prohibiting loans to officers and directors of the Corporation.

p)	Review and discuss with management the Corporation’s Statement of Executive Compensation, including the compensation discussion and analysis and the related executive compensation information, to be included in the Corporation’s management information circular and any other disclosure with respect to executive compensation to be included in any other public disclosure documents of the Corporation.

q)	Perform such additional functions as shall be assigned to it by resolution of the Board and exercise such additional powers as may be reasonably necessary or desirable, in the Committee’s discretion, to fulfill its responsibilities and duties under this Charter.

r)	Review, consider, and recommend to the Board (if deemed advisable) all employment, severance or change in control agreements with, and any special or supplemental benefits provided to, any executive officers or directors of the Corporation. The Committee will review the impact of any potential material transaction, such as a merger, acquisition, or spin-off, on the Corporation’s compensation plans.

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BOARD COMPOSITION AND DIRECTOR NOMINATIONS

13.	The Committee shall identify and recommend to the Board qualified director nominees for election at the Annual Meeting.

14.	The Committee shall:

a)	review from time to time the size, composition, operation, practice and tenure policies of the Board;

b)	develop and review periodically the standards to be applied in making determinations as to the presence or absence of material relationships between a director and the Corporation;

c)	review annually the competencies, skills and personal qualities required of directors in order to add value to the Corporation, in light of:

i.	the opportunities and risks facing the Corporation and the Corporation’s proposed strategy;

ii.	the need to ensure that a majority of the Board is comprised of “independent” directors; and

iii.	the Corporation’s corporate governance guidelines and Board policies with respect to, among other things, diversity, director tenure, retirement and succession and the number of boards on which directors may sit;

d)	review periodically the competencies, skills and personal qualities of each existing director, and the contributions made by the director to the effective operation of the Board and review any significant change in the primary occupation of the director; and

e)	in light of (a), (b), (c) and (d) above, make recommendations for changes to the composition of the Board.

15.	The Committee shall recruit and consider candidates for nomination as a director, including any candidates recommended by shareholders, having regard to the background, employment and qualifications of possible candidates. The Committee shall:

a)	consider whether the candidate’s competencies, skills and personal qualities are aligned with the Corporation’s needs and any criteria for selecting new directors established by the Board;

b)	consider the commitment of time and resources that the candidate is able to devote to the Corporation as a member of the Board in light of what the Corporation expects from the candidate;

c)	consider the recommendations of the Chair of the Board, if any; and

d)	ensure the candidate understands the demands and expectations of being a director of the Corporation.

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DIRECTOR PROTECTION

16.	The Committee shall receive a report from management with respect to the directors and officers’ insurance policy of the Corporation and make recommendations for its renewal or amendment or the replacement of the insurer.

CHIEF EXECUTIVE OFFICER AND OTHER EXECUTIVE OFFICERS

17.	The Committee shall make recommendations to the Board on the selection and evaluation of the CEO and other executive officers, including in respect of the integrity of the CEO and other executive officers, after considering the recommendations of the Chair of the Board, if any, on such matters.

CORPORATE GOVERNANCE

18.	The Committee is responsible for reviewing at least annually the Corporation’s approach to governance issues and shall make recommendations to the Board in respect of revisions to the Corporation’s corporate governance guidelines to ensure compliance with applicable securities laws and industry standards. The Committee shall make recommendations to the Board respecting the number of boards on which directors may sit and Board policies with respect to director diversity, tenure, retirement and succession.

19.	The Committee shall approve, in appropriate circumstances, the engagement of an outside advisor by an individual director at the expense of the Corporation.

INSIDER TRADING AND PUBLIC DISCLOSURE

20.	The Committee shall review any changes recommended by management regarding the Corporation’s Disclosure Policy, if any, and revise as necessary the Corporation’s Insider Trading Policy.

21.	The Committee shall periodically review management’s systems and practices for ensuring that all directors and officers of the Corporation who are required to do so file insider reports in connection with any trade of securities of the Corporation or any derivative transaction which results in the effective disposition of the individual’s economic interest in a security of the Corporation within the time period in which such reports are required to be filed.

DIRECTOR ORIENTATION AND CONTINUING EDUCATION

22.	The Committee shall provide such information to new members of the Board so as to ensure that such directors are familiar with the Corporation’s business and procedures of the Board. Information may include the Corporation’s corporate and organizational structure, recent filings and financial information, governance documents and important policies and procedures. The Committee shall ensure that every director possesses the capabilities, expertise, availability and knowledge required to fill his or her position adequately. From time to time, the Committee shall arrange on-site tours of the Corporation’s operations.

23.	The Committee shall ensure that all new directors receive a comprehensive orientation seminar or package so that they fully understand the role of the Board and its committees, as well as the contributions individual directors are expected to make.

24.	The Committee shall provide continuing educational opportunities for all directors, so that individuals may maintain or enhance their skills and abilities as directors, as well as to ensure that their knowledge and understanding of the Corporation’s business remains current.

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BOARD EVALUATIONS

25.	The Committee shall annually review and make recommendations to the Board for changes to the mandate of the Board and the position description of the Chair of the Board.

26.	The Committee shall conduct annual surveys of directors with respect to their views on the effectiveness of the Board, the Chair of the Board, each committee of the Board and its chair and the contribution of individual directors.

27.	The Committee shall evaluate the performance of the Chair of the Board, having regard for the position description for the Chair of the Board and his or her attendance at Board and Board committee meetings and overall contribution.

28.	The Committee shall also annually assess the effectiveness of the Board as a whole and each committee of the Board, including the Committee, and make recommendations to the Board.

OPERATIONS OF THE BOARD

29.	The Committee shall assess the needs of the Board and make recommendations with respect to rules and guidelines governing and regulating the affairs of the Board, including:

a)	the frequency and location of Board and committee meetings;

b)	procedures for establishing meeting agendas and the conduct of meetings;

c)	the adequacy and quality of the information provided to the Board prior to and during its meetings; and

d)	the availability, relevance and timeliness of discussion papers, reports and other information required by the Board.

BOARD COMMITTEES

30.	At the first meeting of the Board following each Annual Meeting, the Committee shall recommend to the Board the allocation of directors to each of the Board committees. Thereafter, when a vacancy occurs at any time in the membership of any Board committee, the Committee shall recommend a particular director to the Board to fill such vacancy.

BOARD INDEPENDENCE

31.	The Committee shall monitor and assess the relationship between the Board and management, defining the limits to management’s responsibilities and making such recommendations as it may deem necessary with a view to ensuring that the Board is able to function independently of management.

REPORTING AND DISCLOSURE REQUIREMENTS

32.	The Committee shall annually prepare, review and approve the corporate governance report to be given in either the annual report to shareholders or the proxy circular prepared in connection with the Annual Meeting. The corporate governance report shall describe the corporate governance practices of the Corporation with reference to the reporting requirements of any stock exchange on which the common shares of the Corporation are listed, National Instrument 58-101 Disclosure of Corporate Governance Practices, and any other applicable securities laws.

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STAKEHOLDER ENGAGEMENT

33.	The Committee shall implement and oversee procedures by which shareholders may provide feedback directly to any individual director, including the independent directors as a group, the Board or any Board committee and by which any interested party may communicate directly with the Chair of the Board and the independent directors.

D.	GENERAL

34.	The Committee shall undertake on behalf of the Board such other corporate governance initiatives as may be necessary or desirable to enable the Board to provide effective corporate governance for the Corporation and contribute to the success of the Corporation and enhance shareholder value.

35.	Notwithstanding the foregoing and subject to applicable laws, nothing contained in this Charter is intended to require the Committee to ensure the Corporation’s compliance with applicable laws or regulations.

36.	Notwithstanding the foregoing and subject to applicable laws, the Committee may delegate authority to one or more members or subcommittees when deemed appropriate, provided that the actions of any such members or subcommittees must be reported to the full Committee no later than at its next scheduled meeting.

37.	The Committee is a committee of the Board and it is not and shall not be deemed to be an agent of the Corporation’s shareholders for any purpose whatsoever. The Board may, from time to time, permit departures from the terms hereof, either prospectively or retrospectively. No provision contained herein is intended to give rise to civil liability to security holders of the Corporation or any other liability whatsoever.

E.	THIS CHARTER

The Committee shall review and reassess the adequacy of this Charter at least annually and otherwise as it deems appropriate and recommend changes to the Board. Each year the Committee shall review its performance with reference to this Charter.

The Committee shall ensure that this Charter or a summary of it which has been approved by the Committee is disclosed in accordance with all applicable securities laws or regulatory requirements in the proxy circular prepared in connection with the Annual Meeting or annual report of the Corporation.

F.	CURRENCY OF THIS CHARTER

This Charter was adopted by the Board on [•].

APPENDIX K
INFORMATION CONCERNING SPINCO

The following information is provided by Spinco, is presented on a post-Arrangement basis and is reflective of the proposed business, financial and share capital position of Spinco. Unless otherwise indicated, all currency amounts are stated in Canadian dollars. The following information should be read together with the audited financial statements for the period from incorporation to November 30, 2019 appended hereto as Schedule “1” to Appendix “K” and related management discussion and analysis appended hereto as Schedule “2” to Appendix “K”, and the audited carve-out consolidated financial statements for the years ended August 31, 2019 and 2018 (the “Carve-Out Financial Statements”) of the Madison Project also appended hereto as Schedule “1” and the related management discussion and analysis also appended hereto as Schedule “2” to Appendix “K”.

Corporate Structure

Spinco was incorporated under the BCBCA on October 11, 2019 for the purposes of the Arrangement. Spinco is currently a private company and is a wholly-owned subsidiary of Broadway. No material amendments have been made to Spinco’s articles or other constating documents since its incorporation.

Spinco’s head and principal business address, as well as its registered office are all located at 1199 West Hastings Street, Vancouver, British Columbia, V6E 3T5.

As at the date of this Circular, Spinco does not have any of its securities listed or quoted, has not applied to list or quote any of its securities, and does not intend to apply to list or quote any of its securities, on the Toronto Stock Exchange, a U.S. marketplace, or a marketplace outside of Canada and the United States of America other than the Alternative Investment Market of the London Stock Exchange or the PLUS markets operated by PLUS Markets Group plc.

The Madison Project is currently held by Broadway Gold Corp. (“Madison Subsidiary”), a wholly-owned subsidiary of Broadway. The Spin-Out Transaction will consist of the transfer of all of the shares of Madison Subsidiary and any related assets and liabilities in connection with the Madison Project to Spinco pursuant to a transfer agreement entered into by Broadway and Spinco (the “Transfer Agreement”) in connection with the Plan of Arrangement. The Transfer Agreement is a schedule to the Arrangement Agreement, which can be accessed under Broadway’s profile on www.SEDAR.com. Spinco will also assume all liabilities associated with Broadway’s mineral exploration and development business as conducted prior to the completion of the Arrangement.

Intercorporate Relationships

Spinco currently has no subsidiaries. If the Arrangement is completed, Spinco will acquire all of the issued and outstanding securities of the Madison Subsidiary.

Narrative Description of the Business

Spinco was incorporated on October 11, 2019 and has had no business operations to date. Following completion of the Arrangement, Spinco will be engaged in the mineral exploration business and will carry on the business formerly conducted by Broadway. Pursuant to the Plan of Arrangement, the only material property held by Spinco will be the Madison Project for which disclosure is provided below. Upon completion of the Arrangement, subject to regulatory approvals, Spinco will be a reporting issuer in the Provinces of British Columbia and Alberta. At this time, Spinco has no plans to apply to list its securities on any stock exchange; therefore, readers are cautioned that no active market for the securities of Spinco may develop and investors many not be able to re-sell their shares of Spinco.

On April 30, 2019, Broadway announced that the Madison Subsidiary and Broadway had entered into an earn-in with option to joint venture agreement (the “Kennecott Agreement”) with Kennecott Exploration Company (“Kennecott”), part of the Rio Tinto Group, with respect to the Madison Project.

Under the terms of the Kennecott Agreement, Kennecott has an option to acquire a 55% undivided interest in the Madison Project by incurring exploration and related expenditures of US$5 million within the first five years, including a minimum exploration budget of US$1 million in the first year. If Kennecott exercises the first option, it may elect to earn an additional 10% undivided interest, for a total undivided interest of 65%, by incurring additional expenditures of US$10 million within the following three years. If Kennecott exercises the second option, it may elect to earn an additional 5% undivided interest, for a total of 70%, by incurring additional expenditures of US$15 million within the subsequent three-year period. Kennecott may elect to form the joint venture after exercising each option to earn-in. The joint venture, if formed, will be managed by Kennecott and funded by each participant in accordance with its interest. The Madison Subsidiary has a right of first offer to acquire Kennecott’s interest in the property in the event Kennecott wishes to divest its interest;

The Madison Subsidiary may elect to not fund its interest and be diluted down to a 10% interest. If Madison Subsidiary is diluted below a 10% interest, its interest will convert to a 2% net smelter royalty capped at US$50.

The Kennecott Agreement continues in full force and effect as of the date hereof. It is a condition of closing of the Arrangement that Kennecott agrees to remove Broadway as a guarantor under the Kennecott Agreement. There are no changes expected to the rights and obligations of the Madison Subsidiary under the Kennecott Agreement as it will continue to be the “Optionor” thereunder since it holds the Madison Project directly. Upon completion of the Arrangement, Spinco will hold the Madison Project (which will be subject to the Kennecott Agreement) indirectly through Madison Subsidiary.

APM Transaction

On January 8, 2020, Spinco, the Madison Subsidiary and Broadway signed an exclusivity agreement with American Pacific Mining Ltd. (“APM”) whereby APM was granted the exclusive right to negotiate a definitive agreement with Spinco to acquire all of the shares of the Madison Subsidiary. The negotiation and completion of the definitive agreement is subject to a number of conditions, including the parties agreeing to terms, the execution of a definitive agreement, the receipt of all required regulatory, corporate and stock exchange approvals, the completion of the Arrangement and approval by the shareholders of Spinco, which can only be sought after the Arrangement is completed, assuming it is completed. The exclusivity agreement automatically terminates if the Arrangement does not close. The Resulting Issuer will not be a party to any definitive agreement that may be executed. There can be no assurances that APM and Spinco will be able to complete such a transaction.

Spinco Selected Financial Information

The following table sets out selected consolidated financial information for the periods indicated and should be considered in conjunction with the more complete information contained in the audited “carve out” financial statements of Spinco for the fiscal years ended August 31, 2019 and 2018, set out in Schedule “1” to Appendix “K” and the audited financial statements of Spinco from the date of incorporation, being October 11, 2019, to November 30, 2019 also set out in Schedule “1” to Appendix “K”. The financial statements have been prepared in accordance with IFRS.

Carve-Out Financial Statements

	Year Ended August 31, 2019 ($)	Year Ended August 31, 2018 ($)
Loss	(32,441)	(35,679)
Comprehensive loss	(843,441)	(843,441)
Total assets	3,843,419	4,323,686
Mineral interests	3,587,077	4,039,824

Significant Acquisitions and Dispositions

Spinco has not completed a financial year. The future operating results and financial position of Spinco cannot be predicted. Pursuant to the Arrangement, Spinco will acquire the Madison Project conditional upon the receipt of all required approvals for the Arrangement. Please see Schedule “1” to Appendix “K” of this Circular for the financial statements of Spinco.

Trends

Management is not aware of any trend, commitment, event or uncertainty that is both presently known to management and reasonably expected to have a material effect on Spinco’s business, financial condition or results of operations as at the date of this Circular, except as otherwise disclosed herein or except in the ordinary course of business.

Current Technical Report – Madison Project

The following disclosure regarding the Madison Project is derived from the NI 43-101 technical report with an effective date of March 4, 2019, prepared by Philip S. Mulholland, C.P.G. and co-authored by Robert S. Middleton, MSc, BSc, P.Eng titled “NI 43-101 Technical Report For The Madison Project, Madison Count, Montana USA” (the “Technical Report”). The Technical Report is available under Broadway’s profile on www.SEDAR.com.

Robert S. Middleton, MSc, BSc, P.Eng, co-author of the Technical Report, is the qualified person for the purposes of NI 43-101, and has reviewed and approved the scientific and technical information contained herein related to the Madison Project.

Units of Measure and Abbreviations

Unit	Description
%	Percent
°F	Degrees Fahrenheit
in	Inch
ft	Foot (12 Inches)
oz	ounce
g/t	grams per tonne
ac	Acres
lb	Pounds
mi	Miles
opt	Ounces Per Ton
ppm	Parts Per Million
SG	Specific Gravity
in	Inches
m3	Cubic Meters
cm3	Cubic Centimeters

Acronyms and Symbols

Term	Description
Ag	Silver
Amsl	Above mean sea level
As	Arsenic
Au	Gold
BLM	United States Bureau of Land Management
CIM	Canadian Institute of Mining, Metallurgy and Petroleum
Co	Cobalt
Company	Broadway Gold Mining Ltd.
CWA	Clean Water Act

Term	Description
ESA	Endangered Species Act
FWS	Fish and Wildlife Services
Ma	Million Years
MMC	Metal Mining Consultants Inc
NEPA	National Environmental Policy Act
NHPA	National Historic Preservation Act
POO	Plan of operations
PRISM	Parameter-Elevation Regressions on Independent Slopes Model
Property	Madison Mine Project
QA	Quality Assurance
QA/QC	Quality Assurance/Quality Control
QC	Quality Control
QP(s)	Qualified Person(s)
RC or RVC	Reverse Circulation
US	United States
USFS	United States Forest Service
USGS	United States Geological Survey

2.	Property Description, Location and Access

2.1	Area and Location

The Madison Project lies in Madison County in southwestern Montana, approximately 23.6 miles southeast of the city of Butte. The area is a major mining camp hosting the world renowned Butte Copper Mine. The road accessible claims are 0.9 miles west of the hamlet of Silver Star in Sections 2 and 3 of Township 2 South, Range 6 West. The center of the property is 398000E 5060500N in Zone 12 in the NAD27 datum. The claims lie on the Silver Star 7.5 minute quadrangle map sheet.

Figure 2.1 Location Map

2.2	Mineral Tenure

Broadway added 102 additional lode claims to the Madison Project in 2017. The claims now comprise 6 federal patented lode claims, 136 federal unpatented lode claims and 1 federal unpatented placer claim. The claim details can be found in Tables 2.2 and 2.3. These claims bring the Project footprint to a total of 2,514 acres plus a deeded land parcel of 192 acre. The claims are contiguous to the west and to the south of the active exploration area. These new claims also provide a buffer along the western and southern extensions of geophysical targets identified by IP and magnetic surveys.

Table 2.2 List of Federal BLM Patented Claims

Name	BLM No.	Lot No.	Expl. No.	Acres	Tax ID. No.
Victoria	MS491b	43	ME393	1.5	12335200
American	MS529	46	ME403	15.4	12335600
Ajax	MS564	48	ME416	3.8	12335700
Delaware	MS1236	53	ME983	18.9	12335300
Maryland	MS1237	54	ME990	10	12335400
Bowery	MS1380	55	ME1232	20.8	12335500

Table 2.3 List of Federal BLM Claims

Serial Number	Claim Name	Last Assmt Year	Claimant(s)	Location Date	Meridian Township Range Section
MMC100481	BOWERY FRACTION	2018	Broadway Gold Corp	03/17/1983	20 0020S 0060W 003
MMC210975	LLOYD	2018	Broadway Gold Corp	04/10/2003	20 0020S 0060W 002
MMC210976	RYAN	2018	Broadway Gold Corp	04/10/2003	20 0020S 0060W 002
MMC210977	TAYLOR	2018	Broadway Gold Corp	04/10/2003	20 0020S 0060W 002
MMC214976	GARRETT	2018	Broadway Gold Corp	02/10/2006	20 0020S 0060W 002
			Broadway Gold Corp		20 0020S 0060W 003
MMC215333	NEW MONTANA	2018	Broadway Gold Corp	04/07/2006	20 0020S 0060W 003
MMC229769	MADISON NO 1	2018	Broadway Gold Corp	09/19/2013	20 0020S 0060W 002

MMC229770	MADISON NO 2	2018	Broadway Gold Corp	09/19/2013	20 0020S 0060W 002
MMC229771	MADISON NO 3	2018	Broadway Gold Corp	09/19/2013	20 0020S 0060W 002
MMC229772	MADISON NO 4	2018	Broadway Gold Corp	09/19/2013	20 0020S 0060W 002
MMC229773	MADISON NO 5	2018	Broadway Gold Corp	09/19/2013	20 0020S 0060W 002
MMC229774	MADISON NO 6	2018	Broadway Gold Corp	09/19/2013	20 0020S 0060W 002
MMC229775	MADISON NO 7	2018	Broadway Gold Corp	09/19/2013	20 0020S 0060W 002
MMC229776	MADISON NO 8	2018	Broadway Gold Corp	09/19/2013	20 0020S 0060W 002
MMC229777	MADISON NO 9	2018	Broadway Gold Corp	09/19/2013	20 0020S 0060W 002
MMC229778	MADISON NO 10	2018	Broadway Gold Corp	09/19/2013	20 0020S 0060W 002
MMC229779	MADISON NO 11	2018	Broadway Gold Corp	09/19/2013	20 0020S 0060W 002
MMC229780	MADISON NO 12	2018	Broadway Gold Corp	09/19/2013	20 0020S 0060W 002
MMC231189	MADISON 13	2018	Broadway Gold Corp	09/02/2014	20 0020S 0060W 002
MMC231190	MADISON 14	2018	Broadway Gold Corp	09/02/2014	20 0020S 0060W 003
MMC231191	MADISON 15	2018	Broadway Gold Corp	09/02/2014	20 0020S 0060W 002
MMC231192	MADISON 16	2018	Broadway Gold Corp	09/02/2014	20 0020S 0060W 002
MMC231193	MADISON 17	2018	Broadway Gold Corp	09/02/2014	20 0020S 0060W 002
MMC231194	MADISON 18	2018	Broadway Gold Corp	09/02/2014	20 0020S 0060W 002
MMC231195	MADISON 19	2018	Broadway Gold Corp	09/02/2014	20 0020S 0060W 002
MMC231196	MADISON 20	2018	Broadway Gold Corp	09/02/2014	20 0020S 0060W 002
MMC231197	MADISON 21	2018	Broadway Gold Corp	09/02/2014	20 0020S 0060W 002
MMC231198	MADISON 22	2018	Broadway Gold Corp	09/02/2014	20 0020S 0060W 002
MMC235347	MADISON 93	2018	Broadway Gold Corp	10/25/2017	20 0020S 0060W 009
			Broadway Gold Corp		20 0020S 0060W 010
MMC235348	MADISON 94	2018	Broadway Gold Corp	10/25/2017	20 0020S 0060W 010
MMC235349	MADISON 95	2018	Broadway Gold Corp	10/25/2017	20 0020S 0060W 010
MMC235350	MADISON 96	2018	Broadway Gold Corp	10/25/2017	20 0020S 0060W 010
MMC235351	MADISON 97	2018	Broadway Gold Corp	10/25/2017	20 0020S 0060W 010
MMC235352	MADISON 98	2018	Broadway Gold Corp	10/25/2017	20 0020S 0060W 010
MMC235353	MADISON 99	2018	Broadway Gold Corp	10/25/2017	20 0020S 0060W 010
MMC235354	MADISON 100	2018	Broadway Gold Corp	10/25/2017	20 0020S 0060W 010
MMC235355	MADISON 101	2018	Broadway Gold Corp	10/25/2017	20 0020S 0060W 010
			Broadway Gold Corp		20 0020S 0060W 011
MMC235356	MADISON 102	2018	Broadway Gold Corp	10/25/2017	20 0020S 0060W 009
			Broadway Gold Corp		20 0020S 0060W 010
MMC235357	MADISON 103	2018	Broadway Gold Corp	10/25/2017	20 0020S 0060W 010
MMC235358	MADISON 104	2018	Broadway Gold Corp	10/25/2017	20 0020S 0060W 010
MMC235359	MADISON 105	2018	Broadway Gold Corp	10/25/2017	20 0020S 0060W 010
			Broadway Gold Corp		20 0020S 0060W 011
MMC235360	MADISON 106	2018	Broadway Gold Corp	10/25/2017	20 0020S 0060W 011
MMC235361	MADISON 107	2018	Broadway Gold Corp	10/25/2017	20 0020S 0060W 011
MMC235362	MADISON 108	2018	Broadway Gold Corp	10/25/2017	20 0020S 0060W 011
MMC235363	MADISON 109	2018	Broadway Gold Corp	10/25/2017	20 0020S 0060W 011
MMC235364	MADISON 110	2018	Broadway Gold Corp	10/25/2017	20 0020S 0060W 011

MMC235365	MADISON 111	2018	Broadway Gold Corp	10/25/2017	20 0020S 0060W 011
MMC235366	MADISON 112	2018	Broadway Gold Corp	10/25/2017	20 0020S 0060W 011
MMC235367	MADISON 113	2018	Broadway Gold Corp	10/25/2017	20 0020S 0060W 011
MMC235368	MADISON 114	2018	Broadway Gold Corp	10/25/2017	20 0020S 0060W 011
			Broadway Gold Corp		20 0020S 0060W 012
MMC235369	MADISON 115	2018	Broadway Gold Corp	10/25/2017	20 0020S 0060W 011
			Broadway Gold Corp		20 0020S 0060W 014
MMC235370	MADISON 116	2018	Broadway Gold Corp	10/25/2017	20 0020S 0060W 011
			Broadway Gold Corp		20 0020S 0060W 014
MMC235371	MADISON 117	2018	Broadway Gold Corp	10/25/2017	20 0020S 0060W 011
			Broadway Gold Corp		20 0020S 0060W 014
MMC235372	MADISON 118	2018	Broadway Gold Corp	10/25/2017	20 0020S 0060W 011
			Broadway Gold Corp		20 0020S 0060W 014
MMC235373	MADISON 119	2018	Broadway Gold Corp	10/25/2017	20 0020S 0060W 011
			Broadway Gold Corp		20 0020S 0060W 014
MMC235374	MADISON 120	2018	Broadway Gold Corp	10/25/2017	20 0020S 0060W 011
			Broadway Gold Corp		20 0020S 0060W 014
MMC235375	MADISON 121	2018	Broadway Gold Corp	10/25/2017	20 0020S 0060W 011
			Broadway Gold Corp		20 0020S 0060W 014
MMC235376	MADISON 122	2018	Broadway Gold Corp	10/25/2017	20 0020S 0060W 011
			Broadway Gold Corp		20 0020S 0060W 014
MMC235377	MADISON 123	2018	Broadway Gold Corp	10/25/2017	20 0020S 0060W 011
			Broadway Gold Corp		20 0020S 0060W 012
			Broadway Gold Corp		20 0020S 0060W 013
			Broadway Gold Corp		20 0020S 0060W 014
MMC235378	MADISON 124	2018	Broadway Gold Corp	10/25/2017	20 0020S 0060W 014
MMC51847	ASPERIN	2018	Broadway Gold Corp	02/19/1934	20 0020S 0060W 002
			Broadway Gold Corp		20 0020S 0060W 003
MMC51849	NORTH AMERICAN	2018	Broadway Gold Corp	03/10/1937	20 0010S 0060W 034
			Broadway Gold Corp		20 0010S 0060W 035
			Broadway Gold Corp		20 0020S 0060W 002
			Broadway Gold Corp		20 0020S 0060W 003
MMC51850	NUT PINE	2018	Broadway Gold Corp	06/12/1935	20 0020S 0060W 002
			Broadway Gold Corp		20 0020S 0060W 003
MMC51851	SILVER GLANCE	2018	Broadway Gold Corp	05/08/1939	20 0020S 0060W 002
			Broadway Gold Corp		20 0020S 0060W 003
MMC51852	VALLEY VIEW	2018	Broadway Gold Corp	06/12/1935	20 0020S 0060W 002
MMC51853	VICTORY	2018	Broadway Gold Corp	06/04/1935	20 0020S 0060W 002
MMC51854	WONDER	2018	Broadway Gold Corp	06/12/1935	20 0020S 0060W 002
MMC234023	MADISON 23	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 002
MMC234024	MADISON 24	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 002
			Broadway Gold Corp		20 0020S 0060W 003
MMC234025	MADISON 25	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 002

MMC234026	MADISON 26	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 002
			Broadway Gold Corp		20 0020S 0060W 003
MMC234027	MADISON 27	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 002
MMC234028	MADISON 28	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 002
			Broadway Gold Corp		20 0020S 0060W 003
MMC234029	MADISON 29	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 002
MMC234030	MADISON 30	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 002
			Broadway Gold Corp		20 0020S 0060W 003
MMC234031	MADISON 31	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 003
MMC234032	MADISON 32	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 003
MMC234033	MADISON 33	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 003
MMC234034	MADISON 34	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 003
MMC234035	MADISON 35	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 011
MMC234036	MADISON 36	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 011
MMC234037	MADISON 37	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 011
MMC234038	MADISON 38	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 002
			Broadway Gold Corp		20 0020S 0060W 011
MMC234039	MADISON 39	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 011
MMC234040	MADISON 40	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 011
MMC234041	MADISON 41	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 011
MMC234042	MADISON 42	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 011
MMC234043	MADISON 43	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 011
MMC234044	MADISON 44	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 011
MMC234045	MADISON 45	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 011
MMC234046	MADISON 46	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 011
MMC234047	MADISON 47	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 011
MMC234048	MADISON 48	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 011
MMC234049	MADISON 49	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 011
MMC234050	MADISON 50	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 011
MMC234051	MADISON 51	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 010
MMC234052	MADISON 52	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 010
MMC234053	MADISON 53	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 010
MMC234054	MADISON 54	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 010
MMC234055	MADISON 55	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 010
MMC234056	MADISON 56	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 010
MMC234057	MADISON 57	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 010
MMC234058	MADISON 58	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 010
MMC234059	MADISON 59	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 010
MMC234060	MADISON 60	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 003
			Broadway Gold Corp		20 0020S 0060W 010
MMC234061	MADISON 61	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 003
			Broadway Gold Corp		20 0020S 0060W 010
MMC234062	MADISON 62	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 003
			Broadway Gold Corp		20 0020S 0060W 010

MMC234063	MADISON 63	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 003
			Broadway Gold Corp		20 0020S 0060W 010
MMC234064	MADISON 64	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 003
			Broadway Gold Corp		20 0020S 0060W 010
MMC234065	MADISON 65	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 003
			Broadway Gold Corp		20 0020S 0060W 010
MMC234066	MADISON 66	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 003
			Broadway Gold Corp		20 0020S 0060W 010
MMC234067	MADISON 67	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 003
			Broadway Gold Corp		20 0020S 0060W 010
MMC234068	MADISON 68	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 003
			Broadway Gold Corp		20 0020S 0060W 010
MMC234069	MADISON 69	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 003
MMC234070	MADISON 70	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 003
MMC234071	MADISON 71	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 003
MMC234072	MADISON 72	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 003
MMC234073	MADISON 73	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 003
MMC234074	MADISON 74	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 003
MMC234075	MADISON 75	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 003
MMC234076	MADISON 76	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 003
MMC234077	MADISON 77	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 003
MMC234078	MADISON 78	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 003
MMC234079	MADISON 79	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 003
MMC234080	MADISON 80	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 003
MMC234081	MADISON 81	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 003
MMC234082	MADISON 82	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 003
MMC234083	MADISON 83	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 003
MMC234084	MADISON 84	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 003
MMC234085	MADISON 85	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 003
MMC234086	MADISON 86	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 003
MMC234087	MADISON 87	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 003
MMC234088	MADISON 88	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 003
MMC234089	MADISON 89	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 003
MMC234090	MADISON 90	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 003
MMC234091	MADISON 91	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 003
MMC234092	MADISON 92	2018	Broadway Gold Corp	01/21/2017	20 0020S 0060W 003

Figure 2.4 Madison Project Claims 2017

The following permits are current and cover mining, surface and underground exploration:

•	Small Miners Exclusion Statement, which allows for a maximum disturbance of 5 acres with no upper limit on the amount of material mined on an annual basis;

•	Montana Department of Environmental Quality water discharge permit MTX000205, for dewatering the Madison Mine;

•	Montana Department of Environmental Quality water storm water discharge permit MTX300246 to properly collect runoff from the surface mine workings;

•	Federal right of way grant MTM 96462, for operation of a 6-inch pipeline; and

•	Federal right of way grant MTM 95835, for use of a single lane road over federal lands.

2.3	Royalties and Underlying Agreements

Broadway is subject to the following agreements and royalties on the claims:

•	Payment of CAD$250,000 to the vendor, upon TSXV approval of the purchase (paid);

•	Issuance of 500,000 shares on the first anniversary of TSXV approval (issued);

•	Issuance of a further 500,000 shares on the second anniversary of TSXV approval (issued);

•	Payment of CAD$100,000 upon commencement of commercial production from the Madison Mine. Commercial production is defined as “the last day of the first period of 30 consecutive days during which ore has been shipped from the property on a reasonably regular basis for the purpose of earning revenues.”

Through an underlying agreement between Minera Capital Corporation (subsequently Coronado Resources Ltd.) and Berglynn Resources (USA) Inc. dated April 1, 2005 the 6 patented claims and the oldest 12 unpatented claims (all except the Madison 1-12, Madison 13-22 and the Victory placer claim) are subject to a 2% Net Smelter Return

(“NSR”) royalty. An annual pre-production payment of US$50,000 is required on April 1st, commencing in 2010, until such time as commercial production has been reached and the NSR becomes payable.

The Berglynn–Minera agreement was amended on December 22, 2011 when Berglynn Resources (USA) Inc. assigned its interest to Victoria Broadway Mines, LLC. In addition, the preproduction payment was clarified. Broadway is required to pay the greater of the US$50,000 pre-production royalty or the 2% NSR on an annual basis, due on April 1.

All mineral claims are patented and unpatented lode claims located on Federal land. The claims are on land administered by the United States Bureau of Land Management (“BLM”). Patented claims require annual payment of taxes. The unpatented claims are renewable annually by paying the US$155 per claim as a maintenance fee by September 1 of each year. Each lode claim is 1,500 feet long and 600 feet wide. The placer claim is 1,500 feet long by 600 feet wide and it requires the similar payment as the unpatented claims. If the taxes, maintenance fees, or the exploration expenditures are not paid or registered by the September 1 deadline the claims will revert to the BLM. As of the date of this report, the fees on all claims which comprise the property have been paid as of September 1, 2018. The author anticipates that Broadway will make the required payments prior to the September 1, 2019 deadline.

The author is unaware of any other royalties, back-in rights, payments, or other agreements or encumbrances to which the property is subject. To the extent known, there are no undisclosed environmental liabilities related to the Broadway or Madison mines. Broadway has acquired all of the necessary permits to perform its work. To the extent known, there are no other significant factors or risks that may affect access, title, or the right or ability to perform work on the Property.

2.4	Environmental

There are no environmental liabilities associated with the Madison Project to the best of the author’s knowledge.

3.	History

The following condensed summary of the Silver Star district is taken from the Abandoned Mine Page of the Montana Department of Environmental Quality website. (http://deq.mt.gov/Land/AbandonedMines/linkdocs/126tech)

The Silver Star District, located on the southeast slopes of the Highland Mountain range, is one of the oldest lode mining districts in Montana. Many of the mines of the district were well known. In the 1860s and for the next decade, the town of Silver Star was the most important community between Virginia City and Helena.

The district is on the southeastern slope of Table Mountain, one of the 10,000 foot peaks of the Highland Mountain Range. The rocks of the area are schists, slates and quartzites with a small area of limestone partially surrounded by a granitic intrusion. The granitic intrusion has been traced to the north to Butte and is part of the Boulder Batholith. The quartz monzonite of the intrusion is cut by dikes of fine grained rhyolite porphyry; the schists are cut by more basic intrusive rocks such as basalts. Ore deposits in the district appear to be in rocks found in the marginal remains of the roof of the Boulder Batholith. The ore deposits in the Broadway group are of contact origin, while those in mines such as the Green Campbell are recrystallizations of deposits in the rocks prior to the placement of the batholith.

Following the opening of the initial Green Campbell mine, other quartz lodes were soon located and major mining operations, such as the Broadway, the Hudson Group, and the Iron Rod went into production. Silver Star acquired a post office in June 1869 and continued to be one of the major communities in southwestern Montana, ranking with Virginia City and Helena.

To process ore from the mines, a number of mills were constructed throughout the district in the 1860s. By the early 1870s, lode mines were well established in the district and were attracting miners from around the state.

3.1	Previous Mining

The Broadway mine, a gold-bearing vein, was the third largest mine in the district. The Broadway mine property is composed of the Bowery, Delaware, Maryland and Victoria claims. The mine was ultimately developed by two shafts of 550 feet and 400 feet in depth on the Bowery claim and a 1,100 foot long tunnel driven from Tom Benton gulch on the Maryland Claim. The main shaft levels were driven at 75, 175, 300, 350, and 450 feet. In 1902, a winze was extended from the lower level down to 650 feet. Drifting in the mine exceeded 2,000 feet. The operation is credited with over a million dollars in production; half of which was from 30,000 tons of oxidized ore mined prior to 1880. This oxidized ore came from a large stope west of the No. 2 shaft at a depth of less than 200 feet. Around 1880 the mine began to work deeper deposits which proved refractory and could not be worked locally. From 1887 to 1900 ore from Shaft No. 1 was shipped to the smelters. About 5,000 tons of oxidized ore was taken out above the 175 foot level with a further 3,000 tons from the 175 foot level down to the 300 foot level. In the 1890s the mine was producing a carload of $20 per ton gold ore per day. In 1900 a 20-stamp mill and a cyanidation plant was constructed, however only 60 percent of the gold was recovered. In the early 1930s the mill tails were reworked for a good profit. The Broadway Gold Mining Company ran the mine from 1935 until it was shut down during World War II, milling 2,000 to 3,000 tons per month.

The Hudson Mine, located to the southeast within the claim boundaries, is not a part of Broadway’s mining claims, has reported historical production of $150,000. Figure 2.4 shows the area outlined for the Hudson Mine. Geological details are not provided.

3.2	Previous Work

The Broadway Mine has been the focus of several exploration programs since the mid 1970s. A brief summary of the various programs was provided in Price’s (2005) technical report supporting the acquisition of the Madison property by Minera Capital Corp., which subsequently became Coronado Resources Ltd. Table 3.1 summarizes previous exploration work conducted on the Madison Project.

Table 3.1 Property Exploration Summary

Year	Summary of Program
1975	Homestake Mining Company obtained a lease-option agreement from Kibbe and Company of Salt Lake City, Utah, July 1, 1975, on the Broadway-Victoria Property. At that time, the property consisted of seven patented claims and nine unpatented claims.
1983	Berglynn Resources Inc., a Vancouver junior Company optioned the property from Victoria Mines Inc., staked additional claims, and drilled 36 drill holes, some of which are now outside the current mineral titles.
1986

Inspiration Mines Inc. (a subsidiary of an Anglo American Corp) - formed the Madison Gold Venture (MGV) with Berglynn (67%:33%). The JV completed detailed surface and underground mapping and sampling. Later, the partners completed 12 core holes and 26 reverse circulation drill holes.

1987	Western Energy Co. joined the JV with the two JV participants noted above. The new JV completed 28 RVC holes and 2 core holes, a district scale airborne magnetic survey, and other work.
1988	WestGold (IMI) optioned the property from Berglynn after Western Energy dropped out of the Joint Venture. WestGold completed 21 RVC holes and 9 core holes, and completed a sampling program within 3 trenches and the Black Pit.
1992	Berglynn Resources Inc. (BGN:VSE) changed its name to Arkona Resources Inc. with a consolidation of capital on a 1-new-for-2-old-share basis. Galleon Mining (VSE) and BMR Gold (VSE) arranged a Joint Venture to option the property from Berglynn/Arkona.
1994	BMR Gold Corp drilled five RC holes totaling 2,958 feet within the property.
1996	Billiton Mining Co. acquired the Madison Gold Venture claims, the Rocky Mountain Gold claims and the adjacent Green Campbell mine (owned by others) with a view to exploring the whole package as a major copper-gold project, but Company management and priorities changed and the options were never completed. About this time, the property was also examined by Newmont Mining.
1999	Arkona Resources Inc. acquired a 100% interest, on behalf of Berglynn Resources (USA) Inc., in the property from BMR Gold.
2005	Lexington Resources Inc., a private Company, purchased 100% equity in Berglynn Resources (USA) Inc. and in the project, from Action Minerals Inc. (formerly Arkona Resources Inc.)
2005	Minera Capital Corporation initiated the option agreement with Lexington.
2016	Carolina Capital Corp. acquires 100% interest in the Madison Gold and Copper Mine. The Company name is changed to Broadway Gold Mining Ltd.
2017

Broadway Gold completed 26 surface core holes for 6,121 meters and 7 underground core holes for 305 meters; IP/Resistivity, magnetics, and Mise-a-la-Masse surveys, soil and rock sampling, staked 32 additional unpatented mining claims, rehabilitated the Madison Mine

Year	Summary of Program
2018	Broadway Gold completed core logging and sampling, collected additional soil and rock samples, whole rock sample analysis, geochemical modeling, Cu-Au skarn resource modeling, engineering study, searched for a major mining Company partner

3.2.1 Berglynn Resources Inc.

A drill program was undertaken in 1983 by Berglynn Resources (USA) Inc. Data and collar information exists for 25 drill holes as shown in Table 3.3. Table 3.3 results are drilling intercepts and do not represent true thickness. Total footage of the program was 12,000 feet. The drilling was oriented at 35o, perpendicular to the limestone/quartz monzonite contact, with the exception of 83-16 which was drilled at 206o. Several holes were not assayed for copper.

Figure 3.2 Surface Drill Traces (1983)

83-16
83-18
83-21
83-29
83-17
83-20
83-4
83-14
83-7
83-15
83-8
83-22
83-6
83-1
83-2
83-3
83-5
83-12
83-23
83-9
83-25
83-11
83-24
83-27
83-26
150 ft

Table 3.3 1983 Core Drilling Summary (lengths are in feet)

Number	27Z12E	27Z12N	Elevation	Azimuth	Dip	Depth	from	to	length	opt Au	% Cu	Geology
83-1	397503	5061052	5253	37	-45	386.3	no significant intersection
83-2	397547	5061052	5238	35	-45	437	272	292	20	0.604		JA
							337	348	11		9.004	JA
83-3	397596	5061055	5236	36	-60	442	244	308	64		0.789	JA
83-4	397493	5061083	5276	0	-90	592	155	181	26	0.264		JA
							330	560	230		0.795	JA HS
83-5	397624	5061051	5237	40	-45	477	no significant intersection
83-6	397467	5061044	5264	35	-45	445	196	246	50	0.303		LS HS
83-7	397428	5061074	5296	35	-60	492	414	432	18	0.195		JA
83-8	397518	5061056	5243	35	-45	436	302	436	134		0.256	JA QM
83-9	397501	5061019	5261	35	-45	546	451	546	95		1.354	HS MS QM
							480	497	17	0.389		MS

Number	27Z12E	27Z12N	Elevation	Azimuth	Dip	Depth	from	to	length	opt Au	% Cu	Geology
83-10	397479	5060844	5287	0	-90	406	no significant intersection
83-11	397393	5061008	5287	35	-45	612	516	553	37		0.382	JA
83-14	397587	5061083	5255	0	-90	635	143	180	37		2.006	HS
							226	271	45		2.538	HS JA
							256	266	10	0.355		JA
							292	427	135		0.356	JA MS ES
83-15	397616	5061076	5252	0	-90	606	no significant intersection
83-16	397688	5061147	5155	206	-60	845	no significant intersection
83-17	397488	5061100	5294	35	-60	294	no significant intersection
83-18	397518	5061118	5314	35	-60	159	no significant intersection
83-19	397584	5061111	5287	0	-90	168	48	168	120		0.156	LS JA
83-20	397456	5061095	5306	35	-60	394	no significant intersection
83-21	397482	5061113	5317	35	-60	245	no significant intersection
83-22	397440	5061047	5272	35	-45	477	no significant intersection
83-23	397471	5061018	5262	35	-45	545	364	382	18	0.109		PD HS
							462	545	83		1.423	JA QM
83-24	397527	5061014	5264	35	-45	623	410	594	184		0.373	JA MS QM
							504	544	40	0.241		MS
83-25	397561	5061021	5254	35	-60	464	no significant intersection
83-26	397531	5060990	5261	35	-60	552	no significant intersection
83-27	397503	5060993	5244	35	-60	731	705	715	10	0.114		GS

3.2.2.	Inspiration Mines Inc. (1986)

The 1986 core drill program was undertaken by Inspiration Mines Inc. Data and collar information exists for 19 drill holes as shown in Table 3.5. Table 3.5 results are drilling intercepts and do not represent true thickness. Total footage of the program was 5,004 feet. Though most of the holes were drilled at 35o, which is perpendicular to the limestone/quartz monzonite contact, four holes were drilled at various other directions.

Inspiration Mines Inc. also conducted a reverse circulation drill program. Data and collar information exists for 15 drill holes as shown in Table 3.5. Total footage of the program was 4,605 feet. There were no copper assays for 86- R1 to 86R-4.

Inspiration contacted Vance Thornsberry to provide a resource estimate on the Madison Mine Project. With the drilling Inspiration Mines Inc. added to the previous drilling database Thornberry estimated a historic resource of 1,406,400 tons at 0.102 ounces per ton gold using a 0.020 ounces per ton cut-off (Thornsberry 1986). Broadway Gold Mining Ltd. has not done sufficient exploration to verify this historic estimate and is not treating it as a current resource.

Thornsberry 1986 noted an altered and mineralized monzonite intrusive that was exposed on the north side of the Victoria Pit. The intrusion displayed anomalously high precious metal and copper contents. He suggested this was indicative of a porphyry copper system. He suggested that this was likely to be the mineralizer for sulphide mineralization found in the skarns on the Property.

Figure 3.4 Surface Drill Traces (1986)

Table 3.5 1986 Core Drilling Summary (all lengths in ft)

Number	27Z12E	27Z12N	Collar El	Azimuth	Dip	Depth	from	to	length	opt Au	% Cu	Geology
86-1	397589	5061089	5263	34	-45	202.5	87	200	113		0.286	JA QM
							120	136.5	16.5	0.114		JA
86-1B	397722	5060843	5312	0	-90	132.5	no significant intersection
86-2	397614	5061071	5255	35	-46	402	103.5	308.5	205		1.677	JA GS MS
86-2B	397744	5060823	5309	0	-90	125	no significant intersection
86-3	397551	5061090	5215	33	-47	245	58.5	68.5	10	0.113		LS
							100	245	145		0.179	JA QM
86-3B	397685	5060748	5246	0	-90	155	no significant intersection
86-4	397491	5061078	5280	37	-46	302	170	182	12	0.122		LS
							232	260	28		0.205	JA QM
86-4B	397721	5060799	5287	0	-90	79.5	72	73	1	0.582		QM
86-5	397487	5061060	5270	72	-47	603	142	154.5	12.5	0.122		HS
							392	396	4	1.788	1.700	JA
							413	480.5	67.5		0.943	HS MS GS
							469.5	480.5	11	0.140		MS ES
86-5B	397779	5060863	5334	0	-90	119.5	no significant intersection
86-6	397613	5061139	5250	125	-46	549	70	225	155		0.458	QM GS CZ
							211	223	12	0.181		CZ
							383.5	443.5	60		0.518	GDS MS

Number	27Z12E	27Z12N	Collar El	Azimuth	Dip	Depth	from	to	length	opt Au	% Cu	Geology
							395	419	24	0.751		MS
86-6B	397810	5060908	5294	0	-90	124.5	no significant intersection
86-7	397605	5061135	5251	215	-45	283.5	0	147	147		0.197	JA QM LS
							175	246.7	71.7		0.679	LS JA HS
86-7B	397828	5060954	5271	0	-90	163.5	no significant intersection
86-8	397684	5061128	5159	122	-45	267.5	58	210	152		0.236	ES GS QM
86-9	397663	5061031	5242	33	-46	406.5	326	375.3	49.3		0.469	GS
86-10	397679	5060976	5253	34	-47	350	no significant intersection
86-11	397738	5060968	5263	34	-69	204	no significant intersection
86-12	397630	5061034	5231	76	-46	289.5	no significant intersection

3.2.3.	Western Energy Company

Western Energy Company continued to drill the Madison project in 1987 with a core drill program. Data and collar information exists for two core and four reverse circulation drill holes as shown in Figure 3.5 and Tables 3.6 and 3.7. Tables 3.6 and 3.7 results are drilling intercepts and do not represent true thickness. The total footage of the program 3,019 feet for both core and RC.

Western Energy Company concluded with this drill program that the gold mineralization was confined to the jasper and sulphide skarn material. The jasper occurs as a semi-continuous sheet commonly in contact with the intrusion. The sulphide mineralization was found in hedenbergite and garnet skarns.

Western Energy Company consulted with Garry Anderson and Martin Foote to update the resource estimate for the Project. The resultant resource estimation equated to 1,125,000 tons at 0.090 ounces per ton Au using a 0.020 ounces per ton cutoff (Anderson and Foote 1987). Broadway Gold Mining Ltd. has not done sufficient exploration to verify this historic estimate and is not treating it as a current resource; and, further, the historic estimate cannot be relied upon.

Figure 3.5 Surface Drill Traces (1987)

Table 3.6 1987 Drilling Summary (lengths in feet)

Number	27Z12E	27Z12N	Collar El	Azimuth	Dip	Depth	From	To	Length	Opt Au	% Cu	Geology
87-C12	397395	5060976	5277	27	-62	924	712	717	5	0.154		HS
87-C30	397453	5061052	5273	24	-71	665	401 537	577 568	176 31		1.197 3.757	JA ES JA

Table 3.7 1987 Reverse Circulation Drilling Summary (lengths in feet)

Number	27Z12E	27Z12N	Collar El	Azimuth	Dip	Depth	From	To	Length	Opt Au	% Cu	Geology
87-33	397461	5061060	5275	35	-60	460	170	185	15	0.105		PB
							345	460	115		0.504	JA QM
							390	410	20	0.127		JA
87-34	397478	5061141	5350	240	-45	280	no significant intersection
87-40	397651	5061044	5254	27	-58	310	0	25	25		0.276	TL GS
							275	310	35		0.395	GS DS
87-40A	397657	5061045	5248	26	-58	380	285	360	75		0.281	GS

3.2.4	Western Gold Exploration and Mining Company, Limited Partnership

Western Energy Company terminated its participation in the Madison Joint Venture, leaving only Berglynn Resources (USA) Inc. and Inspiration Mining Inc. through its Western Gold Exploration and Mining Company, Limited Partnership) as joint venture partners going forward into 1988.

The 1988 core drill program was undertaken by Western Gold Exploration and Mining Company, Ltd. Data and collar information exists for 9 drill holes as shown in Table 3.10. Total footage of the program was 2,560 feet. The holes were in numerous directions with only two drilled perpendicular to the limestone/quartz monzonite contact.

The 1988 reverse circulation drill program was undertaken by Western Gold Exploration and Mining Company, Limited Partnership. Data and collar information exists for 8 drill holes as shown in Table 3.10. Total footage of the program was 3,191 feet. All holes were drilled at 35o, with 1 drilled at a -90o, perpendicular to the limestone/quartz monzonite contact, with the exception of one hole drilled at an angle to the contact. Tables 3.9 and 3.10 results are drilling intercepts and do not represent true thickness.

Figure 3.8 Surface Drill Traces (1988)

Table 3.9 1988 Core Drilling Summary (lengths in feet)

Number	27Z12E	27Z12N	Collar El	Azimuth	Dip	Depth	From	To	Length	OPT Au	% Cu	Geology
88-C1	397529	5061029	5268	35	-46	584	260	265	5	2.001		LM
							375	564	189		1.021	PB MS GS DS ES
							447	461	14	0.146		MS
88-C2	397692	5061100	5151	238	-75	269	37	47	10	0.187		GS DS
							134	135	1	0.547	2.720	GS DS
							183.5	221	37.5		0.717	GS DS MS HS
88-C3	397593	5061083	5258	105	-45	135	no significant intersection
88-C4	397592	5061083	5258	106	-73	309	140.5	150.5	10		0.909	HS
88-C5	397533	5061070	5266	107	-50	253	88.5	92.5	4	0.230		HS
							131	137	6	0.694		HS
88-C6	397603	5061108	5286	111	-57	113	41	61	20		0.169	JA
							69	83	14	0.077		JA
88-C7	397645	5061071	5260	128	-45	178	no significant intersection
88-C8	397621	5061063	5254	32	-45	383	104	258	154		0.562	LM HS JA GS DS
88-C9	397731	5061071	5139	247	-46	336	103	267.5	164.5		0.372	GS DS MS
							193.5	228	34.5	0.294		MS

Table 3.10 1988 Reverse Circulation Drilling Summary (lengths in feet)

Number	27Z12E	27Z12N	Collar El	Azimuth	Dip	Depth	From	To	Length	OPT Au	% Cu	Geology
88-R9	397480	5061058	5272	35	-44	395	205	225	20	0.157		PB
							325	360	35		0.216	JA QM
88-R10	397586	5061064	5356	36	-43	495	135	495	360		0.563	JA MS GS DS QM
							255	280	25		2.664	JA MS
							330	350	20		2.330	GS DS MS
88-R11	397555	5061023	5262	35	-45	186	no significant intersection
88-R11A	397557	5061026	5262	35	-45	495	300	420	120		0.588	JA MS DS GS
							410	420	10	0.664		DS GS
88-R12	397607	5061125	5276	0	-90	185	25	185	160		0.224	JA ES QM
88-R13	397595	5061048	5257	35	-45	475	210	335	125		0.574	JA GS DS
88-R18	397477	5061074	5284	76	-55	480	130	285	155	0.105		PB HS
							415	450	35		0.802	JA
88-R19	397565	5061060	5243	35	-45	480	170	325	155		0.336	PB JA GS DS ES

3.2.5	BRM Gold Corp

BMR Gold Corp. acquired an option on the property in 1992 and commissioned an evaluation report undertaken by Bourns (1992). He reviewed all of the existing data and historic estimates and concluded a historic drill indicated resource in the order of 1 million tons at 0.090 ounces per ton gold utilizing a 0.020 ounces per ton cutoff was reasonable. Bourns (1992) also determined a historic drill indicated copper resource of 1.9 million tons at 0.64 % in the same area as the historic gold resource. Broadway Gold Mining Ltd. has not done sufficient exploration to verify this historic estimate, is not treating it as a current resource; and, further, this historic estimate cannot be relied upon. Bourns (1992) suggested “a high grade porphyry style of mineralization” was indicated at depth. He recommended acquiring and reviewing all existing data, metallurgical work, underground access and sampling. He also recommended deeper drilling of holes to a depth of 600 to 2,000 feet.

BRM Gold Corp. followed up on the recommendations by the Bourns report and conducted a reverse circulation drilling program in 1994. Data and collar information exists for 5 drill holes as shown in Table 3.16. Table 3.16 results are drilling intercepts and do not represent true thickness. Total footage of the program was 2,945 feet. All holes were drilled at 35o, perpendicular to the limestone/quartz monzonite.

Figure 3.11 Surface Drill Traces (1994)

Table 3.12 Reverse Circulation Drilling Summary (lengths in feet)

Number	27Z12E	27Z12N	Collar El	Azimuth	Dip	Depth	From	To	Length	OPT Au	% Cu	Geology
94-1R	397500	5061017	5268	35	-60	585	485	490	5	0.329		HS GS
							505	510	5		2.180	GS DS
							535	540	5		2.620	GS DS
94-2R	397546	5061050	5243	35	-70	540	340	360	20	0.190	0.118	GS DS HS
							380	445	65		0.221	JA HS DS GS
94-3R	397584	5061055	5254	35	-70	520	220	230	10	0.136		HS DS
							310	345	35		0.360	GS ES DA
94-4R	397520	5060975	5233	35	-65	665	495	500	5	0.410		GS
94-5R	397466	5061044	5198	35	-60	635	475	635	160		1.649	HS DS JA GS QM
							480	490	10		10.580	HS DS

3.2.6	Coronado Resources Ltd.

Surface Programs

Coronado completed surface drilling over the fall of 2005 and the summer of 2006. The purpose of the two phase program was to duplicate and confirm the earlier drill results and extend the mineralized zones in preparation for underground development. This program was largely successful as shown in Table 3.17. Table 3.17 results are drilling intercepts and do not represent true thickness. The fall 2005 program was 6 holes totaling 2,419.5 feet while the summer 2006 program was another 8 holes totaling 2,940.5 feet.

Figure 3.13 Surface Drill Traces (2005-2006)

Table 3.14 2005-2006 Coronado Surface Core Drilling Summary (lengths in feet)

Number	27Z12E	27Z12N	Collar El	Azimuth	Dip	Depth	From	To	Length	OPT Au	% Cu	Geology
C05-01	397542	5061033	5194	35	-45	584	410	570	160		0.149	JA MS HS
							436	446.9	10.9	0.102		JA
							505	518	13	0.171		MS
C05-02	397567	5061118	5285	0	-90	388	25	54.5	29.5		0.184	JA GS DS

Number	27Z12E	27Z12N	Collar El	Azimuth	Dip	Depth	From	To	Length	OPT Au	% Cu	Geology
							194	377.5	183.5		0.883	PB JA GS QM
							305	326	21		3.813	JA
							224.8	281.3	56.5	0.342		JA
C05-03	397598	5061136	5250	117	-46	488	10	80	70		0.386	PB ES
							214.5	244	29.5		0.789	MS GS
							222.5	229	6.5	0.272		GS
C05-04	397602	5061104	5281	0	-90	435	10	435	425		0.273	PB JA QM
							292	323	31	0.202		JA
C05-05	397559	5061122	5248	0	-90	106	no significant intersection
C05-06	397579	5061072	5157	35	-57	418.5	210.8	411	200.2		6.966	JA MS GS
							265.2	293	27.8		40.028	JA MS
							314.0	319	5.2		19.400	MS
							395.8	402	6.2		13.650	MS
							347.6	395.8	48.2	0.353		MS
C06-07	397591	5061065	5166	35	-58	389	222.7	313	90.3		0.659	PB JA MS
							238	247.4	9.4	0.601		PB
C06-08	397574	5061065	5213	35	-50	460	155	432.9	277.9		1.899	HS GS PB JA MS ES
							156.7	169	12.3	0.188	4.962	GS PB
							272.5	280	7.5		19.060	MS
							409.7	418.7	9	1.217	19.584	MS
C06-09	397572	5061063	5200	35	-64	468	235.5	410.5	175		0.378	PB JA GS DS MS
							308.8	311.6	2.8	1.144		MS
C06-10	397577	5061117	5287	0	-90	446	212.4	356	143.6		0.302	JA PB MG QM
							228	257.8	29.8	0.333		MS
C06-11	397500	5061067	5224	5	-54	234	124	199.4	75.4	0.167		HS JA
C06-12	397500	5061066	5208	5	-65	288	138	151.4	13.4	0.206	1.053	PB HS
							201	223	22	0.194		HS MG MS
C06-13	397714	5061081	5128	255	-57	263	86.4	251	164.6		0.412	GS DS MS
							148	188	40	0.315		MS
C06-14	397581	5061078	5190	37	-50	392.5	134.7	302	167.3		0.488	HS PB JA MS GS
							173	182	9	0.133		PB

Underground Activity

The successful drilling program led to the decision to commence a decline in October 2006. The decline (collar 5,150 feet) eventually reached a length of 1,427 feet developing the 200 Level (5,070 feet, 5,050 feet and 5,030 feet), 500 Level (4,970 feet) and 4,930 feet) and 600 Level (4,900 feet and 4,890 feet). Three small drilling programs (U07, U09, and U10) were completed underground as shown in Table 3.18.

The 2007 program consisted of 575.6 feet in four holes from the drilling station above 200 Level. The target was the East Drift area testing gold intersections from the earlier surface drilling programs (Figures 3.15 and 3.16). Significant copper values were encountered as shown in Table 3.18.

The 2009 program comprised of 7 holes totaling 766.5 feet. Figure 3.17 shows the locations of these holes in relation to underground drifts. U09-07 was drilled from the same drill station as the four previous holes, targeting the same gold area. Encouraging gold values were encountered. U09-05 and U09-06 were drilled for a copper-gold target. The remaining holes tested the down dip extension of the main mineralized zone below the 500 level.

The three holes drilled in 2010 targeted the same down dip extension, leading to the extension of the decline to the 600 Level. Locations can be seen in Figure 3.17. Results can be seen in Table 3.18. Table 3.18 results are drilling intercepts and do not represent true thickness. Figure 3.18 shows the development of the 600 Level.

Figure 3.15 Coronado Decline

*UTM NAD 83 Zone 12

Figure 3.16 200 Level

*UTM NAD 83 Zone 12

Figure 3.17 500 Level

*UTM NAD 83 Zone 12

Figure 3.18 600 Level

*UTM NAD 83 Zone 12

Table 3.19 2007-2010 Coronado Underground Core Drilling Summary (lengths in feet)

Number	27Z12E	27Z12N	Collar El	Azimuth	Dip	Depth	From	To	Length	OPT Au	% Cu	Geology
U07-01	397664	5061078	5101	57	-45	142.3	105	109	4		2.090	ES
							109	116	7	0.14	2.090	ES
							116	135	19		2.090	ES
U07-02	397664	5061078	5102	57	-30	124	109	122.5	13.5		0.253	EGS
U07-03	397664	5061077	5102	79	-35	155.3	116	155.3	39.3		0.303	ES
U07-04	397664	5061077	5101	69	-41	154	95.5	130.5	35		0.848	ES
							130.5	143	13	0.194	0.848	ES
							143	154	11		0.848	ES
							0	57	57		1.356	HS MS

Number	27Z12E	27Z12N	Collar El	Azimuth	Dip	Depth	From	To	Length	OPT Au	% Cu	Geology
U09-01	397596	5061108	4958	88	-45	81.5	12.5	27	14.5	0.541		HS
							35.0	57	22	0.233	1.360	HS
							50.5	57	7		8.000	MS
U09-02	397596	5061109	4957	69	-40	68	0	63	63		1.457	HS
							22	58	36	0.435		HS
							39.5	63	23.5		2.963	HS
U09-03	397596	5061108	4958	69	-57	89	10	75.5	65.5		0.944	HS
							28.5	70	41.5	0.639		HS
U09-04	397595	5061109	4957	54	-40	82	17.5	73	55.5		2.975	GS JA MS
							61	73	12		10.253	MS
							23	25	2	0.612		JA MS
							48	73	25	0.588		JA MS
U09-05	397585	5061080	4941	278	-40.5	140	0	140	140		0.734	GS JA
							0	21	21	0.191		GS
U09-06	397585	5061104	4960	264	-40	95	0	95	95		1.622	MS GS
							0	18.5	18.5	0.153	5.616	MS GS
U09-07	397662	5061078	5100	313	-66	211	111	217	106		0.614	GS MS
							158	163	5	0.308		MS
							180.5	184	4	0.400		GS
							201	207	6	0.172	2.391	GS
U10-01	397592	5061107	4958	69	-70	142.5	20.5	94	73.5		0.608	MS GS
							29	64.4	35.4	0.779		MS GS
							84	94	10	0.774		GS
U10-02	397592	5061107	4958	0	-90	138	12	119	107		1.289	GS HS MS MG
							12	19	7		13.570	GS
							45	119	74	0.743		MS MG HS
U10-03	397592	5061106	4958	0	-90	59.5	0	53	53		0.715	no geology
							53	59.5	6.5	0.62	0.715	no geology

Underground Grab Sampling

Grab sampling of the material as it was hauled to the surface was undertaken by blind sampling of scoop tram buckets. Table 3.19 shows the tabulated results of these various blind grab samples. The samples include the level, heading, raise and stope; the number of samples; the maximum, minimum and average ore values.

Table 3.20 Underground Heading Sampling Summary

			% Copper				OPT Au
Level	Heading	# Samples	Average	Min	Max	# Samples	Average	Min	Max
100	100 Cu	59	7.358	0.242	16.160
200	200 Au					158	0.103	0.002	20.728
200	200 Cu	54	5.494	0.328	25.880
300						120	0.342	0.002	1.426
400	East Drift					52	0.235	0.004	1.3
500	500N					29	0.463	0.008	3.172
500	503 XC					5	0.008	0.004	0.028
500	500 XC					58	0.408	0.044	2.12
500	501 XC					25	0.151	0.008	0.512
500	500 stope					88	0.372	0.006	1.326
500	500/501	93	4.600	0.214	56.600
600	600 XC	17	1.644	0.053	4.482
600	601 XC	163	4.688	0.070	16.56	168	0.429	0.010	2.728
600	601 Stope	36	2.005	0.265	6.816

			% Copper				OPT Au
Level	Heading	# Samples	Average	Min	Max	# Samples	Average	Min	Max
600	602 XC	22	0.628	0.297	1.307	33	0.088	0.012	0.272
600	604 XC	42	0.820	0.133	7.651	48	0.663	0.012	1.924

Bulk Sample Testing

A mineralized bulk sample was brought to surface, separated as gold rich mineralization or copper rich mineralization, crushed and shipped to three different mills for processing and metal recovery tests. The bulk samples were shipped to Barrick’s Golden Sunlight Mill near Whitehall, Montana, the Kinross Gold Kettle River Mill at Republic, Washington or the Contact Mill and Mining Co. flotation mill near Philipsburg Montana. A total of just under 20,000 tons were shipped as shown in Table 3.20.

Table 3.21 Bulk Sample Mill Settlement Summary

			Grade		Contained Metal
Heading	Mineralization	Tons	OPT	% Cu	Oz Au	Lbs Cu
600 Level 601 I Drift	Massive sulphide	4,521	0.39		1,763	339,200
600 Level 604 I Drift	Massive sulphide	1,512	0.73		1,104
500 Level	Chalcocite	3,909	0.56		2,189
100 level copper	Chalcocite + native copper	1,230		18		442,800
200 Level copper	Chalcocite + native copper	1,300		14		364,000
200 Level Jasper Gold	Gold-bearing jasper	4,655	0.54		2,514
Copper Stope 500 Level	Massive sulphide	2,678		35		1,874,600
Totals		14,597	0.36	16	7,570	3,020,600

In addition to the underground development, Coronado completed a gradient array Induced Polarization Survey in the summer of 2008 (Gradient Geophysics, 2008). Four targets were identified as shown on Figures 3.19 and 3.20.

•	Target 1: a chargeability high next to a resistivity low, suggesting straight, direct, vertically orientated targets in an area of intensive mineralization.

•	Target 2: suggests a continuation of the sharp vein system directly to the north.

•	Target 3: a zone of high chargeability and low resistivity related to the trend along target 2.

•	Target 4: a vein (narrow) system associated with the main east-west trend but offset to the west.

The anomalies appear to be sharply defined to the northeast. With the southern area readings, the anomaly diminishes considerably where the east-west anomaly strengthens. This may denote a deep, main source for mineralization along an east-west trend that may exploit a fracture system in a northerly direction.

Figure 3.22 Resistivity

*UTM NAD 83 Zone 12

*UTM NAD 83 Zone 12

4.	Geological Setting, Mineralization and Depository Types

4.1	Regional Geology

The Madison Project is in the Silver Star-Rochester District along the south flank of the Radar Creek pluton in southwestern Montana. The world famous Butte Mining District lies 23.6 miles to the northwest.

The regional geology (Figure 4.1) is taken from the digital geological map of MBMG Open-File Report 622 October 2012. The oldest rocks are in the northwestern portion of the map area and consist of middle Proterozoic Meta conglomerates and quartzites. A small outlier of Cambrian carbonates and mudstones lay in the northwest corner of the map area. Devonian and Mississippian carbonates and fine grained mixed clastic rocks lay in the southeast corner of the map area.

Tertiary through Archean metamorphic rocks lie in the west central map area and includes the units hosting the Madison Project. These rocks are classified as metamorphic and plutonic rocks. They are intruded by Tertiary to Cretaceous quartz monzonites and diorites, including the Radar Creek pluton. These rocks are overlain by Tertiary medium to coarse grained mixed clastic rocks. Quaternary alluvium covers much of the lower Jefferson River valley and lower reaches of several of its tributaries.

Figure 4.1   Regional Geology

4.2	Property Geology

The property lies within the Great Falls Tectonic Zone, a major crustal break that controls porphyry and epithermal mineralization from Boise, Idaho to the Central Montana Gold Province. The Broadway property lies approximately along the boundary between the calc-alkaline intrusives of the Butte district to the west and the sub-alkaline latite intrusives associated with the Golden Sunlight mine to the east.

The property geology as shown in Figure 4.2 was compiled by the various geologists of the Madison Joint Venture, led by Inspiration Mines Inc. dated April 1986. The following surface geology has been summarized by MBMG Open- File report 622 (2012).

The Madison Project lies along the south flank of the Radar Creek pluton, a composite intrusion (mostly granodiorite) of Cretaceous age. This pluton intrudes a carbonate-bearing formation of middle-Paleozoic age along a northwest trending contact zone. Contact metamorphism, along with jasper, can be traced for more than 9,000 feet along strike. Southwest of the contact zone, Mississippian-age Madison Group limestone and Devonian-age Jefferson Formation (dolomite) are the most common rock types. The sedimentary rocks occupy a block about 3000 feet wide. The southwestern boundary of the sedimentary block is juxtaposed against Archean age Cherry Creek gneiss and schist by the Green Campbell Fault, a major re-verse fault of unknown age.

The geological mapping did not go into any detail in describing the rock units outside of the immediate mine area, concentrating on the intrusive and the various skarn zones and types.

The Devonian Three Forks Formation consisting of dolomite, mudstone and bituminous shale, forms a thrust fault slice in the southwest section of the property. The bulk of the mapped portion of the property is underlain by the Mississippian Madison Group, consisting of the Mission Canyon and Lodgepole Formations.

The Mission Canyon formation is composed of white bioclastic limestone and oolitic calcarenite with zones of dolomitization and occasional anhydrite. The Lodgepole Formation is composed of limey mudstone, shale and chert. The Lodgepole Formation appears to be the host of the mineralization at Madison.

Figure 4.2    Property Geology

*UTM NAD 83 Zone 12

4.3	Radar Creek Pluton

The geology of the Radar Creek Pluton and the various skarns is summarized from Hillesland and Winslow (1988). The Radar Creek pluton is primarily a medium-grained quartz monzonite. Syenodiorite occurs locally where K- metasomatism is pervasive. Near the skarn contact, endomorphism and calcium-contamination are intense and augite is frequently supplanted by coarsely crystalline hornblende. Disseminated sulphides, including pyrite, pyrrhotite, and chalcopyrite commonly occur within the quartz monzonite along the intrusive/skarn contact. Typical mineral assemblages include: quartz 5%, orthoclase 25%, plagioclase 38%, hornblende 19%, biotite 5%, augite 3%, magnetite 3%, sphene 1%, and apatite 1%.

An altered diabase porphyry with disseminated sulphides was logged in one drill hole. The majority of the rock is composed of coarse grained plagioclase laths in random orientation with mafics packed into the interstices. Primary igneous textures are preserved despite strong K-metasomatism. Pyrite is not only disseminated, but is localized in narrow veins of orthoclase. An estimate of the rock mode is as follows: orthoclase 12%, illite 53%, biotite 23%, pyrite 3%, goethite 2%, leucoxene 2%, clinozoisite 5%, ilmenite (trace), and apatite (trace).

Zones of epidote endoskarn were developed along the chilled margin of the Radar Creek intrusion. Epidote content increases away from the intrusion, comprising up to 95% of the rock before grading into exoskarn lithologies. The rock is mainly a densely-packed jumble of prismatic to granular epidote. Other documented accessory minerals include salite, garnet, actinolite, quartz, calcite, sphene, zircon, smectite (formerly an amphibole), goethite, byssolite, and disseminated sulphides, such as pyrite, pyrrhotite, and chalcopyrite.

Garnet-pyroxene skarn lies between epidote endoskarn and hedenbergite skarn or marble. The unit has variable amounts of garnet and diopside and includes both garnet skarn and diopside skarn end-members. In thin-section, it is apparent that most of these rocks were at one time a garnet-pyroxene skarn. Garnet skarns contain fine to coarsely crystalline amber colored grossularite which is typically welded by dense, light-brown cherty quartz (the replacement product of diopside). Other less altered diopside or salite skarn contains a small percentage of actinolite or hydromica that replaces pyroxene. Fine to coarse-grained garnet crystals typically fill interstitial spaces in pyroxene skarns.

High-sulphide skarns (5%-50% sulphides) and massive sulphides (50%-100% sulphides) are an important gold ore type that was mined in the American Pit and below the 800 level (400 feet below the surface) in the Broadway Mine. Although hedenbergite skarn, epidote endoskarn, and intrusive rocks contain disseminated sulphides, most zones of semi-massive to massive sulphides are hosted by garnet-pyroxene skarns. Sulphides can be very fine-grained to coarse-grained. In the high-sulphide skarns, sulphides often exhibit a crude foliation. Sulphide minerals include pyrite, pyrrhotite, chalcopyrite and minor amounts of sphalerite, bornite, covellite, and possibly marcasite.

A zone of black to dark green coarsely-crystalline hedenbergite exoskarn in the Black Pit area occurs between zones of garnet-pyroxene skarn and marble or marble breccia. Long, prismatic crystals of hedenbergite, frequently up to 2 inches long, dominate this lithology. Near the garnet-pyroxene skarn boundary, strongly zoned amber-colored garnet crystals make-up over 30% of the rock. Garnet occurs with calcite, quartz, and sulphides in veins and pods. Minor amounts of hedenbergite have been replaced by actinolite.

A jasper or jasperoid body extends nearly 3,000 feet along the intrusive contact as shown in Figure 4.2. This jasper was a primary target of previous mining activity. The jasper, hosted by either garnet pyroxenes or hedenbergite exoskarn, consists of iron-rich amorphous silica. High grade jasper typically contains native gold and/or copper carbonates. Several episodes of brecciation and quartz, chert or calcite veining have affected the jasper zone. Although silicification of the skarn host rocks was intense, garnet is often unaffected, and in thin-section can be seen to comprise up to 20% of the rock. Other minerals include microgranular quartz, goethite, calcite and garnet.

A zone of marble breccia and polylithic breccia occurs along the contact between marble and hedenbergite in the Black Pit area. The marble breccia is composed of large blocks of sheared, completely recrystallized limestone, whereas the polylithic breccia has a matrix composed of fine to coarse grained marble. The polylithic breccia, which crosscuts the marble breccia and grades into it, contains a large percentage of hedenbergite clasts, along with clasts of other skarn and intrusive rock types. Polylithic breccia and hedenbergite exoskarn, which contain native gold, were mined in the Black Pit.

Faulting is prevalent throughout the property and also in the main mining area. Mineralization seems intimately associated with the two northeast trending faults/fracture zones, particularly in the area of the east-west trending cross fault.

4.4	Alteration and Mineralization

The mineralization at the Madison and Broadway Mines is located where the contact between the sedimentary and igneous rocks are nearly vertical, striking northwest.

The Madison Mine gold-copper skarn developed along the contact between the Radar Creek quartz monzonite and the Madison Group limestone with contact metamorphism traced for more than 9,000 feet along the irregular contact. The underground development focused on the center of an area 200 feet wide by 500 feet long along this contact zone, dictated by drilling results. The three levels of development have defined a zone approximately 98 feet wide by 230 feet long as shown on Figure 4.3.

Figure 4.3    Mine Drifts with Mineralized Zones

*UTM NAD 83 Zone 12

Gold rich zones, copper rich zones and gold-copper zones were encountered in the workings. The gold rich zones were confined to the upper levels, largely as oxide ore. Gold mineralization was confined to jasper rich horizons. Gold occurs as free gold and microscopic grains, resulting from oxidation of the hedenbergite skarn protore. A vertical, tabular body of hematitic jasperoid resulted. The jasperoid is cut by a stockwork of anastomosing veins of calcite and occasionally carries native copper as shown in Figure 4.4.

The copper rich zones were found on the upper levels in the zone of oxidation, marginal to the jasper. These zones consisted of massive chalcocite as shown in Figure 4.5, as well as local native copper. The abundant carbonate in the host rocks quickly oxidized the chalcocite to azurite and other copper carbonates as shown in Figure 4.6 and 4.7. The chalcocite carried very little gold.

Figure 4.4   Native Copper in Drill Hole C05-02

Figure 4.5    Massive Chalcocite in Drill Hole C05-06

Figure 4.6     Massive Chalcocite and Azurite (200 Level)

Figure 4.7     Azurite (300 Level Decline)

Childs, et. al (2017) observed granitic rocks are weakly to non-altered, suggesting that if skarn development is related to a porphyry system, the porphyry is likely at a significant depth, is centered farther south, or has been displaced from the skarn by post-mineral faulting. However, widespread argillic alteration has been observed in historical drill core in the immediate Madison Mine area. Drilling in the 1980s encountered mineralized and altered plutonic rock (e.g. drill hole 83-23 ended in altered quartz monzonite grading 0.40% Cu).

Pebble dikes, limestone breccias, marble breccias and polylithic breccias containing clasts of marble and minor skarn, gossan, jasperoid and occasional visible gold have been identified in drilling and mapping in the immediate mine area. The possibility of the presence of mineralized breccia pipes should be kept in mind as exploration continues because these features are important ore controls at other porphyry and skarn systems including the Golden Sunlight Mine fifteen miles to the north, the Elkhorn deposit near Boulder, Montana, and the New World deposit near Cooke City, Montana.

5.	Deposit Types

The Madison Project is being explored for gold skarns and porphyry copper gold deposits. The following description of gold skarns is condensed from British Columbia Ore Deposit Models (Ray, 1998). The following description of porphyry copper gold deposits is summarized from the British Columbia Ore Deposit Models (Panteleyev, 1995). Many aspects of these models are evident at the Madison Project.

Gold-dominant mineralization genetically associated with a skarn gangue typically consists of Ca-Fe-Mg silicates, such as clinopyroxene, garnet and epidote. Gold is often intimately associated with Bi or Au tellurides, and commonly occurs as minute blebs (<40 microns) that lie within or on sulphide grains. The vast majority of Au skarns are hosted by calcareous rocks. The gold skarns can be separated into either pyroxene-rich, garnet-rich or epidote-rich types based on gangue mineralogy with the contrasting mineral assemblages reflecting the differences in the host rock lithologies as well as the oxidation and sulfidation conditions in which the skarns developed.

Most Au skarns form in orogenic belts at convergent plate margins. They tend to be associated with syn to late island arc intrusions emplaced into calcareous sequences in arc or back-arc environments. The age of mineralization is Phanerozoic, primarily Cenozoic and Mesozoic. Gold skarns are hosted by sedimentary carbonates, calcareous clastics, volcaniclastics or (rarely) volcanic flows. They are commonly related to high to intermediate level stocks, sills and dikes of gabbro, diorite, and quartz diorite or granodiorite composition. Economic mineralization is rarely developed in the endoskarn.

Gold skarns vary from irregular lenses and veins to tabular or stratiform orebodies with lengths ranging up to many hundreds of feet. Rarely, they can form vertical pipe-like bodies along permeable structures. The ore exhibit strong stratigraphic and structural controls. Orebodies form along sill-dike intersections, sill-fault contacts, bedding-fault intersections, fold axes and permeable faults or tension zones. In the pyroxene-rich and epidote-rich types, ore commonly develops in the more distal portions of the alteration envelopes. In some districts, specific suites of reduced, Fe-rich intrusions are spatially related to Au skarn mineralization. Orebodies in the garnet-rich Au skarns tend to lie more proximal to the intrusions. Igneous textures are found in the endoskarn, while coarse to fine grained, massive granoblastic to layered textures are found in the exoskarn. Hornfelsic textures can be locally noted. Fractures, sill-dike margins and fold hinges can be an important location for mineralization.

Gold is commonly present as micron sized inclusions in sulphides, or at sulphide grain boundaries. To the naked eye, ore is generally indistinguishable from waste rock. Due to the poor correlation between Au and Cu in some Au skarns, the economic potential of a prospect can be overlooked if Cu-sulphide-rich outcrops are preferentially sampled and other sulphide-bearing or sulphide-lean assemblages are ignored. The ore in pyroxene-rich and garnet-rich skarns tends to have low Cu:Au (<2000:1), Zn:Au (<100:1) and Ag/Au (<1:1) ratios, and the gold is commonly associated with Bi minerals (particularly Bi tellurides).

Pyroxene-rich Au skarn ore mineralogy consists of: native gold ± pyrrhotite ± arsenopyrite ± chalcopyrite ± tellurides (e.g. hedleyite, tetradymite, altaite and hessite) ± bismuthinite ± cobaltite ± native bismuth ± pyrite ± sphalerite ± maldonite. They generally have a high sulphide content and high pyrrhotite:pyrite ratios. Mineral and metal zoning is common in the skarn envelope.

Garnet-rich Au skarn ore mineralogy consists of: Native gold ± chalcopyrite ± pyrite ± arsenopyrite ± sphalerite ± magnetite ± hematite ± pyrrhotite ± galena ± tellurides ± bismuthinite. They generally have a low to moderate sulphide content and low pyrrhotite:pyrite ratios.

Epidote-rich Au skarn ore mineralogy consists of: Native gold ± chalcopyrite ± pyrite ± arsenopyrite ± hematite ± magnetite ± pyrrhotite ± galena ± sphalerite ± tellurides. They generally have a moderate to high sulphide content with low pyrrhotite:pyrite ratios.

Pyroxene-rich Au skarns have extensive exoskarns, generally with high pyroxene:garnet ratios. Prograde minerals include diopsidic to hedenbergitic clinopyroxene (Hd 20-100), K-feldspar, Fe-rich biotite, low Mn grandite garnet (Ad 10-100), wollastonite and vesuvianite. Other less common minerals include rutile, axinite and sphene. Late or retrograde minerals include epidote, chlorite, clinozoisite, vesuvianite, scapolite, tremolite-actinolite, sericite and prehnite.

Garnet-rich Au skarns also have extensive exoskarn, generally with low pyroxene:garnet ratios. Prograde minerals include low Mn grandite garnet (Ad 10-100), K-feldspar, wollastonite, diopsidic clinopyroxene (Hd 0-60), epidote, vesuvianite, sphene and apatite. Late or retrograde minerals include epidote, chlorite, clinozoisite, vesuvianite, tremolite-actinolite, sericite, dolomite, siderite and prehnite.

Epidote-rich Au skarns exhibit abundant epidote and lesser chlorite, tremolite-actinolite, quartz, K-feldspar, garnet, vesuvianite, biotite, clinopyroxene and late carbonate.

Gold skarns have Moderate endoskarn development with K-feldspar, biotite, Mg-pyroxene (Hd 5-30) and garnet. Many Au skarns are related to plutons formed during oceanic plate subduction. There is a worldwide spatial, temporal and genetic association between porphyry Cu provinces and calcic Au skarns. Pyroxene-rich Au skarns tend to be hosted by siltstone-dominant packages and form in hydrothermal systems that are sulfur-rich and relatively reduced. Garnet-rich Au skarns tend to be hosted by carbonate dominant packages and develop in more oxidizing and/or more sulfur-poor hydrothermal systems.

Stream sediment, soil and rock sampling can identify geochemical zoning patterns, looking at Au, As, Bi, Te, Co, Cu, Zn or Ni. The intrusions related to Au skarns may be relatively enriched in the compatible elements Cr, Sc and V, and depleted in lithophile incompatible elements (Rb, Zr, Ce, Nb and La), compared to intrusions associated with most other skarn types. Airborne magnetic or gravity surveys can be used to locate plutons, with induced polarization and ground magnetic follow-up surveys directed at outlining some deposits. In temperate and wet tropical climates, skarns often form topographic features with positive relief.

Any carbonates, calcareous tuffs or calcareous volcanic flows intruded by arc-related plutons have a potential for hosting Au skarns. Favorable features in a skarn envelope include the presence of: (a) proximal Cu-bearing garnet skarn and extensive zones of distal pyroxene skarn which may carry micron Au, (b) hedenbergitic pyroxene (although diopsidic pyroxene may predominate overall), (c) sporadic As-Bi-Te geochemical anomalies, and, (d) undifferentiated, Fe-rich intrusions with low Fe2O3/FeO ratios. Any permeable calcareous volcanics intruded by high- level porphyry systems (particularly alkalic plutons) have a potential for hosting epidote rich skarns with micron Au. During exploration, skarns of all types should be routinely sampled and assayed for Au, even if they are lean in sulphides.

Porphyry Cu+Au deposits consist of stockworks of quartz veinlets, quartz veins, closely spaced fractures and breccias containing pyrite and chalcopyrite with lesser molybdenite, bornite and magnetite occurring in large zones of economically bulk-mineable mineralization in or adjoining porphyritic intrusions and related breccia bodies. Disseminated sulphide minerals are present, generally in subordinate amounts. The mineralization is spatially, temporally and genetically associated with hydrothermal alteration of the hostrock intrusions and wallrocks. In British Columbia, porphyry deposits are either Triassic-Jurassic or Cretaceous-Tertiary in age.

Porphry Cu-Au deposits are typically hosted in orogenic belts at convergent plate boundaries, commonly linked to subduction-related magmatism or in association with the emplacement of high-level stocks during extensional tectonism related to strike-slip faulting and back-arc spreading following continent margin accretion. They are associated with highlevel (epizonal) stocks within volcano-plutonic arcs. Virtually any type of country rock can be mineralized, but commonly the high-level stocks and related dikes intrude their coeval and cogenetic volcanic pile. These intrusions range from coarse-grained phaneritic to porphyritic stocks, batholiths and dike swarms. Compositions range from calcalkaline quartz diorite to granodiorite and quartz monzonite. Commonly there is multiple emplacement of successive intrusive phases and a wide variety of breccias.

Porphyry Cu-Au deposits consist of large zones of hydrothermally altered rock containing quartz veins and stockworks, sulphide-bearing veinlets; fractures and lesser disseminations in areas up to 10 km2 in size, commonly coincident wholly or in part with hydrothermal or intrusion breccias and dike swarms. Deposit boundaries are determined by economic factors that outline ore zones within larger areas of low-grade, concentrically zoned mineralization. High grade mineralization is often controlled by igneous contacts. Breccias, mainly early formed intrusive and hydrothermal types also commonly host high-grade mineralization. Zones of intensely developed fracturing give rise to high-grade vein stockworks, notably where there are coincident or intersecting multiple mineralized fracture sets.

Alteration mineralogy consists of quartz, sericite, biotite, K-feldspar, albite, anhydrite /gypsum, magnetite, actinolite, chlorite, epidote, calcite, clay minerals, tourmaline. Early formed alteration can be overprinted by younger assemblages. Central and early formed potassic zones (K-feldspar and biotite) commonly coincide with high grade material. This alteration can be flanked in volcanic hostrocks by biotite-rich rocks that grade outward into propylitic rocks. The biotite is a fine-grained, ‘shreddy’ looking secondary mineral that is commonly referred to as an early developed biotite (EDB) or a ‘biotite hornfels’. These older alteration assemblages in cupriferous zones can be partially to completely overprinted by later biotite and K-feldspar and then phyllic (quartz-sericite-pyrite) alteration, less commonly argillic, and rarely, in the uppermost parts of some ore deposits, advanced argillic alteration (kaolinite- pyrophyllite).

Ore deposits are associated with multiple intrusions in subvolcanic settings of small stocks, sills, dikes and diverse types of intrusive breccias. Reconstruction of volcanic landforms, structures, vent-proximal extrusive deposits and subvolcanic intrusive centres is possible in many cases, or can be inferred. Mineralization at depths of 1 km, or less, is mainly associated with breccia development or as lithologically controlled preferential replacement in hostrocks with high primary permeability. Propylitic alteration is widespread and generally flanks early, centrally located potassic alteration; the latter is commonly well mineralized. Younger mineralized phyllic alteration commonly overprints the early mineralization. Barren advanced argillic alteration is rarely present as a late, high-level hydrothermal carapace.

Pyrite is the predominant sulphide mineral; in some deposits the Fe oxide minerals magnetite, and rarely hematite, are abundant. Ore minerals are chalcopyrite; molybdenite, lesser bornite and rare (primary) chalcocite. Subordinate minerals are tetrahedrite/tennantite, enargite and minor gold, electrum and arsenopyrite. In many deposits late veins commonly contain galena and sphalerite in a gangue of quartz, calcite and barite. Gangue minerals in mineralized veins are mainly quartz with lesser biotite, sericite, K-feldspar, magnetite, chlorite, calcite, epidote, anhydrite and tourmaline. Many of these minerals are also pervasive alteration products of primary igneous mineral grains.

Geochemically, calcalkalic systems can be zoned with a Cu+Au ore zone having a ‘barren’, low-grade pyritic core and surrounded by a pyritic halo with peripheral base and precious metal-bearing veins. Central zones with Cu commonly have coincident Mo, Au and Ag with possibly Bi, W, B and Sr. Peripheral enrichment in Pb, Zn, Mn, V, Sb, As, Se, Te, Co, Ba, Rb and possibly Hg is documented. Overall the deposits are large-scale repositories of sulphur, mainly in the form of metal sulphides, chiefly pyrite. Geophysically, ore zones, particularly those with higher Au content, can be associated with magnetite-rich rocks and are indicated by magnetic surveys. Alternatively the more intensely hydrothermally altered rocks, particularly those with quartz-pyrite-sericite (phyllic) alteration produce magnetic and resistivity lows. Pyritic haloes surrounding cupriferous rocks respond well to induced polarization (I.P.) surveys but in sulphide-poor systems the ore itself provides the only significant IP response.

6.	Exploration

Historic mining at the Madison project has been well documented. The Broadway Mine operated from the 1880s to the 1950s and produced an estimated 144,000 ounces of gold (450,000 tons averaging 0.32 oz/t gold) from 3,000 feet of underground workings to a vertical depth of 250 feet. Broadway’s initial exploration goals for the Madison Project included detailed mapping, surface and underground core drilling, induced polarization surveys, magnetic geophysical surveys, grab samples from underground workings and stopes, grab samples from the surface pits, trenches, shafts and adits. Based upon the results of these initial programs Broadway shifted its focus to identify the source of the mineralization at the Project. The main hypothesis is that the skarn mineralization assemblages at the Project seem to be related to a deeper porphyry mineralization. This led to more detailed mapping at the project, modern geophysical surveys and the identification of argillic alteration locally.

6.1	Sampling Program

During 2016, 60 surface samples were collected throughout the property from historic dumps. Highlights included: 17 of the 60 samples returned copper values in excess of 1,000 ppm with highlights of 24,100; 14,800; 12,400 and 10,800 ppm (equivalent to 2.41%, 1.48%, 1.24% and 1.08%); 28 of the 60 samples returned gold values in excess of 0.1 ppm with highlights of 16.15, 13.75, 11.1 and 9.91 ppm (equivalent to 16.15 g/t, 13.75 g/t, 11.1 g/t and 9.91 g/t). Detailed rock descriptions were recorded for each sample and locations were marked by GPS. These results helped guide the surface drilling locations.

Additional rock and soil sampling programs were carried out in 2017 and then again in 2018. To date, 571 rock samples and 1,457 soil samples have been collected throughout the Madison Property. The assay results indicate several coincident multi-element anomalies that are consistent with porphyry-based mineralization.

6.2	Rock Sampling

Statistically significant mineralization found in rock samples is defined as a concentration of copper, lead, zinc and manganese of greater than or equal to 1,000 ppm; a concentration greater than or equal to 10 ppm in silver and molybdenum; and, a concentration of greater than or equal to 1 ppm in gold. Background mineralization in these samples is defined as a concentration of copper, lead, zinc and manganese of less than 1,000 ppm; a concentration less than 10 ppm in silver and molybdenum; and, concentration of less than 1 ppm in gold.

Table 6.1 describes the number of background and statistically significant multiple element occurrences. The heat maps in figures 6.2 through 6.8 illustrate the individual occurrences spatially, to enable visualization of the coincident nature of all mineralization.

Table 6.1               Statistically Significant Multiple Elements

Elements	Background Occurrences	Statistically Significant Occurrences
Gold	464	86
Silver	510	40
Copper	489	61
Molybdenum	460	90
Manganese	400	150
Lead	513	37
Zinc	367	58

Laboratory duplicates, blanks and standard samples confirm that good quality control standards were followed by the laboratory and by the ground team for this group of sample results.

Figure 6.2  Statistically significant Au in rock samples

Figure 6.3   Statistically significant Ag in rock samples

Figure 6.4   Statistically significant Cu in rock samples

Figure 6.5   Statistically significant Mo in rock samples

Figure 6.6   Statistically significant Mn in rock samples

Figure 6.7   Statistically significant Pb in rock samples

Figure 6.8   Statistically significant Zn in rock samples

Soil Sampling

A total of 1,457 assays are reported in this soil sample set and indicate several coincident multi-element anomalies that are consistent with porphyry-based mineralization.

The soil anomalies consist of coincident gold, silver, copper, molybdenum, manganese, lead and zinc (Au, Ag, Cu, Mo, Mn, Pb and Zn, respectively). Table 6.9, below, lists the number of samples that reported above the numerical average of the sample set, and the low to high values indicated by the anomalies. Laboratory duplicates, blanks and standard samples confirm that good quality control standards were followed by the laboratory and by the ground team for this group of sample results.

Table 6.9

1,457 Samples ppm	Average	Samples	Low	High
Au	0.041	242	0.001	3.81
Ag	0.281	243	0.006	14.65
Cu	282	266	1.64	3,700
Mo	2.31	264	0.06	143.5
Mn	571	345	68.2	13,550
Pb	47	230	1.31	>10k
Zn	152	208	15.8	12,400

The heat map in Figure 6.10 illustrates the combined occurrences spatially to enable visualization of the coincident nature of all mineralization. This plot shows gold in soils. Note, the higher Au values near the top of the map are shown in red to brown colors; blue shades show very low values. The area circled with the yellow oval is probably due to historic contamination. The four black bands indicate areas consistently anomalous in the elements listed in Table 6.9 that are commonly associated with the upper levels of porphyry deposits.

Figure 6.10, Coincident soil geochemical anomalies

Seventeen whole rock samples were collected throughout the Madison property both from surface exposures and drill core in holes C17-22, 23, 24 and 27. Based on work by Kolb and others (2013); Loucks (2014) and Rohrlach and Loucks (2005). Figure 6.11 displays Strontium/Yttrium (Sr/Y) ratios for the variety of intrusions located on the Madison Property. The left-hand side of the slide shows that most of our intrusive rocks fall within the Adakite-like magmas; a few samples fall outside. Calc-alkaline arc rocks that share these distinct trace-element signatures are known as ‘adakite-like’. Adakitic signatures are commonly associated with economic porphyry-style Cu–Au–Mo ore deposits.

Figure 6.11, Sr/Y Ratios for from Whole Rock Analysis

Following these findings, the field team completed a retrospective analysis of the rock chip and soil geochemistry files and corroborated similar favorable Sr/Y ratios in both soil and rock chip samples.

Rock chip and soil sample geochemical modeling identified statistically significant strontium/yttrium ratios over a 1.5-mile contact zone. Broadway’s Sr/Y data is based on 571 rock chip and 1,468 soil samples collected across prospective areas of the property. The geochemical model reveals distinctive Sr/Y ratio-based-anomalies that are found throughout a zone of strong structural preparation and mineralization, see Figure 6.12.

Figure 6.12 Map of Madison Project showing geology, land position and Sr/Y/Y soil anomalies

Figure 6.13          Gold Soil Samples

Figure 6.14          Copper Soil Samples

6.3	Induced Polarization Surveys

Previous work done at the Madison project suggests there is potential for a deeper porphyry system. Historic drilling, however, has focused solely on the shallow gold found in the oxidized skarn and did not explore deeper to test the potential porphyry. Of the 116 historic drill holes, only six reached a vertical depth in excess of 492 feet. The presence of altered and a mineralized intrusives in some of these historic drill holes has led to this speculation.

A property-wide deep induced polarization (IP) survey was conducted for the Project by Peter E Walcott & Associates Limited (Walcott 2017). Figure 6.26 shows the areas of interest for the different surveys to be performed. The IP survey searched for the suspected deeper copper-gold porphyry system believed to be a feeder for the shallower gold- copper skarn mineralization of the Project.

Figure 6.15    Madison Copper-Gold Project with Survey Targets

(Walcott 2017)

The IP survey was carried out with five east-west traverses spaced 1,312 feet apart, with a fill-in traverse between the 3rd and 4th southernmost lines. From the results of the IP survey it was deemed additional information was needed to assist with the interpretation. More surveying was carried out on another three fill-in lines which covered the property with lines 656 feet apart. A total of 10 IP traverses were conducted.

The surveys identified four resistivity lows, four resistivity highs, seven chargeability highs and two magnetic highs. Some of these are proximal to the known mineralized zones, while others are deep seated and could reflect or be associated with a porphyry style mineralization at depth. The IP probed the area to a depth of 1,640 feet.

The modelled response to the DC resistivity highlights several features of potential interest. Figure 6.16 illustrates the resistivity results. Anomaly rLA is a northeasterly trending resistivity low, encompassing the historic Madison mine within its northeastern extent. This feature is bound by two readily discernible northeasterly trending topographic lineaments. Contained within this zone of low resistivity, lies the large negative chargeability response observed within the raw dataset.

Figure 6.16   Model Slice 5,085 feet with Topographic Lineaments

(Walcott 2017)

The chargeability results identified anomaly cHA which is situated on the northeasterly end of the resistivity anomaly rLA. This zone of elevated chargeability thickens in the same direction as it trends and appears to correlate well with the known geometry of Cu mineralization. There is also a potential for this anomaly to be the construct of two features. Anomaly cHA is also partially contained within a zone of reduced magnetic susceptibility. Anomaly cHB is a small chargeability anomaly to the northwest of the Madison mine. It is contained wholly with the elevated resistivity zone rHA. Figure 6.17 is an oblique view of these two chargeability zones projected with known Cu mineralization.

Figure 6.17    Anomaly cHA and cHB with Cu Mineralization

(Walcott 2017)

Combining the data from the resistivity and chargeability is way of displaying the different anomalies that may correlate with each other and identify potential exploration targets of interests. Figure 6.6 combines these anomalies for a visual assessment. The 3d structures colored purple represent the chargeability anomalies in relation to a section view of the resistivity anomalies. Anomaly cHC is a steep northwesterly trending chargeability on the western property boundary. It flanks a zone of elevated resistivity to the east, and is constrained within a zone of low resistivity (rLD) of similar intensity to anomaly rLA. The feature also appears to be a northwesterly trending lineament. There is a potential that wrapping may be occurring between anomalies, cHB and cHC.

Anomaly cHD, is situated on the northern extent of resistivity anomaly rHB and is decreasing resistivity intensity with depth. A weak magnetic response is associated with this feature. The anomaly appears to be confined within several structural features and may be of potential interest.

Anomaly cHE is a deep chargeability anomaly immediately to the east of anomaly cHD. This northeasterly trending feature is mostly confined to the central corridor of resistivity anomaly rLB.

Anomaly cHF is a small chargeability situated on the intercepts of the features rLA and rLB. These features are within the weak northwesterly trending anomalies containing cHA and cHB. The anomaly is contained within an embayment of reduce magnetic susceptibility, similar to that of the main zone.

Figure 6.18    Chargeability Features > 12 mV/V with Resistivity Slice at 1350M

(Walcott 2017)

Figure 6.19 is a chargeability voxel model which is used to portray different corridor trends seen within the survey data. Anomaly cHG is situated on the northern boundary of the survey. In the southeastern corner of the survey area, a large broad zone of moderate chargeability appears at depth on the southern third of resistivity anomaly rHC. The zone is coincident with a concentric feature observed within residual total magnetic field intensity mHA.

A zone of high chargeability, consisting of chargeability anomalies cHA, cHB and cHC, in the northwest section of the property is of particular interest. This area hosts the Broadway Mine, the Madison Mine and the current drilling area to the northwest of the Madison Mine decline. The chargeability zone appears to coincide with the known contact of the Radar Creek intrusive and the response may be an indication of skarn-type mineralization. There appears to be a second zone of high chargeability further to the west, which is also believed to relate to the Radar Creek contact, where the contact has swung back around forming a horseshoe-like shape. Only minimal historic drilling has taken place in this second zone, making it a high-priority target. The multiple, deep-seated chargeability and resistivity anomalies could reflect or be associated with porphyry-style mineralization at depth.

Figure 6.19    Modelled Chargeability Voxel

(Walcott 2017)

6.4	Magnetic Survey

The magnetic survey was carried out along north south traverses spaced 328 feet apart using a GEM SYS walking system. Figure 6.20 shows that the anomaly mHB is a relatively high intensity magnetic anomaly with a general northwesterly trend. The feature is associated with a moderate resistivity zone rHD, however with only limited chargeability response.

Figure 6.20    Residual Total Field Magnetic Intensity

(Walcott 2017)

6.5	Mise-a-la-Masse

A Mise-a-la-Masse electrical geophysical survey was conducted to trace the location, shape and extent of the massive sulphide zone intersected in surface and underground drilling. Surface hole C17-20 and underground holes UG17-02 through UG17-06 identified a massive sulphide zone of high grade gold mineralization. These core holes, were utilized to conduct the Mise-a-la-Masse survey. Figure 6.21 shows the results of the survey in plan view including the fan of underground drill holes and the surface hole C17-20. Note the definition of the geometry of the massive sulphide zone in plan view. The survey confirmed an ovoid cylindrically shaped massive sulphide mineralized body and its western plunge to depth. Additional Mise-a-la-Masse surveys will be used to target drilling, and to locate new mineralized massive sulphide bodies that lay contiguous and lateral to the current one.

Figure 6.21    Mise-a-la-Masse Survey

(Walcott 2017)

Overall this geophysical surveying program succeeded in advancing existing drill targets and generating new targets across the project’s area. The IP survey identified chargeability and resistivity anomalies that may be associated with porphyry-style mineralization at depth. These results strongly suggest that a second anomalous zone with similar geophysical characteristics lies to the northwest of the anomalous zone that host the auriferous and cupriferous jasperoid.

6.6	Exploration Drilling

The exploration drilling performed by Broadway Gold at the Madison project, has occurred in three phases over a one-year period, (Jan 2017 to Jan 2018). A total of 26 surface (6,121 m) and 7 underground (305 m) drill holes have been completed. Figures 6.22 and 6.23 show surface (Phase 1) and underground drilling (Phase 2) programs. Phase 1-2 drilling has resulted in the discovery of a larger jasperoid zone with native copper and gold. Results included 1.725% Cu and 0.097 g/t Au over 49.4 meters in hole C17-16, including 2.571% Cu and 0.151 g/t Au over 30.2 meters. Hole C17-17 returned 1.020% Cu and 0.159 g/t Au over 31.1 meters and hole C17-20 drilled into a massive-sulphide zone that remains open at depth, which returned 1.247% Cu and 1.843 g/t Au over 23.8 meters.

Figure 6.22    Surface Drilling Program (Phase 1)

Figure 6.23    Underground Exploration Drilling Program (Phase 2)

Phase 1 surface drilling indicated that the jasperoid body remains well mineralized. The zone has now been traced a total of 85 meters to the northwest of the current underground decline, verifying one of a series of chargeability highs located during the initial IP survey. These multiple chargeability highs form a semi-continuous, horseshoe-shaped zone (Figures 6.17 and 6.18), mirroring the intrusive/carbonate contact over a strike length in excess of 800 meters. Drill hole C17-02 cut through the projected jasperoid interval above the “400-foot level” and did not intersect any jasperoid. This suggest that the copper zone potentially begins at approximately 90-120 meters vertically below the surface and plunges to the northwest.

Results from drill hole C17-10 have confirmed that high-grade sulphide mineralization exists in the area adjacent to the underground infrastructure, as well as indications of a potential second nearby massive sulphide zone.

Another high-grade massive sulphide target was confirmed by underground (UG17-03 to UG17-06) and surface drilling (C17-20). Intersected 139 feet below the 600 level in C17-20, this mineralized zone remains open to depth. The massive sulphide and garnet epidote zone continues to display consistent gold concentrations over 2.2 to 30-meter widths.

Figure 6.24, Significant Results of Underground Phase 2 Drilling

A third deposit type at Madison, contains lower grade gold over longer widths within an epidote-diopside-garnet skarn zone, and was discovered in C17-09 west of the high-grade gold massive sulphides. The copper interval also included a 3.7-meter section of jasperoid containing 1.88% copper.

Broadway Gold commenced Phase 3 surface drilling in August 2017 to test several of the better coincident geophysical and geochemical targets. These coincident anomalies were interpreted to be associated with a copper- gold porphyry system at depth.

Hole C17-24 was designed to evaluate a chargeability anomaly identified within the Northeast target area, a highly prospective part of the Project. This successful drill intersection is currently interpreted to be related to the porphyry system that may be the feeder for the majority of the mineralization at the Madison Project.

Figure 6.25, Priority Exploration Targets

Table 6.26     Phase 3 Drilling Program

Hole #	Target	Azimuth	Dip	TD (m)
C17-21	NC-1	90	-70	28.3
C17-22	NC-2A	93	-70	362
C17-23	MM	0	-90	191
C17-24	SE-1	245	-60	377
C17-25	SE-2	182	-65	409
C17-26	SE-3	245	-45	425
C17-27	SE-3B	173	-90	530.6
Total				2,324

C17-21 was designed to test a strong chargeability anomaly near the Radar Creek Intrusive-Devonian-Mississippian carbonate contact. Drilling conditions were challenging from the beginning. The hole collard in hornfels and strongly fractured dolomite. Fault and fracture zones were encountered through the entire length of the hole. The drilling advanced to 28.3 meters when the hole caved and became un-manageable. The decision was made to abandoned the hole and move to C17-22.

C17-22 is located in the north-central part of the property and was designed to evaluate a prominent northwest striking chargeability high found along the Silver Star Fault Zone. This hole collared in Archean amphibolite to a depth of

12.8 meters. Drilling continued into the Devonian Jefferson Dolomite, intercepting a sheared and jasperoid veined zone measuring 9.9 meters wide. The core of this zone (20.4- 24 meters) averaged 0.470 ppm gold over 3.65 meters in width.

As drilling continued, a zone of strong fracture-controlled chlorite and calcite veining with minor disseminated pyrite was encountered, leading into a much stronger series of crackle breccia and fracture zones between 217 to 266.3 meters. Further down the hole a hard and dense dolomite hornfels was encountered at 323.7 meters leading into a 6.85-meter-thick pyrite rich (>15% py) carbonaceous dolomite in contact with the Radar Creek Granodiorite. The hole was terminated in fresh Radar Creek Granodiorite at a total depth of 362 meters.

C17-23 is located approximately 61 meters north of the mine on the same drill pad that C17-20 occupied earlier this year. C17-23 was designed to evaluate the northward extension of a skarn and massive sulphide zone intercepted in C17-20 that reported (5.5 meters of 0.108 opt gold and 2.65% copper) and a corresponding Mise-a-la-Masse anomaly near the Radar Creek contact.

C17-23 collard in Radar Creek granodiorite and ended in Radar Creek at 191 meters. Several zones of moderate to strong propylitic alteration were encountered. A zone of strong propylitic alteration at 86.8 meters, consisting of chlorite-calcite fracture filling, possibly weak argillic alteration contained trace amounts of disseminated native copper grains. We terminated drilling in fresh Radar Creek granodiorite.

A follow-up test of this target might be better accomplished by drilling a -70⁰ angled core hole.

Anomalous gold and copper values were reported in the core samples collected from a jasperoid veined zone in the granodiorite from 21.2 meters to 31.2 meters. Gold values ranged between 0.02 ppm to 0.274 ppm gold, copper values in this same zone ranged between 322 and 1,035 ppm copper.

C17-24 is located at the southeastern corner of the Madison Property. C17-24 was designed to evaluate a chargeability anomaly identified within a highly prospective part of the district. Numerous historic prospect pits are scattered throughout the area within a section of carbonate rocks displaying skarn and jasperoid alteration.

C17-24 collard in a small outcrop of Devonian Jefferson dolomite as indicated by Marty Footes geology map. Numerous limestone-dolomite breccia zones were encountered throughout the hole with some zones containing fine grained disseminated py-cpy. A quartz latite porphyry contact was intercepted at 988 feet. The carbonate rocks near the contact displayed chaotic plastic fold deformation, multi-lithologic breccias, and hornfels at the immediate contact. The quartz latite porphyry is fine grained and shows a well-developed propyllitic alteration at the contact. Phyllic alteration begins at 309 meters as alteration selvages around quartz-pyrite and pyrite microveinlets. Assay results in this zone are low but indicate an increase in gold-copper values when pyrite and quartz-pyrite veinlet density increase.

C17-25 is located approximately 359.6 meters southeast of C17-24. C17-25 was designed to test a chargeability anomaly identified within a highly prospective part of the district. Numerous historic prospect pits are scattered throughout the area hosted by carbonate rocks, aplite to diorite intrusions, jasperoid and widespread skarn alteration. C17-25 drilled approximately 274 meters (0-274) of mixed skarn-endoskarn (epidote-chlorite-serpentine) with narrow limestone, marble and dolomite sections. Diorite intrusions mixed with skarns were frequently encountered between 274 to 365.7 meters. The hole was terminated at 409 meters after drilling 43.3 meters (365.7-409) of fresh limestone. Anomalous Mn clusters (0.3 to 1.4% Mn) were identified near faults and diorite-endoskarn alteration zones. Trace to anomalous Ag values 1.7 to 4.9 ppm were found within a fault zone cutting endoskarn-skarn contacts.

C17-26 This hole re-occupied drill site C17-24 using the same drill azimuth but drilling at a flatter angle of -45⁰. The goal of this hole was to intercept the quartz latite porphyry further to the west and deeper into the heart of the IP anomaly.

This hole failed to intercept the latite porphyry; however, numerous zones of quartz-calcite veining, brecciation and marbilization were observed and sampled. A total of 81 samples were collected throughout the hole with the intent of providing structural and geochemical indications to guide a follow up drilling program. Periodic zones of marble were encountered through the thick sequence of limestone-dolomite suggesting zones of heat transfer, presumably from a deep porphyry driven hydrothermal system.

Several of these zones reported elevated Pd-Zn values of 0.20 to 1.50% with elevated but trace Cu values 140 to 1000 ppm.

C17-27 is located on a shared site with C17-24 and C17-26. Like C17-26, the goal of this hole was to intercept the quartz latite porphyry and gain an understanding of local extent, dip of the system and indicators of porphyry style mineralization. C17-27 collard in a breccia zone indicating the surface expression of a breccia pipe, shown on Foote’s geology map as “Cave Fill”. Continued drilling revealed numerous zones of marbilization and silicification within the limestone-dolomite section with zones of quartz-calcite veining. A 1.5-meter-thick zone of MnOx-calcite-galena stockwork veining was intercepted at 453 feet averaging 1.8% Zn and 1.5% Pb.

The quartz latite porphyry was intercepted at 272.5 meters and continued to 506.8 meters (234.3 meters thick) within a zone of mixed propylitic and phyllic alteration. Phyllic alteration zones were controlled by quartz-calcite-sulphide veinlets and stockwork zones. Sulphide content ranged between 5-7% as fine disseminations, microveinlets and course blebs of pyrite. Some sulphide veinlets contained pyrite with sphalerite-galena rims within a phyllic alteration selvage invading pervasive propylitic alteration.

The latite porphyry was intercepted at 271.9 meters. The latite appeared darker and more mafic than previous encounters of latite probably due to the pervasive propylitic alteration. Narrow zones of vein and fracture controlled phyllic alteration have been identified. Sulphide content ranges between 5-7% in the phyllic zones; some pyrite microveinlets have been observed. A weak phyllic alteration pattern starting at 378.8 meters has become more pervasive and less veinlet controlled. The latite has taken on a light to medium grey color, and occasional sulphide rich zones exceed 7% and become clots. Trace amounts of very fine disseminated black specs have been identified in the core, probably sphalerite-galena.

The assay results indicate pervasive Mn mineralization with elevated Au, Ag, Cu, Pb and Zn primarily controlled by stockwork veining in phyllically altered latite.

Table 6.27               Significant Core Geochemistry

Core Geochemistry in C17-27	272 to 363 meters	363 to 511 meters
Alteration Zones	Propylitic	Phyllic
Gold (ppm)	<0.001	0.019
Silver (ppm)	<0.05	1.0 (4.7 high)
Copper (ppm)	46	54
Manganese (ppm)	657	1,343
Lead (ppm)	20	129
Zinc (ppm)	63	225

However, the assay results failed to indicate ore grade Cu-Au porphyry style mineralization but were successful in encountering structurally controlled phyllic alteration with anomalous (Au, Ag, Cu, Mn, Pb and Zn) quartz-pyrite stockwork mineralization.

Figure 6.28    Phase 3 Drill Hole Location Map with Geology

C17-23
X Madison Mine
C17-21
C17-22
B
C17-24, 26, 27
C17-25
A
X-Section A-B
2017 DH Collars
Property Outline
Faults
Copyright © 2013 National Geographic Society, i-cubed

Geologic Map, The Madison project is located 2 miles west of Silver Star, Montana. Xmb - Archean metamorphic rocks in brown; Cp - Cambrian Pilgrim Fm; Dj – Devonian Jefferson Fm; MDt – Devonian-Mississippian Three Forks Shale; Mm – Mississippian Madison Group; Pp – Pennsylvanian-Permian meta-sediments; Kem – Cretaceous Elkhorn Mountains Volcanics; Kgdr – Cretaceous Rader Creek Granodiorite; Qa – Quaternary Gravels; Ts – Tertiary Sediments. (Foote 1987 and McDonald, Elliot, Vuke, Lonn and Berg, MBMG Open-file report 622, 2012

Figure 6.29, Geologic Model X-section A-B, showing porphyry intercepts in C17-24, 26 and 27.

7.	Drilling

Prior to 2016, the Project had approximately 116 reverse circulation and core drill holes that averaged 346 ft per hole, a total of 40,106 ft (12,224m), drilled by various companies. That drilling produced 5,732 assays and 145 surveys. Although no QA/QC documentation is available for these drill programs, Robb (2016) states: “For exploration prior to 2005 the author was unable to review the procedures utilized by the various companies, but believes the sampling methods and analysis were to industry standards of that time.”

In 2017, Broadway commenced surface drilling using AK Drilling, Inc. of Butte, Montana concluded three phases of drilling throughout that year, a total of 26 core holes, 20,084 ft. (6,121m). Broadway also contracted Groundhog Mining, Dillon, Montana, to conduct an underground drilling program that resulted in seven drill holes, a total of 1,000 ft. (305m).

The purpose of Broadway’s drill programs was to verify known copper and gold mineralization identified in historic drill programs and test copper and gold mineralization to the west of the existing underground workings and at depth. The first and second phases of drilling confirmed observable alteration and mineralization reported in historic in drill holes. The third phase of surface drilling conducted in 2017 followed up on the first two phases, which identified multiple priority target areas including areas interpreted to be associated with a copper-gold porphyry system at depth. Broadway also commenced the first phase of an underground core drill program consisting of seven holes. The purpose of these holes was to test the down dip continuation of copper and gold mineralization mined on the 600 Level and to follow up on newly discovered mineralization to the west of the decline.

The drilling database now contains 149 drill holes, 11,481 assays and 498 surveys. The complete database contains 62,189 feet of drilling. Table 7.1 shows significant intercepts that were encountered from the four Broadway drill programs. The intervals are core intercepts and do not represent true thickness.

Table7.1                  Madison 2017 Drilling Significant Intercepts

					From	To	Interval		Copper	Gold
HoleID	Easting	Northing	Elevation		(ft)	(ft)	(ft)	(m)	(%)	(g/t)	(oz/t)
C17-01	1303822	16605185	5279.7		342.5	498.5	156	45.7	1.010	0.480	0.017
				including	404.5	413.5	9	2.7	7.140	0.560	0.019
				including	429.5	441.5	12	3.7	0.890	2.650	0.093
				including	432.5	435.5	3	0.9	0.820	7.130	0.252
C17-02	1303822	16605185	5279.7
					405	573	168	51.2	0.570	0.190	0.006
C17-03	1303801	16605231	5293	including	411	420	9	2.7	1.300	0.050	0.001
					267	291	24	7.3	0.500	1.170	0.006
C17-04	1303841	16605236	5312
					360	372	12	3.7	0.200	0.810	0.001
					353	371	18	5.5	0.040	1.640	0.272
					419	443	24	7.3	0.600	0.020	0.051
C17-05	1303769	16605085	5253		479	608	129	39.3	1.470	0.420	0.035
				including	524	572	48	14.6	2.130	0.180	0.004
				including	566	587	21	10.1	2.830	0.990	0.143
C17-06	1303815	16605079	5256		379	418	39	11.9	0.001	0.710	0.086
C17-07	1303806	16605082	5271		319	356	37	11.3	0.040	1.740	0.051
				including	337	356	19	5.8	0.060	2.940	0.086
C17-08	1303726	16604915	5282		810	819	9	2.7	101	1.152	0.034
					246.5	357.5	111	33.8	0.001	0.76	0.022
C17-09	1303917	16605079	5267		480.5	492.5	12	3.7	1.882	4.249	0.124
					492.5	528.5	36	11	0.124	0.375	0.011
				including	516.5	528.5	12	3.7	0.331	0.389	0.011
C17-10	1303844	16604967	5279		452	482	30	9.1	3.122	4.288	0.125
					540	570	30	9.1	1.391	0.361	0.011
C17-12	1303695	16605151	5285	including	540	555	15	4.6	2.41	0.68	0.02
					387	453	66	20.1	1.466	0.253	0.007
C17-13	1303695	16605151	5285	including	405	420	15	4.6	6.048	0.357	0.01
				including	408	414	6	1.8	11.45	0.02	0.001
C17-14	1303711	16605235	5301		410	431	21	6.4	0.14	2.467	0.072
				including	413	419	6	1.8	0.154	8.255	0.241
C17-15	1303652	16605255	5309		438	447	9	2.7	0.002	1.578	0.046
				and	462	486	24	7.3	0.23	0.812	0.024
					58	743	162	49.4	1.725	0.097	0.003
C17-16	1303618	16605014	5287	including	641	740	99	30.2	2.571	0.151	0.004
				and	767	776	9	2.7	0.392	0.398	0.012
C17-17	1303589	16605075	5299		536	584	48	14.6	0.228	0.015	0
C17-18	1303491	16605036	5302	and	614	716	102	31.1	1.02	0.159	0.005

					From	To	Interval		Copper	Gold
HoleID	Easting	Northing	Elevation		(ft)	(ft)	(ft)	(m)	(%)	(g/t)	(oz/t)
					350	359	9	2.7	0.007	3.263	0.095
				and	395	407	12	3.7	0.004	1.977	0.058
C17-19	1303911	16604931	5318	and	629	632	3	0.9	0	4.07	0.119
				and	728	761	33	10.1	0.115	2.99	0.087
				including	728	731	3	0.9	1.16	26.8	0.782
				including	758	761	3	0.9	0.03	5.57	0.162
					270	372	102	31.1	0.206	0.146	0.004
C17-20	1304282	16605554	5167	and	387	399	12	3.7	0.336	0.096	0.003
				and	429	507	78	23.8	1.247	1.843	0.054
				including	480	492	12	3.7	2.156	3.214	0.094
UG17-02	1304321	16605364	4893		45	57	12	3.7	1.428	0.609	0.018
					27	141	114	34.7	0.163	0.7	0.02
UG17-03	1304318	16605351	4891	including	27	36	9	2.7	0.748	4.108	0.12
				including	57	75	18	5.5	1.625	1.702	0.05
				including	108	123	15	4.6	0.353	0.289	0.008
					30	113	83	25.3	1.098	1.651	0.048
UG17-04	1304318	16605351	4891	including	63	87	24	7.3	2.717	2.466	0.072
				including	105	113	8	2.4	0.049	4.786	0.14
					27	126	99	30.2	0.391	24.500	0.710
				including	30	39	9	2.7	0.366	82.870	2.420
										145.00
UG17-05	1304318	16605351	4891	including	33	36	3	0.9	0.450		4.110
										0
				including	75	90	15	4.6	0.276	68.610	2.000
										178.50
				including	75	78	3	0.9	0.274		6.120
										0
					27	63	36	11	0.384	41.65	1.21
UG17-06	1304318	16605351	4892	including	30	45	15	4.6	0.271	51.84	1.51
				including	57	60	3	0.9	0.368	90.1	2.63

7.1	Drilling Statistics

The drilling database is composed of 149 drill holes. A total of 9,882 Au, 8,831 Cu, and 5,803 Ag assays were included with these drill holes. Table 7.2 presents the assay statistics for the Madison Project.

Table 7.2                   Assay Statistics for the Madison Project

Metal	Number	Mean Au (g/t)	Stand. Dev.	Min Assay	Max Assay	Coef. of Variation
Au	9,882	1.583	14.605	0.001	480	9.227
Cu	8,831	2048.4	15125	0.206	653,600	7.384
Ag	5,803	6.952	27.092	0.003	651	3.897

8.	Sampling, Analyses and Security

For exploration prior to 2005, the author was unable to review the procedures utilized by the various companies; however, it is very likely that the sampling methods and analysis were to industry standards of that time. For drilling samples conducted post 2005, the described procedures are as follows: “All drill core samples were logged, split with a diamond saw, and photographed on site. Reverse circulation chip samples were split at the drill rig. Select intervals were bagged and driven to the Norris lab facilities in Norris, Montana for assaying, while retaining half the core and reverse circulation chip samples duplicates on site in locked storage sheds. For QC/QA purposes, the sample rejects and pulps were brought back to the mine site and random pulps were sent to ALS-Chemex in Vancouver, B.C., Canada for assaying (25% of the total samples). Standards, repeats and duplicate samples were also sent to Norris labs for quality control purposes.”

In the author’s opinion the sampling method employed by Broadway for its core drilling programs was suitable to obtain representative samples of the mineralization sought and the QA/QC program as described was sufficient to ensure that the results obtained from the labs were reliable.

For the check sample taken by the author, the sample was a grab sample from the wall of the Madison decline between the 200 and 500 level. The sample was placed in a 3mil plastic bag with an identification paper tag. The sample remained with author until it was hand delivered to ALS geochemistry (“ALS”) in North Vancouver, British Columbia. ALS is an ISO 9001:2008 and 17025 accredited laboratory. At the lab 1kg of sample was crushed so that 70% was less than 6mm. The entire sample was then pulverized to better than 80% passing a 75 micron sieve. A 50 gram portion was fire assayed with a gravimetric finish for gold and silver. For copper, a split was digested in four acids and it was tested by Induced Coupled Plasma ICP -AES analysis.

The author relied on QA/QC protocols used by ALS for the check samples. The author is satisfied with the results obtained from ALS.

8.1	Sample Preparation and Quality Control

Supervision, organization and splitting of drilling core samples were undertaken by Company personnel. Samples were collected at three-foot intervals from half core samples. Samples were cataloged by Broadway geologists and stored in a secure location. Certified reference standards were placed in the sample stream of each drill hole at random intervals. Blank material was also inserted at random intervals. Samples were packed into rice bags, zip strapped and securely stored until they were turned over to the local trucking company for transport to the ALS Minerals Laboratory in North Vancouver, B.C.

8.2	Blanks

Blank material is used to monitor for carryover contamination and to ensure that there is not a high bias in the assay. Carryover is a process where a small portion of the previous sample contaminates the next sample. ALS Minerals allows a total of 1% carryover from preparation and analytical processes combined. Each blank that assays higher than three times the detection limit is evaluated to see if the value reflects carryover or some other problem. For example, if a blank assayed 0.006 ppm Au for the Au-ICP22 method and the previous sample ran 1 ppm Au then the blank is not investigated because acceptable carryover could explain up to 0.01 ppm. However, if the blank had assayed 0.015 ppm Au, and that is more than a 1 ppm carryover of a previous sample, then an investigation is initiated. The investigation includes a rerun of the blank and surrounding samples as well as any documentation that was associated with the work order at ALS Minerals. There are cases where the investigation does not resolve the reason for the higher than expected value.

A blank sample is inserted at random intervals into the sample sequence. Figure 8.1 shows the historical performances of blank samples submitted for the Madison Project Quality Control. A total of 12 (0.8%) blank samples were assayed at 3x above the detection limit for gold. Procedures for high assays of blanks were then followed.

Figure 8.1    Blank Samples

8.3	Certified Reference Materials

Certified Reference Materials (“CRM’s”) or “standards” are used to monitor the accuracy of the assay results reported by ALS Minerals. A CRM is inserted at random intervals into the sample sequence and serves to monitor both accuracy and sample sequence errors. The CRM comes with a certified concentration with a stated uncertainty. However, the precision of the assay is ultimately controlled by the 10% analytical precision reported by ALS Minerals. The CRM used in the 2017 drill campaign was analyzed using the Au-ICP21 analytical method. Figure 8.2 and 8.3 show the assay distributions for gold and copper for CRM used by Broadway.

Figure 8.2    CRM CDN-CM-27 Au Performance

Figure 8.3    CRM CDN-CM-27 Cu Performance

8.4	Assay Techniques

Three different assay procedures were designed by ALS Minerals for the samples based on the presence of copper sulphides, or oxides, and native copper. The standard assay procedure of Au-ICP21 and CU-ICP61 was applied to most of the samples. Au-ICP21 is a 30g fire assay with an ICP-AES finish. ICP61 is a four acid digestion of a one gram sample with an ICP finish. Samples with visible copper mineralization received a CU-OG62 copper analysis, a four acid digestion of a 0.5 g sample with ICP-AES finish. OG62 has a copper range from 0.001 to 40%, while the ICP61 analysis has a copper maximum range of 10,000 ppm. Samples with visible native copper received a duplicate Cu-OG62 analysis that included a WSH-22 procedure where the pulverizers are cleaned with barren material after every sample. Over-limit copper values from ICP61 analyses received an OG62 procedure to determine the final Cu grade.

8.5	Laboratory Quality Assurance/Quality Control

Quality control samples from the lab include numerous control blanks, duplicates and standards. Reference standards used include OREAS-904, OREAS-45b, OGGeo08 and PGMS25. No issues were noted with analytical accuracy or precision. Details of the laboratory’s QA/QC may be found at www.alsglobal.com.

9.	Data Verification

One grab sample was identified in the 2016 technical report. Sample MD-1, Table 9.1, confirmed the existence of mineralization for the Project.

Table 9.1 2016 Madison Decline Grab Sample

Sample	Location	Width (m)	Type	Description	Au( g/t)	Ag ppm	Cu%
MD-1	Madison Decline	NA	GRAB	GRAB SMAPLE OF MASSIVE CHALCOITE WITH MALCHITE	3.29	64	>40

Data verification for this report consisted of taking quarter cuts of core during the October 25, 2017 site visit. The samples were selected to represent average grades within different lithologies. All cut samples were kept by the author and shipped independently for assaying. In addition, an interval of the standard, CND Resources Laboratories Ltd. CDN-CM-27, as well one blank of silica sand were submitted as in order to check the assaying laboratory QA/QC. Table 9.2 compares the original assay value with the assay values receive by the author.

Table 9.2 2017 MMC Data Verification Samples

Hole Id	From (ft)	To (ft)	Lithology	Au (ppm) Original	Au (ppm) Check	Cu ppm Original	Cu ppm Check
UG17-05	54	57	Massive Sulphide Skarn	12.4		2560
C17-05	491	494	Jasperoid	.355		5510
C17-10	452	455	Epidote Skarn	6.25		22400
CDN-CM-27			Certified Standard	0.636		5930
Blank			Silica Sand

No restrictions were placed on the author during the data verification process. The data collected and used by the Broadway is adequate for the purposes used in this technical report.

10.	Mineral Processing and Metallurgical Testing

10.1	Bottle Roll Cyanide

Preliminary mineral processing and metallurgical testing carried out on drill core and reverse circulation cuttings during the late 1980’s were summarized in Bourns (1992).

Preliminary bottle roll cyanide testing on 12 representative samples of the oxide deposit indicated the need for agitation leaching on several of the composites due to lower recoveries on 3/8” material (Table 10.1). The testing indicated that a 24 hour bottle roll was sufficient. Sodium cyanide consumption was low at 0.4 - 0.6 lbs/ton. Bottle roll testing on other oxide composites indicate that a 3/8" product would be suitable as recoveries in the +90% range were obtained.

Table 10.1    Metallurgical Tests Sodium Cyanide Recoveries

	Gold Extraction %
Oxide Head Samples	Size 100% -3/8”	Size 60% -200 mesh
Victoria pit 10812	82.61%	97.83%
Victoria pit 10813	71.43%	88.57%
Black pit 10814	43.86%	96.43%
Black pit 10815	63.96%	98.20%
MGV-1	58.62%	97.70%
MGV-5	52.17%	95.65%
MGV-6	65.96%	98.58%
MGV-7	66.67%	92.75%

The original 12 drill hole composites were combined into three composites designated A, B, and C. Further bottle testing at 3/8" designed to test the effects of pH, retention time and CN concentration were performed. The results obtained from this testing are shown in Table 10.2.

Two composites, composite B above and a 50/50 blend of the Victoria pit material were subjected to 30 day column leach tests. Both tests were done on -3/8 inch ore. The Victoria pit test yielded a recovery of 89. 0% with a cyanide consumption of 0.67 lbs/ton. After six days the recovery was 85% indicating very rapid kinetics. Composite B yielded 80.6% recovery after 30 days.

Conventional flotation of the sulphide component yielded recoveries that ranged from 60-70%. Concentrate grades ranged from 0.9 opt Au to 7.0 opt Au and were highly dependent upon head grade. A flowsheet that incorporated a floatation tailings cyanide leach increased recovery by 15%. Straight cyanidation leaching of the sulphide ore after pre-aerating with a chemical pretreatment yielded recoveries above 90%.

Table 10.2 Metallurgical Test Composites

	Composite sample
Parameters	A	B	C
Leach time (hours)	72	72	72
pH	10.5	10.5	10.5
NaCN Concentration	1 g/l	5 g/l	1 g/l
NaCN Consumption	0.4 lbs/ton	2.7 lbs/ton	1.1 lbs/ton
Recovery	86.9%	82.5%	90.5%

10.2 Bond Work Index

Coronado contracted Thomas McIntyre (2007) to undertake metallurgical testing of the underground mineralization. The crushing tests found the silicates and oxides resulted in a fairly hard ore. The Bond Work was 14.5 KM hours per ton. His work suggested gravity separation may be the preferred method of copper concentration based on the chalcocite sample he was supplied. Utilizing mill feeds of 14.6% to 15.8% copper he obtained recoveries of 74.5% to 89.1% on a shaking table. His floatation tests on the 14.6% copper material obtained a recovery of 33.4% at pH 9.5 utilizing Sodium Isopropyl Xanthate at 0.02 lbs/ton, or a recovery of 63.45% utilizing Potassium Ethyl Xanthate at 0.02 lb/ton.

McIntyre (2007) also conducted metallurgical testing on the gold oxide ore. The Mineral Liberation Analysis found the gold to be less than 5 microns in size. His testing on a 0.412 ounces per ton sample obtained recoveries of 79.9% at 2.5 minute grind, 64.9% at 5 minute grind and 63.1% at 7.5 minute grind. A series of actual mill test runs were completed between 2010 and 2013 as detailed in Table 10.3.

10.3 Bulk Sample Tests

A Bulk Sample Test was completed in 2010 at the US Grant Mine Mill in Virginia City, Montana. A three day run was completed September 13, 14 and 20. Both floatation and gravity circuits were utilized with the floatation results shown in Table 13.3. The gravity circuit gold recoveries ranged from 21.14% to 55.56%. The floatation recoveries ranged from 64.1% to 66.2% for copper and 55.6% to 61.3% for gold.

A Bulk Sample Test was completed in 2011 at the Philipsburg, Montana mill between June 8 and June 12. A total of 934 tons were processed producing 175.78 dry tons of concentrate containing 172.9 ounces of gold, 1,236 ounces of silver and 27.05 tons of copper. Floatation head grades averaged 0.227 opt Au, 2.96 opt Ag and 4.94% Cu. Recoveries were 83.8% for gold, 46% for silver and 60.3% for copper.

A Bulk Sample Test was completed in 2012 at the Philipsburg, Montana mill between March 8 and March 12. A total of 1,063.5 tons was processed producing 199.8 dry tons of concentrate containing 248.5 ounces of gold, 1,992 ounces of silver and 42.68 tons of copper. Floatation head grades averaged 0.384 opt Au, 3.31 opt Ag and 5.39% Cu. Recoveries were only 57.4% for gold, 75.4% for silver and 75.4% for copper.

A Bulk Sample Test was completed in 2013 at the Philipsburg, Montana mill between September 3 and September 23. A total of 2,360.3 tons was processed. Roughly 522 wet metric tons of concentrate was produced with 964.7 ounces of gold, 4,996 ounces of silver and 81.62 tons of copper recovered. Floatation head grades averaged 0.401 opt Au, 2.17 opt Ag and 3.13% Cu. Recoveries were 71.5% for gold, 65.2% for silver and 71.1% for copper. McIntyre (2013) reviewed the mill run and provided a summary report.

Table 10.3    Bulk Sample Test Run Summaries

		Floatation Heads			Floatation Concentrates			Floatation Tailings			Recoveries			Recoveries
Day	Tons	% Cu	OPT Ag	OPT Au	% Cu	OPT Ag	OPT Au	% Cu	OPT Ag	OPT Au	Cu %	Ag %	Au %	Tons Cu	OZ Ag	OZ Au
2010-Sep-13	NDA	0.704	0.72	0.176	3.791	17.12	0.572	0.271	0.61	0.084	66.2	15.8	61.3	NDA	NDA	NDA
2010-Sep-14	NDA	1.498	1.01	0.168	7.746	6.47	0.840	0.614	1.39	0.084	64.1	47.9	55.6	NDA	NDA	NDA
2010-Sep-20	NDA	NDA	0.8	0.244	NDA	4.43	0.552	NDA	1.04	0.136	NDA	NDA	NDA	NDA	NDA	NDA
2011-Jun-12	934	4.94	2.96	0.227	15.39	7.03	0.983	NDA	NDA	NDA	60.3	46.0	83.8	27.05	1236.17	172.86
2012-Mar-08	NDA	5.96	2.72	0.391	21.59	10.77	0.988	3.04	2.33	0.251	NDA	NDA	NDA	NDA	NDA	NDA
2012-Mar-09	NDA	5.53	4.87	0.336	22.80	11.12	3.628	1.94	1.37	0.186	NDA	NDA	NDA	NDA	NDA	NDA
2012-Mar-10	NDA	4.68	2.35	0.424	19.55	7.42	1.310	1.31	1.05	0.100	NDA	NDA	NDA	NDA	NDA	NDA
2013-Sep-03	54.75	4.06	2.67	0.276	13.13	4.82	1.296	1.53	1.51	0.168	70.6	63.3	45.0	2.22	146.18	15.11
2013-Sep-04	177.82	4.30	2.19	0.422	15.01	6.52	1.100	1.47	1.11	0.159	73.0	59.3	72.9	7.35	558.35	143.68
2013-Sep-05	178.60	1.82	1.19	0.239	15.63	4.94	1.370	1.32	0.61	0.133	30.2	55.8	49.1	8.15	324.16	66.08
2013-Sep-06	175.47	4.02	2.26	0.318	12.11	4.36	1.014	1.32	0.95	0.138	75.5	74.1	65.5	6.80	281.63	59.31
2013-Sep-09	177.98	3.71	2.67	0.400	12.74	5.78	1.382	1.02	0.85	0.146	78.7	80.1	71.0	6.89	344.39	44.85
2013-Sep-10	180.32	3.34	2.22	0.368	14.80	5.74	0.982	1.44	1.34	0.160	63.0	51.7	67.5	5.77	360.64	45.44
2013-Sep-11	180.68	3.55	2.43	0.554	11.80	5.59	0.962	1.18	1.52	0.188	74.3	51.4	82.1	6.13	455.31	61.25
2013-Sep-12	182.46	3.67	2.81	0.364	13.85	6.47	0.821	1.64	1.52	0.180	62.9	60.0	64.7	7.09	468.92	72.80
2013-Sep-16	176.30	2.90	2.46	0.412	13.45	4.30	0.922	1.42	1.28	0.196	57.1	68.3	66.6	4.56	370.23	68.40
2013-Sep-17	162.05	2.29	1.69	0.401	8.55	3.98	1.098	0.84	0.53	0.205	70.4	79.2	60.1	3.11	233.35	53.80
2013-Sep-18	117.55	2.70	1.97	0.475	7.67	3.62	1.450	0.60	0.63	0.114	84.4	82.4	82.5	4.25	192.78	38.32
2013-Sep-19	151.13	2.47	0.97	0.402	7.75	3.97	1.200	0.70	0.72	0.155	78.8	31.5	70.6	4.34	261.45	53.65
2013-Sep-20	158.29	2.05	1.94	0.451	6.98	3.98	1.195	0.54	0.66	0.084	79.8	79.1	87.5	3.72	291.25	73.92
2013-Sep-21	135.73	2.98	2.89	0.429	8.05	4.74	1.220	0.65	1.52	0.104	85.0	69.9	82.8	5.15	316.25	74.24
2013-Sep-23	151.13	3.33	2.45	0.460	10.80	5.83	1.013	0.92	1.18	0.155	79.1	65.0	78.3	6.10	391.43	93.85

10.4   Summary

McIntyre (2013) noted the recoveries of pay metals were hampered by lack of control of pH in the mill circuit, resulting from highly oxidized feed material. He felt the broken feed material had sat in the stope and then on surface for too long, allowing thorough oxidation of the sulphide rich material in addition to free acid generation. Previous mill runs suggested recoveries in excess of 80% were feasible with the pH held in a narrow range between 7.0 and 7.5. The oxidized nature of the feed material caused wild swings in the pH over hourly ranges effecting recoveries.

McIntyre (2013) states the results of the September 2013 mill run were similar in some ways to most of the earlier mill runs. The results were less than expected when compared to the previous laboratory testing. He concluded this was principally due to the oxidation of the bulk sample material, a result of months of time between the actual mining of the bulk sample and the milling of the bulk sample. Acid formation resulting from the oxidation of marcasite, pyrrhotite and pyrite occurs rapidly in the bulk sample material, mainly due to the speed at which pyrrhotite generates acid which increases the reactivity of the other two iron sulphide species. The quantities of free acid produced prior to milling appear to be more than the normal mill is capable of handling. Additionally, available acid oxidizes the chalcocite copper mineral that is the predominant copper mineral at Madison. The oxidation results in poor recovery as the collectors utilized in the processing scheme are highly selective to sulphides but are truly ineffective in the recovery of copper oxide minerals. Further, the acid is at times at concentrations that result in pH’s less than neutral, i.e., 7.0 which results in destruction of the collector reagents and promoters. This only adds to the inability to put the pay metals into the froth and into the flotation product.

He further concluded minimal time for the ore to oxidize and create acid is the key to getting good results from this particular ore. He suggested either an on-site mill or arranging a milling contract where the broken mineralization could be processed on a daily time frame.

11. Mineral Resource Estimates

There are no mineral resources, within the meaning of that term in National Instrument 43-101 (“NI 43-101”), identified for the Madison Project.

12. Mining Operations

The Madison Project is not an advanced property within the meaning of that term in NI 43-101.

13. Processing and Recovery Operations

The Madison Project is not an advanced property within the meaning of that term in NI 43-101.

14. Infrastructure, Permitting, and Compliance Activities

The Madison Project is not an advanced property within the meaning of that term in NI 43-101.

15. Capital and Operating Costs

The Madison Project is not an advanced property within the meaning of that term in NI 43-101.

16. Exploration, Development and Production

Kennecott Exploration has optioned the Madison Project with interest in developing the Au-Cu porphyry potential, and is managing the exploration activities of the Madison Project pursuant to the Option Agreement. Spinco has been advised that Kennecott has completed rock chip sampling, geologic mapping, geophysical surveys and deep core drilling but does not have access to the results of such activities. Spinco has been advised that Kennecott is expanding its program to include testing deep Au-Cu skarn targets based on favorable results generated from previous Broadway exploration programs.

Description of the Spinco Common Shares

The authorized capital of Spinco consists of an unlimited number of common shares. On completion of the Arrangement, it is anticipated that there will be approximately 49,860,204 Spinco Common Shares outstanding (assuming no Broadway convertible securities are exercised prior to the Effective Time).

Dividend Policy

Spinco has not paid dividends since its incorporation. Spinco currently intends to retain all available funds, if any, for use in its business and does not anticipate paying any dividends for the foreseeable future.

Voting and Other Rights

Holders of Spinco Common Shares are entitled to one vote per share at all meetings of Spinco Shareholders, to receive dividends as and when declared by the directors and to receive a pro rata share of the assets of Spinco available for distribution to holders of Spinco Common Shares in the event of liquidation, dissolution or winding up of Spinco. All rank pari passu, each with the other, as to all benefits which might accrue to the holders of Spinco Common Shares.

Consolidated Capitalization

Spinco has not completed a financial year. There have not been any material changes in the share and loan capital of Spinco since the date of incorporation. See the audited financial statements of Spinco for the period ended November 30, 2019 appended as Schedule “1” to Appendix “K” to this Circular, and the Carve Out Financial Statements of Spinco also appended as Schedule “1” to Appendix “K” to this Circular.

Options and Other Rights to Purchase Shares

The Spinco Board is expected to approve a stock option plan (the “Spinco Option Plan”), which is expected to be substantially similar to Broadway’s current stock option plan, subject to the receipt of any necessary shareholder or regulatory approvals. The purpose of the Spinco Option Plan will be to allow Spinco to grant options to directors, officers, employees and consultants, as additional compensation, and as an opportunity to participate in the success of Spinco. The granting of such options is intended to align the interests of such persons with that of the shareholders.

No stock options have been granted under the Spinco Option Plan or otherwise since incorporation. As the date hereof, there is no current market for the Spinco Common Shares. As such, the market value of the Spinco Common Shares underlying the Spinco Options has not been determined.

Prior Sales

Spinco has not issued any shares except one incorporation Spinco Common Share to Broadway on October 11, 2019 for consideration of $1.00. This share will be cancelled in connection with the effectiveness of the Plan of Arrangement.

Escrowed Securities and Securities Subject to Contractual Restriction on Transfer

There are no Spinco Common Shares currently held in escrow or that are subject to a contractual restriction on transfer. On completion of the Arrangement, no Spinco Common Shares will be held in escrow by the Transfer Agent.

Resale Restrictions

See “Securities Law Considerations” in this Circular.

There is currently no market through which the Spinco Common Shares may be sold and, unless the Spinco Common Shares are listed on a stock exchange, Broadway Shareholders may not be able to resell the Spinco Common Shares. Spinco has no current plans to apply to list the Spinco Common Shares on any stock exchange. There can be no assurances that Spinco will be able to obtain such a listing on any stock exchange, in the event it does apply.

Principal Shareholders

To the knowledge of Spinco’s directors and executive officers, and based on existing information as of the date hereof, no person or company, upon completion of the Arrangement will, beneficially own, or control or direct, directly or indirectly, voting securities of Spinco carrying 10% or more of the voting rights attached to any class of voting securities of Spinco.

Directors and Officers

The following table sets forth certain information with respect to each director and executive officer of Spinco.

Name, Jurisdiction of Residence and Position(s) (1)(2)	Principal Occupation During Past Five Years (1)	Director Since	Number of Spinco Common Shares Beneficially Owned, Controlled or Directed, Directly or Indirectly, Immediately Following the Completion of the Arrangement (3)	Percentage of Spinco Common Shares Issued and Outstanding Immediately Following the Completion of the Arrangement (4)
Duane Parnham Director and Chief Executive Officer Nassau, Bahamas	Duane Parnham is the Executive Chairman of Giyani Gold Corp., Canoe Mining Ventures Corp. and the Chairman of Nevada Zinc Corporation. Mr. Parnham has over 30 years of experience in the mining and hydrocarbon industries and has spent his career developing and founding several resource-focused companies, including but not limited to, Temex Resources Corp., Forsys Metals Corp., Giyani Gold Corp. and Canoe Mining Ventures Corp. Mr. Parnham was also the founder and Chairman of UNX Energy Corp., a junior oil and gas company which was sold in 2011 to HRT Participacoes em Petroleo S.A. for C$730 million. Mr. Parnham is a graduate of the Mineral Engineering Technology program at Fleming College. In 2011, Mr. Parnham established the Parnham Foundation, a Canadian non-profit organization aimed at advancing education internationally by providing scholarships and other educational assistance for underprivileged, impoverished or otherwise disadvantaged students, with a specific emphasis on Namibia. The focus of the advancement of education is in collaboration with Fleming College, located in Ontario, Canada.	October 11, 2019 to present	4,848,167	9.72%
Shawn Parnham Director. Burlington, Ontario	Shawn Parnham is a graduate of McMaster University and holds a Bachelor of Commerce and is also a Chartered Professional Accountant (CPA, CMA). He has extensive senior level finance experience working in several international public and private companies in the areas of corporate finance, internal and external financial reporting, treasury, internal audit, corporate governance, acquisitions, debt financing and restructuring. Since August 2013, Mr. Parnham has been Vice President Finance & Treasurer of the IMT Group, a diversified group of industrial companies with operations in Canada, United States and the People’s Republic of China. He leads the company finance function and is responsible for creating and monitoring the internal control environment and corporate governance. In previous roles he has been involved in developing company compliance with Sarbanes Oxley and performed IFRS conversions. Mr. Parnham was the Chief Financial Officer for Green for Life Environmental (GFL) from December 2011 to August 2013 and for Turtle Island Recycling Corporation from November 2010 to December 2011.	October 11, 2019 to present	Nil	Nil

Name, Jurisdiction of Residence and Position(s) (1)(2)	Principal Occupation During Past Five Years (1)	Director Since	Number of Spinco Common Shares Beneficially Owned, Controlled or Directed, Directly or Indirectly, Immediately Following the Completion of the Arrangement (3)	Percentage of Spinco Common Shares Issued and Outstanding Immediately Following the Completion of the Arrangement (4)
Victoria Donato Director. Toronto, Ontario	Victoria has experience in Finance, Internal Audit, Compliance and Risk Management. Prior to joining Broadway Gold, she was the Chief Financial Officer for a Toronto hedge fund, Red Sky Capital Management Ltd. She was responsible for overseeing controls, compliance, financial reporting and off-shore tax structures for five companies. She has extensive experience establishing structure, developing controls and improving efficiencies. Previously, Victoria headed the Risk Management department at CI Investments. Within one year of her role as Senior Risk Manager she organized and implemented a successful new risk management framework. She joined CI in 2007 as a Senior Internal Auditor and helped establish the Internal Audit department. She was responsible for implementing process and control improvements throughout the organization. She participated in multiple projects including: fiscal year end audits, fund fact audits, fraud investigations and multiple system conversion projects. She was also responsible for assessing anti-money laundering programs for all business units. Her experience includes writing various reports to multiple audiences including the Board of Directors of CI Financial. Prior to CI, Victoria completed her Chartered Accountant (CPA, CA) designation at Stern Cohen LLP, servicing private companies in a wide range of industries, predominantly in an assurance capacity. Victoria graduated from Western University with a Bachelor’s degree in Business.	October 11, 2019 to present	220,000	0.44%
Suzanne Wood, Director Vancouver, BC	Suzanne Wood is the founder and CEO of Wood & Associates, a small cap management and corporate finance services firm with over 25 years’ experience in the financial and corporate sectors. The firm provides management and corporate finance services including the preparation of financial statements and financial reports in compliance with various regulatory jurisdictions both domestic and international. She also provides senior level consulting services for companies to restructure, further develop their business model or to engage in the acquisition of new business opportunities or merger candidates. She is a graduate from the University of British Columbia and has also completed an MBA (Masters in Business Administration) and CGA (Certified General Accounting) programs as well as the CSC (Canadian Securities Course). From February 2013 to present, she is the CFO and a Director of Sante Veritas Therapeutics Inc., an emerging North American cannabis platform company with a pending license to become a Licensed Producer under Canada’s Access to Cannabis for Medical Purposes Regulations. From October 2011 to August 2014 she was the President, CEO, CFO, Secretary, Treasurer and Director of Alexandra Capital Corp., a TSX-V Tier 2 Mining Issuer. For the past 25 years she has served as a Director and Officer of numerous private and public companies in a variety of business sectors both in Canada and the United States.	October 11, 2019 to present	830,000	1.66%

Name, Jurisdiction of Residence and Position(s) (1)(2)	Principal Occupation During Past Five Years (1)	Director Since	Number of Spinco Common Shares Beneficially Owned, Controlled or Directed, Directly or Indirectly, Immediately Following the Completion of the Arrangement (3)	Percentage of Spinco Common Shares Issued and Outstanding Immediately Following the Completion of the Arrangement (4)
Dr. Roger Laine Director France	Dr. Roger Laine, PhD, P. Geo. (APEGBC) was a Member of the Association of Professional Engineers and Geoscientists of British Columbia from 1991 until end of 2016, and was a "Qualified Person" in accordance with National Instrument 43-101. Dr. Laine is a graduated as a Geological Engineer from the Nancy Polytechnical Institute in France and holds his Ph.D. in Economic Geology and Geosciences from the University of Arizona at Tucson. Dr. Laine has over 35 years of experience in mineral exploration throughout the Americas, West & Central Africa and Europe. Dr. Laine served as the Chief Geologist of Forsys Metals Corp., since August 1, 2007 until December 31, 2011. As well, Vice President of Exploration at Landmark Minerals Inc. since May 2006 until the merger with Ucore, remained Technical Advisor for U Core until the end of 2007. Dr. Laine specialized in exploration, development, Geostatistics and reserve estimating, underground and open-pit mines, grade and quality control using advance computerized information systems. Particularly, his 15 years uranium experience working for Cogema and their subsidiaries, as a Senior manager exploring for roll-front, granite hosted and Permian stratigraphically controlled deposits in France, Canada, US and Mexico proves to be an invaluable asset as Forsys Metals Corp's advances the Valencia Uranium Deposit located in Namibia to a production decision. Dr. Laine served 18 6 year tenure as Vice President of Exploration for Amok Ltd., a division of Cogema. Dr. Laine served as an Independent Director of Giyani Gold Corp. (Formerly 99 Capital Corporation) from June 18, 2010 to September 21, 2016. Dr. Laine served as an Independent Director of Forsys Metals Corp. from March 2006 to November 2009 and served as its Member Advisory Board since September 2005. He has been a Member of Advisory Board of Anglo-Canadian Mining Corp. (Anglo-Canadian Uranium Corp.) since June 2008. He served as a Director of Anglo-Canadian Uranium Corp. from April 6, 2006 to August 2008 and served as Director of Landmark Minerals Inc. since July 12, 2006 until end of 2007.	October 11, 2019 to present	133,000	0.27%

Name, Jurisdiction of Residence and Position(s) (1)(2)	Principal Occupation During Past Five Years (1)	Director Since	Number of Spinco Common Shares Beneficially Owned, Controlled or Directed, Directly or Indirectly, Immediately Following the Completion of the Arrangement (3)	Percentage of Spinco Common Shares Issued and Outstanding Immediately Following the Completion of the Arrangement (4)
Eric Myung Chief Financial Officer Toronto, Ontario	Eric Myung is a Senior Financial Analyst of Marrelli Support Services Inc. (2018 to present), providing CFO, accounting, regulatory compliance, and management advisory services to numerous issuers on the TSX, TSX-Venture and other Canadian and US exchanges. Previously, Mr. Myung has worked at public accounting firms, focused on small and medium-sized businesses, for seven years. Mr. Myung is a Canadian Professional Accountant and has a Master of Accounting degree and Bachelor in Mathematics/Chartered Accountancy from the University of Waterloo.	N/A	Nil	Nil

Notes

(1)	The information as to residence and principal occupation, not being within the knowledge of Broadway or Spinco, has been furnished by the respective directors and officers individually.

(2)	Directors serve until the earlier of the next annual general meeting or their resignation.

(3)	The information as to securities beneficially owned or over which a director or officer exercises control or direction, not being within the knowledge of Broadway or Spinco, has been furnished by the respective directors and officers individually based on shareholdings in Broadway as of the date of this Circular.

(4)	Assuming approximately 49,860,204 Spinco Common Shares are outstanding after completion of the Arrangement.

Upon the completion of the Arrangement, it is expected that the directors and executive officers of Spinco as a group, will beneficially own, directly or indirectly, or exercise control or direction over an aggregate of approximately 6,031,167 Spinco Common Shares, representing approximately 12.1% of the issued Spinco Common Shares Assuming approximately 49,860,204 Spinco Common Shares are outstanding after completion of the Arrangement.

The principal occupations of each of the proposed directors and executive officers of Spinco within the past five years are disclosed in the chart above.

Corporate Cease Trade Orders, Bankruptcies, Penalties or Sanctions or Individual Bankruptcies, Penalties or Sanctions or Individual Bankruptcies

Other than as disclosed below, to the knowledge of Spinco, no director or executive officer:

(a)	is, as at the date of this Circular, or has been, within ten years before the date of this Circular, a director, chief executive officer or chief financial officer of any company (including Spinco) that:

(i)	was the subject, while the director was acting in that capacity as a director, chief executive officer or chief financial officer of such company, of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days; or

(ii)	was subject to a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days, that was issued after the director ceased to be a director, chief executive officer or chief financial officer but which resulted from an event that occurred while the director was acting in the capacity as director, chief executive officer or chief financial officer of such company; or

(b)	is, as at the date of this Circular, or has been within 10 years before the date of this Circular, a director or executive officer of any company (including Spinco) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(c)	has, within the ten years before the date of this Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director;

None of the proposed directors (or any of their personal holding companies) has been subject to:

(a)	any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable security holder in deciding whether to vote for a proposed director.

Indebtedness of Directors, Executive Officers and Senior Officers

There is and has been no indebtedness of any director, executive officer or senior officer or associate of any of them, to or guaranteed or supported by Spinco during the period from incorporation.

Statement of Executive Compensation

Compensation Discussion and Analysis

Spinco was incorporated on October 11, 2019 and, accordingly, has not yet completed a financial year and has not yet developed a compensation program. Spinco anticipates that it will adopt a compensation program that reflects its stage of development, the main elements of which are expected to be comprised of base salary, option-based awards and annual cash incentives.

Summary Compensation

Spinco was incorporated on October 11, 2019 and has not yet completed a financial year. No compensation has been paid to date. In addition, it has no compensatory plan or other arrangements in respect of compensation received or that may be received by its executive management in its current financial year.

Following the completion of the Arrangement, Spinco will establish a Compensation Committee (the “Compensation Committee”), which will administer the compensation mechanisms to be implemented by the Spinco Board. The individuals that will be appointed to the Compensation Committee, once formed, will each have direct experience that is relevant to their responsibilities in determining executive compensation for Spinco.

On an annual basis, the Compensation Committee will review the compensation of the Named Executive Officers to ensure that each is being compensated in accordance with the objectives of Spinco’s compensation program, which will be to:

•	provide competitive compensation that attracts and retains talented employees;

•	align compensation with shareholder interests;

•	pay for performance;

•	support the Spinco’s vision, mission and values; and

•	be flexible to recognize the needs of Spinco in different business environments.

Spinco does not currently have any compensation policies or mechanisms in place. The compensation policies are anticipated to be comprised of three components; namely, base salary, equity compensation in the form of stock options, and discretionary performance-based. A Named Executive Officer’s base salary will be intended to remunerate the Named Executive Officer for discharging job responsibilities and will reflect the executive’s performance over time. Base salaries are used as a measure to compare to, and remain competitive with, compensation offered by competitors and as the base to determine other elements of compensation and benefits. The stock option component of a NEO’s compensation will aim to meet the objectives of the compensation program to be implemented, by both motivating the executive towards increasing share value and enabling the executive to share in the future success of Spinco. Discretionary performance-based bonuses will be considered from time to time to reward those who have achieved exceptional performance and meet the objectives of Spinco’s compensation program by rewarding pay for performance. Other benefits will not form a significant part of the remuneration package of any of the Named Executive Officers of Spinco.

The Spinco Board expects to adopt the Spinco Option Plan. The Spinco Option Plan, once implemented, will allow for the granting of incentive stock options to its officers, employees and directors. The purpose of granting such options would be to assist Spinco in compensating, attracting, retaining and motivating the directors of Spinco and to closely align the personal interests of such persons to that of the shareholders of Spinco.

Option-Based Awards

The purpose of the Spinco Option Plan will be to allow Spinco to grant options to directors, officers, employees and consultants, as additional compensation, and as an opportunity to participate in the success of Spinco. The granting of such options is intended to align the interests of such persons with that of the shareholders. The Spinco Option Plan, once implemented, will be used to provide stock options which will be awarded based on the recommendations of the directors of Spinco, taking into account the level of responsibility of such person, as well as his or her past impact on or contribution to, and/or his or her ability in future to have an impact on or to contribute to the longer term operating performance of Spinco. In determining the number of options to be granted, Spinco Board will take into account the number of options, if any, previously granted, and the exercise price of any outstanding options to ensure that such grants closely align the interests of such person with the interests of shareholders. The Spinco Board will determine the vesting provisions of all stock option grants.

Incentive Plan Awards

Spinco does not have any incentive plans, pursuant to which compensation that depends on achieving certain performance goals or similar conditions within a specified period is awarded, earned, paid or payable to its Named Executive Officers. Other than the Spinco Options that the Named Executive Officers will receive on completion of the Arrangement, Spinco has made no option-based or share-based awards to any of its Named Executive Officers.

Pension Plan Benefits

Spinco does not have a pension plan that provides for payments or benefits to the Named Executive Officers at, following, or in connection with retirement.

Termination of Employment, Change in Responsibilities and Employment Contracts

Spinco has no employment contracts between it and either of its Named Executive Officers. Further, it has no contract, agreement, plan or arrangement that provides for payments to a Named Executive Officer following or in connection with any termination (whether voluntary, involuntary or constructive), resignation, retirement, a change of control of Spinco or its subsidiaries, if any, or a change in responsibilities of a Named Executive Officer following a change of control. Spinco will consider entering into contracts with its Named Executive Officers following completion of the Arrangement.

Defined Benefit or Actuarial Plan Disclosure

Spinco has no defined benefit or actuarial plans.

Director Compensation

Spinco currently has no arrangements, standard or otherwise, pursuant to which directors are compensated by Spinco for their services in their capacity as directors, or for committee participation, involvement in special assignments or for services as a consultant or expert since its incorporation on October 11, 2019 and up to and including the date of this Circular.

Upon completion of the Arrangement, Spinco will adopt a compensation program for directors. The objectives of the director compensation program will be to attract, retain and inspire performance of members of the Spinco Board of a quality and nature that will enhance Spinco’s growth. The compensation will be intended to provide an appropriate level of remuneration considering the experience, responsibilities, time requirements and accountability of directors. The philosophy, and market comparisons and review with respect to director compensation, will be the same as for the executive compensation programs to be implemented by Spinco.

The Spinco Option Plan, once implemented, will allow for the granting of incentive stock options to its officers, employees and directors. The purpose of granting such options would be to assist Spinco in compensating, attracting, retaining and motivating the directors of Spinco and to closely align the personal interests of such persons to that of the shareholders of Spinco.

No stock options have been granted by Spinco since the date of its incorporation on October 11, 2019 and Spinco does not have a share-based awards program.

Aggregate Options Exercised and Option Values

No stock options have been granted by Spinco or exercised since the date of its incorporation on October 11, 2019.

AUDIT COMMITTEE AND CORPORATE GOVERNANCE

Audit Committee

Spinco will appoint an Audit Committee following the completion of the Arrangement. Each member of the Audit Committee to be appointed will have adequate education and experience that is relevant to their performance as an audit committee member and, in particular, the requisite education and experience that have provided the member with the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by Spinco’s financial statements.

It is intended that the Audit Committee will establish a practice of approving audit and non-audit services provided by the external auditor. The Audit Committee intends to delegate to its Chair the authority, to be exercised between regularly scheduled meetings of the Audit Committee, to preapprove audit and non-audit services provided by the independent auditor. All such preapprovals would be reported by the Chair at the meeting of the Audit Committee next following the pre-approval.

The charter to be adopted by the Audit Committee is expected to be substantially similar to that of Broadway’s Audit Committee, which is appended to this Circular as Schedule 4 in Appendix “K”.

To date, Spinco has paid no fees to its external auditor.

Corporate Governance

Please refer to Schedule 3 to this Appendix “K” for the required disclosure under National Instrument 58-101 –

Disclosure of Corporate Governance Practices for Spinco.

Risk Factors

In addition to the other information contained in this Circular, the following factors should be considered carefully when considering risk related to Spinco’s proposed business.

Nature of the Securities and No Assurance of any Listing

Spinco Common Shares are not currently listed on any stock exchange and there is no assurance that the shares will be listed. Even if a listing is obtained, the holding of Spinco Common Shares will involve a high degree of risk and should be undertaken only by investors whose financial resources are sufficient to enable them to assume such risks and who have no need for immediate liquidity in their investment. Spinco Common Shares should not be held by persons who cannot afford the possibility of the loss of their entire investment. Furthermore, an investment in securities of Spinco should not constitute a major portion of an investor’s portfolio.

Possible Non-Completion of Arrangement

There is no assurance that the Arrangement will receive regulatory, stock exchange, Court or shareholder approval or will be completed. If the Arrangement is not completed, Spinco will remain a private company and a wholly-owned subsidiary of Broadway. If the Arrangement is completed, Spinco Broadway Shareholders (which will consist of Broadway Shareholders who receive Spinco Common Shares) will be subject to the risk factors described below relating to resource properties.

Limited Operating History

Spinco was incorporated on October 11, 2019 and has a limited operating history and no operating revenues.

Dependence on Management

Spinco will be very dependent upon the personal efforts and commitment of its directors and officers. If one or more of Spinco’s proposed executive officers become unavailable for any reason, a severe disruption to the business and operations of Spinco could result, and Spinco may not be able to replace them readily, if at all. As Spinco’s business activity grows, Spinco will require additional key financial, administrative and mining personnel as well as additional operations staff. There can be no assurance that Spinco will be successful in attracting, training and retaining qualified personnel as competition for persons with these skill sets increase. If Spinco is not successful in attracting, training and retaining qualified personnel, the efficiency of its operations could be impaired, which could have an adverse impact on Spinco’s future cash flows, earnings, results of operations and financial condition.

Spinco’s operations are subject to human error

Despite efforts to attract and retain qualified personnel, as well as the retention of qualified consultants, to manage Spinco’s interests, and even when those efforts are successful, people are fallible and human error could result in significant uninsured losses to Spinco. These could include loss or forfeiture of mineral claims or other assets for non- payment of fees or taxes, significant tax liabilities in connection with any tax planning effort Spinco might undertake and legal claims for errors or mistakes by Spinco personnel.

Financing Risks

If the Arrangement is completed, additional funding will be required to conduct future exploration programs on the Spinco Property and to conduct other exploration programs. If Spinco’s proposed exploration programs are successful, additional funds will be required for the development of an economic mineral body and to place it in commercial production. The only sources of future funds presently available to Spinco are the sale of equity capital, or the offering by Spinco of an interest in its properties to be earned by another party or parties carrying out exploration or development thereof. There is no assurance that any such funds will be available for operations. Failure to obtain additional financing on a timely basis could cause Spinco to reduce or terminate its proposed operations.

Conflicts of Interest

Certain directors and officers of Spinco are, and may continue to be, involved in the mining and mineral exploration industry through their direct and indirect participation in corporations, partnerships or joint ventures which are potential competitors of Spinco. Situations may arise in connection with potential acquisitions in investments where the other interests of these directors and officers may conflict with the interests of Spinco. Directors and officers of Spinco with conflicts of interest will be subject to the procedures set out in applicable corporate and securities legislation, regulation, rules and policies.

No History of Earnings

Spinco has no history of earnings or of a return on investment, and there is no assurance that the Madison Project or any other property or business that Spinco may acquire or undertake will generate earnings, operate profitably or provide a return on investment in the future. Spinco has no plans to pay dividends for some time in the future, if ever. The future dividend policy of Spinco will be determined by the Spinco Board.

Exploration and Development

Resource exploration and development is a speculative business and involves a high degree of risk. There are no known mineral resources or mineral reserves on the Spinco Property. There is no certainty that the expenditures to be made by Spinco in the exploration of the Spinco Property or otherwise will result in discoveries of commercial quantities of minerals. The marketability of natural resources which may be acquired or discovered by Spinco will be affected by numerous factors beyond the control of Spinco. These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in Spinco not receiving an adequate return on invested capital.

Environmental Risks and Other Regulatory Requirements

The current or future operations of Spinco, including future exploration and development activities and commencement of production on its property or properties, will require permits or licences from various federal and local governmental authorities, and such operations are and will be governed by laws and regulations governing prospecting, development, mining, production, taxes, labour standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. Companies engaged in the development and operation of mines and related facilities generally experience increased costs and delays as a result of the need to comply with the applicable laws, regulations and permits. There can be no assurance that all permits which Spinco may require for the conduct of its operations will be obtainable on reasonable terms or that such laws and regulations would not have an adverse effect on any project which Spinco might undertake.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment or remedial actions. Parties engaged in mining operations may be required to compensate those suffering loss or damage by reason of such activities and may have civil or criminal fines or penalties imposed upon them for violation of applicable laws or regulations.

Amendments to current laws, regulations and permits governing operations and activities of mining companies and mine reclamation and remediation activities, or more stringent implementation thereof, could have a material adverse impact on Spinco and cause increases in capital expenditures or production costs or reduction in levels of production at producing properties or require abandonment or delays in the development of new mining properties.

Dilution

Issuances of additional securities including, but not limited to, its common stock or some form of convertible securities, will result in a substantial dilution of the equity interests of any persons who may become Spinco Shareholders as a result of or subsequent to the Arrangement.

Market for securities

There is currently no market through which the Spinco Common Shares may be sold and Spinco currently has no plans to apply for a stock market listing. Spinco Shareholders may not be able to resell the Spinco Common Shares acquired under the Plan of Arrangement. There can be no assurance that an active trading market will develop for the Spinco Common Shares following the completion of the Plan of Arrangement, or if developed, that such a market will be sustained at the trading price of the Spinco Common Shares on the TSXVE immediately after the Effective Date. While management of Spinco believes that Spinco will be a reporting issuer following completion of the Arrangement, there can be no assurances that any securities regulatory authority will recognize Spinco as a reporting issuer, or that if Spinco does apply for a stock exchange listing that it will be able to obtain such a listing on any stock exchange.

Nature of Mineral Exploration and Development

All of Spinco’s operations are at the exploration stage and there is no guarantee that any such activity will result in commercial production of mineral deposits. The exploration for mineral deposits involves significant risks which even a combination of careful evaluation, experience and knowledge may not eliminate. While the discovery of an mineralization may result in substantial rewards, few properties which are explored are ultimately developed into producing mines. Major expenses may be required to locate and establish mineral reserves, to develop metallurgical processes and to construct mining and processing facilities at a particular site. It is impossible to ensure that the exploration programs planned by Spinco or any future development programs will result in a profitable commercial mining operation. There is no assurance that the Spinco’s mineral exploration activities will result in any discoveries of commercial mineralization. There is also no assurance that, even if commercial mineralization is discovered, a mineral property will be brought into commercial production. Whether a mineral deposit will be commercially viable depends on a number of factors, some of which are: the particular attributes of the deposit, such as size, grade and proximity to infrastructure, metal prices which are highly cyclical and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted. The long-term profitability of Spinco will be in part directly related to the cost and success of its exploration programs and any subsequent development programs.

No Operating History

Exploration projects have no operating history upon which to base estimates of future cash flows. Substantial expenditures are required to develop mineral projects. It is possible that actual costs and future economic returns may differ materially from Spinco’s estimates. There can be no assurance that the underlying assumed levels of expenses for any project will prove to be accurate. Further, it is not unusual in the mining industry for new mining operations to experience unexpected problems during start-up, resulting in delays and requiring more capital than anticipated. There can be no assurance that Spinco’s projects will move beyond the exploration stage and be put into production, achieve commercial production or that Spinco will produce revenue, operate profitably or provide a return on investment in the future. Mineral exploration involves considerable financial and technical risk. There can be no assurance that the funds required for exploration and future development can be obtained on a timely basis. There can be no assurance that Spinco will not suffer significant losses in the near future or that Spinco will ever be profitable.

Commodity Prices

The price of the Spinco Common Shares and Spinco’s financial results may be significantly adversely affected by a decline in the price of copper, gold, silver and other mineral commodities. Metal prices fluctuate widely and are affected by numerous factors beyond Spinco’s control. The level of interest rates, the rate of inflation, world supply of mineral commodities, global and regional consumption patterns, speculative trading activities, the value of the United States dollar and stability of exchange rates can all cause significant fluctuations in prices. Such external economic factors are in turn influenced by changes in international investment patterns and monetary systems, political systems and political and economic developments. The price of mineral commodities has fluctuated widely in recent years and future serious price declines could cause potential commercial production to be uneconomic. A severe decline in the price of minerals would have a material adverse effect on Spinco.

Dividend Policy

No dividends on Spinco Common Shares have been paid by Spinco to date. Spinco anticipates that it will retain all earnings and other cash resources for the foreseeable future for the operation and development of its business. Spinco does not intend to declare or pay any cash dividends in the foreseeable future. Payment of any future dividends will be at the discretion of the Spinco Board after taking into account many factors, including Spinco’s operating results, financial condition and current and anticipated cash needs.

Permitting

Spinco’s mineral property interests are subject to receiving and maintaining permits from appropriate governmental authorities. There is no assurance that delays will not occur in connection with obtaining all necessary renewals of existing permits, additional permits for any possible future developments or changes to operations or additional permits associated with new legislation. Prior to any development of any of their properties, Spinco must receive permits from appropriate governmental authorities. There can be no assurance that Spinco will continue to hold all permits necessary to develop or continue its activities at any particular property. Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions thereunder, including orders issued by regulatory or judicial authorities causing activities to cease or be curtailed, and may include corrective measures requiring capital expenditures or remedial actions. Amendments to current laws, regulations and permitting requirements, or more stringent application of existing laws, may have a material adverse impact on Spinco, resulting in increased capital expenditures and other costs or abandonment or delays in development of properties.

Land Title

The acquisition of title to resource properties is a very detailed and time-consuming process. No assurances can be given that there are no title defects affecting the properties in which Spinco has an interest. The properties may be subject to prior unregistered liens, agreements, transfers or claims, including native land claims, and title may be affected by, among other things, undetected defects. Other parties may dispute the title to a property or the property may be subject to prior unregistered agreements and transfers or land claims by Indigenous people. The title may also be affected by undetected encumbrances or defects or governmental actions. Spinco has not conducted surveys of properties in which it holds an interest and the precise area and location of claims or the properties may be challenged. Spinco may not be able to register rights and interests it acquires against title to applicable mineral properties. An inability to register such rights and interests may limit or severely restrict Spinco’s ability to enforce such acquired rights and interests against third parties or may render certain agreements entered into by Spinco invalid, unenforceable, uneconomic, unsatisfied or ambiguous, the effect of which may cause financial results yielded to differ materially from those anticipated. Although Spinco believes it has taken reasonable measures to ensure proper title to the properties in which it has an interest, there is no guarantee that such title will not be challenged or impaired.

Influence of Third Party Stakeholders

The mineral properties in which Spinco holds an interest, or the exploration equipment and road or other means of access which Spinco intends to utilize in carrying out its work programs or general business mandates, may be subject to interests or claims by third party individuals, groups or companies. In the event that such third parties assert any claims, Spinco’s work programs may be delayed even if such claims are not meritorious. Such claims may result in significant financial loss and loss of opportunity for Spinco.

Insurance

Exploration, development and production operations on mineral properties involve numerous risks, including unexpected or unusual geological operating conditions, ground or slope failures, fires, environmental occurrences and natural phenomena such as prolonged periods of inclement weather conditions, floods and earthquakes. It is not always possible to obtain insurance against all such risks and Spinco may decide not to insure against certain risks because of high premiums or other reasons. Such occurrences could result in damage to, or destruction of, mineral properties or production facilities, personal injury or death, environmental damage to Spinco’s properties or the properties of others, delays in exploration, development or mining operations, monetary losses and possible legal liability. Spinco expects to maintain insurance within ranges of coverage which it believes to be consistent with industry practice for companies of a similar stage of development. Spinco expects to carry liability insurance with respect to its mineral exploration operations, but is not expected to cover any form of political risk insurance or certain forms of environmental liability insurance, since insurance against political risks and environmental risks (including liability for pollution) or other hazards resulting from exploration and development activities is prohibitively expensive. Should such liabilities arise, they could reduce or eliminate future profitability and result in increasing costs and a decline in the value of the securities of Spinco. If Spinco is unable to fully fund the cost of remedying an environmental problem, it might be required to suspend operations or enter into costly interim compliance measures pending completion of a permanent remedy. The lack of, or insufficiency of, insurance coverage could adversely affect Spinco’s future cash flow and overall profitability.

Significant Competition for Attractive Mineral Properties

Significant and increasing competition exists for the limited number of mineral acquisition opportunities available. Spinco expects to selectively seek strategic acquisitions in the future, however, there can be no assurance that suitable acquisition opportunities will be identified. As a result of this competition, some of which is with large established mining companies with substantial capabilities and greater financial and technical resources than Spinco, Spinco may be unable to acquire additional attractive mineral properties on terms it considers acceptable. In addition, Spinco’s ability to consummate and to integrate effectively any future acquisitions on terms that are favourable to Spinco may be limited by the number of attractive acquisition targets, internal demands on resources, competition from other mining companies and, to the extent necessary, Spinco’s ability to obtain financing on satisfactory terms, if at all.

Promoter

Broadway took the initiative in Spinco’s organization and, accordingly, may be considered to be the promoter of Spinco within the meaning of applicable Securities Legislation. Broadway will not, at the closing of the Arrangement, beneficially own, or control or direct, any Spinco Common Shares. During the period from incorporation to and including the closing of the Arrangement, the only material thing of value which Broadway has or will receive from Spinco is the Spinco Common Shares to be issued to Broadway in consideration for the transfer to Spinco by Broadway of the Spinco Property, which Spinco Common Shares will be distributed to the Broadway Shareholders pursuant to the Arrangement. The Spinco Common Share issued to Broadway on incorporation of Spinco will be cancelled in accordance with the terms of the Plan of Arrangement.

Legal Proceedings

To the best of Spinco’s knowledge, following due enquiry, Spinco is not a party to any material legal proceedings and Spinco is not aware of any such proceedings known to be contemplated.

To the best of Spinco’s knowledge, following due enquiry, there have been no penalties or sanctions imposed against Spinco by a court relating to federal, state, provincial and territorial securities legislation or by a securities regulatory authority since incorporation, nor have there been any other penalties or sanctions imposed by a court or regulatory body against Spinco and it has not entered into any settlement agreements before a court relating to provincial and territorial securities legislation or with a securities regulatory authority.

Interest of Management and Others in Material Transactions

No director, executive officer or greater than 10% shareholder of Spinco and no associate or affiliate of the foregoing persons has or had any material interest, direct or indirect, in any transaction since incorporation or in any proposed transaction which in either such case has materially affected or will materially affect Spinco save as described herein.

Auditors

The auditors of Spinco are MNP LLP. The auditors of Spinco are expected to be present at the Meeting, and will be able to respond to questions with respect to the Carve-Out Financial Statements.

-K-1-1 -

SCHEDULE 1 TO APPENDIX K - FINANCIAL STATEMENTS OF SPINCO

Audited financial statement of Spinco from the date of incorporation to a date not more than 90 days before the date of the circular comprised of:

•	a statement of changes in equity;

•	a statement of cash flows; and

•	a statement of financial position.

Audited “carve-out” financial statements of Spinco for the Madison exploration project for the years ended August 31, 2019 and 2018 comprised of:

•	a statement of comprehensive income;

•	a statement of changes in equity;

•	a statement of cash flows; and

•	a statement of financial position.

(begins on following page)

-K-1-2 -

MADISON METALS INC.
FINANCIAL STATEMENTS

PERIOD FROM INCORPORATION (OCTOBER 11, 2019)

TO NOVEMBER 30, 2019
(EXPRESSED IN CANADIAN DOLLARS)

-K-1-3 -

Independent Auditor's Report

To the Shareholder of Madison Metals Inc.:

Opinion

We have audited the financial statements of Madison Metals Inc. (the "Company"), which comprise the statement of financial position as at November 30, 2019, the statement of changes in equity and cash flows for the period from incorporation on October 11, 2019 to November 30, 2019, and notes to the financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as at November 30, 2019, and its financial performance and its cash flows for the period from incorporation on October 11, 2019 to November 30, 2019 in accordance with International Financial Reporting Standards.

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Information

Management is responsible for the other information. The other information comprises Management’s Discussion and Analysis.

Our opinion on the financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. We obtained Management’s Discussion and Analysis prior to the date of this auditor’s report. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

-K-1-4 -

Auditor's Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists.

Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

☐	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

☐	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

☐	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

☐	Conclude on the appropriateness of management's use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor's report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor's report. However, future events or conditions may cause the Company to cease to continue as a going concern.

☐	Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

The engagement partner on the audit resulting in this independent auditor's report is Jian-Kun Xu.

Vancouver, British Columbia

January 10, 2020	Chartered Professional Accountants

-K-1-5 -

Madison Metals Inc.

Statement of Financial Position

(Expressed in Canadian Dollars)

As at November 30, 2019
ASSETS
Current assets
Amounts receivable	$1
Total assets	$1

EQUITY

Share capital	$1
Deficit	-
Total equity	$1

The accompanying notes to the financial statements are an integral part of these statements.

Nature of operations (note 1)

Subsequent event (note 8)

Approved on behalf of the Board:

(Signed) “Duane Parnham”                   Director

-K-1-6 -

Madison Metals Inc. Statement of Changes in Equity (Expressed in Canadian Dollars)

	Share capital	Deficit	Total
Balance, October 11, 2019	$-	$-	$-
Incorporation share issued (note 4)	1	-	1
Net loss for the period	-	-	-
Balance, November 30, 2019	$1	$-	$1

The accompanying notes to the financial statements are an integral part of these statements.

-K-1-7 -

Madison Metals Inc.

Notes to Financial Statements

Period from Incorporation (October 11, 2019) to November 30, 2019
(Expressed in Canadian Dollars)

1.	Nature of operations

Madison Metals Inc. ("Madison Metals" or the "Company") is a private company incorporated under the provisions of the British Columbia Business Corporations Act on October 11, 2019 in order to complete the Arrangement (as defined in note 7). Madison Metals is a wholly owned subsidiary of Broadway Gold Mining Ltd. ("Broadway"), a TSX-V listed entity. Its registered and head office is located at 1199 West Hastings Street, Vancouver, British Columbia, V6E 3T5.

2.	Significant accounting policies

The Company applies International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board (“IASB”) and interpretations issued by the International Financial Reporting Interpretations Committee (“IFRIC”).

The policies applied in these financial statements are based on IFRSs issued and outstanding as of November 30, 2019. These financial statements were approved by the Board of Directors on January 10, 2020.

Basis of presentation

These financial statements have been prepared on a historical cost basis, with the exception of certain financial instruments, which are measured at fair value. The Company's functional and presentation currency is Canadian dollars.

These financial statements do not include the statement of income and comprehensive income and the statement of cash flowsas there were no activities during the period from October 11, 2019 (date of incorporation) to November 30, 2019.

Cash

Cash is comprised of cash on hand. As of November 30, 2019, there were no cash equivalents held by the Company.

Share capital

The Company records proceeds from share issuances net of issue costs and any tax effects. Common shares issued for consideration other than cash are valued based on their market value at the date the agreement to issue shares was concluded.

-K-1-8 -

Madison Metals Inc.

Notes to Financial Statements

Period from Incorporation (October 11, 2019) to November 30, 2019

(Expressed in Canadian Dollars)

2.	Significant accounting policies (continued)

Financial instruments

Recognition

The Company recognizes a financial asset or financial liability on the statement of financial position when it becomes party to the contractual provisions of the financial instrument. Financial assets are initially measured at fair value, and are derecognized either when the Company has transferred substantially all the risks and rewards of ownership of the financial asset, or when cash flows expire. Financial liabilities are initially measured at fair value and are derecognized when the obligation specified in the contract is discharged, cancelled or expired.

A write-off of a financial asset (or a portion thereof) constitutes a derecognition event. Write-off occurs when the Company has no reasonable expectations of recovering the contractual cash flows on a financial asset.

Classification and measurement

The Company determines the classification of its financial instruments at initial recognition. Financial assets and financial liabilities are classified according to the following measurement categories:

•	those to be measured subsequently at fair value, either through profit or loss (“FVTPL”) or through other comprehensive income (“FVTOCI”); and

•	those to be measured subsequently at amortized cost.

The classification and measurement of financial assets after initial recognition at fair value depends on the business model for managing the financial asset and the contractual terms of the cash flows. Financial assets that are held within a business model whose objective is to collect the contractual cash flows, and that have contractual cash flows that are solely payments of principal and interest on the principal outstanding, are generally measured at amortized cost at each subsequent reporting period. All other financial assets are measured at their fair values at each subsequent reporting period, with any changes recorded through profit or loss or through other comprehensive income (which designation is made as an irrevocable election at the time of recognition).

After initial recognition at fair value, financial liabilities are classified and measured at either:

•	amortized cost;

•	FVTPL, if the Company has made an irrevocable election at the time of recognition, or when required (for items such as instruments held for trading or derivatives); or,

•	FVTOCI, when the change in fair value is attributable to changes in the Company’s credit risk.

The Company reclassifies financial assets when and only when its business model for managing those assets changes. Financial liabilities are not reclassified.

Transaction costs that are directly attributable to the acquisition or issuance of a financial asset or financial liability classified as subsequently measured at amortized cost are included in the fair value of the instrument on initial recognition. Transaction costs for financial assets and financial liabilities classified at fair value through profit or loss are expensed in profit or loss.

The Company’s financial asset consists of amounts receivable, which are classified and measured at FVTPL, with realized and unrealized gains or losses related to changes in fair value reported in net profit and loss.

-K-1-9 -

Madison Metals Inc.

Notes to Financial Statements

Period from Incorporation (October 11, 2019) to November 30, 2019
(Expressed in Canadian Dollars)

3.	Capital management

The Company manages its capital structure and makes adjustment to it based on the funds available to the Company in order to support the acquisition and exploration of mineral properties. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business. The Company defines capital that it manages as share capital and cash.

Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable. There were no changes in the Company’s approach to capital management during the period ended November 30, 2019.

4.	Share capital

Authorized share capital

An unlimited number of common shares without par value, voting and participating

Issued

	Number of shares	Share capital
Balance, October 11, 2019	-	$-
Issued (i)	1	1
Balance, November 30, 2019	1	$1

(i) The Company was incorporated on October 11, 2019 issuing a single share for $1 per share.

5.	Related party transactions

The Company did not have any related party transactions during the period from incorporation October 11, 2019 to November 30, 2019.

6.	Income tax

The relationship between the expected tax recovery based on the combined federal and provincial income tax rate in Canada and the reported tax expense can be reconciled as follows:

Period from incorporation October 11, 2019 to November 30, 2019
Income (loss) before income taxes	$-
Expected tax payable (recovery) at 27%	-
Expected income tax (recovery)	$-

-K-1-10 -

Madison Metals Inc.

Notes to Financial Statements

Period from Incorporation (October 11, 2019) to November 30, 2019
(Expressed in Canadian Dollars)

7.	Proposed transaction

On October 15, 2019, Broadway entered into a definitive arrangement agreement (“Arrange Agreement”) with Mind Medicine, Inc., a privately held issuer incorporated under the laws of Delaware (“MindMed”), which will result in a reverse take-over (“RTO”) of Broadway by the current shareholders of MindMed by way of plan of arrangement (“Plan of Arrangement”) under the Business Corporations Act (British Columbia) (“Arrangement”).

Pursuant to the terms of the Arrangement Agreement, Broadway Delaware Subco Inc., a wholly-owned subsidiary of Broadway incorporated for the purpose under the laws of Delaware (“Delaware Subco”) will merge with MindMed. In accordance with the Arrangement and the articles of MindMed, all outstanding Class B common shares (“Class B Shares”), Class C common shares (“Class C Shares”) and Class D common shares (“Class D Shares”) of MindMed will be exchanged for Class A common shares (“Class A Shares”), immediately following which all Class A Shares of MindMed will be exchanged, on a one-for-one basis (the “Exchange Ratio”), for securities of Broadway on a Consolidated (as defined below) basis (Broadway following the completion of the Arrangement herein referred to as the “Resulting Issuer”). Any outstanding convertible securities of MindMed, including any convertible securities issued in connection with the MindMed Financing (as defined below), will be exchanged for convertible securities of the Resulting Issuer on the basis of the Exchange Ratio.

As part of the Arrangement and subject to the receipt of all required approvals, Broadway will consolidate its outstanding shares, warrants and options on an eight (8) old common shares for one (1) new common share basis (the “Consolidation”) and change its name to “Mind Medicine (MindMed), Inc.” (or such other name as MindMed may determine) (the “Name Change”). It will also amend its capital structure (the “Capital Structure Amendment”) by creating a new class of multiple voting shares that will each carry 100 votes per share (the “Multiple Voting Shares”), and change the name of its common shares to “subordinate voting shares” (with all other terms of the common shares remaining unchanged). The Multiple Voting Shares will be issued to certain U.S. resident holders of MindMed shares in connection with the Arrangement.

Broadway has a 100% interest in 6 patented and 35 unpatented claims in the Madison Property located in Montana, USA. The Plan of Arrangement also includes the transfer of all of Broadway’s right, title and interest, and all associated liabilities, in the Madison Property. The Spin-Out Transaction will consist of the transfer of all of the shares of Broadway and any related assets and liabilities in connection with the Madison Property to Madison Metals (“Transferred Assets”). Madison Metals will also assume all liabilities associated with Broadway’s mineral exploration and development business as conducted prior to the completion of the Arrangement. Pursuant to the Plan of Arrangement, Madison Metals will issue common shares to Broadway as consideration for the Transferred Assets, which will be distributed to the holders of record of the Company’s shares immediately before completion of the RTO on a pro-rata basis. Broadway shareholders will be entitled to receive one Madison Metals share for every common share of Broadway on a pre-Consolidation basis held by such shareholder.

In connection with the Arrangement, MindMed has agreed to make a bridge loan available to Broadway (“Bridge Loan”) as provided in the Arrangement Agreement. The terms of the Bridge Loan provide that MindMed will lend to Broadway (i) $15,000 on execution of the Agreement; (ii) a maximum of $30,000 per month, starting on the later of the date of execution of the Arrangement Agreement and October 1, 2019 and ending on the earlier of the Closing Date (as defined in the Arrangement Agreement) or January 1, 2020, to cover the costs and expenses necessary to maintain Broadway’s and the Broadway Montana’s business, and (iii) no more than $170,000 to pay down the aggregate accounts payable currently owed by Broadway and the Broadway Montana, which amounts will be forgiven or assumed by MindMed upon completion of the Arrangement.

-K-1-11 -

Madison Metals Inc.

Notes to Financial Statements

Period from Incorporation (October 11, 2019) to November 30, 2019
(Expressed in Canadian Dollars)

8.	Subsequent event

On January 8, 2020, Madison Metals and Broadway entered into an exclusivity agreement (“Agreement”) with American Pacific Mining Corp. (“APM”) wherein APM is granted an exclusive right to negotiate the acquisition of the Madison Property during the period from the date of Agreement until the earlier of (i) the date of execution of a mutually acceptable definitive purchase agreement; (ii) five business days after the closing of the Arrangement; (iii) the termination of the Arrangement Agreement; and (iv) the date, if any, upon which Broadway, Madison Metals and APM mutually agree in writing to terminate discussions.

-K-1-12 -

BROADWAY GOLD MINING LTD. CARVE-OUT FINANCIAL STATEMENTS

YEARS ENDED AUGUST 31, 2019 AND 2018 (EXPRESSED IN CANADIAN DOLLARS)

-K-1-13 -

Broadway Gold Mining Ltd.

Carve-Out Statements of Financial Position

(Expressed in Canadian Dollars)

	As at August 31, 2019	As at August 31, 2018
ASSETS

Current assets
Prepaid expenses	$-	$23,228
Total current assets	-	23,228

Non-current assets
Property and equipment (note 4)	75,749	83,301
Exploration and evaluation assets (note 5)	3,587,077	4,039,824
Reclamation deposits (note 5)	180,593	177,333
Total assets	$3,843,419	$4,323,686

EQUITY AND LIABILITIES

Current liabilities
Accounts payable and accrued liabilities	$72,119	$7,001
Total liabilities	72,119	7,001

Equity
Owner’s net investment	3,771,300	4,316,685
Total equity	3,771,300	4,316,685
Total equity and liabilities	$3,843,419	$4,323,686

The accompanying notes to the carve-out financial statements are an integral part of these statements.

Business activities and background (note 1)

Approved on behalf of the Board:

(Signed) “Director”	Director

(Signed) “Director”	Director

-K-1-14 -

Broadway Gold Mining Ltd.

Carve-Out Statements of Loss and Comprehensive Loss

(Expressed in Canadian Dollars except for shares and per share amounts)

	Year Ended August 31, 2019	Year Ended August 31, 2018
Expenses
Depreciation (note 4)	$8,859	$8,537
General office expenses	23,582	27,142
Net loss before other income	$(32,441)	$(35,679)

Other income
Impairment of exploration and evaluation asset	(811,000)	-
Comprehensive loss for the year	$(843,441)	$(35,679)

The accompanying notes to the carve-out financial statements are an integral part of these statements.

-K-1-15 -

Broadway Gold Mining Ltd.

Carve-Out Statements of Cash Flows

(Expressed in Canadian Dollars)

	Year Ended August 31, 2019	Year Ended August 31, 2018
Operating activities
Net loss for the year	$(843,441)	$(35,679)
Adjustments for:
Depreciation	8,859	8,537
Impairment of exploration and evaluation asset	811,000	-
Changes in non-cash working capital items:
Prepaid expenses	23,228	1,336
Accounts payable and accrued liabilities	65,118	(67,697)
Net cash provided by (used in) operating activities	64,764	(93,503)

Investing activities
Exploration activities and maintenance of properties	(282,527)	(1,333,714)
Reclamation bonds	-	(89,584)
Net cash used in investing activities	(282,527)	(1,423,298)

Financing activities
Owner’s contributions	298,056	1,621,775
Net cash provided by financing activities	298,056	1,621,775
Net change in cash	80,293	104,974

Effect of exchange rate changes on cash	(80,293)	(104,974)

Cash, beginning of year	-	-
Cash, end of year	$-	$-

The accompanying notes to the carve-out financial statements are an integral part of these statements.

-K-1-16 -

Broadway Gold Mining Ltd.

Carve-Out Statements of Changes in Equity

(Expressed in Canadian Dollars)

Owner’s net investment
Balance, August 31, 2017	$2,730,589
Contributions	1,621,775
Net loss for the year	(35,679)
Balance, August 31, 2018	$4,316,685
Contributions	298,056
Net loss for the year	(843,441)
Balance, August 31, 2019	$3,771,300

The accompanying notes to the carve-out financial statements are an integral part of these statements.

-K-1-17 -

Broadway Gold Mining Ltd.

Notes to Carve-Out Financial Statements
Years Ended August 31, 2019 and 2018
(Expressed in Canadian Dollars)

1.	Nature of operations and going concern

Broadway Gold Mining Ltd. (“Broadway” or the “Company”) was incorporated under the Business Corporations Act of British Columbia on July 26, 2010. The head office and principal address of the Company is 277 Lakeshore Road East, Suite 403, Oakville, Ontario, L6J 6J3.

The Company was a capital pool company as defined by the rules of the TSX Venture Exchange (“Exchange”) in Policy 2.4 of the Exchange and on March 26, 2013, received Exchange approval for its Qualifying Transaction and commenced trading on the Exchange as a Tier 2 Mining Issuer. In March 2013, the Company acquired the GP Property located in British Columbia, Canada. In September 2016, the Company through its wholly owned subsidiary, Broadway Gold Corp., acquired a 100% interest in 6 patented and 35 unpatented claims in the Madison Property located in Montana, USA. The Company’s principal business activity is the exploration of mineral resources on the Madison Property. Subsequent to the acquisition of the Madison Project, the Company changed its name to Broadway Gold Mining Ltd. and trades on the TSX Venture Exchange under the symbol “BRD”.

The Madison Property is anticipated to be acquired by Madison Metals Inc. (“Madison Metals”) pursuant to a definitive arrangement agreement involving Broadway (note 7). Madison Metals was incorporated under the Business Corporations Act of British Columbia on October 11, 2019. All outstanding shares are currently held by Broadway.

Broadway is in the process of a business reorganization, described in note 7, that would result in a spin-out of the Madison Property to Madison Metals.

These carve-out financial statements have been prepared on a going concern basis, which contemplates that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of business.

Madison Property has no current source of operating revenue and expects to incur further losses in the development of its business, all of which constitutes a material uncertainty which casts significant doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to raise future equity financing to fund its operations and advance the development of its exploration mining business.

Mineral exploration involves a high degree of risk and there is no assurance that exploration projects will result in future profitable operations. The business is subject to risk, market conditions, supply and demand and competition. The Company has cash requirements to meet its administrative overhead and maintain its exploration and evaluation assets. The recoverability of amounts shown for exploration and evaluation assets is dependent on several factors. These factors include the discovery of economically recoverable reserves, the ability of the Company to obtain the necessary financing to complete the development of these properties, and the future profitable production or proceeds from disposition of exploration and evaluation assets. The carrying value of the Company’s exploration and evaluation assets reflect historical costs incurred and is not intended to reflect current or future values.

-K-1-18 -

Broadway Gold Mining Ltd.

Notes to Carve-Out Financial Statements
Years Ended August 31, 2019 and 2018
(Expressed in Canadian Dollars)

2.	Basis of presentation

These carve-out financial statements reflect the exploration and evaluation expenditures relating to the operations of certain interests in the Madison Property for years ended August 31, 2019 and 2018.

The carve-out financial statements have been prepared from the books and records of Broadway and include only exploration and evaluation expenditures associated with the Madison Property. The carve-out statements of loss and comprehensive loss does not include any general and administrative expenses for the properties as these amounts are based on the consolidated operations of Broadway of which the operations, financial position, or cash flows would have been had the Madison Property been a separate entity.

The carve-out financial statements have been prepared in accordance with the financial reporting framework specified in subsection 8.4(1)-(3) of National Instrument 51-102 Continuous Disclosure Obligations for the statements for a significant acquisition. The information reported in the carve-out financial statements for the years ended August 31, 2019 and 2018 are stated in accordance with International Financial Reporting Standards (“IFRS”).

3.	Significant accounting policies

Basis of measurement

These carve-out financial statements have been prepared on a historical cost basis except for certain financial instruments classified as fair value through profit or loss (“FVTPL”) and available-for-sale which are stated at their fair value. In addition, these carve-out financial statements have been prepared using the accrual basis of accounting, except cash flow information.

Foreign currency translation and transaction

These carve-out financial statements are presented in Canadian dollars. The functional currency of the Company is the Canadian dollar.

Transactions denominated in foreign currencies are translated to the functional currency of the Company and its subsidiary at exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated at the exchange rate prevailing at the reporting date. Non-monetary assets and liabilities are translated at historical exchange rates prevailing at each transaction date. Revenues and expenses are translated at exchange rates prevailing on the date of transactions. All exchange gains and losses are included in determination of earnings.

The carve-out financial statements of the entity that has a functional currency different from Canadian dollars are translated into Canadian dollars as follows: assets and liabilities – at the closing rate at the date of the carve-out statements of financial position, and income and expenses – at the average rate of the period (as this is considered a reasonable approximation to actual rates). All resulting changes are recognized in other comprehensive loss as foreign currency translation adjustments.

-K-1-19 -

Broadway Gold Mining Ltd.

Notes to Carve-Out Financial Statements
Years Ended August 31, 2019 and 2018
(Expressed in Canadian Dollars)

3.	Significant accounting policies (continued)

Financial instruments

Recognition

The Company recognizes a financial asset or financial liability on the statement of financial position when it becomes party to the contractual provisions of the financial instrument. Financial assets are initially measured at fair value, and are derecognized either when the Company has transferred substantially all the risks and rewards of ownership of the financial asset, or when cash flows expire. Financial liabilities are initially measured at fair value and are derecognized when the obligation specified in the contract is discharged, cancelled or expired.

A write-off of a financial asset (or a portion thereof) constitutes a derecognition event. Write-off occurs when the Company has no reasonable expectations of recovering the contractual cash flows on a financial asset.

Classification and measurement

The Company determines the classification of its financial instruments at initial recognition. Financial assets and financial liabilities are classified according to the following measurement categories:

•	those to be measured subsequently at fair value, either through profit or loss (“FVTPL”) or through other comprehensive income (“FVTOCI”); and

•	those to be measured subsequently at amortized cost.

The classification and measurement of financial assets after initial recognition at fair value depends on the business model for managing the financial asset and the contractual terms of the cash flows. Financial assets that are held within a business model whose objective is to collect the contractual cash flows, and that have contractual cash flows that are solely payments of principal and interest on the principal outstanding, are generally measured at amortized cost at each subsequent reporting period. All other financial assets are measured at their fair values at each subsequent reporting period, with any changes recorded through profit or loss or through other comprehensive income (which designation is made as an irrevocable election at the time of recognition).

After initial recognition at fair value, financial liabilities are classified and measured at either:

•	amortized cost;

•	FVTPL, if the Company has made an irrevocable election at the time of recognition, or when required (for items such as instruments held for trading or derivatives); or,

•	FVTOCI, when the change in fair value is attributable to changes in the Company’s credit risk.

The Company reclassifies financial assets when and only when its business model for managing those assets changes. Financial liabilities are not reclassified.

Transaction costs that are directly attributable to the acquisition or issuance of a financial asset or financial liability classified as subsequently measured at amortized cost are included in the fair value of the instrument on initial recognition. Transaction costs for financial assets and financial liabilities classified at fair value through profit or loss are expensed in profit or loss.

The Company’s financial asset consists of reclamation deposits, which is classified as subsequently measured at amortized cost.

The Company’s financial liabilities consist of accounts payable and accrued liabilities, which are classified and measured at amortized cost using the effective interest method. Interest expense is reported in net loss.

-K-1-20 -

Broadway Gold Mining Ltd.

Notes to Carve-Out Financial Statements
Years Ended August 31, 2019 and 2018
(Expressed in Canadian Dollars)

3.	Significant accounting policies (continued)

Significant accounting judgments, estimates and assumptions

The preparation of these carve-out financial statements in conformity of IFRS requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities and contingent liabilities at the date of the financial statements and reported amounts of expenses during the reporting period. Estimates and assumptions are continuously evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. However, actual outcomes can differ from these estimates.

Significant estimates used in preparing the carve-out financial statements include, but are not limited to:

(i)	Impairment of long lived assets

Determining the amount of impairment of long lived assets requires an estimation of the recoverable amount, which is defined as the higher of fair value less the cost of disposal or value in use. Many of factors used in assessing recoverable amounts are outside of the control of management and it is reasonably likely that assumptions and estimates will change from period to period. These changes may result in future impairments in the Company’ long term assets such as property, plant and equipment and exploration and evaluation assets.

(ii)	Current and deferred taxes

Accounting for income taxes is a complex process requiring management to interpret frequently changing laws and regulations and make judgments relating to the application of tax law, the estimated timing of temporary difference reversals, and the estimated realization of tax assets. All tax filings are subject to subsequent government audits and potential reassessment. These interpretations, judgments and changes related to them impact current and deferred tax provisions, deferred tax assets and liabilities and results of operations.

Significant judgments used in the preparation of these carve-out financial statements include, but are not limited to:

(i)	Going concern

Management has applied judgements in the assessment of the Company’s ability to continue as a going concern when preparing its financial statements for the year ended August 31, 2019. Management prepares the carve-out financial statements on a going concern basis unless management either intends to liquidate the entity or to cease trading, or has no realistic alternative but to do so. In assessing whether the going concern assumption is appropriate, management takes into account all available information about the future, which is at least, but is not limited to, twelve months from the end of the reporting period. Please refer to note 1 for additional information.

(ii)	Exploration and evaluation expenditures

The application of the Company’s accounting policy for exploration and evaluation expenditures capitalized requires judgment in determining which expenditures are recognized as exploration and evaluation assets and applying the policy consistently. In making this determination, the Company considers the degree to which the expenditure can be associated with finding specific mineral resources.

-K-1-21 -

Broadway Gold Mining Ltd.

Notes to Carve-Out Financial Statements
Years Ended August 31, 2019 and 2018
(Expressed in Canadian Dollars)

3.	Significant accounting policies (continued)

Significant accounting judgments, estimates and assumptions (continued)

(iii)	Decommissioning obligations

The provision for decommissioning obligations is based on numerous assumptions, estimates and judgements including the ultimate settlement amounts, inflation factors, risk free discount rates, timing of settlement and changes in the applicable legal and regulatory environments. To the extent future revisions to these assumptions impact the measurement of the existing decommissioning obligation, a corresponding adjustment is made to the exploration and evaluation assets balance.

Property and equipment

Property and equipment are measured at cost less accumulated depreciation. Cost includes expenditures that are directly attributable to the acquisition of the related asset. All assets are depreciated using the straight-line method. Depreciation is calculated based on the cost of an asset less its residual value and is recognized over the anticipated useful life of the asset as follows:

Asset class	Depreciation term
Mining equipment	5 years
Buildings	25 years

Depreciation methods, useful lives and residual values are reviewed at each financial year-end and adjusted, if appropriate.

Expenditures for repairs and maintenance are expensed as incurred.

Exploration and evaluation assets

Expenditures incurred before the Company has obtained legal rights to explore an area are recognized in the carve-out statement of operation as exploration expenses.

Exploration and evaluation assets reflect expenditures for an area where technical feasibility and commercial viability have not yet been determined. Expenditures, including, but are not limited to, land acquisition, geological and geophysical studies, exploratory drilling and sampling and directly attributable employee salaries and benefits are capitalized and accumulated pending determination of technical feasibility and commercial viability.

Exploration and evaluation assets are not depleted. When assets are determined to be technically feasible and commercially viable, the accumulated costs are tested for impairment and the recoverable amount is transferred to property, plant and equipment. Upon transfer of exploration and evaluation costs into property, plant and equipment, all subsequent expenditures on the construction, installation or completion of infrastructure facilities are capitalized within mine development. After production starts, all assets included in mine development costs are transferred to producing mines. At such time as commercial production commences, these expenditures will be charged to operations on a unit- of-production method based on proven and probable resources.

Exploration and evaluation assets are also assessed for impairment when facts and circumstances suggest that the carrying amount exceeds the recoverable amount. The aggregate costs related to abandoned exploration and evaluation assets are charged to operations at the time of any abandonment or when it has been determined that there is evidence of a permanent impairment.

-K-1-22 -

Broadway Gold Mining Ltd.

Notes to Carve-Out Financial Statements
Years Ended August 31, 2019 and 2018
(Expressed in Canadian Dollars)

3.	Significant accounting policies (continued)

Impairment of non-financial assets

The carrying amounts of the Company’s non-financial assets are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, the recoverable amount is estimated by reference to the higher of the value in use and fair value less costs to sell. Fair value less costs to sell is defined as the estimated price that would be received on the sale of the asset in an orderly transaction between market participants at the measurement date. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discounted rate that reflects current market assessments of the time value of money and the risks specific to the asset. For the purposes of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other groups of assets.

An impairment loss is recognized if the carrying amount of an asset or group of assets exceeds the estimated recoverable amount. Impairment losses are recognized in profit or loss.

When impairment subsequently reverses, the carrying amount of the asset is increased to the revised estimated recoverable amount, but to an amount that does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset in prior years. A reversal of an impairment loss is recognized immediately in profit or loss.

Decommissioning obligations

The Company recognizes the fair value of liabilities for decommissioning obligations in the period in which a reasonable estimate of such costs can be made. The decommissioning obligation is recorded as a liability with a corresponding increase to the carrying amount of the related long-lived asset. Subsequently, the decommissioning cost is allocated to expenses using a systematic and rational method and is adjusted to reflect period-to-period changes in the liability resulting from the passage of time and revisions to either timing or the amount of the original estimate of the undiscounted cash flow. As at August 31, 2019, the Company did not have any decommissioning obligations.

-K-1-23 -

Broadway Gold Mining Ltd.

Notes to Carve-Out Financial Statements
Years Ended August 31, 2019 and 2018
(Expressed in Canadian Dollars)

3.	Significant accounting policies (continued)

New accounting standards adopted

(i)	IFRS 9 “Financial instruments”

Effective September 1, 2018, the Company adopted IFRS 9. In July 2014, the IASB issued the final publication of the IFRS 9 standard, which supersedes IAS 39 - Financial Instruments: Recognition and Measurement (“IAS 39”). IFRS 9 includes revised guidance on the classification and measurement of financial instruments, new guidance for measuring impairment on financial assets, and new hedge accounting guidance. The Company has adopted IFRS 9 on a retrospective basis, however, this guidance did not have a material impact to the Company’s carve-out financial statements.

Under IFRS 9, financial assets are classified and measured based on the business model in which they are held and the characteristics of their contractual cash flows. IFRS 9 contains the primary measurement categories for financial assets: measured at amortized cost, fair value through other comprehensive income (“FVTOCI”) and fair value through profit and loss (“FVTPL”). The new hedge accounting guidance had no impact on the Company’s carve-out financial statements.

Below is a summary showing the classification and measurement bases of the Company’s financial instruments as at September 1, 2018 as a result of adopting IFRS 9, along with comparison to IAS 39.

Classification	IAS 39	IFRS 9
Reclamation deposits	Loans and receivables	Amortized cost
Accounts payable and accrued liabilities	Other financial liabilities	Amortized cost

New accounting standards and recent pronouncements

Standards issued but not yet effective up to the date of issuance of the Company’s carve-out financial statements are listed below except those which the Company does not expect any impacts on its carve-out financial statements.

(i)	IFRS 16 “Lease”

In January 2016, the International Accounting Standards Board (IASB) issued a new International Financial Reporting Standard (IFRS) on lease accounting which was incorporated into Part I of the CPA Canada Handbook – Accounting by the Accounting Standards Board (AcSB) in June 2016. IFRS 16 supersedes IAS 17 Leases, IFRIC 4 Determining Whether an Arrangement Contains a Lease, SIC-15 Operating Leases - Incentives and SIC-27 Evaluating the Substance of Transactions Involving the Legal Form of a Lease. IFRS 16 introduces a single lessee accounting model that requires a lessee to recognize assets and liabilities for all leases with a term of more than 12 months, unless the underlying asset is of low value. Lease assets and liabilities are initially recognized on a present value basis and subsequently, similarly to other non-financial assets and financial liabilities, respectively. The lessor accounting requirements are substantially unchanged and, accordingly, continue to require classification and measurement as either operating or finance leases. The new standard also introduces detailed disclosure requirements for both the lessee and lessor. The adoption of IFRS 16 is not expected to have a material impact on these financial statements.

-K-1-24 -

Broadway Gold Mining Ltd.
Notes to Carve-Out Financial Statements
Years Ended August 31, 2019 and 2018
(Expressed in Canadian Dollars)

4.	Property and equipment

Cost	Mining equipment	Buildings	Total
Balance, August 31, 2017	$28,679	$66,622	$95,301
Foreign exchange differences	1,118	2,597	3,715
Balance, August 31, 2018	$29,797	$69,219	$99,016
Foreign exchange differences	548	1,272	1,820
Balance, August 31, 2019	$30,345	$70,491	$100,836

Accumulated depreciation	Mining equipment	Buildings	Total
Balance, August 31, 2017	$5,258	$1,651	$6,909
Additions	5,829	2,708	8,537
Foreign exchange differences	205	64	269
Balance, August 31, 2018	$11,292	$4,423	$15,715
Additions	6,050	2,811	8,861
Foreign exchange differences	359	152	511
Balance, August 31, 2019	$17,701	$7,386	$25,087

Carrying value	Mining equipment	Buildings	Total
Balance, August 31, 2018	$18,505	$64,796	$83,301
Balance, August 31, 2019	$12,644	$63,105	$75,749

-K-1-25 -

Broadway Gold Mining Ltd.

Notes to Carve-Out Financial Statements
Years Ended August 31, 2019 and 2018
(Expressed in Canadian Dollars)

5.	Exploration and evaluation assets

The Company’s exploration and evaluation assets are comprised of properties located in Montana, USA (the Madison Property). Capitalized expenditures are as follows:

Madison Property
Balance, August 31, 2017	$2,604,582
Mining claims	63,843
Assessment and taxes	2,015
Camp costs	42,949
Consulting engineers	697,044
Fieldwork and wages	363,884
Permits, assay and testing	154,408
Power utilities	9,571
Net expenditures during the year	1,333,714
Foreign exchange differences	101,528
Balance, August 31, 2018	$4,039,824
Mining claims	66,475
Assessment and taxes	1,634
Camp costs	13,516
Consulting engineers	55,475
Fieldwork and wages	270,467
Permits, assay and testing	3,718
Power utilities	4,192
Recovery	(132,950)
Impairment of exploration and evaluation assets	(811,000)
Net expenditures during the year	(528,473)
Foreign exchange differences	75,726
Balance, August 31, 2019	$3,587,077

On July 21, 2016, the Company through its subsidiary entered into an agreement to purchase 100% right, title and interest in 450 acres of land with a 192 acre ranch, buildings, mine equipment and fixtures and 6 patented and 35 unpatented mineral claims situated in Madison County, Montana. The agreement called for a cash payment of CDN$250,000 (inclusive of the US$25,000 paid on May 18, 2016 towards the annual property payment) and the issuance of 500,000 common shares each on the First (issued) and Second (issued) Anniversary and CDN$100,000 upon attainment of commercial production. The 1,000,000 shares to be issued were valued at the prevailing stock price at the time of closing of the transaction of $0.115 per share for total additional consideration of $115,000. The acquisition is also subject to an annual payment equal to the greater of a 2% NSR or US$50,000. Final TSX approval for the closing of the transaction was received on September 30, 2016.

As at August 31, 2019, the Company has provided aggregate funding of $180,593 (August 31, 2018 - $177,333) for deposits as security against potential future reclamation work related to the Madison property.

-K-1-26 -

Broadway Gold Mining Ltd.

Notes to Carve-Out Financial Statements
Years Ended August 31, 2019 and 2018
(Expressed in Canadian Dollars)

5.	Exploration and evaluation assets (continued)

In April 2019, the Company signed an Earn-In with Option to Joint Venture Agreement (the “Earn-In Agreement”) with Kennecott Exploration Company (“Kennecott”), part of the Rio Tinto Group.

Under the terms of the Earn-In Agreement,

•	Kennecott has an option to:

(i) acquire a 55% undivided interest in the property by incurring exploration and related expenditures of US$5 million within the first five years. Kennecott may elect to earn an additional 10% undivided interest by incurring additional expenditures of US$10 million within the following three years.

(ii) acquire a 65% undivided interest in the property by incurring exploration and related expenditures of US$15 million within the first eight years. Kennecott may elect to earn an additional 5% undivided interest by incurring additional expenditures of US$15 million within the following three years.

(iii) acquire a 70% undivided interest in the property by incurring exploration and related expenditures of US$30 million over eleven years.

•	Kennecott is to incur a minimum of US$1 million of exploration expenditures in the first year.

•	Broadway is to receive cash payments of US$225,000 (US$100,000 received) over the first five years.

•	Kennecott may request Broadway to conduct exploration on its behalf during the first year in return for 10% administration charge.

Title to exploration and evaluation asset

Although the Company has taken steps to verify title to exploration and evaluation assets in which it has an interest, in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee the Company’s title. Property title may be subject to unregistered prior agreements or transfers and title may be affected by undetected defects.

Environmental

Environmental legislation is becoming increasingly stringent and costs and expenses of regulatory compliance are increasing. The impact of new and future environmental legislation on the Company’s operations may cause additional expenses and restrictions.

If the restrictions adversely affect the scope of exploration and development on the exploration and evaluation assets, the potential for production on the property may be diminished or negated.

The Company is subject to the laws and regulations relating to environmental matters in all jurisdictions in which it operates, including provisions relating to property reclamation, discharge of hazardous material and other matters.

The Company may also be held liable should environmental problems be discovered that were caused by former owners and operators of its properties and properties in which it has previously had an interest. The Company conducts its exploration and evaluation asset activities in compliance with applicable environmental protection legislation. The Company is not aware of any existing environmental problems related to any of its current or former properties that may result in material liability to the Company.

-K-1-27 -

Broadway Gold Mining Ltd.

Notes to Carve-Out Financial Statements
Years Ended August 31, 2019 and 2018
(Expressed in Canadian Dollars)

6.	Income tax

The following table reconciles the expected income taxes expense (recovery) at the Canadian statutory income tax rates to the amounts recognized in the statement of operations and comprehensive loss for the years ended August 31, 2019 and 2018:

	Year Ended August 31, 2019	Year Ended August 31, 2018
Income (loss) before income taxes	$(843,441)	$(35,679)
Statutory tax rate	26.7%	26.7%
Expected income tax (recovery)	(292,318)	(292,318)
Non-deductible items	50,861	50,861
Change in deferred tax asset not recognized	241,457	241,457
Income tax expense (recovery)	-	-

Deferred taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their corresponding values for tax purposes. The unrecognized deductible temporary differences at August 31, 2019 and 2018 are as follows:

	August 31, 2019	August 31, 2018
Exploration and evaluation assets	$12,063	$12,063
Property and equipment	2,682	2,682
Net operating losses carryforward	309,525	309,525
Total unrecognized deductible temporary differences	324,270	324,270

As at August 31, 2019, the Company has net operating loss carryforwards in the US of approximately $96,343 (2018 - $96,343), which can be applied to reduce future US taxable income and will expire between 2036 and 2037; and net operating tax loss carryforwards of $96,343, which have an unlimited expiry period.

2036	$4,890
2037	87,837
2038	-
$92,727

-K-1-28 -

Broadway Gold Mining Ltd.

Notes to Carve-Out Financial Statements
Years Ended August 31, 2019 and 2018
(Expressed in Canadian Dollars)

7.	Subsequent event

On October 15, the Company entered into a definitive arrangement agreement (“Arrange Agreement”) with Mind Medicine, Inc., a privately held issuer incorporated under the laws of Delaware (“MindMed”), which will result in a reverse take-over (“RTO”) of the Company by the current shareholders of MindMed by way of plan of arrangement (“Plan of Arrangement”) under the Business Corporations Act (British Columbia) (“Arrangement”).

Pursuant to the terms of the Arrangement Agreement, Broadway Delaware Subco Inc., a wholly-owned subsidiary of the Company incorporated for the purpose under the laws of Delaware (“Delaware Subco”) will merge with MindMed. In accordance with the Arrangement and the articles of MindMed, all outstanding Class B common shares (“Class B Shares”), Class C common shares (“Class C Shares”) and Class D common shares (“Class D Shares”) of MindMed will be exchanged for Class A common shares (“Class A Shares”), immediately following which all Class A Shares of MindMed will be exchanged, on a one-for-one basis (the “Exchange Ratio”), for securities of Broadway on a Consolidated (as defined below) basis (Broadway following the completion of the Arrangement herein referred to as the “Resulting Issuer”). Any outstanding convertible securities of MindMed, including any convertible securities issued in connection with the MindMed Financing (as defined below), will be exchanged for convertible securities of the Resulting Issuer on the basis of the Exchange Ratio.

As part of the Arrangement and subject to the receipt of all required approvals, Broadway will consolidate its outstanding shares, warrants and options on an eight (8) old common shares for one (1) new common share basis (the “Consolidation”) and change its name to “Mind Medicine (MindMed), Inc.” (or such other name as MindMed may determine) (the “Name Change”). It will also amend its capital structure (the “Capital Structure Amendment”) by creating a new class of multiple voting shares that will each carry 100 votes per share (the “Multiple Voting Shares”), and change the name of its common shares to “subordinate voting shares” (with all other terms of the common shares remaining unchanged). The Multiple Voting Shares will be issued to certain U.S. resident holders of MindMed shares in connection with the Arrangement.

The Plan of Arrangement also includes the transfer of all of Broadway’s right, title and interest, and all associated liabilities, in the Madison Property (the “Spin-Out Transaction”). The Madison Property is currently held by Broadway Gold Corp. The Spin-Out Transaction will consist of the transfer of all of the shares of Broadway Gold Corp. and any related assets and liabilities in connection with the Madison Property to Madison Metals. Madison Metals will also assume all liabilities associated with Broadway’s mineral exploration and development business as conducted prior to the completion of the Arrangement. Pursuant to the Plan of Arrangement, Madison Metals will issue 49,860,204 common shares to Broadway as consideration for the Transferred Assets, which will be distributed to the holders of record of the Company’s shares immediately before completion of the RTO on a pro-rata basis. Broadway shareholders will be entitled to receive one Madison Metals share for every common share of Broadway on a pre- Consolidation basis held by such shareholder.

In connection with the Arrangement, MindMed has agreed to make a bridge loan available (“Bridge Loan”) as provided in the Arrangement Agreement. The terms of the Bridge Loan provide that MindMed will lend to Broadway (i) $15,000 on execution of the Agreement; (ii) a maximum of $30,000 per month, starting on the later of the date of execution of the Arrangement Agreement and October 1, 2019 and ending on the earlier of the Closing Date (as defined in the Arrangement Agreement) or January 1, 2020, to cover the costs and expenses necessary to maintain Montana’s business, and (iii) no more than C$170,000 to pay down the aggregate accounts payable currently owed by Broadway and the Broadway Montana, which amounts will be forgiven or assumed by MindMed upon completion of the Arrangement.

-K-2-1 -

SCHEDULE 2 TO APPENDIX K – SPINCO MANAGEMENT DISCUSSION AND ANALYSIS

•           MD&A for Spinco from date of incorporation to November 30, 2019

•           MD&A for carve-out financial statements for Spinco for each of the financial statements included in the circular (year ended Aug 31, 2019 and 2018)

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SPINCO MANAGEMENT DISCUSSION AND ANALYSIS

FORWARD LOOKING STATEMENTS

This Management’s Discussion and Analysis (“MD&A”) contains certain statements that may be deemed “forward- looking statements,” within the meaning of certain securities laws. Forward-looking statements relate to management’s expectations or beliefs about future performance, events, or circumstances that include, but are not limited to, future production, costs of production, prices of gold, reserve or resource potential, exploration and operational activities, and events or developments that Madison Metals expects or targets. Forward-looking statements can usually be identified by words such as: “future”, “plans”, “scheduled”, “expects”, “intends”, “estimates”, “forecasts”, “will”, “may”, “could”, “would”, and variations thereof. Although Madison Metals believes that these statements are based on reasonable assumptions, all forward-looking statements involve known and unknown risks and uncertainties that may cause the actual performance, events, or circumstances of Madison Metals to be materially different than anticipated. The forward-looking information in this MD&A describes Madison Metals’ expectations as of the date of this MD&A.

Madison Metals cautions that the foregoing list of material factors is not exhaustive. When relying on Madison Metals’ forward-looking information to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Madison Metals has assumed a certain progression, which may not be realized. It has also assumed that the material factors referred to in the previous paragraph will not cause such forward- looking information to differ materially from actual results or events. However, the list of these factors is not exhaustive and is subject to change and there can be no assurance that such assumptions will reflect the actual outcome of such items or factors.

Forward-looking statements are based on management’s current plans, estimates, projections, beliefs, and opinions and we do not undertake any obligation to update forward-looking statements should the assumptions related to these plans, estimates, projections, beliefs and opinions change, except as required by law.

Date

The following management’s discussion and analysis (“MD&A”), which is dated of January 10, 2020, provides a review of the activities, results of operations and financial condition of Madison Metals as at and for the fifty day period beginning on the date of incorporation of Madison Metals on October 11, 2019 and ended November 30, 2019 as well as future prospects of Madison Metals. This MD&A should be read in conjunction with the audited financial statements of Madison Metals as at and for the fifty day period ended November 30, 2019 (the “Audited Financial Statements”).

All dollar amounts in this MD&A are expressed in Canadian dollars unless otherwise specified (the Madison Metals’ financial statements are prepared in Canadian dollars).

Overall Performance

General

Madison Metals is a private company incorporated under the provisions of the British Columbia Business Corporations Act on October 11, 2019 in order to complete the Arrangement. Madison Metals is a wholly owned subsidiary of Broadway Gold Mining Ltd. (“Broadway”), a TSX-V listed entity. Its registered and head office is located at 1199 West Hastings Street, Vancouver, British Columbia, V6E 3T5.

Stated Business Objectives

Madison Metals intends to develop the Madison Project.

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Property Holdings

As at the date of this MD&A, Madison Metals does not hold any property. Upon the effectiveness of the Arrangement, Madison Metals will hold the Madison Project and related assets pursuant to the Transfer Agreement.

Selected Annual Financial Information

Madison Metals has not completed a financial year since its incorporation.

Results of Operations

For the period from incorporation (October 11, 2019) to November 30, 2019 Madison Metals reported a net loss of $nil.

Summary of Quarterly Results

Madison Metals was incorporated on October 11, 2019 and has not had operation activities for the last eight quarters to report.

Liquidity

Madison Metals is a mining exploration and development company with no producing resource properties, and consequently does not generate operating income or cash flow. To date, Madison Metals has relied upon the sale of equity securities to provide working capital for capital acquisitions, exploration and development activities, and to fund the administration of Madison Metals. Since Madison Metals does not expect to generate any revenues in the near future, it will continue to rely upon equity and debt financing to raise capital. There can be no assurance that financing will be available to Madison Metals when required, or on terms satisfactory to Madison Metals. At November 30, 2019, Madison Metals had $nil in cash.

Capital Resources

Madison Metals’ working capital at November 30, 2019 was $1.

Fourth Quarter

Not applicable.

Proposed Transaction

The details of the proposed Arrangement are discussed in the Audited Financial Statement note 7.

Critical Accounting Estimates

Madison Metals’ significant accounting policies are contained in Note 3 to the Audited Financial Statements for the period from incorporation (October 11, 2019) to November 30, 2019. The preparation of the Audited Financial Statements in conformity with International Financial Reporting Standards (“IFRS”) requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Estimates and underlying assumptions are reviewed on an ongoing basis.

Changes in Accounting Policies including Initial Adoption of IFRS

Madison Metals adopted IFRS for the period ending November 30, 2019. There were no changes in accounting policies for the period ending November 30, 2019.

Future Accounting Pronouncements

A number of other new standards and issued amendments to standards and interpretations are not yet effective for the year ending November 30, 2019 and have not been applied when preparing Madison Metals’ financial statements. Management does not currently expect the implementation of these new standards and amendments will have a significant effect on the financial statements of Madison Metals.

Fair value

Madison Metals classifies its financial assets as fair value through profit or loss (“FVTPL”). The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of financial assets at recognition.

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Fair value through profit or loss

Financial assets are classified as FVTPL when the financial asset is held-for-trading or it is designated as FVTPL. A financial asset is classified as FVTPL when it has been acquired principally for the purpose of selling in the near future; it is a part of an identified portfolio of financial instruments that Madison Metals manages and has an actual pattern of short-term profit-taking or if it is a derivative that is not designated and effective as a hedging instrument. Upon initial recognition, attributable transaction costs are recognized in profit or loss when incurred. Financial instruments at FVTPL are measured at fair value, and changes therein are recognized in profit or loss. Cash is included in this category of financial assets.

Fair value hierarchy

Determination of Fair Value:

Fair values have been determined for measurement and/or disclosure purposes based on the following methods. When applicable, further information about the assumptions made in determining fair values is disclosed in the notes specific to that asset or liability.

The Statement of Financial Position carrying amounts for cash and cash equivalents, amounts receivable, trade and other payables, and due to related parties approximate fair value due to their short-term nature. Due to the use of subjective judgments and uncertainties in the determination of fair values these values should not be interpreted as being realizable in an immediate settlement of the financial instruments.

Fair Value Hierarchy:

Financial instruments that are measured subsequent to initial recognition at fair value are grouped in Levels 1 to 3 based on the degree to which the fair value is observable:

■         Level 1 fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities; and

■         Level 2 fair value measurements are those derived from inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

■         Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable marker data (unobservable inputs).

Madison Metals has no financial instruments subject to level 1, 2 or level 3 fair value measurements.

Financial risk management

Madison Metals is exposed in varying degrees to a variety of financial instrument related risks. The Board of Directors approves and monitors the risk management processes, inclusive of documented investment policies, counterparty limits, and controlling and reporting structures. The type of risk exposure and the way in which such exposure is managed is provided as follows:

Credit Risk

Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss. Madison Metals is not exposed to significant credit risk.

Foreign Exchange Risk

Foreign currency risk is the risk that the fair values or future cash flows of a financial instrument will fluctuate as they are denominated in currencies that differ from the respective functional currency. Madison Metals is not exposed to significant foreign currency risk.

Liquidity Risk

Liquidity risk is the risk that Madison Metals will encounter difficulty in satisfying financial obligations as they become due. Madison Metals manages its liquidity risk by forecasting cash flows from operations and anticipated investing and financing activities. Madison Metals’ objective in managing liquidity risk is to maintain sufficient readily available reserves in order to meet its liquidity requirements. Madison Metals is not exposed to significant liquidity risk.

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Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate due to changes in market interest rates. Madison Metals manages interest rate risk by maintaining an investment policy that focuses primarily on preservation of capital and liquidity. There were no changes in Madison Metals’ approach to risk management during the reporting period.

Capital Management

Madison Metals is actively looking to acquire an interest in a business or assets and this involves a high degree of risk. Madison Metals does not generate cash flows from operations. Madison Metals’ primary source of funds comes from the issuance of capital stock. Madison Metals does not use other sources of financing that require fixed payments of interest and principal due to lack of cash flow from current operations, and is not subject to any externally imposed capital requirements. Madison Metals’ objective when managing capital is to safeguard Madison Metals’ ability to continue as a going concern. Madison Metals defines its capital as equity. Capital requirements are driven by Madison Metals’ general operations. To effectively manage Madison Metals’ capital requirements, Madison Metals monitors expenses and overhead to ensure costs and commitments are being paid.

Other MD&A Requirements

Disclosure of Outstanding Share Data

At November 30, 2019 and as at the date of this Circular, there was one (1) outstanding Madison Metals Inc. Common Share.

Risks and uncertainties

Madison Metals is in the business of exploring and, if warranted, developing mineral properties, which is a highly speculative endeavour, and Madison Metals’ future performance may be affected by events, risks or uncertainties that are outside of Madison Metals’ control. Madison Metals’ management consider the risks set out below to be the most significant to potential investors of Madison Metals, but not all risks associated with an investment in securities of Madison Metals. If any of these risks materialize into actual events or circumstances or other possible additional risks and uncertainties of which the directors are currently unaware or which they consider not be material in relation to Madison Metals’ business, actually occur, Madison Metals’ assets, liabilities, financial condition, results of operations (including future results of operations), business and business prospects, are likely to be materially and adversely affected. In such circumstances, the price of Madison Metals’ securities could decline and investors may lose all or part of their investment.

Limited Operating History

Madison Metals is still in an early stage of development. Madison Metals is engaged in the business of exploring and, if warranted, developing mineral properties in the hope of locating economic deposits of minerals. Madison Metals’ mineral interests are in the exploration stage and do not have mineral reserves. Madison Metals has no history of earnings. There is no guarantee that economic quantities of mineral reserves will be discovered on Madison Metals’ property.

Management

The success of Madison Metals is currently dependant on the performance of its directors and officers. The loss of the services of any of these persons could have a materially adverse effect on Madison Metals’ business and prospects. There is no assurance that Madison Metals can maintain the services of its directors, officers or other qualified personnel required to operate its business. At this date there are no indications that any change in management cannot be maintained at the current structure.

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Conflicts of Interest

Madison Metals’ directors, officers and other members of management serve as directors, officers, promoters and members of management of other companies involved in the acquisition, exploration and development of mineral resource properties and, therefore, it is possible that a conflict may arise between their duties as a director, officer, promoter or member of Madison Metals’ management team and their duties as a director, officer, promoter or member of management of such other companies. The Madison Metals’ directors and officers are aware of the laws governing accountability of directors and officers for corporate opportunity and the requirement of directors to disclose conflicts of interest. Madison Metals will rely upon these laws in respect of any directors’ and officers’ conflicts of interest or in respect of any breaches of duty by any of its directors or officers.

Additional Funding Requirements

From time to time, Madison Metals will require additional financing in order to carry out its acquisition, exploration and development activities. Failure to obtain such financing on a timely basis could cause the Madison Metals to forfeit its interest in certain properties, miss certain acquisition opportunities and reduce or terminate its operations. If Madison Metals’ cash flow from operations is not sufficient to satisfy its capital or resource expenditure requirements, there can be no assurance that additional debt or equity financing will be available to meet these requirements or be available on favourable terms.

Price Volatility and Lack of Active Market

In recent years, the securities markets in Canada and elsewhere have experienced a high level of price and volume volatility, and the market prices of securities of many public companies have experienced significant fluctuations in price which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. Any quoted market for Madison Metals’ securities may be subject to such market trends and that the value of such securities may be affected accordingly.

Subsequent Events

Madison Metals plans to complete the terms of the Arrangement Agreement with Broadway, an exploration stage public company whose common shares are listed for trading on the TSX Venture Exchange (“TSX-V”). Broadway’s primary business has been the development of the Madison Project. Following completion of the Arrangement, Broadway’s principal operations will be operating the MindMed business. The Arrangement has been proposed to, among other things, provide a better opportunity for the Madison Project to be further explored and developed. Pursuant to the Arrangement, Broadway will transfer all of its right, title and interest in the Madison Project to Madison Metals in consideration for approximately 49,860,204 Madison Metals Common Shares, which Broadway will then distribute on a pro rata basis to its shareholders, other than dissenting shareholders, on the basis of one Madison Metals share for each Broadway share held immediately prior to the effective time. Each shareholder (other than dissenting shareholders) as at the Effective Time will, immediately after completion of the Arrangement, continue to hold the same pro rata interest in Madison Metals that such shareholder held in Broadway prior to the completion of the Arrangement. Completion of the Arrangement is subject to a number of conditions, including, but not limited to, approval of the shareholders of Broadway and the Supreme Court of British Columbia. Such approvals, if granted, are expected to be received subsequent to the date of approval of the financial statements. Madison Metals will have to raise additional funds for its operation and exploration programs. There can be no assurances that Madison Metals will be able to do so, either on terms favourable to it or at all.

On January 8, 2020, Madison Metals and Broadway entered into an exclusivity agreement (“Agreement”) with American Pacific Mining Corp. (“APM”) wherein APM is granted an exclusive right to negotiate the acquisition of the Madison Property during the period from the date of Agreement until the earlier of (i) the date of execution of a mutually acceptable definitive purchase agreement; (ii) five business days after the closing of the Arrangement; (iii) the termination of the Arrangement Agreement; and (iv) the date, if any, upon which Broadway, Madison Metals and APM mutually agree in writing to terminate discussions.

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BROADWAY GOLD MINING LTD.

FORM 51-102F1

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For the Year Ended August 31, 2019

The following discussion and analysis of financial results should be read in conjunction with the audited carve-out financial statements of Broadway Gold Mining Ltd.’s (“Broadway”) principal business operations, being the exploration and evaluation expenditures relating to the operations in the Madison Project (“Madison Operation”), for the year ended August 31, 2019, including the notes thereto. The financial data contained in this discussion and analysis is presented in accordance with International Financial Reporting Standards (“IFRS”). The reporting currency is the Canadian dollar.

The following discussion and analysis provides information that management believes is relevant to the assessment and understanding of Broadway’s results of operations and financial conditions in connection with the Madison Project. Certain statements herein contain forward-looking statements relating to the operations or to the environment in which we operate, which are based on our operations, forecasts, and projections. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions, and actual results may differ materially from those anticipated in these forward-looking statements. The risks include those outlined under the “Risk Factors” section of this MD&A and as set out elsewhere in the Circular, including Schedule “K”.

This Management Discussion and Analysis is dated January 10, 2020.

BUSINESS OVERVIEW

Broadway was incorporated under the Business Corporations Act of British Columbia (the “BCBCA”) on July 26, 2010 as Carolina Capital Corp. On October 12, 2016, it changed its name to Broadway Gold Mining Ltd. to reflect the change of geographical location of its principal business activity to the gold and copper mining property located in Silver Star, Montana, USA (the “Madison Project”). Broadway’s head and principal office is located in Vancouver, British Columbia, Canada. Broadway’s common shares trade on the TSX-V under the symbol “BRD”. Broadway’s shares also trade on the USA OTCQB Venture Marketplace under the symbol “BDWYF” and on the Frankfurt exchange under the symbol “BGH”.

Broadway has three subsidiaries: (i) Broadway Gold Corp., a Montana corporation under which it conducts the exploration activities on the Madison Project; (ii) Madison Metals Inc., a company existing under the BCBCA which was formed on October 11, 2019 to complete the Arrangement with Broadway and to acquire the Madison Project in connection therewith; and (iii) Broadway Delaware Subco Inc., a company existing under the Delaware General Corporation Law, which was formed for the purpose of completing the Merger with MindMed.

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PROPOSED TRANSACTION

On October 15, the Company entered into a definitive arrangement agreement (“Arrange Agreement”) with Mind Medicine, Inc., a privately held issuer incorporated under the laws of Delaware (“MindMed”), which will result in a reverse take-over (“RTO”) of the Company by the current shareholders of MindMed by way of plan of arrangement (“Plan of Arrangement”) under the Business Corporations Act (British Columbia) (“Arrangement”).

Pursuant to the terms of the Arrangement Agreement, Broadway Delaware Subco Inc., a wholly-owned subsidiary of the Company incorporated for the purpose under the laws of Delaware (“Delaware Subco”) will merge with MindMed. In accordance with the Arrangement and the articles of MindMed, all outstanding Class B common shares (“Class B Shares”), Class C common shares (“Class C Shares”) and Class D common shares (“Class D Shares”) of MindMed will be exchanged for Class A common shares (“Class A Shares”), immediately following which all Class A Shares of MindMed will be exchanged, on a one-for-one basis (the “Exchange Ratio”), for securities of Broadway on a Consolidated (as defined below) basis (Broadway following the completion of the Arrangement herein referred to as the “Resulting Issuer”). Any outstanding convertible securities of MindMed, including any convertible securities issued in connection with the MindMed Financing (as defined below), will be exchanged for convertible securities of the Resulting Issuer on the basis of the Exchange Ratio.

As part of the Arrangement and subject to the receipt of all required approvals, Broadway will consolidate its outstanding shares, warrants and options on an eight (8) old common shares for one (1) new common share basis (the “Consolidation”) and change its name to “Mind Medicine (MindMed), Inc.” (or such other name as MindMed may determine) (the “Name Change”). It will also amend its capital structure (the “Capital Structure Amendment”) by creating a new class of multiple voting shares that will each carry 100 votes per share (the “Multiple Voting Shares”), and change the name of its common shares to “subordinate voting shares” (with all other terms of the common shares remaining unchanged). The Multiple Voting Shares will be issued to certain U.S. resident holders of MindMed shares in connection with the Arrangement.

The Plan of Arrangement also includes the transfer of all of right, title and interest, and all associated liabilities, in the Madison Property (the “Spin-Out Transaction”). The Madison Property is currently held by Broadway. The Spin-Out Transaction will consist of the transfer of all of the shares of Broadway. and any related assets and liabilities in connection with the Madison Property to a wholly- owned subsidiary of Broadway (“Transferred Assets”), Madison Metals Inc. (“Madison Metals” or the “Spinco”). Madison Metals will also assume all liabilities associated with Broadway’s mineral exploration and development business as conducted prior to the completion of the Arrangement. Pursuant to the Plan of Arrangement, Madison Metals will issue common shares to Broadway as consideration for the Transferred Assets, which will be distributed to the holders of record of the Company’s shares immediately before completion of the RTO on a pro-rata basis. Broadway shareholders will be entitled to receive one Madison Metals share for every common share of Broadway on a pre-Consolidation basis held by such shareholder.

In connection with the Arrangement, MindMed has agreed to make a bridge loan available (“Bridge Loan”) as provided in the Arrangement Agreement. The terms of the Bridge Loan provide that MindMed will lend to Broadway (i) $15,000 on execution of the Agreement; (ii) a maximum of $30,000 per month, starting on the later of the date of execution of the Arrangement Agreement and October 1, 2019 and ending on the earlier of the Closing Date (as defined in the Arrangement Agreement) or January 1, 2020, to cover the costs and expenses necessary to maintain Montana’s business, and (iii) no more than $170,000 to pay down the aggregate accounts payable currently owed by Broadway and the Broadway Montana, which amounts will be forgiven or assumed by MindMed upon completion of the Arrangement.

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On January 8, 2020, Madison Metals and Broadway entered into an exclusivity agreement (“Agreement”) with American Pacific Mining Corp. (“APM”) wherein APM is granted an exclusive right to negotiate the acquisition of the Madison Property during the period from the date of Agreement until the earlier of (i) the date of execution of a mutually acceptable definitive purchase agreement; (ii) five business days after the closing of the Arrangement; (iii) the termination of the Arrangement Agreement; and (iv) the date, if any, upon which Broadway, Madison Metals and APM mutually agree in writing to terminate discussions.

INTEREST IN MINERAL PROPERTIES

Madison Project

In July 2016, Broadway entered into an agreement to purchase 100% right, title and interest in 450 acres of land with a 192-acre ranch, buildings, mine equipment and fixtures and 6 patented and 35 unpatented mineral claims situated in Madison County, Montana. The agreement called for a cash payment of CDN$250,000 and the issuance of 500,000 common shares on the First and Second Anniversary and CDN$100,000 upon attainment of commercial production. The acquisition was also subject to an annual payment equal to the greater of a 2% NSR or US$50,000. Final TSX approval for the closing of the transaction was received on September 30, 2016. 500,000 common shares were issued in October 2017 for the First Anniversary share allotment. 500,000 common shares were issued in October 2018 for the Second Anniversary share allotment.

Subsequent to the initial purchase, Broadway has increased the footprint and scope of the project.

Currently, the Madison Project covers 2,514 acres consisting of six federal patented lode claims and 137 unpatented mineral claims. The road accessible claims lie 1.5 kilometers west of the hamlet of Silver Star in Sections 2 and 3 of Township 2 South, Range 6 West. The Madison Project lies in the Silver Star District along the south flank of the Radar Creek pluton 38 kilometers southwest of the world-famous Butte copper mine, an area of high geological potential. The property is underlain by Mississippian calcareous sediments intruded by quartz monzonite of the Tertiary to Cretaceous Radar Creek pluton. Gold and copper skarn deposits have developed at the contact.

The Madison Project encompasses two mines, several shafts and adits and numerous pits and trenches, largely centered along the limestone intrusive contact. The largest of these is the Broadway Mine, developing a gold-bearing skarn zone to a vertical depth of 750 feet between the 1880’s and the 1950’s. A total of 450,000 tons averaging 0.32 ounces per ton gold were produced from approximately 6,000 feet of underground workings. Broadway feels the depth potential of the Broadway Mine has yet to be tested.

The second mine is the Madison Mine. A series of drill programs throughout the 1980’s and into the early 1990’s located gold, copper and gold-copper mineralization in a 152 metre long by 61 metre wide zone along the limestone intrusive contact. During the 2007 to 2012 period Coronado Resources Ltd. drove a decline and bulk sampled several blocks within a 70 metre long by 30 metre wide section of the larger zone. A number of the significant drill intersections from the earlier drill programs were not followed up and these present Broadway with a second area of immediate potential on the property.

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Interested readers can review the updated March 7, 2019 NI 43-101 report on the Madison Project posted on Broadway’s website. www.broadwaymining.com.

UPDATES ON CURRENT EXPLORATION ACTIVITIES

Broadway completed a Vulcan 3-D model of its Madison Project. Based on the positive results generated, Broadway is planning Phase II and III underground diamond drilling programs.

In April 2019, Broadway signed an Earn-In with Option to Joint Venture Agreement (the “Earn-In Agreement”) with Kennecott Exploration Company (“Kennecott”), part of the Rio Tinto Group. Under the terms of the Earn-In Agreement,

•	Kennecott has an option to:

(i)	acquire a 55% undivided interest in the property by incurring exploration and related expenditures of US$5 million within the first five years. Kennecott may elect to earn an additional 10% undivided interest by incurring additional expenditures of US$10 million within the following three years.

(ii)	acquire a 65% undivided interest in the property by incurring exploration and related expenditures of US$15 million within the first eight years. Kennecott may elect to earn an additional 5% undivided interest by incurring additional expenditures of US$15 million within the following three years.

(iii)	acquire a 70% undivided interest in the property by incurring exploration and related expenditures of US$30 million over eleven years.

•	Kennecott is to incur a minimum of US$1 million of exploration expenditures in the first year.

•	Broadway is to receive cash payments of US$225,000 (US$100,000 received) over the first five years.

•	Kennecott may request Broadway to conduct exploration on its behalf during the first year in return for 10% administration charge.

In June 2019, Broadway announced that Kennecott has commenced with a drilling campaign at the Madison Project. The initial drilling program consists of three drill holes targeting an area displaying multi-element soil and rock chip geochemical anomalies, historic prospects, strong Induced Polarization (IP) anomalies and porphyry drill intercepts identified by Broadway’s technical team and four holes targeting skarn mineralization.

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Mineral Property Expenditures

Broadway capitalized exploration and evaluation expenditures in the period incurred. During the year ended August 31, 2019, Broadway has incurred the following exploration expenditures on the Madison Project:

	Year Ended August 31, 2019 $	Year Ended August 31, 2018 $
Mining claims	66,475	63,843
Assessment and taxes	1,634	2,015
Camp costs	13,516	42,949
Consulting engineers	55,475	697,044
Fieldwork and wages	270,467	363,884
Permits, assay and testing	3,718	154,408
Power utilities	4,192	9,571
Recovery	(132,950)	-
Impairment of exploration and evaluation assets	(811,000)	-

Net expenditures during the year	(528,473)	1,333,714

An impairment loss of $811,000 was recorded for the year ended August 31, 2019 to reduce the carrying amount to the recoverable amount. The recoverable amount is determined by reference to the fair value of the consideration estimated based on the quoted market price of the Company’s share at the year end.

RESULTS OF OPERATIONS

Selected Annual Information

The following table provides a brief summary of the Company’s financial operations for the last three fiscal years. This information has been presented in accordance with IFRS. The reporting currency is the Canadian dollar. For more detailed information, refer to the August 31, 2019 and 2018 audited financial statements.

	Year Ended August 31, 2019 $	Year Ended August 31, 2018 $
Net income (loss) for the year	(843,441)	(35,679)
Imapirment of exploration and evaluation asset	(811,000)	-
Total assets	3,843,419	4,323,686

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Year Ended August 31, 2019 Compared to Year Ended August 31, 2018

During the year ended August 31, 2019, the Company recorded a net loss of $843,441 compared to a net loss of $35,679 during the year ended August 31, 2018. The $807,762 in net loss is attributable to the following:

•	Impairment of exploration and evaluation asset increased to $811,000 for the year ended August 31, 2019 compared to $nil for the year ended August 31, 2018.

LIQUIDITY AND CAPITAL RESOURCES

Broadway’s approach to managing its liquidity is to ensure that it has sufficient resources to meet its liabilities as they come due and have sufficient working capital to fund operations for the ensuing fiscal year.

As at August 31, 2019, the Madison Operation had $nil in current assets (August 31, 2018 - $23,228) and current liabilities of $72,119 (August 31, 2018 - $7,001) for a working capital deficit of $72,119 compared to working capital of $16,227 at August 31, 2018. As at the date of this report, the Madison Operation does not have adequate cash and working capital to fund its operations and planned capital expenditures for the next 12 months, assuming completion of the Arrangement, and is reliant upon future equity financing to fund its operations and advance the development of its exploration mining business.

SUBSEQUENT EVENTS

On October 15, 2019, Broadway entered into a definitive arrangement agreement with Mind Medicine, Inc., a privately held issuer incorporated under the laws of Delaware, which will result in a reverse take- over of Broadway by the current shareholders of MindMed by way of plan of arrangement under the Business Corporations Act (British Columbia). See “Proposed Transaction” section.

OFF-BALANCE SHEET ARRANGEMENTS

To the best of Management’s knowledge, there are no off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on the results of operations or financial condition of Broadway.

CONTRACTUAL COMMITMENTS

See “Interest in Mineral Properties” for mineral property commitments.

TRANSACTIONS WITH RELATED PARTIES

During the year ended August 31, 2019, the Madison Operation did not have any related party transactions.

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SIGNIFICANT ACCOUNTING POLICIES AND CRITICAL ACCOUNTING ESTIMATES

All significant accounting policies and critical accounting estimates are fully disclosed in Note 3 of the financial statements for the year ended August 31, 2019.

FUTURE ACCOUNTING STANDARDS AND INTERPRETATIONS

New and Revised IFRS Issued but Not Effective

The following standards or amendments are effective for annual periods beginning on or after September 1, 2019:

1)	IFRS 16 – Lease

In January 2016, the International Accounting Standards Board (IASB) issued a new International Financial Reporting Standard (IFRS) on lease accounting which was incorporated into Part I of the CPA Canada Handbook – Accounting by the Accounting Standards Board (AcSB) in June 2016. IFRS 16 supersedes IAS 17 Leases, IFRIC 4 Determining Whether an Arrangement Contains a Lease, SIC15 Operating Leases - Incentives and SIC-27 Evaluating the Substance of Transactions Involving the Legal Form of a Lease. IFRS 16 introduces a single lessee accounting model that requires a lessee to recognize assets and liabilities for all leases with a term of more than 12 months, unless the underlying asset is of low value. Lease assets and liabilities are initially recognized on a present value basis and subsequently, similarly to other non-financial assets and financial liabilities, respectively. The lessor accounting requirements are substantially unchanged and, accordingly, continue to require classification and measurement as either operating or finance leases. The new standard also introduces detailed disclosure requirements for both the lessee and lessor. The new standard is effective for annual periods beginning on or after January 1, 2019. Broadway expects that the adoption of the new standard will not have a material impact on its consolidated financial statements.

RISKS RELATED TO BUSINESS

Following completion of the Arrangement, Madison Metals will be in the business of acquiring, exploring and, if warranted, developing and exploiting natural resource properties. Due to the nature of Spinco’s business and the present stage of exploration of its mineral properties (which are primarily early stage exploration properties with no known resources or reserves), the following risk factors, among others, will apply:

Spinco’s ability to continue to conduct exploration and development depends upon Spinco’s ability to obtain additional financing. The business of mineral exploration and extraction involves a high degree of risk with very few properties that are explored ultimately achieving commercial production. As a mining company in the exploration stage, the future ability of Spinco to conduct exploration and development will be affected principally by its ability to raise adequate amounts of capital through equity financings, debt financings, joint venturing of projects and other means. In turn, Spinco’s ability to raise such funding depends in part upon the market’s perception of its management and properties, but to a great degree upon the price of gold and the marketability of securities of speculative exploration and development mining companies.

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Spinco has no history of earnings and no foreseeable earnings. The property in which Spinco has acquired an interest has not been determined to be commercially feasible and hence may not have any commercial production. Spinco has no history of profits and has a deficit. Spinco receives no revenues from production or otherwise and is entirely dependent on raising additional equity and loan financing.

Spinco has no mineral producing properties, and Spinco has not demonstrated that any mineralized material on the property in which it may acquire an interest constitutes proven or probable reserves of ore. It is uncertain what level, if any, of recovery of gold or other minerals from mineralized material will in fact be realized. Identified mineralized deposits may never qualify as commercially mineable (or viable) reserves, and even if they do qualify, they may fail to yield the estimated level of copper or other minerals. Estimates of mineralized deposits and production costs can also be affected by such factors as metals prices, availability of capital for development, permitting regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions. In addition, the grade of mineralization ultimately mined (if any) may differ from that indicated by drilling results. Short term factors relating to mineralized material, such as the need for orderly development or the processing of new or different grades, may also have an adverse effect on mining operations and on the results of operations. Gold and other minerals recovered in small scale laboratory tests may fail to be duplicated in large scale tests under on-site conditions. Material changes in mineralized material, grades, stripping ratios or recovery rates may affect the economic viability of projects. Mineralized deposits are reported as general indicators of mine life and should not be interpreted as assurances of mine life or of the profitability of current or future operations.

As mineral prices are volatile, a profitable market may not develop for any commercial quantities of mineral resources discovered by Spinco. Mineral prices are subject to fluctuation. The effect of these factors cannot accurately be predicted. The mining industry in general is intensely competitive and, even if commercial quantities of mineral resources are discovered, a profitable market may not develop for the sale of the same. Factors beyond the control of Spinco may affect the marketability of any gold or any other materials discovered. The price of precious metals is affected by numerous factors beyond the control of Spinco, including international economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates and global or regional consumption patterns, speculative activities and increased production due to improved mining and production methods.

Competition. The resource industry is intensively competitive in all of its phases, and Spinco competes with many other companies possessing much greater financial and technical resources. Competition is particularly intense with respect to the acquisition of desirable undeveloped properties. The principal competitive factors in the acquisition of prospective properties include the staff and data necessary to identify and investigate such properties, and the financial resources necessary to acquire and develop the projects. Competition could adversely affect Spinco’s ability to acquire additional suitable prospects suitable for exploration.

No Market for Securities. Spinco will not initially trade on any stock exchange and therefore there will be no market for Spinco’s securities. There can be no assurances that Spinco will ever be listed or posted for trading on any exchange, and no market for Spinco’s securities may develop and Broadway Shareholders who acquire securities of Spinco pursuant to the Arrangement may never be able to re- sell their Spinco securities.

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Title to Property. Although Spinco has exercised the usual due diligence with respect to title of its properties, there is no guarantee that title to the properties will not be challenged or impugned as a result of prior unregistered agreements or transfers, aboriginal land claims, government expropriation and undetected defects.

Government Regulations and Environmental Risks and Hazards. Spinco’s conduct is subject to various federal, provincial, state laws, rules and regulations, including environmental legislation. Environmental legislation is becoming increasingly stringent and costs and expenses of regulatory compliance are increasing. The impact of new and future environmental legislation on Spinco’s operations may cause additional expenses and restrictions. If the restrictions adversely affect the scope of exploration and development on the resource property interests, the potential for production on the property may be diminished or negated. Spinco has adopted environmental practices designed to ensure that it continues to comply with environmental regulations currently applicable to it.

Licenses and Permits. The operations of Spinco require licenses and permits from various government authorities. Spinco believes that it will hold all necessary licenses and permits under applicable laws and regulations for work in progress. However, such licenses and permits are subject to change in various circumstances. There can be no guarantee that Spinco will be able to obtain or maintain all necessary licenses and permits that may be required to explore and develop its properties, commence construction or operation of mining facilities or to maintain continued operations that economically justify the cost.

CAPITAL MANAGEMENT

Spinco manages its capital structure and makes adjustments to it, based on the funds available to Spinco, in order to support the acquisition and exploration of mineral properties. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of Spinco’s management to sustain future development of the business. Spinco defines capital that it manages as share capital and cash equivalents.

The properties in which Spinco currently has an interest are in the exploration stage; as such, Spinco has historically relied on equity financing to fund its activities. Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of Spinco, is reasonable.

EVALUATION OF DISCLOSURE CONTROLS AND POLICIES

Disclosure controls and procedures are designed to provide reasonable assurance that information required to be disclosed by Spinco in reports filed with or submitted to the various securities regulators is recorded, processed, summarized and reported within the time periods specified. This information is gathered and reported to Spinco’s management, which includes the Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), so that timely decisions can be made regarding disclosure. Spinco’s management, under the supervision of, and with the participation of, the CEO and CFO has designed Spinco’s disclosure controls and procedures. As at the date hereof, the CEO and CFO have evaluated the design and operation of Spinco’s disclosure controls and procedures. Based on that evaluation, the CEO and CFO concluded that Spinco’s disclosure controls and procedures were effective as at the date hereof.

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EVALUATION OF INTERNAL CONTROLS OVER FINANCIAL REPORTING

Designing, establishing and maintaining adequate internal control over financial reporting is the responsibility of Spinco’s management. Internal control over financial reporting is a process designed by, or under the supervision of management, and affected by the Board of Directors, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of Spinco’s financial statements in accordance with IFRS.

These controls include policies and procedures that: pertain to the maintenance of records that, in reasonable detail, accurately reflect transactions pertaining to its assets, provide reasonable assurance that all transactions are recorded to permit the preparation of its financial statements in accordance with IFRS, and that expenditures are being made only in accordance with authorizations of management of Spinco, and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Spinco’s assets that could have a material effect on its financial statements.

Management is responsible for establishing and maintaining internal control over financial reporting and has designed and implemented such controls to ensure that the required objectives of these internal controls have been met. The management of Spinco applied its judgment in evaluating the cost benefit relationship to controls and procedures. The result of which was, because of the inherent limitations in all control systems, that no evaluation of the controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected.

As at the date hereof, the officers of Spinco evaluated the design and implementation of Spinco’s internal control over financial reporting (“ICFR”). Based on this evaluation of the design and operating effectiveness of Spinco’s ICFR, the CEO and CFO concluded that Spinco’s ICFR was effective as at the date hereof.

ADDITIONAL INFORMATION

Additional information relating to Spinco can also be found under Broadway’s profile (and, if the Arragement is completed, under Spinco’s profile) on SEDAR at www.sedar.com.

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SCHEDULE 3 TO APPENDIX K - STATEMENT OF CORPORATE GOVERNANCE PRACTICES

National Policy 58-201 Corporate Governance Guidelines (“NP 58-201”) establishes corporate governance guidelines which apply to all public companies. Spinco has reviewed its own corporate governance practices in light of these guidelines. In certain cases, Spinco’s practices comply with the guidelines, however, the Spinco Board considers that some of the guidelines are not suitable for Spinco at its current stage of development and therefore these guidelines have not been adopted. National Instrument 58-101 - Disclosure of Corporate Governance Practices mandates disclosure of corporate governance practices for Venture Issuers in Form 58-101F2, which disclosure is set out below.

Board of Directors

Structure and Compensation

The Spinco Board is currently composed of five (5) directors; being Duane Parnham, Suzanne Wood, Shawn Parnham, Dr. Roger Laine and Victoria Donato.

NP 58-201 suggests that the board of directors of every listed corporation should be constituted with a majority of individuals who qualify as “independent” directors under NP 58-201 which provides that a director is independent if he or she has no direct or indirect “material relationship” with Spinco. “Material relationship” is defined as a relationship which could, in the view of the Spinco Board, be reasonably expected to interfere with the exercise of a director’s independent judgement. Of the current directors, Shawn Parnham, Dr. Roger Laine and Victoria Donato are considered “independent”. Suzanne Wood has been a member of management within three years of the date hereof, and Duane Parnham is currently a member of management.

Board Responsibilities

The mandate of the Spinco Board is to manage or supervise the management of the business and affairs of Spinco and to act with a view to the best interests of Spinco. In doing so, the Spinco Board oversees the management of Spinco’s affairs directly and through its committees (see “Other Board Committees” below). In fulfilling its mandate, the Spinco Board, among other matters, is responsible for reviewing and approving Spinco’s overall business strategies and its annual business plan, reviewing and approving the annual corporate budget and forecast, reviewing and approving significant capital investments outside the approved budget; reviewing major strategic initiatives to ensure that Spinco’s proposed actions accord with shareholder objectives; reviewing succession planning; assessing management’s performance against approved business plans and industry standards; reviewing and approving the reports and other disclosure issued to shareholders; ensuring the effective operation of the Spinco Board; and safeguarding shareholders’ equity interests through the optimum utilization of Spinco’s capital resources. The Spinco Board also takes responsibility for identifying the principal risks of Spinco’s business and for ensuring these risks are effectively monitored and mitigated to the extent reasonably practicable. At this stage of Spinco’s development, the Spinco Board does not believe it is necessary to adopt a written mandate, as sufficient guidance is found in the applicable corporate and securities legislation and regulatory policies. However, as Spinco grows, the Spinco Board will move to develop a formal written mandate.

In keeping with its overall responsibility for the stewardship of Spinco, the Spinco Board is also responsible for the integrity of Spinco’s internal control and management information systems and for Spinco’s policies respecting corporate disclosure and communications.

The Spinco Board delegates to management, through the Chief Executive Officer and the Chief Financial Officer, responsibility for meeting defined corporate objectives, implementing approved strategic and operating plans, carrying on Spinco’s business in the ordinary course, managing Spinco’s cash flow, evaluating new business opportunities, recruiting staff and complying with applicable regulatory requirements. The Spinco Board also looks to management to furnish recommendations respecting corporate objectives, long-term strategic plans, and annual operating plans.

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The Spinco Board currently does not have a Chair and does not consider that, at this stage of Spinco’s development, it is necessary to have one. Given the size of Spinco’s current operations, the Spinco Board believes that Spinco is well serviced. In addition, the Spinco Board has found that the fiduciary duties placed on management by Spinco’s governing corporate legislation and common law and the restrictions on an individual director’s participation in decisions of the Spinco Board in which the director has an interest under applicable corporate and securities legislation provide the “independent” directors with significant input and leadership in exercising their responsibilities for independent oversight of management. In addition, each member of the Spinco Board understands that he is entitled to seek the advice of an independent expert if he reasonably considers it warranted under the circumstances and the “independent” directors have the ability to meet independently of management whenever deemed necessary. As of the year ended November 30, 2016 the independent directors have not exercised their right to meet independently of management given Spinco’s limited operations at the current time; as such the decisions required of the Spinco Board have been considered routine and in the ordinary course of business, the independent directors have not deemed it necessary to review such materials separate and apart from management.

The Spinco Board, through the Audit Committee, has the responsibility to identify the principal risks of Spinco’s business. It works with management to implement policies to identify the risks and to establish systems and procedures to ensure that these risks are monitored.

The Spinco Board has delegated responsibility for the integrity of internal controls and management information systems to the Audit Committee. Spinco’s external auditors report directly to the Audit Committee. In its regular meetings with the external auditors, the Audit Committee discusses, among other things, Spinco’s financial statements and the adequacy and effectiveness of Spinco’s internal controls and management information systems.

Directorships

The following directors of Spinco are currently directors of other reporting issuers:

Name of Director	Reporting Issuer
Duane Parnham	Broadway Gold Mining Ltd. Giyani Gold Corp. Canoe Mining Ventures Corp. Nevada Zinc. Corp.
Suzanne Wood	Sante Veritas Therapeutics Inc. (wholly owned subsidiary of Sante Veritas Holdings Ltd.)

Orientation and Continuing Education

The skills and knowledge of the Spinco Board as a whole is such that no formal continuing education process is currently deemed required. The Spinco Board is comprised of individuals with varying backgrounds, who have, both collectively and individually, extensive experience in running and managing public companies. Board members are encouraged to communicate with management, auditors, and technical consultants to keep themselves current with industry trends and developments and changes in legislation, with management’s assistance. Board members have full access to Spinco’s records.

Spinco provides continuing education to its directors as such need arises and encourages open discussion at all meetings which format encourages learning by the directors. Members of the Spinco Board are encouraged to communicate with management, auditors and technical consultants; to keep themselves current with industry trends and developments and changes in legislation; and to attend related industry seminars and visit Spinco’s operations.

Ethical Business Conduct

The Spinco Board expects management to operate the business of Spinco in a manner that enhances shareholder value and is consistent with the highest level of integrity. Management is expected to execute Spinco’s business plan and to meet performance goals and objectives.

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However, to date, the Spinco Board has not adopted a formal written Code of Business Conduct and Ethics. The Spinco Board has found that the fiduciary duties placed on individual directors by Spinco’s governing corporate legislation and the common law, as well as the restrictions placed by applicable corporate and securities legislation on the individual director’s participation in decisions of the Spinco Board in which the director has an interest, have been sufficient to ensure that the Spinco Board operates independently of management and in the best interests of Spinco and its shareholders.

In addition, the limited size of Spinco’s operations and the small number of officers and employees allows the Spinco Board to monitor on an ongoing basis the activities of management and to ensure that the highest standard of ethical conduct is maintained. As Spinco grows in size and scope, the Spinco Board anticipates that it will formulate and implement a formal Code of Business Conduct and Ethics.

Nomination of Directors

Given its current size and stage of development, the Spinco Board has not appointed a nominating committee and these functions are currently performed by the Spinco Board as a whole. Nominees are generally the result of recruitment efforts by the Spinco Board members, including both formal and informal discussions among the Spinco Board members and the Chief Executive Officer, and proposed directors’ credentials are reviewed in advance of a Board meeting with one or more members of the Spinco Board prior to the proposed director’s nomination.

Compensation

The quantity and quality of the Spinco Board compensation is reviewed on an annual basis. At present, the Spinco Board is satisfied that the current Spinco Board compensation arrangements, Given Spinco’s current size and stage of development, the Spinco Board has not appointed a formal compensation committee, but instead the independent directors make recommendations to the Spinco Board regarding executive compensation (including longterm incentive in the form of stock options) to be paid to Spinco’s executive officers having regard to the responsibilities and risks associated with each position. In addition, compensation to be paid to executive officers who are also directors must be approved by the disinterested directors thereby providing the nonexecutive officer directors with significant input into compensation decisions.

Other Board Committees

The Spinco Board has no other committees other than the Audit Committee. As Spinco evolves, and its operations and management structure become more complex, the Spinco Board will likely find it appropriate to constitute additional standing committees, such as a formal Governance Committee, a Compensation Committee, and a Nominating Committee, and to ensure that such committees are governed by written charters and are composed of at least a majority of independent directors.

Assessments

The Spinco Board does not, at present, have a formal process in place for assessing the effectiveness of the Spinco Board as a whole, its committees or individual directors, but will consider implementing one in the future should circumstances warrant. Based on Spinco’s current size, its stage of development and the limited number of individuals on the Spinco Board, the Spinco Board considers a formal assessment process to be inappropriate at this time. The Spinco Board plans to continue evaluating its own effectiveness and the effectiveness and contribution of its committees or individual directors on an ad hoc basis.

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SCHEDULE 4 TO APPENDIX K - SPINCO AUDIT COMMITTEE CHARTER

MADISON METALS INC.

AUDIT COMMITTEE CHARTER

A.	ROLE

The overall purpose of the Audit Committee (the “Committee”) is to assist the Board in fulfilling its responsibility to ensure that the Corporation’s management has designed and implemented an effective system of internal financial control, to review and report on the integrity of the financial statements and related financial disclosure of the Corporation and to review the Corporation’s compliance with regulatory and statutory requirements as they relate to financial statements, taxation matters and disclosure of financial information.

B.	COMPOSITION, PROCEDURES AND ORGANIZATION

1.	The Committee shall consist of at least three members of the Board of Directors (the “Board”).

2.	The Board, at its organizational meeting held in conjunction with each annual general meeting of the shareholders, shall appoint the members of the Committee for the ensuing year. The Board may at any time remove or replace any member of the Committee and may fill any vacancy in the Committee.

3.	Unless the Board shall have appointed a chair of the Committee, the members of the Committee shall elect a chair and a secretary from among their number.

4.	The quorum for meetings shall be a majority of the members of the Committee, present in person or by telephone or other telecommunication device that permits all persons participating in the meeting to speak and to hear each other.

5.	The Committee shall have access to such officers and employees of the Corporation and to the Corporation’s external auditors, and to such information respecting the Corporation, as it considers to be necessary or advisable in order to perform its duties and responsibilities.

6.	Meetings of the Committee shall be conducted as follows:

a.	the Committee shall meet at least twice annually (before and after the annual audit) at such times and at such locations as may be requested by the chair of the Committee. The external auditors or any member of the Committee may request a meeting of the Committee;

b.	the external auditors shall receive notice of and have the right to attend all meetings of the Committee; and

c.	management representatives may be invited to attend all meetings except private sessions with the external auditors.

7.	The external auditors shall have a direct line of communication to the Committee through its chair and may bypass management if deemed necessary. The Committee, through its chair, may contact directly any employee in the Corporation as it deems necessary, and any employee may bring before the Committee any matter involving questionable, illegal or improper financial practices or transactions.

C.	RESPONSIBILITIES AND PROCESSES

1.	The Committee’s primary responsibilities are as follows:

a.	to assist the Board in the discharge of its responsibilities relating to the Corporation’s accounting principles, reporting practices and internal controls and its approval of the Corporation’s annual and quarterly consolidated financial statements and related financial disclosure;

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b.	to establish and maintain a direct line of communication with the Corporation’s internal and external auditors and assess their performance;

c.	pre-approve all audit services and permissible non-audit services as may be amended from time to time;

d.	to ensure that the management of the Corporation has designed, implemented and is maintaining an effective system of internal financial control; and

e.	to report regularly to the Board on the fulfillment of its duties and responsibilities.

2.	The duties of the Committee relating to its oversight responsibilities are:

a.	to recommend to the Board a firm of external auditors to be engaged by the Corporation, and to verify the independence of such external auditors;

b.	to review and approve the fee, scope and timing of the audit and other related services rendered by the external auditors;

c.	review the audit plan of the external auditors prior to the commencement of the audit;

d.	to discuss with the independent auditor and CFO’s financial and accounting personnel, both together and separately, the adequacy and effectiveness of the internal controls over financial reporting ; whereby eliciting recommendations for the improvement of such internal control procedures or specific areas where new or more detailed controls may be desirable;

e.	to provide sufficient opportunity for the independent auditor to meet with members of the Committee without members of management present, to perform an evaluation of the CFO’s financial and accounting personnel and the cooperation that the independent auditor received during the course of the audit;

f.	to discuss with the external auditors the quality and not just the acceptability of the Corporation’s accounting principles; and

g.	to implement structures and procedures to ensure that the Committee meets the external auditors on a regular basis in the absence of management.

3.	The duties and responsibilities of the Committee as they relate to the internal control procedures of the Corporation are to:

a.	review the appropriateness and effectiveness of the Corporation’s policies and business practices which impact on the financial integrity of the Corporation, including those relating to internal auditing, insurance, accounting, information services and systems and financial controls, management reporting and risk management;

b.	review compliance under the Corporation’s business conduct and ethics policies and to periodically review these policies and recommend to the Board changes which the Committee may deem appropriate;

c.	review any unresolved issues between management and the external auditors that could affect the financial reporting or internal controls of the Corporation; and (d) periodically review the Corporation’s financial and auditing procedures and the extent to which recommendations made by the external auditors have been implemented.

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4.	The Committee is also charged with the responsibility to:

a.	review the Corporation’s quarterly statements of earnings, including the impact of unusual items and changes in accounting principles and estimates and report to the Board with respect thereto;

b.	review and approve the financial sections of the annual report to shareholders; annual and interim MD&A; prospectuses; news releases discussing financial results of the Corporation; and any other public reports of a financial nature requiring approval by the Board, and report to the Board with respect thereto;

c.	review regulatory filings and decisions as they relate to the Corporation’s financial statements;

d.	review the appropriateness of the policies and procedures used in the preparation of the Corporation’s financial statements and other required disclosure documents, and consider recommendations for any material change to such policies;

e.	review and report on the integrity of the Corporation’s financial statements;

f.	review the minutes of any audit committee meeting of subsidiary companies (if applicable);

g.	review with management, the external auditors and, if necessary, with legal counsel, any litigation, claim or other contingency, including tax assessments that could have a material effect upon the financial position or operating results of the Corporation and the manner in which such matters have been disclosed in the consolidated financial statements;

h.	review the Corporation’s compliance with regulatory and statutory requirements as they relate to financial statements, tax matters and disclosure of financial information; and

i.	develop a calendar of activities to be undertaken by the Committee for each ensuing year and to submit the calendar in the appropriate format to the Board of Directors following each annual general meeting of shareholders.

APPENDIX L

INFORMATION CONCERNING DELAWARE SUBCO

Corporate Structure

Delaware Subco was incorporated in accordance with the DGCL on September 26, 2019 for the purposes of the Arrangement. Delaware Subco is a private company and is a wholly-owned subsidiary of Broadway. No material amendments have been made to Delaware Subco’s articles or other constating documents since its incorporation.

Delaware Subco’s registered office address is c/o Cogency Global Inc., 850 New Burton Rd., Suite 201, Dover, County of Kent, Delaware 19904 and the name of its registered agent at that address is Cogency Global Inc.

As at the date of this Circular, Delaware Subco does not have any of its securities listed or quoted, has not applied to list or quote any of its securities, and does not intend to apply to list or quote any of its securities, on the Toronto Stock Exchange, a U.S. marketplace, or a marketplace outside of Canada and the United States of America other than the Alternative Investment Market of the London Stock Exchange or the PLUS markets operated by PLUS Markets Group plc.

General Description of The Business

The purpose for the existence of Delaware Subco is to complete the Merger with MindMed pursuant to the Arrangement and in accordance with the Plan of Arrangement (please Appendix “C” for more information regarding the Plan of Arrangement). In connection with the Merger, MindMed will be the surviving corporation and Delaware Subco will cease to exist as a separate entity. Upon incorporation, one common share of Delaware Subco was issued to Broadway and it is therefore a wholly-owned subsidiary of Broadway. This common share will be cancelled upon completion of the Merger. Delaware Subco does not have any business operations and does not have any plans to operate any business.

Intercorporate Relationships

Delaware Subco is a wholly-owned subsidiary of Broadway. It has no subsidiaries.

General Development of The Business – Three Year History

Delaware Subco was incorporated on September 26, 2019 and has had no business operations to date.

Significant Acquisitions and Dispositions

Delaware Subco has not completed a financial year. The future operating results and financial position of Delaware Subco cannot be predicted. If the Arrangement is completed, the separate existence of Delaware Subco will cease pursuant to the terms of the Plan of Arrangement and the Merger.

Trends

Management is not aware of any trend, commitment, event or uncertainty that is both presently known to management and reasonably expected to have a material effect on Delaware Subco’ business, financial condition or results of operations as at the date of this Circular, except as otherwise disclosed herein or except in the ordinary course of business.

Delaware Subco Selected Financial Information

The following table sets out selected financial information in respect of Delaware Subco as at November 30, 2019.

November 30, 2019 ($)
Current assets	1.00
Total assets	1.00
Total liabilities	Nil
Delaware Subco Shareholders’ equity	1.00
Net Loss	Nil

The authorized capital of Delaware Subco consists of an unlimited number of common shares. There is currently one common share outstanding, which is held by Broadway and is expected to be cancelled in connection with the Merger.

Dividend Policy

Delaware Subco has not paid dividends since its incorporation and does not anticipate paying any dividends.

Voting and Other Rights

Holders of Delaware Subco Common Shares are entitled to one vote per share at all meetings of Delaware Subco Shareholders, to receive dividends as and when declared by the directors and to receive a pro rata share of the assets of Delaware Subco available for distribution to holders of Delaware Subco Common Shares in the event of liquidation, dissolution or winding up of Delaware Subco. All rank pari passu, each with the other, as to all benefits which might accrue to the holders of Delaware Subco Common Shares.

Consolidated Capitalization

Delaware Subco has not completed a financial year. There have not been any material changes in the share and loan capital of Delaware Subco since the date of incorporation. See the audited financial statements of Delaware Subco for the period ended November 30, 2019 appended as Schedule 1 to Appendix “L” to this Circular.

Options and Other Rights to Purchase Shares

Delaware Subco has not issued any options or other rights to purchase common shares and does not have any current intention to do so.

Prior Sales

Delaware Subco has not issued any shares except one incorporation Delaware Subco Common Share to Broadway on September 26, 2019 for consideration of $1.00. This share will be cancelled upon closing of the Plan of Arrangement and the effectiveness of the Merger.

Escrowed Securities and Securities Subject to Contractual Restriction On Transfer

There are no Delaware Subco Common Shares currently held in escrow or that are subject to a contractual restriction on transfer. On completion of the Arrangement, no Delaware Subco Common Shares will be held in escrow.

Resale Restrictions

See “Securities Law Matters” in this Circular.

Principal Shareholders

Broadway is the principal shareholder of Delaware Subco, as it holds the only issued and outstanding security of Delaware Subco, being one common share. Upon completion of the Merger pursuant to the Plan of Arrangement, the separate legal existence of Delaware Subco will cease and the common share will be cancelled.

Directors and Officers

Duane Parnham, the current Chief Executive Officer and a director of Broadway, is the current President and the sole director of Delaware Subco.

Corporate Cease Trade Orders, Bankruptcies, Penalties or Sanctions or Individual Bankruptcies, Penalties or Sanctions or Individual Bankruptcies

To the knowledge of Delaware Subco, no director or executive officer:

(d)	is, as at the date of this Circular, or has been, within ten years before the date of this Circular, a director, chief executive officer or chief financial officer of any company (including Delaware Subco) that:

(i)	was the subject, while the director was acting in that capacity as a director, chief executive officer or chief financial officer of such company, of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days; or

(ii)	was subject to a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days, that was issued after the director ceased to be a director, chief executive officer or chief financial officer but which resulted from an event that occurred while the director was acting in the capacity as director, chief executive officer or chief financial officer of such company; or

(e)	is, as at the date of this Circular, or has been within 10 years before the date of this Circular, a director or executive officer of any company (including Delaware Subco) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(f)	has, within the ten years before the date of this Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director;

None of the director of Delaware SubCo (or any personal holding companies) has been subject to:

(i)	any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(ii)	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable security holder in deciding whether to vote for a proposed director.

Indebtedness of Directors, Executive Officers and Senior Officers

There is and has been no indebtedness of any director, executive officer or senior officer or associate of any of them, to or guaranteed or supported by Delaware Subco during the period from incorporation.

Statement of Executive Compensation

Compensation Discussion and Analysis

Delaware Subco was incorporated on September 26, 2019 and, accordingly, has not yet completed a financial year and has not yet developed a compensation program. It is not expected that Delaware Subco will adopt a compensation program as it was incorporated for the purposes of completing the Merger with MindMed.

Summary Compensation

Delaware Subco was incorporated September 26, 2019 and has not yet completed a financial year. No compensation has been paid to date. In addition, it has no compensatory plan or other arrangements in respect of compensation received or that may be received by its any director or officer.

Following the completion of the Arrangement and the Merger, the separate existence of Delaware Subco will cease. Delaware Subco does not currently have any compensation policies or mechanisms in place and does not expect to put any in place.

Option-Based Awards

Delaware Subco has not granted any option-based awards and does not expect to do so.

Incentive Plan Awards

Delaware Subco does not have any incentive plans, pursuant to which compensation that depends on achieving certain performance goals or similar conditions within a specified period is awarded, earned, paid or payable, and does not expect to put any such plans in place.

Pension Plan Benefits

Delaware Subco does not have a pension plan that provides for payments or benefits to the Named Executive Officers at, following, or in connection with retirement.

Termination of Employment, Change in Responsibilities and Employment Contracts

Delaware Subco has no employment contracts between it and any director or officer.

Defined Benefit or Actuarial Plan Disclosure

Delaware Subco has no defined benefit or actuarial plans.

Director Compensation

Delaware Subco currently has no arrangements, standard or otherwise, pursuant to which directors are compensated by Delaware Subco for their services in their capacity as directors, or for committee participation, involvement in special assignments or for services as a consultant or expert since its incorporation on September 26, 2019 and up to and including the date of this Circular.

Aggregate Options Exercised and Option Values

No stock options have been granted by Delaware Subco or exercised since the date of its incorporation on September 26, 2019.

Audit Committee

Delaware Subco does not have an audit committee and does not expect to establish one, as it was incorporated for the sole purpose of completing the Merger with MindMed. To date, Delaware Subco has paid no fees to its external auditor.

Promoter

Broadway took the initiative in Delaware Subco’s organization and, accordingly, may be considered to be the promoter of Delaware Subco within the meaning of applicable Securities Legislation. During the period from incorporation to and including the closing of the Arrangement, the only material thing of value which Broadway has or will receive from Delaware Subco is the Delaware Subco Common Share issued to Broadway on incorporation of Delaware Subco on September 26, 2019, which will be cancelled on completion of the Merger.

Legal Proceedings

To the best of Delaware Subco’s knowledge, following due enquiry, Delaware Subco is not a party to any material legal proceedings and Delaware Subco is not aware of any such proceedings known to be contemplated.

To the best of Delaware Subco’s knowledge, following due enquiry, there have been no penalties or sanctions imposed against Delaware Subco by a court relating to federal, state, provincial and territorial securities legislation or by a securities regulatory authority since incorporation, nor have there been any other penalties or sanctions imposed by a court or regulatory body against Delaware Subco and it has not entered into any settlement agreements before a court relating to provincial and territorial securities legislation or with a securities regulatory authority.

Interest of Management and Others in Material Transactions

No director, executive officer or greater than 10% shareholder of Delaware Subco, other than Broadway, and no associate or affiliate of the foregoing persons has or had any material interest, direct or indirect, in any transaction since incorporation or in any proposed transaction which in either such case has materially affected or will materially affect Delaware Subco save as described herein.

Auditors

The auditors of Delaware Subco are MNP LLP. The auditors of Delaware Subco will be present at the Meeting, and will be able to respond to questions with respect to the financial statements of Delaware Subco included with this Circular.

Registrar and Transfer Agent

Delaware Subco does not have a registrar and transfer agent as it only has one common share outstanding, which is expected to be cancelled on completion of the Merger in accordance with the Plan of Arrangement. Upon completion of the Arrangement, the separate existence of Delaware Subco will cease.

Material Contracts

The only agreement or contract that Delaware Subco has entered into since its incorporation or will enter into as part of the Arrangement which may be reasonably regarded as being material is the Arrangement Agreement, a copy of which may be found under Broadway’s profile on the SEDAR website at www.SEDAR.com.

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SCHEDULE 1 TO APPENDIX L - FINANCIAL STATEMENTS OF DELAWARE SUBCO

Audited financial statements of Delaware Subco from the date of incorporation to a date not more than 90 days before the date of the circular comprised of:

•	statement of changes in equity;

•	statement of cash flows;

•	statement of financial position.

(begins on following page)

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BROADWAY DELAWARE SUBCO INC.

 FINANCIAL STATEMENTS

PERIOD FROM INCORPORATION (SEPTEMBER 26, 2019) TO NOVEMBER 30, 2019

(EXPRESSED IN CANADIAN DOLLARS)

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Independent Auditor’s Report

To the Shareholder of Broadway Delaware Subco Inc.:

Opinion

We have audited the financial statements of Broadway Delaware Subco Inc. (the “Company”), which comprise the statement of financial position as at November 30, 2019, the statement of changes in equity and cash flows for the period from incorporation on September 26, 2019 to November 30, 2019, and notes to the financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as at November 30, 2019, and its financial performance and its cash flows for the period from incorporation on September 26, 2019 to November 30, 2019 in accordance with International Financial Reporting Standards.

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Other Information

Management is responsible for the other information. The other information comprises Management’s Discussion and Analysis.

Our opinion on the financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. We obtained Management’s Discussion and Analysis prior to the date of this auditor’s report. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

ACCOUNTING > CONSUTLING > TAX
SUITE 2200, MNP TOWER, 1021 WEST HASTINGS STREET, VANCOUNVER B.C., V6E 0C3
1.877.688.8408 T: 604.685.8408 F: 604.685.8594 MNP.ca

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Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists.

Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

☐

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

☐

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

☐	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.
☐

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

☐

Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

The engagement partner on the audit resulting in this independent auditor’s report is Jian-Kun Xu.

Vancouver, British Columbia
January 10, 2020	Chartered Professional Accountants

ACCOUNTING > CONSUTLING > TAX
SUITE 2200, MNP TOWER, 1021 WEST HASTINGS STREET, VANCOUNVER B.C., V6E 0C3
1.877.688.8408 T: 604.685.8408 F: 604.685.8594 MNP.ca

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Broadway Delaware Subco Inc.

Statement of Financial Position
(Expressed in Canadian Dollars)

As at November 30, 2019

ASSETS

Current assets
Amounts receivable	$1
Total assets	$1

EQUITY

Share capital	$1
Deficit	—
Total equity	$1

The accompanying notes to the financial statements are an integral part of these statements.

Nature of operations (note 1)

Approved on behalf of the Board:

(Signed) "Duane Parnham"	Director

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Broadway Delaware Subco Inc.

Statement of Changes in Equity

(Expressed in Canadian Dollars)

	Share capital	Deficit	Total
Balance, September 26, 2019	$-	$-	$-
Incorporation share issued (note 4)	1	-	1
Net loss for the period	-	-	-
Balance, November 30, 2019	$1	$-	$1

The accompanying notes to the financial statements are an integral part of these statements.

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Broadway Delaware Subco Inc.

Notes to Financial Statements

Period from Incorporation (September 26, 2019) to November 30, 2019

(Expressed in Canadian Dollars)

1.	Nature of operations

Broadway Delaware Subco Inc. (“Delaware Subco” or the “Company”) is a private company incorporated under the provisions of the Delaware General Corporation Law on September 26, 2019 in order to complete the Arrangement (as defined in note 7). Delaware Subco is a wholly owned subsidiary of Broadway Gold Mining Ltd. (“Broadway”), a TSX-V listed entity. Its registered and head office is located at c/o Cogency Global Inc., 850 New Burton Rd., Suite 201, Dover, County of Kent, Delaware 19904.

2.	Significant accounting policies

The Company applies International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and interpretations issued by the International Financial Reporting Interpretations Committee (“IFRIC”).

The policies applied in these financial statements are based on IFRSs issued and outstanding as of November 30, 2019. These financial statements were approved by the Board of Directors on January 10, 2020.

Basis of presentation

These financial statements have been prepared on a historical cost basis, with the exception of certain financial instruments, which are measured at fair value. The Company’s functional and presentation currency is Canadian dollars.

These financial statements do not include the statement of income and comprehensive income and the statement of cash flows as there were no activities during the period from September 26, 2019 (date of incorporation) to November 30, 2019.

Cash

Cash is comprised of cash on hand. As of November 30, 2019, there were no cash equivalents held by the Company.

Share capital

The Company records proceeds from share issuances net of issue costs and any tax effects. Common shares issued for consideration other than cash are valued based on their market value at the date the agreement to issue shares was concluded.

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Broadway Delaware Subco Inc.

Notes to Financial Statements

Period from Incorporation (September 26, 2019) to November 30, 2019

(Expressed in Canadian Dollars)

2.	Significant accounting policies (continued)

Financial instruments

Recognition

The Company recognizes a financial asset or financial liability on the statement of financial position when it becomes party to the contractual provisions of the financial instrument. Financial assets are initially measured at fair value, and are derecognized either when the Company has transferred substantially all the risks and rewards of ownership of the financial asset, or when cash flows expire. Financial liabilities are initially measured at fair value and are derecognized when the obligation specified in the contract is discharged, cancelled or expired.

A write-off of a financial asset (or a portion thereof) constitutes a derecognition event. Write-off occurs when the Company has no reasonable expectations of recovering the contractual cash flows on a financial asset.

Classification and measurement

The Company determines the classification of its financial instruments at initial recognition. Financial assets and financial liabilities are classified according to the following measurement categories:

•	those to be measured subsequently at fair value, either through profit or loss (“FVTPL”) or through other comprehensive income (“FVTOCI”); and
•	those to be measured subsequently at amortized cost.

The classification and measurement of financial assets after initial recognition at fair value depends on the business model for managing the financial asset and the contractual terms of the cash flows. Financial assets that are held within a business model whose objective is to collect the contractual cash flows, and that have contractual cash flows that are solely payments of principal and interest on the principal outstanding, are generally measured at amortized cost at each subsequent reporting period. All other financial assets are measured at their fair values at each subsequent reporting period, with any changes recorded through profit or loss or through other comprehensive income (which designation is made as an irrevocable election at the time of recognition).

After initial recognition at fair value, financial liabilities are classified and measured at either:

•	amortized cost;
•	FVTPL, if the Company has made an irrevocable election at the time of recognition, or when required (for items such as instruments held for trading or derivatives); or,
•	FVTOCI, when the change in fair value is attributable to changes in the Company’s credit risk.

The Company reclassifies financial assets when and only when its business model for managing those assets changes. Financial liabilities are not reclassified.

Transaction costs that are directly attributable to the acquisition or issuance of a financial asset or financial liability classified as subsequently measured at amortized cost are included in the fair value of the instrument on initial recognition. Transaction costs for financial assets and financial liabilities classified at fair value through profit or loss are expensed in profit or loss.

The Company’s financial asset consists of amounts receivable, which are classified and measured at FVTPL, with realized and unrealized gains or losses related to changes in fair value reported in net profit and loss.

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Broadway Delaware Subco Inc.

Notes to Financial Statements

Period from Incorporation (September 26, 2019) to November 30, 2019
 (Expressed in Canadian Dollars)

3.	Capital management

The Company manages its capital structure and makes adjustment to it based on the funds available to the Company in order to support the acquisition and exploration of mineral properties. The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business. The Company defines capital that it manages as share capital and cash.

Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable. There were no changes in the Company’s approach to capital management during the period ended November 30, 2019.

4.	Share capital Authorized share capital

Authorized to issue 5,000 common shares with par value of $0.001, voting and participating

Issued

	Number of shares	Share capital
Balance, September 26, 2019	-	$-
Issued (i)	1	1
Balance, November 30, 2019	1	$1

(i) The Company was incorporated on September 26, 2019 issuing a single share for $1 per share.

5.	Related party transactions

The Company did not have any related party transactions during the period from incorporation September 26, 2019 to November 30, 2019.

6.	Income tax

The relationship between the expected tax recovery based on the combined federal and provincial income tax rate in Canada and the reported tax expense can be reconciled as follows:

Period from incorporation September 26, 2019 to November 30, 2019
Income (loss) before income taxes	$-
Expected tax payable (recovery) at 27%	-
Expected income tax (recovery)	$-

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Broadway Delaware Subco Inc.

Notes to Financial Statements

Period from Incorporation (September 26, 2019) to November 30, 2019

(Expressed in Canadian Dollars)

7.	Proposed transaction

On October 15, 2019, Broadway entered into a definitive arrangement agreement (“Arrange Agreement”) with Mind Medicine, Inc., a privately held issuer incorporated under the laws of Delaware (“MindMed”), which will result in a reverse take-over (“RTO”) of Broadway by the current shareholders of MindMed by way of plan of arrangement (“Plan of Arrangement”) under the Business Corporations Act (British Columbia) (“Arrangement”).

Pursuant to the terms of the Arrangement Agreement, Delaware Subco will merge with MindMed. In accordance with the Arrangement and the articles of MindMed, all outstanding Class B common shares (“Class B Shares”), Class C common shares (“Class C Shares”) and Class D common shares (“Class D Shares”) of MindMed will be exchanged for Class A common shares (“Class A Shares”), immediately following which all Class A Shares of MindMed will be exchanged, on a one-for-one basis (the “Exchange Ratio”), for securities of Broadway on a Consolidated (as defined below) basis (Broadway following the completion of the Arrangement herein referred to as the “Resulting Issuer”). Any outstanding convertible securities of MindMed, including any convertible securities issued in connection with the MindMed Financing (as defined below), will be exchanged for convertible securities of the Resulting Issuer on the basis of the Exchange Ratio.

As part of the Arrangement and subject to the receipt of all required approvals, Broadway will consolidate its outstanding shares, warrants and options on an eight (8) old common shares for one (1) new common share basis (the “Consolidation”) and change its name to “Mind Medicine (MindMed), Inc.” (or such other name as MindMed may determine) (the “Name Change”). It will also amend its capital structure (the “Capital Structure Amendment”) by creating a new class of multiple voting shares that will each carry 100 votes per share (the “Multiple Voting Shares”), and change the name of its common shares to “subordinate voting shares” (with all other terms of the common shares remaining unchanged). The Multiple Voting Shares will be issued to certain U.S. resident holders of MindMed shares in connection with the Arrangement.

Broadway has a 100% interest in 6 patented and 35 unpatented claims in the Madison Property located in Montana, USA. The Plan of Arrangement also includes the transfer of all of Broadway’s right, title and interest, and all associated liabilities, in the Madison Property. The Spin-Out Transaction will consist of the transfer of all of the shares of Broadway and any related assets and liabilities in connection with the Madison Property to Madison Metals Inc. (“Madison Metals”), a wholly owned subsidiary of Broadway (“Transferred Assets”). Madison Metals will also assume all liabilities associated with Broadway’s mineral exploration and development business as conducted prior to the completion of the Arrangement. Pursuant to the Plan of Arrangement, Madison Metals will issue common shares to Broadway as consideration for the Transferred Assets, which will be distributed to the holders of record of the Company’s shares immediately before completion of the RTO on a pro-rata basis. Broadway shareholders will be entitled to receive one Madison Metals share for every common share of Broadway on a pre-Consolidation basis held by such shareholder.

In connection with the Arrangement, MindMed has agreed to make a bridge loan available to Broadway (“Bridge Loan”) as provided in the Arrangement Agreement. The terms of the Bridge Loan provide that MindMed will lend to Broadway (i)  $15,000 on execution of the Agreement; (ii) a maximum of $30,000 per month, starting on the later of the date of execution of the Arrangement Agreement and October 1, 2019 and ending on the earlier of the Closing Date (as defined in the Arrangement Agreement) or January 1, 2020, to cover the costs and expenses necessary to maintain Broadway’s and the Broadway Montana’s business, and (iii) no more than $170,000 to pay down the aggregate accounts payable currently owed by Broadway and the Broadway Montana, which amounts will be forgiven or assumed by MindMed upon completion of the Arrangement.

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SCHEDULE 2 TO APPENDIX L – DELAWARE SUBCO MANAGEMENT DISCUSSION AND ANALYSIS

FORWARD LOOKING STATEMENTS

This Management’s Discussion and Analysis (“MD&A”) contains certain statements that may be deemed “forward- looking statements,” within the meaning of certain securities laws. Forward-looking statements relate to management’s expectations or beliefs about future performance, events, or circumstances that include, but are not limited to, future production, costs of production, prices of gold, reserve or resource potential, exploration and operational activities, and events or developments that Delaware Subco expects or targets. Forward-looking statements can usually be identified by words such as: “future”, “plans”, “scheduled”, “expects”, “intends”, “estimates”, “forecasts”, “will”, “may”, “could”, “would”, and variations thereof. Although Delaware Subco believes that these statements are based on reasonable assumptions, all forward-looking statements involve known and unknown risks and uncertainties that may cause the actual performance, events, or circumstances of Delaware Subco to be materially different than anticipated. The forward-looking information in this MD&A describes Delaware Subco’ expectations as of the date of this MD&A.

Delaware Subco cautions that the foregoing list of material factors is not exhaustive. When relying on Delaware Subco’ forward-looking information to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Delaware Subco has assumed a certain progression, which may not be realized. It has also assumed that the material factors referred to in the previous paragraph will not cause such forward-looking information to differ materially from actual results or events. However, the list of these factors is not exhaustive and is subject to change and there can be no assurance that such assumptions will reflect the actual outcome of such items or factors.

Forward-looking statements are based on management’s current plans, estimates, projections, beliefs, and opinions and we do not undertake any obligation to update forward-looking statements should the assumptions related to these plans, estimates, projections, beliefs and opinions change, except as required by law.

Date

The following management’s discussion and analysis (“MD&A”), which is dated of January 10, 2020, provides a review of the activities, results of operations and financial condition of Delaware Subco as at and for the sixty-five day period beginning on the date of incorporation of Delaware Subco on September 26, 2019 and ended November 30, 2019 as well as future prospects of Delaware Subco. This MD&A should be read in conjunction with the audited financial statements of Delaware Subco as at and for the sixty-five day period ended November 30, 2019 (the “Audited Financial Statements”).

All dollar amounts in this MD&A are expressed in Canadian dollars unless otherwise specified (the Delaware Subco’ financial statements are prepared in Canadian dollars).

Overall Performance

General

Delaware Subco is a private company incorporated under the provisions of the Delaware General Corporation Law on September 26, 2019 in order to complete the Arrangement. Delaware Subco is a wholly owned subsidiary of Broadway Gold Mining Ltd. (“Broadway”), a TSX-V listed entity. Its registered and head office is located at c/o Cogency Global Inc., 850 New Burton Rd., Suite 201, Dover, County of Kent, Delaware 19904.

Stated Business Objectives

Delaware Subco intends to complete the Merger with MindMed.

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Property Holdings

As at the date of this MD&A, Delaware Subco does not hold any property. Upon the effectiveness of the Arrangement, Delaware Subco will merge with MindMed, which will be the surviving corporation in the Merger.

Selected Annual Financial Information

Delaware Subco has not completed a financial year since its incorporation.

Results of Operations

For the period from incorporation (September 26, 2019) to November 30, 2019 Delaware Subco reported a net loss of $nil.

Summary of Quarterly Results

Delaware Subco was incorporated on September 26, 2019 and has not had operation activities for the last eight quarters to report.

Liquidity

Delaware Subco is a private company formed for the purpose of completing the Merger with MindMed, and consequently does not generate operating income or cash flow. At November 30, 2019, Delaware Subco had $nil in cash.

Capital Resources

Delaware Subco’ working capital at November 30, 2019 was $1.

Fourth Quarter

Not applicable.

Proposed Transaction

The details of the proposed Arrangement are discussed in the Audited Financial Statement note 7.

Critical Accounting Estimates

Delaware Subco’ significant accounting policies are contained in Note 3 to the Audited Financial Statements for the period from incorporation (September 26, 2019) to November 30, 2019. The preparation of the Audited Financial Statements in conformity with International Financial Reporting Standards (“IFRS”) requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Estimates and underlying assumptions are reviewed on an ongoing basis.

Changes in Accounting Policies including Initial Adoption of IFRS

Delaware Subco adopted IFRS for the period ending November 30, 2019. There were no changes in accounting policies for the period ending November 30, 2019.

Future Accounting Pronouncements

A number of other new standards and issued amendments to standards and interpretations are not yet effective for the year ending November 30, 2019 and have not been applied when preparing Delaware Subco’ financial statements. Management does not currently expect the implementation of these new standards and amendments will have a significant effect on the financial statements of Delaware Subco.

Fair value

Delaware Subco classifies its financial assets as fair value through profit or loss (“FVTPL”). The classification depends on the purpose for which the financial assets were acquired. Management determines the classification of financial assets at recognition.

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Fair value through profit or loss

Financial assets are classified as FVTPL when the financial asset is held-for-trading or it is designated as FVTPL. A financial asset is classified as FVTPL when it has been acquired principally for the purpose of selling in the near future; it is a part of an identified portfolio of financial instruments that Delaware Subco manages and has an actual pattern of short-term profit-taking or if it is a derivative that is not designated and effective as a hedging instrument. Upon initial recognition, attributable transaction costs are recognized in profit or loss when incurred. Financial instruments at FVTPL are measured at fair value, and changes therein are recognized in profit or loss. Cash is included in this category of financial assets.

Fair value hierarchy

Determination of Fair Value:

Fair values have been determined for measurement and/or disclosure purposes based on the following methods. When applicable, further information about the assumptions made in determining fair values is disclosed in the notes specific to that asset or liability.

The Statement of Financial Position carrying amounts for cash and cash equivalents, amounts receivable, trade and other payables, and due to related parties approximate fair value due to their short-term nature. Due to the use of subjective judgments and uncertainties in the determination of fair values these values should not be interpreted as being realizable in an immediate settlement of the financial instruments.

Fair Value Hierarchy:

Financial instruments that are measured subsequent to initial recognition at fair value are grouped in Levels 1 to 3 based on the degree to which the fair value is observable:

■    Level 1 fair value measurements are those derived from quoted prices (unadjusted) in active markets for identical assets or liabilities; and

■    Level 2 fair value measurements are those derived from inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

■    Level 3 fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable marker data (unobservable inputs).

Delaware Subco has no financial instruments subject to level 1, 2 or level 3 fair value measurements.

Financial risk management

Delaware Subco is exposed in varying degrees to a variety of financial instrument related risks. The Board of Directors approves and monitors the risk management processes, inclusive of documented investment policies, counterparty limits, and controlling and reporting structures. The type of risk exposure and the way in which such exposure is managed is provided as follows:

Credit Risk

Credit risk is the risk that one party to a financial instrument will fail to discharge an obligation and cause the other party to incur a financial loss. Delaware Subco is not exposed to significant credit risk.

Foreign Exchange Risk

Foreign currency risk is the risk that the fair values or future cash flows of a financial instrument will fluctuate as they are denominated in currencies that differ from the respective functional currency. Delaware Subco is not exposed to significant foreign currency risk.

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Liquidity Risk

Liquidity risk is the risk that Delaware Subco will encounter difficulty in satisfying financial obligations as they become due. Delaware Subco manages its liquidity risk by forecasting cash flows from operations and anticipated investing and financing activities. Delaware Subco’ objective in managing liquidity risk is to maintain sufficient readily available reserves in order to meet its liquidity requirements. Delaware Subco is not exposed to significant liquidity risk.

Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate due to changes in market interest rates. Delaware Subco manages interest rate risk by maintaining an investment policy that focuses primarily on preservation of capital and liquidity. There were no changes in Delaware Subco’ approach to risk management during the reporting period.

Capital Management

Delaware Subco does not generate cash flows from operations. Delaware Subco’ primary source of funds comes from the issuance of capital stock. Delaware Subco does not use other sources of financing that require fixed payments of interest and principal due to lack of cash flow from current operations, and is not subject to any externally imposed capital requirements. Delaware Subco’ objective when managing capital is to safeguard Delaware Subco’ ability to continue as a going concern. Delaware Subco defines its capital as equity. Capital requirements are driven by Delaware Subco’ general operations. To effectively manage Delaware Subco’ capital requirements, Delaware Subco monitors expenses and overhead to ensure costs and commitments are being paid.

Other MD&A Requirements

Disclosure of Outstanding Share Data

At November 30, 2019 there was one (1) outstanding Delaware Subco Common Share.

Risks and uncertainties

Delaware Subco does not have any active business operations. It was incorporated for the purpose of completing the Merger with MindMed. Pursuant to the Merger, MindMed shall be the surviving corporation.

Limited Operating History

Delaware Subco was incorporated on September 26, 2019 for the purpose of completing the Merger. Upon completion of the Arrangement, the separate existence of Delaware Subco shall cease and MindMed shall be the surviving corporation.

Management

At this date there are no indications that any change in management cannot be maintained at the current structure.

Additional Funding Requirements

From time to time, Delaware Subco may require additional financing in order to carry out its purpose of completing the Merger with Mindmed. There can be no assurance that additional debt or equity financing will be available to meet these requirements or be available on favourable terms.

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Subsequent Events

Delaware Subco plans to complete the terms of the Merger with MindMed, and the Arrangement with MindMed, Spinco and Broadway, an exploration stage public company whose common shares are listed for trading on the TSX Venture Exchange (“TSX-V”). Broadway’s primary business has been the development of the Madison Project. Following completion of the Arrangement, Broadway’s principal operations will be operating the MindMed business upon completion of the Merger and the Arrangement. Completion of the Arrangement is subject to a number of conditions, including, but not limited to, approval of the shareholders of Broadway and the Supreme Court of British Columbia. Such approvals, if granted, are expected to be received subsequent to the date of approval of the financial statements.

APPENDIX M

BROADWAY AUDIT COMMITTEE CHARTER

(begins on following page)

AUDIT COMMITTEE CHARTER

A.	ROLE

The overall purpose of the Audit Committee (the “Committee”) is to assist the Board in fulfilling its responsibility to ensure that the Corporation’s management has designed and implemented an effective system of internal financial control, to review and report on the integrity of the financial statements and related financial disclosure of the Corporation and to review the Corporation’s compliance with regulatory and statutory requirements as they relate to financial statements, taxation matters and disclosure of financial information.

B.	COMPOSITION, PROCEDURES AND ORGANIZATION

1.	The Committee shall consist of at least three members of the Board of Directors (the “Board”).

2.

The Board, at its organizational meeting held in conjunction with each annual general meeting of the shareholders, shall appoint the members of the Committee for the ensuing year. The Board may at any time remove or replace any member of the Committee and may fill any vacancy in the Committee.

3.	Unless the Board shall have appointed a chair of the Committee, the members of the Committee shall elect a chair and a secretary from among their number.

4.

The quorum for meetings shall be a majority of the members of the Committee, present in person or by telephone or other telecommunication device that permits all persons participating in the meeting to speak and to hear each other.

5.

The Committee shall have access to such officers and employees of the Corporation and to the Corporation’s external auditors, and to such information respecting the Corporation, as it considers to be necessary or advisable in order to perform its duties and responsibilities.

6.	Meetings of the Committee shall be conducted as follows:

(a)

the Committee shall meet at least twice annually (before and after the annual audit) at such times and at such locations as may be requested by the chair of the Committee. The external auditors or any member of the Committee may request a meeting of the Committee;

(b)	the external auditors shall receive notice of and have the right to attend all meetings of the Committee; and

(c)	management representatives may be invited to attend all meetings except private sessions with the external auditors.

7.

The external auditors shall have a direct line of communication to the Committee through its chair and may bypass management if deemed necessary. The Committee, through its chair, may contact directly any employee in the Corporation as it deems necessary, and any employee may bring before the Committee any matter involving questionable, illegal or improper financial practices or transactions.

C.	RESPONSIBILITIES AND PROCESSES

1.	The Committee’s primary responsibilities are as follows:

(a)

to assist the Board in the discharge of its responsibilities relating to the Corporation’s accounting principles, reporting practices and internal controls and its approval of the Corporation’s annual and quarterly consolidated financial statements and related financial disclosure;

(b)	to establish and maintain a direct line of communication with the Corporation’s internal and external auditors and assess their performance;

(c)	pre-approve all audit services and permissible non-audit services as may be amended from time to time;

(d)	to ensure that the management of the Corporation has designed, implemented and is maintaining an effective system of internal financial control; and

(e)	to report regularly to the Board on the fulfillment of its duties and responsibilities.

2.	The duties of the Committee relating to its oversight responsibilities are:

(a)	to recommend to the Board a firm of external auditors to be engaged by the Corporation, and to verify the independence of such external auditors;

(b)	to review and approve the fee, scope and timing of the audit and other related services rendered by the external auditors;

(c)	review the audit plan of the external auditors prior to the commencement of the audit;

(d)

to discuss with the independent auditor and CFO’s financial and accounting personnel, both together and separately, the adequacy and effectiveness of the internal controls over financial reporting ; whereby eliciting recommendations for the improvement of such internal control procedures or specific areas where new or more detailed controls may be desirable;

(e)

to provide sufficient opportunity for the independent auditor to meet with members of the Committee without members of management present, to perform an evaluation of the CFO’s financial and accounting personnel and the cooperation that the independent auditor received during the course of the audit;

(f)	to discuss with the external auditors the quality and not just the acceptability of the Corporation’s accounting principles; and

(g)	to implement structures and procedures to ensure that the Committee meets the external auditors on a regular basis in the absence of management.

3.	The duties and responsibilities of the Committee as they relate to the internal control procedures of the Corporation are to:

(a)

review the appropriateness and effectiveness of the Corporation’s policies and business practices which impact on the financial integrity of the Corporation, including those relating to internal auditing, insurance, accounting, information services and systems and financial controls, management reporting and risk management;

(b)	review compliance under the Corporation’s business conduct and ethics policies and to periodically review these policies and recommend to the Board changes which the Committee may deem appropriate;

(c)	review any unresolved issues between management and the external auditors that could affect the financial reporting or internal controls of the Corporation; and

(d)	periodically review the Corporation’s financial and auditing procedures and the extent to which recommendations made by the external auditors have been implemented.

4.	The Committee is also charged with the responsibility to:

(a)	review the Corporation’s quarterly statements of earnings, including the impact of unusual items and changes in accounting principles and estimates and report to the Board with respect thereto;

(b)

review and approve the financial sections of the annual report to shareholders; annual and interim MD&A; prospectuses; news releases discussing financial results of the Corporation; and any other public reports of a financial nature requiring approval by the Board, and report to the Board with respect thereto;

(c)	review regulatory filings and decisions as they relate to the Corporation’s financial statements;

(d)

review the appropriateness of the policies and procedures used in the preparation of the Corporation’s financial statements and other required disclosure documents, and consider recommendations for any material change to such policies;

(e)	review and report on the integrity of the Corporation’s financial statements;

(f)	review the minutes of any audit committee meeting of subsidiary companies (if applicable);

(g)

review with management, the external auditors and, if necessary, with legal counsel, any litigation, claim or other contingency, including tax assessments that could have a material effect upon the financial position or operating results of the Corporation and the manner in which such matters have been disclosed in the consolidated financial statements;

(h)	review the Corporation’s compliance with regulatory and statutory requirements as they relate to financial statements, tax matters and disclosure of financial information; and

(i)

develop a calendar of activities to be undertaken by the Committee for each ensuing year and to submit the calendar in the appropriate format to the Board of Directors following each annual general meeting of shareholders.